Form 10KSB, Exhibit 13
period 1996-09-30
FIDELITY BANCORP INC
filed 1996-12-27
CIK 769207

FIDELITY
                                  Bancorp, Inc.


                                      1996
                              Fidelity Savings Bank
                                  Annual Report

                CORPORATE PROFILE, MISSION AND MISSION STATEMENT




      Corporate Profile

      Fidelity Bancorp, Inc. (the Company) is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Savings Bank (the Bank). The Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business through eight offices located in Allegheny and Butler counties.


      Mission

      Fidelity Savings Bank will offer its consumer and commercial customers a wide range of high quality, fairly priced products and services. The Bank will be sensitive to changing customer needs, and will adapt its products and services quickly to satisfy the desires of its client base.


      Mission Statement

      The Board of Directors and Management are dedicated to excellence within community banking, which can be best achieved through a commitment to:

            -- maximizing  stockholder  value,  thereby  assuring the  financial success of the independent bank franchise;

            -- ensuring  customer  satisfaction by offering quality products and services that are delivered in an efficient and convenient manner;

            -- the employment and retention of a competent and dedicated  staff;
               and

            -- the communities served by Fidelity Savings Bank.

                 FINANCIAL HIGHLIGHTS AND CORPORATE INFORMATION

Financial Highlights
                                                                                             At or For the
                                                                                   Fiscal Years Ended September 30,
(in thousands, except per share data and percentages)                                1996                1995
-------------------------------------------------------------------------------------------------------------------
Total assets                                                                         $317,874            $281,810
Total savings deposits                                                                234,276             244,083
Total loans receivable, net                                                           151,263             120,904
Total stockholders' equity                                                             21,778              22,132
-------------------------------------------------------------------------------------------------------------------

Net interest income                                                                  $  9,154            $  7,988
Provision for loan losses                                                                 270                 230
Net income(2)                                                                           1,317               1,515
-------------------------------------------------------------------------------------------------------------------

Earnings per share(1,2)                                                              $    .94             $   1.09
Book value per share(1)                                                                 15.86                16.28
Average interest rate spread                                                             3.17%                2.88%
Return on average assets(2)                                                               .44%                 .54%
Return on average stockholders' equity(2)                                                5.96%                7.13%
-------------------------------------------------------------------------------------------------------------------

Common shares outstanding(1)                                                        1,373,151            1,359,307
-------------------------------------------------------------------------------------------------------------------

(1) Fiscal 1995 per share amounts and common shares outstanding were restated to reflect the 10% stock dividend paid on May 31, 1996.

(2) Fiscal 1996 results reflect the payment of a $1.5 million one-time special assessment to recapitalize the Savings Association Insurance Fund. Exclusive of the special assessment, net income would have been $2,189 or $1.56 per share, which reflects a return on assets of .73% and a return on equity of 9.88%.

CORPORATE INFORMATION

Annual Meeting

The annual meeting of the stockholders will be held at 5:00 p.m., on Tuesday, February 4, 1997 at the Perrysville Office of the Bank at 1009 Perry Highway, Pittsburgh, Pennsylvania. Stockholders are encouraged to attend.

Annual Report on Form 10-KSB

A copy of Fidelity Bancorp, Inc.'s Annual Report on Form 10-KSB is available without charge to stockholders upon written request. Requests should be addressed to Sandra L. Graham, Corporate Secretary, at the Company's headquarters. (See inside back cover.)

Investor Relations

Analysts, investors, stockholders and others seeking financial information are asked to contact Richard G. Spencer, Chief Financial Officer, at the Company's headquarters. Requests for all other information should be addressed to Sandra
L. Graham, Investor Relations, at the Company's headquarters. (See inside back cover.)

Stock Transfer/Address Changes

The Transfer Agent and Registrar of Fidelity Bancorp, Inc. is Registrar and Transfer Company. Questions regarding transfer of stock, address changes or lost certificates should be directed to Sandra L. Graham, Investor Relations, at the Company's headquarters or to the transfer agent, Registrar and Transfer Company. (See inside back cover.)

Dividend Reinvestment Plan Information

Registered holders of Fidelity Bancorp, Inc. common stock may purchase common stock through reinvestment of common cash dividends or by making optional cash payments. A brochure describing the plan and an application to participate may be obtained from Sandra L. Graham, Investor Relations, at the Company's headquarters. (See inside back cover.)

CAPITAL STOCK INFORMATION

Stock Information

The following table sets forth the fiscal 1996, 1995 and 1994 high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividend paid in May 1996.

                                                                        Stock Price                Dividends
-----------------------------------------------------------------------------------------------------------------------------

      Quarter Ended:                                                 High        Low           Cash        Stock
-----------------------------------------------------------------------------------------------------------------------------
      September 30, 1996                                            $19.75     $16.00          $0.08        --
      June 30, 1996                                                 $17.27     $14.54          $.073        10%
      March 31, 1996                                                $17.27     $15.00          $.073        --
      December 31, 1995                                             $16.36     $14.77          $.073        --
-----------------------------------------------------------------------------------------------------------------------------

      September 30, 1995                                            $16.14     $13.41          $.073        --
      June 30, 1995                                                 $14.54     $13.41          $.073        --
      March 31, 1995                                                $15.00     $13.18          $.073        --
      December 31, 1994                                             $15.45     $12.73          $.064        --
-----------------------------------------------------------------------------------------------------------------------------

      September 30, 1994                                            $16.36     $15.23          $.064        --
      June 30, 1994                                                 $16.14     $13.86          $.064        --
      March 31, 1994                                                $18.18     $14.09          $.064        --
      December 31, 1993                                             $18.18     $13.64          $.064        --
-----------------------------------------------------------------------------------------------------------------------------

As of September 30, 1996, Fidelity Bancorp, Inc. had 1,373,151 shares of stock outstanding and approximately 650 stockholders, including beneficial owners whose stock is held in nominee name.

Common Stock Market Makers

The Company's stock is traded on the NASDAQ National Market System under the symbol "FSBI" by the following market makers:

      Legg Mason Wood Walker Inc. (LEGG)
      2 Oliver Plaza
      Pittsburgh, PA 15222 -- (800) 261-7300

      Ryan, Beck &Co. (RYAN)
      80 Main Street - 3rd Floor
      West Orange, NJ 07052 -- (800) 395-7926

      Herzog, Heine, Geduld, Inc. (HRZG)
      525 Washington Boulevard
      Pavonia, NJ 07310 -- (800) 221-3600

SELECTED FINANCIAL DATA

Financial Condition Data

                                                                              September 30,
                                                        1996         1995         1994         1993         1992(3)
-----------------------------------------------------------------------------------------------------------------------------

Total assets                                        $317,874      $281,810     $273,564     $267,205     $252,923
Loans, net                                           151,263       120,904      112,647      106,585      106,407
Mortgage-backed securities(1)                         93,738       101,511      112,236      120,033       96,705
Investment securities and
  other earning assets(2)                             59,302        46,523       37,607       30,487       39,910
Savings deposits                                     234,276       244,083      228,304      234,091      233,979
Advances from FHLB
  and other borrowings                                57,143        13,092       22,601       12,309           --
Stockholders' equity
  --substantially restricted                          21,778        22,132       20,646       18,544       16,589
Number of full service offices                             8             8            8            9            9
-----------------------------------------------------------------------------------------------------------------------------

Operations Data
                                                                    Fiscal Years Ended September 30,
                                                        1996         1995         1994         1993         1992(3)
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                      $20,986       $19,047      $17,652      $18,515      $19,258
Interest expense                                      11,832        11,059        9,435        9,982       12,084
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                    9,154         7,988        8,217        8,533        7,174
Provision for loan losses                                270           230          360          655          483
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                            8,884         7,758        7,857        7,878        6,691
Gain (loss) on sale of investments and
  mortgage-backed securities, net                         27          (57)           79          751          312
Gain on sale of loans                                     17            18           24           57           47
Service fees and other income                            688           643          524          569          462
Operating expenses                                     8,073(4)      6,119        5,617        5,650        5,180
-----------------------------------------------------------------------------------------------------------------------------
Income before income tax provisions
  and cumulative effect of change
  in accounting principle                              1,543         2,243        2,867        3,605        2,332
Income tax provision                                     226           728        1,025        1,411        1,010
-----------------------------------------------------------------------------------------------------------------------------
Net income before cumulative
  effect of change in
  accounting principle                                 1,317(4)      1,515        1,842        2,194        1,322
-----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of change
  in accounting principle                                 --            --          530           --           --
-----------------------------------------------------------------------------------------------------------------------------
  Net income                                         $ 1,317(4)    $11,515      $12,372      $ 2,194      $ 1,322
=============================================================================================================================

(1) Consists   of   mortgage-backed   securities   classified   as   investments
    held-to-maturity and available-for-sale.

(2) Consists of interest-bearing deposits, investment securities classified as investments held-to-maturity and available-for-sale, and Federal Home Loan Bank stock.

(3) Fiscal 1992 data reflects the purchase of three branch offices during the year.

(4) Fiscal 1996 operating results include the effect of a one-time pre-tax payment to recapitalize the Savings Association Insurance Fund of $1.5 million. Exclusive of the special assessment, net income would have been $2,189 and operating expenses would have been $6,536.

LETTER TO OUR STOCKHOLDERS

To Our Stockholders:

Fiscal 1996 was a significant year in a number of ways. The Company ended the year with assets in excess of $300 million. The volume of new loans originated reached an all-time high. The uncertainty surrounding deposit insurance was finally resolved, and excluding the impact of the deposit insurance resolution, the increase in earnings over fiscal 1995 was respectable. These results were accomplished in a year when competition for new customers, deposits, and loans became more intense than ever from other banks as well as non-bank competitors.

Deposit Insurance - The cost of FDIC deposit insurance had been an unresolved issue for several years. The Savings Association Insurance Fund (SAIF) was severely undercapitalized while the Bank Insurance Fund (BIF) was fully capitalized. As a result, the deposit insurance premium expense to Fidelity Bank was approximately $.23 for every $100 in deposits while the insurance premium for commercial bank competitors was "0". This made competing with commercial banks for deposits very expensive, and therefore had a severe impact on the Bank's profitability. The issue was finally resolved on September 30, 1996, by the enactment of a law which mandated that a special assessment be charged to all SAIF-insured institutions to raise the level of the fund to a fully capitalized status. Thereafter the annual premiums paid by SAIF members will be lowered to an amount that is closer to the BIF insurance premium rates. This one-time payment cost the Bank $1.5 million (pre-tax) and reduced profits for the year ending September 30, 1996 by approximately $900,000 or $.62 per share. While significant, this charge does remove the uncertainty surrounding the federal deposit insurance system, and also lessens the competitive advantage enjoyed by BIF-insured banks.

Operating Results - Net income for fiscal 1996 was $1.3 million or $.94 per share, compared to $1.5 million or $1.09 per share in fiscal 1995. Excluding the effects of the SAIF special assessment, net income for fiscal 1996 would have been $2.2 million or $1.56 per share.

Net interest income before provision for loan losses increased $1.2 million or 14.6% to $9.2 million in fiscal 1996, from $8.0 million in fiscal 1995. Both an increase in the yield earned on interest-earning assets, as well as a decline in the cost of interest-bearing liabilities contributed to this improved margin. The increased yield resulted primarily from the growth of the loan portfolio, which generally has a higher yield than securities.

The expense of interest-bearing liabilities declined in fiscal 1996 to 4.27%, compared to 4.31% in fiscal 1995. Two factors were principally responsible for this decrease. The first factor was the decision to not aggressively price deposits during much of fiscal 1996 due to competitive conditions. As a result of the deposit insurance premium disparity, BIF-insured institutions could offer higher rates to attract deposits at a cost considerably less than SAIF-insured institutions. The Bank chose not to match those higher rates while the status of the SAIF deposit insurance fund was still unresolved, and as a result experienced a decrease in time deposits.

The second factor affecting the cost of funds was the Bank's reliance on Federal Home Loan Bank (FHLB) advances, both to replace the deposits discussed above and to fund growth. Through much of fiscal 1996 short-term FHLB advances generally cost less than time deposits and the Bank was able to take advantage of these lower costs.

Other income for fiscal 1996 was $732,000, up from $604,000 in fiscal 1995, an increase of $128,000 or 21.2%. These figures include a net gain on the sale of securities of $27,000 in fiscal 1996 versus a loss on the sale of securities of $57,000 in 1995. The loss in 1995 was incurred for the purpose of repositioning a portion of the investment portfolio.

Operating expenses, exclusive of the $1.5 million one-time special SAIF assessment, increased $417,000 or 6.8% to $6.5 million in fiscal 1996 from $6.1 million in fiscal 1995. The increase, comprised of $170,000 in compensation costs and $247,000 for other operating expenses, was primarily due to the continuing investment in people and systems required to expand and upgrade the services offered to customers.

The provision for income taxes decreased $502,000 or 68.9% to $226,000 in fiscal 1996 from $728,000 in fiscal 1995. This decrease reflects both lower taxable income in fiscal 1996, and an increase in holdings of tax-exempt securities in the investment portfolio.

Capital - The Bank is well capitalized, with stockholders' equity remaining well above regulatory requirements. At September 30, 1996 the Bank's core capital ratio was 6.98% compared to a requirement of 4.00%. At current year end, book value per share was $15.86.

Asset Quality - Loan loss reserves increased by $101,000 or 7.1% to $1,530,000 from $1,429,000 at the prior year end. The percentage of loan loss reserves to net loans receivable at September 30, 1996 was 1.01%. Asset quality remained sound with nonperforming loans and real estate owned at .48% of assets, down from .49% at the end of the previous year.

Lending - The loan portfolio increased by $30.4 million or 25.1% to $151.3 million and the increases were in all categories of loans. Mortgage loans were increased $18.6 million, installment loans by $7.3 million and commercial business loans by $4.5 million. The Bank is committed to increasing the loan portfolio. Therefore, aggressive yet conservative loan development practices will be pursued in the coming year.

Dividend - The Company has paid an uninterrupted quarterly cash dividend since October, 1988. The amount of the dividend paid in fiscal 1996 was $.32 per share. In addition to the cash dividend, a 10% stock dividend was paid in May 1996. As has been continually commented, it is the intention of the Board of Directors to continue its current dividend payment practices and to enhance them whenever it is deemed appropriate.

Outlook - The banking business, like many other industries, is changing rapidly. Many of the changes are being dictated by technological innovations and by competition. The new standards of technology affect not only the products and services that the Bank offers, but also the way in which they are delivered. Banking delivery systems now make it possible to provide new and existing services in ways that are more convenient for consumers. Increasingly, competition is being felt from a variety of financial firms as well as non-bank companies. At Fidelity we believe that it is imperative that we continually embrace and implement new technology so that our customers have choices about how they do their banking, thus assuring that we remain competitive in our market area.

This past year several products and services designed to make banking at Fidelity more attractive and convenient for our customers were introduced. A telephone banking service, which permits customers to conduct a portion of their banking from any telephone was introduced. A statement printing option was added to the Bank's ATM's to give customers the ability to obtain checking account statements at any time through a Fidelity MAC(R) Machine. Further, the VISA(R) Check Card (a debit card) was introduced, enabling customers to use funds from their checking account to purchase from any merchant that accepts VISA, rather than putting the purchase on their credit card. Also implemented was a checking account statement imaging system, which digitizes and stores customers' checks in the Bank's computer. Now when customers get their check statements, they receive images of their checks printed ten to 18 on a page. This makes account balancing, storage and retrieval more efficient. Lastly, a home page on the Internet (http://www.fidelitybk.com) was created. While our web site is only informational in nature at this time, the intention is to offer Internet Banking services in the future. Plans are in place to introduce PC Banking to consumer and retail customers in the near future. All in all, customers have been very receptive to these additions, and seem pleased with the results.

Each year, government regulation becomes more oppressive, and the cost of compliance rises. While the Banking community has been told that the Government is dedicated to reducing regulation, facts have shown that regulation is simply changing, not being reduced. The Government's attitude seems to be that since it provides deposit insurance, it has a right to control virtually every activity in which banks are involved. In offering our services to the public, Fidelity competes in every area of its business with companies from the private sector, which is completely unregulated. Therefore, because the cost of complying with government regulation is extremely high and the cost cannot be passed on to the consumer, the return that we are able to provide to our stockholders is reduced. We bear this cost because we must; we cope with it because we have no choice. Unfortunately, there is no end in sight to the regulatory burdens we face, and as a result we do not anticipate any cost savings in this area.

Fidelity Savings Bank had a rewarding year in fiscal 1996, and we are pleased with what we accomplished. With the rapid pace of change in our world, we will be fully challenged during the coming year and we are committed to meeting those challenges. If the economy continues to prosper and if interest rates remain in their current ranges, we feel confident about the prospects for fiscal 1997. Absent the occurrence of any significant negative events, we know that our stockholders will be pleased with the fiscal 1997 results, also.

The success that we have had this year was the result of the hard work and dedication of the Bank's staff. I want to thank the employees for their accomplishments, and acknowledge their efforts. Additionally, along with the directors, officers, and staff, I would like to thank our stockholders and customers for their continued support.



Sincerely,

/S/William L. Windisch

William L. Windisch
President

December 20, 1996

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Fidelity Bancorp, Inc. and Subsidiary:

We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiary, as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of October 1, 1993 and 1994, respectively.


/s/KPMG Peat Marwick LLP


Pittsburgh, Pennsylvania
November 8, 1996

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                             September 30,
(in thousands, except per share data)                                                 1996                1995
------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and amounts due from depository institutions                                 $  4,616           $  4,690
  Interest-earning demand deposits with other institutions                               146                354
  Investment securities held-to-maturity
    (market value of $5,351 and $15,205) (Notes 2, 11, 12, 13 and 19)                  5,401             15,276
  Investment securities available-for-sale
    (cost of $51,074 and $28,850) (Notes 3, 12, 13 and 19)                            50,929             29,141
  Mortgage-backed securities held-to maturity
    (market value of $30,818 and $90,320) (Notes 4, 12, 13 and 19)                    31,275             92,324
  Mortgage-backed securities available-for-sale
    (cost of $64,014 and $9,202) (Notes 5, 12, 13 and 19)                             62,463              9,187
  Loans receivable, net of the allowance of $1,530 and $1,429
    (Notes 6, 8, 12 and 19)                                                          151,263            120,904
  Real estate owned, net (Note 8)                                                        370              1,062
  Federal Home Loan Bank stock, at cost (Notes 9 and 12)                               2,826              1,752
  Accrued interest receivable:
    Loans                                                                                850                706
    Mortgage-backed securities                                                           566                588
    Investments and interest-earning deposits                                            727                608
  Office premises and equipment, net (Note 10)                                         3,366              3,481
  Deferred tax assets (Note 15)                                                        1,926                816
  Prepaid income taxes (Note 15)                                                         324                 67
  Intangible assets                                                                       44                308
  Prepaid expenses and sundry assets                                                     782                546
---------------------------------------------------------------------------------------------------------------------------
                                                                                    $317,874           $281,810
===========================================================================================================================
Liabilities and Stockholders' Equity
  Liabilities:
    Savings deposits (Notes 11 and 19)                                              $234,276           $244,083
    Federal Home Loan Bank advances (Notes 12 and 19)                                 56,650              8,550
    Reverse repurchase agreements (Notes 13 and 19)                                      493              4,542
    Advance payments by borrowers for taxes and insurance                              1,317              1,198
    Accrued interest on savings and other deposits                                       177                258
    Other accrued expenses and sundry liabilities                                      3,183              1,047
---------------------------------------------------------------------------------------------------------------------------
                                                                                     296,096            259,678
---------------------------------------------------------------------------------------------------------------------------
  Stockholders' Equity (Notes 1, 15, 16, and 17):
    Common stock, $0.01 par value per share;
      10,000,000 shares authorized; 1,373,151 and
      1,235,734 shares issued and outstanding                                             14                 12
    Additional paid-in capital                                                        10,437              8,138
    Retained earnings-- substantially restricted                                      12,523             13,789
    Unrealized gain (loss) on securities available-for-sale, net                      (1,196)               193
---------------------------------------------------------------------------------------------------------------------------
                                                                                      21,778             22,132
---------------------------------------------------------------------------------------------------------------------------
                                                                                    $317,874           $281,810
===========================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands, except per share data)                                         1996          1995         1994
--------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                                     $11,482       $ 9,953      $ 9,030
  Mortgage-backed securities                                                  6,120         6,600        6,611
  Investment securities                                                       3,360         2,425        1,903
  Deposits with other institutions                                               24            69          108
--------------------------------------------------------------------------------------------------------------------------

    Total interest income                                                    20,986        19,047       17,652
--------------------------------------------------------------------------------------------------------------------------

Interest expense:
  Savings deposits (Note 11)                                                 10,071         9,982        8,746
  Borrowed funds                                                              1,761         1,077          689
--------------------------------------------------------------------------------------------------------------------------

    Total interest expense                                                   11,832        11,059        9,435
--------------------------------------------------------------------------------------------------------------------------

Net interest income before provision for loan losses                          9,154         7,988        8,217
Provision for loan losses (Note 8)                                              270           230          360
--------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                           8,884         7,758        7,857
--------------------------------------------------------------------------------------------------------------------------

Other income:
  Service fee income                                                             75            85           95
  Gain (loss) on sale of investment and
    mortgage-backed securities, net                                              27           (57)          79
  Gain on sale of loans                                                          17            18           24
  Other operating income                                                        613           558          429
--------------------------------------------------------------------------------------------------------------------------

    Total other income                                                          732           604          627
--------------------------------------------------------------------------------------------------------------------------

Operating expenses:
  Compensation, payroll taxes and fringe benefits (Note 17)                   3,238         3,068        2,786
  Office occupancy and equipment expense                                        564           542          521
  Depreciation and amortization                                                 456           439          407
  Federal insurance premiums                                                    553           526          534
  SAIF assessment                                                             1,537            --           --
  Loss on real estate owned, net                                                 91             9            2
  Intangible amortization                                                       264           264          264
  Other operating expenses                                                    1,370         1,271        1,103
--------------------------------------------------------------------------------------------------------------------------

    Total operating expenses                                                  8,073         6,119        5,617
--------------------------------------------------------------------------------------------------------------------------
(Continued)

CONSOLIDATED STATEMENTS OF INCOME -- Continued
For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands, except per share data)                                         1996          1995         1994
--------------------------------------------------------------------------------------------------------------------------
Income before income tax provision and cumulative effect
  of change in accounting principle                                           1,543         2,243        2,867
Income tax provision (Note 15)                                                  226           728        1,025
--------------------------------------------------------------------------------------------------------------------------

Net income before cumulative effect of change
  in accounting principle                                                     1,317         1,515        1,842
Cumulative effect of change in accounting principle
  (Notes 1 and 15)                                                               --            --          530
--------------------------------------------------------------------------------------------------------------------------

    Net income                                                              $ 1,317       $ 1,515      $ 2,372
===========================================================================================================================

Primary earnings per share before cumulative effect
  of change in accounting principle                                         $   .94       $  1.09      $  1.33
Cumulative effect of accounting change                                           --            --          .38
--------------------------------------------------------------------------------------------------------------------------

  Primary earnings per share (Note 1)                                       $   .94       $  1.09      $  1.71
===========================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                   Unrealized
                                                                                   Gain (Loss)   Employee
                                                             Additional           on Securities   Stock
                                                  Common       Paid-In    Retained  Available-   Ownership
(in thousands)                                    Stock        Capital    Earnings   For-Sale    Plan Debt   Total
-----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993                         $12      $ 7,950    $10,625     $ --      $ (43)    $18,544
Employee stock ownership plan
  debt repayment                                       --           --         --       --         24          24
Stock options exercised (Note 17)                      --           58         --       --         --          58
Cash dividends paid                                    --           --       (341)      --         --        (341)
Net income                                             --           --      2,372       --         --       2,372
Unrealized loss on marketable
  equity securities                                    --           --         --      (54)        --         (54)
Sale of stock through Dividend
  Reinvestment Plan                                    --           43         --       --         --          43
-----------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1994                          12        8,051     12,656      (54)       (19)     20,646
Employee stock ownership plan
  debt repayment                                       --           --         --       --         19          19
Stock options exercised (Note 17)                      --           32         --       --         --          32
Cash dividends paid                                    --           --       (382)      --         --        (382)
Net income                                             --           --      1,515       --         --       1,515
Effect of change in accounting for certain
  debt and equity securities at date of
  adoption, net of deferred taxes (Note 1)             --           --         --     (208)        --        (208)
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                         --           --         --      455         --         455
Sale of stock through Dividend
  Reinvestment Plan                                    --           55         --       --         --          55
-----------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1995                          12        8,138     13,789      193         --      22,132
Stock options exercised (Note 17)                      --           70         --       --         --          70
Cash dividends paid                                    --           --       (409)      --         --        (409)
Stock dividend paid (Note 1)                           12        2,172     (2,174)      --         --          --
Net income                                             --           --      1,317       --         --       1,317
Effect of change in accounting for certain
  debt and equity securities at date of one-time
  reclassification, net of deferred taxes (Note 1)     --           --         --     (539)        --        (539)
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                         --           --         --     (850)        --        (850)
Sale of stock through Dividend
  Reinvestment Plan                                    --           57         --       --         --          57
-----------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1996                         $14      $10,437    $12,523  ($1,196)      $ --     $21,778
========================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                               $  1,317       $  1,515      $  2,372
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                 270            230           360
      Loss on real estate owned                                                  91              9             2
      Depreciation and amortization                                             456            439           407
      Deferred loan fee amortization                                           (235)           (66)         (228)
      Amortization of investment and mortgage-backed
        securities discounts/premiums, net                                     (321)           437           860
      Deferred income tax provision                                            (579)          (116)          (34)
      Amortization of intangibles                                               264            264           264
      Net (gain) loss on sale of investments                                    (10)           131            --
      Net (gain) loss on sale of mortgage-backed securities                     (17)           (74)          (79)
      Loans held-for-sale originated                                           (134)          (361)       (2,183)
      Sale of loans held-for-sale                                               151            361         2,939
      Net gain on sale of loans                                                 (17)           (18)          (24)
      (Increase) decrease in interest receivable                               (241)          (132)           42
      Increase in deferred tax assets                                        (1,110)           (30)         (576)
      Increase (decrease) in interest payable                                   (81)          (122)          (22)
      Increase (decrease) in accrued taxes                                     (257)          (158)          (65)
      SAIF assessment                                                         1,537             --            --
      Other changes-- net                                                     1,266            470           (85)
-----------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                          2,992           2,779        3,950
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale                       5,556          6,881            --
  Proceeds from sales of mortgage-backed securities available-for-sale        5,505          6,312        15,249
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                               6,000          4,200            --
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                          7,778          2,475           295
  Purchases of investment securities available-for-sale                     (25,528)       (26,684)         (616)
  Purchases of mortgage-backed securities available-for-sale                (13,255)        (7,079)       (8,205)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                                 1,649          7,230         7,057
  Purchases of investment securities held-to-maturity                            --           (473)      (14,249)
  Net (increase) decrease in other interest-earning
    deposits with other institutions                                             --            297           297
  Proceeds from sales of mortgage-backed securities held-to-maturity             --             --        33,212
  Proceeds from mortgage-backed securities
    held-to-maturity principal repayments                                     6,438          9,551        29,125
  Purchases of mortgage-backed securities held-to-maturity                     (550)          (891)      (62,600)
  Principal repayments on first mortgage loans                               15,247         13,475        18,274
  Principal repayments on other loans                                        16,895         10,809         9,986
  First mortgage loans originated and disbursed                             (33,859)       (15,080)      (15,075)
  Purchases of first mortgage loans                                              --             --        (2,174)
  Sale of other loans                                                         1,042          1,649           609
  Other loans originated                                                    (29,813)       (19,698)      (17,779)
  Additions to office premises and equipment                                   (341)          (805)       (1,027)
-----------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                       $(37,236)       $(7,831)      $(7,621)
-----------------------------------------------------------------------------------------------------------------------------
(continued)

For the fiscal years ended September 30, 1996, 1995 and 1994
(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in savings deposits                           $    (9,807)       $15,779      $ (5,787)
  Increase (decrease) in reverse repurchase agreements                       (4,049)          (409)        2,892
  FHLB advance repayments                                                (1,299,500)       (53,400)      (39,500)
  FHLB advances                                                           1,347,600         44,300        46,900
  Cash dividends paid                                                          (409)          (382)         (341)
  Stock options exercised                                                        70             32            58
  Proceeds from sale of stock                                                    57             55            43
-----------------------------------------------------------------------------------------------------------------------------

    Net cash provided (used) by financing activities                        (33,962)        (5,975)       (4,265)
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                               (282)           923           594
Cash and cash equivalents at beginning of year                                5,044          4,121         3,527
-----------------------------------------------------------------------------------------------------------------------------

    Cash and cash equivalents at end of year                            $    (4,762)       $ 5,044      $ (4,121)
=============================================================================================================================

Supplemental Disclosure of Cash Flow Information

For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------

Cash paid during the year for:
  Interest on deposits and other borrowings                              $   11,867        $11,255      $ (9,457)
  Income taxes                                                                1,011          1,008         1,136
-----------------------------------------------------------------------------------------------------------------------------

Transfer of investment and mortgage-backed securities
  from investment to available-for-sale                                      63,240         21,481            --
-----------------------------------------------------------------------------------------------------------------------------

Transfer of loans to real estate owned                                   $      536        $   522      $    369
-----------------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Operations and Use of Estimates

      Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiary, Fidelity Savings Bank, a Pennsylvania-chartered, FDIC-insured state savings bank. The Bank conducts business through eight offices in Allegheny and Butler counties.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

Consolidation

      The consolidated financial statements include the accounts of Fidelity Bancorp, Inc. (the Company) and its wholly-owned subsidiary Fidelity Savings Bank (the Bank). Intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      Cash and cash equivalents include cash and amounts due from depository institutions and the demand deposits portion of interest-earning deposits with other institutions.

Investment and Mortgage-backed Securities

      In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be classified as either: (1) Securities Held-to-Maturity -- debt securities that the Company has the positive intent and ability to hold to maturity and reported at amortized cost; (2) Trading Securities -- debt and equity securities bought and held principally for the purpose of selling them in the near term and reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available-for-Sale -- debt and equity securities not classified as either Securities Held-to-Maturity or Trading Securities and reported at fair value, with unrealized gains and losses, net of taxes, included as a separate component of stockholders' equity. The Company adopted SFAS No. 115 effective October 1, 1994.

      On November 15, 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities"(Guide). The Guide provided a one-time opportunity for companies to reassess the classification of securities under SFAS No. 115. The one-time reclassification could be made without calling into question the propriety of a company's stated intent in prior or subsequent periods. The reclassification had to occur between November 15, 1995 and December 31, 1995. The Company utilized this opportunity to reclassify securities in December, 1995.

      On December 31, 1995, the Company reclassified $8.2 million of investment securities held-to-maturity to investment securities available-for-sale and $55.0 million of mortgage-backed securities held-to-maturity to mortgage-backed securities available-for-sale at market value, with the net unrealized gains of $34 for the investment securities and the net unrealized loss of $573 for the mortgage-backed securities excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

Loans

      Loans receivable are stated at unpaid principal balances net of the allowance for possible loan losses, net deferred loan fees and discounts. The Company adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," an amendment of SFAS 114, effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. The Bank considers all one-to-four family residential mortgage loans and all installment loans (as presented in Note 6) to be smaller homogeneous loans. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Pursuant to SFAS 114 paragraph 8, management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank does not apply SFAS 114 using major risk calculations, but on a loan by loan basis. Non-accrual loans are not necessarily considered to be impaired if management believes that it is probable that all principal and interest will be collected in accordance with the contractual terms of the loan. All loans are charged off when management determines that principal and interest are not collectible. Any excess of the Bank's recorded investment in the loans over the measured value of the loans in accordance with SFAS 114 are provided for in the allowance for loan losses. The Bank reviews its loans for impairment on a quarterly basis.

      The accrual of interest on all loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. When interest accrual is discontinued, all unpaid accrued interest is reserved. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectability of principal.

      The Company is a party to financial instruments with off-balance sheet risk (commitments to extend credit) in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis using the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party.

Real Estate Owned

      Real estate owned consists of properties acquired through foreclosure and are recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or fair value less estimated cost to sell. Costs relating to development and improvement of the property are capitalized, whereas costs of holding such real estate are expensed as incurred. Additional write downs are charged to income, and the carrying value of the property reduced, when the carrying value exceeds fair value less estimated cost to sell.

Provisions for Losses

      Provisions for estimated losses on loans and real estate owned are charged to earnings in an amount that results in an allowance sufficient, in management's judgment, to cover anticipated losses based on management's evaluation of portfolio risk, past and expected future loss experience and economic conditions.

Office Premises and Equipment

      Office premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which are thirty-one years for buildings and three to ten years for furniture, fixtures and equipment.

      Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease.

Intangible Assets

      Intangible assets, which consist of goodwill and core deposit intangibles, are amortized to expense using the straight-line method over the period estimated to be benefited, generally five years for book purposes and fifteen years for tax purposes.

Interest on Savings and Other Deposits

      Interest on savings deposits and certain deposits by borrowers for taxes and insurance is accrued monthly. Such interest is paid or credited in accordance with the terms of the respective accounts.

Income Taxes
      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enacted date.
      Effective October 1, 1993, the Company adopted SFAS No. 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1994 Consolidated Statement of Income.

Earnings per Share
      Earnings per share for fiscal 1996, 1995 and 1994 is calculated by dividing net income by the weighted average number of common shares outstanding. Outstanding shares also include common stock equivalents which consist of certain outstanding stock options. The average number of shares outstanding (including common stock equivalents) for fiscal 1996, 1995 and 1994 were 1,407,340, 1,393,333, and 1,383,175, respectively, which gives retroactive effect to the 10% common stock dividend declared by the Company's Board of Directors and paid on May 31, 1996. The Company has not separately reported fully diluted earnings per share as it is not materially different from primary earnings per share.

(dollar amounts in thousands, except per share data)

(2) Investment Securities Held-to-Maturity

Investment securities held-to-maturity at September 30, 1996 and 1995 are as follows:

                                                                                 Gross         Gross
                                                                   Carrying   Unrealized    Unrealized    Market
At September 30, 1996                                                Value       Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                        $3,997         $1          $(45)       $3,953
Asset-backed securities:
  Contractually due beyond one year,
    but within five years                                              335         --            --           335
  Contractually due beyond ten years                                 1,069         --            (6)        1,063
-----------------------------------------------------------------------------------------------------------------------------

                                                                    $5,401         $1          $(51)       $5,351
=============================================================================================================================

                                                                                 Gross         Gross
                                                                   Carrying   Unrealized    Unrealized    Market
At September 30, 1995                                                Value       Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $15,997       $ --         $(126)      $ 5,871
  Due beyond five years, but within ten years                        1,000         --            (6)          994
Asset-backed securities:
  Contractually due beyond one year,
    but within five years                                              447         --            --           447
  Contractually due beyond ten years                                 1,605         31            --         1,636
Municipal obligations:
  Due beyond one year, but within five years                           410          4            --           414
  Due beyond five years, but within ten years                        5,817         65           (39)        5,843
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $15,276       $100         $(171)      $15,205
=============================================================================================================================

At September 30, 1996, the Bank had no outstanding commitments to purchase investment securities held-to-maturity. There were no sales of investment securities held-to-maturity in 1994, 1995 or 1996.

(dollar amounts in thousands, except per share data)

(3) Investment Securities Available-for-Sale

Investment securities available-for-sale at September 30, 1996 and 1995 are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $15,001       $ 15         $ (26)      $ 4,990
  Due beyond five years, but within ten years                       19,779         14          (495)       19,298
Municipal obligations:
  Due beyond one year, but within five years                         1,947          6            (7)        1,946
  Due beyond five years, but within ten years                        5,026         43           (33)        5,036
  Due beyond ten years                                              17,335        448           (89)       17,694
Equity securities                                                       48         16            --            64
Mutual funds                                                         1,558         --           (38)        1,520
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        380          1            --           381
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $51,074       $543         $(688)      $50,929
=============================================================================================================================

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1995                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                              $11,000       $ 14          $ --       $11,004
  Due beyond one year, but within five years                        10,491         55           (21)       10,525
  Due beyond five years, but within ten years                        3,996         31            --         4,027
  Due beyond ten years                                                 996         18            --         1,014
Municipal obligations:
  Due beyond one year, but within five years                           250         --            --           250
  Due beyond five years, but within ten years                          447         --            --           447
  Due beyond ten years                                               9,759        252            (8)       10,003
Money markets                                                           53         --            --            53
Mutual funds                                                         1,471         --           (41)        1,430
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        387          1            --           388
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $28,850       $361          $(70)      $29,141
=============================================================================================================================

At September 30, 1996, the Bank had no outstanding commitments to purchase investment securities available-for-sale. Proceeds from sales of investment securities available-for-sale were $5.6 million and $6.9 million in 1996 and 1995, respectively. There were no sales in fiscal 1994. Gross gains of $34 and $2 and gross losses of $23 and $133 were realized on these sales in 1996 and 1995, respectively.

(dollar amounts in thousands, except per share data)

(4) Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity were comprised of the following:

                                                                                 Gross         Gross
                                                                   Carrying   Unrealized    Unrealized    Market
At September 30, 1996                                                Value       Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond five years, but within ten years        $    55        $ --        $  --      $   055
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years             191          --           (1)         190
  Contractually due beyond five years, but within ten years          1,705          23           --        1,728
  Contractually due beyond ten years                                14,838          39         (293)      14,584
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years          3,781           8         (115)       3,674
  Contractually due beyond ten years                                 6,775          22         (150)       6,647
AA Rated Mortgage Certificates:
  Contractually due beyond ten years                                 3,682          --           (5)       3,677
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years             248          15           --          263
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $31,275        $107        $(564)     $30,818
=============================================================================================================================
                                                                                 Gross         Gross
                                                                   Carrying   Unrealized    Unrealized    Market
At September 30, 1995                                                Value       Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond five years, but within ten years        $    68       $  1       $    --       $    69
  Contractually due beyond ten years                                 3,067         25           (13)        3,079
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years           3,488         --           (97)        3,391
  Contractually due beyond five years, but within ten years          1,778          6            (2)        1,782
  Contractually due beyond ten years                                18,174         69          (335)       17,908
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years           2,126         --           (63)        2,063
  Contractually due beyond five years, but within ten years         24,253         --          (921)       23,332
  Contractually due beyond ten years                                13,951         17          (341)       13,627
AA Rated Mortgage Certificates:
  Contractually due beyond ten years                                 5,214         --            --         5,214
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years           1,819         --           (16)        1,803
  Contractually due beyond five years, but within ten years          4,934         15            --         4,949
  Contractually due beyond ten years                                13,452         --          (349)       13,103
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $92,324       $133       $(2,137)      $90,320
=============================================================================================================================

At September 30, 1996, the Bank had no outstanding commitments to purchase mortgage-backed securities held-to-maturity. Proceeds from sales of mortgage-backed securities held-to-maturity during 1994 were $33.2 million. There were no sales of mortgage-backed securities classified as held-to-maturity during 1996 or 1995. Gross gains of $182 and gross losses of $152 were realized on these sales in 1994.

(dollar amounts in thousands, except per share data)

(5) Mortgage-Backed Securities Available-For-Sale

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $ 7,011         $12       $ (237)      $ 6,786
Federal Home Loan Mortgage Corporation:
  Contractually due within one year                                  4,048          --           (1)           47
  Contractually due beyond one year, but
    within five years                                                3,017          --          (77)        2,940
  Contractually due beyond ten years                                 8,543          34          (64)        8,513
Federal National Mortgage Association:
  Contractually due beyond one year, but
    within five years                                                4,537           3          (40)        4,500
  Contractually due beyond five years, but
    within ten years                                                14,651          --         (618)       14,033
  Contractually due beyond ten years                                 5,884           6         (177)        5,713
Collateralized Mortgage Obligations:
  Contractually due within one year                                    156          --           (1)          155
  Contractually due beyond one year, but
    within five years                                                6,032          28           --         6,060
  Contractually due beyond ten years                                14,135           2         (421)       13,716
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $64,014         $85      $(1,636)      $62,463
=============================================================================================================================
                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1995                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------

Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but
    within five years                                               $  698         $ 2         $ (1)       $  699
  Contractually due beyond ten years                                 4,311           6          (23)        4,294
Federal National Mortgage Association:
  Contractually due beyond one year, but
    within five years                                                3,559           2           (4)        3,557
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but
    within five years                                                  382           1           --           383
  Contractually due beyond ten years                                   252           2           --           254
-----------------------------------------------------------------------------------------------------------------------------

                                                                    $9,202         $13         $(28)       $9,187
=============================================================================================================================

At September 30, 1996, the Bank had no outstanding commitments to purchase mortgage-backed securities available- for-sale. Proceeds from sales of mortgage-backed securities available-for-sale during 1996, 1995 and 1994 were $5.5 million, $6.3 million and $15.2 million, respectively. Gross gains of $29, $85, and $95 were realized on these sales in 1996, 1995 and 1994, respectively. There were $12 of gross losses in 1996, $11 of gross losses in 1995, and $46 of gross losses realized on sales in 1994.

(dollar amounts in thousands, except per share data)

(6) Loans Receivable

Loans receivable, net are summarized as follows:

                                                                                              September 30,
                                                                                         1996             1995
-----------------------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
    1-4 family dwellings                                                               $ 80,186         $ 60,160
    Multi-family dwellings                                                                4,435            5,156
  Commercial                                                                             19,112           20,102
  Construction                                                                            7,645            6,911
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        111,378           92,329
-----------------------------------------------------------------------------------------------------------------------------
Less:
  Loans in process                                                                       (4,109)          (3,664)
  Unearned discounts and fees                                                              (960)            (939)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        106,309           87,726
-----------------------------------------------------------------------------------------------------------------------------
Installment loans:
  Home equity                                                                            30,070           22,475
  Mobile home loans                                                                         169              254
  Consumer loans                                                                          2,479            2,695
  Other                                                                                   3,064            2,997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         35,782           28,421
-----------------------------------------------------------------------------------------------------------------------------
Commercial business loans                                                                10,702            6,186
-----------------------------------------------------------------------------------------------------------------------------
Less: Allowance for possible loan losses                                                 (1,530)          (1,429)
-----------------------------------------------------------------------------------------------------------------------------
    Loans receivable, net                                                              $151,263         $120,904
=============================================================================================================================

Commitments to originate loans at September 30, 1996 were approximately as follows:

                                                                                      Rate              Amount
-----------------------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Fixed-rate                                                                     6.50% to 7.875%        $1,554

Other loans:
  Fixed-rate                                                                     8.25% to 13.25%           747
  Adjustable-rate                                                                6.35% to 13.25%           297
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        $1,598
=============================================================================================================================

(7) Loan Servicing Portfolio

The amount of loans serviced for others, which are not reflected in the accompanying consolidated financial statements, was $6,471, $7,716, and $8,337 at September 30, 1996, 1995 and 1994, respectively.

(dollar amounts in thousands, except per share data)

(8) Allowance for Possible Losses on Loans and Real Estate Owned

Changes in the allowance for possible loan losses are as follows:

                                                            First                        Commercial
                                                          Mortgage       Installment      Business
                                                            Loans           Loans           Loans        Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993                              $ 533           $ 364            $ 225      $ 1,122
Provision for loan losses                                    240              10              110          360
Charge-offs                                                 (116)            (40)              (3)        (159)
Recoveries                                                   --                6                5           11
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                                657             340              337        1,334
Provision for loan losses                                    155              10               65          230
Charge-offs                                                 (189)            (29)            (116)        (334)
Recoveries                                                    79              11              109          199
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995                                702             332             (395)       1,429
Provision for loan losses                                    120              60               90          270
Charge-offs                                                 (149)            (44)             (78)        (271)
Recoveries                                                    55              10               37          102
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                              $ 728           $ 358            $ 444      $ 1,530
=============================================================================================================================

Non-accrual loans were approximately $1.1 million, $312 and $1.3 million at September 30, 1996, 1995 and 1994, respectively. The foregone interest on those loans for the periods ended September 30, 1996, 1995 and 1994, was $61, $52 and $103, respectively. The amount of interest income on such loans actually included in income in the periods ending September 30, 1996, 1995 and 1994 was $58, $27 and $8, respectively. There are no commitments to lend additional funds to debtors in non-accrual status.

At September 30, 1996, the recorded investment in loans that are considered to be impaired under FAS 114 was $319. Included in this amount is $157 of impaired loans for which the related allowance for credit losses is $13 and $162 of impaired loans that as a result of write-downs do not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal year ended September 30, 1996 was approximately $281. For the fiscal year ended September 30, 1996, the Company recognized interest income on those impaired loans of $20 which was recognized using the cash basis of income recognition.

Changes in the allowance for losses on real estate owned are as follows:

                                                                                          Fiscal Years
                                                                                       Ended September 30,
                                                                                1996          1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Beginning of period balance                                                      $  8          $--         $--
Provisions                                                                        102            8          --
Write-off                                                                          (8)          --          --
-----------------------------------------------------------------------------------------------------------------------------
End of period balance                                                            $102          $ 8         $--
=============================================================================================================================

Management believes that the allowances for possible losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for possible losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments using information available to them at the time of examination.

(dollar amounts in thousands, except per share data)

(9) Investments Required by Law

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than 1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB, whichever is greater.


(10) Office Premises and Equipment

Office premises and equipment at September 30, 1996 and 1995 are summarized as follows:

                                                                                         1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Land                                                                                    $   379       $   370
Office buildings                                                                          3,116         3,023
Furniture, fixtures and equipment                                                         3,558         3,351
Leasehold improvements                                                                      102            95
-----------------------------------------------------------------------------------------------------------------------------
                                                                                          7,155         6,839
-----------------------------------------------------------------------------------------------------------------------------
Less accumulated depreciation and amortization                                           (3,789)       (3,358)
-----------------------------------------------------------------------------------------------------------------------------
  Office premises and equipment, net                                                    $ 3,366       $ 3,481
=============================================================================================================================

The Bank has operating leases with respect to one records storage facility and three branch offices which expire on various dates through fiscal 2001. Lease expense amounted to $83, $81, and $77 in fiscal years 1996, 1995 and 1994, respectively.
Minimum annual lease commitments are approximately as follows:

Years Ended September 30                   Amount
-------------------------------------------------
         1997                               $83
         1998                               $83
         1999                               $56
         2000                               $53
         2001                               $19

(dollar amounts in thousands, except per share data)

(11) Savings Deposits

Savings deposit balances at September 30, 1996 and 1995 are summarized as follows:

                                                                                             September 30,
                                            Stated Rates                              1996                 1995
-----------------------------------------------------------------------------------------------------------------------------
Balance by type:
Savings Deposits:
     Demand deposits                noninterest-bearing                              $  8,460            $  8,126
     NOW accounts                   1.50% in 1996 and 2.00% in 1995                    22,484              21,046
     Passbooks                      2.50% in 1996 and 3.00% in 1995                    50,445              53,184
     Money market
       deposit accounts             2.98% in 1996 and 2.97% in 1995                    16,040              15,835
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       97,429              98,191
-----------------------------------------------------------------------------------------------------------------------------
Time Deposits:
     Fixed-rate                             3.00% to 4.99%                             47,446              12,462
                                            5.00% to 6.99%                             71,113             102,532
                                            7.00% to 8.99%                              7,211              15,416
                                           09.00% to 10.99%                               120                 348
     Negotiated-rate                        04.35% to 8.30%                             9,560              13,653
     Floating-rate                          02.55% to 3.05%                             1,397               1,481
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      136,847             145,892
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     $234,276            $244,083
=============================================================================================================================

The weighted average interest rate for all deposits was 4.03% and 4.54% at September 30, 1996 and 1995, respectively. Deposits with balances of $100 or more totalled $9.1 million at September 30, 1996.

At September 30, 1996, investment securities with a carrying value of $1.0 million were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 1996 and 1995 are summarized as follows:

                                                                                             September 30,
                                                                                      1996                 1995
-----------------------------------------------------------------------------------------------------------------------------
Within one year                                                                      $ 84,581            $ 92,741
Beyond one year but within two years                                                   19,507              15,243
Beyond two years but within three years                                                 8,898              15,710
Beyond three years                                                                     23,861              22,198
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     $136,847            $145,892
=============================================================================================================================

Interest expense by deposit category is as follows:

                                                                                     Years Ended September 30,
                                                                                   1996        1995        1994
-----------------------------------------------------------------------------------------------------------------------------
NOW accounts                                                                      $   332     $  443       $  478
Passbooks                                                                           1,366      1,772        2,084
Money market deposit accounts                                                         478        578          783
Time deposits                                                                       7,895      7,189        5,401
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  $10,071     $9,982       $8,746
=============================================================================================================================

(dollar amounts in thousands, except per share data)

(12) Federal Home Loan Bank Advances

Federal Home Loan Bank advances are as follows:

                                                                                              September 30,
                                                              Interest Rate              1996              1995
-----------------------------------------------------------------------------------------------------------------------------
Due Date
RepoPlus Advance                                                  5.46%                  $51,350         $ 5,000
June 11, 1996                                                     4.97%                       --           3,250
February 24, 1997                                                 5.14%                    2,000              --
October 29, 1997                                                  4.60%                      300             300
February 26, 1998                                                 5.14%                    3,000              --
=============================================================================================================================

At September 30, 1996, the Bank had three fixed rate advances. Such advances are subject to a prepayment fee in the event the advances are repaid prior to maturity. The prepayment fee is equal to the present value of the difference between cash flows generated at the advance rate from the date of prepayment until the original maturity date and the interest rate posted by the FHLB on the date of prepayment for an advance of comparable maturity.

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances.

The Bank has a line of credit with the FHLBof Pittsburgh (Flexline), which is approximately $16.4 million, and expires on March 25, 1997. There are no commitment fees associated with this line of credit and the FHLBof Pittsburgh may reduce or terminate the line at any time. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time but in no event later than March 25, 1997. The Bank utilized this line of credit through March 1995, ranging from $0 to $14.1 million. The daily average balance through March 1995 was $6.5 million, and the daily average interest rate was 5.34%, with an interest rate at year end of 7.12%. The maximum amount outstanding at any month-end during 1995 was $16.5 million. This line of credit was not used in fiscal 1996.

FHLB "RepoPlus" Advances are short-term borrowings maturing within one to ninety-two days, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" Advances during fiscal 1996, ranging from $150 to $51.4 million. The daily average balance during 1996 was $25.1 million, and the daily average interest rate was 5.43%, with an average interest rate at year-end of 5.46%. The maximum amount outstanding at any month-end during 1996 was $51.4 million.

(13) Securities Sold Under Agreement to Repurchase

The Bank enters into sales of securities under agreements to repurchase. Such repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the consolidated statement of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under agreement to repurchase are collateralized by various securities that are either held in safekeeping by the Federal Home Loan Bank of Pittsburgh or delivered to the dealer who arranged the transaction. The market value of such securities exceeds the value of the securities sold under agreements to repurchase.

At September 30, 1996, these agreements had a weighted average interest rate of 4.50% and matured within one month. Short-term borrowings under repurchase agreements averaged $1.3 million and $9.5 million during 1996 and 1995, respectively. The maximum amount outstanding at any month-end during 1996 was $4.6 million. At September 30, 1996, short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                                                               Collateral
                                                                                    -----------------------------
                                                                                           U.S. Government &
                                                                   Weighted            Federal Agency Obligations
                                                Repurchase          Average         -----------------------------
                                                 Liability       Interest Rate        Book Value     Market Value
-----------------------------------------------------------------------------------------------------------------
Within 30 days                                     $493              4.50%              $1,001          $1,002
-----------------------------------------------------------------------------------------------------------------

(14) Financial Instruments with Off-Balance Sheet Risk

At September 30, 1996, the Bank had outstanding commitments to originate loans of $1.6 million and no outstanding commitments to purchase securities.

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 1996 and 1995 was $6.2 million and $4.0 million, respectively, for consumer lines of credit and $3.5 million and $2.4 million, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 6.00% to 18.0%. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 1996 and 1995 was $150 and $145, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that in extending loans to customers. The Bank minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The collateral consists primarily of residential real estate and personal property.

The Bank conducts its business through eight offices located in the greater Pittsburgh metropolitan area. At September 30, 1996, the majority of the Bank's net loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements. The Bank does not have any off-balance-sheet risk at September 30, 1996, except for the commitments referenced above.

(15) Income Taxes

As discussed in Note 1, the Bank adopted SFASNo. 109 as of October 1, 1993, and the cumulative effect of this change is reported in the 1994 Consolidated Statement of Income.

The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:

                                                                               Fiscal Years Ended September 30,
                                                                              1996            1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Current
  Federal                                                                    $ 689          $ 732        $  827
  State                                                                         55            112           232
-----------------------------------------------------------------------------------------------------------------------------
Total current                                                                  744            844         1,059
-----------------------------------------------------------------------------------------------------------------------------
  Deferred federal                                                            (518)          (116)          (34)
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                        $ 226          $ 728        $1,025
=============================================================================================================================

Total income tax provision for the years ended September 30, 1996, 1995 and 1994 was allocated as follows:

                                                                              1996            1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                                                    $ 226           $728        $1,025
Cumulative effect of change in accounting principle                             --             --          (530)
Stockholders' equity:
  Unrealized gains (losses) on investment securities                         $(592)          $ 86            --
=============================================================================================================================

The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                               Fiscal Years Ended September 30,
                                                                              1996            1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Expected federal tax rate                                                       34.0 %         34.0 %        34.0 %
Tax free interest                                                              (21.3)          (6.5)         (3.1)
State income tax, net of federal tax benefit                                     2.4            3.3           5.3
Other items, net                                                                (0.5)          (1.7)         (0.4)
-----------------------------------------------------------------------------------------------------------------------------
Actual tax rate incurred                                                        14.6 %         32.5 %        35.8 %
=============================================================================================================================

The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are presented below:

                                                                                             1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Deferred loan fees                                                                        $1,211          $315
  Fixed assets                                                                                 (67)          (50)
  Loan loss reserves                                                                           449           387
  Intangible assets                                                                            287           241
  Investment securities                                                                        506           (86)
  Savings Association Insurance Fund assessment                                                520            --
  Other (net)                                                                                   20             9
-----------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,926          $816
=============================================================================================================================

The Bank has determined that it is not required to establish a valuation allowance for deferred tax assets in accordance with SFASNo. 109 since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences, and to a lesser extent future taxable income.

The Bank qualifies to be taxed under special income tax rules applicable to savings and loan associations and is entitled to a special bad debt deduction (8% in fiscal years 1994, 1995 and 1996, based on taxable income before the bad debt deduction) with the amount deducted being subject to the minimum tax on preference items. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

SFAS No. 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2.7 million of balances in retained income at September 30, 1995, (the most recent date for which a tax return has been filed) represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount.

On August 20, 1996, President Clinton signed legislation which will eliminate the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves in excess of its 1987 base year reserves. As the Bank has previously provided deferred taxes on this amount, no financial statement tax expense should result from this new legislation.

(dollar amounts in thousands, exceptper share data)

(16) Stockholders'Equity

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table sets forth certain information concerning the Company's regulatory capital at September 30, 1996 and 1995.

                                                     September 30, 1996                   September 30, 1995
                                                           Tier I      Tier II                  Tier I     Tier II
                                               Tier I       Risk-       Risk-       Tier I       Risk-      Risk-
                                                Core        Based       Based        Core        Based      Based
                                               Capital     Capital     Capital      Capital     Capital    Capital
-----------------------------------------------------------------------------------------------------------------------------
Equity Capital(1)                              $20,768     $20,768    $20,768      $21,834     $21,834   $21,834
Unrealized securities (gains) losses             1,145       1,145      1,145         (193)       (193)     (193)
Less intangible assets                             (44)        (44)       (44)        (308)       (308)     (308)
Plus general valuation allowances(2)                --          --      1,530           --          --     1,429
-----------------------------------------------------------------------------------------------------------------------------
     Total regulatory capital                   21,869      21,869     23,399       21,333      21,333    22,762
Minimum required capital                        12,528       6,208     12,416       11,131       5,469    10,937
-----------------------------------------------------------------------------------------------------------------------------
     Excess regulatory capital                   9,341      15,661     10,983       10,202      15,864    11,825
-----------------------------------------------------------------------------------------------------------------------------
Minimum required capital to be
     well capitalized under Prompt
     Corrective Action Provisions              $15,660     $ 9,312    $15,520      $13,914     $ 8,203   $13,672
=============================================================================================================================
Regulatory capital as a percentage(3)             6.98%      14.09%     15.08%        7.67%      15.60%    16.65%
Minimum required capital percentage               4.00%       4.00%      8.00%        4.00%       4.00%     8.00%
-----------------------------------------------------------------------------------------------------------------------------
     Excess regulatory capital percentage         2.98%      10.09%      7.08%        3.67%      11.60%     8.65%
-----------------------------------------------------------------------------------------------------------------------------
Minimum required capital percentage
     to be well capitalized under
     Prompt Corrective Action Provisions          5.00%       6.00%     10.00%        5.00%       6.00%    10.00%
=============================================================================================================================

(1) Represents equity capital of the Bank as reported to the FDIC and the Pennsylvania Department of Banking on Form 033 for the quarter ended September 30, 1996 and 1995.

(2) Limited to 1.25% of risk  adjusted  assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $313,201 and $278,272 at September 30, 1996 and 1995,
    respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $155,202 and $136,718 at September 30, 1996 and 1995, respectively.

(dollar amounts in thousands, except per share data)

(17) Employee Stock Compensation Program

In fiscal 1988, the Bank adopted an Employee Stock Compensation Program (the Program) under which 113,588 shares of common stock can be issued. The Program provides for the grant of both incentive stock options and compensatory stock options. Further, the Program provides that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 1996, there were no remaining shares available for granting as determined by the Program Administrators.

In fiscal 1994, the Company adopted the 1993 Employee Stock Compensation Program ("Employee Program") and the 1993 Directors' Stock Option Plan ("Directors' Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. At September 30, 1996, 20,807 shares were available for granting as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who serves as a non-employee director of the Company shall be granted as of December 31 of each year of the Directors' Plan an option to purchase 1,250 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. As of September 30, 1996, 23,375 shares were available for granting under the terms of the plan.

Stock option activity was as follows:

                                                                                         1993              1993
                                                                        1988           Employee         Directors'
                                                                       Program          Program            Plan
-----------------------------------------------------------------------------------------------------------------------------
September 30, 1994                                                     77,621               --              6,250
  Granted                                                                  --           26,460              6,250
  Exercised                                                            (5,559)              --                 --
  Forfeited                                                            (5,545)              --                 --
-----------------------------------------------------------------------------------------------------------------------------
September 30, 1995                                                     66,517           26,460             12,500
  Granted                                                                  --           16,920              6,250
  Exercised                                                            (9,803)            (177)                --
  Forfeited                                                              (392)          (1,029)                --
  Increase due to 10% stock dividend                                    6,751            3,522              1,875
-----------------------------------------------------------------------------------------------------------------------------
September 30, 1996                                                     63,073           45,696             20,625
-----------------------------------------------------------------------------------------------------------------------------
  Option price per share                                          $4.23-15.45     $12.73-15.45       $12.73-15.45
  Options available for granting at September 30, 1996                     --           20,807             23,375
=============================================================================================================================

The above amounts reflect the 10% stock dividend paid in May 1996 and all previous stock dividends.

(dollar amounts in thousands, except per share data)

(18) Selected Quarterly Financial Data (Unaudited)

                                                                                 Three Month Periods Ended
                                                                        Dec. 31    March 31     June 30   Sept. 30
-----------------------------------------------------------------------------------------------------------------------------
Fiscal 1996:
  Interest income                                                       $4,919      $5,069     $5,422      $5,576
  Interest expense                                                       2,879       2,883      2,977       3,093
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses                   2,040       2,186      2,445       2,483
  Provision for loan losses                                                 30          60         90          90
  Other income                                                             146         204        192         190
  SAIF assessment                                                           --          --         --       1,537
  Operating expenses                                                     1,563       1,604      1,667       1,702
-----------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                               593         726        880       (656)
  Income tax provision                                                     180         203        263       (420)
-----------------------------------------------------------------------------------------------------------------------------
  Net income                                                            $  413      $  523     $  617     $ (236)
=============================================================================================================================
  Earnings per share (Note 1)                                           $  .30      $  .37     $  .44     $ (.17)
=============================================================================================================================

Fiscal 1995:
  Interest income                                                       $4,562      $4,675     $4,925      $4,885
  Interest expense                                                       2,533       2,685      2,937       2,904
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses                   2,029       1,990      1,988       1,981
  Provision for loan losses                                                 90          70         60          10
  Other income                                                             131         151        164         158
  Operating expenses                                                     1,551       1,471      1,515       1,582
-----------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                               519         600        577         547
  Income tax provision                                                     177         196        170         185
=============================================================================================================================
  Net income                                                            $  342      $  404     $  407      $  362
=============================================================================================================================
  Earnings per share (Note 1)                                           $  .25      $  .29     $  .29      $  .26
=============================================================================================================================

(dollar amounts in thousands, except per share data)

(19) Disclosures About Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFASNo. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition as of September 30, 1996 and 1995. SFASNo. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity Bancorp, Inc. and subsidiary. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments:cash, interest-earning deposits with other institutions, investment securities available-for-sale, mortgage-backed securities available-for-sale, and all deposits except time deposits.

At September 30, 1996 and 1995, respectively, the net carrying value of investment securities exceeded the estimated fair value by approximately $50 and $71. The net carrying value of mortgage-backed securities at September 30, 1996 and 1995, respectively, exceeded the estimated fair value by $457 and $2.0 million. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 through 5 of the financial statements for the detail on breakdowns by type of investment products.

The estimated fair value of loans exceeded the net carrying value at September 30, 1996 and 1995, respectively, by approximately $27 and $297. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The fair market value of loan commitments at both September 30, 1996 and September 30, 1995 was equal to the carrying value of the commitments on those dates, respectively.

The carrying amounts and estimated fair values of deposits at September 30, 1996 and September 30, 1995 are as follows:

                                                              September 30, 1996            September 30, 1995
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing:
     Demand accounts                                        $  8,460     $  8,460          $  8,126     $  8,126
Interest-bearing:
     NOW and MMDA accounts                                    39,922       39,922            38,362       38,362
     Passbook accounts                                        50,445       50,445            53,184       53,184
     Time deposits                                           135,450      136,148           144,411      144,829
-----------------------------------------------------------------------------------------------------------------------------
Total Deposits                                              $234,277     $234,975          $244,083     $244,501
=============================================================================================================================

The carrying amounts of noninterest-bearing demand accounts, interest-bearing NOWand MMDA accounts and passbook accounts approximate their fair values. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual cost currently being offered in the existing portfolio to current market rates being offered locally for deposits of similar remaining maturities.

The carrying amounts and estimated fair values of advances and other borrowings at September 30, 1996 and September 30, 1995 are as follows:

                                                              September 30, 1996            September 30, 1995
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Advances and other borrowings                               $57,143       $57,097          $13,092      $13,058
=============================================================================================================================

Fair values for advances and other borrowings are estimated using a discounted cash flow calculation that applies contractual cost of the existing borrowings to current market rates being offered for borrowings of similar remaining maturities.

(dollar amounts in thousands, except per share data)

(20)    Fidelity Bancorp, Inc. Financial Information
        (Parent Company Only)

Following are condensed financial statements for the parent company.

Condensed Statements of Financial Condition
                                                                                               September 30,
                                                                                            1996         1995
-----------------------------------------------------------------------------------------------------------------------------
Assets
  Cash in subsidiary bank                                                                  $   216       $    37
  Investment in subsidiary bank                                                             20,768        21,835
  Investment securities available-for-sale                                                     783           259
  Other assets                                                                                  16             5
-----------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                           $21,783       $22,136
-----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                            5             4
-----------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
   1,373,151 and 1,235,734 shares issued and outstanding)                                       14            12
  Additional paid-in capital                                                                10,437         8,138
  Unrealized loss on securities available-for-sale, net                                     (1,196)          193
  Retained earnings                                                                         12,523        13,789
-----------------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity                                                              21,778        22,132
-----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                                             $21,783       $22,136
=============================================================================================================================

Condensed Statements of Income
                                                                                        September 30,
                                                                              1996          1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiary                                $  310        $1,000        $2,054
Dividends received from subsidiary                                             1,010           535           340
Other operating expenses                                                          (4)          (29)          (35)
Income tax provision (benefit)                                                    (1)           (9)          (13)
-----------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                $1,317        $1,515        $2,372
=============================================================================================================================

Condensed Statements of Cash Flows
                                                                                         September 30,
                                                                               1996          1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                  $1,317        $1,515        $2,372
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary                            (310)       (1,000)       (2,054)
      Other charges, net                                                           2            --            --
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                       1,009           515           318
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities
  Purchase of investment securities available-for-sale                          (548)         (262)           --
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                        (548)         (262)           --
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities
  Stock options exercised                                                        (70)          (32)           58
  Sale of stock through Dividend Reinvestment Plan                                57            55            43
  Dividends paid                                                                (409)         (382)         (341)
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                        (282)         (295)         (240)
-----------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash                                             (179)          (42)           78
Cash at Beginning of Year                                                        (37)          (79)            1
-----------------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                           $  216        $   37        $   79
=============================================================================================================================

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Savings Bank. The Company acquired the Bank in a reorganization, approved by the stockholders of the Bank on January 26, 1993, and completed on August 19, 1993.


(21) Contingent Liabilities

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


General

The Company reported net income of $1.3 million, $1.5 million and $2.4 million for fiscal 1996, 1995 and 1994, respectively. Included in fiscal 1996 results was a one time pre-tax charge to recapitalize the Savings Association Insurance Fund ("SAIF") of approximately $1.5 million. This one time charge, imposed on all depository institutions with SAIF-insured deposits, was mandated by the Deposit Insurance Funds Act of 1996 ("Act") that was signed into law on September 30, 1996. The purpose of the assessment was to increase the SAIF statutory reserve ratio to the required level of 1.25%. Included in fiscal 1994 results was a $530,000 cumulative effect of a change in accounting principle which related to the adoption of Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standard ("SFAS") No.
109 relating to accounting for income taxes.

Continuing asset growth was attained in fiscal 1996. Assets were $317.9 million at September 30, 1996, an increase of $36.1 million or 12.8% from September 30, 1995. The growth was primarily in the loan portfolio, which increased $30.4 million or 25.1% to $151.3 million at September 30, 1996. Stockholders' equity decreased slightly from the prior year. At September 30, 1996, stockholder's equity was $21.8 million, a decrease of $354,000 or 1.6% from September 30, 1995. This decrease primarily resulted from an increase in unrealized loss on securities available-for-sale to $1.2 million at September 30, 1996, from an unrealized gain on securities available-for-sale of $193,000 at September 30, 1995 and dividends paid of $409,000. Net income for the year substantially offset this decrease.

Net interest income increased in fiscal 1996 to $9.2 million from $8.0 million in fiscal 1995. Net interest income was $8.2 million in fiscal 1994. The provision for loan losses continues to significantly impact profitability, amounting to $270,000, $230,000, and $360,000 in fiscal 1996, 1995 and 1994, respectively. In addition, results from the sale of securities have also contributed to profitability, amounting to gains of $27,000 and $79,000 in fiscal 1996 and 1994, respectively, versus a loss of $57,000 in fiscal 1995.

The operating results of the Bank depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 1996, the tax-equivalent interest-rate spread increased to 3.17%, as compared to 2.88% in fiscal 1995. The tax-equivalent spread in fiscal 1994 was 3.02%. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 104.2% in fiscal 1996, from 104.7% in fiscal 1995. The ratio was 104.5% in fiscal 1994. The increase in the spread for fiscal 1996 reflects several factors, including the systematic purchase of tax exempt securities to take advantage of their generally higher yield, and the increased use of generally lower costing short term advances in place of longer term deposits to fund growth. The Bank's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

Asset and Liability Management

The Bank in fiscal 1996 utilized strategies designed to increase net interest income based on management's evaluation of interest rate movements, while at the same time managing vulnerability to significant and prolonged increases in interest rates. This process involves monitoring the imbalance between the generally long-term, fixed rate nature of the Bank's interest-earning assets and its generally short or medium-term, interest-bearing liabilities on a regular basis and implementing actions designed to maintain this imbalance at levels management feels is prudent. Although management of the Bank believes that steps it has taken, as discussed below, have maintained the Bank's overall vulnerability to increases in interest rates at an acceptable level, the Bank continues to remain vulnerable to significant and prolonged increases in interest rates because its interest-rate sensitive liabilities exceed its interest-rate sensitive assets within short-term maturities.

The Bank continues to emphasize the origination of adjustable-rate mortgage loans. Originations of such loans amounted to 20.7%, 68.2% and 38.5% of the Bank's originations of mortgage loans in fiscal 1996, 1995 and 1994, respectively. The amount of adjustable-rate loans originated in fiscal 1996 decreased, however, as market conditions caused the Bank's customers to generally favor fixed rate loans. The Bank also is emphasizing the origination of home equity loans, consumer loans (such as loans to finance the purchase of automobiles), and commercial business loans. These types of loans tend to have shorter maturities and higher interest rates than residential mortgage loans. In addition, the Bank offers both secured and unsecured lines of credit to its customers. These lines carry variable interest rates that adjust as the underlying index, generally prime, moves. The Bank continues to offer long-term, fixed-rate residential mortgage loans, but generally only under terms, conditions, and documentation which permit the sale of such loans in the secondary market. In fiscal 1996, however, the Bank adopted a strategy to keep most of the fixed-rate single-family mortgage loans originated in the Bank's portfolio. This strategy was adopted to increase the yield earned on the Bank's portfolio of interest-earning assets and because management believed that a significant or prolonged increase in interest rates was not likely at this time.

The Bank also invests in mortgage-backed securities, which includes collateralized mortgage obligations (CMO's), and other investment securities. In fiscal 1996, mortgage-backed securities purchased had both fixed and adjustable rates. Other taxable investment securities purchased generally had stated final maturities of two to ten years or less. The Bank also invests in tax-exempt municipal bonds and may purchase such bonds with stated maturities of up to 30 years, although the stated maturities are generally shorter.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Bank has seen an increase in its negative one year gap from a negative 11.2% at September 30, 1995 to a negative 17.0% at September 30, 1996. The Bank considers this result at September 30, 1996 to be within its acceptable target range. The table below shows the Bank's gap position at September 30, 1996 based on certain assumptions as to prepayments and amortization of loans, investments and deposit withdrawals.

                                                                               September 30, 1996
                                                                             ------------------------
                                                                             Over Three       After
                                                                               Months       One Year
                                                                   Three       Through       Through     After
                                                                  Months       Twelve         Five       Five
(dollars in thousands)                                            Or Less      Months         Years      Years
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets                                          $48,443       $44,779     $116,313      $97,258

Deposits, escrow
  liabilities and borrowed funds                                  83,240        63,953      100,970       44,573
-----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity                                            $(34,797)     $(19,174)    $115,343      $52,685
=============================================================================================================================
Cumulative interest sensitivity                                 $(34,797)     $(53,971)    $(38,628)     $14,057
=============================================================================================================================
Cumulative ratio as a percent of assets                            (10.9)%       (17.0)%      (12.2)%        4.4%
=============================================================================================================================

In addition to managing the Bank's gap as discussed above, Fidelity has an Asset Liability Management Committee composed of senior officers which meets periodically to review the Bank's exposure to interest rate risk resulting from other factors. Among the areas reviewed are progress on previously determined strategies, national and local economic conditions, the projected interest rate outlook, loan and deposit demand, pricing, liquidity position, capital position, and regulatory developments. Management's evaluation of these factors indicates the current strategies of emphasizing the origination and purchase of adjustable rate or shorter-term loan products, while retaining in the portfolio the fixed rate loans originated, purchasing investments with either fixed or adjustable rates and competitively pricing deposits produces an acceptable level of interest rate risk in the current environment.

Liquidity and Capital Resources

Fidelity's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements, and sales of investments. During fiscal 1996, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth and to maintain its liquidity. At September 30, 1996 the total of approved loan commitments amounted to $1.6 million and the Bank had $4.1 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 1997 is $83.2 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Bank.


Capital

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total assets of 6.98% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 15.08% at September 30, 1996. As a result, regulatory capital requirements should have no material impact on operations.


Financial Condition

The Bank's assets were $317.9 million at September 30, 1996, an increase of $36.1 million or 12.8% over assets at September 30, 1995. The growth primarily reflects an increase in loans receivable. The growth was funded primarily by advances from the FHLB of Pittsburgh.


Loan Portfolio

Net loans receivable increased $30.4 million or 25.1% to $151.3 million at September 30, 1996 from $120.9 million at September 30, 1995. Loans originated totaled $64.3 million in fiscal 1996 versus $35.6 million in fiscal 1995.

Mortgage loans originated amounted to $34.4 million and $16.9 million in fiscal 1996 and 1995, respectively. The Bank did not purchase any mortgage loans in fiscal 1996 or 1995. The increase in mortgage loan originations in fiscal 1996 primarily reflects the stable economic environment that existed in the latter part of fiscal 1996 as longer term interest rates declined and the Bank's strategy of more aggressively pricing its mortgage products. The origination of adjustable rate mortgages (ARM's) decreased to $7.1 million in fiscal 1996 from $11.5 million in fiscal 1995. This decrease reflected an interest rate environment in which customers increasingly preferred the stability of fixed rate loans to the potential uncertainty of adjustable rates. Principal repayments on outstanding loans also increased slightly in fiscal 1996 as compared to fiscal 1995. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $106.3 million at September 30, 1996 from $87.7 million at September 30, 1995.

Other loan originations, including installment loans and commercial business loans, totaled $29.8 million in fiscal 1996 versus $19.7 million in fiscal 1995. During fiscal 1996, the Bank continued to emphasize other loans, particularly home equity loans and equity lines of credit, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The Bank was successful in this strategy and saw the balance of installment loans increase to $35.8 million at September 30, 1996, as compared to $28.4 million at September 30, 1995. Commercial business loans also experienced a significant increase, totaling $10.7 million at September 30, 1996 versus $6.2 million at September 30, 1995.

Non-Performing Assets

The following table sets forth information regarding non-accrual loans and real estate owned at the dates indicated. The Bank did not have any accruing loans which were 90 days or more overdue or any loans which were classified as troubled debt restructurings at the dates presented.

                                                                                    September 30,
                                                                      1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------------
Non-accrual residential real
  estate loans (one-to-four family)                                $  567,000        $  227,000       $  574,000
Non-accrual construction, multi-
  family residential and
  commercial real estate loans                                        134,000               --           621,000
Non-accrual installment and
  commercial business loans                                           457,000            85,000           87,000
-----------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                         $1,158,000        $  312,000       $1,282,000
=============================================================================================================================
Total non-performing loans as
  a percent of net loans receivable                                       .77%              .26%            1.14%
=============================================================================================================================
Total real estate owned, net of
  related reserves                                                 $  370,000        $1,062,000       $  455,000
=============================================================================================================================
Total non-performing loans and real estate
  owned as a percent of total assets                                      .48%              .49%             .63%
=============================================================================================================================

At September 30, 1996, non-accrual loans consisted of fifteen 1-4 family residential real estate loans totaling $567,000, one single family construction loan totaling $134,000, twenty-three installment loans totaling $125,000, three commercial loans totaling $189,000, three commercial lines of credit totaling $129,000, three personal lines of credit totaling $1,000 and eleven credit card accounts totaling $13,000. Management has evaluated these loans and is satisfied that the allowance for possible losses on loans at September 30, 1996 is adequate. The allowance for possible losses on loans has increased from $1,334,000 at September 30, 1994 to $1,429,000 at September 30, 1995 and to
$1,530,000 at September 30, 1996. The balance at September 30, 1996, at 1.01% of net loans receivable and 132.1% of non-performing loans, is considered reasonable by management.

Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity decreased $61.0 million or 66.1% to $31.3 million at September 30, 1996 from $92.3 million at September 30, 1995. Purchases totaled $550,000 in fiscal 1996, all of which were adjustable-rate mortgage-backed securities. The decrease in fiscal 1996 partially reflects the transfer of approximately $55.0 million of mortgage-backed securities held-to-maturity to mortgage-backed securities available-for-sale, as well as normal principal repayments. The transfer was done according to provisions of "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" ("Guide") issued by the FASB on November 15, 1995. The one-time reclassification could be made without calling into question the propriety of a company's stated intent in prior or subsequent periods. The reclassification had to occur between November 15, 1995 and December 31, 1995. The Company utilized this opportunity to reclassify securities in December 1995, believing that such a reclassification provided additional flexibility in the management of these assets. No sales were made from mortgage-backed securities held-to-maturity in fiscal 1996.


Mortgage-Backed Securities Available-for-Sale

Mortgage-backed securities available-for-sale increased $53.3 million to $62.5 million at September 30, 1996 from $9.2 million at September 30, 1995. As discussed above, approximately $55.0 million of mortgage-backed securities were transferred to available-for-sale in December 1995 pursuant to the provisions of the Guide. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. During fiscal 1996, the Bank purchased $13.3 million of these securities and sold $5.5 million. Sales of these securities in fiscal 1996 resulted in a net pretax gain of $17,000.


Investment Securities Held-to-Maturity

Investment securities held-to-maturity decreased $9.9 million or 64.6% to $5.4 million at September 30, 1996, compared to $15.3 million at September 30, 1995. These investments are comprised of U.S. Government and Agency securities and asset-backed securities. The decrease in fiscal 1996 partially reflects the transfer of approximately $8.2 million of investment securities held-to-maturity to available-for-sale pursuant to provisions of the Guide as discussed above, as well as other securities maturing or being called. In addition, no securities were purchased in fiscal 1996 for the held to maturity category as management decided to make most purchases in the available-for-sale category to increase flexibility and liquidity in the management of security holdings. There were no sales of investment securities held-to-maturity in fiscal 1996.

Investment Securities Available-for-Sale

Investment securities available-for-sale increased $21.8 million or 74.8% to $50.9 million at September 30, 1996, compared to $29.1 million at September 30, 1995. These securities provide an additional source of liquidity for the Bank and consist of U.S. Government and Agency securities, tax-free municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, and other equity securities. The increase in fiscal 1996 partially reflects the transfer of approximately $8.2 million of investment securities held to maturity to available-for-sale. Purchases in fiscal 1996 totaled $25.5 million and sales totaled $5.6 million, resulting in a net pretax gain of $10,000. Purchases during fiscal 1996 were primarily tax-free municipal securities and U.S. Agency securities.


Office Premises and Equipment

Office  premises  and  equipment  decreased  $115,000 or 3.3% to $3.4 million at
September  30,  1996.  There  were  no  major  equipment   purchases  nor  major
renovations to branches or offices done in fiscal 1996.


Intangible Assets

Intangible assets, which consist of goodwill and core deposit intangibles, were generated in the November 1991 branch acquisitions and amount to $44,000 at September 30, 1996. These intangibles are being amortized on a straight line basis over five years for book purposes. As a result of the Omnibus Reconciliation Tax Act of 1993, the Bank made an election to amortize these intangibles over 15 years for tax purposes and have them be fully tax deductible.


Savings Deposits

Savings deposits decreased $9.8 million during fiscal 1996 to $234.3 million at September 30, 1996. Deposit decreases occurred in time and passbook deposits, while increases occurred in demand deposits, NOW accounts and money market deposit accounts. This deposit outflow occurred in the later half of fiscal 1996 and was a situation experienced by much of the banking industry insured by SAIF. During much of fiscal 1996, most SAIF insured institutions paid deposit insurance premiums at a rate of $.23 per hundred dollars of deposits. Most institutions insured by the Bank Insurance Fund ("BIF"), which included much of the commercial banking industry, effectively had no deposit insurance premiums. As a result, BIF insured institutions could be more aggressive at setting deposit rates, and attracting deposits, particularly for time deposits, than SAIF insured institutions. With the passage of the ACT on September 30, 1996, the premium disparity has been significantly reduced. Effective January 1, 1997, SAIF insured institutions will pay approximately $.064 per hundred dollars of deposits while BIF insured institutions pay approximately $.013 per hundred dollars of deposits.

The decrease in passbook accounts reflects the short term rate environment that existed in fiscal 1996. Bank rates on such accounts stayed relatively low and some depositors sought alternative higher yielding forms of investments. Demand deposits and NOW accounts are relatively rate insensitive and the increased balances in these categories reflects the increased emphasis management has placed on attracting and retaining such accounts.

Borrowings

Federal Home Loan Bank advances and reverse repurchase agreements outstanding increased $44.1 million or 336.5% to $57.1 million at September 30, 1996, from $13.1 million at September 30, 1995. The Bank continues to utilize FHLB advances and reverse repurchase agreements as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals. The increased use of advances in fiscal 1996 reflects both the net savings deposit outflow that occurred during the year and the need to fund the growth the Bank experienced.


Stockholders' Equity

Stockholders' equity decreased $354,000 or 1.6% to $21.8 million at September 30, 1996 compared to $22.1 million at September 30, 1995. The decrease results from an increase in unrealized losses on securities available-for-sale of $1.4 million and cash dividends paid of $409,000, substantially offset by 1996 net income of $1.3 million, stock options exercised of $70,000, and stock issued under the Dividend Reinvestment Plan of $57,000.


Results of Operations

Comparison of Fiscal Years Ended September 30, 1996, 1995, and 1994

Net income was $1.3 million for the year ended September 30, 1996 compared to $1.5 million for fiscal 1995 and $2.4 million for fiscal 1994.

Interest Rate Spread

The Bank's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, increased to 3.17% on a tax-equivalent basis in fiscal 1996 from 2.88% in fiscal 1995. The spread was 3.02% in fiscal 1994. The following table shows the average tax-equivalent yields earned on the Bank's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.

                                                                            Fiscal Years Ended September 30,
                                                                            1996           1995          1994
-----------------------------------------------------------------------------------------------------------------------------
Average yield on:
  Mortgage loans                                                             8.33%         8.21%           8.22%
  Mortgage-backed securities                                                 6.29%         6.05%           5.79%
  Installment loans                                                          8.41%         8.31%           8.25%
  Commercial business loans                                                  9.86%        10.63%           8.69%
  Interest-earning deposits with other
    institutions, investment securities,
    and FHLB stock(1)                                                        6.98%         6.87%           5.58%
-----------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                                7.44%         7.19%           6.78%
-----------------------------------------------------------------------------------------------------------------------------
Average rates paid on:
  Savings deposits                                                           4.17%         4.24%           3.75%
  Borrowed funds                                                             4.95%         5.04%           3.90%
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                           4.27%         4.31%           4.76%
-----------------------------------------------------------------------------------------------------------------------------
Average interest rate spread                                                 3.17%         2.88%           3.02%
=============================================================================================================================
Net yield on interest-earning assets                                         3.33%         3.08%           3.18%
=============================================================================================================================

(1) Interest income on tax free investments has been adjusted for federal income tax purposes using a rate of 34%.


Interest Income on Loans

Interest income on loans increased by $1.5 million or 15.4% to $11.5 million in fiscal 1996 as compared to $10.0 million in fiscal 1995. The increase reflects both an increase in the average yield earned on loans and an increase in the average size of the loan portfolio. The average size of the loan portfolio increased from an average balance of $119.3 million in fiscal 1995 to $135.9 million in fiscal 1996. The increase in the loan portfolio reflects both management's continued efforts to expand lending and the decision to retain newly originated mortgage loans in the portfolio, rather than selling them in the secondary market. Interest income on loans increased by $923,000 or 10.2% to $10.0 million in fiscal 1995 as compared to fiscal 1994. The increase primarily reflects both an increase in the average yield earned on loans and an increase in the average size of the loan portfolio.

Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities decreased by $480,000 or 7.3% to $6.1 million in fiscal 1996 from $6.6 million in fiscal 1995. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, decreased from $109.0 million in fiscal 1995 to $97.3 million in fiscal 1996. The decrease was partially offset, however, by an increase in the yield earned on these securities in fiscal 1996. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. The decrease in the average balance partially reflects the decreased emphasis placed on these securities in fiscal 1996, as growth for the Bank was generated in the loan and investment securities portfolios.

Interest income on mortgage-backed securities was $6.6 million in both fiscal 1995 and 1994. The average balance of mortgage-baked securities, including mortgage-backed securities available-for-sale, decreased to $109.0 million in fiscal 1995 as compared to $114.2 million in fiscal 1994. The decrease was offset, however, by an increase in the yield earned on these securities in fiscal 1995.


Interest Income on Investments

Interest income on investments (including those available-for-sale), which includes interest-earning deposits with other institutions and FHLB stock, was $3.4 million in fiscal 1996, compared to $2.4 million in fiscal 1995. The increase was due both to an increase in the average balance of such investments to $55.0 million in fiscal 1996 as compared to $40.5 million in fiscal 1995, as well as an increase in the average yield earned in fiscal 1996 as compared to fiscal 1995. This increase in yield primarily reflects the systematic purchase of longer term investment securities, particularly municipal obligations. Tax free municipal obligations were purchased throughout fiscal 1996, both because of their high tax-equivalent yield but also because of favorable call features. Because of the increase in the Bank's loan portfolio, management decided to decrease exposure, to the extent possible, to principal prepayment risk. Thus, new purchases of mortgage-backed securities, which have prepayment risk, were minimized in favor of securities, such as municipal obligations and other agency notes, which are not subject to prepayment except at specifically defined call dates.

Interest income on investments was $2.4 million in fiscal 1995 compared to $2.0 million in fiscal 1994. The increase was due both to an increase in the yield earned on investments in fiscal 1995 and to an increase in the average balance of the portfolio, which was $40.5 million in fiscal 1995 and $38.3 million in fiscal 1994. The average yield earned on investments was higher in fiscal 1995, as compared to fiscal 1994, due primarily to the replacement of lower yielding securities as they matured or were sold with securities yielding a current market rate.

Interest Expense on Savings Deposits

Interest on deposits increased $89,000 or .9% to $10.1 million in fiscal 1996 from $10.0 million in fiscal 1995. The increase reflects an increase in the average balance of deposits in fiscal 1996, as compared to fiscal 1995, partially offset by a decrease in the average rate paid on deposits. The decrease in rates results both from depositors continuing to maintain significant amounts in lower costing NOW and passbook accounts and from older, higher rate certificates of deposit maturing and being replaced with lower rate certificates.

Interest on deposits increased $1.3 million or 14.1% to $10.0 million in fiscal 1995 from $8.7 million in fiscal 1994. The increase is primarily the result of an increase in the average rate paid on deposits in fiscal 1995 as compared to fiscal 1994, reflecting the higher interest rate environment that exists. Also, the Bank experienced a shift in deposits from generally lower costing passbook and money market accounts to fixed-rate certificates of deposit.


Interest Expense on Borrowed Funds

The Bank continued to use FHLB advances and repurchase agreements as cost effective sources of funding in fiscal 1996. Interest expense on borrowed funds increased $684,000 or 63.5% to $1.8 million in fiscal 1996 compared to fiscal 1995. The increase reflects a higher level of borrowing in fiscal 1996, partially offset by a decrease in the cost of these funds. Interest expense on borrowed funds increased $388,000 or 56.3% to $1.1 million in fiscal 1995 from $689,000 in fiscal 1994. The increase reflects both a higher level of borrowing in fiscal 1995, as well as higher rates paid.


Provision for Loan Losses

The provision for loan losses was $270,000, $230,000 and $360,000 for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. The variation in the provisions reflects management's continuing evaluation of the balance in the allowance for possible losses on loans, while at the same time experiencing a favorable loan charge-off record. Based on these factors, the allowance has grown from $1.3 million at September 30, 1994 to $1.5 million at September 30, 1996. Loan charge-offs, net of recoveries, were comparable in fiscal 1996 and 1995 at $169,000 and $135,000, respectively. Net charge-offs were $148,000 in fiscal 1994.

A monthly review is conducted by management to determine that the allowance for possible loan losses is adequate to absorb estimated loan losses. In determining the level of allowances for possible loan losses, consideration is given to general economic conditions, the diversification of the loan portfolio, historical loss experience, identified credit problems, delinquency levels and the adequacy of collateral. Although management believes that the current allowance for loan losses is adequate, future additions to the reserves may be necessary due to changes in economic conditions. In addition, the various regulatory agencies review the adequacy of the allowance for loan losses as part of their examination process and may require additions to the allowance based on their judgment.

Other Income

Fidelity's non-interest or total other income increased by $128,000 or 21.2% to $732,000 in fiscal 1996 as compared to fiscal 1995. Other income decreased by $23,000 or 3.7% to $604,000 in fiscal 1995 compared to fiscal 1994.

Included in non-interest income was service fee income on loans and late charges which decreased by $10,000 in fiscal 1996 and by $10,000 in fiscal 1995 over the respective prior years. The decrease in fiscal 1996 primarily reflects a decrease in commercial loan fees as well as a reduction in fee income on loans serviced for others. The decrease in fiscal 1995 reflects both a decrease in late charges on mortgage loans and a reduction in fee income on loans serviced for others. The portfolio of loans service for others decreased in fiscal 1996 and 1995 compared to the prior years, with a corresponding reduction in fees earned.

The Bank recorded a net gain of $27,000 on the sale of investment and mortgage-backed securities in fiscal 1996 as compared to a net loss on such sales of $57,000 in fiscal 1995. Fiscal 1994 results showed a $79,000 net gain. Sales in fiscal 1996 were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the year. Securities in the available-for-sale category represent securities purchased for yield or asset/liability management purposes and can be sold at any time. Sales made from the available-for-sale portfolio in fiscal 1995 were done to partially reposition the portfolio to reflect the higher interest rate environment that existed. Funds from the sales were reinvested in securities earning current market rates, however losses were realized on some sales in the implementation of this strategy. The results for fiscal 1994 reflect the sale of securities from both the investment and available-for-sale categories. Sales were made from the investment category in preparation for the adoption of SFAS No. 115 on October 1, 1994.

Gain on sale of loans was $17,000, $18,000 and $24,000 in fiscal years 1996, 1995 and 1994, respectively. The Bank may sell a portion of the fixed-rate mortgages it originates, generally those with terms greater than 15 years, to the Federal National Mortgage Association ("FNMA"). In addition, the Bank sells education loans to the Student Loan Marketing Association ("SLMA"). Such sales generally result in some gain or loss being realized and are being done to reduce the Bank's position in these loans, which are generally lower yielding and subject to extensive and costly government regulation. The Bank does not intend to originate additional loans for its portfolio, except those that will be serviced by SLMA. Sales to FNMA and SLMA decreased in fiscal 1996, however the net gains recorded in fiscal 1996, 1995 and 1994 reflect the timing of the sales.

Other operating income includes miscellaneous sources of income which consist primarily of various fees related to checking accounts, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $614,000, $558,000 and $429,000 in fiscal 1996, 1995 and
1994, respectively. The increase in fiscal 1996 reflects an increase in rental income from space at the Bank's Bloomfield branch that was rented throughout the year, and increases in returned check charges and automated teller machine fees. The increase in fiscal 1995 reflects increases in checking account service charges related to the introduction of new checking account programs, increases in fees related to automatic teller machine usage, and a gain on the sale of the building housing the Bank's former East Ohio Street branch, which was closed in March 1994. This gain amounted to $29,000.

Other Expenses

Operating expenses increased $2.0 million or 31.9% to $8.1 million in fiscal 1996 and $502,000 or 8.9% to $6.1 million in fiscal 1995, from $5.6 million in fiscal 1994.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $170,000 or 5.5% to $3.2 million in fiscal 1996 and $282,000 or 10.1% to $3.1 million in fiscal 1995 over the respective prior years. Factors contributing to the increases in both years were normal salary increases and higher fringe benefit costs, as well as increases in the number of employees.

Office occupancy and equipment expense increased $22,000 or 4.0% to $564,000 in fiscal 1996 and $21,000 or 4.0% to $542,000 in fiscal 1995 over the respective prior years. The increase in fiscal 1996 primarily reflects increased maintenance costs on equipment and facilities. The increase in fiscal 1995 reflects increased property taxes and increased maintenance costs on some equipment out of the warranty period.

Depreciation and amortization increased $ 17,000 or 3.9% to $456,000 in fiscal 1996 and $32,000 or 7.9% to $439,000 in fiscal 1995 over the respective prior years. The increase in both years reflects new equipment purchased for both the branch network and backoffice operations, as well as depreciation on facilities renovated.

Premiums for federal deposit insurance were $2.1 million, $526,000 and $534,000 for the fiscal years 1996, 1995 and 1994, respectively. Fiscal 1996 results include a one-time special assessment of $1.5 million to recapitalize the SAIF. This one-time charge was mandated by the ACT and assessed to all SAIF insured institutions. Exclusive of this one-time charge, the variance for the periods reflects the varying deposit balances on which the premiums are based.

The Bank recorded net losses on real estate owned of $91,000, $9,000 and $2,000 in fiscal 1996, 1995 and 1994, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. The results in fiscal 1996 primarily reflect the write-down of one property to fair value less estimated cost to sell. The property is now under agreement of sale and no further write-downs are anticipated. The results in fiscal 1995 and 1994 do not contain individually significant transactions.

Intangible amortization was $264,000 in fiscal 1996, 1995 and 1994. The results reflect the amortization of the intangibles generated by the three branch acquisitions that occurred in November 1991, on a straight-line basis over five years.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $1.4 million in fiscal 1996, $1.3 million in fiscal 1995 and $1.1 million in fiscal 1994. Significant variations in fiscal 1996, as compared to fiscal 1995, include increases in legal fees, costs for new services offered such as debit cards, telephone banking and automated teller machine statements. Partially offsetting these increases was a decrease in advertising expenses. Significant variations in fiscal 1995, as compared to fiscal 1994, include increased advertising expenses, primarily relating to new checking products, increased stationary and supply costs, postage expense and automated teller machine fees associated with the installation of an additional machine.

Income Taxes

The company generated taxable income and, as a consequence, recorded tax provisions of $226,000, $728,000 and $1.0 million for fiscal 1996, 1995 and 1994, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate.


Impact of Inflation and Changing Prices

The Consolidated Financial Statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.


Recent Accounting and Legislative Developments

On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the ACT). Among other things, the Act imposed a one time special assessment on deposits insured by the SAIF designed to fully capitalize the SAIF to the level required by law. This special assessment was approximately $1.5 million for the Bank. The Act also included a provision confirming that the special assessment is deductible for Federal income tax purposes in the year paid. The Act also provides for the eventual merger of the SAIF with the BIF and reallocates payment of Financing Corporation bond obligations to both SAIF and BIF insured institutions. In addition, the Act contains prohibitions on insured institutions facilitating or encouraging the migration of SAIF deposits to the BIF until the end of 1999. While the Bank has not yet determined the effect all the provisions of the Act will have on it, it is expected that, as a result of the recapitalization of SAIF, deposit insurance premiums will be significantly reduced beginning in calendar year 1997 for all SAIF insured institutions. The Bank currently estimates that deposit insurance premiums will fall to approximately $.064 per hundred dollars of deposits, compared to the current rate of $.23 per hundred.

In March 1995, the FASB released SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 is effective for fiscal years beginning after December 15, 1995, and establishes guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets to be held and used as well as assets held for disposition. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. The adoption of SFAS No. 121 is not expected to be material to the Company's financial position or results of operations.

In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 is to be applied prospectively in fiscal years beginning after December 15, 1995 to transactions in which an entity sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. The Company does not believe that the adoption of this Statement will have a material effect on the financial position or results of operations of the Company.

In October 1995 the FASB released SFAS No. 123, "Accounting for Stock-Based Compensation." Effective for fiscal years beginning after December 15, 1995, SFAS No. 123 outlines preferable accounting treatment and reporting guidelines for employee stock option plans. The Company is currently analyzing the impact of the adoption of the standard on the consolidated financial statements; however, the adoption and concurrent application of the standard is not expected to have a material impact.

The FASB released SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. SFAS No. 125 establishes standards for resolving issues related to circumstances under which the transfer of financial assets should be considered as sales of all or part of the assets or as secured borrowings and about when a liability should be considered extinguished. The Company has not yet determined the effect that the adoption of SFAS No. 125 would have on its financial position or results of operations.

Fidelity Savings Bank

Bank Headquarters - 1009 Perry Highway, Pittsburgh, Pennsylvania 15237
                    (412) 367-3300
--------------------------------------------------------------------------------

Board of Directors

JOHN R. GALES
President
J.R. Gales & Associates

ROBERT F. KASTELIC
President
X-Mark Industries

OLIVER D. KEEFER
Owner
Ralph E. Lane Company

CHARLES E. NETTROUR
President
Martin & Nettrour, Inc.
Retirement Designs Unlimited, Inc.

JAMES E. SHEPARD
Retired President
Power Equipment Company

JOANNE ROSS WILDER
Attorney
Wilder, Mahood &Crenney, P.C.

WILLIAM L. WINDISCH
President, Chief Executive Officer



Director Emeritus

EVELYN R. YOUNG
Retired Department Head
Upper St. Clair High School

Officers

WILLIAM L. WINDISCH
President, Chief Executive Officer

RICHARD G. SPENCER, CPA
Executive Vice President,
Chief Financial Officer, Treasurer

MICHAEL A. MOONEY
Executive Vice President, Chief Lending Officer

LISA M. CLINE
Vice President - Human Resources
and Administrative Services, Assistant Secretary

SANDRA L. LEE
Vice President - Operations

ANTHONY F. ROCCO
Vice President - Community Banking

MICHAEL D. MCGAHEY
Vice President

ARLENE P. PETROSKY
Vice President

SANDRA L. GRAHAM
Secretary

LISA L. GRIFFITH
Assistant Vice President,
Assistant Treasurer, Manager of Accounting

KENNETH J. BARKOVICH
Assistant Vice President

CHRISTINE J. HOFFMAN
Assistant Vice President

LYNNE A. MANSKI
Assistant Vice President

BERNARD T. UHRINEK
Assistant Vice President

Fidelity Bancorp, Inc.

Corporate Headquarters  - 1009 Perry Highway, Pittsburgh, Pennsylvania 15237
                         (412) 367-3300
--------------------------------------------------------------------------------

Board of Directors

JOHN R. GALES
President
J.R. Gales & Associates

ROBERT F. KASTELIC
President
X-Mark Industries

OLIVER D. KEEFER
Owner
Ralph E. Lane Company

CHARLES E. NETTROUR
President
Martin & Nettrour, Inc.
Retirement Designs Unlimited, Inc.

JAMES E. SHEPARD
Retired President
Power Equipment Company

JOANNE ROSS WILDER
Attorney
Wilder, Mahood &Crenney, P.C.

WILLIAM L. WINDISCH
President, Chief Executive Officer


Officers

WILLIAM L. WINDISCH
President, Chief Executive Officer

RICHARD G. SPENCER, CPA
Vice President, Chief Financial Officer, Treasurer

MICHAEL A. MOONEY
Vice President

SANDRA L. GRAHAM
Secretary

LISA M. CLINE
Assistant Secretary

LISA L. GRIFFITH
Assistant Treasurer

Stock Listing

NASDAQ Market System
Symbol FSBI


Investor Relations

Sandra L. Graham,
Corporate Secretary
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300


Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 866-1340


Independent Auditors

KPMG Peat Marwick LLP
One Mellon Bank Center
Pittsburgh, Pennsylvania 15219


Dividend Reinvestment
Plan Information

Investor Relations
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300


Financial Information

Richard G. Spencer,
Chief Financial Officer
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300


Annual Report on Form 10-KSB

Sandra L. Graham,
Corporate Secretary
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300

                             FIDELITY SAVINGS BANK


                                  ALLISON PARK
                           Duncan Manor Shopping Plaza
                        Allison Park, Pennsylvania 15101
                                  412-366-1200

                                   BLOOMFIELD
                               4719 Liberty Avenue
                         Pittsburgh, Pennsylvania 15224
                                  412-682-0311

                                  BRIGHTON ROAD
                               3300 Brighton Road
                         Pittsburgh, Pennsylvania 15212
                                  412-734-2675

                                   MT. LEBANON
                                312 Beverly Road
                         Pittsburgh, Pennsylvania 15216
                                  412-571-1333

                                   MT. LEBANON
                               728 Washington Road
                         Pittsburgh, Pennsylvania 15228
                                  412-561-2470

                                    NORTHWAY
                             6000 Babcock Boulevard
                         Pittsburgh, Pennsylvania 15237
                                  412-367-9010

                                   PERRYSVILLE
                               1009 Perry Highway
                         Pittsburgh, Pennsylvania 15237
                                  412-364-3200

                                   ZELIENOPLE
                               251 S. Main Street
                         Zelienople, Pennsylvania 16063
                                  412-452-6655