Form 10KSB/A, Exhibit 13
period 1996-09-30
FIDELITY BANCORP INC
filed 1997-01-28
CIK 769207

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
===========================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                   Unrealized
                                                                                   Gain (Loss)   Employee
                                                             Additional           on Securities   Stock
                                                  Common       Paid-In    Retained  Available-   Ownership
(in thousands)                                    Stock        Capital    Earnings   For-Sale    Plan Debt   Total
-----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993                         $12      $ 7,950    $10,625     $ --      $ (43)    $18,544
Employee stock ownership plan
  debt repayment                                       --           --         --       --         24          24
Stock options exercised (Note 17)                      --           58         --       --         --          58
Cash dividends paid                                    --           --       (341)      --         --        (341)
Net income                                             --           --      2,372       --         --       2,372
Unrealized loss on marketable
  equity securities                                    --           --         --      (54)        --         (54)
Sale of stock through Dividend
  Reinvestment Plan                                    --           43         --       --         --          43
-----------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1994                          12        8,051     12,656      (54)       (19)     20,646
Employee stock ownership plan
  debt repayment                                       --           --         --       --         19          19
Stock options exercised (Note 17)                      --           32         --       --         --          32
Cash dividends paid                                    --           --       (382)      --         --        (382)
Net income                                             --           --      1,515       --         --       1,515
Effect of change in accounting for certain
  debt and equity securities at date of
  adoption, net of deferred taxes (Note 1)             --           --         --     (208)        --        (208)
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                         --           --         --      455         --         455
Sale of stock through Dividend
  Reinvestment Plan                                    --           55         --       --         --          55
-----------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1995                          12        8,138     13,789      193         --      22,132
Stock options exercised (Note 17)                      --           70         --       --         --          70
Cash dividends paid                                    --           --       (409)      --         --        (409)
Stock dividend paid (Note 1)                            2        2,172     (2,174)      --         --          --
Net income                                             --           --      1,317       --         --       1,317
Effect of change in accounting for certain
  debt and equity securities at date of one-time
  reclassification, net of deferred taxes (Note 1)     --           --         --     (539)        --        (539)
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                         --           --         --     (850)        --        (850)
Sale of stock through Dividend
  Reinvestment Plan                                    --           57         --       --         --          57
-----------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1996                         $14      $10,437    $12,523  ($1,196)      $ --     $21,778
========================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                               $  1,317       $  1,515      $  2,372
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                 270            230           360
      Loss on real estate owned                                                  91              9             2
      Depreciation and amortization                                             456            439           407
      Deferred loan fee amortization                                           (235)           (66)         (228)
      Amortization of investment and mortgage-backed
        securities discounts/premiums, net                                     (321)           437           860
      Deferred income tax provision                                            (579)          (116)          (34)
      Amortization of intangibles                                               264            264           264
      Net (gain) loss on sale of investments                                    (10)           131            --
      Net (gain) loss on sale of mortgage-backed securities                     (17)           (74)          (79)
      Loans held-for-sale originated                                           (134)          (361)       (2,183)
      Sale of loans held-for-sale                                               151            361         2,939
      Net gain on sale of loans                                                 (17)           (18)          (24)
      (Increase) decrease in interest receivable                               (241)          (132)           42
      Increase in deferred tax assets                                        (1,110)           (30)         (576)
      Increase (decrease) in interest payable                                   (81)          (122)          (22)
      Increase (decrease) in accrued taxes                                     (257)          (158)          (65)
      SAIF assessment                                                         1,537             --            --
      Other changes-- net                                                     1,266            470           (85)
-----------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                          2,992           2,779        3,950
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale                       5,556          6,881            --
  Proceeds from sales of mortgage-backed securities available-for-sale        5,505          6,312        15,249
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                               6,000          4,200            --
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                          7,778          2,475           295
  Purchases of investment securities available-for-sale                     (25,528)       (26,684)         (616)
  Purchases of mortgage-backed securities available-for-sale                (13,255)        (7,079)       (8,205)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                                 1,649          7,230         7,057
  Purchases of investment securities held-to-maturity                            --           (473)      (14,249)
  Net (increase) decrease in other interest-earning
    deposits with other institutions                                             --            297           297
  Proceeds from sales of mortgage-backed securities held-to-maturity             --             --        33,212
  Proceeds from mortgage-backed securities
    held-to-maturity principal repayments                                     6,438          9,551        29,125
  Purchases of mortgage-backed securities held-to-maturity                     (550)          (891)      (62,600)
  Principal repayments on first mortgage loans                               15,247         13,475        18,274
  Principal repayments on other loans                                        16,895         10,809         9,986
  First mortgage loans originated and disbursed                             (33,859)       (15,080)      (15,075)
  Purchases of first mortgage loans                                              --             --        (2,174)
  Sale of other loans                                                         1,042          1,649           609
  Other loans originated                                                    (29,813)       (19,698)      (17,779)
  Additions to office premises and equipment                                   (341)          (805)       (1,027)
-----------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                       $(37,236)       $(7,831)      $(7,621)
-----------------------------------------------------------------------------------------------------------------------------
(continued)

For the fiscal years ended September 30, 1996, 1995 and 1994
(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in savings deposits                           $    (9,807)       $15,779      $ (5,787)
  Increase (decrease) in reverse repurchase agreements                       (4,049)          (409)        2,892
  FHLB advance repayments                                                (1,299,500)       (53,400)      (39,500)
  FHLB advances                                                           1,347,600         44,300        46,900
  Cash dividends paid                                                          (409)          (382)         (341)
  Stock options exercised                                                        70             32            58
  Proceeds from sale of stock                                                    57             55            43
-----------------------------------------------------------------------------------------------------------------------------

    Net cash provided (used) by financing activities                         33,962          5,975         4,265
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                               (282)           923           594
Cash and cash equivalents at beginning of year                                5,044          4,121         3,527
-----------------------------------------------------------------------------------------------------------------------------

    Cash and cash equivalents at end of year                            $     4,762        $ 5,044      $  4,121
=============================================================================================================================

Supplemental Disclosure of Cash Flow Information

For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------

Cash paid during the year for:
  Interest on deposits and other borrowings                              $   11,867        $11,255      $  9,457
  Income taxes                                                                1,011          1,008         1,136
-----------------------------------------------------------------------------------------------------------------------------

Transfer of investment and mortgage-backed securities
  from investment to available-for-sale                                      63,240         21,481            --
-----------------------------------------------------------------------------------------------------------------------------

Transfer of loans to real estate owned                                   $      536        $   522      $    369
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
=============================================================================================================================


                                                                                 Gross         Gross
                                                                   Carrying   Unrealized    Unrealized    Market
At September 30, 1995                                                Value       Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $ 5,997       $ --         $(126)      $ 5,871
  Due beyond five years, but within ten years                        1,000         --            (6)          994
Asset-backed securities:
  Contractually due beyond one year,
    but within five years                                              447         --            --           447
  Contractually due beyond ten years                                 1,605         31            --         1,636
Municipal obligations:
  Due beyond one year, but within five years                           410          4            --           414
  Due beyond five years, but within ten years                        5,817         65           (39)        5,843
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $15,276       $100         $(171)      $15,205
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

(dollar amounts in thousands, except per share data)

(3) Investment Securities Available-for-Sale

Investment securities available-for-sale at September 30, 1996 and 1995 are as follows:

                                                                                    Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $ 5,001       $ 15         $ (26)      $ 4,990
  Due beyond five years, but within ten years                       19,779         14          (495)       19,298
Municipal obligations:
  Due beyond one year, but within five years                         1,947          6            (7)        1,946
  Due beyond five years, but within ten years                        5,026         43           (33)        5,036
  Due beyond ten years                                              17,335        448           (89)       17,694
Equity securities                                                       48         16            --            64
Mutual funds                                                         1,558         --           (38)        1,520
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        380          1            --           381
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $51,074       $543         $(688)      $50,929
=============================================================================================================================

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1995                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                              $ 1,000       $  4          $ --       $ 1,004
  Due beyond one year, but within five years                        10,491         55           (21)       10,525
  Due beyond five years, but within ten years                        3,996         31            --         4,027
  Due beyond ten years                                                 996         18            --         1,014
Municipal obligations:
  Due beyond one year, but within five years                           250         --            --           250
  Due beyond five years, but within ten years                          447         --            --           447
  Due beyond ten years                                               9,759        252            (8)       10,003
Money markets                                                           53         --            --            53
Mutual funds                                                         1,471         --           (41)        1,430
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        387          1            --           388
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $28,850       $361          $(70)      $29,141
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

(dollar amounts in thousands, except per share data)

(4) Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity were comprised of the following:

                                                                                 Gross         Gross
                                                                   Carrying   Unrealized    Unrealized    Market
At September 30, 1996                                                Value       Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond five years, but within ten years        $    55        $ --        $  --      $    55
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years             191          --           (1)         190
  Contractually due beyond five years, but within ten years          1,705          23           --        1,728
  Contractually due beyond ten years                                14,838          39         (293)      14,584
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years          3,781           8         (115)       3,674
  Contractually due beyond ten years                                 6,775          22         (150)       6,647
AA Rated Mortgage Certificates:
  Contractually due beyond ten years                                 3,682          --           (5)       3,677
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years             248          15           --          263
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $31,275        $107        $(564)     $30,818
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

(dollar amounts in thousands, except per share data)

(5) Mortgage-Backed Securities Available-For-Sale

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $ 7,011         $12       $ (237)      $ 6,786
Federal Home Loan Mortgage Corporation:
  Contractually due within one year                                     48          --           (1)           47
  Contractually due beyond one year, but
    within five years                                                3,017          --          (77)        2,940
  Contractually due beyond ten years                                 8,543          34          (64)        8,513
Federal National Mortgage Association:
  Contractually due beyond one year, but
    within five years                                                4,537           3          (40)        4,500
  Contractually due beyond five years, but
    within ten years                                                14,651          --         (618)       14,033
  Contractually due beyond ten years                                 5,884           6         (177)        5,713
Collateralized Mortgage Obligations:
  Contractually due within one year                                    156          --           (1)          155
  Contractually due beyond one year, but
    within five years                                                6,032          28           --         6,060
  Contractually due beyond ten years                                14,135           2         (421)       13,716
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $64,014         $85      $(1,636)      $62,463
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
=============================================================================================================================

Commitments to originate loans at September 30, 1996 were approximately as follows:

                                                                                      Rate              Amount
-----------------------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Fixed-rate                                                                     6.50% to 7.875%        $  554

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

(dollar amounts in thousands, except per share data)

(8) Allowance for Possible Losses on Loans and Real Estate Owned

Changes in the allowance for possible loan losses are as follows:

                                                            First                        Commercial
                                                          Mortgage       Installment      Business
                                                            Loans           Loans           Loans        Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993                              $ 533           $ 364            $ 225      $ 1,122
Provision for loan losses                                    240              10              110          360
Charge-offs                                                 (116)            (40)              (3)        (159)
Recoveries                                                   --                6                5           11
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                                657             340              337        1,334
Provision for loan losses                                    155              10               65          230
Charge-offs                                                 (189)            (29)            (116)        (334)
Recoveries                                                    79              11              109          199
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995                                702             332              395        1,429
Provision for loan losses                                    120              60               90          270
Charge-offs                                                 (149)            (44)             (78)        (271)
Recoveries                                                    55              10               37          102
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                              $ 728           $ 358            $ 444      $ 1,530
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

The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:

                                                                               Fiscal Years Ended September 30,
                                                                              1996            1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Current
  Federal                                                                    $ 689          $ 732        $  827
  State                                                                         55            112           232
-----------------------------------------------------------------------------------------------------------------------------
Total current                                                                  744            844         1,059
-----------------------------------------------------------------------------------------------------------------------------
  Deferred federal                                                            (518)          (116)          (34)
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                        $ 226          $ 728        $1,025
=============================================================================================================================

Total income tax provision for the years ended September 30, 1996, 1995 and 1994 was allocated as follows:

                                                                              1996            1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                                                    $ 226           $728        $1,025
Cumulative effect of change in accounting principle                             --             --          (530)
Stockholders' equity:
  Unrealized gains (losses) on investment securities                         $(592)          $ 86            --
=============================================================================================================================

The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                               Fiscal Years Ended September 30,
                                                                              1996            1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Expected federal tax rate                                                       34.0 %         34.0 %        34.0 %
Tax free interest                                                              (21.3)          (6.5)         (3.1)
State income tax, net of federal tax benefit                                     2.4            3.3           5.3
Other items, net                                                                (0.5)           1.7          (0.4)
-----------------------------------------------------------------------------------------------------------------------------
Actual tax rate incurred                                                        14.6 %         32.5 %        35.8 %
=============================================================================================================================

The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are presented below:

                                                                                             1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Deferred loan fees                                                                        $  211          $315
  Fixed assets                                                                                 (67)          (50)
  Loan loss reserves                                                                           449           387
  Intangible assets                                                                            287           241
  Investment securities                                                                        506           (86)
  Savings Association Insurance Fund assessment                                                520            --
  Other (net)                                                                                   20             9
-----------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,926          $816
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

(dollar amounts in thousands, except per share data)

(20)    Fidelity Bancorp, Inc. Financial Information
        (Parent Company Only)

Following are condensed financial statements for the parent company.

Condensed Statements of Financial Condition
                                                                                               September 30,
                                                                                            1996         1995
-----------------------------------------------------------------------------------------------------------------------------
Assets
  Cash in subsidiary bank                                                                  $   216       $    37
  Investment in subsidiary bank                                                             20,768        21,835
  Investment securities available-for-sale                                                     783           259
  Other assets                                                                                  16             5
-----------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                           $21,783       $22,136
-----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                            5             4
-----------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
   1,373,151 and 1,235,734 shares issued and outstanding)                                       14            12
  Additional paid-in capital                                                                10,437         8,138
  Unrealized loss on securities available-for-sale, net                                     (1,196)          193
  Retained earnings                                                                         12,523        13,789
-----------------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity                                                              21,778        22,132
-----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                                             $21,783       $22,136
=============================================================================================================================

Condensed Statements of Income
                                                                                        September 30,
                                                                              1996          1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiary                                $  310        $1,000        $2,054
Dividends received from subsidiary                                             1,010           535           340
Other operating expenses                                                          (4)          (29)          (35)
Income tax provision (benefit)                                                    (1)           (9)          (13)
-----------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                $1,317        $1,515        $2,372
=============================================================================================================================

Condensed Statements of Cash Flows
                                                                                         September 30,
                                                                               1996          1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                  $1,317        $1,515        $2,372
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary                            (310)       (1,000)       (2,054)
      Other charges, net                                                           2            --            --
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                       1,009           515           318
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities
  Purchase of investment securities available-for-sale                          (548)         (262)           --
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                        (548)         (262)           --
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities
  Stock options exercised                                                         70            32            58
  Sale of stock through Dividend Reinvestment Plan                                57            55            43
  Dividends paid                                                                (409)         (382)         (341)
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                        (282)         (295)         (240)
-----------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash                                              179           (42)           78
Cash at Beginning of Year                                                         37            79             1
-----------------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                           $  216        $   37        $   79
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

                                                                               September 30, 1996
                                                                             ------------------------
                                                                             Over Three       After
                                                                               Months       One Year
                                                                   Three       Through       Through     After
                                                                  Months       Twelve         Five       Five
(dollars in thousands)                                            Or Less      Months         Years      Years
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets                                          $48,443       $44,779     $116,313      $97,258

Deposits, escrow
  liabilities and borrowed funds                                  83,240        63,953      100,970       44,573
-----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity                                            $(34,797)     $(19,174)    $ 15,343      $52,685
=============================================================================================================================
Cumulative interest sensitivity                                 $(34,797)     $(53,971)    $(38,628)     $14,057
=============================================================================================================================
Cumulative ratio as a percent of assets                            (10.9)%       (17.0)%      (12.2)%        4.4%
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