Form 10KSB/A, Exhibit 13
period 1996-09-30
FIDELITY BANCORP INC
filed 1997-04-24
CIK 769207

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

The Company's stock is traded on the NASDAQ National Market System under the symbol "FSBI" by the following market makers:

      Legg Mason Wood Walker Inc. (LEGG)
      2 Oliver Plaza
      Pittsburgh, PA 15222 -- (800) 261-7300

      Ryan, Beck &Co. (RYAN)
      80 Main Street - 3rd Floor
      West Orange, NJ 07052 -- (800) 395-7926

      Herzog, Heine, Geduld, Inc. (HRZG)
      525 Washington Boulevard
      Pavonia, NJ 07310 -- (800) 221-3600

SELECTED FINANCIAL DATA

Financial Condition Data

                                                                              September 30,
                                                        1996         1995         1994         1993         1992(3)
-----------------------------------------------------------------------------------------------------------------------------

Total assets                                        $317,874      $281,810     $273,564     $267,205     $252,923
Loans, net                                           151,263       120,904      112,647      106,585      106,407
Mortgage-backed securities(1)                         93,738       101,511      112,236      120,033       96,705
Investment securities and
  other earning assets(2)                             59,302        46,523       37,607       30,487       39,910
Savings deposits                                     234,276       244,083      228,304      234,091      233,979
Advances from FHLB
  and other borrowings                                57,143        13,092       22,601       12,309           --
Stockholders' equity
  --substantially restricted                          21,778        22,132       20,646       18,544       16,589
Number of full service offices                             8             8            8            9            9
-----------------------------------------------------------------------------------------------------------------------------

Operations Data
                                                                    Fiscal Years Ended September 30,
                                                        1996         1995         1994         1993         1992(3)
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                      $20,986       $19,047      $17,652      $18,515      $19,258
Interest expense                                      11,832        11,059        9,435        9,982       12,084
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                    9,154         7,988        8,217        8,533        7,174
Provision for loan losses                                270           230          360          655          483
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                            8,884         7,758        7,857        7,878        6,691
Gain (loss) on sale of investments and
  mortgage-backed securities, net                         27          (57)           79          751          312
Gain on sale of loans                                     17            18           24           57           47
Service fees and other income                            688           643          524          569          462
Operating expenses                                     8,073(4)      6,119        5,617        5,650        5,180
-----------------------------------------------------------------------------------------------------------------------------
Income before income tax provisions
  and cumulative effect of change
  in accounting principle                              1,543         2,243        2,867        3,605        2,332
Income tax provision                                     226           728        1,025        1,411        1,010
-----------------------------------------------------------------------------------------------------------------------------
Net income before cumulative
  effect of change in
  accounting principle                                 1,317(4)      1,515        1,842        2,194        1,322
-----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of change
  in accounting principle                                 --            --          530           --           --
-----------------------------------------------------------------------------------------------------------------------------
  Net income                                         $ 1,317(4)    $ 1,515      $ 2,372      $ 2,194      $ 1,322
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
========================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                               $  1,317       $  1,515      $  2,372
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                 270            230           360
      Loss on real estate owned                                                  91              9             2
      Depreciation and amortization                                             456            439           407
      Deferred loan fee amortization                                           (235)           (66)         (228)
      Amortization of investment and mortgage-backed
        securities discounts/premiums, net                                      321            437           860
      Deferred income tax provision                                            (579)          (116)          (34)
      Amortization of intangibles                                               264            264           264
      Net (gain) loss on sale of investments                                    (10)           131            --
      Net (gain) loss on sale of mortgage-backed securities                     (17)           (74)          (79)
      Loans held-for-sale originated                                           (134)          (361)       (2,183)
      Sale of loans held-for-sale                                               151            361         2,939
      Net gain on sale of loans                                                 (17)           (18)          (24)
      (Increase) decrease in interest receivable                               (241)          (132)           42
      Increase in deferred tax assets                                        (1,110)           (30)         (576)
      Increase (decrease) in interest payable                                   (81)          (122)          (22)
      Increase (decrease) in accrued taxes                                     (257)          (158)          (65)
      SAIF assessment                                                         1,537             --            --
      Other changes-- net                                                     1,266            470           (85)
-----------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                          2,992           2,779        3,950
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale                       5,556          6,881            --
  Proceeds from sales of mortgage-backed securities available-for-sale        5,505          6,312        15,249
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                               6,000          4,200            --
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                          7,778          2,475           295
  Purchases of investment securities available-for-sale                     (25,528)       (26,684)         (616)
  Purchases of mortgage-backed securities available-for-sale                (13,255)        (7,079)       (8,205)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                                 1,649          7,230         7,057
  Purchases of investment securities held-to-maturity                            --           (473)      (14,249)
  Net (increase) decrease in other interest-earning
    deposits with other institutions                                             --            297           297
  Proceeds from sales of mortgage-backed securities held-to-maturity             --             --        33,212
  Proceeds from mortgage-backed securities
    held-to-maturity principal repayments                                     6,438          9,551        29,125
  Purchases of mortgage-backed securities held-to-maturity                     (550)          (891)      (62,600)
  Principal repayments on first mortgage loans                               15,247         13,475        18,274
  Principal repayments on other loans                                        16,895         10,809         9,986
  First mortgage loans originated and disbursed                             (33,859)       (15,080)      (15,075)
  Purchases of first mortgage loans                                              --             --        (2,174)
  Sale of other loans                                                         1,042          1,649           609
  Other loans originated                                                    (29,813)       (19,698)      (17,779)
  Additions to office premises and equipment                                   (341)          (805)       (1,027)
-----------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                       $(37,236)       $(7,831)      $(7,621)
-----------------------------------------------------------------------------------------------------------------------------
(continued)

For the fiscal years ended September 30, 1996, 1995 and 1994
(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in savings deposits                           $    (9,807)       $15,779      $ (5,787)
  Increase (decrease) in reverse repurchase agreements                       (4,049)          (409)        2,892
  FHLB advance repayments                                                (1,299,500)       (53,400)      (39,500)
  FHLB advances                                                           1,347,600         44,300        46,900
  Cash dividends paid                                                          (409)          (382)         (341)
  Stock options exercised                                                        70             32            58
  Proceeds from sale of stock                                                    57             55            43
-----------------------------------------------------------------------------------------------------------------------------

    Net cash provided (used) by financing activities                         33,962          5,975         4,265
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                               (282)           923           594
Cash and cash equivalents at beginning of year                                5,044          4,121         3,527
-----------------------------------------------------------------------------------------------------------------------------

    Cash and cash equivalents at end of year                            $     4,762        $ 5,044      $  4,121
=============================================================================================================================

Supplemental Disclosure of Cash Flow Information

For the fiscal years ended September 30, 1996, 1995 and 1994

(in thousands)                                                                1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------

Cash paid during the year for:
  Interest on deposits and other borrowings                              $   11,867        $11,255      $  9,457
  Income taxes                                                                1,011          1,008         1,136
-----------------------------------------------------------------------------------------------------------------------------

Transfer of investment and mortgage-backed securities
  from investment to available-for-sale                                      63,240         21,481            --
-----------------------------------------------------------------------------------------------------------------------------

Transfer of loans to real estate owned                                   $      536        $   522      $    369
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