Form 10KSB, Exhibit 13
period 1997-09-30
FIDELITY BANCORP INC
filed 1997-12-29
CIK 769207

                              Financial Highlights
------------------------------------------------------------------------------------------------------------------------------------

                                                                                               At or For the
                                                                                     Fiscal Years Ended September 30,
(in thousands, except per share data and percentages)                                   1997                1996
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                         $380,964            $317,874
Total savings deposits                                                                244,192             234,276
Total loans receivable, net                                                           182,869             151,263
Total stockholders' equity                                                             25,881              21,778
----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                  $ 10,081            $  9,154
Provision for loan losses                                                                 500                 270
Net income(2)                                                                           2,719               1,317
----------------------------------------------------------------------------------------------------------------------------------

Earnings per share(1,2)                                                              $   1.72            $    .85
Book value per share(1)                                                                 16.65               14.42
Average interest rate spread                                                             2.99%               3.17%
Return on average assets (2)                                                              .80%                .44%
Return on average stockholders' equity(2)                                               11.42%               5.96%
----------------------------------------------------------------------------------------------------------------------------------

Common shares outstanding(1)                                                        1,554,775           1,510,466
----------------------------------------------------------------------------------------------------------------------------------

(1) Fiscal 1996 per share amounts and common shares outstanding were restated to reflect the 10% stock dividend paid on May 28, 1997.

(2) Fiscal 1996 results reflect the payment of a $1.5 million one-time special assessment to recapitalize the Savings Association Insurance Fund. Exclusive of the special assessment, net income would have been $2,189 or $1.42 per share, which reflects a return on average assets of .73% and a return on average equity of 9.88%.



[GRAPHIC-GRAPHS FOR EARNINGS PER SHARE; RETURN ON EQUITY; AND RETURN ON ASSETS]

                              To Our Stockholders
                              -------------------


Each year our goal at Fidelity is to achieve continued growth and record earnings, thereby maximizing shareholder value. I am pleased to report that this has been a successful year and one measure of that success is reflected in the value of the stock. The price of the stock at fiscal year-end 1997 was $22.25, an increase of 21.9% over year-end 1996.


OPERATING RESULTS
Net Income for fiscal 1997 was $2.7 million or $1.72 per share, compared to $1.3 million or $.85 per share in fiscal 1996. The 1996 results included a one time expense assessment of $1.5 million to recapitalize the Savings Association Insurance Fund (SAIF). Excluding this one time assessment, net income for fiscal 1996 would have been $2.2 million or $1.42 per share. Return on equity for fiscal 1997 was 11.42% compared to 5.96% for fiscal 1996 and return on assets for fiscal 1997 was .80% compared to .44% for fiscal 1996. Excluding the SAIF assessment, 1996 results would have been 9.88% return on equity and .73% return on assets.

Net interest income before provision for loan losses increased $927,000 or 10.1%, to $10.1 million for fiscal year-end 1997, up from $9.2 million for fiscal year-end 1996. The increase was caused by the growth in the size of the loan and investment portfolios.

The cost of interest-bearing liabilities in fiscal 1997 was 4.40%, compared to 4.27% in fiscal 1996. The cause of the increase was due in part to greater wholesale funding levels used to finance the growth the Bank experienced. These included Federal Home Loan Bank advances and the issuance of Trust Preferred securities, funding sources which carry a higher cost than deposits.

Other income for fiscal 1997 was $882,000, up from $732,000 in fiscal 1996, an increase of $150,000 or 20.5%. These figures include a net gain on the sale of investments of $53,000 in fiscal 1997 compared to our fiscal 1996 gain of $27,000. Operating expenses for fiscal 1997 and fiscal 1996 were both $6.5 million, exclusive of the 1996 one-time SAIF assessment. Operating expenses as a percent of average assets were 1.91% in fiscal 1997, compared to 2.18% for fiscal 1996, exclusive of the special SAIF assessment.

The provision for income taxes increased to $1.3 million in fiscal 1997, from $226,000 in fiscal 1996. The increase primarily reflects the increased earnings recorded in fiscal 1997.


                        [GRAPHIC-GRAPH OF TOTAL ASSETS]


CAPITAL
The Bank is well capitalized, with stockholders' equity remaining well above regulatory requirements. At September 30, 1997 the Bank's Tier I core capital ratio was 8.76%, compared to a requirement of 4.00%. At current year-end, book value per share was $16.65, up from $14.42 at year-end 1996, an increase of 15.5%.

ASSET QUALITY
Loan loss reserves increased by $401,000 or 26.2% to $1.9 million at September 30, 1997, from $1.5 million at September 30, 1996. The percentage of loan loss reserves to net loans receivable at September 30, 1997 was 1.06%. Asset quality remained sound with nonperforming loans and real estate owned at .29% of assets at current fiscal year-end, down from .48% at the end of the previous fiscal year.

                         [GRAPHIC-GRAPH SHOWING LOANS]


ASSETS
Assets increased from $317.9 million at fiscal year-end 1996 to $381.0 million at September 30, 1997, an increase of 19.8%. Asset growth was funded principally with Federal Home Loan Bank advances and other borrowings, which increased to $108.1 million at fiscal year-end 1997, up from $57.1 million at fiscal year-end 1996. These borrowings were used to fuel the growth in both the loan and investment portfolios. The investment portfolio increased by $33.1 million from $153.0 million at September 30, 1996 to $186.2 million at September 30, 1997, an increase of 21.6%.


LENDING
The loan  portfolio  expanded  by $31.6  million  or 20.9% to $182.9  million at fiscal 1997 year-end, up from $151.3 million at fiscal year-end 1996. The loan-to-asset ratio increased, although not significantly, over fiscal year-end 1996. The increases in the individual loan categories for 1997 include the following: a) mortgage loans increased $18.5 million; b) installment loans increased $7.3 million; and, c) commercial business loans increased $6.2 million. The Bank has and will continue its practice of being aggressive in the pursuit of loans, yet conservative in their approval.


DIVIDEND
The Company continued its record of paying uninterrupted quarterly cash dividends since it was formed in July of 1988. The fiscal 1997 dividend amount was $.335 per share, an increase of 23.6% over the amount paid in fiscal 1996. Additionally, a 10% stock dividend was paid in May 1997. The Board of Directors intends to continue its current dividend payment practice and to enhance it whenever it is deemed appropriate.


TRUSTPREFERRED SECURITIES
On May 13, 1997, the Bank completed an offering of $10,250,000 Trust Preferred Securities (1,025,000 shares at $10.00 per share). The Securities carry an interest rate of 9.75%, and represent undivided beneficial interests in the assets of FB Capital Trust. FB Capital Trust is a Delaware statutory business trust created as a new subsidiary of the Company to facilitate the transaction. The proceeds from the sale of the Securities were used by the Trust to purchase junior subordinated debentures issued by the Company. The proceeds received by the Company from the sale of the debentures qualify as regulatory capital for continued from page three the Company, a portion of which was contributed to the Bank as additional capital. The remainder of the proceeds was held by the Company and used for other general corporate purposes. The preferred shares are listed on the NASDAQ National Market System under the symbol FSBIP.


                      [GRAPHIC-GRAPH SHOWING STOCK PRICE]




CONCLUDING COMMENT
In reflecting upon the accomplishments of this past year, the achieved results would not have been possible without the support of the directors and the hard work and dedication of the management and the staff of the Bank. My thanks to this fine group of people for their strong support and diligent efforts.

Looking toward Fiscal 1998, I am reminded that success is a journey, not a destination. Our focus will be on profitability and progressive growth to ensure satisfactory returns for our stockholders. While challenges will present themselves, we will view them as unresolved opportunities, thus enabling us to meet them and to achieve another year of favorable returns in our operations and expanded service to our customers.

Finally, on behalf of the directors, officers and staff, I thank you, our stockholders, for your continued confidence and support.



Sincerely,




/S/William L. Windisch
----------------------
William L. Windisch
President
December 19, 1997

                                                  Financial Condition Data

                                                                             September 30,
(in thousands)                                          1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                        $380,964      $317,874     $281,810     $273,564     $267,205
Loans, net                                           182,869       151,263      120,904      112,647      106,585
Mortgage-backed securities1                          127,916        93,738      101,511      112,236      120,033
Investment securities and
  other earning assets2                               58,242        59,302       46,523       37,607       30,487
Savings deposits                                     244,192       234,276      244,083      228,304      234,091
Advances from FHLB
  and other borrowings                               108,133        57,143       13,092       22,601       12,309
Stockholders' equity
  --substantially restricted                          25,881        21,778       22,132       20,646       18,544
Number of full service offices                             8             8            8            8            9
------------------------------------------------------------------------------------------------------------------------------------

                                 Operations Data
                                 ---------------


                                                                        Fiscal Years Ended September 30,
                                                       1997         1996          1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                      $23,963       $20,986      $19,047      $17,652      $18,515
Interest expense                                      13,882        11,832       11,059        9,435        9,982
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                                   10,081         9,154        7,988        8,217        8,533
Provision for loan losses                                500           270          230          360          655
------------------------------------------------------------------------------------------------------------------------------------

Net interest income after
  provision for loan losses                            9,581         8,884        7,758        7,857        7,878
Gain (loss) on sale of investments and
  mortgage-backed securities, net                         53            27          (57)          79          751
Gain on sale of loans                                     28            17           18           24           57
Service fees and other income                            801           688          643          524          569
Operating expenses                                     6,488         8,073(3)     6,119        5,617        5,650
------------------------------------------------------------------------------------------------------------------------------------

Income before income tax provisions
  and cumulative effect of change
  in accounting principle                              3,975         1,543        2,243        2,867        3,605
Income tax provision                                   1,256           226          728        1,025        1,411
------------------------------------------------------------------------------------------------------------------------------------

Net income before cumulative
  effect of change in
  accounting principle                                 2,719         1,317(3)     1,515        1,842        2,194
------------------------------------------------------------------------------------------------------------------------------------

Cumulative effect of change
  in accounting principle                                 --            --           --          530           --
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                         $ 2,719       $ 1,317(3)   $ 1,515      $ 2,372      $ 2,194
------------------------------------------------------------------------------------------------------------------------------------

(1)  Consists  of   mortgage-backed   securities   classified   as   investments
     held-to-maturity and available-for-sale.

(2) Consists of interest-bearing deposits, investment securities classified as investments held-to-maturity and available-for-sale, and Federal Home Loan Bank stock.

(3) Fiscal 1996 operating results include the effect of a one-time pre-tax payment to recapitalize the Savings Association Insurance Fund of $1.5 million. Exclusive of the special assessment, net income would have been $2,189 and operating expenses would have been $6,536.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Fidelity Bancorp, Inc. and Subsidiaries:


We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiaries, as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

/S/KPMG PEAT MARWICK LLP

Pittsburgh, Pennsylvania
October 31, 1997

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                                                           September 30,
(in thousands, except per share data)                                                 1997                1996
------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and amounts due from depository institutions                                  $  3,731            $  4,616
  Interest-earning demand deposits with other institutions                                243                 146
  Investment securities held-to-maturity
    (market value of $8,598 and $5,351) (Notes 2, 11, 12, 14 and 20)                    8,541               5,401
  Investment securities available-for-sale
    (cost of $43,971 and $51,074) (Notes 3, 12, 14 and 20)                             44,573              50,929
  Mortgage-backed securities held-to maturity
    (market value of $34,042 and $30,818) (Notes 4, 12, 14 and 20)                     34,065              31,275
  Mortgage-backed securities available-for-sale
    (cost of $94,090 and $64,014) (Notes 5, 12, 14 and 20)                             93,851              62,463
  Loans receivable, net of the allowance of $1,931 and $1,530
    (Notes 6, 8, 12 and 20)                                                           182,869             151,263
  Real estate owned, net (Note 8)                                                          --                 370
  Federal Home Loan Bank stock, at cost (Notes 9 and 12)                                4,885               2,826
  Accrued interest receivable:
    Loans                                                                                 932                 850
    Mortgage-backed securities                                                            759                 566
    Investments and interest-earning deposits                                             724                 727
  Office premises and equipment, net (Note 10)                                          3,467               3,366
  Deferred tax assets (Note 16)                                                           852               1,926
  Prepaid income taxes (Note 16)                                                           --                 324
  Intangible assets                                                                        --                  44
  Prepaid expenses and sundry assets                                                    1,472                 782
-----------------------------------------------------------------------------------------------------------------
                                                                                     $380,964            $317,874
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Savings deposits (Notes 11 and 20)                                               $244,192            $234,276
    Federal Home Loan Bank advances (Notes 12 and 20)                                  96,700              56,650
    Guaranteed preferred beneficial interest in subordinated debt (Note 13)            10,250                 --
    Reverse repurchase agreements (Notes 14 and 20)                                     1,183                 493
    Advance payments by borrowers for taxes and insurance                               1,097               1,317
    Accrued interest on savings and other deposits                                        159                 177
    Accrued income taxes (Note 16)                                                        204                 --
    Other accrued expenses and sundry liabilities                                       1,298               3,183
-----------------------------------------------------------------------------------------------------------------
                                                                                      355,083             296,096
-----------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Notes 1, 16, 17, and 18):
    Common stock, $0.01 par value per share;
      10,000,000 shares authorized; 1,554,775 and
      1,510,466 shares issued and outstanding                                              15                  14
    Additional paid-in capital                                                         13,811              10,437
    Retained earnings-- substantially restricted                                       11,822              12,523
    Unrealized gain (loss) on securities available-for-sale, net                          233              (1,196)
-----------------------------------------------------------------------------------------------------------------
                                                                                       25,881              21,778
-----------------------------------------------------------------------------------------------------------------
                                                                                     $380,964            $317,874
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME

For the fiscal years ended September 30, 1997, 1996 and 1995
(in thousands, except per share data)                                        1997          1996          1995
--------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                                     $13,634       $11,482      $ 9,953
  Mortgage-backed securities                                                  6,964         6,120        6,600
  Investment securities                                                       3,354         3,360        2,425
  Deposits with other institutions                                               11            24           69
--------------------------------------------------------------------------------------------------------------
    Total interest income                                                    23,963        20,986       19,047
--------------------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits (Note 11)                                                  9,566        10,071        9,982
  Borrowed funds                                                              3,924         1,761        1,077
  Guaranteed preferred beneficial interest
    in subordinated debt (Note 13)                                              392            --           --
--------------------------------------------------------------------------------------------------------------
    Total interest expense                                                   13,882        11,832       11,059
--------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                         10,081         9,154        7,988
Provision for loan losses (Note 8)                                              500           270          230
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                           9,581         8,884        7,758
--------------------------------------------------------------------------------------------------------------
Other income:
  Service fee income                                                             89            75           85
  Gain (loss) on sale of investment and
    mortgage-backed securities, net                                              53            27          (57)
  Gain on sale of loans                                                          28            17           18
  Other operating income                                                        712           613          558
--------------------------------------------------------------------------------------------------------------
    Total other income                                                          882           732          604
--------------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation, payroll taxes and fringe benefits (Note 18)                   3,682         3,238        3,068
  Office occupancy and equipment expense                                        570           564          542
  Depreciation and amortization                                                 541           456          439
  Federal insurance premiums                                                    112           553          526
  SAIF assessment                                                                --         1,537           --
  Loss on real estate owned, net                                                 31            91            9
  Intangible amortization                                                        44           264          264
  Other operating expenses                                                    1,508         1,370        1,271
--------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                  6,488         8,073        6,119
--------------------------------------------------------------------------------------------------------------
Income before income tax provision                                            3,975         1,543        2,243
Income tax provision (Note 16)                                                1,256           226          728
--------------------------------------------------------------------------------------------------------------
    Net income                                                              $ 2,719       $ 1,317      $ 1,515
--------------------------------------------------------------------------------------------------------------
  Primary earnings per share (Note 1)                                       $  1.72       $   .85      $   .99
--------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.                   8

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                Unrealized
                                                                                Gain (Loss)  Employee
                                                         Additional            on Securities   Stock
                                               Common      Paid-In    Retained  Available-   Ownership
(in thousands)                                  Stock      Capital    Earnings   For-Sale    Plan Debt     Total
----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                $   12      $ 8,051    $12,656    $ (54)      $ (19)     $20,646
Employee stock ownership plan
  debt repayment                                 --           --         --       --          19           19
Stock options exercised (Note 18)                --           32         --       --          --           32
Cash dividends paid                              --           --       (382)      --          --         (382)
Net income                                       --           --      1,515       --          --        1,515
Effect of change in accounting for certain
  debt and equity securities at date of
  adoption, net of deferred taxes (Note 1)       --           --         --     (208)         --         (208)
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                   --           --         --      455          --          455
Sale of stock through Dividend
  Reinvestment Plan                              --           55         --       --          --           55
----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995                    12        8,138     13,789      193          --       22,132
Stock options exercised (Note 18)                --           70         --       --          --           70
Cash dividends paid                              --           --       (409)      --          --         (409)
Stock dividend paid (Note 1)                     12        2,172     (2,174)      --          --           --
Net income                                       --           --      1,317       --          --        1,317
Effect of change in accounting for certain
  debt and equity securities at date of
  one-time reclassification, net of
  deferred taxes (Note 1)                        --           --         --     (539)         --         (539)
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                   --           --         --     (850)         --         (850)
Sale of stock through Dividend
  Reinvestment Plan                              --           57         --       --          --           57
----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                    14      $10,437    $12,523  ($1,196)       $ --      $21,778
Stock options exercised, including
  tax benefit of $98 (Note 18)                   --          390         --       --          --          390
Cash dividends paid                              --           --       (517)      --          --         (517)
Stock dividend paid (Note 1)                      1        2,902     (2,903)      --        $ --          --
Net income                                       --           --      2,719       --          --        2,719
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                   --           --         --    1,429          --        1,429
Sale of stock through Dividend
  Reinvestment Plan                              --           82         --       --          --           82
----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997                   $15      $13,811    $11,822     $233        $ --      $25,881
----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.                   9

CONSOLIDATED STATEMENT OF CASH FLOWS
For the fiscal years ended September 30, 1997, 1996 and 1995
(in thousands)                                                                1997          1996           1995
--------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                               $  2,719      $  1,317     $  1,515
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                 500           270          230
      Loss on real estate owned                                                  31            91            9
      Depreciation of premises and equipment                                    541           456          439
      Deferred loan fee amortization                                           (154)         (235)         (66)
      Amortization of investment and mortgage-backed
        securities discounts/premiums, net                                      317           321          437
      Deferred income tax provision                                            (453)         (579)        (116)
      Amortization of intangibles                                                44           264          264
      Net (gain) loss on sale of investments                                    (83)          (10)         131
      Net (gain) loss on sale of mortgage-backed securities                      30           (17)         (74)
      Loans held-for-sale originated                                           (814)         (134)        (361)
      Sale of loans held-for-sale                                               829           151          361
      Net gain on sale of loans                                                 (28)          (17)         (18)
      Increase in interest receivable                                          (272)         (241)        (132)
      (Increase) decrease in deferred tax assets                              1,074        (1,110)         (30)
      Decrease in interest payable                                              (18)          (81)        (122)
      Increase (decrease) in accrued taxes                                      516          (257)        (158)
      SAIF assessment                                                        (1,537)        1,537           --
      Tax benefit relating to stock benefit plan                                 98            --           --
      Other changes-- net                                                      (470)        2,340          747
--------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                          2,870         4,066        3,056
--------------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale                      16,301         5,556        6,881
  Proceeds from sales of mortgage-backed securities available-for-sale        8,588         5,505        6,312
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                               2,480         6,000        4,200
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                          8,130         7,778        2,475
  Purchases of investment securities available-for-sale                     (11,594)      (25,528)     (26,684)
  Purchases of mortgage-backed securities available-for-sale                (47,029)      (13,255)      (7,079)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                                 1,487         1,649        7,230
  Purchases of investment securities held-to-maturity                        (4,625)           --         (473)
  Net (increase) decrease in other interest-earning
    deposits with other institutions                                             --            --          297
  Proceeds from mortgage-backed securities
    held-to-maturity principal repayments                                     5,162         6,438        9,551
  Purchases of mortgage-backed securities held-to-maturity                   (8,066)         (550)        (891)
  Principal repayments on first mortgage loans                               16,864        15,247       13,475
  Principal repayments on other loans                                        21,415        16,895       10,809
  First mortgage loans originated and disbursed                             (34,937)      (33,859)     (15,080)
  Sale of other loans                                                           585         1,042        1,649
  Other loans originated                                                    (35,457)      (29,813)     (19,698)
  Additions to office premises and equipment                                   (978)         (341)        (805)
  Net purchases of FHLB stock                                                (2,059)       (1,074)        (277)
--------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by investing activities                       $(63,733)     $(38,310)     $(8,108)
--------------------------------------------------------------------------------------------------------------

(continued)                                                                   10

CONSOLIDATED STATEMENT OF CASH FLOWS
For the fiscal years ended September 30, 1997, 1996 and 1995
(in thousands)                                                                1997          1996           1995
--------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in savings deposits                            $    9,916   $    (9,807)     $15,779
  Increase (decrease) in reverse repurchase agreements                          690        (4,049)        (409)
  FHLB advance repayments                                                (1,496,450)   (1,299,500)     (53,400)
  FHLB advances                                                           1,536,500     1,347,600       44,300
  Cash dividends paid                                                          (517)         (409)        (382)
  Stock options exercised                                                       292            70           32
  Proceeds from sale of stock                                                    82            57           55
  Proceeds from guaranteed preferred beneficial interest
    in subordinated debt                                                     10,250            --           --
  Debt issuance costs                                                          (688)           --           --
--------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by financing activities                         60,075        33,962        5,975
--------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                               (788)         (282)         923
Cash and cash equivalents at beginning of year                                4,762         5,044        4,121
--------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                            $     3,974   $     4,762      $ 5,044
--------------------------------------------------------------------------------------------------------------
                Supplemental Disclosure of Cash Flow Information
                ------------------------------------------------
For the fiscal years ended September 30, 1997, 1996 and 1995

(in thousands)                                                                1997          1996           1995
----------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest on deposits and other borrowings                              $   13,433     $   11,867       $11,255
  Income taxes                                                                  335          1,011         1,008
----------------------------------------------------------------------------------------------------------------
Transfer of investment and mortgage-backed securities
  from investment to available-for-sale                                          --         63,240        21,481
----------------------------------------------------------------------------------------------------------------
Transfer of loans to real estate owned                                   $      120     $      536       $   522
----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.                  11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies
--------------------------------------------------------------------------------
NATURE OF OPERATIONS AND USE OF ESTIMATES

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiaries, Fidelity Bank, PaSB, a Pennsylvania-chartered, FDIC-insured state savings bank and FBCapital Trust, a statutory business trust incorporated in Delaware. The Bank conducts business through eight offices in Allegheny and Butler counties.

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

CONSOLIDATION

The consolidated financial statements include the accounts of Fidelity Bancorp, Inc. (the Company) and its wholly-owned subsidiaries Fidelity Bank, PaSB (the
Bank) and FB Capital Trust (the Trust). Intercompany balances and transactions have been eliminated in consolidation.

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

LOANS

Loans receivable are stated at unpaid principal balances net of the allowance for possible loan losses, net deferred loan fees and discounts. The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," an amendment of SFAS No. 114, effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. The Bank considers all one-to-four family residential mortgage loans and all installment loans (as presented in Note 6) to be smaller homogeneous loans. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank does not apply SFAS No. 114 using major risk categories, but on a loan by loan basis. Non-accrual loans are not necessarily considered to be impaired if management believes that it is probable that all principal and interest will be collected in accordance with the contractual terms of the loan. All loans are charged off when management determines that principal and interest are not collectible. Any excess of the Bank's recorded investment in the loans over the measured value of the loans in accordance with SFAS No. 114 are provided for in the allowance for loan losses. The Bank reviews its loans for impairment on a quarterly basis.

The accrual of interest on all loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. When interest accrual is discontinued, all unpaid accrued interest is reversed. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectability of principal.

The Bank is a party to financial instruments with off-balance sheet risk (commitments to extend credit) in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis using the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party.

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

EARNINGS PER SHARE

Earnings per share for fiscal 1997, 1996 and 1995 is calculated by dividing net income by the weighted-average number of common shares outstanding. Outstanding shares also include common stock equivalents which consist of certain outstanding stock options. The weighted-average number of shares outstanding (including common stock equivalents) for fiscal 1997, 1996 and 1995 were 1,581,458, 1,548,074, and 1,532,666, respectively, which gives retroactive effect to the 10% common stock dividends declared by the Company's Board of Directors and paid on May 28, 1997 and May 31, 1996. The Company has not separately reported fully diluted earnings per share as it is not materially different from primary earnings per share.

(dollar amounts in thousands, except per share data)

(2) Investment Securities Held-to-Maturity
--------------------------------------------------------------------------------

Investment securities held-to-maturity at September 30, 1997 and 1996 are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                               $  998        $--          $(2)       $  996
  Due beyond one year, but within five years                         2,000          1           (4)        1,997
  Due beyond ten years                                               3,000          4           (8)        2,996
Asset-backed securities:
  Contractually due within one year                                    260         --           --           260
  Contractually due beyond five years,
    but within ten years                                               658          8           --           666
Municipal obligations:
  Due beyond ten years                                               1,625         58           --         1,683
----------------------------------------------------------------------------------------------------------------

                                                                    $8,541        $71         $(14)       $8,598
----------------------------------------------------------------------------------------------------------------
                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                        $3,997         $1         $(45)       $3,953
Asset-backed securities:
  Contractually due beyond one year,
    but within five years                                              335         --           --           335
  Contractually due beyond ten years                                 1,069         --           (6)        1,063
----------------------------------------------------------------------------------------------------------------

                                                                    $5,401         $1         $(51)       $5,351
----------------------------------------------------------------------------------------------------------------

At September 30, 1997, the Bank had no outstanding commitments to purchase investment securities held-to-maturity. Non-taxable interest income was $26, $48 and $290 in fiscal 1997, 1996 and 1995, respectively. There were no sales of investment securities held-to-maturity in 1995, 1996 or 1997.

(dollar amounts in thousands, except per share data)

(3) Investment Securities Available-for-Sale
--------------------------------------------------------------------------------

Investment securities available-for-sale at September 30, 1997 and 1996 are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                              $ 1,000       $ --         $  (3)      $   997
  Due beyond one year, but within five years                         4,499         12            (1)        4,510
  Due beyond five years, but within ten years                       20,785        130           (56)       20,859
Municipal obligations:
  Due beyond ten years                                              15,385        489            --        15,874
Equity securities                                                      148         39            --           187
Mutual funds                                                         1,653         --           (25)        1,628
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        501         17            --           518
-----------------------------------------------------------------------------------------------------------------

                                                                   $43,971       $687          $(85)      $44,573
-----------------------------------------------------------------------------------------------------------------
                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $ 5,001       $ 15         $ (26)      $ 4,990
  Due beyond five years, but within ten years                       19,779         14          (495)       19,298
Municipal obligations:
  Due beyond one year, but within five years                         1,947          6            (7)        1,946
  Due beyond five years, but within ten years                        5,026         43           (33)        5,036
  Due beyond ten years                                              17,335        448           (89)       17,694
Equity securities                                                       48         16            --            64
Mutual funds                                                         1,558         --           (38)        1,520
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        380          1            --           381
-----------------------------------------------------------------------------------------------------------------

                                                                   $51,074       $543         $(688)      $50,929
-----------------------------------------------------------------------------------------------------------------

At September 30, 1997, the Bank had no outstanding commitments to purchase investment securities available-for-sale. Non-taxable interest income was $906, $1,140 and $183 in fiscal 1997, 1996 and 1995, respectively. Proceeds from sales of investment securities available-for-sale were $16.3 million, $5.6 million and $6.9 million in 1997, 1996 and 1995, respectively. Gross gains of $170, $33, and $2 and gross losses of $87, $23, and $133 were realized on these sales in 1997, 1996 and 1995, respectively.

(dollar amounts in thousands, except per share data)

(4) Mortgage-Backed Securities Held-to-Maturity
--------------------------------------------------------------------------------

Mortgage-backed securities held-to-maturity were comprised of the following:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years         $     4        $ --         $  --      $     4
  Contractually due beyond five years, but within ten years             38          --            --           38
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years             915           1            (1)         915
  Contractually due beyond five years, but within ten years            369          15            --          384
  Contractually due beyond ten years                                12,693          94          (113)      12,674
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years          3,223          10           (43)       3,190
  Contractually due beyond ten years                                 5,944          16           (26)       5,934
AA Rated Mortgage Certificates:
  Contractually due beyond ten years                                 2,754          3             --        2,757
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years             166          8             --          174
  Contractually due beyond ten years                                 7,959         13             --        7,972
-----------------------------------------------------------------------------------------------------------------

                                                                   $34,065       $160          $(183)     $34,042
-----------------------------------------------------------------------------------------------------------------
                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond five years, but within ten years        $    55         $--        $  --   $    55
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years             191          --           (1)      190
  Contractually due beyond five years, but within ten years          1,705          23           --     1,728
  Contractually due beyond ten years                                14,838          39         (293)   14,584
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years          3,781           8         (115)    3,674
  Contractually due beyond ten years                                 6,775          22         (150)    6,647
AA Rated Mortgage Certificates:
  Contractually due beyond ten years                                 3,682          --           (5)    3,677
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years             248          15           --       263
----------------------------------------------------------------------------------------------------------------

                                                                   $31,275        $107        $(564)  $30,818
----------------------------------------------------------------------------------------------------------------

At September 30, 1997, the Bank had no outstanding commitments to purchase mortgage-backed securities held-to-maturity. There were no sales of mortgage-backed securities classified as held-to-maturity during 1997, 1996, or 1995.

(dollar amounts in thousands, except per share data)

(5) Mortgage-Backed Securities Available-For-Sale
--------------------------------------------------------------------------------

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $26,954        $203        $ (13)      $27,144
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years           2,680          --          (29)        2,651
  Contractually due beyond ten years                                 8,071         101           --         8,172
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years         11,881          --         (270)       11,611
  Contractually due beyond ten years                                 6,284          15          (60)        6,239
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years           4,492           4           --         4,496
  Contractually due beyond five years, but within ten years          5,043          --          (62)        4,981
  Contractually due beyond ten years                                28,685          40         (168)       28,557
-----------------------------------------------------------------------------------------------------------------

                                                                   $94,090        $363        $(602)      $93,851
-----------------------------------------------------------------------------------------------------------------
                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1996                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $ 7,011         $12       $ (237)      $ 6,786
Federal Home Loan Mortgage Corporation:
  Contractually due within one year                                     48          --           (1)           47
  Contractually due beyond one year, but within five years           3,017          --          (77)        2,940
  Contractually due beyond ten years                                 8,543          34          (64)        8,513
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years           4,537           3          (40)        4,500
  Contractually due beyond five years, but within ten years         14,651          --         (618)       14,033
  Contractually due beyond ten years                                 5,884           6         (177)        5,713
Collateralized Mortgage Obligations:
  Contractually due within one year                                    156          --           (1)          155
  Contractually due beyond one year, but within five years           6,032          28           --         6,060
  Contractually due beyond ten years                                14,135           2         (421)       13,716
-----------------------------------------------------------------------------------------------------------------

                                                                   $64,014         $85      $(1,636)      $62,463
-----------------------------------------------------------------------------------------------------------------

At September 30, 1997, the Bank had no outstanding commitments to purchase mortgage-backed securities available-for-sale. Proceeds from sales of mortgage-backed securities available-for-sale during 1997, 1996 and 1995 were $8.6 million, $5.5 million and $6.3 million, respectively. Gross gains of $34, $29, and $85, and gross losses of $64, $12, and $11 were realized on these sales in 1997, 1996 and 1995, respectively.

(dollar amounts in thousands, except per share data)

(6) Loans Receivable
--------------------------------------------------------------------------------

Loans receivable, net are summarized as follows:

                                                                                              September 30,
                                                                                         1997             1996
----------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
    1-4 family dwellings                                                               $ 97,698         $ 80,186
    Multi-family dwellings                                                                4,165            4,435
  Commercial                                                                             19,976           19,112
  Construction                                                                            7,614            7,645
----------------------------------------------------------------------------------------------------------------
                                                                                        129,453          111,378
----------------------------------------------------------------------------------------------------------------
Less:
  Loans in process                                                                       (3,695)          (4,109)
  Unearned discounts and fees                                                              (912)            (960)
----------------------------------------------------------------------------------------------------------------
                                                                                        124,846          106,309
----------------------------------------------------------------------------------------------------------------
Installment loans:
  Home equity                                                                            37,271           30,070
  Mobile home loans                                                                          68              169
  Consumer loans                                                                          2,579            2,479
  Other                                                                                   3,163            3,064
----------------------------------------------------------------------------------------------------------------
                                                                                         43,081           35,782
----------------------------------------------------------------------------------------------------------------
Commercial business loans                                                                16,873           10,702
----------------------------------------------------------------------------------------------------------------
Less: Allowance for possible loan losses                                                 (1,931)          (1,530)
----------------------------------------------------------------------------------------------------------------
    Loans receivable, net                                                              $182,869         $151,263
----------------------------------------------------------------------------------------------------------------

Commitments to originate loans at September 30, 1997 were approximately as follows:

                                                                                      Rate              Amount
---------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Fixed-rate                                                                     6.50% to 7.75%         $1,888
  Adjustable-rate                                                                8.75% to 8.75%             60

Other loans:
  Fixed-rate                                                                     7.49% to 11.50%           674
  Adjustable-rate                                                                9.25% to 13.50%            83
--------------------------------------------------------------------------------------------------------------
                                                                                                        $2,705
--------------------------------------------------------------------------------------------------------------

(7) Loan Servicing Portfolio
--------------------------------------------------------------------------------

The amount of loans serviced for others, which are not reflected in the accompanying consolidated financial statements, was $5,317, $6,471, and $7,716 at September 30, 1997, 1996 and 1995, respectively.

(dollar amounts in thousands, except per share data)

(8) Allowance for Possible Losses on Loans and Real Estate Owned
--------------------------------------------------------------------------------

Changes in the allowance for possible loan losses are as follows:

                                                            First                        Commercial
                                                          Mortgage       Installment      Business
                                                            Loans           Loans           Loans        Total
--------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                              $ 657           $ 340            $ 337      $ 1,334
Provision for loan losses                                    155              10               65          230
Charge-offs                                                 (189)            (29)            (116)        (334)
Recoveries                                                    79              11              109          199
--------------------------------------------------------------------------------------------------------------

Balance at September 30, 1995                                702             332              395        1,429
Provision for loan losses                                    120              60               90          270
Charge-offs                                                 (149)            (44)             (78)        (271)
Recoveries                                                    55              10               37          102
--------------------------------------------------------------------------------------------------------------

Balance at September 30, 1996                                728             358              444        1,530
Provision for loan losses                                    220             150              130          500
Charge-offs                                                  (49)            (71)              (3)        (123)
Recoveries                                                   --                8               16           24
--------------------------------------------------------------------------------------------------------------

Balance at September 30, 1997                              $ 899           $ 445            $ 587      $ 1,931
--------------------------------------------------------------------------------------------------------------

Non-accrual loans were approximately $1.1 million, $1.2 million and $312 at September 30, 1997, 1996 and 1995, respectively. The foregone interest on those loans for the periods ended September 30, 1997, 1996 and 1995, was $108, $61 and $52, respectively. The amount of interest income on such loans actually included in income in the periods ending September 30, 1997, 1996 and 1995 was $12, $58 and $27, respectively. There are no commitments to lend additional funds to debtors in non-accrual status.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $753 and $319 at September 30, 1997 and September 30, 1996, respectively. Included in this amount is $753 of impaired loans for which the related allowance for credit losses is $66 and no impaired loans that as a result of write-downs do not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 1997 and 1996 was approximately $722 and $281, respectively. For the fiscal years ended September 30, 1997 and 1996, the Company recognized interest income on those impaired loans of $0 and $20, respectively, using the cash basis of income recognition.

Changes in the allowance for losses on real estate owned are as follows:

                                                                                          Fiscal Years
                                                                                       Ended September 30,
                                                                                1997          1996       1995
--------------------------------------------------------------------------------------------------------------
Beginning of period balance                                                      $102         $  8         $--
Provisions                                                                         --          102           8
Write-off                                                                        (102)          (8)         --
--------------------------------------------------------------------------------------------------------------

End of period balance                                                            $  --         $102        $ 8
--------------------------------------------------------------------------------------------------------------

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

(dollar amounts in thousands, except per share data)

(9) Investments Required by Law
--------------------------------------------------------------------------------

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than 1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB, whichever is greater.


(10) Office Premises and Equipment
--------------------------------------------------------------------------------

Office premises and equipment at September 30, 1997 and 1996 are summarized as follows:

                                                                                         1997           1996
------------------------------------------------------------------------------------------------------------
Land                                                                                    $   309      $   379
Office buildings                                                                          3,094        3,116
Furniture, fixtures and equipment                                                         3,218        3,558
Leasehold improvements                                                                      148          102
------------------------------------------------------------------------------------------------------------

                                                                                          6,769        7,155
------------------------------------------------------------------------------------------------------------

Less accumulated depreciation and amortization                                           (3,302)      (3,789)
------------------------------------------------------------------------------------------------------------

  Office premises and equipment, net                                                    $ 3,467      $ 3,366
------------------------------------------------------------------------------------------------------------

The Bank has operating leases with respect to one records storage facility, three branch offices, and the Bank's Loan Center, which expire on various dates through fiscal 2007. Lease expense amounted to $83, $83, and $81 in fiscal years 1997, 1996 and 1995, respectively. Minimum annual lease commitments are approximately as follows:

      Years Ended September 30             Amount
      -------------------------------------------

         1998                                134
         1999                                119
         2000                                 82
         2001                                 66
         2002                                 66
         Thereafter                          330

(dollar amounts in thousands, except per share data)

(11) Savings Deposits
--------------------------------------------------------------------------------

Savings deposit balances at September 30, 1997 and 1996 are summarized as follows:

                                                                                             September 30,
                                            Stated Rates                              1997                 1996
-----------------------------------------------------------------------------------------------------------------
Balance by type:
Savings Deposits:
     Demand deposits              noninterest-bearing                                $  9,389            $  8,460
     NOW accounts                   1.50% in 1997 and 1.50% in 1996                    24,452              22,484
     Passbooks                      2.50% in 1997 and 2.50% in 1996                    47,514              50,445
     Money market
       deposit accounts             2.97% in 1997 and 2.98% in 1996                    15,417              17,437
-----------------------------------------------------------------------------------------------------------------

                                                                                       96,772              98,826
-----------------------------------------------------------------------------------------------------------------

Time Deposits:
     Fixed-rate                             3.00% to 4.99%                             26,663              47,446
                                            5.00% to 6.99%                            108,076              71,113
                                            7.00% to 8.99%                              6,689               7,211
                                            9.00% to 10.99%                               103                 120
     Negotiated-rate                        5.00% to 8.30%                              5,889               9,560
-----------------------------------------------------------------------------------------------------------------

                                                                                      147,420             135,450
-----------------------------------------------------------------------------------------------------------------

                                                                                     $244,192            $234,276
-----------------------------------------------------------------------------------------------------------------

The weighted-average interest rate for all deposits was 4.23% and 4.03% at September 30, 1997 and 1996, respectively. Deposits with balances of $100 or more totalled $5.8 million at September 30, 1997.

At September 30, 1997, investment securities with a carrying value of $1.0 million were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 1997 and 1996 are summarized as follows:

                                                                                             September 30,
                                                                                      1997                 1996
-----------------------------------------------------------------------------------------------------------------
Within one year                                                                      $ 76,721            $ 83,184
Beyond one year but within two years                                                   40,434              19,507
Beyond two years but within three years                                                 9,388               8,898
Beyond three years                                                                     20,877              23,861
-----------------------------------------------------------------------------------------------------------------

                                                                                     $147,420            $135,450
-----------------------------------------------------------------------------------------------------------------

Interest expense by deposit category is as follows:

                                                                                     Years Ended September 30,
                                                                                   1997        1996        1995
-----------------------------------------------------------------------------------------------------------------
NOW accounts                                                                       $  345    $   332       $  443
Passbooks                                                                           1,262      1,366        1,772
Money market deposit accounts                                                         445        478          578
Time deposits                                                                       7,514      7,895        7,189
-----------------------------------------------------------------------------------------------------------------

                                                                                   $9,566    $10,071       $9,982
-----------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

(12) Federal Home Loan Bank Advances
--------------------------------------------------------------------------------

Federal Home Loan Bank advances are as follows:

                                                                                              September 30,
                                                              Interest Rate              1997              1996
-----------------------------------------------------------------------------------------------------------------
Due Date
RepoPlus Advance                                                  5.79%                  $43,400         $51,350
February 24, 1997                                                 5.14%                       --           2,000
October 29, 1997                                                  4.60%                      300             300
February 26, 1998                                                 5.14%                    3,000           3,000
Convertible Select Advances:
   February 14, 2002                                              5.29%                   10,000              --
   February 14, 2002                                              5.48%                   10,000              --
   March 19, 2002                                                 6.08%                   10,000              --
   June 6, 2002                                                   6.13%                    5,000              --
   June 20, 2002                                                  6.20%                    5,000              --
   July 11, 2002                                                  5.60%                   10,000              --
-----------------------------------------------------------------------------------------------------------------

At September 30, 1997, the Bank had two fixed rate advances. Such advances are subject to a prepayment fee in the event the advances are repaid prior to maturity. The prepayment fee is equal to the present value of the difference between cash flows generated at the advance rate from the date of prepayment until the original maturity date and the interest rate posted by the FHLB on the date of prepayment for an advance of comparable maturity.

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances.

The Bank has a line of credit with the FHLBof Pittsburgh (Flexline), which is approximately $18.3 million, and expires on March 25, 1998. There are no commitment fees associated with this line of credit and the FHLBof Pittsburgh may reduce or terminate the line at any time. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time but in no event later than March 25, 1998. This line of credit was not used in fiscal 1997 or 1996.

FHLB "RepoPlus" Advances are short-term borrowings maturing within one to ninety-two days, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" Advances during fiscal 1997 and 1996, ranging individually from $50 to $17.1 million, and from $150 to $51.4 million, respectively. The daily average balance during 1997 and 1996 was $39.2 and $25.1 million, respectively, and the daily average interest rate was 5.53% and 5.43%, respectively, with an average interest rate at fiscal year-end 1997 of 5.79% and fiscal year-end 1996 of 5.46%. The maximum amount outstanding at any month-end during 1997 and 1996 was $52.4 and $51.4 million, respectively.

FHLB "Convertible Select" Advances are long term borrowings with terms of five years, and which have a fixed rate for the first three months to three years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee. The Bank utilized "Convertible Select" Advances during fiscal 1997, with individual advances ranging from $5 to $10 million. The daily average balance during 1997 was $25.7 million, and the daily average interest rate was $5.60%, with an average interest rate at year end of 5.80%. The maximum amount outstanding at any month end during 1997 was $50 million.

(dollar amounts in thousands, except per share data)

(13) Guaranteed Preferred Beneficial Interest in Subordinated Debt
--------------------------------------------------------------------------------

On May 13, 1997, the Trust, a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $10.25 million, 9.75% Trust Preferred Securities ("Preferred Securities") with a stated value and liquidation preference of $10 per share. The Trust's obligations under the Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of the Preferred Securities of the Trust, as well as proceeds from the issuance of common securities to the Company, were utilized by the Trust to invest in $10.57 million of 9.75% Junior Subordinated Debentures (the "Debentures") of the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem the Debentures prior to the maturity date of July 15, 2027, on or after July 15, 2002, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, specifically, a Tax Event, Investment Company Event or Capital Treatment Event as more fully defined in the FBCapital Trust Prospectus dated May 8, 1997, the Company may redeem in whole, but not in part, the Debentures prior to July 15, 2002. Proceeds from any redemption of the Debentures would cause a mandatory redemption of the Preferred Securities and the common securities having an aggregate liquidation amount equal to the principal amount of the Debentures redeemed.

On July 17, 1997, on behalf of the Trust, the Company requested relief from the Office of Chief Counsel of the Division of Corporation Finance of the Securities and Exchange Commission, exempting the Trust from the reporting requirements of the Securities Exchange Act of 1934. The Trust is a wholly-owned subsidiary of the Company, has no independent operations and issued securities that contained a full and unconditional guarantee of its parent, the Company.

(14) Securities Sold Under Agreement to Repurchase
--------------------------------------------------------------------------------

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

At September 30, 1997, these agreements had a weighted-average interest rate of 4.50% and mature within one month. Short-term borrowings under repurchase agreements averaged $873 and $1.3 million during 1997 and 1996, respectively. The maximum amount outstanding at any month-end during 1997 was $1.5 million. At September 30, 1997, short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                                                               Collateral
                                                                                      -----------------------------
                                                                                            U.S. Government &
                                                                   Weighted            Federal Agency Obligations
                                                Repurchase          Average          ------------------------------
                                                 Liability       Interest Rate        Book Value     Market Value
-------------------------------------------------------------------------------------------------------------------
Within 30 days                                    $1,183             4.50%              $1,999          $2,002
-------------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

(15) Financial Instruments with Off-Balance Sheet Risk
--------------------------------------------------------------------------------

At September 30, 1997, the Bank had outstanding commitments to originate loans of $2.7 million and no outstanding commitments to purchase securities.

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 1997 and 1996 was $11.5 million and $6.2 million, respectively, for consumer lines of credit and $2.6 million and $3.5 million, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 8.5% to 18.0%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 1997 and 1996 was $208 and $150, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

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

The Bank conducts its business through eight offices located in the greater Pittsburgh metropolitan area. At September 30, 1997, the majority of the Bank's net loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements. The Bank does not have any off-balance-sheet risk at September 30, 1997, except for the commitments referenced above.

(dollar amounts in thousands, except per share data)

(16) Income Taxes
--------------------------------------------------------------------------------

The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:

                                                                               Fiscal Years Ended September 30,
                                                                              1997            1996         1995
---------------------------------------------------------------------------------------------------------------
Current
  Federal                                                                    $ 535          $ 689         $ 732
  State                                                                        268             55           112
---------------------------------------------------------------------------------------------------------------

Total current                                                                  803            744           844
---------------------------------------------------------------------------------------------------------------

  Deferred federal                                                             453           (518)         (116)
---------------------------------------------------------------------------------------------------------------

Total                                                                       $1,256          $ 226         $ 728
---------------------------------------------------------------------------------------------------------------

Total income tax provision for the years ended September 30, 1997, 1996 and 1995 was allocated as follows:

                                                                              1997            1996         1995
---------------------------------------------------------------------------------------------------------------
Income                                                                      $1,256           $226          $728
Stockholders' equity:
  Unrealized gains (losses) on investment securities                           621           (592)           86
  Compensation expense for tax purposes in excess of amounts
    amounts recognized for financial statement purposes                        (98)           --             --
---------------------------------------------------------------------------------------------------------------

The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                               Fiscal Years Ended September 30,
                                                                              1997            1996         1995
----------------------------------------------------------------------------------------------------------------
Expected federal tax rate                                                       34.0%          34.0%        34.0%
Tax free interest                                                               (6.7)         (21.3)        (6.5)
State income tax, net of federal tax benefit                                     4.5            2.4          3.3
Other items, net                                                                (0.2)          (0.5)         1.7
----------------------------------------------------------------------------------------------------------------

Actual tax rate incurred                                                        31.6%          14.6%        32.5%
----------------------------------------------------------------------------------------------------------------

The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996 are presented below:

                                                                                               1997          1996
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Deferred loan fees                                                                          $158        $  211
  Fixed assets                                                                                 (53)          (67)
  Loan loss reserves                                                                           586           449
  Intangible assets                                                                            276           287
  Investment securities                                                                       (115)          506
  Savings Association Insurance Fund assessment                                                 --           520
  Other (net)                                                                                   --            20
-----------------------------------------------------------------------------------------------------------------

                                                                                              $852        $1,926
-----------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

The Bank has determined that it is not required to establish a valuation allowance for deferred tax assets in accordance with SFASNo. 109 since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences, and to a lesser extent future taxable income.

SFAS No. 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,679 of the balances in retained income at September 30, 1997, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

On August 20, 1996, President Clinton signed legislation which eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves in excess of its 1987 base year reserves. As the Bank has previously provided deferred taxes on this amount, no financial statement tax expense resulted from this new legislation.

(17) Stockholders'Equity
--------------------------------------------------------------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

(dollar amounts in thousands, except per share data)

The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 1997 and 1996.

                                                     September 30, 1997                   September 30, 1996
                                                           Tier I      Tier II                  Tier I     Tier II
                                               Tier I       Risk-       Risk-       Tier I       Risk-      Risk-
                                                Core        Based       Based        Core        Based      Based
                                               Capital     Capital     Capital      Capital     Capital    Capital
-------------------------------------------------------------------------------------------------------------------
Equity Capital(1)                              $32,648     $32,648    $32,648      $20,768     $20,768   $20,768
Unrealized securities (gains) losses              (229)       (229)      (229)       1,145       1,145     1,145
Less intangible assets                              --          --         --          (44)        (44)      (44)
Plus general valuation allowances(2)                --          --      1,931           --          --     1,530
-------------------------------------------------------------------------------------------------------------------

     Total regulatory capital                   32,419      32,419     34,350       21,869      21,869    23,399
Minimum required capital                        14,795       7,419     14,838       12,528       6,208    12,416
-------------------------------------------------------------------------------------------------------------------

     Excess regulatory capital                  17,624      25,000     19,512        9,341      15,661    10,983
-------------------------------------------------------------------------------------------------------------------

Minimum required capital to be
     well capitalized under Prompt
     Corrective Action Provisions              $18,494     $11,129    $18,548      $15,660     $ 9,312   $15,520
-------------------------------------------------------------------------------------------------------------------


Regulatory capital as a percentage(3)             8.76%      17.48%     18.52%        6.98%      14.09%    15.08%
Minimum required capital percentage               4.00%       4.00%      8.00%        4.00%       4.00%     8.00%
-------------------------------------------------------------------------------------------------------------------

     Excess regulatory capital percentage         4.76%      13.48%     10.52%        2.98%      10.09%     7.08%
-------------------------------------------------------------------------------------------------------------------

Minimum required capital percentage
     to be well capitalized under
     Prompt Corrective Action Provisions          5.00%       6.00%     10.00%        5.00%       6.00%    10.00%
-------------------------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the FDIC and the Pennsylvania Department of Banking on Form 032 for the quarter ended September 30, 1997.

(2) Limited to 1.25% of risk adjusted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $369,876 and $313,201 at September 30, 1997 and 1996,
    respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $185,477 and $155,202 at September 30, 1997 and 1996, respectively.


(18) Employee Stock Compensation Program
--------------------------------------------------------------------------------

In fiscal 1988, the Bank adopted an Employee Stock Compensation Program (the Program) under which shares of common stock can be issued. The Program provides for the grant of both incentive stock options and compensatory stock options. Further, the Program provides that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 1997, there were no remaining shares available for granting as determined by the Program Administrators.

(dollar amounts in thousands, except per share data)

In fiscal 1994, the Company adopted the 1993 Employee Stock Compensation Program ("Employee Program") and the 1993 Directors' Stock Option Plan ("Directors' Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. At September 30, 1997, there were no remaining shares available for granting as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who serves as a non-employee director of the Company shall be granted as of December 31 of each year of the Directors' Plan an option to purchase 1,512 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. As of September 30, 1997, 16,637 shares were available for granting under the terms of the plan. Options granted under the Employee Program and Directors' Plan will expire no later than 10 and 7 years, respectively, from the date on which the option was or is granted. For the periods presented, options granted for all Plans were granted at the fair market value at the date of grant. Option information presented reflects the 10% stock dividends paid in May 1997 and May 1996 and all previous stock dividends.

                                               Average         1993          Average        1993          Average
                                  1988        Exercise       Employee       Exercise     Directors'      Exercise
                                 Program        Price         Program         Price         Plan           Price
-----------------------------------------------------------------------------------------------------------------------
September 30, 1994               77,621           $ 7.29          --          $    --       6,250            $14.05
Granted                              --            --         26,460            11.57       6,250             11.57
Exercised                        (5,559)            4.83          --             0             --             --
Forfeited                        (4,235)           13.93      (1,310)           11.57          --             --
-----------------------------------------------------------------------------------------------------------------------

September 30, 1995               67,827             7.08      25,150            11.57      12,500             12.81
Granted                              --            --         16,920            13.64       6,250             13.64
Exercised                        (9,803)            5.98        (177)           11.57          --             --
Forfeited                          (392)           13.37      (1,029)           12.92          --             --
10% stock dividend                6,126             7.27       4,147            12.40       1,875             13.09
-----------------------------------------------------------------------------------------------------------------------

September 30, 1996               63,758             7.23      45,011            12.39      20,625             13.09
Granted                              --            --         21,690            18.18       8,250             18.18
Exercised                       (27,880)            5.12      (3,902)           11.98      (5,600)            14.43
Forfeited                           (34)           12.27      (1,620)           14.66          --             --
10% stock dividend                4,236             8.35       6,289            14.64       2,319             14.57
-----------------------------------------------------------------------------------------------------------------------

September 30, 1997               40,080           $ 8.81      67,468           $14.43      25,594            $14.57
-----------------------------------------------------------------------------------------------------------------------


Average contractual
  life remaining in years          3.76                         8.22                         4.84

Option price
  per share                   $3.85-$14.05                 $11.57-$18.18                $11.57-$18.18

Options available
  for granting at
  September 30, 1997                 --                           --                       16,637
-----------------------------------------------------------------------------------------------------------------------

At September  30, 1997,  1996 and 1995,  100,582,  97,935 and 72,962 shares were
immediately   exercisable  at  average  prices  of  $11.42,   $9.06  and  $7.36,
respectively.

(dollar amounts in thousands, except per share data)

                                   Options Outstanding                                     Options Exercisable
---------------------------------------------------------------------------------------------------------------------
                        Number     Weighted-average                                  Number
Range of              Outstanding      Remaining      Weighted-average             Exercisable    Weighted-average
Exercise Prices       at 9/30/97   Contractual Life    Exercise Price              at 9/30/97      Exercise Price
---------------------------------------------------------------------------------------------------------------------
$3.85 to $5.80          17,575        1.10 years           $ 4.40                    17,575            $ 4.40
$7.17 to $11.57         39,359        6.83                  11.00                    39,359             11.00
$13.64 to $18.18        76,208        8.11                  15.60                    43,648             14.61
---------------------------------------------------------------------------------------------------------------------

                       133,142        6.81                 $12.77                   100,582            $11.42
---------------------------------------------------------------------------------------------------------------------

In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation"("SFASNo. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS No. 123 allows financial institutions to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APBNo. 25"). Entities that elect to continue to measure compensation expense based on APBNo. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APBNo. 25. Had the company used the fair value method, net income and earnings per share would have been as follows:

                                                                                   September 30,
                                                                             1997               1996
-----------------------------------------------------------------------------------------------------
Net income
     As reported                                                            $2,719            $1,317
     Pro Forma                                                               2,643             1,277
-----------------------------------------------------------------------------------------------------

Primary earnings per share
     As reported                                                            $11.72            $  .85
     Pro Forma                                                                1.67               .82
-----------------------------------------------------------------------------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 1997 and 1996 under the 1993 Employee Program was $4.86 and $3.27, respectively. The fair value of options granted under the 1993 Directors' Plan during fiscal 1997 and 1996 was $4.61 and $3.26, respectively.

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1997 and 1996, respectively, for the 1993 Employee
Program:risk-free interest rates of 6.29% and 5.45%; dividend yields of 2.94% and 3.58%; volatility factors of the expected market price of the Company's common stock of 23.3% and 25.6%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 1997 and 1996, respectively, for the 1993 Directors' Plan were used:risk-free interest rates of 6.21% and 5.38%; dividend yields of 2.53% and 2.97%; volatility factors of the expected market price of the Company's common stock of 23.3% and 25.6%; and a weighted-average expected life of the options of 5.4 years.

In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee and director stock options that have vesting provisions and are not transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

(dollar amounts in thousands, except per share data)

(19) Selected Quarterly Financial Data (Unaudited)

                                                                                 Three Month Periods Ended
                                                                        Dec. 31    March 31     June 30   Sept. 30
--------------------------------------------------------------------------------------------------------------------
Fiscal 1997:
  Interest income                                                       $5,603      $5,680     $5,967      $6,713
  Interest expense                                                       3,152       3,194      3,432       4,104
--------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses                   2,451       2,486      2,535       2,609
  Provision for loan losses                                                115         120        130         135
  Other income                                                             184         224        222         252
  Operating expenses                                                     1,590       1,567      1,610       1,721
--------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                               930       1,023      1,017       1,005
  Income tax provision                                                     307         385        361         203
--------------------------------------------------------------------------------------------------------------------
  Net income                                                            $  623      $  638     $  656      $  802
--------------------------------------------------------------------------------------------------------------------
  Earnings per share                                                    $  .40      $  .40     $  .41      $  .51
--------------------------------------------------------------------------------------------------------------------

Fiscal 1996:
  Interest income                                                       $4,919      $5,069     $5,422      $5,576
  Interest expense                                                       2,879       2,883      2,977       3,093
--------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses                   2,040       2,186      2,445       2,483
  Provision for loan losses                                                 30          60         90          90
  Other income                                                             146         204        192         190
  SAIF assessment                                                           --          --         --       1,537
  Operating expenses                                                     1,563       1,604      1,667       1,702
--------------------------------------------------------------------------------------------------------------------
  Income (loss) before income taxes                                        593         726        880        (656)
  Income tax provision                                                     180         203        263        (420)
--------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                     $  413      $  523     $  617      $ (236)
--------------------------------------------------------------------------------------------------------------------
  Earnings (loss) per share                                             $  .27      $  .34     $  .39      $ (.15)
--------------------------------------------------------------------------------------------------------------------

(20) Disclosures About Fair Value of Financial Instruments
--------------------------------------------------------------------------------

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFASNo. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition as of September 30, 1997 and 1996. SFASNo. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity Bancorp, Inc. and subsidiaries. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments:cash, interest-earning deposits with other institutions, investment securities available-for-sale, mortgage-backed securities available-for-sale, and all deposits except time deposits.

(dollar amounts in thousands, except per share data)

At September 30, 1997, the estimated fair value of investment securities exceeded the net carrying value by $57. At September 30, 1996, the net carrying value of investment securities exceeded the estimated fair value by approximately $50. The net carrying value of mortgage-backed securities at September 30, 1997, exceeded the estimated fair value by $23. The net carrying value of mortgage-backed securities at September 30, 1996, exceeded the estimated fair value by $457. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 through 5 of the financial statements for the detail on breakdowns by type of investment products.

The estimated fair value of loans exceeded the net carrying value at September 30, 1997 and 1996, respectively, by approximately $2.5 million and $27. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The fair market value of loan commitments at both September 30, 1997 and September 30, 1996 was equal to the carrying value of the commitments on those dates, respectively.

The carrying amounts and estimated fair values of deposits at September 30, 1997 and September 30, 1996 are as follows:

                                                              September 30, 1997            September 30, 1996
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
-------------------------------------------------------------------------------------------------------------------
Noninterest-bearing:
     Demand accounts                                        $  9,389     $  9,389          $  8,460     $  8,460
Interest-bearing:
     NOW and MMDA accounts                                    39,869       39,869            39,921       39,921
     Passbook accounts                                        47,514       47,514            50,445       50,445
     Time deposits                                           147,420      148,112           135,450      136,148
-------------------------------------------------------------------------------------------------------------------

Total Deposits                                              $244,192     $244,884          $234,276     $234,974
-------------------------------------------------------------------------------------------------------------------

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

The carrying amounts and estimated fair values of advances and other borrowings at September 30, 1997 and September 30, 1996 are as follows:

                                                              September 30, 1997            September 30, 1996
                                                           ------------------------       ----------------------
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
----------------------------------------------------------------------------------------------------------------
Advances and other borrowings                              $108,133      $108,087          $57,143      $57,097
----------------------------------------------------------------------------------------------------------------

Fair values for advances and other borrowings are estimated using a discounted cash flow calculation that applies contractual cost of the existing borrowings to current market rates being offered for borrowings of similar remaining maturities.

(dollar amounts in thousands, except per share data)

(21) Fidelity Bancorp, Inc. Financial Information
--------------------------------------------------------------------------------
     (Parent Company Only)

Following are condensed financial statements for the parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                                                               September 30,
                                                                                             1997          1996
-----------------------------------------------------------------------------------------------------------------
Assets
  Cash in subsidiary bank                                                                  $   615       $   216
  Investment in subsidiary bank                                                             32,648        20,768
  Investment in subsidiary trust                                                               320            --
  Investment securities available-for-sale                                                   1,194           783
  Loan receivable from bank subsidiary                                                       1,167            --
  Other assets                                                                                 739            16
-----------------------------------------------------------------------------------------------------------------

    Total Assets                                                                           $36,683       $21,783
-----------------------------------------------------------------------------------------------------------------

Liabilities
  Subordinated debentures                                                                   10,567            --
  Other liabilities                                                                            235             5
-----------------------------------------------------------------------------------------------------------------

    Total Liabilities                                                                       10,802             5
-----------------------------------------------------------------------------------------------------------------

Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
   1,554,775 and 1,510,466 shares issued and outstanding)                                       15            14
  Additional paid-in capital                                                                13,811        10,437
  Retained earnings                                                                         11,822        12,523
  Unrealized gain (loss) on securities available-for-sale, net                                 233        (1,196)
-----------------------------------------------------------------------------------------------------------------

    Total Stockholders' Equity                                                              25,881        21,778
-----------------------------------------------------------------------------------------------------------------

    Total Liabilities and Stockholders' Equity                                             $36,683       $21,783
-----------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
                                                                                        September 30,
                                                                               1997          1996          1995
------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiaries                              $2,400        $  310        $1,000
Dividends received from subsidiary                                               520         1,010           535
Operating expenses                                                              (313)           (4)          (29)
Income tax provision (benefit)                                                  (112)           (1)           (9)
------------------------------------------------------------------------------------------------------------------

    Net Income                                                                $2,719        $1,317        $1,515
------------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                         September 30,
                                                                               1997          1996         1995
----------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income .................................................        $  2,719         $  1,317         $  1,515
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary .........          (2,400)            (310)          (1,000)
      Increase in interest payable ...........................             218             --               --
      Gain on sale of investments ............................             (36)            --               --
      Increase in interest receivable ........................             (39)            --               --
----------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities .....             462            1,009              515
----------------------------------------------------------------------------------------------------------------
Investing Activities
  Capital contribution to Bank subsidiary ....................          (8,000)            --               --
  Purchase of investment securities available-for-sale .......            (710)            (548)            (262)
  Sale of investment securities available-for-sale ...........             145             --               --
  Maturities and principal repayments of investment securities             250             --               --
  Investment in trust subsidiary .............................            (317)            --               --
  Loan receivable from Bank subsidiary, net of repayments ....          (1,167)            --               --
----------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities .....          (9,799)            (548)            (262)
----------------------------------------------------------------------------------------------------------------
Financing Activities
  Stock options exercised ....................................             292               70               32
  Sale of stock through Dividend Reinvestment Plan ...........              82               57               55
  Dividends paid .............................................            (517)            (409)            (382)
  Issuance of subordinated debentures ........................          10,567             --               --
  Debt issuance costs ........................................            (688)            --               --
----------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities .....           9,736             (282)            (295)
----------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash ..........................             399              179              (42)
Cash at Beginning of Year ....................................             216               37               79
----------------------------------------------------------------------------------------------------------------
Cash at End of Year ..........................................        $    615         $    216         $     37
----------------------------------------------------------------------------------------------------------------


Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank. The Company acquired the Bank in a reorganization, approved by the stockholders of the Bank on January 26, 1993, and completed on August 19, 1993. On May 13, 1997, FB Capital Trust, a statutory business trust, was created under Delaware law. The Trust is a wholly-owned subsidiary of the Company.

(22) Contingent Liabilities
--------------------------------------------------------------------------------

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

The Company reported net income of $2.7 million, $1.3 million and $1.5 million for fiscal 1997, 1996 and 1995, respectively. Included in fiscal 1996 results was a one time pre-tax charge to recapitalize the Savings Association Insurance Fund ("SAIF") of approximately $1.5 million.

Continuing asset growth was attained in fiscal 1997. Assets were $381.0 million at September 30, 1997, an increase of $63.1 million or 19.8% from September 30, 1996. The growth was reflected primarily in the loan portfolio and in mortgage-backed securities available-for-sale. The loan portfolio increased $31.6 million or 20.9% to $182.9 million at September 30, 1997, and mortgage-backed securities available-for-sale increased $31.4 million or 50.2% for the same period. The growth was funded by increased deposits, an increase in Federal Home Loan Bank advances, and the issuance of $10.25 million in Trust Preferred Securities. Stockholders' equity also increased from the prior year. At September 30, 1997, stockholders' equity was $25.9 million, an increase of $4.1 million or 18.8% from September 30, 1996. This increase reflects both net income for the year, as well as a decrease in unrealized loss on securities available-for-sale from $1.2 million at September 30, 1996, to an unrealized gain on securities available-for-sale of $233,000 at September 30, 1997.

Net interest income increased in fiscal 1997 to $10.1 million from $9.2 million in fiscal 1996. Net interest income was $8.0 million in fiscal 1995. The provision for loan losses continues to impact profitability, amounting to $500,000, $270,000, and $230,000 in fiscal 1997, 1996 and 1995, respectively. In addition, results from the sale of securities have contributed to profitability, amounting to gains of $53,000 and $27,000 in fiscal 1997 and 1996, respectively, versus a loss of $57,000 in fiscal 1995.

The operating results of the Bank depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 1997, the tax-equivalent interest-rate spread decreased to 2.99%, as compared to 3.17% in fiscal 1996. The tax-equivalent spread in fiscal 1995 was 2.88%. The ratio of average interest-earning assets to average interest-bearing liabilities decreased slightly to 104.1% in fiscal 1997, from 104.2% in fiscal 1996. The ratio was 104.7% in fiscal 1995. The decrease in the spread for fiscal 1997 reflects several factors, including a decrease in the yield earned on the mortgage loan portfolio, as well as the use of wholesale funding sources to fund growth. The Bank's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

ASSET AND LIABILITY MANAGEMENT

The Company's vulnerability to interest rate risk exists to the extent that its interest-bearing liabilities, consisting of customer deposits and borrowings, mature or reprice more rapidly or on a different basis than its interest-earning assets, which consist primarily of intermediate or long-term loans and investments and mortgage-backed securities.

The principal determinant of the exposure of the Company's earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates carried by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized.

The objective of interest rate risk management is to control, to the extent possible, the effects that interest rate fluctuations have on net interest income and on the net present value of the Company's interest-earning assets and interest-bearing liabilities. Management and the Board are responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. These analyses provide a range of potential impacts on net interest income and portfolio equity caused by interest rate movements.

The Company uses financial modeling to measure the impact of changes in interest rates on the net interest margin. Assumptions are made regarding loan and mortgage-backed securities prepayments and amortization rates of passbook, money market and NOW account withdrawal rates. In addition, certain financial instruments may provide customers with a degree of "optionality", whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulation results.

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation - Given a+/-200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 15% for a one-year period.

Portfolio equity simulation - Portfolio equity is the net present value of the Company's existing assets and liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 40% of total stockholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total stockholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity, earnings per share and the change in portfolio equity. This analysis was done assuming that interest-earning asset and interest-bearing liability levels at September 30, 1997 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the September 30, 1997 levels.

INTEREST RATE SIMULATION SENSITIVITY ANALYSIS

Movements in interest rates from September 30, 1997 rates:

                                                          Increase               Decrease
-----------------------------------------------------------------------------------------------

                                                       +100 bp +200 bp        -100 bp -200 bp
-----------------------------------------------------------------------------------------------
Net interest income increase (decrease)              (5.9)%      (13.0)%      4.1%       5.0%
Increase (decrease) in return on average equity      (15.2)%     (33.4)%      10.2%      12.5%
Increase (decrease) in earnings per share            $(.24)      $(.53)       $.17       $.20
Portfolio equity increase (decrease)                 (17.7)%     (35.9)%      9.4%       3.6%

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company has seen a decrease in its one year gap from a negative 17.0% at September 30, 1996 to a negative 11.6% at September 30, 1997. The Bank considers this result at September 30, 1997 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest-bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available-for-sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 1997 based on certain assumptions as to prepayments and amortization of loans, investments and deposit withdrawals. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                                                               September 30, 1997
-------------------------------------------------------------------------------------------------------------------
                                                                             Over Three       After
                                                                               Months       One Year
                                                                   Three       Through       Through     After
                                                                  Months       Twelve         Five       Five
(dollars in thousands)                                            Or Less      Months         Years      Years
-------------------------------------------------------------------------------------------------------------------
Interest-earning assets                                          $66,599       $55,409     $137,831     $112,031

Deposits, escrow
  liabilities and borrowed funds                                  85,448        80,915      166,357       20,702
-------------------------------------------------------------------------------------------------------------------
Interest sensitivity                                            $(18,849)     $(25,506)    $(28,526)     $91,329
-------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity                                 $(18,849)     $(44,355)    $(72,881)     $18,448
-------------------------------------------------------------------------------------------------------------------
Cumulative ratio as a percent of total assets                       (4.9)%       (11.6)%      (19.1)%        4.8%
-------------------------------------------------------------------------------------------------------------------


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

LIQUIDITY AND CAPITAL RESOURCES

Fidelity's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements, and sales of investments. During fiscal 1997, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth and to maintain its liquidity. At September 30, 1997 the total of approved loan commitments amounted to $2.7 million and the Bank had $3.7 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 1997 is $76.7 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Bank.

CAPITAL

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total assets of 8.76% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 18.52% at September 30, 1997. As a result, regulatory capital requirements should have no material impact on operations.

FINANCIAL CONDITION

The Bank's assets were $381.0 million at September 30, 1997, an increase of $63.1 million or 19.8% over assets at September 30, 1996. The growth primarily reflects an increase in loans receivable and mortgage-backed securities available-for-sale. The growth was funded by an increase in savings deposits, advances from the FHLB of Pittsburgh, and the issuance of $10.25 million in Trust Preferred Securities.

LOAN PORTFOLIO

Net loans receivable increased $31.6 million or 20.9% to $182.9 million at September 30, 1997 from $151.3 million at September 30, 1996. Loans originated totaled $70.8 million in fiscal 1997 versus $64.3 million in fiscal 1996.

Mortgage loans originated amounted to $34.5 million and $34.4 million in fiscal 1997 and 1996, respectively. The Bank did not purchase any mortgage loans in fiscal 1997 or 1996. The relatively constant level of mortgage loan originations in fiscal 1997 and 1996 reflects the Bank's continued emphasis on this type of lending and loan pricing strategies that enabled the Bank to remain competitive in the market. The origination of adjustable rate mortgages (ARM's) increased to $10.8 million in fiscal 1997 from $7.1 million in fiscal 1996. This increase reflected the increased popularity, particularly among commercial mortgage customers, of adjustable rate loans with longer initial reset periods, usually three to five years. Principal repayments on outstanding mortgage loans also increased to $16.9 million in fiscal 1997 as compared to $15.2 million fiscal 1996. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $124.8 million at September 30, 1997 from $106.3 million at September 30, 1996.

Other loan originations, including installment loans and commercial business loans, totaled $35.5 million in fiscal 1997 versus $29.8 million in fiscal 1996. During fiscal 1997, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The Bank was successful in this strategy and saw the balance of installment loans increase to $43.1 million at September 30, 1997, as compared to $35.8 million at September 30, 1996. Commercial business loans also experienced a significant increase, totaling $16.9 million at September 30, 1997 versus $10.7 million at September 30, 1996.

NON-PERFORMING ASSETS

The following table sets forth information regarding non-accrual loans and real estate owned at the dates indicated. The Bank did not have any accruing loans which were 90 days or more overdue or any loans which were classified as troubled debt restructurings at the dates presented.

                                                                                    September 30,
                                                                      1997              1996             1995
------------------------------------------------------------------------------------------------------------------
Non-accrual residential real
  estate loans (one-to-four family)                                $   94,000        $  567,000       $  227,000
Non-accrual construction, multi-
  family residential and
  commercial real estate loans                                        751,000           134,000              --
Non-accrual installment and
  commercial business loans                                           271,000           457,000           85,000
------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                         $1,116,000        $1,158,000       $  312,000
------------------------------------------------------------------------------------------------------------------
Total non-performing loans as
  a percent of net loans receivable                                       .61%              .77%             .26%
------------------------------------------------------------------------------------------------------------------
Total real estate owned, net of
  related reserves                                                   $     --       $  370,000       $1,062,000
------------------------------------------------------------------------------------------------------------------
Total non-performing loans and real estate
  owned as a percent of total assets                                     .29%              .48%             .49%
------------------------------------------------------------------------------------------------------------------

At September 30, 1997, non-accrual loans consisted of two 1-4 family residential real estate loans totaling $94,000, one commercial real estate property totaling $751,000, five installment loans totaling $12,000, one commercial business loan totaling $250,000, and seven credit card accounts totaling $9,000. The commercial real estate loan is on an office building located in Pittsburgh and is currently under agreement for sale. The commercial business loan is to a dental supply company. Management has evaluated these loans and is satisfied that the allowance for possible losses on loans at September 30, 1997 is adequate. The allowance for possible losses on loans has increased from $1,429,000 at September 30, 1995 to $1,530,000 at September 30, 1996 and to
$1,931,000 at September 30, 1997. The balance at September 30, 1997, at 1.06% of net loans receivable and 173.0% of non-performing loans, is considered adequate by management.

MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

Mortgage-backed securities held-to-maturity increased $2.8 million or 8.9% to $34.1 million at September 30, 1997 from $31.3 million at September 30, 1996. Purchases totaled $8.1 million in fiscal 1997. No sales were made from mortgage-backed securities held-to-maturity in fiscal 1997.

MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

Mortgage-backed securities available-for-sale increased $31.4 million to $93.9 million at September 30, 1997 from $62.5 million at September 30, 1996. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. During fiscal 1997, the Bank purchased $47.0 million of these securities, of which $33.3 million had adjustable-rate features, and sold $8.6 million. Sales of these securities in fiscal 1997 resulted in a net pretax loss of $30,000.

INVESTMENT SECURITIES HELD-TO-MATURITY

Investment securities increased $3.1 million or 58.1% to $8.5 million at September 30, 1997, compared to $5.4 million at September 30, 1996. These investments are comprised of U.S. Government and Agency securities, tax-exempt municipal securities and asset-backed securities. The increase in fiscal 1997 reflects the purchase of $4.6 million of these securities, with $1 million of the securities called in fiscal 1997. There were no sales of investment securities held-to-maturity in fiscal 1997.

INVESTMENT SECURITIES AVAILABLE-FOR-SALE

Investment securities available-for-sale decreased $6.4 million or 12.5% to $44.6 million at September 30, 1997 as compared to September 30, 1996. These securities provide an additional source of liquidity for the Bank and consist of U.S. Government and Agency securities, tax-free municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation preferred stock, and other equity securities. Purchases in fiscal 1997 totaled $11.6 million and sales totaled $16.3 million, resulting in a net pretax gain of $83,000.

OFFICE PREMISES AND EQUIPMENT

Office premises and equipment increased $101,000 or 3.0% to $3.5 million at September 30, 1997. During fiscal 1997, loan department personnel moved to a new leased facility and funds were expended for leasehold improvements. In addition, a property was purchased that will be considered for a future branch site.

INTANGIBLE ASSETS

Intangible assets, which consist of goodwill and core deposit intangibles, were generated in the November 1991 branch acquisitions. At September 30, 1997, these intangibles have been fully amortized. These intangibles were being amortized on a straight line basis over five years for book purposes. As a result of the Omnibus Reconciliation Tax Act of 1993, the Bank made an election to amortize these intangibles over 15 years for tax purposes and have them be fully tax deductible.

SAVINGS DEPOSITS

Savings deposits increased $9.9 million during fiscal 1997 to $244.2 million at September 30, 1997. Deposit decreases occurred in money market and passbook deposits, while increases occurred in demand deposits, NOW accounts and time deposit accounts.

The decrease in passbook and money market accounts reflects the short term rate environment that existed in fiscal 1997. Bank rates on such accounts stayed relatively low and some depositors sought alternative higher yielding forms of investments. Demand deposits and NOW accounts are relatively rate insensitive and the increased balances in these categories reflects the increased emphasis management has placed on attracting and retaining such accounts. The increase in time deposits reflects a more aggressive position taken by the Bank to try to attract such deposits. At various times during fiscal 1997, the Bank priced certain certificates of deposit at or near the top of the local market in an attempt to attract funds. This strategy was successful as time deposits increased approximately $12.0 million.

BORROWINGS

Federal Home Loan Bank advances and reverse repurchase agreements outstanding increased $40.7 million or 71.3% to $97.9 million at September 30, 1997, from $57.1 million at September 30, 1996. The Bank continues to utilize FHLB advances and reverse repurchase agreements as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals. The increased use of advances in fiscal 1997 reflects the need to fund the growth the Bank experienced.

In May 1997, a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $10.25 million of 9.75% Preferred Securities. A portion of the proceeds from the Preferred Securities count as Tier 1 capital of the Company under Federal Reserve Board guidelines and the dividend payments on the Preferred Securities are tax deductible to the Company. A portion of the proceeds were used to contribute capital through an investment in the Bank. The Company believed that this was a relatively inexpensive means to raise additional regulatory capital which could then be leveraged to provide additional growth and earnings opportunities. As evidenced by the overall growth in assets that has occurred in fiscal 1997, this additional capital has been leveraged and borrowings, as discussed above, have been incurred to fund the growth.

STOCKHOLDERS' EQUITY

Stockholders' equity increased $4.1 million or 18.8% to $25.9 million at September 30, 1997 compared to September 30, 1996. The increase results from 1997 net income of $2.7 million, stock options exercised of $390,000, stock issued under the Dividend Reinvestment Plan of $82,000 and a decrease in unrealized losses on securities available-for-sale of $1.4 million. Partially offsetting these increases were cash dividends paid of $517,000.

RESULTS OF OPERATIONS

Comparison of Fiscal Years Ended September 30, 1997, 1996, and 1995

Net income was $2.7 million for the year ended September 30, 1997 compared to $1.3 million for fiscal 1996 and $1.5 million for fiscal 1995.

INTEREST RATE SPREAD

The Bank's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, decreased to 2.99% on a tax-equivalent basis in fiscal 1997 from 3.17% in fiscal 1996. The spread was 2.88% in fiscal 1995. The following table shows the average tax-equivalent yields earned on the Bank's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.

                                                                            Fiscal Years Ended September 30,
                                                                            1997           1996          1995
-----------------------------------------------------------------------------------------------------------------
Average yield on:
  Mortgage loans                                                             8.01%         8.33%           8.21%
  Mortgage-backed securities                                                 6.37          6.29            6.05
  Installment loans                                                          8.38          8.41            8.31
  Commercial business loans                                                  9.90          9.86           10.63
  Interest-earning deposits with other
    institutions, investment securities,
    and FHLB stock(1)                                                        6.76          6.98            6.87
-----------------------------------------------------------------------------------------------------------------
Total interest-earning assets                                                7.39          7.44            7.19
-----------------------------------------------------------------------------------------------------------------
Average rates paid on:
  Savings deposits                                                           4.05          4.17            4.24
  Borrowed funds                                                             5.42          4.95            5.04
-----------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                           4.40          4.27            4.31
-----------------------------------------------------------------------------------------------------------------
Average interest rate spread                                                 2.99%         3.17%           2.88%
-----------------------------------------------------------------------------------------------------------------
Net yield on interest-earning assets                                         3.16%         3.33%           3.08%
-----------------------------------------------------------------------------------------------------------------

(1) Interest income on tax free investments has been adjusted for federal income tax purposes using a rate of 34%.

INTEREST INCOME ON LOANS

Interest income on loans increased by $2.2 million or 18.8% to $13.6 million in fiscal 1997 as compared to fiscal 1996. The increase primarily reflects an increase in the average size of the loan portfolio, partially offset by a decrease in the average yield earned on loans. The average size of the loan portfolio increased from an average balance of $135.9 million in fiscal 1996 to $165.2 million in fiscal 1997. The increase in the loan portfolio reflects both management's continued efforts to expand lending and the decision to retain newly originated mortgage loans in the portfolio, rather than selling them in the secondary market. Interest income on loans increased by $1.5 million or 15.4% to $11.5 million in fiscal 1996 as compared to fiscal 1995. The increase reflects both an increase in the average yield earned on loans and an increase in the average size of the loan portfolio.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES

Interest income on mortgage-backed securities increased by $844,000 or 13.8% to $7.0 million in fiscal 1997 from $6.1 million in fiscal 1996. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, increased from $97.3 million in fiscal 1996 to $109.3 million in fiscal 1997. The increase also reflected an increase in the yield earned on these securities in fiscal 1997. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount.
Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. The increase in the average balance partially reflects the increased emphasis placed on these securities in fiscal 1997, to supplement the growth experienced in the loan portfolio, and to leverage the capital obtained with the issuance of the Preferred Securities.

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

INTEREST INCOME ON INVESTMENTS

Interest income on investments (including those available-for-sale), which includes interest-earning deposits with other institutions and FHLB stock, was $3.4 million in both fiscal 1997 and 1996. The results reflect both a decrease in the average balance of such investments to $54.1 million in fiscal 1997 as compared to $55.0 million in fiscal 1996, as well as a decrease in the average tax-equivalent yield earned in fiscal 1997 as compared to fiscal 1996. This decrease in yield primarily reflects the repositioning of a portion of the investment portfolio for interest rate management purposes. Tax free municipal obligations, which have high tax-equivalent yields but are generally longer term, were sold in favor of more rate sensitive securities. Because of the increase in the Bank's loan portfolio, a large portion of which is fixed-rate, management decided to decrease exposure, to the extent possible, to rising rates through the use of the investment portfolio.

Interest income on investments was $3.4 million in fiscal 1996, compared to $2.5 million in fiscal 1995. The increase was due both to an increase in the average balance of such investments to $55.0 million in fiscal 1996 as compared to $40.5 million in fiscal 1995, as well as an increase in the average yield earned in fiscal 1996 as compared to fiscal 1995.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest on deposits decreased $505,000 or 5.0% to $9.6 million in fiscal 1997 from $10.1 million in fiscal 1996. The decrease reflects both a decrease in the average balance of deposits in fiscal 1997, as compared to fiscal 1996, as well as a decrease in the average rate paid on deposits. The decrease in rates results both from depositors continuing to maintain significant amounts in lower costing NOW and passbook accounts and from older, higher rate certificates of deposit maturing and being replaced with lower rate certificates.

Interest on deposits increased $89,000 or .9% to $10.1 million in fiscal 1996 from $10.0 million in fiscal 1995. The increase reflects an increase in the average balance of deposits in fiscal 1996, as compared to fiscal 1995, partially offset by a decrease in the average rate paid on deposits.

INTEREST EXPENSE ON BORROWED FUNDS

The Bank continued to use FHLB advances and repurchase agreements as cost effective sources of funding in fiscal 1997, as well as issuing Preferred Securities for the first time. Interest expense on borrowed funds increased $2.6 million or 145.1% to $4.3 million in fiscal 1997 compared to fiscal 1996. The increase reflects a higher level of borrowing in fiscal 1997, as well as an increase in the cost of these funds. Interest expense on borrowed funds increased $684,000 or 63.5% to $1.8 million in fiscal 1996 from $1.1 million in fiscal 1995. The increase reflects a higher level of borrowing in fiscal 1996, partially offset by a decrease in rates paid.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $500,000, $270,000 and $230,000 for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. The variation in the provisions reflects management's decision to continue to increase the balance in the allowance for possible losses on loans as the total loan portfolio balance continues to grow, while at the same time experiencing a favorable loan charge-off record. Based on these factors, the allowance has grown from $1.4 million at September 30, 1995 to $1.9 million at September 30, 1997. Loan charge-offs, net of recoveries, improved to $99,000 in fiscal 1997, compared to $169,000 in fiscal 1996. Net charge-offs were $135,000 in fiscal 1995.

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

OTHER INCOME

Fidelity's non-interest or total other income increased by $150,000 or 20.5% to $882,000 in fiscal 1997 as compared to fiscal 1996. Other income increased by $128,000 or 21.2% to $732,000 in fiscal 1996 compared to fiscal 1995.

Included in non-interest income was service fee income on loans and late charges which increased by $14,000 in fiscal 1997 and decreased by $10,000 in fiscal 1996 over the respective prior years. The increase in fiscal 1997 primarily reflects an increase in commercial loan fees, partially offset by a decrease in late charges on loans and fees on loans serviced for others. The decrease in fiscal 1996 primarily reflects a decrease in commercial loan fees as well as a reduction in fee income on loans serviced for others.

The Bank recorded a net gain of $53,000 on the sale of investment and mortgage-backed securities in fiscal 1997 as compared to a net gain on such sales of $27,000 in fiscal 1996. Fiscal 1995 results showed a $57,000 net loss. Sales in fiscal 1997 and 1996 were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years. Securities in the available-for-sale category represent securities purchased for yield or asset/liability management purposes and can be sold at any time.

Sales made from the available-for-sale portfolio in fiscal 1995 were done to partially reposition the portfolio to reflect the higher interest rate environment that existed. Funds from the sales were reinvested in securities earning current market rates, however losses were realized on some sales in the implementation of this strategy.

Gain on sale of loans was $28,000, $17,000 and $18,000 in fiscal years 1997, 1996 and 1995, respectively. The Bank may sell a portion of the fixed-rate mortgages it originates, generally those with terms greater than 15 years, to the Federal National Mortgage Association ("FNMA"). In addition, the bank may sell a portion of the loans originated under low income housing programs in which it participates in the Pittsburgh area. Also, the Bank sells education loans to the Student Loan Marketing Association ("SLMA"). Such sales to SLMA generally result in some gain or loss being realized and are being done to reduce the Bank's position in these loans, which are generally lower yielding and subject to extensive and costly government regulation. The Bank does not intend to originate additional education loans for its portfolio, except those that will be serviced by SLMA. Sales to FNMA, SLMA and of low income housing program loans were $829,000, $134,000 and $361,000 in fiscal 1997, 1996 or 1995, respectively, however the net gains recorded in those years reflect the timing of the sales.

Other operating income includes miscellaneous sources of income which consist primarily of various fees related to checking accounts, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $712,000, $613,000 and $558,000 in fiscal 1997, 1996 and
1995, respectively. The increase in fiscal 1997 primarily reflects increased automatic teller machine fees and returned check charges. The increase in fiscal 1996 reflects an increase in rental income from space at the Bank's Bloomfield branch that was rented throughout the year, and increases in returned check charges and automated teller machine fees.

OTHER EXPENSES

Operating expenses decreased $1.6 million or 19.6% to $6.5 million in fiscal 1997 and increased $2.0 million or 31.9% to $8.1 million in fiscal 1996, from $6.1 million in fiscal 1995.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $444,000 or 13.7% to $3.7 million in fiscal 1997 and $170,000 or 5.5% to $3.2 million in fiscal 1996 over the respective prior years. Factors contributing to the increases in both years were salary increases, expenses related to recruiting new employees and higher fringe benefit costs, as well as increases in the number of employees, particularly related to the lending operations. In addition, higher bonuses were awarded in fiscal 1997, reflecting the Bank's increased profitability.

Office occupancy and equipment expense increased $6,000 or 1.2% to $570,000 in fiscal 1997 and $22,000 or 4.0% to $564,000 in fiscal 1996 over the respective prior years. The increase in fiscal 1997 reflects increased maintenance costs on equipment, partially offset by a reduction in property taxes due to the successful appeal of the assessed valuation for tax purposes of two properties. The increase in fiscal 1996 primarily reflects increased maintenance costs on equipment and facilities.

Depreciation and amortization increased $85,000 or 18.7% to $541,000 in fiscal 1997 and $17,000 or 3.9% to $456,000 in fiscal 1996 over the respective prior years. The increase in both years reflects new equipment purchased for both the branch network and backoffice operations, as well as depreciation on facilities renovated.

Premiums for federal deposit insurance were $112,000, $2.1 million and $526,000 for the fiscal years 1997, 1996 and 1995, respectively. Fiscal 1996 results include a one-time special assessment of $1.5 million to recapitalize the SAIF. Exclusive of this one-time charge, federal deposit insurance premiums decreased $441,000 or 79.7% in fiscal 1997. The amount of the premium is based on the average amount of deposits outstanding. The premium rate for federal deposit insurance decreased to approximately 6.4 basis points in fiscal 1997 from 23 basis points in fiscal 1996 and 1995 as a result of the recapitalization of the SAIF.

The Bank recorded net losses on real estate owned of $31,000, $91,000 and $9,000 in fiscal 1997, 1996 and 1995, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. The results in fiscal 1997 reflect the sale of one property. The results in fiscal 1996 primarily reflect the write-down of one property to fair value less estimated cost to sell. The property was sold in fiscal 1997. The results in fiscal 1995 did not contain individually significant transactions.

Intangible amortization was $44,000 in fiscal 1997 and $264,000 in fiscal 1996 and 1995. The results reflect the amortization of the intangibles generated by the three branch acquisitions that occurred in November 1991, on a straight-line basis over five years. The intangibles were fully amortized for book purposes in fiscal 1997.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $1.5 million in fiscal 1997, $1.4 million in fiscal 1996 and $1.3 million in fiscal 1995. Significant variations in fiscal 1997, as compared to fiscal 1996, include increases in bank service charges related to the implementation of check imaging, advertising, auditing costs, consulting fees, stationery and supplies and automatic teller machine network costs. Significant variations in fiscal 1996, as compared to fiscal 1995, include increases in legal fees, costs for new services offered such as debit cards, telephone banking and automated teller machine statements. Partially offsetting these increases in fiscal 1996 was a decrease in advertising expenses.

INCOME TAXES

The company generated taxable income and, as a consequence, recorded tax provisions of $1.3 million, $226,000 and $728,000 for fiscal 1997, 1996 and 1995, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate.

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

RECENT ACCOUNTING AND LEGISLATIVE DEVELOPMENTS

On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the ACT). Among other things, the Act imposed a one time special assessment on deposits insured by the SAIF designed to fully capitalize the SAIF to the level required by law. This special assessment was approximately $1.5 million for the Bank. The Act also included a provision confirming that the special assessment is deductible for Federal income tax purposes in the year paid. The Act also provides for the eventual merger of the SAIF with the BIF and reallocates payment of Financing Corporation bond obligations to both SAIF and BIF insured institutions. In addition, the Act contains prohibitions on insured institutions facilitating or encouraging the migration of SAIF deposits to the BIF until the end of 1999. Following the imposition of the one-time special assessment, the FDIC lowered assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates range from zero basis points to 27 basis points, which is the same range of premiums as the BIF rates. From 1997 through 1999, FDIC-insured institutions will pay approximately 6.4 basis points of their SAIF-assessable deposits and approximately 1.3 basis points of their BIF-assessable deposits to fund the Financing Corporation. Based upon assessable deposit balances at September 30, 1997, the Bank would expect to pay approximately $39,000 per quarter during fiscal 1998.

On October 1, 1996,  the  Company  adopted  SFAS No.  121,  "Accounting  for the
Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets to be held and used as well as assets held for disposition. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. The adoption of SFAS No. 121 was not material to the Company's financial position and results of operations.

The FASB released SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and was to be applied prospectively. SFAS No. 125 establishes standards for resolving issues related to circumstances under which the transfer of financial assets should be considered as sales of all or part of the assets or as secured borrowings and about when a liability should beconsidered extinguished. The adoption of SFAS No. 125 was immaterial to the Company's financial position and results of operations.

In February 1997, the FASB released SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS and fully diluted with a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue commons stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Had the Company applied SFAS No. 128 to the accompanying consolidated financial statements, basic EPS would have been $1.77, $.88 and $1.02 for fiscal years 1997, 1996 and 1995, respectively. Diluted EPS would have been $1.71, $.85 and $.99 for fiscal years 1997, 1996 and 1995, respectively.

In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 continues the existing requirement to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, SFAS No. 129 requires all entities to provide the capital structure disclosures previously required by APB Opinion No. 15. Companies that were exempt from the provisions of APB Opinion No. 15 will now need to make those disclosures. SFAS No. 129 is not expected to impact the Company's current presentation regarding capital structure.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

YEAR 2000

The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

The Company is utilizing both internal and external resources to identify, correct or reprogram, and test systems for year 2000 compliance. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management has not yet assessed the year 2000 compliance expense and related potential effect on the Company's earnings.