Form 10-K, Exhibit 13
period 1998-09-30
FIDELITY BANCORP INC
filed 1998-12-29
CIK 769207

CORPORATE PROFILE, MISSION AND MISSION STATEMENT



CORPORATE PROFILE
--------------------------------------------------------------------------------


      FIDELITY BANCORP, INC. (the Company) is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank (the Bank). The Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business through eight offices located in Allegheny and Butler counties.


MISSION
--------------------------------------------------------------------------------


      FIDELITY BANK will offer its consumer and commercial customers a wide range of high quality, fairly priced products and services. The Bank will be sensitive to changing customer needs, and will adapt its products and services quickly to satisfy the desires of its client base.


MISSION STATEMENT
--------------------------------------------------------------------------------


      The Board of Directors and Management are dedicated to excellence within community banking, which is best achieved through a commitment to:

            maximizing stockholder value, thereby assuring the financial success of the independent bank franchise ensuring customer satisfaction by offering quality products and services that are delivered in an efficient and convenient manner the employment and retention of a competent and dedicated staff the communities served by Fidelity Bank.

                                        FINANCIAL HIGHLIGHTS AND CORPORATE INFORMATION



FINANCIAL HIGHLIGHTS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             At or For the
                                                                                   Fiscal Years Ended September 30,
(in thousands, except per share data and percentages)                                  1998                1997
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                         $406,030             $380,964
Total savings deposits                                                                261,735              244,192
Total loans receivable, net                                                           218,892              182,869
Total stockholders' equity                                                             29,021               25,881
--------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                  $ 10,683             $ 10,081
Provision for loan losses                                                                 405                  500
Net income                                                                              2,925                2,719
-----------------------------------------------------------------------------------------------------------------------------

Diluted earnings per share(1)                                                        $   1.44%            $   1.37%
Book value per share(1)                                                                 14.67%               13.32%
Average interest rate spread                                                             2.74%                2.99%
Return on average assets                                                                  .74%                 .80%
Return on average stockholders' equity                                                  10.64%               11.42%
-----------------------------------------------------------------------------------------------------------------------------

Common shares outstanding1                                                          1,978,543            1,943,469
-----------------------------------------------------------------------------------------------------------------------------

     (1) Per share amounts and common shares outstanding were restated to reflect the 25% stock split paid on March 31, 1998.





[GRAPHIC-CHART DEPICTING RETURN ON EQUITY]
[GRAPHIC-CHART DEPICTING EARNINGS PER SHARE (Diluted)]
[GRAPHIC-CHART DEPICTING STOCK PRICE]
[GRAPHIC-CHART DEPICTING BOOK VALUE PER SHARE]

                               TO OUR STOCKHOLDERS

I am pleased to report that 1998 was a year filled with accomplishment and growth. The year presented many challenges, and one of the most significant was caused by the substantial decline in interest rates. This decline caused a narrowing of our net interest margin to 2.93%. Even though the interest margin narrowed, net earnings reached an all time high of slightly under $3 million, a growth of approximately 7.6%. In addition to net earnings, we achieved record highs in several other significant areas. Year end assets exceeded $406 million, a growth of approximately 6.6%; deposits experienced an approximate growth of 7% to $262 million; and loans experienced a growth of approximately 20% ending the year at $219 million. The growth in loans was principally responsible for the record earnings. In addition to the achievements described above, asset quality continued to improve throughout 1998. At the end of fiscal 1997, non-performing loans and real estate owned were .29% of assets. By the end of fiscal 1998, this ratio had declined to .14%. This means that while the loan portfolio grew by $36 million, non-performing loans and real estate owned declined by $.5 million. Concurrent with the $36 million in loan growth, the allowance for possible loan losses to net loans remained above 1.0%, declining slightly from 1.06% at the end of last year to 1.02% at the end of this year.

[GRAPHIC-CHART DEPICTING NET INCOME]
[GRAPHIC-CHART DEPICTING RETURN ON ASSETS]
[GRAPHIC-CHART DEPICTING NON-PERFORMING ASSETS]


For the 10th consecutive year the Company has paid uninterrupted quarterly cash dividends. Additionally, a 25% stock split was paid on March 31, 1998. The cash dividend of $.09 per share was maintained throughout the year, both before and after the split. This gave an effective cash dividend yield of 2%. Shareholders are aware that this was a very turbulent year for the stock market. Bank stocks were directly affected by the turbulence. Our stock opened the fiscal year at a fraction below 18, reached a high of 28 on May 15, and then declined to 20 at fiscal year end. These figures are adjusted to reflect the stock split. When considering both the cash dividend and market appreciation, investors earned an annualized total return of 12%.

A key focus of the Bank's strategic business plan for a number of years has been to make the Bank a full financial services provider to our small business customers, as well as our consumer customers. This year we are able to report good results in the small business area in both commercial loans and demand deposits. Commercial loans, including commercial mortgages, and leases increased to approximately $45 million and now make up slightly more than 19% of total loans and demand deposits grew approximately 5%. We have also introduced commercial equipment leasing, which has had a very positive impact on our earnings. The Bank is now well positioned to meet all of the financial needs of the small businesses in our market communities.


[GRAPHIC-CHART DEPICTING ASSETS]
[GRAPHIC-CHART DEPICTING LOANS]
[GRAPHIC-CHART DEPICTING DEPOSITS]


In our continuing effort to further strengthen our commercial presence in the community, the Bank opened its ninth branch office in the Pittsburgh area commonly known as the "Strip District" on October 1, 1998. This is a commercial area largely populated by wholesale and retail food businesses and entertainment facilities, along with a wide variety of professional, service, distribution and light manufacturing companies. Unlike our other branches, which principally serve the local residents in the communities surrounding the branches, this newest office is targeting the businesses in the area and the employees of those firms. We view this office as having unlimited opportunities to expand our small business loan and demand deposit portfolios and are looking forward to meeting the unique needs of this eclectic community.

Continuing to move toward achieving our goal of becoming a full financial services provider, the Company recently introduced the Fidelity Impact
Investments and Insurance Services program. We can now offer to our customers and the general public full brokerage service, asset allocation programs, retirement plans, and college tuition savings plans, as well as insurance services including life, disability, fixed and variable annuities and other insurance alternatives. This program also offers the sale of mutual funds, and the purchase and sale of stocks and bonds. These services are provided through Robert Thomas Securities, a subsidiary of Raymond James Financial, Inc., a member of the National Association of Securities Dealers (NASD). Although this service has been offered for only several months, customer response has been very good and we anticipate substantial growth over the coming year.

In order to make our customers' banking experience as easy and efficient as possible, we are continuing to expand the automated services we offer. We have implemented an enhanced, user friendly telephone banking system, which is available to both our consumer and commercial customers. This system allows customers to inquire into all of their accounts and to transfer funds between them. Judging from the heavy usage this system gets, customers have affirmed that the ease and convenience of telephone banking is a service they appreciate. We have also added two additional ATM's to our network with a third to be placed in the near future. Now there is an ATM located in all of our branches except in the Northway branch. The Bank has had an internet site for several years. It is presently being redesigned and will be completed in the near future. One of the goals to be accomplished with the new design is to be able to offer internet banking. A date has not yet been established for the introduction of this service.

A new marketing tool, a Marketing Central Information File, has recently been installed to enhance our ability to do targeted marketing. Once all current data is input into this file, we will have the capability to better analyze our current customer base and offer the types of specific accounts and services that are pertinent to each customer on an individual basis. We expect this new marketing approach to be effective in elevating the level of service we provide to existing customers and in promoting the development of new customers.

The approach of the year 2000 poses a potential problem to businesses in regards to computer readiness. To become Year 2000 (Y2K) ready means simply that all hardware, software, processing systems, and vendors utilized by the Bank in its operations are able to correctly process without error all calculations in relation to dates in and after the year 2000. In May of 1997 we formed a committee to identify all areas of concern and develop a Strategic Plan to insure that the Bank computers will be ready. The Federal Deposit Insurance Corporation (FDIC), our Federal bank regulator, has been consulting with us as we work toward our goal. The Plan was broken down into five areas of concentration: awareness, assessment, renovation, validation and implementation. We have completed the awareness and assessment phases. The renovation and validation phases are under way. We expect to have these areas completed by March 31, 1999. We are on schedule towards becoming Year 2000 ready and will continue to provide periodic progress reports to our shareholders.


[GRAPHIC-CHART DEPICTING STOCKHOLDERS' EQUITY]
[GRAPHIC-CHART DEPICTING OPERATING EXPENSES AS A % OF AVERAGE ASSETS]


Looking back at the past year's accomplishments, I reflect upon the efforts of the staff. The success we achieved was the result of a total team effort, one in which every person played an important part. This hard working group of people is totally dedicated to the accomplishments of the Bank and I salute them for their loyalty. Additionally, what we accomplished would not have occurred without the complete and total support of the Board of Directors. I want to thank both the Board and the staff for making 1998 a successful year. This is a fine team of people and I sincerely appreciate their efforts.

Each time we close out a fiscal year, we look ahead to the future with positive anticipation, confident that we will meet the challenges set before us. In this coming year we expect to continue to be challenged by low interest rates, competition for loans and deposits, and rapidly changing technology. We will diligently pursue our ambitious goals, adapt quickly to change and combat negative conflict with a positive approach, so that one year from now, as we look back over our accomplishments, we will view our success with satisfaction.

On behalf of the Directors, Officers and staff, I want to thank the shareholders for their continued support.


Sincerely,



/S/William L. Windisch
----------------------
William L. Windisch
President
December 22, 1998

FINANCIAL CONDITION DATA


                                                                              September 30,
(in thousands)                                          1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                        $406,030      $380,964     $317,874     $281,810     $273,564
Loans, net                                           218,892       182,869      151,263      120,904      112,647
Mortgage-backed securities1                          102,870       127,916       93,738      101,511      112,236
Investment securities and
  other earning assets2                               69,878        58,242       59,302       46,523       37,607
Savings deposits                                     261,735       244,192      234,276      244,083      228,304
Advances from FHLB
  and other borrowings                               112,320       108,133       57,143       13,092       22,601
Stockholders' equity
  --substantially restricted                          29,021        25,881       21,778       22,132       20,646
Number of full service offices                             8             8            8            8            8
-----------------------------------------------------------------------------------------------------------------------------

OPERATIONS DATA
-----------------------------------------------------------------------------------------------------------------------------


                                                                    Fiscal Years Ended September 30,
                                                        1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                      $28,047       $23,963      $20,986      $19,047      $17,652
Interest expense                                      17,364        13,882       11,832       11,059        9,435
-----------------------------------------------------------------------------------------------------------------------------

Net interest income                                   10,683        10,081        9,154        7,988        8,217
Provision for loan losses                                405           500          270          230          360
-----------------------------------------------------------------------------------------------------------------------------

Net interest income after
  provision for loan losses                           10,278         9,581        8,884        7,758        7,857
Gain (loss) on sale of investments and
  mortgage-backed securities, net                         84            53           27          (57)          79
Gain on sale of loans                                     11            28           17           18           24
Service fees and other income                          1,071           801          688          643          524
Operating expenses                                     7,315         6,488        8,073(3)     6,119        5,617
-----------------------------------------------------------------------------------------------------------------------------

Income before income tax provisions
  and cumulative effect of change
  in accounting principle                              4,129         3,975        1,543        2,243        2,867
Income tax provision                                   1,204         1,256          226          728        1,025
-----------------------------------------------------------------------------------------------------------------------------

Net income before cumulative
  effect of change in
  accounting principle                                 2,925         2,719        1,317(3)     1,515        1,842
-----------------------------------------------------------------------------------------------------------------------------

Cumulative effect of change
  in accounting principle                                 --            --           --           --          530
-----------------------------------------------------------------------------------------------------------------------------

  Net income                                         $ 2,925       $ 2,719      $ 1,317(3)   $ 1,515      $ 2,372
-----------------------------------------------------------------------------------------------------------------------------

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

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Fidelity Bancorp, Inc. and Subsidiaries:


We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.



/s/KPMG Peat Marwick LLP
------------------------
KPMG Peat Marwick LLP


Pittsburgh, Pennsylvania
October 30, 1998

                                        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                             September 30,
(in thousands, except per share data)                                                 1998                1997
-----------------------------------------------------------------------------------------------------------------------------
ASSETS

  Cash and amounts due from depository institutions                                  $  2,539            $  3,731
  Interest-earning demand deposits with other institutions                                613                 243
  Investment securities held-to-maturity
    (market value of $6,750 and $8,598) (Notes 2, 11, 12, 14 and 21)                    6,625               8,541
  Investment securities available-for-sale
    (cost of $56,750 and $43,971) (Notes 3, 12, 14 and 21)                             57,590              44,573
  Mortgage-backed securities held-to maturity
    (market value of $20,155 and $34,042) (Notes 4, 12, 14 and 21)                     19,913              34,065
  Mortgage-backed securities available-for-sale
    (cost of $82,728 and $94,090) (Notes 5, 12, 14 and 21)                             82,957              93,851
  Loans receivable, net of the allowance of $2,243 and $1,931
    (Notes 6, 8, 12 and 21)                                                           218,892             182,869
  Real estate owned, net (Note 8)                                                          21                  --
  Federal Home Loan Bank stock, at cost (Notes 9 and 12)                                5,050               4,885
  Accrued interest receivable:
    Loans                                                                               1,122                 932
    Mortgage-backed securities                                                            606                 759
    Investments and interest-earning deposits                                             845                 724
  Office premises and equipment, net (Note 10)                                          3,446               3,467
  Deferred tax assets (Note 16)                                                           700                 852
  Prepaid expenses and sundry assets                                                    5,125               1,472
-----------------------------------------------------------------------------------------------------------------------------

                                                                                     $406,044            $380,964
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities:
    Savings deposits (Notes 11 and 21)                                               $261,735            $244,192
    Federal Home Loan Bank advances (Notes 12 and 21)                                 100,200              96,700
    Guaranteed preferred beneficial interest in Company's debentures (Note 13)         10,250              10,250
    Reverse repurchase agreements (Notes 14 and 21)                                     1,870               1,183
    Advance payments by borrowers for taxes and insurance                               1,126               1,097
    Accrued interest on savings and other deposits                                         92                 159
    Accrued income taxes (Note 16)                                                        171                 204
    Other accrued expenses and sundry liabilities                                       1,579               1,298
-----------------------------------------------------------------------------------------------------------------------------

                                                                                      377,023             355,083
-----------------------------------------------------------------------------------------------------------------------------

  Stockholders' Equity (Notes 1, 16, 17, and 18):
    Common stock, $0.01 par value per share;
      10,000,000 shares authorized; 1,978,543 and
      1,943,469 shares issued and outstanding                                              20                  15
    Additional paid-in capital                                                         14,168              13,811
    Retained earnings-- substantially restricted                                       14,106              11,822
    Unrealized gain on securities available-for-sale, net                                 727                 233
-----------------------------------------------------------------------------------------------------------------------------

                                                                                       29,021              25,881
-----------------------------------------------------------------------------------------------------------------------------

                                                                                     $406,044            $380,964
-----------------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

                                               CONSOLIDATED STATEMENTS OF INCOME

For the fiscal years ended September 30, 1998, 1997 and 1996

(in thousands, except per share data)                                         1998          1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                                     $16,597       $13,634      $11,482
  Mortgage-backed securities                                                  7,597         6,964        6,120
  Investment securities                                                       3,779         3,354        3,360
  Deposits with other institutions                                               74            11           24
--------------------------------------------------------------------------------------------------------------------------

    Total interest income                                                    28,047        23,963       20,986
--------------------------------------------------------------------------------------------------------------------------

Interest expense:
  Savings deposits (Note 11)                                                 10,940         9,566       10,071
  Borrowed funds                                                              5,400         3,924        1,761
  Guaranteed preferred beneficial interest
    in Company's debentures (Note 13)                                         1,024           392           --
--------------------------------------------------------------------------------------------------------------------------

    Total interest expense                                                   17,364        13,882       11,832
--------------------------------------------------------------------------------------------------------------------------

Net interest income before provision for loan losses                         10,683        10,081        9,154
Provision for loan losses (Note 8)                                              405           500          270
--------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                          10,278         9,581        8,884
--------------------------------------------------------------------------------------------------------------------------

Other income:
  Service fee income                                                            130            89           75
  Gain (loss) on sale of investment and
    mortgage-backed securities, net                                              84            53           27
  Gain on sale of loans                                                          11            28           17
  Other operating income                                                        941           712          613
--------------------------------------------------------------------------------------------------------------------------

    Total other income                                                        1,166           882          732
--------------------------------------------------------------------------------------------------------------------------

Operating expenses:
  Compensation, payroll taxes and fringe benefits (Notes 18 and 19)           4,291         3,682        3,238
  Office occupancy and equipment expense                                        669           570          564
  Depreciation and amortization                                                 516           541          456
  Federal insurance premiums                                                    155           112          553
  SAIF assessment                                                                --            --        1,537
  Loss on real estate owned, net                                                 12            31           91
  Intangible amortization                                                        --            44          264
  Other operating expenses                                                    1,672         1,508        1,370
--------------------------------------------------------------------------------------------------------------------------

    Total operating expenses                                                  7,315         6,488        8,073
--------------------------------------------------------------------------------------------------------------------------

Income before income tax provision                                            4,129         3,975        1,543
Income tax provision (Note 16)                                                1,204         1,256          226
--------------------------------------------------------------------------------------------------------------------------

    Net income                                                              $ 2,925       $ 2,719      $ 1,317
--------------------------------------------------------------------------------------------------------------------------

  Basic earnings per share (Note 1)                                         $  1.49       $  1.42      $   .70
  Diluted earnings per share (Note 1)                                       $  1.44       $  1.37      $   .67
---------------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the fiscal years ended September 30, 1998, 1997 and 1996

                                                                                            Unrealized
                                                                                            Gain (Loss)
                                                                     Additional            on Securities
                                                           Common      Paid-In   Retained   Available-
(in thousands)                                              Stock      Capital   Earnings    For-Sale      Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995                              $   12      $8,138    $13,789      $193      $22,132
Stock options exercised (Note 18)                              --          70         --        --           70
Cash dividends paid                                            --          --       (409)       --         (409)
Stock dividend paid (Note 1)                                    2       2,172     (2,174)       --           --
Net income                                                     --          --      1,317        --        1,317
Effect of change in accounting for certain
  debt and equity securities at date of one-time
  reclassification, net of deferred taxes (Note 1)             --          --         --      (539)        (539)
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                                 --          --         --      (850)        (850)
Sale of stock through Dividend
  Reinvestment Plan                                            --          57         --        --           57
--------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1996                                  14      10,437     12,523    (1,196)      21,778
Stock options exercised, including
  tax benefit of $98 (Note 18)                                 --         390         --        --          390
Cash dividends paid                                            --          --       (517)       --         (517)
Stock dividend paid (Note 1)                                    1      $2,902     (2,903)       --           --
Net income                                                     --          --      2,719        --        2,719
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                                 --          --         --     1,429        1,429
Sale of stock through Dividend
  Reinvestment Plan                                            --          82         --        --           82
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1997                                  15      13,811     11,822       233       25,881
Stock options exercised, including
  tax benefit of $71 (Note 18)                                  1         251         --        --          252
Cash dividends paid                                            --          --       (641)       --         (641)
Stock split paid (Note 1)                                       4          (4)        --        --           --
Net income                                                     --          --      2,925        --        2,925
Net change in unrealized gain (loss)
  on securities available-for-sale,
  net of taxes                                                 --          --         --       494          494
Sale of stock through Dividend
  Reinvestment Plan                                            --         110         --        --          110
---------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1998                                 $20     $14,168    $14,106      $727      $29,021
-----------------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

  CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal years ended September 30, 1998, 1997 and 1996

(in thousands)                                                                1998          1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                               $  2,925       $  2,719      $  1,317
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                 405            500           270
      Loss on real estate owned                                                  12             31            91
      Depreciation of premises and equipment                                    516            541           456
      Deferred loan fee amortization                                           (175)          (154)         (235)
      Amortization of investment and mortgage-backed
        securities discounts/premiums, net                                      397            317           321
      Deferred income tax provision                                              75           (453)         (579)
      Amortization of intangibles                                                --             44           264
      Net (gain) loss on sale of investments                                   (209)           (83)          (10)
      Net (gain) loss on sale of mortgage-backed securities                     125             30           (17)
      Loans held-for-sale originated                                           (372)          (814)         (134)
      Sale of loans held-for-sale                                               374            829           151
      Net gain on sale of loans                                                 (11)           (28)          (17)
      Increase in interest receivable                                          (158)          (272)         (241)
      (Increase) decrease in deferred tax assets                                166          1,074        (1,110)
      Decrease in interest payable                                              (67)           (18)          (81)
      Increase (decrease) in accrued taxes                                      (47)           516          (257)
      SAIF assessment                                                            --         (1,537)        1,537
      Tax benefit relating to stock benefit plan                                 71             98            --
      Other changes-- net                                                    (3,235)           (55)        2,340
-----------------------------------------------------------------------------------------------------------------------------

    Net cash provided (used) by operating activities                            792          3,285         4,066
-----------------------------------------------------------------------------------------------------------------------------

Investing Activities:
  Proceeds from sales of investments available-for-sale                      17,345         16,301         5,556
  Proceeds from sales of mortgage-backed securities available-for-sale       43,760          8,588         5,505
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                               5,255          2,480         6,000
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                         19,812          8,130         7,778
  Purchases of investment securities available-for-sale                     (35,168)       (11,594)      (25,528)
  Purchases of mortgage-backed securities available-for-sale                (52,578)       (47,029)      (13,255)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                                14,921          1,487         1,649
  Purchases of investment securities held-to-maturity                       (12,997)        (4,625)           --
  Proceeds from mortgage-backed securities
    held-to-maturity principal repayments                                    13,987          5,162         6,438
  Purchases of mortgage-backed securities held-to-maturity                       --         (8,066)         (550)
  Principal repayments on first mortgage loans                               25,666         16,864        15,247
  Principal repayments on other loans                                        23,599         21,415        16,895
  First mortgage loans originated and disbursed                             (49,537)       (34,522)      (33,859)
  Sale of other loans                                                           709            585         1,042
  Other loans originated                                                    (37,055)       (35,457)      (29,813)
  Additions to office premises and equipment                                   (512)          (978)         (341)
  Net purchases of FHLB stock                                                  (165)        (2,059)       (1,074)
-----------------------------------------------------------------------------------------------------------------------------

    Net cash provided (used) by investing activities                       $(22,958)      $(64,148)     $(38,310)
-----------------------------------------------------------------------------------------------------------------------------

(continued)

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS - continued

For the fiscal years ended September 30, 1998, 1997 and 1996

(in thousands)                                                                1998          1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase (decrease) in savings deposits                           $    17,543    $     9,916     $     (9,807)
  Increase (decrease) in reverse repurchase agreements                          687            690           (4,049)
  FHLB advance repayments                                                  (939,321)    (1,496,450)      (1,299,500)
  FHLB advances                                                             942,821      1,536,500        1,347,600
  Cash dividends paid                                                          (641)          (517)            (409)
  Stock options exercised                                                       181            292               70
  Proceeds from sale of stock                                                   110             82               57
  Proceeds from guaranteed preferred beneficial interest
    in subordinated debt                                                         --         10,250               --
  Debt issuance costs                                                           (36)          (688)              --
-----------------------------------------------------------------------------------------------------------------------------

    Net cash provided (used) by financing activities                         21,344         60,075           33,962
-----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                               (822)          (788)            (282)
Cash and cash equivalents at beginning of year                                3,974          4,762            5,044
-----------------------------------------------------------------------------------------------------------------------------

    Cash and cash equivalents at end of year                            $     3,152    $     3,974     $      4,762
-----------------------------------------------------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
-----------------------------------------------------------------------------------------------------------------------------

For the fiscal years ended September 30, 1998, 1997 and 1996

(in thousands)                                                                1998          1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest on deposits and other borrowings                              $   17,322     $   13,433      $ 11,867
  Income taxes                                                                1,225            335         1,011
-----------------------------------------------------------------------------------------------------------------------------

Transfer of investment and mortgage-backed securities
  from investment to available-for-sale                                          --             --        63,240
-----------------------------------------------------------------------------------------------------------------------------

Transfer of loans to real estate owned                                   $       21     $      120    $      536
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

                                                                (Note continued)
12

Purchases and sales of securities are accounted for on a settlement-date basis which is not materially different than the use of the trade-date basis. Gains and losses on the sale of securities are recognized using the specific identification method.

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

REAL ESTATE OWNED

Real estate owned consists of properties acquired through foreclosure and are recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or fair value less estimated cost to sell. Costs relating to development and improvement of the property are capitalized, whereas costs of holding such real estate are expensed as incurred. Additional write-downs are charged to income, and the carrying value of the property reduced, when the carrying value exceeds fair value less estimated cost to sell.

                                                                (Note continued)

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

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." FAS No. 128 provides revised reporting standards for earnings per share (EPS) and is effective for financial statement periods ending after December 15, 1997. SFAS No. 128 eliminates primary and fully diluted EPS disclosures and adds new disclosures of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The Company adopted SFAS No. 128 as of December 31, 1997 and all prior period per share amounts have been restated. In addition, all weighted average share and per share amounts reflect the 25% stock split paid on March 31, 1998, and the 10% stock dividends paid on May 28, 1997 and May 31, 1996. The following table sets forth the computation of basic and diluted earnings per share:

                                                                (Note continued)
14

(dollar amounts in thousands, except per share data)
                                                                                          September 30,
                                                                                1998          1997       1996
-----------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                                                    $2,925       $2,719      $1,317
  Weighted average shares outstanding                                        1,962,834    1,918,734   1,877,834
  Earnings per share                                                             $1.49        $1.42        $.70
Diluted earnings per share:
  Net income                                                                    $2,925       $2,719      $1,317
  Weighted average shares outstanding                                        1,962,834    1,918,734   1,877,834
  Dilutive effect of employee stock options                                     66,290       71,170      73,959
  Total diluted weighted average shares outstanding                          2,029,124    1,989,904   1,951,793
  Earnings per share                                                             $1.44        $1.37        $.67
-----------------------------------------------------------------------------------------------------------------------------

(2) INVESTMENT SECURITIES HELD-TO-MATURITY


Investment securities held-to-maturity at September 30, 1998 and 1997 are as follows:


                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1998                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                               $5,000        $31           $ --        $5,031
Municipal obligations:
  Due beyond ten years                                               1,625         94             --         1,719
-----------------------------------------------------------------------------------------------------------------------------

                                                                    $6,625       $125           $ --        $6,750
-----------------------------------------------------------------------------------------------------------------------------

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                               $  998        $--           $(2)       $  996
  Due beyond one year, but within five years                         2,000          1            (4)        1,997
  Due beyond ten years                                               3,000          4            (8)        2,996
Asset-backed securities:
  Contractually due within one year                                    260         --            --           260
  Contractually due beyond five years,
    but within ten years                                               658          8            --           666
Municipal obligations:
  Due beyond ten years                                               1,625         58            --         1,683
-----------------------------------------------------------------------------------------------------------------------------

                                                                    $8,541        $71          $(14)       $8,598
-----------------------------------------------------------------------------------------------------------------------------


At September 30, 1998, the Bank had no outstanding commitments to purchase investment securities held-to-maturity. Non-taxable interest income was $91, $26 and $48 in fiscal 1998, 1997 and 1996, respectively. There were no sales of investment securities held-to-maturity in 1998, 1997 or 1996.

(dollar amounts in thousands, except per share data)

(3) INVESTMENT SECURITIES AVAILABLE-FOR-SALE

Investment securities available-for-sale at September 30, 1998 and 1997 are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1998                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                              $ 6,499       $ 32         $ --       $ 6,531
  Due beyond one year, but within five years                         4,507         48           --         4,555
  Due beyond five years, but within ten years                        8,504        120           --         8,624
  Due beyond ten years                                               3,999         40           --         4,039
Municipal obligations:
  Due beyond ten years                                              28,814        894           --        29,708
Equity securities                                                    1,580         --         (259)        1,321
Mutual funds                                                         1,847         --          (54)        1,793
Trust preferred securities
Due beyond ten years                                                   500         --          (12)          488
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        500         31           --           531
----------------------------------------------------------------------------------------------------------------------------

                                                                   $56,750     $1,165        $(325)      $57,590
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                              $ 1,000       $ --        $  (3)      $   997
  Due beyond one year, but within five years                         4,499         12           (1)        4,510
  Due beyond five years, but within ten years                       20,785        130          (56)       20,859
Municipal obligations:
  Due beyond ten years                                              15,385        489           --        15,874
Equity securities                                                      148         39           --           187
Mutual funds                                                         1,653         --          (25)        1,628
Federal Home Loan Mortgage Corp.
Preferred Stock                                                        501         17           --           518
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $43,971       $687         $(85)      $44,573
-----------------------------------------------------------------------------------------------------------------------------

At September 30, 1998, the Bank had no outstanding commitments to purchase investment securities available-for-sale. Non-taxable interest income was $1,138, $906 and $1,140 in fiscal 1998, 1997 and 1996, respectively. Proceeds from sales of investment securities available-for-sale were $17.3 million, $16.3 million and $5.6 million in 1998, 1997 and 1996, respectively. Gross gains of $218, $170, and $33 and gross losses of $9, $87, and $23 were realized on these sales in 1998, 1997 and 1996, respectively.

(dollar amounts in thousands, except per share data)
(4) MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

Mortgage-backed securities held-to-maturity were comprised of the following:


                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1998                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years           $  28      $    1        $  --          $ 29
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years             339          --           (3)          336
  Contractually due beyond five years, but within ten years          7,551          93           --         7,644
  Contractually due beyond ten years                                 3,209          48           --         3,257
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years          2,396           8           (5)        2,399
  Contractually due beyond ten years                                 4,853         107           --         4,960
AA Rated Mortgage Certificates:
  Contractually due beyond ten years                                 1,455          --          (12)        1,443
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years              82           5           --            87
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $19,913      $  262          $(20)     $20,155
-----------------------------------------------------------------------------------------------------------------------------

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years         $     4      $   --        $   --        $    4
  Contractually due beyond five years, but within ten years             38          --            --            38
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years             915           1            (1)          915
  Contractually due beyond five years, but within ten years            369          15            --           384
  Contractually due beyond ten years                                12,693          94          (113)       12,674
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years          3,223          10           (43)        3,190
  Contractually due beyond ten years                                 5,944          16           (26)        5,934
AA Rated Mortgage Certificates:
  Contractually due beyond ten years                                 2,754           3            --         2,757
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years             166           8            --           174
  Contractually due beyond ten years                                 7,959          13            --         7,972
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $34,065      $  160         $(183)      $34,042
-----------------------------------------------------------------------------------------------------------------------------

At September 30, 1998, the Bank had no outstanding commitments to purchase mortgage-backed securities held-to-maturity. There were no sales of mortgage-backed securities classified as held-to-maturity during 1998, 1997, or 1996.

(dollar amounts in thousands, except per share data)
(5) MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE


Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1998                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $22,823        $259        $ (58)      $23,024
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years                                 7,101          63           --         7,164
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years          4,541          --          (17)        4,524
  Contractually due beyond ten years                                 4,074           7           (7)        4,074
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years          5,208           2           --         5,210
  Contractually due beyond ten years                                38,981         108         (128)       38,961
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $82,728        $439        $(210)      $82,957
-----------------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1997                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $26,954        $203        $ (13)      $27,144
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years           2,680          --          (29)        2,651
  Contractually due beyond ten years                                 8,071         101           --         8,172
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years         11,881          --         (270)       11,611
  Contractually due beyond ten years                                 6,284          15          (60)        6,239
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years           4,492           4           --         4,496
  Contractually due beyond five years, but within ten years          5,043          --          (62)        4,981
  Contractually due beyond ten years                                28,685          40         (168)       28,557
-----------------------------------------------------------------------------------------------------------------------------

                                                                   $94,090        $363        $(602)      $93,851
-----------------------------------------------------------------------------------------------------------------------------

At September 30, 1998, the Bank had outstanding commitments to purchase $5.0 million of mortgage-backed securities available-for-sale. Proceeds from sales of mortgage-backed securities available-for-sale during 1998, 1997 and 1996 were $43.8 million, $8.6 million and $5.5 million, respectively. Gross gains of $160, $34, and $29, and gross losses of $285, $64, and $12 were realized on these sales in 1998, 1997 and 1996, respectively.

(dollar amounts in thousands, except per share data)
(6) LOANS RECEIVABLE


Loans receivable, net are summarized as follows:

                                                                                              September 30,
                                                                                         1998             1997
-----------------------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
    1-4 family dwellings                                                               $115,559         $ 97,698
    Multi-family dwellings                                                                4,262            4,165
  Commercial                                                                             21,881           19,976
  Construction                                                                           21,212            7,614
-----------------------------------------------------------------------------------------------------------------------------

                                                                                        162,914          129,453
-----------------------------------------------------------------------------------------------------------------------------

Less:
  Loans in process                                                                      (12,916)          (3,695)
  Unearned discounts and fees                                                            (1,142)            (912)
-----------------------------------------------------------------------------------------------------------------------------

                                                                                        148,856          124,846
-----------------------------------------------------------------------------------------------------------------------------

Installment loans:
  Home equity                                                                            42,290           37,271
  Mobile home loans                                                                          13               68
  Consumer loans                                                                          2,359            2,579
  Other                                                                                   4,460            3,163
-----------------------------------------------------------------------------------------------------------------------------

                                                                                         49,122           43,081
-----------------------------------------------------------------------------------------------------------------------------

Commercial business loans and leases:
  Commercial business loans                                                              19,509           16,325
  Commercial leases                                                                       3,648              548
-----------------------------------------------------------------------------------------------------------------------------

                                                                                         23,157           16,873
-----------------------------------------------------------------------------------------------------------------------------

Less: Allowance for possible loan losses                                                 (2,243)          (1,931)
-----------------------------------------------------------------------------------------------------------------------------

    Loans receivable, net                                                              $218,892         $182,869
-----------------------------------------------------------------------------------------------------------------------------

Commitments to originate loans at September 30, 1998 were approximately as follows:

                                                                                      Rate            Amount
-----------------------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Fixed-rate                                                                     6.00%  to 8.00%      $1,166

Other loans:
  Fixed-rate                                                                     7.49%  to 13.75%        488
  Adjustable-rate                                                                6.375% to 13.75%      1,686
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      $3,340
-----------------------------------------------------------------------------------------------------------------------------



(7) LOAN SERVICING PORTFOLIO


The amount of loans serviced for others, which are not reflected in the accompanying consolidated financial statements, was $6,119, $5,317, and $6,471 at September 30, 1998, 1997 and 1996, respectively.

(dollar amounts in thousands, except per share data) (8) ALLOWANCE FOR POSSIBLE LOSSES ON LOANS AND REAL ESTATE OWNED


Changes in the allowance for possible loan losses are as follows:

                                                            First                        Commercial
                                                          Mortgage       Installment      Business
                                                            Loans           Loans           Loans        Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995                              $ 702           $ 332            $ 395      $ 1,429
Provision for loan losses                                    120              60               90          270
Charge-offs                                                 (149)            (44)             (78)        (271)
Recoveries                                                    55              10               37          102
-----------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1996                                728             358              444        1,530
Provision for loan losses                                    220             150              130          500
Charge-offs                                                  (49)            (71)              (3)        (123)
Recoveries                                                    --               8               16           24
-----------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1997                                899             445              587        1,931
Provision for loan losses                                    115             120              170          405
Charge-offs                                                   (2)            (98)             (10)        (110)
Recoveries                                                    --              11                6           17
-----------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1998                            $ 1,012           $ 478            $ 753      $ 2,243
-----------------------------------------------------------------------------------------------------------------------------

Non-accrual loans were approximately $.6 million, $1.1 million and $1.2 million at September 30, 1998, 1997 and 1996, respectively. The foregone interest on those loans for the periods ended September 30, 1998, 1997 and 1996, was $25, $108 and $61, respectively. The amount of interest income on such loans actually included in income in the periods ending September 30, 1998, 1997 and 1996 was $30, $12 and $58, respectively. There are no commitments to lend additional funds to debtors in non-accrual status.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $275 and $753 at September 30, 1998 and 1997, respectively. Included in the 1998 amount is $275 of impaired loans for which the related allowance for credit losses is $93 and no impaired loans that as a result of write-downs do not have an allowance for credit losses. Included in the 1997 amount is $753 of impaired loans for which the related allowance for credit losses was $66 and no impaired loans that as a result of write-downs did not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 1998, 1997 and 1996 was approximately $205, $722, and $281, respectively. For the fiscal years ended September 30, 1998, 1997, and 1996, the Company recognized interest income on those impaired loans of $17, $0, and $20, respectively, using the cash basis of income recognition.

Changes in the allowance for losses on real estate owned are as follows:

                                                                                          Fiscal Years
                                                                                       Ended September 30,
                                                                                   1998        1997       1996
-----------------------------------------------------------------------------------------------------------------------------

Beginning of period balance                                                         --        $102         $  8
Provisions                                                                          --          --          102
Write-off                                                                           --        (102)          (8)
-----------------------------------------------------------------------------------------------------------------------------

End of period balance                                                               --        $ --         $102
-----------------------------------------------------------------------------------------------------------------------------

                                                                (Note continued)

(dollar amounts in thousands, except per share data)

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


(10) OFFICE PREMISES AND EQUIPMENT


Office premises and equipment at September 30, 1998 and 1997 are summarized as follows:


                                                                                         1998           1997
-----------------------------------------------------------------------------------------------------------------------------
Land                                                                                    $   309       $   309
Office buildings                                                                          3,107         3,094
Furniture, fixtures and equipment                                                         3,178         3,218
Leasehold improvements                                                                      174           148
-----------------------------------------------------------------------------------------------------------------------------

                                                                                          6,768         6,769
-----------------------------------------------------------------------------------------------------------------------------

Less accumulated depreciation and amortization                                           (3,322)       (3,302)
-----------------------------------------------------------------------------------------------------------------------------

  Office premises and equipment, net                                                    $ 3,446       $ 3,467
-----------------------------------------------------------------------------------------------------------------------------

The Bank has operating leases with respect to one records storage facility, four branch offices, and the Bank's Loan Center, which expire on various dates through fiscal 2008. Lease expense amounted to $157, $83, and $83 in fiscal years 1998, 1997 and 1996, respectively. Minimum annual lease commitments are approximately as follows:

 Years Ended September 30                 Amount
--------------------------------------------------------------------------------

         1999                               $219
         2000                               $193
         2001                               $177
         2002                               $177
         2003                               $177
         Thereafter                         $793

(dollar amounts in thousands, except per share data)
(11) SAVINGS DEPOSITS


Savings deposit balances at September 30, 1998 and 1997 are summarized as follows:

                                                                                             September 30,
                                            Stated Rates                              1998                 1997
-----------------------------------------------------------------------------------------------------------------------------
Balance by type:
Savings Deposits:
     Demand deposits                noninterest-bearing                              $  9,865            $  9,389
     NOW accounts                   1.50% in 1998 and 1.50% in 1997                    26,981              24,452
     Passbooks                      2.50% in 1998 and 2.50% in 1997                    47,423              47,514
     Money market
       deposit accounts             2.98% in 1998 and 2.98% in 1997                    14,949              15,417
-----------------------------------------------------------------------------------------------------------------------------

                                                                                       99,218              96,772
-----------------------------------------------------------------------------------------------------------------------------
Time Deposits:
     Fixed-rate                             1.00% to 2.99%                                 34                   0
                                            3.00% to 4.99%                             32,469              26,663
                                            5.00% to 6.99%                            120,299             108,076
                                            7.00% to 8.99%                              5,494               6,689
                                            9.00% to 10.99%                                68                 103
     Negotiated-rate                        5.00% to 8.30%                              4,153               5,889
-----------------------------------------------------------------------------------------------------------------------------

                                                                                      162,517             147,420
-----------------------------------------------------------------------------------------------------------------------------

                                                                                     $261,735            $244,192
-----------------------------------------------------------------------------------------------------------------------------

The weighted-average interest rate for all deposits was 4.25% and 4.23% at September 30, 1998 and 1997, respectively. Deposits with balances of $100 or more totalled $4.1 million at September 30, 1998.

At September 30, 1998, investment securities with a carrying value of $2.0 million were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 1998 and 1997 are summarized as follows:

                                                                                             September 30,
                                                                                      1998                 1997
-----------------------------------------------------------------------------------------------------------------------------
Within one year                                                                      $106,115            $ 76,721
Beyond one year but within two years                                                   26,959              40,434
Beyond two years but within three years                                                 9,847               9,388
Beyond three years                                                                     19,596              20,877
-----------------------------------------------------------------------------------------------------------------------------

                                                                                     $162,517            $147,420
-----------------------------------------------------------------------------------------------------------------------------

Interest expense by deposit category is as follows:                                  Years Ended September 30,
                                                                                    1998        1997         1996
-----------------------------------------------------------------------------------------------------------------------------

NOW accounts                                                                       $  380     $  345      $   332
Passbooks                                                                           1,193      1,262        1,366
Money market deposit accounts                                                         419        445          478
Time deposits                                                                       8,948      7,514        7,895
-----------------------------------------------------------------------------------------------------------------------------

                                                                                  $10,940     $9,566      $10,071
-----------------------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)
(12) FEDERAL HOME LOAN BANK ADVANCES


Federal Home Loan Bank advances are as follows:

                                                                                              September 30,
                                                              Interest Rate              1998              1997
-----------------------------------------------------------------------------------------------------------------------------
Due Date
RepoPlus Advance                                                  6.50%                   $5,200         $43,400
October 29, 1997                                                  4.60%                       --             300
February 26, 1998                                                 5.14%                       --           3,000
Convertible Select Advances:
   February 14, 2002                                              5.29%                       --          10,000
   February 14, 2002                                              5.48%                   10,000          10,000
   March 19, 2002                                                 6.08%                   10,000          10,000
   June 6, 2002                                                   6.13%                    5,000           5,000
   June 20, 2002                                                  6.20%                    5,000           5,000
   July 11, 2002                                                  5.60%                   10,000          10,000
   October 3, 2002                                                5.42%                   10,000              --
   November 18, 2002                                              5.32%                   10,000              --
   January 6, 2003                                                5.58%                   10,000              --
   September 15, 2003                                             4.78%                    5,000              --
   April 25, 2005                                                 5.55%                    5,000              --
   February 20, 2008                                              5.48%                   10,000              --
   June 2, 2008                                                   5.17%                    5,000              --
-----------------------------------------------------------------------------------------------------------------------------

Total FHLB Advances                                                                     $100,200         $96,700
-----------------------------------------------------------------------------------------------------------------------------

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances.

The Bank has a line of credit with the FHLBof Pittsburgh (Flexline), which is approximately $21.2 million, and expires on March 25, 1999. There are no commitment fees associated with this line of credit and the FHLBof Pittsburgh may reduce or terminate the line at any time. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time but in no event later than March 25, 1999. This line of credit was not used in fiscal 1997 or 1998.

FHLB "RepoPlus" Advances are short-term borrowings maturing within one to ninety-two days, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" Advances during fiscal 1998 and 1997, ranging individually from $50 to $16.2 million, and from $50 to $17.1 million, respectively. The daily average balance during 1998 and 1997 was $18.1 and $39.2 million, respectively, and the daily average interest rate was 5.75% and 5.53%, respectively, with an average interest rate at fiscal year-end 1998 of 6.50% and fiscal year-end 1997 of 5.79%. The maximum amount outstanding at any month-end during 1998 and 1997 was $34.1 and $52.4 million, respectively.

FHLB "Convertible Select" Advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee. The Bank utilized "Convertible Select" Advances during fiscal 1998, with individual advances ranging $5 to $10 million. The daily average balance during 1998 was $77.4 million, and the daily average interest rate was 5.64%, with an average interest rate at year end of 5.54%. The maximum amount outstanding at any month end during 1998 was $95 million.

(dollar amounts in thousands, except per share data)

(13) GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S DEBENTURES


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

On July 17, 1997, on behalf of the Trust, the Company requested relief from the Office of Chief Counsel of the Division of Corporation Finance of the Securities and Exchange Commission, exempting the Trust from the reporting requirements of the Securities Exchange Act of 1934. The Trust is a wholly-owned subsidiary of the Company, has no independent operations and issued securities that contained a full and unconditional guarantee of its parent, the Company. On January 29, 1998, the Company received notification from the Division exempting the Trust from the reporting requirements.


(14) SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE


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

At September 30, 1998, these agreements had a weighted-average interest rate of 4.50% and mature within one month. Short-term borrowings under repurchase agreements averaged $1.8 million and $873 during 1998 and 1997, respectively. The maximum amount outstanding at any month-end during 1998 was $2.4 million. At September 30, 1998, short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                                                               Collateral
-----------------------------------------------------------------------------------------------------------------------------
                                                                   Weighted                 U.S. Government &
                                                Repurchase          Average            Federal Agency Obligations
-----------------------------------------------------------------------------------------------------------------------------
                                                 Liability       Interest Rate        Book Value     Market Value
-----------------------------------------------------------------------------------------------------------------------------
Within 30 days                                    $1,870             4.50%              $3,499          $3,537
-----------------------------------------------------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)
(15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK


At September 30, 1998, the Bank had outstanding commitments to originate loans of $3.3 million and an outstanding commitment to purchase $5.0 million of when-issued mortgage-backed securities available-for-sale.

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 1998 and 1997 was $16.9 million and $11.5 million, respectively, for consumer lines of credit and $9.0 million and $2.6 million, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 8.50% to 18.00%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 1998 and 1997 was $519 and $208, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

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

The Bank conducts its business through eight offices located in the greater Pittsburgh metropolitan area. At September 30, 1998, the majority of the Bank's net loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements. The Bank does not have any off-balance sheet risk at September 30, 1998, except for the commitments referenced above.

(16) INCOME TAXES


The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:

                                                                               Fiscal Years Ended September 30,
                                                                              1998            1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Current
  Federal                                                                    $ 984          $ 535         $ 689
  State                                                                        295            268            55
-----------------------------------------------------------------------------------------------------------------------------

Total current                                                                1,279            803           744
-----------------------------------------------------------------------------------------------------------------------------

  Deferred federal                                                             (75)           453          (518)
-----------------------------------------------------------------------------------------------------------------------------

Total                                                                       $1,204         $1,256         $ 226
-----------------------------------------------------------------------------------------------------------------------------

                                                                (Note continued)

(dollar amounts in thousands, except per share data)

Total income tax provision for the years ended September 30, 1998, 1997 and 1996 was allocated as follows:

                                                                              1998            1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Income                                                                      $1,204         $1,256          $226
Stockholders' equity:
  Unrealized gains (losses) on investment securities                           227            621          (592)
  Compensation expense for tax purposes in excess of amounts
    recognized for financial statement purposes                                (71)           (98)           --
-----------------------------------------------------------------------------------------------------------------------------


The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                                 Fiscal Years Ended September 30,
                                                                                1998            1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Expected federal tax rate                                                       34.0%          34.0%         34.0%
Tax free interest                                                               (8.6)          (6.7)        (21.3)
State income tax, net of federal tax benefit                                     4.7            4.5           2.4
Other items, net                                                                (0.9)          (0.2)         (0.5)
-----------------------------------------------------------------------------------------------------------------------------

Actual tax rate incurred                                                        29.2%          31.6%         14.6%
-----------------------------------------------------------------------------------------------------------------------------

The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1998 and 1997 are presented below:

                                                                                               1998          1997
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Deferred loan fees                                                                          $105          $158
  Fixed assets                                                                                 (24)          (53)
  Loan loss reserves                                                                           692           586
  Intangible assets                                                                            242           276
  Investment securities                                                                       (342)         (115)
  Other (net)                                                                                   27            --
-----------------------------------------------------------------------------------------------------------------------------

                                                                                              $700          $852
-----------------------------------------------------------------------------------------------------------------------------

The Bank has determined that it is not required to establish a valuation allowance for deferred tax assets in accordance with SFASNo. 109 since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.

SFAS No. 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,679 of the balances in retained income at September 30, 1998, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

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

                                                                (Note continued)

(17) STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate ceratin mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effet on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Managemenet believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available-for-sale debt securities and net unrealized gainls on available-for-sale equity securities) and perpetual preferred stock, less good-will and other nonqualifying intangible assets ("Tier I Capital"). The remained (i.e. the "Tier II risk-based capital") may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30,l 1998, the Company had Tier I capital as a percentage of risk-weighted assets of 16.17% and total risk-based capital as a percentage of risk-weighted assets of 17.52%(4)

In addition, the Federal Reserve Board has established minimum leverage ration guidelilnes for bank holding companies. These guidelilnes currently provide for a minimum ratio of Tier I capital as a percentage of average total assets (the "Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 1998, the Company had a Leverage Ratio of 9.35%.(4).

A reconciliation of Stockholders' Equity to Regulatory Capital is as follows:

Total Stockholders' equity as September 30, 1998 (1)      $29,021
  Less: Unrealized securities gains (net)                    (927)
  Plus: Qualifying preferred securites (2)                  9,365
-----------------------------------------------------------------
Tier I Capital at September 30, 1998                       37,459
  Plus: Qualifying loan loss allowance(3)                   2,243
  Remaining preferred securities(2)                           885
-----------------------------------------------------------------
Total capital at September 30, 1998                       $40,587
-----------------------------------------------------------------

(1) Represents consolidated equity capital of the Company as reported to the FRB on form FR Y-9C for the quarter ended September 30, 1998.

(2) Amount included in Tier I capital is limited to 25% of total Tier I capital; the remaining balance is allowabel as Tier II capital.

(3) Limited to 1.l25% of risk adjusted assets.

(4) The leverage ration is Tier I capital as a percentage of adjusted total assets of $400,562 at September 30, 1998. Tier I and Tier II risk-based capital is calculated as a percentage of risk-weighted assets of #231,601 as of September 30, 1998.


                                                                (Note continued)

(dollar amounts in thousands, except per share data)
The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 1998 and 1997.

                                                     September 30, 1998                   September 30, 1997
                                                           Tier I      Tier II                  Tier I     Tier II
                                               Tier I       Risk-       Risk-       Tier I       Risk-      Risk-
                                                Core        Based       Based        Core        Based      Based
                                               Capital     Capital     Capital      Capital     Capital    Capital
-----------------------------------------------------------------------------------------------------------------------------

Equity Capital(1)                              $27,325     $27,325    $27,325      $32,648     $32,648   $32,648
Unrealized securities (gains) losses              (887)       (887)      (887)        (229)       (229)     (229)
Less intangible assets                              --          --         --           --          --        --
Plus general valuation allowances(2)                --          --      2,243           --          --     1,931
-----------------------------------------------------------------------------------------------------------------------------

     Total regulatory capital                   26,438      26,438     28,681       32,419      32,419    34,350
Minimum required capital                        15,617       9,034     18,068       14,795       7,419    14,838
-----------------------------------------------------------------------------------------------------------------------------

     Excess regulatory capital                  10,821      17,404     10,613       17,624      25,000    19,512
-----------------------------------------------------------------------------------------------------------------------------

Minimum required capital to be
     well capitalized under Prompt
     Corrective Action Provisions              $19,521     $13,551    $22,585      $18,494     $11,129   $18,548
-----------------------------------------------------------------------------------------------------------------------------

Regulatory capital as a percentage(3)            6.77%      11.71%     12.70%        8.76%      17.48%    18.52%
Minimum required capital percentage              4.00%       4.00%      8.00%        4.00%       4.00%     8.00%
-----------------------------------------------------------------------------------------------------------------------------

     Excess regulatory capital percentage        2.77%       7.71%      4.70%        4.76%      13.48%    10.52%
-----------------------------------------------------------------------------------------------------------------------------

Minimum required capital percentage
     to be well capitalized under
     Prompt Corrective Action Provisions         5.00%       6.00%     10.00%        5.00%       6.00%    10.00%
-----------------------------------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the FDIC and the Pennsylvania Department of Banking on Form 032 for the quarter ended September 30, 1998.
(2) Limited to 1.25% of risk adjusted assets.
(3) Tier I capital is calculated as a percentage of adjusted total average assets of $390,428 and $369,876 at September 30, 1998 and 1997, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $225,845 and $185,477 at September 30, 1998 and 1997, respectively.

(18) EMPLOYEE STOCK COMPENSATION PROGRAM


In fiscal 1988, the Bank adopted an Employee Stock Compensation Program (the Program) under which shares of common stock can be issued. The Program provides for the grant of both incentive stock options and compensatory stock options. Further, the Program provides that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 1998, there were no remaining shares available for granting as determined by the Program Administrators.

                                                                (Note continued)

(dollar amounts in thousands, except per share data)

The Company has also adopted the 1993 Employee Stock Compensation Program ("1993 Employee Program"), the 1997 Employee Stock Compensation Program ("1997 Employee Program") and the 1993 Directors' Stock Option Plan ("Directors' Plan"). Under the 1993 Employee Program and the 1997 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. Under the 1993 Directors' Plan, each person who serves as a non-employee director of the Company shall be granted as of December 31 of each year of the Directors' Plan an option to purchase 1,890 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. Options granted under the 1993 Employee Program, 1997 Employee Program and Directors' Plan will expire no later than 10, 10, and 7 years, respectively, from the date on which the option was or is granted. For the periods presented, options granted for all Plans were granted at the fair market value at the date of grant. Option information presented reflects the 25% stock split paid in March 1998, the 10% stock dividends paid in May 1997 and May 1996 and all previous stock dividends.

                                              Average     1993        Average    1993        Average     1997     Average
                                   1988      Exercise   Employee     Exercise Directors'    Exercise   Employee  Exercise
                                  Program      Price     Program       Price     Plan         Price     Program    Price
-----------------------------------------------------------------------------------------------------------------------------
September 30, 1995                67,827       $ 5.66    25,150         $9.26    12,500       $10.25       $--        $--
Granted                               --           --    16,920         10.91     6,250        10.91        --         --
Exercised                         (9,803)        4.78      (177)         9.26        --        --           --         --
Forfeited                           (392)       10.70    (1,029)        10.34        --        --           --         --
10% stock dividend                 6,126         5.82     4,147          9.92     1,875        10.47        --         --
-----------------------------------------------------------------------------------------------------------------------------

September 30, 1996                63,758         5.78    45,011          9.91    20,625        10.47        --         --
Granted                               --           --    21,690         14.54     8,250        14.54        --         --
Exercised                        (27,880)        4.10    (3,902)         9.58    (5,600)       11.54        --         --
Forfeited                            (34)        9.82    (1,620)        11.73        --           --        --         --
10% stock dividend                 4,236         6.68     6,289         11.71     2,319        11.65        --         --
-----------------------------------------------------------------------------------------------------------------------------

September 30, 1997                40,080         7.05    67,468         11.53    25,594        11.65        --         --
Granted                               --           --        --            --     7,560        23.20    22,820      23.20
Exercised                        (18,730)        4.29    (7,255)        10.52      (100)       14.54        --         --
Forfeited                             --           --    (2,873)        13.01        --           --    (1,179)     23.20
25% stock split                    6,551         8.43    15,539         11.49     8,263        14.29     5,622      23.20
-----------------------------------------------------------------------------------------------------------------------------

September 30, 1998                27,901       $19.22    72,879        $11.56    41,317       $14.29    27,263      23.20
-----------------------------------------------------------------------------------------------------------------------------

Average contractual
  life remaining in years           4.53                   7.22                    4.39                   9.26

Option price
  per share                     $3.08-$11.24           $9.26-$14.54            $9.26-23.20               23.20

Options available
  for granting at
  September 30, 1998                  --                  --                     11,346                166,487
-----------------------------------------------------------------------------------------------------------------------------

At September 30, 1998, 1997 and 1996,  148,560,  125,727 and 122,418 shares were
immediately   exercisable  at  average  prices  of  $12.67,   $9.14  and  $7.25,
respectively.

                                                                (Note continued)

(dollar amounts in thousands, except per share data)

                                   Options Outstanding                                     Options Exercisable
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                        Number     Weighted-average                                  Number
Range of              Outstanding      Remaining      Weighted-average             Exercisable    Weighted-average
Exercise Prices       at 9/30/98   Contractual Life    Exercise Price              at 9/30/98      Exercise Price
-----------------------------------------------------------------------------------------------------------------------------
$3.08 to $4.64           2,678        1.61 years           $ 3.98                     2,678            $ 3.98
$5.74 to $9.26          45,311        5.34                   8.82                    45,311              5.34
$10.91 to $14.54        84,658        6.24                  12.53                    79,804             12.41
$23.20                  36,713        7.89                  23.20                    20,767             23.20
-----------------------------------------------------------------------------------------------------------------------------

                       169,360        6.22                 $13.71                   148,560            $12.67
-----------------------------------------------------------------------------------------------------------------------------

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

                                                                                           September 30,
                                                                                   1998        1997        1996
-----------------------------------------------------------------------------------------------------------------------------
Net income
  As reported                                                                     $2,925      $2,719      $1,317
  Pro Forma                                                                        2,751       2,643       1,277
-----------------------------------------------------------------------------------------------------------------------------

Basic earnings per share
  As reported                                                                     $ 1.49      $ 1.42      $  .70
  Pro Forma                                                                       $ 1.40        1.38         .68
Diluted earnings per share
  As reported                                                                     $ 1.44        1.37         .67
  Pro Forma                                                                       $ 1.35        1.33         .65
-----------------------------------------------------------------------------------------------------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 1998 under the 1997 Employee Program was $8.31 and during fiscal 1997 and 1996 under the 1993 Employee Program was $3.89 and $2.62, respectively. The fair value of options granted under the 1993 Directors' Plan during fiscal 1998, 1997 and 1996 was $8.11, $3.69 and $2.61, respectively.

                                                                (Note continued)

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1998 for the 1997 Employee Program: risk-free interest rate of 5.72%; dividend yield of 2.30%; volatility factor of the expected market price of the Company's common stock of 23.8%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 1997 and 1996, respectively, for the 1993 Employee Program were used: risk-free interest rates of 6.29% and 5.45%; dividend yields of 2.94% and 3.58%; volatility factors of the expected market price of the Company's common stock of 23.3% and 25.6%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 1998, 1997 and 1996, respectively, for the 1993 Directors' Plan were used: risk-free interest rates of 5.71%, 6.21% and 5.38%; dividend yields of 2.04%, 2.53% and 2.97%; volatility factors of the expected market price of the Company's common stock of 23.4%, 23.3% and 25.6; and a weighted-average expected life of the options of 6.2, 5.4 and 5.4 years.

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

(19) EMPLOYEE BENEFIT PLANS


POST-RETIREMENT BENEFITS PLAN

During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits which the participant is vested in. Expense recognized under the Plan for 1998 was approximately $78,000.

The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

GROUP TERM REPLACEMENT PLAN

The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer, accordingly, no expense is accrued as a result of the Plan. Income recognized in 1998 as a result of increased cash surrender value was approximately $42,000.

(dollar amounts in thousands, except per share data)

(20) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                Three Month Periods Ended
                                                                        Dec. 31    March 31     June 30   Sept. 30
-----------------------------------------------------------------------------------------------------------------------------
Fiscal 1998:
  Interest income                                                       $6,996      $6,855     $7,089      $7,107
  Interest expense                                                       4,311       4,301      4,373       4,379
-----------------------------------------------------------------------------------------------------------------------------

  Net interest income before provision for loan losses                   2,685       2,554      2,716       2,728
  Provision for loan losses                                                115         110         90          90
  Other income                                                             219         307        315         325
  Operating expenses                                                     1,762       1,751      1,857       1,945
-----------------------------------------------------------------------------------------------------------------------------

  Income before income taxes                                             1,027       1,000      1,084       1,018
  Income tax provision                                                     359         335        349         161
-----------------------------------------------------------------------------------------------------------------------------

  Net income                                                            $  668      $ 665      $  735      $  857
-----------------------------------------------------------------------------------------------------------------------------

  Basic earnings per share                                              $  .34      $  .34     $  .38      $  .43
  Diluted earnings per share                                            $  .33      $  .33     $  .36      $  .42
-----------------------------------------------------------------------------------------------------------------------------

Fiscal 1997:
  Interest income                                                       $5,603      $5,680     $5,967      $6,713
  Interest expense                                                       3,152       3,194      3,432       4,104
-----------------------------------------------------------------------------------------------------------------------------

  Net interest income before provision for loan losses                   2,451       2,486      2,535       2,609
  Provision for loan losses                                                115         120        130         135
  Other income                                                             184         224        222         252
  Operating expenses                                                     1,590       1,567      1,610       1,721
-----------------------------------------------------------------------------------------------------------------------------

  Income before income taxes                                               930       1,023      1,017       1,005
  Income tax provision                                                     307         385        361         203
-----------------------------------------------------------------------------------------------------------------------------

  Net income                                                            $  623       $ 638     $  656      $  802
-----------------------------------------------------------------------------------------------------------------------------

  Basic earnings per share                                              $  .33      $  .33     $  .34      $  .42
  Diluted earnings per share                                            $  .32      $  .32     $  .33      $  .40
-----------------------------------------------------------------------------------------------------------------------------

(21) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFASNo. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition as of September 30, 1998 and 1997. SFASNo. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity Bancorp, Inc. and subsidiaries. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments:cash, interest-earning deposits with other institutions, investment securities available-for-sale, mortgage-backed securities available-for-sale, and all deposits except time deposits.

                                                                (Note continued)
32

(dollar amounts in thousands, except per share data)

At September 30, 1998, the estimated fair value of investment securities exceeded the net carrying value by $125. At September 30, 1997, the net carrying value of investment securities exceeded the estimated fair value by approximately $57. The estimated fair value of mortgage-backed securities at September 30, 1998, exceeded the net carrying value by $242. The net carrying value of mortgage-backed securities at September 30, 1997, exceeded the estimated fair value by $23. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 through 5 of the financial statements for the detail on breakdowns by type of investment products.

The estimated fair value of loans exceeded the net carrying value at September 30, 1998 and 1997 by approximately $1.8 million and $2.5 million, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The fair market value of loan commitments at both September 30, 1998 and 1997 was equal to the carrying value of the commitments on those dates.

The carrying amounts and estimated fair values of deposits at September 30, 1998 and September 30, 1997 are as follows:

                                                              September 30, 1998            September 30, 1997
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing:
     Demand accounts                                        $  9,865     $  9,865          $  9,389     $  9,389
Interest-bearing:
     NOW and MMDA accounts                                    41,930       41,930            39,869       39,869
     Passbook accounts                                        47,423       47,423            47,514       47,514
     Time deposits                                           162,517      164,893           147,420      148,112
-----------------------------------------------------------------------------------------------------------------------------

Total Deposits                                              $261,735     $264,111          $244,192     $244,884
-----------------------------------------------------------------------------------------------------------------------------

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

The carrying amounts and estimated fair values of advances and other borrowings at September 30, 1998 and 1997 are as follows:

                                                              September 30, 1998            September 30, 1997
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Advances and other borrowings                              $112,320      $115,738         $108,133     $108,087
-----------------------------------------------------------------------------------------------------------------------------

Fair values for advances and other borrowings are estimated using a discounted cash flow calculation that applies contractual cost of the existing borrowings to current market rates being offered for borrowings of similar remaining maturities.

(dollar amounts in thousands, except per share data)


(22) FIDELITY BANCORP, INC. FINANCIAL INFORMATION


         (Parent Company Only)

Following are condensed financial statements for the parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                               September 30,
                                                                                             1998          1997
-----------------------------------------------------------------------------------------------------------------------------
Assets
  Cash in subsidiary bank                                                                 $  1,674       $   615
  Investment in subsidiary bank                                                             26,465        32,648
  Investment in subsidiary trust                                                               309           320
  Investment securities available-for-sale                                                   7,979         1,194
  Mortgage-backed securities available-for-sale                                              1,413            --
  Loan receivable from bank subsidiary                                                          --         1,167
  Other assets                                                                               1,818           739
-----------------------------------------------------------------------------------------------------------------------------

    Total Assets                                                                           $39,658       $36,683
-----------------------------------------------------------------------------------------------------------------------------

Liabilities
  Subordinated debentures                                                                   10,567        10,567
  Other liabilities                                                                             70           235
-----------------------------------------------------------------------------------------------------------------------------

    Total Liabilities                                                                       10,637        10,802
-----------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
   1,978,543 and 1,943,469 shares issued and outstanding)                                       20            15
  Additional paid-in capital                                                                14,168        13,811
  Retained earnings                                                                         14,106        11,822
  Unrealized gain (loss) on securities available-for-sale, net                                 727           233
-----------------------------------------------------------------------------------------------------------------------------

    Total Stockholders' Equity                                                              29,021        25,881
-----------------------------------------------------------------------------------------------------------------------------

    Total Liabilities and Stockholders' Equity                                             $39,658       $36,683
-----------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

                                                                                        September 30,
                                                                               1998          1997          1996
-----------------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiaries                              $2,117        $2,400        $  310
Dividends received from subsidiary                                             1,167           520         1,010
Interest income                                                                  577            96            36
Interest expense                                                              (1,055)         (403)           --
Other income                                                                      74            36            --
Other expenses                                                                   (32)          (42)         $(40)
Income tax provision (benefit)                                                   (77)         (112)          $(1)
-----------------------------------------------------------------------------------------------------------------------------

    Net Income                                                                $2,925        $2,719        $1,317
-----------------------------------------------------------------------------------------------------------------------------

                                                                (Note continued)
34

(dollar amounts in thousands, except per share data)

CONDENSED STATEMENTS OF CASH FLOWS
                                                                                         September 30,
                                                                               1998          1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                  $2,925        $2,719        $1,317
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary                          (2,117)       (2,400)         (310)
      Increase in interest payable                                                --           218            --
      Gain on sale of investments                                                (74)          (36)           --
      Increase in interest receivable                                           (109)          (39)           --
      Other changes, net                                                          14            --             2
-----------------------------------------------------------------------------------------------------------------------------

        Net cash provided (used) by operating activities                         639           462         1,009
-----------------------------------------------------------------------------------------------------------------------------

Investing Activities
  Capital contribution to Bank subsidiary                                     (1,000)       (8,000)           --
  Purchase of investment securities and
    mortgage-backed securities available-for-sale                             (4,082)         (710)         (548)
  Sale of investment securities available-for-sale                             2,105           145            --
  Maturities and principal repayments
    of investment securities and mortgage-backed
    securities available-for-sale                                              2,616           250            --
  Investment in trust subsidiary                                                  --          (317)           --
  Loan receivable from Bank subsidiary, net of repayments                      1,167        (1,167)           --
-----------------------------------------------------------------------------------------------------------------------------

        Net cash provided (used) by investing activities                         806        (9,799)         (548)
-----------------------------------------------------------------------------------------------------------------------------

Financing Activities
  Stock options exercised                                                        181           292            70
  Sale of stock through Dividend Reinvestment Plan                               110            82            57
  Dividends paid                                                                (641)         (517)         (409)
  Issuance of subordinated debentures                                             --        10,567            --
  Debt issuance costs                                                            (36)         (688)           --
-----------------------------------------------------------------------------------------------------------------------------

        Net cash provided (used) by financing activities                        (386)        9,736          (282)
-----------------------------------------------------------------------------------------------------------------------------

        Increase (decrease) in cash                                            1,059           399           179
Cash at Beginning of Year                                                        615           216            37
-----------------------------------------------------------------------------------------------------------------------------

Cash at End of Year                                                          $ 1,674      $    615        $  216
-----------------------------------------------------------------------------------------------------------------------------

During fiscal 1998, $9.0 million of investment securities available-for-sale were transferred to the Company from the Bank representing distributions of prior years' undistributed earnings. Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank. The Company acquired the Bank in a reorganization, approved by the stockholders of the Bank on January 26, 1993, and completed on August 19, 1993. On May 13, 1997, FB Capital Trust, a statutory business trust, was created under Delaware law. The Trust is a wholly-owned subsidiary of the Company.

(23) CONTINGENT LIABILITIES


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

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



GENERAL

The Company reported net income of $2.9 million, $2.7 million and $1.3 million for fiscal 1998, 1997 and 1996, respectively. Included in fiscal 1996 results was a one time pre-tax charge to recapitalize the Savings Association Insurance Fund ("SAIF") of approximately $1.5 million.

Moderate asset growth was attained in fiscal 1998. Assets were $406.0 million at September 30, 1998, an increase of $25.1 million or 6.6% from September 30, 1997. The growth was reflected primarily in the loan portfolio and in investment securities available-for-sale, partially offset by a decrease in mortgage-backed securities. The loan portfolio increased $36.0 million or 19.7% to $218.9 million at September 30, 1998, and investment securities available-for-sale increased $13.0 million or 29.2% for the same period, while mortgage-backed securities decreased by $25.0 million or 19.6%. The growth was funded by increased deposits and an increase in Federal Home Loan Bank advances. Stockholders' equity also increased from the prior year. At September 30, 1998, stockholder's equity was $29.0 million, an increase of $3.1 million or 12.1% from September 30, 1997. This increase reflects both net income for the year, as well as an increase in unrealized gain on securities available-for-sale from $233,000 at September 30, 1997, to $727,000 at September 30, 1998.

Net interest income increased in fiscal 1998 to $10.7 million from $10.1 million in fiscal 1997. Net interest income was $9.2 million in fiscal 1996. The provision for loan losses continues to significantly impact profitability, amounting to $405,000, $500,000, and $270,000 in fiscal 1998, 1997 and 1996, respectively. In addition, results from the sale of securities have also contributed to profitability, amounting to gains of $84,000, $53,000 and $27,000 in fiscal 1998, 1997 and 1996, respectively.

The operating results of the Bank depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 1998, the tax-equivalent interest-rate spread decreased to 2.74%, as compared to 2.99% in fiscal 1997. The tax-equivalent spread in fiscal 1996 was 3.17%. The ratio of average interest-earning assets to average interest-bearing liabilities increased slightly to 104.2% in fiscal 1998, from 104.1% in fiscal 1997. The ratio was 104.2% in fiscal 1996. The decrease in the spread for fiscal 1998 reflects several factors, including a decrease in the yield earned on the mortgage loan portfolio, as well as the continued use of wholesale funding sources to fund growth. The Bank's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

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

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation - Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 15% for a one-year period.

Portfolio equity simulation - Portfolio equity is the net present value of the Company's existing assets and liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 40% of total stockholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total stockholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest-earning asset and interest-bearing liability levels at September 30, 1998 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the September 30, 1998 levels.

INTEREST RATE SIMULATION SENSITIVITY ANALYSIS

Movements in interest rates from September 30, 1998 rates:

                                                          Increase               Decrease
-----------------------------------------------------------------------------------------------------------------------------
                                                     +100 bp    +200 bp      -100 bp   -200 bp
-----------------------------------------------------------------------------------------------------------------------------
Net interest income increase (decrease)               (1.6)%      (6.8)%       2.4%      2.0%
Increase (decrease) in return on average equity       (2.8)%     (12.0)%       4.1%      3.4%
Increase (decrease) in basic and diluted
  earnings per share                                  (2.9)%     (12.5)%       4.3%      3.7%
Portfolio equity increase (decrease)                  (7.6)%     (36.4)%       0.6%      4.4%

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company has seen a decrease in its one year gap from a negative 11.6% at September 30, 1997 to a positive 1.0% at September 30, 1998. The Bank considers this result at September 30, 1998 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest-bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available-for-sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 1998 based on certain assumptions as to prepayments and amortization of loans, investments and deposit withdrawals. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                                                              September 30, 1998
                                                                             -----------------------
                                                                             Over Three       After
                                                                               Months       One Year
                                                                   Three       Through       Through     After
                                                                  Months       Twelve         Five       Five
(dollars in thousands)                                            Or Less      Months         Years      Years
-----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets                                          $78,329       $65,163     $171,184      $92,196

Deposits, escrow
  liabilities and borrowed funds                                  53,367        86,031      161,701       74,081
-----------------------------------------------------------------------------------------------------------------------------

Interest sensitivity                                             $24,962      $(20,868)      $9,483      $18,115
-----------------------------------------------------------------------------------------------------------------------------

Cumulative interest sensitivity                                  $24,962        $4,094      $13,577      $31,692
-----------------------------------------------------------------------------------------------------------------------------

Cumulative ratio as a percent of total assets                        6.1%          1.0%         3.3%         7.8%
-----------------------------------------------------------------------------------------------------------------------------


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

LIQUIDITY AND CAPITAL RESOURCES

Fidelity's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements, and sales of investments. During fiscal 1998, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth and to maintain its liquidity. At September 30, 1998 the total of approved loan commitments amounted to $3.3 million and the Bank had $12.9 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 1998 is $106.2 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Bank.

CAPITAL

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total assets of 6.77% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 12.70% at September 30, 1998. As a result, regulatory capital requirements should have no material impact on operations.

FINANCIAL CONDITION

The Bank's assets were $406.0 million at September 30, 1998, an increase of $25.1 million or 6.6% over assets at September 30, 1997. The growth primarily reflects an increase in loans receivable and investment securities available-for-sale, partially offset by a decrease in mortgage-backed securities. The growth was primarily funded by an increase in savings deposits, and to a lesser degree, advances from the FHLB of Pittsburgh.

LOAN PORTFOLIO

Net loans receivable increased $36.0 million or 19.7% to $218.9 million at September 30, 1998 from $182.9 million at September 30, 1997. Loans originated totaled $105.6 million in fiscal 1998 versus $70.0 million in fiscal 1997.

Mortgage loans originated amounted to $58.8 million and $34.9 million in fiscal 1998 and 1997, respectively. The Bank did not purchase any mortgage loans in fiscal 1998 or 1997. The increase in the level of mortgage loan originations in fiscal 1998 reflects the Bank's continued emphasis on this type of lending and loan pricing strategies that enabled the Bank to remain competitive in the market. In addition, the Bank increased the number of full time mortgage originators employed and increased the amount of business done with independent mortgage loan brokers. All loans originated through brokers are in the Bank's primary market area. The origination of adjustable rate mortgages (ARM's) increased to $17.7 million in fiscal 1998 from $10.8 million in fiscal 1997. This increase reflected the increased popularity, particularly among commercial mortgage customers, of adjustable rate loans with longer initial reset periods, usually three to five years. Principal repayments on outstanding mortgage loans also increased to $25.7 million in fiscal 1998 as compared to $16.9 million fiscal 1997. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $148.9 million at September 30, 1998 from $124.8 million at September 30, 1997.

Other loan originations, including installment loans and commercial business loans, totaled $37.1 million in fiscal 1998 versus $35.5 million in fiscal 1997. During fiscal 1998, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. In addition, the Bank increased the number of commercial business loan officers employed. The Bank was successful in this strategy and saw the balance of installment loans increase to $49.1 million at September 30, 1998, as compared to $43.1 million at September 30, 1997. Commercial business loans and leases also experienced a significant increase, totaling $23.2 million at September 30, 1998 versus $16.9 million at September 30, 1997.

NON-PERFORMING ASSETS

The following table sets forth information regarding non-accrual loans and real estate owned at the dates indicated. The Bank did not have any accruing loans which were 90 days or more overdue or any loans which were classified as troubled debt restructurings at the dates presented.


                                                                                    September 30,
                                                                      1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------------
Non-accrual residential real
  estate loans (one-to-four family)                               $   224,000        $   94,000       $  567,000
Non-accrual construction, multi-
  family residential and
  commercial real estate loans                                        199,000           751,000          134,000
Non-accrual installment and
  commercial business loans                                           129,000           271,000          457,000
-----------------------------------------------------------------------------------------------------------------------------

Total non-performing loans                                           $552,000        $1,116,000       $1,158,000
-----------------------------------------------------------------------------------------------------------------------------

Total non-performing loans as
  a percent of net loans receivable                                       .25%              .61%             .77%
-----------------------------------------------------------------------------------------------------------------------------

Total real estate owned, net of
  related reserves                                                   $ 21,000          $     --        $ 370,000
-----------------------------------------------------------------------------------------------------------------------------

Total non-performing loans and real estate
  owned as a percent of total assets                                      .14%              .29%             .48%
-----------------------------------------------------------------------------------------------------------------------------

At September 30, 1998, non-accrual loans consisted of six 1-4 family residential real estate loans totaling $224,000, one commercial real estate property totaling $199,000, seven installment loans totaling $28,000, and four commercial business loan totaling $101,000. The commercial real estate loan is on a retail building that is currently leased. The Bank has begun foreclosure proceedings on the loan. Three of the commercial business loans are commercial leases on equipment and the fourth is an SBA guaranteed loan on a retail establishment that has declared bankruptcy. Management has evaluated these loans and is satisfied that the allowance for possible losses on loans at September 30, 1998 is adequate. The allowance for possible losses on loans has increased from $1.5 million at September 30, 1996 to $1.9 million at September 30, 1997 and to $2.2 million at September 30, 1998. The balance at September 30, 1998, at 1.02% of net loans receivable and 406.3% of non-performing loans, is considered reasonable by management.

MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

Mortgage-backed securities held-to-maturity decreased $14.1 million or 41.5% to $19.9 million at September 30, 1998 from $34.1 million at September 30, 1997. No purchases or sales of mortgage-backed securities held-to-maturity were made in fiscal 1998. The decrease in the balance represents principal payments received in fiscal 1998.

MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

Mortgage-backed securities available-for-sale decreased $10.9 million to $83.0 million at September 30, 1998 from $93.9 million at September 30, 1997. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. During fiscal 1998, the Bank purchased $52.6 million of these securities, of which $18.3 million had adjustable-rate features, and sold $43.8 million. Sales of these securities in fiscal 1998 resulted in a net pretax loss of $125,000.

INVESTMENT SECURITIES HELD-TO-MATURITY

Investment securities decreased $1.9 million or 22.4% to $6.6 million at September 30, 1998, compared to $8.5 million at September 30, 1997. These investments are comprised of U.S. Government and Agency securities, tax-exempt municipal securities and asset-backed securities. The decrease in fiscal 1998 reflects the purchase of $13.0 million of these securities, with $14.9 million of the securities called or matured in fiscal 1998. There were no sales of investment securities held-to-maturity in fiscal 1998.

INVESTMENT SECURITIES AVAILABLE-FOR-SALE

Investment securities available-for-sale increased $13.0 million or 29.2% to $57.6 million at September 30, 1998 as compared to September 30, 1997. These securities provide an additional source of liquidity for the Bank and the Company and consist of U.S. Government and Agency securities, tax-free municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, and other equity securities. Purchases in fiscal 1998 totaled $35.2 million and sales totaled $17.3 million, resulting in a net pretax gain of $209,000.

OFFICE PREMISES AND EQUIPMENT

Office premises and equipment decreased $22,000 or .6% to $3.4 million at September 30, 1998. During fiscal 1998, renovations of some of the Company's back office facilities were undertaken. In addition, costs were incurred to upgrade certain equipment to meet Year 2000 requirements. These additions were offset by depreciation on existing facilities and equipment.

SAVINGS DEPOSITS

Savings deposits increased $17.5 million during fiscal 1998 to $261.7 million at September 30, 1998. Deposit increases occurred in demand deposits, NOW accounts and time deposit accounts, while balances in money markets decreased and balances in passbook accounts were essentially unchanged.

The stability in passbook accounts reflects the low interest rate environment that existed in much of fiscal 1998, as well as the relative uncertainly surrounding the stock market in late fiscal 1998. Bank rates on such accounts stayed relatively constant and some depositors sought the safety and certainty of these products. Demand deposits and NOW accounts are relatively rate insensitive and the increased balances in these categories reflects the increased emphasis management has placed on attracting and retaining such accounts. The increase in time deposits reflects a more aggressive position taken by the Bank to try to attract such deposits. During fiscal 1998, the Bank priced certain certificates of deposit at or near the top of the local market in an attempt to attract funds. This strategy was successful as time deposits increased approximately $15.1 million.

BORROWINGS

Federal Home Loan Bank advances and reverse repurchase agreements outstanding increased $4.2 million or 4.3% to $102.1 million at September 30, 1998, from $97.9 million at September 30, 1997. The Bank continues to utilize FHLB advances and reverse repurchase agreements as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals.

In May 1997, a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $10.25 million of 9.75% Preferred Securities. A portion of the proceeds from the Preferred Securities count as Tier 1 capital of the Company under Federal Reserve Board guidelines and the dividend payments on the Preferred Securities are tax deductible to the Company. A portion of the proceeds were used to contribute capital through an investment in the Bank. The Company believed that this was a relatively inexpensive means to raise additional regulatory capital which could then be leveraged to provide additional growth, and earnings opportunities.

STOCKHOLDERS' EQUITY

Stockholders' equity increased $3.1 million or 12.1% to $29.0 million at September 30, 1998 compared to September 30, 1997. The increase results from 1998 net income of $2.9 million, stock options exercised of $181,000, stock issued under the Dividend Reinvestment Plan of $110,000 and an increase in unrealized gains on securities available-for-sale of $494,000.
Partially offsetting these increases were cash dividends paid of $641,000.

RESULTS OF OPERATIONS

Comparison of Fiscal Years Ended September 30, 1998, 1997, and 1996

Net income was $2.9 million for the year ended September 30, 1998 compared to $2.7 million for fiscal 1997 and $1.3 million for fiscal 1996.

INTEREST RATE SPREAD

The Bank's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, decreased to 2.74% on a tax-equivalent basis in fiscal 1998 from 2.99% in fiscal 1997. The spread was 3.17% in fiscal 1996. The following table shows the average tax-equivalent yields earned on the Bank's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.

                                                                            Fiscal Years Ended September 30,
                                                                            1998           1997          1996
-----------------------------------------------------------------------------------------------------------------------------
Average yield on:
  Mortgage loans                                                             7.96%         8.01%           8.33%
  Mortgage-backed securities                                                 6.45          6.37            6.29
  Installment loans                                                          8.45          8.38            8.41
  Commercial business loans                                                  9.84          9.90            9.86
  Interest-earning deposits with other
    institutions, investment securities,(1)
    and FHLB stock                                                           6.95          6.76            6.98
----------------------------------------------------------------------------------------------------------------------------

Total interest-earning assets                                                7.48          7.39            7.44
----------------------------------------------------------------------------------------------------------------------------

Average rates paid on:
  Savings deposits                                                           4.24          4.05            4.17
  Borrowed funds                                                             5.94          5.42            4.95
----------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities                                           4.74          4.40            4.27
-----------------------------------------------------------------------------------------------------------------------------

Average interest rate spread                                                 2.74%         2.99%           3.17%
-----------------------------------------------------------------------------------------------------------------------------

Net yield on interest-earning assets                                         2.93%         3.16%           3.33%
-----------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax free investments has been adjusted for federal income tax purposes using a rate of 34%.

INTEREST INCOME ON LOANS

Interest income on loans increased by $3.0 million or 21.7% to $16.6 million in fiscal 1998 as compared to fiscal 1997. The increase primarily reflects an increase in the average size of the loan portfolio. The average yield earned on the loan portfolio was comparable between years. The average size of the loan portfolio increased from an average balance of $165.2 million in fiscal 1997 to $201.0 million in fiscal 1998. The increase in the loan portfolio reflects both management's continued efforts to expand lending and the decision to retain newly originated mortgage loans in the portfolio, rather than selling them in the secondary market. Interest income on loans increased by $2.2 million or 18.8% to $13.6 million in fiscal 1997 as compared to fiscal 1996. The increase primarily reflects an increase in the average size of the loan portfolio, partially offset by a decrease in the average yield earned on loans.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES

Interest income on mortgage-backed securities increased by $633,000 or 9.1% to $7.6 million in fiscal 1998 from $7.0 million in fiscal 1997. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, increased from $109.3 million in fiscal 1997 to $117.8 million in fiscal 1998. The increase also reflected an increase in the yield earned on these securities in fiscal 1998. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount.
Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates.

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

INTEREST INCOME ON INVESTMENTS

Interest income on investments (including those available-for-sale), which includes interest-earning deposits with other institutions and FHLB stock, increased to $3.9 million in fiscal 1998. It was $3.4 million in both fiscal 1997 and 1996. The fiscal 1998 results reflect both an increase in the average balance of such investments to $63.0 million in fiscal 1998 as compared to $54.1 million in fiscal 1997, as well as an increase in the average tax-equivalent yield earned in fiscal 1998 as compared to fiscal 1997.

Interest income on investments was $3.4 million in both fiscal 1997 and 1996. The results reflect both a decrease in the average balance of such investments to $54.1 million in fiscal 1997 as compared to $55.0 million in fiscal 1996, as well as a decrease in the average tax-equivalent yield earned in fiscal 1997 as compared to fiscal 1996.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest on deposits increased $1.4 million or 14.4% to $10.9 million in fiscal 1998 from $9.6 million in fiscal 1997. The increase reflects both an increase in the average balance of deposits in fiscal 1998, as compared to fiscal 1997, as well as an increase in the average rate paid on deposits. The increase in rates results primarily from the growth in certificate of deposit accounts, which are generally higher costing than other types of deposits.

Interest on deposits decreased $505,000 or 5.0% to $9.6 million in fiscal 1997 from $10.1 million in fiscal 1996. The decrease reflects both a decrease in the average balance of deposits in fiscal 1997, as compared to fiscal 1996, as well as a decrease in the average rate paid on deposits.

INTEREST EXPENSE ON BORROWED FUNDS

Interest expense on borrowed funds increased $2.1 million or 48.8% to $6.4 million in fiscal 1998 compared to fiscal 1997. The increase reflects a higher level of borrowing in fiscal 1998, as well as an increase in the cost of these funds. The Bank continued to use FHLB advances and repurchase agreements as cost effective sources of funding in fiscal 1998 and 1997, as well as issuing Preferred Securities for the first time in fiscal 1997. Interest expense on borrowed funds increased $2.6 million or 145.1% to $4.3 million in fiscal 1997 compared to fiscal 1996. The increase reflects a higher level of borrowing in fiscal 1997, as well as an increase in the cost of these funds.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $405,000, $500,000 and $270,000 for the fiscal years ended September 30, 1998, 1997 and 1996, respectively. The variation in the provisions reflects management's decision to continue to increase the balance in the allowance for possible losses on loans as the total loan portfolio balance continues to grow. Based on these factors, the allowance has grown from $1.5 million at September 30, 1996 to $2.2 million at September 30, 1998. Loan charge-offs, net of recoveries, improved to $92,000 in fiscal 1998, compared to $100,000 in fiscal 1997. Net charge-offs were $169,000 in fiscal 1996.

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

OTHER INCOME

Fidelity's non-interest or total other income increased by $285,000 or 32.3% to $1.2 million in fiscal 1998 as compared to fiscal 1997. Other income increased by $150,000 or 20.5% to $882,000 in fiscal 1997 compared to fiscal 1996.

Included in non-interest income was service fee income on loans and late charges which increased by $42,000 in fiscal 1998 and increased by $14,000 in fiscal 1997 over the respective prior years. The increase in fiscal 1998 is primarily attributable to an increase in late charges on mortgage loans, the imposition of a late charge on credit cards and the collection of a fee related to a program whereby customers could skip their regular loan payments over the Christmas holidays. The increase in fiscal 1997 primarily reflects an increase in commercial loan fees, partially offset by a decrease in late charges on loans and fees on loans serviced for others.

The Bank recorded a net gain of $84,000 on the sale of investment and mortgage-backed securities in fiscal 1998 as compared to a net gain on such sales of $53,000 in fiscal 1997. Fiscal 1996 results showed a $27,000 net gain. All sales in fiscal 1998, 1997 and 1996 were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies.

Gain on sale of loans was $11,000, $28,000 and $17,000 in fiscal years 1998, 1997 and 1996, respectively. The Bank may sell a portion of the fixed-rate mortgages it originates, generally those with terms greater than 15 years, to the Federal National Mortgage Association ("FNMA"). In addition, the bank may sell a portion of the loans originated under low income housing programs in which it participates in the Pittsburgh area. Also, the Bank sells education loans to the Student Loan Marketing Association ("SLMA"). Such sales to SLMA generally result in some gain or loss being realized and are being done to reduce the Bank's position in these loans, which are generally lower yielding and subject to extensive and costly government regulation. The Bank does not intend to originate additional education loans for its portfolio, except those that will be serviced by SLMA. Sales to FNMA, SLMA and of low income housing program loans were not significant, at under $1 million in each of fiscal 1998, 1997 or 1996, however the net gains recorded in those years reflect the timing of the sales.

Other operating income includes miscellaneous sources of income which consist primarily of various fees related to checking accounts, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $941,000, $712,000 and $614,000 in fiscal 1998, 1997 and
1996, respectively. The increase in fiscal 1998 is primarily due to debit card fees, the imposition of a surcharge beginning April 1, 1998 on nonbank customers for the use of the Bank's automated teller machines, and earnings on the cash surrender value of life insurance policies on certain executive officers. The increase in fiscal 1997 primarily reflects increased automatic teller machine fees and returned check charges.

OTHER EXPENSES

Operating expenses increased $827,000 or 12.7% to $7.3 million in fiscal 1998 and decreased $1.6 million or 19.6% to $6.5 million in fiscal 1997, from $8.1 million in fiscal 1996.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $609,000 or 16.5% to $4.3 million in fiscal 1998 and $444,000 or 13.7% to $3.7 million in fiscal 1997 over the respective prior years. Factors contributing to the increases in both years were normal salary increases, resulting higher payroll taxes, an increases in the number of employees on the payroll, particularly professionals related to lending operations, higher bonuses awarded, and an increase in retirement and health care expenses. In addition, the Bank began to offer brokerage services in fiscal 1998 and additional staffing and personnel costs were incurred to establish this function.

Office occupancy and equipment expense increased $99,000 or 17.3% to $669,000 in fiscal 1998 and $6,000 or 1.2% to $570,000 in fiscal 1997 over the respective prior years. The increase in fiscal 1998 primarily reflects rent expense on the Company's new loan center, as well as some costs associated with establishing that facility, partially offset by reduced equipment maintenance costs. The increase in fiscal 1997 reflects increased maintenance costs on equipment, partially offset by a reduction in property taxes due to the successful appeal of the assessed valuation for tax purposes of two properties.

Depreciation and amortization decreased $25,000 or 4.5% to $516,000 in fiscal 1998 and increased $85,000 or 18.7% to $541,000 in fiscal 1997 over the respective prior years. The decrease in fiscal 1998 reflects some equipment becoming fully depreciated, partially offset by increases in depreciation and amortization on new and renovated facilities. The increase in fiscal 1997 years reflects new equipment purchased for both the branch network and back office operations, as well as depreciation on facilities renovated.

Premiums for federal deposit insurance were $155,000, $112,000 and $2.1 million for the fiscal years 1998, 1997 and 1996, respectively. For fiscal 1998 and 1997, the amount of the premiums is based on the average amount of deposits outstanding and is currently approximately 6.10 basis points. Fiscal 1996 results included a one-time special assessment of $1.5 million to recapitalize the SAIF. Exclusive of this one-time charge, federal deposit insurance premiums decreased $448,000 or 80.0% in fiscal 1997.

The Bank recorded net losses on real estate owned of $12,000, $31,000 and $91,000 in fiscal 1998, 1997 and 1996, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. The results in fiscal 1998 and 1997 reflect the sale of one property. The results in fiscal 1996 primarily reflect the write-down of one property to fair value less estimated cost to sell.

Intangible amortization was zero in fiscal 1998, $44,000 in fiscal 1997 and $264,000 in fiscal 1996. The results reflect the amortization of the intangibles generated by the three branch acquisitions that occurred in November 1991, on a straight-line basis over five years. The intangibles were fully amortized for book purposes in fiscal 1997.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $1.7 million in fiscal 1998, $1.5 million in fiscal 1997 and $1.4 million in fiscal 1996. Significant variations in fiscal 1998, compared to fiscal 1997, included increases in advertising, stationary and supplies, consulting fees and costs related tot he introduction of a new credit card program. Partially offsetting these increases was a decrease in legal fees. Significant variations in fiscal 1997, as compared to fiscal 1996, include increases in bank service charges related to the implementation of check imaging, advertising, auditing costs, consulting fees, stationary and supplies and automatic teller machine network costs.

INCOME TAXES

The company generated taxable income and, as a consequence, recorded tax provisions of $1.2 million, $1.3 million and $226,000 for fiscal 1998, 1997 and 1996, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate. The decreased effective tax rate in fiscal 1998 primarily results from the Bank's increased purchases of tax-exempt investments.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical tot he maintenance of acceptable performance levels.

YEAR 2000

The Year 2000 problem exists because many computer systems use only the last two digits to refer to a year. This convention could affect date-sensitive calculations that treat "00" as the year 1900, rather than 2000. An additional issue is that 1900 was not a leap year, whereas the year 2000 is. Therefore, some programs may not properly provide for February 29, 2000. This anomaly could result in miscalculations when processing critical date-sensitive information after December 31, 1999.

The following discussion of the implications of the Year 2000 problem for the Company contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Company plans to complete Year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse impact on the Company.

In May 1997 the Company established a Year 2000 Compliance Committee (the "Committee") and subsequently developed a Year 2000 Compliance Plan (the "Plan"). The objectives of the Plan and the Committee are to prepare the Company for the new millennium. The Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete affirmation that its processing systems will be Year 2000 ready. Execution of the Plan is currently on target. The Company is currently in Phases 3 and 4, Renovation and Validation, which involves replacement and/or testing of changes to hardware and software accompanied by monitoring and testing with vendors. Concurrently, the Company is also addressing some issues related to the Implementation Phase. Prioritization of the most critical software applications and hardware configurations have been addressed, along with contract and service agreements. A significant portion of the Company's data processing software is provided by third party vendors. The Company has maintained ongoing contact with these vendors so that modification of the software for Year 2000 readiness is a top priority. The Company, in coordination with these vendors, is currently testing all significant applications and this testing is expected to be substantially completed, though there is no assurance, by December 31, 1998. In addition, all significant hardware that required replacement or upgrade has been purchased or the upgrade completed. Testing of his equipment is currently being performed and is expected to be substantially completed, though there is no assurance, by December 31, 1999. The Company has contacted all other material vendors and suppliers regarding their Year 2000 state of readiness. Each of these third parties has delivered written assurance to the Company that they expect to be Year 2000 compliant prior to the Year 2000. The Company has completed contacting all material customers and non-information technology suppliers (i.e., utility systems, telephone systems and security systems) regarding their Year 2000 state of readiness. The Validation phase is targeted for completion by March 31, 1999. The Implementation Phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going-forward basis. The Implementation Phase is targeted for completion by June 30, 1999.

Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Company. Direct costs include potential charges by third party software vendors for product enhancements, the replacement of computer hardware and related equipment that was not Year 2000 ready with equipment that is, costs involved in testing software and hardware products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software and hardware products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in managing vendor progress, testing enhanced software and hardware products and implementing any necessary contingency plans. Total direct costs are estimated not to exceed $500,000, but are not expected to be material to the Company's results of operations in any one quarter or fiscal year. This estimate includes the cost, and resulting depreciation, of accelerating the replacement of computer equipment that is currently fully depreciated, or would have been by the Year 2000, and that would have been replaced in the ordinary course of business over the next two years. Year 2000 remediation costs are not expected to have a material adverse impact on the long-term results of operations, liquidity or consolidated financial position of the Company. The Company does not separately track the internal costs incurred for the Year 2000 project; such costs are principally the related payroll costs for its information systems group and other employees involved in the project.

The Company is developing remediation contingency plans and business resumption plans specific to the Year 2000. Remediation contingency plans address the actions to be taken if the current approach to remediating a system is falling behind schedule or otherwise appears to be in jeopardy of failing to deliver a year 2000 ready system when needed. Business resumption contingency plans address the actions that would be taken if critical business functions can not be carried out in the normal manner upon entering the next century due to system or supplier failure.

Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Company, such as customers, vendors, payment system providers and other financial and governmental institutions makes it impossible to assure that failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Company.

RECENT ACCOUNTING AND LEGISLATIVE DEVELOPMENTS

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

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 31, 1997. Management does not anticipate that the adoption of this standard will have a material impact on the Company's reporting.

In June 1998, the FASB released SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is encouraged, however, this statement should not be applied retroactively to financial statements of prior periods. The Company does not currently participate in any activity that qualifies as derivative or hedging and, therefore, does not expect this statement to have a material effect on the financial statements.

                              CORPORATE INFORMATION

CORPORATE INFORMATION
--------------------------------------------------------------------------------


ANNUAL MEETING The annual meeting of the stockholders will be held at 5:00 p.m., on Tuesday, February 2, 1999 at the Perrysville Office of the Bank at 1009 Perry Highway, Pittsburgh, Pennsylvania. Stockholders are encouraged to attend.

ANNUAL REPORT ON FORM 10-K A copy of Fidelity  Bancorp,  Inc.'s Annual Report on
   Form 10-K is available without charge to stockholders upon written request. Requests should be addressed to Investor Relations at the Company's headquarters. Also, periodic reporting documents filed with the Securities and Exchange Commission can be found on the SEC's website: http://www.sec.gov.

INVESTOR  RELATIONS  Analysts,   investors,   stockholders  and  others  seeking
   financial  information  are  asked  to  contact  Richard  G.  Spencer,  Chief
   Financial Officer, at the Company's headquarters. Requests for all other information should be addressed to Investor Relations at the Company's headquarters.

STOCK  TRANSFER/ADDRESS  CHANGES The  Transfer  Agent and  Registrar of Fidelity
   Bancorp, Inc. is Registrar and Transfer Company. Questions regarding transfer of stock, address changes or lost certificates should be directed to Investor Relations at the Company's headquarters or to the transfer agent, Registrar and Transfer Company.

DIVIDEND  REINVESTMENT  PLAN  INFORMATION The Fidelity  Bancorp,  Inc.  Dividend
   Reinvestment Plan enables shareholders of common stock to reinvest quarterly dividends for the purchase of additional shares. Registered holders who enroll in this plan may also make optional cash purchases of additional shares of stock conveniently and without paying brokerage commissions or service charges. A brochure describing the plan and an application to participate may be obtained from Investor Relations.



INVESTOR RELATIONS

Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300, X3139

TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 866-1340

DIVIDEND REINVESTMENT
PLAN INFORMATION
Investor Relations
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300, X3139


FINANCIAL INFORMATION
Richard G. Spencer
Chief Financial Officer
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300, X3121

ANNUAL REPORT
ON FORM 10-K

Investor Relations
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300, X3139

                            CAPITAL STOCK INFORMATION


STOCK INFORMATION
--------------------------------------------------------------------------------


The following table sets forth the fiscal 1998, 1997 and 1996 high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 25% stock split paid in March 1998 and the 10% stock dividends paid in May 1997 and May 1996.

                                                                        Stock Price                Dividends
-----------------------------------------------------------------------------------------------------------------------------

      Quarter Ended:                                                 High        Low           Cash        Stock
-----------------------------------------------------------------------------------------------------------------------------
      September 30, 1998                                            $23.88     $17.50          $.090        --
      June 30, 1998                                                 $28.00     $22.00           .090        25%
      March 31, 1998                                                $25.59     $21.70           .072        --
      December 31, 1997                                             $23.41     $17.80           .072        --
-----------------------------------------------------------------------------------------------------------------------------

      September 30, 1997                                            $18.59     $16.00          $.072        --
      June 30, 1997                                                 $17.20     $14.73           .065        10%
      March 31, 1997                                                $17.36     $13.45           .065        --
      December 31, 1996                                             $14.91     $13.45           .058        --
-----------------------------------------------------------------------------------------------------------------------------

      September 30, 1996                                            $14.36     $11.64          $.058        --
      June 30, 1996                                                 $12.73     $11.23           .053        10%
      March 31, 1996                                                $12.39     $10.91           .053        --
      December 31, 1995                                             $11.91     $10.75           .053        --
-----------------------------------------------------------------------------------------------------------------------------

As of September 30, 1998, Fidelity Bancorp, Inc. had 1,978,543 shares of stock outstanding and approximately 625 stockholders, including beneficial owners whose stock is held in nominee name.

COMMON STOCK
MARKET MAKERS
--------------------------------------------------------------------------------


NASDAQ National Market:
   Common Stock
   Symbol FSBI

MARKET MAKERS

Legg Mason Wood Walker Inc. (LEGG)
2500 CNG Tower
625 Liberty Avenue
Pittsburgh, PA 15222 -- (800) 346-5075

Ryan, Beck &Co. (RYAN)
80 Main Street
West Orange, NJ 07039 -- (800) 395-7926

Herzog, Heine, Geduld, Inc. (HRZG)
525 Washington Boulevard
Pavonia, NJ 07310 -- (800) 221-3600



      TRUST PREFERRED SECURITIES
      MARKET MAKERS

NASDAQ National Market:
   Trust Preferred Securities
   Symbol FSBIP

MARKET MAKERS

Ryan, Beck &Co. (RYAN)
80 Main Street
West Orange, NJ 07039 -- (800) 395-7926

The Ohio Company
155 E. Broad Street
Columbus, OH 43215 -- (800) 848-0927

                                 FIDELITY BANK

                               BANK HEADQUARTERS


       1009 Perry Highway, Pittsburgh, Pennsylvania 15237 o (412) 367-3300

                FAX (412) 364-6504 o E-Mail: admin@fidelitybk.com



                               BOARD OF DIRECTORS
--------------------------------------------------------------------------------


                                  JOHN R. GALES
                                    President
                             J.R. Gales & Associates

                               CHARLES E. NETTROUR
                                    President
                             Martin & Nettrour, Inc.
                       Retirement Designs Unlimited, Inc.


                               ROBERT F. KASTELIC
                                    President
                                X-Mark Industries

                               JOANNE ROSS WILDER
                                    Attorney
                          Wilder, Mahood &Crenney, P.C.



                                OLIVER D. KEEFER
                                      Owner
                              Ralph E. Lane Company

                               WILLIAM L. WINDISCH
                                    President
                             Chief Executive Officer

                                JAMES E. SHEPARD
                                Director Emeritus
                                Retired President
                             Power Equipment Company

                                    OFFICERS
--------------------------------------------------------------------------------


                               WILLIAM L. WINDISCH
                                    President
                             Chief Executive Officer

                             RICHARD G. SPENCER, CPA
                            Executive Vice President
                             Chief Financial Officer
                                    Treasurer

                                MICHAEL A. MOONEY
                            Executive Vice President
                              Chief Lending Officer

                                  LISA M. CLINE
                              Senior Vice President
                                 Human Resources
                           and Administrative Services
                               Assistant Secretary

                                  SANDRA L. LEE
                              Senior Vice President
                                   Operations

                                ANTHONY F. ROCCO
                              Senior Vice President
                                Community Banking


                                  SUSAN J. LOWE

                               Corporate Secretary

                               ANTHONY J. PARAVATI
                                 Vice President
                             Commercial Loan Officer

                               ARLENE P. PETROSKY
                                 Vice President
                             Commercial Loan Officer

                                  DAVID A. RENO
                                 Vice President
                             Commercial Real Estate
                                  Loan Officer

                              LISA L. GRIFFITH, CPA
                            Assistant Vice President
                               Assistant Treasurer
                                   Controller

                              KENNETH J. BARKOVICH
                            Assistant Vice President
                                 Branch Manager

                                LEONARD T. CONLEY
                            Assistant Vice President
                               Residential Lending

                              CHRISTINE J. HOFFMAN
                            Assistant Vice President
                                   Operations

                                 NEAL H. JACKSON
                            Assistant Vice President
                                 Branch Manager

                                 LYNNE A. MANSKI
                            Assistant Vice President
                                    Marketing

                               LINDA D. METZMAIER
                            Assistant Vice President
                            Internal Audit/Compliance

                               BERNARD T. UHRINEK
                            Assistant Vice President
                                 Data Processing

                                  LINDA M. YON
                            Assistant Vice President
                                 Branch Manager

                             FIDELITY BANCORP, INC.





                             CORPORATE HEADQUARTERS


       1009 Perry Highway, Pittsburgh, Pennsylvania 15237 o (412) 367-3300

                FAX (412) 364-6504 o E-Mail: admin@fidelitybk.com



                               BOARD OF DIRECTORS
--------------------------------------------------------------------------------


                                  JOHN R. GALES
                                    President
                             J.R. Gales & Associates

                               CHARLES E. NETTROUR
                                    President
                             Martin & Nettrour, Inc.
                       Retirement Designs Unlimited, Inc.



                               ROBERT F. KASTELIC
                                    President
                                X-Mark Industries

                               JOANNE ROSS WILDER
                                    Attorney
                          Wilder, Mahood &Crenney, P.C.



                                OLIVER D. KEEFER
                                      Owner
                              Ralph E. Lane Company

                               WILLIAM L. WINDISCH
                                    President
                             Chief Executive Officer

                                    OFFICERS
--------------------------------------------------------------------------------


                               WILLIAM L. WINDISCH
                                    President
                             Chief Executive Officer

                             RICHARD G. SPENCER, CPA
                                 Vice President
                             Chief Financial Officer
                                    Treasurer

                                MICHAEL A. MOONEY
                                 Vice President


                                  SUSAN J. LOWE

                               Corporate Secretary

                                  LISA M. CLINE
                               Assistant Secretary

                              LISA L. GRIFFITH, CPA
                               Assistant Treasurer



                              Independent Auditors
                              KPMG PEAT MARWICK LLP
                             One Mellon Bank Center
                         Pittsburgh, Pennsylvania 15219

                               BANK BRANCH LOCATIONS

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

                                   MT. LEBANON
                                312 Beverly Road
                         Pittsburgh, Pennsylvania 15216
                                  412-571-1333

                                   MT. LEBANON
                               728 Washington Road
                         Pittsburgh, Pennsylvania 15228
                                  412-561-2470

                                    NORTHWAY
                             6000 Babcock Boulevard
                         Pittsburgh, Pennsylvania 15237
                                  412-367-9010

                                   PERRYSVILLE
                               1009 Perry Highway
                         Pittsburgh, Pennsylvania 15237
                                  412-364-3200

                                  STRIPDISTRICT
                                2034 Penn Avenue
                         Pittsburgh, Pennsylvania 15222
                                  412-402-1000

                                   ZELIENOPLE
                               251 S. Main Street
                         Zelienople, Pennsylvania 16063
                                  724-452-6655

52