Form 10-K, Exhibit 13
period 1999-09-30
FIDELITY BANCORP INC
filed 1999-12-27
CIK 769207

EXHIBIT 13

                                     Mission
                                     -------

      FIDELITY BANK will offer its consumer and commercial customers a wide range of high quality, fairly priced products and services. The Bank will be sensitive to changing customer needs, and will adapt its products and services quickly to satisfy the desires of its client base.

                                Mission Statement
                                -----------------

      The Board of Directors and Management are dedicated to excellence within community banking, which is best achieved through a commitment to:


          o maximizing stockholder value, thereby assuring the Financial success of the independent bank franchise

          o ensuring customer satisfaction by offering quality products and services that are delivered in an efficient and convenient manner

          o    the employment and retention of a competent and dedicated staff

          o    the communities served by Fidelity Bank.


Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries -

                                      Corporate Profile and Financial Highlights
--------------------------------------------------------------------------------

                                Corporate Profile
                                -----------------



      FIDELITY BANCORP, INC. (the Company) is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank (the Bank). The Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business through nine offices located in Allegheny and Butler counties.



                              Financial Highlights
                              --------------------


 ...........................................................................................At or For the
 .................................................................................Fiscal Years Ended September 30,

(in thousands, except per share data and percentages)..................................1999................1998
--------------------------------------------------------------------------------------------------------------------
Total assets..........................................................................$482,543.............$406,044
Total savings deposits.................................................................269,118..............261,735
Total loans receivable, net............................................................275,958..............218,892
Total stockholders' equity..............................................................26,046...............29,021
--------------------------------------------------------------------------------------------------------------------
Net interest income....................................................................$11,746..............$10,683
Provision for loan losses..................................................................520..................405
Net income...............................................................................3,379................2,925
--------------------------------------------------------------------------------------------------------------------
Diluted earnings per share1..............................................................$1.68................$1.44
Book value per share1....................................................................13.47................14.67
Average interest rate spread..............................................................2.73%................2.74%
Return on average assets....................................................................74%..................74%
Return on average stockholders' equity...................................................11.98%...............10.64%
--------------------------------------------------------------------------------------------------------------------
Common shares outstanding(1).........................................................1,934,308............1,978,543
--------------------------------------------------------------------------------------------------------------------

1 Per share amounts and common shares outstanding were restated to reflect the 25% stock split paid on March 31, 1998.

           Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 1

Letter to Our Stockholders
--------------------------------------------------------------------------------

                              To Our Stockholders
                              -------------------

The country's economy experienced strong growth and expansion in 1999, which positively impacted individuals and businesses alike. Fidelity Bancorp was among those companies that enjoyed a successful year, achieving record operating results. New highs were achieved in many areas of operation, as the following illustrates:

o    Net income increased by 15.5% to $3.38 million
o    Diluted earnings-per-share grew 16.7% to $1.68
o    Return-on-equity increased by 12.6% to 11.98%
o    Assets  grew  18.8%  to $483  million
o    Loans  increased  by 26.1% to $276 million
o    The investment portfolio increased to $187 million
o    Deposits reached $269 million

To more fully understand the respective areas of the Company's operation that contributed to the above results, the following synopses are offered.

                           [NET INCOME GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
                           (Dollars in Millions)
               1.52      2.19*     2.72      2.93      3.38

          *Excluding SAIF Assessment

Capital - A key objective of the Bank's Business Plan is to make the most effective use of capital. The Board of Directors has determined that the best way to accomplish this goal is to utilize capital to increase earnings by steadily increasing the Bank's assets. During this past year assets were increased through the substantial acquisition of new loans and investment securities. This growth was funded by a combination of customer deposits and funds borrowed from the Federal Home Loan Bank. Through this utilization of capital, the capital-to-assets ratio declined from 7.15% to 5.40%, the desired level specified in the Business Plan. Significant growth in interest income was attained through this asset acquisition, while maintaining a stable net interest margin.

Earnings - Per share earnings reached an all time high of $1.68 per diluted share, up from $1.44 last year. These earnings produced a return on equity of 11.98%, up from 10.64% the prior year, and a return on assets of .74%, which was equal to last year.

                  [EARNINGS PER SHARE (DILUTED) GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
              $0.79     $1.12*    $1.37     $1.44     $1.68

               *Excluding SAIF Assessment

                        [RETURN ON EQUITY GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
               7.13%     9.88%*    11.42%    10.64%    11.98%

               *Excluding SAIF Assessment

Stock Performance - Our stock performed below expectations during 1999, as did community bank stocks in general. This was a year in which high-tech stocks were "in" and value investing was "out." As our quarterly press releases announced continual earnings growth, the price of our shares steadily dropped. At September 30, 1998 the price of the stock was $20 per share and by the end of September 1999, had fallen to $14.75 per share, a decline of approximately 35%. To further illustrate the impact that this investing preference had on our stock, the price/earnings multiple (P/E) at the end of September 1998 was 13.8 times earnings and by the end of September 1999 had declined to 8.9 times earnings. Additionally, the price-to-book ratio at the end of September 1998 was 136% and by the end of September 1999 had declined to 110%. This represents a decline of 36% and 20% respectively. As shareholders, we know that cycles such as this occur periodically in the stock market. We also know that we can expect this to be a temporary situation, with our stock price recovering to more normal levels over time.

Stock Buyback - It has always been the philosophy of the Board of Directors and the management of the Company to do whatever they considered best to support the value of the stock. During the past

PAGE 2 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

year a decision was made to repurchase some of the Bank's outstanding shares because of the low price. This positive action is in the best interest of the stockholders. To date 86,675 shares have been repurchased at an average price of $16.26. Additional shares may be repurchased as they become available.

                             [ASSETS GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
                           (Dollars in Millions)
               281.8     317.9     381.0     406.0     482.5


Other Income - Unlike interest income earned on loan and security investments, "other income" refers to fees and charges assessed by the Bank for services rendered to customers. Until recently, this area was a minor source of earnings. As the Bank's interest margin has receded in the last several years, other income has become a more important source of revenue. This past year other income has grown by more than 30% over last year's results.

                             [LOANS GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
                           (Dollars in Millions)
               120.9     151.3     182.9     218.9     276.0

Other Expense - The expenses that the Company incurs in covering its cost of operation are collectively referred to as "other expense." We have a long history of maintaining a low expense ratio. An expense ratio below 2% of assets is considered to be in the most desirable range. This year the Company's expense ratio was 1.80% of assets, down from 1.85% last year. Even though the Company grew by more than $75 million in assets, we were able to reduce the expense ratio while managing that growth.

Loans - This was an extraordinary year for the origination of new loans. The amount invested in new loans surpassed $120 million. To put this in perspective, in 1998 we originated approximately$95 million in new loans and approximately$65 million in 1997. The current year origination volume resulted in growth of approximately 30% in the mortgage portfolio, 18% in the consumer loan portfolio, and 18% in the commercial loan portfolio. Overall outstanding loan balances achieved an increase in excess of $57 million.

                            [DEPOSITS GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
                           (Dollars in Millions)
               244.1     234.3     244.2     261.7     269.1

Asset Quality - Credit quality is often considered to be the area in which a bank is most at risk and, therefore, always a matter of concern. Due to the country's strong economy, credit quality has not been an issue for the last five years. However, when the future of the economy, even though appearing strong, becomes somewhat uncertain as it has recently, credit quality can show signs of deterioration. This past year we experienced a decline in credit quality, as non-performing assets, as a percent of total assets, increased from .14% to
 .52%, which, while higher, is still well within the acceptable range.

Deposits - Sustaining consistent deposit growth is a challenge for all banks. To a large degree this is caused by the fact that consumers generally have become very adept at managing their finances to achieve a higher return. Our deposit customers, like most consumers, have been reducing their bank deposit balances and investing an increasing amount of their long-term savings in other forms, such as stocks and mutual funds. Total deposit account balances grew by less than 3% this past year, even though our deposit management practices continue to bring new customers and new accounts to the Bank in record numbers.

Impact Update - Another key objective in the Bank's strategic plan is to become a full financial- services provider. Towards that end, last year we introduced the new "Fidelity Impact Investment and Insurance Services" program. Through this program our customers and the general public can purchase

           Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 3

--------------------------------------------------------------------------------

mutual funds, stocks, and bonds, as well as obtain financial planning and 401-K plan administration. With the first year behind us we are able to say that the Fidelity Impact program has had a very solid beginning. As we continue to expand and develop the program, we expect Fidelity Impact to contribute favorably to earnings during fiscal year 2000.

What's New - This year we totally redesigned our Internet website. Much more information is now available to our customers. We are currently investigating the installation of on-line banking through our website and expect to have this service available in 2000. Our website can be found at www.fidelitybank-pa.com
                                                       -----------------------

             [OTHER INCOME AS A % OF AVERAGE ASSETS GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
                                  Percent
               0.22      0.24      0.26      0.29      0.34

Looking Ahead - 1999 was a very fulfilling, although difficult year for the Company. Concerns over the Year 2000 problem were uppermost in our minds and consumed a great amount of energy. With that behind us now, we can refocus our efforts on meeting the challenges of the changing banking environment of the 21st century. With the barriers between banking, and the securities and insurance businesses having been removed by recent legislation, we will continue the transformation of the Bank into a full service financial firm. Additionally, we will continue our efforts to implement the use of new technologies to more effectively meet customers' ever-changing needs in a cost-effective manner. And, as we pursue our daily activities, we will never lose sight of our primary goal
- to continue to enhance the value of the Company for the benefit of our shareholders.

As I look to the future, I must also take a moment to pay tribute to the past years of hard work and effort that have brought us to this point. Just 12 short years ago, Fidelity Bank converted to a stock form of ownership. At that time, there were six branch offices and total assets were$136 million. Today, with nine offices and total assets surpassing $482 million, I think we can say with pride that we've come a long way.

          [OPERATING EXPENSES AS A % OF AVERAGE ASSETS GRAPH OMITTED]

               1995      1996      1997      1998      1999
               ----      ----      ----      ----      ----
                                  Percent
               2.20      2.18*     1.91      1.85      1.80

          * Excluding SAIF Assessment


The one constant over the years, which has always been the backbone of the Bank, is the fine team of men and women who make up the Bank's staff. Each year I have had the pleasure of watching their diligent efforts and dedication produce remarkable results, with 1999 being the best year ever. As we close the chapter on the 20th century, I wish to express my gratitude to this outstanding group of people for all that they have contributed through the years to get us to this point. I also extend my thanks to the Board of Directors for their endless support.

As we embark on the 21st century, I am excited over the limitless possibilities it presents and look forward with enthusiasm to meeting the challenges and opportunities that will arise this year and in future years.

To you, our shareholders, I extend my sincere thanks on behalf of the directors, officers and staff, for your continued support.


Sincerely,

/s/ William L. Windisch
William L. Windisch
President
January 7, 2000

Page 4 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

                                                         Selected Financial Data
--------------------------------------------------------------------------------

                            Financial Condition Data
                            ------------------------

 ..............................................................................September 30,
(in thousands)..........................................1999.........1998.........1997.........1996.........1995
-----------------------------------------------------------------------------------------------------------------

Total assets........................................$482,543......$406,044.....$380,964.....$317,874.....$281,810
Loans, net...........................................275,958.......218,892......182,869......151,263......120,904
Mortgage-backed securities(1).........................96,250.......102,870......127,916.......93,738......101,511
Investment securities and
other earning assets(2)...............................90,521........69,878.......58,242.......59,302.......46,523
Savings deposits.....................................269,118.......261,735......244,192......234,276......244,083
Advances from FHLB
and other borrowings.................................183,891.......112,320......108,133.......57,143.......13,092
Stockholders' equity
-- substantially restricted...........................26,046........29,021.......25,881.......21,778.......22,132
Number of full service offices.............................9.............8............8............8............8
-----------------------------------------------------------------------------------------------------------------

                                 Operations Data
                                 ---------------

 ....................................................................Fiscal Years Ended September 30,
 ........................................................1999.........1998.........1997.........1996.........1995
-----------------------------------------------------------------------------------------------------------------
Interest income......................................$30,975.......$28,047......$23,963......$20,986......$19,047
Interest expense......................................19,229........17,364.......13,882.......11,832.......11,059
-----------------------------------------------------------------------------------------------------------------
Net interest income...................................11,746........10,683.......10,081........9,154........7,988
Provision for loan losses................................520...........405..........500..........270..........230
-----------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses...........................11,226........10,278........9,581........8,884........7,758
Gain (loss) on sale of investments and
  mortgage-backed securities, net.........................64............84...........53...........27..........(57)
Gain on sale of loans.....................................17............11...........28...........17...........18
Service fees and other income..........................1,442.........1,071..........801..........688..........643
Operating expenses.....................................8,153.........7,315........6,488........8,073(3).....6,119
-----------------------------------------------------------------------------------------------------------------
Income before income tax provision.....................4,596.........4,129........3,975........1,543........2,243
Income tax provision...................................1,217.........1,204........1,256..........226..........728
-----------------------------------------------------------------------------------------------------------------
  Net income..........................................$3,379........$2,925.......$2,719.......$1,317(3)....$1,515
-----------------------------------------------------------------------------------------------------------------
  Diluted earnings per share(4)........................$1.68.........$1.44........$1.37.........$.67.........$.79
  Cash dividends per share(4)...........................$.38.........$.324.........$.26........$.217........$.205
-----------------------------------------------------------------------------------------------------------------

1 Consists of mortgage-backed securities classified as investments held-to-maturity and available-for-sale.
2 Consists of interest-bearing deposits, investment securities classified as investments held-to-maturity and available-for-sale, and Federal Home Loan Bank stock.
3 Fiscal 1996 operating results include the effect of a one-time pre-tax payment to recapitalize the Savings Association Insurance Fund of $1.5 million. Exclusive of the special assessment, net income would have been $2,189, operating expenses would have been $6,536, and diluted earnings per share would have been $1.12 per share.
4 Per share amounts were restated to reflect the 25% stock split paid in March 1998 and the 10% stock dividend paid in May 1997 and 1996.

             Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries Page 5

Report of Independent Certified public Accountants
--------------------------------------------------------------------------------



The Board of Directors and Stockholders

Fidelity Bancorp, Inc. and Subsidiaries:



We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects ,the financial position of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.



/s/ KPMG LLP

Pittsburgh, Pennsylvania
October 29, 1999



Page 6 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

                                  Consolidated Statements of Financial Condition
--------------------------------------------------------------------------------

 .............................................................................................September 30,

(in thousands, except per share data).................................................1999................1998
-----------------------------------------------------------------------------------------------------------------
Assets
  Cash and amounts due from depository institutions....................................$4,304..............$2,539
  Interest-earning demand deposits with other institutions................................364.................613
  Investment securities held-to-maturity
    (market value of $3,509 and $6,750)
    (Notes 2, 11, 12, 14 and 21)........................................................3,625...............6,625
  Investment securities available-for-sale
    (cost of $81,446 and $56,750) (Notes 3, 12, 14 and 21).............................77,737..............57,590
  Mortgage-backed securities held-to maturity (market value of $13,288 and $20,155)
    (Notes 4, 12, 14 and 21)...........................................................13,400..............19,913
  Mortgage-backed securities available-for-sale (cost of $85,296 and $82,728)
    (Notes 5, 12, 14 and 21)...........................................................82,850..............82,957
  Loans receivable, net of the allowance of $2,477 and $2,243
    (Notes 6, 8, 12 and 21)...........................................................275,958.............218,892
  Real estate owned, net (Note 8).........................................................107..................21
  Federal Home Loan Bank stock, at cost (Notes 9 and 12)................................8,795...............5,050
  Accrued interest receivable:
    Loans...............................................................................1,271...............1,122
    Mortgage-backed securities............................................................552.................606
    Investments and interest-earning deposits...........................................1,063.................845
  Office premises and equipment, net (Note 10)..........................................4,700...............3,446
  Deferred tax assets (Note 16).........................................................3,155.................700
  Prepaid expenses and sundry assets....................................................4,662...............5,125
-----------------------------------------------------------------------------------------------------------------
 .....................................................................................$482,543............$406,044
-----------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

  Liabilities:
    Savings and time deposits (Notes 11 and 21)......................................$269,118............$261,735
    Federal Home Loan Bank advances (Notes 12 and 21).................................170,600.............100,200
    Guaranteed preferred beneficial interest in Company's debentures (Note 13).........10,250..............10,250
    Reverse repurchase agreements (Notes 14 and 21).....................................3,041...............1,870
    Advance payments by borrowers for taxes and insurance...............................1,298...............1,126
    Accrued interest payable............................................................1,153.................731
    Accrued income taxes (Note 16)........................................................199.................171
    Other accrued expenses and sundry liabilities.........................................838.................940
-----------------------------------------------------------------------------------------------------------------
 ......................................................................................456,497.............377,023
-----------------------------------------------------------------------------------------------------------------
  Stockholders' Equity (Notes 1, 16, 17, and 18):
    Common stock, $0.01 par value per share;
      10,000,000 shares authorized; 1,989,883 and
      1,978,543 shares issued..............................................................20..................20
    Treasury stock, at cost - 55,575 shares..............................................(953).................--
    Additional paid-in capital.........................................................14,305..............14,168
    Retained earnings -- substantially restricted......................................16,736..............14,106
    Accumulated other comprehensive income (loss), net of tax..........................(4,062)................727
-----------------------------------------------------------------------------------------------------------------
 .......................................................................................26,046..............29,021
-----------------------------------------------------------------------------------------------------------------
 .....................................................................................$482,543............$406,044
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

           Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 7

Consolidated Statements of Income
--------------------------------------------------------------------------------

For the fiscal years ended September 30, 1999, 1998 and 1997


(in thousands, except per share data).........................................1999..........1998...........1997
-----------------------------------------------------------------------------------------------------------------
Interest income:
  Loans......................................................................$19,410........$16,597.......$13,634
  Mortgage-backed securities...................................................6,738..........7,597.........6,964
  Investment securities........................................................4,796..........3,779.........3,354
  Deposits with other institutions................................................31.............74............11
-----------------------------------------------------------------------------------------------------------------
    Total interest income.....................................................30,975.........28,047........23,963
-----------------------------------------------------------------------------------------------------------------
Interest expense:
  Savings and time deposits (Note 11).........................................10,545.........10,940.........9,566
  Borrowed funds...............................................................7,660..........5,400.........3,924
  Guaranteed preferred beneficial interest in Company's debentures (Note 13)...1,024..........1,024...........392
-----------------------------------------------------------------------------------------------------------------
    Total interest expense....................................................19,229.........17,364........13,882
-----------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses..........................11,746.........10,683........10,081
Provision for loan losses (Note 8)...............................................520............405...........500
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses...........................11,226.........10,278.........9,581
-----------------------------------------------------------------------------------------------------------------
Other income:
  Loan service charges and fees..................................................161............130............89
  Gain on sale of investment and mortgage-backed securities, net..................64.............84............53
  Gain on sale of loans...........................................................17.............11............28
  Deposit service charges and fees...............................................566............413...........408
  Other operating income.........................................................715............528...........304
-----------------------------------------------------------------------------------------------------------------
    Total other income.........................................................1,523..........1,166...........882
-----------------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation, payroll taxes and fringe benefits (Notes 18 and 19)............4,805..........4,291.........3,682
  Office occupancy and equipment expense.........................................811............669...........570
  Depreciation and amortization..................................................582............516...........541
  Federal insurance premiums.....................................................156............155...........112
  (Gain) loss on real estate owned, net..........................................(36)............12............31
  Intangible amortization.........................................................--.............--............44
  Other operating expenses.....................................................1,835..........1,672.........1,508
-----------------------------------------------------------------------------------------------------------------
    Total operating expenses...................................................8,153..........7,315.........6,488
-----------------------------------------------------------------------------------------------------------------
Income before income tax provision.............................................4,596..........4,129.........3,975
Income tax provision (Note 16).................................................1,217..........1,204.........1,256
-----------------------------------------------------------------------------------------------------------------
    Net income................................................................$3,379.........$2,925........$2,719
-----------------------------------------------------------------------------------------------------------------
  Basic earnings per share (Note 1)............................................$1.72..........$1.49.........$1.42
  Diluted earnings per share (Note 1)..........................................$1.68..........$1.44.........$1.37
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

Page 8 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity
--------------------------------------------------------------------------------

For the fiscal years ended September 30, 1999, 1998 and 1997.............................Accumulated
 ............................................................................................Other........Total
 ..................................................Additional............................Comprehensive...Stock-
 ......................................Common........Paid-In.....Treasury.....Retained...Income (Loss)..holders'
(in thousands).........................Stock........Capital.......Stock......Earnings....Net of Tax.....Equity
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996............$14........$10,437.......$ --.... ....$12,523.......$(1,196)......$21,778
Comprehensive income:
 Net income...............................--.............--.........--...........2,719............--.........2,719
 Other comprehensive income,
  net of tax of  $621.....................--..... .......--.........--..............--.........1,429.........1,429
-----------------------------------------------------------------------------------------------------------------
Total comprehensive income................--.............--.........--...........2,719.........1,429.........4,148
Stock options exercised, including
  tax benefit of $98 (Note 18)............--............390.........--..............--............--...........390
Cash dividends paid.......................--.............--.........--............(517)...........--..........(517)
Stock dividend paid (Note 1)...............1..........2,902.........--..........(2,903)...........--............--
Sale of stock through Dividend
  Reinvestment Plan.......................--.............82.........--..............--............--............82
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997.............15.........13,811.........--..........11,822...........233........25,881
Comprehensive income:
  Net income..............................--.............--.........--...........2,925............--.........2,925
  Other comprehensive income,
    net of tax of $227....................--.............--.........--..............--...........494...........494
-----------------------------------------------------------------------------------------------------------------
Total comprehensive income................--.............--.........--...........2,925...........494.........3,419
Stock options exercised, including
  tax benefit of $71 (Note 18).............1............251.........--..............--............--...........252
Stock split paid (Note 1)..................4............(4).........--..............--............--............--
Cash dividends paid.......................--............--..........--............(641)...........--..........(641)
Sale of stock through Dividend
Reinvestment Plan.........................--...........110..........--..............--............--...........110
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998.............20........14,168..........--...........14,106..........727........29,021
Comprehensive income:
  Net income..............................--............--..........--............3,379...........--.........3,379
 Other comprehensive loss,
   net of tax of ($2,410).................--............--..........--...............--.......(4,740).......(4,740)
  Reclassification adjustment,
    net of tax of ($25)...................--............--..........--...............--..........(49)..........(49)
-----------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss):........--............--..........--............3,379.......(4,789).......(1,410)
Stock options exercised...................--............39..........--...............--...........--............39
Cash dividends paid.......................--............--..........--.............(749)..........--..........(749)
Treasury stock purchased
  (55,575 shares).........................--............--........(953)..............--...........--..........(953)
Sale of stock through Dividend
  Reinvestment Plan.......................--............98..........--...............--...........--............98
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1999............$20.......$14,305.......$(953).........$16,736......$(4,062)......$26,046
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

           Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 9

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

For the fiscal years ended September 30, 1999, 1998 and 1997

(in thousands)................................................................1999..........1998...........1997
-----------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income..................................................................$3,379.........$2,925........$2,719
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses..................................................520............405...........500
      (Gain) loss on real estate owned..........................................(36).............12............31
      Depreciation of premises and equipment.....................................582............516...........541
      Deferred loan fee amortization............................................(260)..........(175).........(154)
      Amortization of investment and mortgage-backed
        securities discounts/premiums, net.......................................341............397...........317
      Deferred income tax provision...............................................21.............75..........(453)
      Amortization of intangibles.................................................--.............--............44
      Net gain on sale of investments...........................................(191)..........(209)..........(83)
      Net loss on sale of mortgage-backed securities.............................127............125............30
      Loans held-for-sale originated............................................(973)..........(372).........(814)
      Sale of loans held-for-sale................................................978............374...........829
      Net gain on sale of loans..................................................(17)...........(11)..........(28)
      Increase in interest receivable...........................................(313)..........(158).........(272)
      Increase in interest payable...............................................422.............42...........449
      Increase (decrease) in accrued taxes........................................28............(47)..........516
      SAIF assessment.............................................................--.............--........(1,537)
      Tax benefit relating to stock benefit plan..................................--.............71............98
      Other changes -- net.......................................................572.........(3,178)..........552
-----------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities..................................5,180............792.........3,285
-----------------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale........................3,424.........17,345........16,301
  Proceeds from sales of mortgage-backed securities available-for-sale.........8,577.........43,760.........8,588
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale...............................12,508..........5,255.........2,480
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale..........................26,963.........19,812.........8,130
  Purchases of investment securities available-for-sale......................(40,400).......(35,168)......(11,594)
  Purchases of mortgage-backed securities available-for-sale.................(38,532).......(52,578)......(47,029)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity..................................5,000.........14,921.........1,487
  Purchases of investment securities held-to-maturity.........................(2,004).......(12,997).......(4,625)
  Proceeds from mortgage-backed securities
    held-to-maturity principal repayments......................................6,436.........13,987.........5,162
  Purchases of mortgage-backed securities held-to-maturity........................--.............--........(8,066)
  Net increase in loans......................................................(58,701).......(37,327)......(32,530)
  Sale of other loans..........................................................1,266............709...........585
  Additions to office premises and equipment..................................(1,845)..........(512).........(978)
  Net purchases of FHLB stock.................................................(3,745)..........(165).......(2,059)
-----------------------------------------------------------------------------------------------------------------
    Net cash used by investing activities...................................$(81,053)......$(22,958).....$(64,148)
-----------------------------------------------------------------------------------------------------------------

                                                                     (continued)

Page 10 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

For the fiscal years ended September 30, 1999, 1998 and 1997


(in thousands)................................................................1999..........1998...........1997
-----------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase in savings and time deposits...................................$7,383........$17,543........$9,916
  Increase in reverse repurchase agreements....................................1,171............687...........690
  Net increase in FHLB advances...............................................70,400..........3,500........40,050
  Cash dividends paid...........................................................(749)..........(641).........(517)
  Stock options exercised.........................................................39............181...........292
  Proceeds from sale of stock.....................................................98............110............82
  Acquisition of treasury stock.................................................(953)............--............--
  Proceeds from guaranteed preferred beneficial interest in subordinated debt.....--.............--........10,250
  Debt issuance costs.............................................................--............(36).........(688)
-----------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities.................................77,389.........21,344........60,075
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents...............................1,516...........(822).........(788)
Cash and cash equivalents at beginning of year.................................3,152..........3,974.........4,762
-----------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year..................................$4,668.........$3,152........$3,974
-----------------------------------------------------------------------------------------------------------------

                             Supplemental Disclosure of Cash Flow Information
                             ------------------------------------------------

For the fiscal years ended September 30, 1999, 1998 and 1997
(in thousands)................................................................1999..........1998...........1997
-----------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest on deposits and other borrowings..................................$18,807........$17,322.......$13,433
  Income taxes.................................................................1,210..........1,225...........335
-----------------------------------------------------------------------------------------------------------------
Transfer of loans to real estate owned..........................................$134............$21..........$120
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 11

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                 (1) Summary of Significant Accounting Policies
                 ----------------------------------------------

Nature of Operations and Use of Estimates

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiaries, Fidelity Bank, PaSB, a Pennsylvania-chartered, FDIC-insured state savings bank and FBCapital Trust, a statutory business trust incorporated in Delaware. The Bank conducts business through nine offices in Allegheny and Butler counties.

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

Investment and Mortgage-backed Securities

The Company classifies investment securities as either: (1) Securities Held-to-Maturity -- debt securities that the Company has the positive intent and ability to hold to maturity and which are reported at amortized cost; (2) Trading Securities -- debt and equity securities bought and held principally for the purpose of selling them in the near term and which are reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available-for-Sale -- debt and equity securities not classified as either Securities Held-to-Maturity or Trading Securities and which are reported at fair value, with unrealized gains and losses, net of taxes, included as a separate component of accumulated other comprehensive income. The cost of securities sold is determined on a specific identification basis.

Loans

Loans receivable are stated at unpaid principal balances net of the allowance for possible loan losses, net deferred loan fees and discounts. Loans are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Management

                                                                 (Note contiued)

Page 12 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank identifies and evaluates impaired loans on a loan by loan basis. Non-accrual loans are not necessarily considered to be impaired if management believes that it is probable that all principal and interest will be collected in accordance with the contractual terms of the loan. All loans are charged off when management determines that principal and interest are not collectible. Any excess of the Bank's recorded investment in the loans over the measured value of the loans are provided for in the allowance for loan losses. The Bank considers all one-to-four family residential mortgage loans and all installment loans (as presented in Note 6) to be smaller homogeneous loans, which are evaluated collectively for impairment. The Bank reviews its loans for impairment on a quarterly basis.

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

Provisions for Losses

Provisions for estimated losses on loans and real estate owned are charged to earnings in an amount that results in an allowance sufficient, in management's judgment, to cover probable losses based on management's evaluation of portfolio risk, past and expected loss experience and economic conditions.

Office Premises and Equipment

Office premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets.

Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease.

Interest on Savings and Other Deposits

Interest on savings deposits and certain deposits by borrowers for taxes and insurance is accrued monthly. Such interest is paid or credited in accordance with the terms of the respective accounts.

                                                               (Notes continued)

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 13

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

Income Taxes

The Company accounts for income taxes by use of the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enacted date.

Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" which provides reporting standards for earnings per share (EPS) including disclosures of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The Company adopted SFAS No. 128 as of December 31, 1997 and all prior period per share amounts have been restated. In addition, all weighted average share and per share amounts reflect the 25% stock split paid on March 31, 1998, and the 10% stock dividend paid on May 28, 1997. The following table sets forth the computation of basic and diluted earnings per share:


 ..........................................................................................September 30,....
 ................................................................................1999..........1998.......1997

-----------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income....................................................................$3,379.......$2,925......$2,719
  Weighted average shares outstanding........................................1,968,952....1,962,834...1,918,734
  Earnings per share.............................................................$1.72........$1.49.......$1.42
Diluted earnings per share:
  Net income....................................................................$3,379.......$2,925......$2,719
  Weighted average shares outstanding........................................1,968,952....1,962,834...1,918,734
  Dilutive effect of employee stock options.....................................44,248.......66,290......71,170
  Total diluted weighted average shares outstanding..........................2,013,200....2,029,124...1,989,904
  Earnings per share.............................................................$1.68........$1.44.......$1.37
-----------------------------------------------------------------------------------------------------------------

                                                                (Note continued)

Page 14 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended September 30, 1999, 1998 and 1997, the Company's total comprehensive income (loss) was $(1,410), $3,419 and $4,148, respectively. Total comprehensive income is comprised of net income of $3,379, $2,925 and $2,719, respectively, and other comprehensive income (loss) of $(4,789), $494 and $1,429, net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available-for-sale.

                   (2) Investment Securities Held-to-Maturity
                   ------------------------------------------

Investment securities held-to-maturity at September 30, 1999 and 1998 are as follows:

 .................................................................................Gross.........Gross
 ...................................................................Amortized..Unrealized....Unrealized....Market
At September 30, 1999................................................Cost........Gains........Losses.......Value
-----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond ten years..............................................$2,000.........$--........$(119).......$1,881
Municipal obligations:
  Due beyond ten years...............................................1,625...........3...........--.........1,628
-----------------------------------------------------------------------------------------------------------------
 ....................................................................$3,625..........$3........$(119).......$3,509
-----------------------------------------------------------------------------------------------------------------

 .................................................................................Gross.........Gross
 ...................................................................Amortized..Unrealized....Unrealized....Market
At September 30, 1998................................................Cost........Gains........Losses.......Value
-----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year...............................................$5,000.........$31............$--.......$5,031
Municipal obligations:
  Due beyond ten years...............................................1,625..........94.............--........1,719
-----------------------------------------------------------------------------------------------------------------
 ....................................................................$6,625........$125............$--.......$6,750
-----------------------------------------------------------------------------------------------------------------

At September 30, 1999, the Bank had no outstanding commitments to purchase investment securities held-to-maturity. Non-taxable interest income was $91, $91, and $26 in fiscal 1999, 1998 and 1997, respectively. There were no sales of investment securities held-to-maturity in 1999, 1998 or 1997.

                                                                (Note continued)

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 15

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


                  (3) Investment Securities Available-for-Sale
                  --------------------------------------------

Investment securities available-for-sale at September 30, 1999 and 1998 are as follows:

 .................................................................................Gross.........Gross
 ...................................................................Amortized..Unrealized....Unrealized....Market
At September 30, 1999................................................Cost........Gains........Losses.......Value
------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year...............................................$1,500.........$..2...........$--.......$1,502
  Due beyond one year, but within five years.........................4,499...........--...........(16).......4,483
  Due beyond five years, but within ten years.......................12,436...........--..........(376)......12,060
  Due beyond ten years...............................................8,986...........--..........(718).......8,268
Asset-backed securities:
  Due beyond ten years...............................................5,263..........108............--.......5,371
Municipal obligations:
  Due beyond five years, but within ten years........................1,388...........--...........(48).......1,340
  Due beyond ten years..............................................40,624...........88........(2,489)......38,223
Corporate obligations:
  Due within one year..................................................494............6............--..........500
  Due beyond one year, but within five years.........................1,480...........--...........(11).......1,469
Equity securities....................................................1,580...........--..........(169).......1,411
Mutual funds.........................................................1,945...........14...........(64).......1,895
Trust preferred securities:
  Due beyond ten years.................................................750...........--...........(49).........701
Federal Home Loan Mortgage Corp.
  Preferred Stock......................................................501...........13............--..........514
------------------------------------------------------------------------------------------------------------------
 ...................................................................$81,446.........$231.......$(3,940).....$77,737
------------------------------------------------------------------------------------------------------------------


 .................................................................................Gross.........Gross
 ...................................................................Amortized..Unrealized....Unrealized....Market
At September 30, 1998................................................Cost........Gains........Losses.......Value
------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year...............................................$6,499.........$32............$--.......$6,531
  Due beyond one year, but within five years.........................4,507..........48.............--........4,555
  Due beyond five years, but within ten years........................8,504.........120.............--........8,624
  Due beyond ten years...............................................3,999..........40.............--........4,039
Municipal obligations:
  Due beyond ten years..............................................28,814.........894.............--.......29,708
Equity securities....................................................1,580..........--...........(259).......1,321
Mutual funds.........................................................1,847..........--............(54).......1,793
Trust preferred securities:  Due beyond ten years......................500..........--............(12).........488
Federal Home Loan Mortgage Corp.
  Preferred Stock......................................................500..........31.............--..........531
------------------------------------------------------------------------------------------------------------------
 ...................................................................$56,750......$1,165..........$(325).....$57,590
------------------------------------------------------------------------------------------------------------------

At September 30, 1999, the Bank had no outstanding commitments to purchase investment securities available-for-sale. Non-taxable interest income was $1,770, $1,138 and $906 in fiscal 1999, 1998 and 1997, respectively. Proceeds from sales of investment securities available-for-sale were $3.4 million, $17.3 million and $16.3 million in 1999, 1998 and 1997, respectively. Gross gains of $191, $218, and $170 and gross losses of $0, $9, and $87 were realized on these sales in 1999, 1998 and 1997, respectively.

Page 16 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                 (4) Mortgage-Backed Securities Held-to-Maturity
                 -----------------------------------------------


Mortgage-backed securities held-to-maturity were comprised of the following:

 .................................................................................Gross........Gross
 ...................................................................Amortized...Unrealized....Unrealized.....Market
At September 30, 1999.................................................Cost.......Gains........Losses........Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years.............$19.........$--..........$--...........$19
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years.............148..........--...........--...........148
  Contractually due beyond five years,
          but within ten years.......................................5,730..........40..........(54)........5,716
  Contractually due beyond ten years.................................2,226...........4..........(52)........2,178
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years...........1,505..........--..........(28)........1,477
  Contractually due beyond five years, but within ten years.............73...........3...........--............76
  Contractually due beyond ten years.................................3,692..........12..........(38)........3,666
Collateralized Mortgage Obligations:
  Contractually due within one year......................................7...........1...........--.............8
------------------------------------------------------------------------------------------------------------------
 ...................................................................$13,400.........$60........$(172)......$13,288
------------------------------------------------------------------------------------------------------------------

 .................................................................................Gross.........Gross
 ...................................................................Amortized..Unrealized....Unrealized....Market
At September 30, 1998................................................Cost........Gains........Losses.......Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years.............$28..........$1........... $--..........$29
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years.............339..........--.............(3).........336
  Contractually due beyond five years, but within ten years..........7,551..........93.............--........7,644
  Contractually due beyond ten years.................................3,209..........48.............--........3,257
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years..........2,396...........8.............(5).......2,399
  Contractually due beyond ten years.................................4,853.........107.............--........4,960
AA Rated Mortgage Certificates:
  Contractually due beyond ten years.................................1,455..........--............(12).......1,443
Collateralized Mortgage Obligations:
  Contractually due beyond one year, but within five years..............82...........5.............--.......... 87
------------------------------------------------------------------------------------------------------------------
 ...................................................................$19,913........$262...........$(20).....$20,155
------------------------------------------------------------------------------------------------------------------

At September 30, 1999, the Bank had no outstanding commitments to purchase mortgage-backed securities held-to-maturity. There were no sales of mortgage-backed securities classified as held-to-maturity during 1999, 1998, or 1997.

               Annual Report - Fidelity Bancorp, Inc. and Subsidiaries - Page 17

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                (5) Mortgage-Backed Securities Available-For-Sale
                -------------------------------------------------

Mortgage-backed securities available-for-sale are as follows:


 .................................................................................Gross.........Gross
 ...................................................................Amortized..Unrealized....Unrealized....Market
At September 30, 1999................................................Cost........Gains........Losses.......Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years...............................$23,016.........$ --........$(605)......$22,411
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years.................................6,601...........--.........(182)........6,419
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years...........3,144...........--..........(72)........3,072
  Contractually due beyond ten years................................12,722...........--.........(550).......12,172
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years..........3,116............1..........(48)........3,069
  Contractually due beyond ten years................................36,697...........79.......(1,069).......35,707
------------------------------------------------------------------------------------------------------------------
 ...................................................................$85,296..........$80......$(2,526)......$82,850
------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities available-for-sale are as follows:

 .................................................................................Gross.........Gross
 ...................................................................Amortized..Unrealized....Unrealized....Market
At September 30, 1998................................................Cost........Gains........Losses.......Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years...............................$22,823........$259..........$(58).....$23,024
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years.................................7,101..........63............--........7,164
Federal National Mortgage Association:
  Contractually due beyond five years, but within ten years..........4,541..........--...........(17).......4,524
  Contractually due beyond ten years.................................4,074...........7............(7).......4,074
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years..........5,208...........2............--........5,210
  Contractually due beyond ten years................................38,981.........108..........(128)......38,961
------------------------------------------------------------------------------------------------------------------
 ...................................................................$82,728........$439.........$(210).....$82,957
------------------------------------------------------------------------------------------------------------------

At September 30, 1999, the Bank had no outstanding commitments to purchase mortgage-backed securities available-for-sale. Proceeds from sales of mortgage-backed securities available-for-sale during 1999, 1998 and 1997 were$8.6 million, $43.8 million and $8.6 million, respectively. Gross gains of $0, $160, and $34, and gross losses of $127, $285, and $64 were realized on these sales in 1999, 1998 and 1997, respectively.

Page 18 - Annual Report - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                              (6) Loans Receivable
                              --------------------

Loans receivable, net are summarized as follows:
 ..............................................................................................September 30,
 .........................................................................................1999.............1998
------------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
    1-4 family dwellings................................................................$156,112.........$115,559
    Multi-family dwellings.................................................................4,007............4,262
  Commercial..............................................................................26,513...........21,881
  Construction............................................................................22,689...........21,212
------------------------------------------------------------------------------------------------------------------
 .........................................................................................209,321..........162,914
------------------------------------------------------------------------------------------------------------------
Less:
  Loans in process.......................................................................(14,696).........(12,916)
  Unearned discounts and fees.............................................................(1,453)..........(1,142)
------------------------------------------------------------------------------------------------------------------
 .........................................................................................193,172..........148,856
------------------------------------------------------------------------------------------------------------------
Installment loans:
  Home equity.............................................................................51,316...........42,290
  Consumer loans...........................................................................1,802............2,359
  Credit cards.............................................................................2,859............2,311
  Other....................................................................................1,892............2,162
------------------------------------------------------------------------------------------------------------------
 ..........................................................................................57,869...........49,122
------------------------------------------------------------------------------------------------------------------
Commercial business loans and leases:
  Commercial business loans...............................................................22,072...........19,509
  Commercial leases........................................................................5,322............3,648
------------------------------------------------------------------------------------------------------------------
 ..........................................................................................27,394...........23,157
------------------------------------------------------------------------------------------------------------------
Less: Allowance for loan losses...........................................................(2,477)..........(2,243)
------------------------------------------------------------------------------------------------------------------
    Loans receivable, net...............................................................$275,958.........$218,892
------------------------------------------------------------------------------------------------------------------

Commitments to originate loans at September 30, 1999 were approximately as follows:

 ....................................................................................Rate.............Amount
------------------------------------------------------------------------------------------------------------------
First mortgage loans:
  Fixed-rate.....................................................................7.00% to 8.25%........$742

Other loans:
  Fixed-rate.....................................................................7.09% to 13.75%......1,117
  Adjustable-rate................................................................7.375% to 12.25%.....1,223
------------------------------------------------------------------------------------------------------------------
 .....................................................................................................$3,082
------------------------------------------------------------------------------------------------------------------


The Bank conducts its business through nine offices located in the greater Pittsburgh metropolitan area. At September 30, 1999, the majority of the Bank's net loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

               Annual Report - Fidelity Bancorp, Inc. and Subsidiaries - Page 19

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                          (7) Loan Servicing Portfolio
                          ----------------------------

The amount of loans serviced for others, which are not reflected in the accompanying consolidated financial statements, was $4,532, $6,119, and $5,317 at September 30, 1999, 1998 and 1997, respectively.

             (8) Allowance for Losses on Loans and Real Estate Owned
             -------------------------------------------------------

Changes in the allowance for loan losses are as follows:

 ............................................................First........................Commercial
 ..........................................................Mortgage.......Installment......Business.........
 ............................................................Loans...........Loans...........Loans........Total
------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996...............................$728............$358.............$444.......$1,530
Provision for loan losses....................................220.............150..............130..........500
Charge-offs..................................................(49)............(71)..............(3)........(123)
Recoveries....................................................--...............8...............16...........24
------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997................................899.............445..............587........1,931
Provision for loan losses....................................115.............120..............170..........405
Charge-offs...................................................(2)............(98).............(10)........(110)
Recoveries....................................................--..............11................6...........17
------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998..............................1,012.............478..............753........2,243
Provision for loan losses....................................185.............135..............200..........520
Charge-offs.................................................(183)............(89).............(54)........(326)
Recoveries....................................................10..............10...............20...........40
------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1999.............................$1,024............$534.............$919.......$2,477
------------------------------------------------------------------------------------------------------------------

Non-accrual loans were approximately $2.4 million, $.6 million and $1.1 million at September 30, 1999, 1998 and 1997, respectively. The foregone interest on those loans for the periods ended September 30, 1999, 1998 and 1997, was $165, $25 and $108, respectively. The amount of interest income on such loans actually included in income in the periods ending September 30, 1999, 1998 and 1997 was $63, $30 and $12, respectively. There are no commitments to lend additional funds to debtors in non-accrual status.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $304 and $275 at September 30, 1999 and 1998, respectively. Included in the 1999 amount is $304 of impaired loans for which the related allowance for credit losses is $50 and no impaired loans that as a result of write-downs do not have an allowance for credit losses. Included in the 1998 amount is $275 of impaired loans for which the related allowance for credit losses was $93 and no impaired loans that as a result of write-downs did not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 1999, 1998 and 1997 was approximately $326, $205, and $722, respectively. For the fiscal years ended September 30, 1999, 1998, and 1997, the Company recognized interest income on those impaired loans of $6, $17, and $0, respectively, using the cash basis of income recognition.

Changes in the allowance for losses on real estate owned are as follows:

 ............................................................................................Fiscal Years
 ..........................................................................................Ended September 30,.
 ....................................................................................1999..........1998.......1997
------------------------------------------------------------------------------------------------------------------
Beginning of period balance.........................................................$--...........$--.......$102
Provisions...........................................................................--............--.........--
Write-off............................................................................--............--.......(102)
------------------------------------------------------------------------------------------------------------------
End of period balance...............................................................$--...........$--........$--
------------------------------------------------------------------------------------------------------------------

                                                                (Note continued)

Page 20 - Annual Report - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


Management believes that the allowances for losses on loans and real estate owned are appropriate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments using information available to them at the time of examination.


                         (9) Investments Required by Law
                         -------------------------------

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than 1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB, whichever is greater.


                       (10) Office Premises and Equipment
                       ----------------------------------

Office premises and equipment at September 30, 1999 and 1998 are summarized as follows:


 .............................................................1999..........1998
--------------------------------------------------------------------------------
Land.........................................................$509..........$309
Office buildings............................................3,780.........3,107
Furniture, fixtures and equipment...........................2,904.........3,178
Leasehold improvements........................................500...........174
--------------------------------------------------------------------------------
 ............................................................7,693.........6,768
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization.............(2,993).......(3,322)
--------------------------------------------------------------------------------
  Office premises and equipment, net.......................$4,700........$3,446
--------------------------------------------------------------------------------

The Bank has operating leases with respect to one records storage facility, three branch offices, and the Bank's Loan Center, which expire on various dates through fiscal 2008. Lease expense amounted to $226, $157, and $83 in fiscal years 1999, 1998 and 1997, respectively. Minimum annual lease commitments are approximately as follows:

 ......Years Ended September 30..............Amount
--------------------------------------------------

 ................2000.........................125
 ................2001..........................93
 ................2002..........................90
 ................2003..........................90
 ................2004..........................90
 .............Thereafter......................292


               Annual Report - Fidelity Bancorp, Inc. and Subsidiaries - Page 21

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                         (11) Savings and Time Deposits
                         ------------------------------

Savings and time deposit balances at September 30, 1999 and 1998 are summarized as follows:

 .............................................................................................September 30,
 ............................................Stated Rates..............................1999.................1998
------------------------------------------------------------------------------------------------------------------
Balance by type:

Savings Deposits:
 .....Demand deposits..............noninterest-bearing.................................$13,144..............$9,865
 .....NOW accounts...................1.50% in 1999 and 1.50% in 1998....................29,757..............26,981
 .....Passbooks......................2.50% in 1999 and 2.50% in 1998....................48,473..............47,423
 .....Money market
          deposit accounts..........3.00% in 1999 and 2.98% in 1998....................17,539..............14,949
------------------------------------------------------------------------------------------------------------------
 ......................................................................................108,913..............99,218
------------------------------------------------------------------------------------------------------------------
Time Deposits:
 .....Fixed-rate.............................1.00% to 2.99%..................................1..................34
 ............................................3.00% to 4.99%.............................79,657..............32,469
 ............................................5.00% to 6.99%.............................72,218.............120,299
 ............................................7.00% to 8.99%..............................5,266...............5,494
 ............................................9.00% to 10.99%................................16..................68
 .....Negotiated-rate........................4.01% to 7.10%..............................3,047...............4,153
------------------------------------------------------------------------------------------------------------------
 ......................................................................................160,205.............162,517
------------------------------------------------------------------------------------------------------------------
 .....................................................................................$269,118............$261,735
------------------------------------------------------------------------------------------------------------------

The weighted-average interest rate for all deposits was 3.81% and 4.25% at September 30, 1999 and 1998, respectively. Time deposits with balances of $100 or more totalled $3.0 million at September 30, 1999.

At September 30, 1999, investment securities with a carrying value of $2.0 million were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 1999 and 1998 are summarized as follows:

 .............................................................................................September 30,
 ......................................................................................1999.................1998
------------------------------------------------------------------------------------------------------------------
Within one year......................................................................$106,501............$106,115
Beyond one year but within two years...................................................26,006..............26,959
Beyond two years but within three years................................................13,501...............9,847
Beyond three years but within four years................................................3,991..............10,005
Beyond four years but within five years.................................................5,525...............3,951
Beyond five years.......................................................................4,681...............5,640
------------------------------------------------------------------------------------------------------------------
 .....................................................................................$160,205............$162,517
------------------------------------------------------------------------------------------------------------------

Interest expense by deposit category is as follows:..................................Years Ended September 30,
 ....................................................................................1999........1998.........1997
------------------------------------------------------------------------------------------------------------------
NOW accounts........................................................................$427........$380.........$345
Passbooks..........................................................................1,233.......1,193........1,262
Money market deposit accounts........................................................423.........419..........445
Time deposits......................................................................8,462.......8,948........7,514
------------------------------------------------------------------------------------------------------------------
 .................................................................................$10,545.....$10,940.......$9,566
------------------------------------------------------------------------------------------------------------------

Page 22 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


                      (12) Federal Home Loan Bank Advances
                      ------------------------------------


Federal Home Loan Bank advances are as follows:
 ............................................................September 30,
 ..................................Interest Rate........1999..............1998
--------------------------------------------------------------------------------
Due Date
RepoPlus Advances.....................5.48%............$47,600..........$5,200
Fixed Rate Advances:
   October 30, 2000...................4.68%..............3,000..............--
   October 29, 2001...................4.80%..............5,000..............--
Convertible Select Advances:
   June 21, 2001......................5.25%.............10,000..............--
   February 14, 2002..................5.48%.............10,000..........10,000
   March 19, 2002.....................6.08%.............10,000..........10,000
   June 6, 2002.......................6.13%..............5,000...........5,000
   June 20, 2002......................6.20%..............5,000...........5,000
   July 11, 2002......................5.60%.............10,000..........10,000
   October 3, 2002....................5.42%.............10,000..........10,000
   November 18, 2002..................5.32%.............10,000..........10,000
   January 6, 2003....................5.58%.............10,000..........10,000
   September 15, 2003.................4.78%..............5,000...........5,000
   April 25, 2005.....................5.55%..............5,000...........5,000
   February 20, 2008..................5.48%.............10,000..........10,000
   June 2, 2008.......................5.17%..............5,000...........5,000
   December 18, 2008..................5.15%.............10,000..............--
--------------------------------------------------------------------------------
Total FHLB Advances...................................$170,600........$100,200
--------------------------------------------------------------------------------

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 1999 is $39.7 million.


FHLB "RepoPlus" Advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" Advances during fiscal 1999 and 1998, ranging individually from $50 to $34,900, and from $50 to $16,200, respectively. The daily average balance during 1999 and 1998 was $24.7 and $18.1 million, respectively, and the daily average interest rate was 5.14% and 5.75%, respectively, with an average interest rate at fiscal year-end 1999 of 5.48% and fiscal year-end 1998 of 6.50%. The maximum amount outstanding at any month-end during 1999 and 1998 was $48.9 and $34.1 million, respectively.


FHLB "Convertible Select" Advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee. The Bank utilized "Convertible Select" Advances during fiscal 1999 and 1998, with individual advances ranging $5 to $10 million each year. The daily average balance during 1999 and 1998 was $105.6 million and $77.4 million, respectively. The daily average interest rate during 1999 and 1998 was 5.53% and 5.64%, respectively. The average interest rate at fiscal year end 1999 and 1998 was 5.51% and 5.54%, respectively. The maximum amount outstanding at any month end during 1999 and 1998 was $115 million and $95 million, respectively.


          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 23

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

      (13) Guaranteed Preferred Beneficial Interest in Company's Debentures
      ---------------------------------------------------------------------

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

On July 17, 1997, on behalf of the Trust, the Company requested relief from the Office of Chief Counsel of the Division of Corporation Finance of the Securities and Exchange Commission, exempting the Trust from the reporting requirements of the Securities Exchange Act of 1934. The Trust is a wholly-owned subsidiary of the Company, has no independent operations and issued securities that contained a full and unconditional guarantee of its parent, the Company. On January 29, 1998,the Company received notification from the Division exempting the Trust from the reporting requirements.

               (14) Securities Sold Under Agreement to Repurchase
               --------------------------------------------------

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

At September 30, 1999, these agreements had a weighted-average interest rate of 4.25% and mature within one month. Short-term borrowings under repurchase agreements averaged $2.8 million and $1.8 million during 1999 and 1998, respectively. The maximum amount outstanding at any month-end was $3.8 million and $2.4 million during 1999 and 1998, respectively. At September 30, 1999, short-term borrowings under agreements to repurchase securities sold are summarized as follows:

 ..................................................................Collateral
                                                        ----------------------------
 ......................................Weighted.................U.S. Government &
 ...................Repurchase..........Average............Federal Agency Obligations
 ....................Liability.......Interest Rate........Book Value.....Market Value
------------------------------------------------------------------------------------
Within 30 days.......$3,041.............4.25%..............$4,495..........$4,484
------------------------------------------------------------------------------------

Page 24 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------


(dollar amounts in thousands, except per share data)


             (15) Financial Instruments with Off-Balance Sheet Risk
             ------------------------------------------------------

At September 30, 1999, the Bank had outstanding commitments to originate loans of $3.1 million.

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 1999 and 1998 was $18.1 million and $16.9 million, respectively, for consumer lines of credit and $10.8 million and $9.0 million, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 8.50% to 18.00%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 1999 and 1998 was $134 and $519, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

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

The Bank does not have any off-balance sheet risk at September 30, 1999, except for the commitments referenced above.

                                (16) Income Taxes
                                -----------------

The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:


 ............................................Fiscal Years Ended September 30,
 ...........................................1999............1998.........1997
--------------------------------------------------------------------------------
Current
  Federal..................................$928...........$984..........$535
  State.....................................310............295...........268
--------------------------------------------------------------------------------
Total current.............................1,238..........1,279...........803
--------------------------------------------------------------------------------
  Deferred federal..........................(21)...........(75)..........453
--------------------------------------------------------------------------------
Total....................................$1,217.........$1,204........$1,256
--------------------------------------------------------------------------------

                                                                (Note continued)

Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 25

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

Total income tax provision for the years ended September 30, 1999, 1998 and 1997 was allocated as follows:

 ..............................................................................1999..........1998..........1997
------------------------------------------------------------------------------------------------------------------
Income......................................................................$1,217.........$1,204........$1,256
Stockholders' equity:
    Accumulated other comprehensive income (loss)...........................(2,435)...........227...........621
    Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes...............................--............(71)..........(98)
------------------------------------------------------------------------------------------------------------------

The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

 ...............................................................................Fiscal Years Ended September 30,
 ..............................................................................1999............1998.........1997
------------------------------------------------------------------------------------------------------------------
Expected federal tax rate.......................................................34.0%..........34.0%.........34.0%
Tax free interest..............................................................(11.4)..........(8.6).........(6.7)
State income tax, net of federal tax benefit.....................................4.5............4.7...........4.5
Other items, net................................................................(0.6)..........(0.9).........(0.2)
------------------------------------------------------------------------------------------------------------------
Actual tax rate incurred........................................................26.5%..........29.2%.........31.6%
------------------------------------------------------------------------------------------------------------------


The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1999 and 1998 are presented below:

 ...............................................................................................1999..........1998
------------------------------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Deferred loan fees............................................................................$53..........$105
  Fixed assets..................................................................................(23)..........(24)
  Loan loss reserves............................................................................784...........692
  Intangible assets.............................................................................185...........242
  Investment securities.......................................................................2,092..........(342)
  Other (net)....................................................................................64............27
------------------------------------------------------------------------------------------------------------------
 .............................................................................................$3,155..........$700
------------------------------------------------------------------------------------------------------------------


The Bank has determined that it is not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.


Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,679 of the balances in retained income at September 30, 1999, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

Page 26 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                            (17) Stockholders' Equity
                            -------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets ("Tier I Capital"). The remainder (i.e., the "Tier II risk-based capital") may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 1999, the Company had Tier I capital as a percentage of risk-weighted assets of 13.94% and total risk-based capital as a percentage of risk-weighted assets of 14.90%.(4)

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier I capital as a percentage of average total assets (the "Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 1999, the Company had a Leverage Ratio of 8.80%.(4)

A reconciliation of Stockholders' Equity to Regulatory Capital is as follows:

Total Stockholders' equity at September 30, 1999(1)..........$26,046
  Plus: Unrealized securities losses (net).....................3,894
  Qualifying preferred securities(2)...........................9,980
--------------------------------------------------------------------
Tier I Capital at September 30, 1999..........................39,920
  Plus: Qualifying loan loss allowance(3)......................2,477
      Remaining preferred securities(2)..........................270
--------------------------------------------------------------------
Total capital at September 30, 1999..........................$42,667
--------------------------------------------------------------------

1 Represents consolidated equity capital of the Company as reported to the FRB on form FR Y-9C for the quarter ended September 30, 1999.

2 Amount included in Tier I capital is limited to 25% of total Tier I capital; the remaining balance is allowable as Tier II capital.

3    Limited to 1.25% of risk adjusted assets.

4 The leverage ratio is Tier I capital as a percentage of adjusted total assets of $453,604 at September 30, 1999. Tier I and Tier II risk-based capital is calculated as a percentage of risk-weighted assets of $286,309 as of September 30, 1999.

                                                                (Note continued)

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 27

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 1999 and 1998.

 .....................................................September 30, 1999...................September 30, 1998
 ...........................................................Tier I....Tier II..................Tier I.....Tier II
 ...............................................Tier I.......Risk-.....Risk-.......Tier I.......Risk-......Risk-
 ................................................Core........Based.....Based........Core........Based......Based
 ...............................................Capital.....Capital...Capital......Capital.....Capital....Capital
------------------------------------------------------------------------------------------------------------------
Equity Capital(1)..............................$28,288.....$28,288....$28,288......$27,325.....$27,325...$27,325
Unrealized securities (gains) losses.............3,833.......3,833......3,833.........(887).......(887).....(887)
Plus general valuation allowances(2)................--..........--......2,477...........--..........--.....2,243
------------------------------------------------------------------------------------------------------------------
     Total regulatory capital...................32,121......32,121.....34,598.......26,438......26,438....28,681
Minimum required capital........................17,833......11,271.....22,542.......15,617.......9,034....18,068
------------------------------------------------------------------------------------------------------------------
     Excess regulatory capital..................14,288......20,850.....12,056.......10,821......17,404....10,613
------------------------------------------------------------------------------------------------------------------
Minimum required capital to be
    well capitalized under
    Prompt Corrective Action Provisions........$22,291.....$16,906....$28,177......$19,521.....$13,551...$22,585
------------------------------------------------------------------------------------------------------------------
Regulatory capital as a percentage(3).............7.20%......11.40%.....12.28%........6.77%......11.71%....12.70%
Minimum required capital percentage...............4.00%.......4.00%......8.00%........4.00%.......4.00%.....8.00%
------------------------------------------------------------------------------------------------------------------
     Excess regulatory capital percentage.........3.20%.......7.40%......4.28%........2.77%.......7.71%.....4.70%
------------------------------------------------------------------------------------------------------------------
Minimum required capital percentage
    to be well capitalized under
    Prompt Corrective Action Provisions...........5.00%.......6.00%.....10.00%........5.00%.......6.00%....10.00%
------------------------------------------------------------------------------------------------------------------

1 Represents equity capital of the Bank as reported to the FDIC and the Pennsylvania Department of Banking on Form 032 for the quarter ended September 30, 1999.
2    Limited to 1.25% of risk adjusted assets.
3 Tier I capital is calculated as a percentage of adjusted total average assets of $445,816 and $390,428 at September 30, 1999 and 1998,
     respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $281,773 and $225,845 at September 30, 1999 and 1998, respectively.

                    (18) Employee Stock Compensation Program
                    ----------------------------------------

In fiscal 1988, the Bank adopted an Employee Stock Compensation Program (the Program) under which shares of common stock can be issued. The Program provides for the grant of both incentive stock options and compensatory stock options. Further, the Program provides that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 1999, there were no remaining shares available for granting as determined by the Program Administrators.

                                                                (Note continued)


Page 28 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

                           Notes to Consolidated Financial Statements - contiued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

The Company has also adopted the 1993 Employee Stock Compensation Program ("1993 Employee Program"), the 1997 Employee Stock Compensation Program ("1997 Employee Program") and the 1993 Directors' Stock Option Plan ("Directors' Plan"). Under the 1993 Employee Program and the 1997 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. Under the 1993 Directors' Plan, each person who serves as a non-employee director of the Company shall be granted each year of the Directors' Plan an option to purchase 1,890 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. Options granted under the 1993 Employee Program, 1997 Employee Program and Directors' Plan will expire no later than 10, 10, and 7 years, respectively, from the date on which the option was or is granted. For the periods presented, options granted for all Plans were granted at the fair market value at the date of grant. Option information presented reflects the 25% stock split paid in March 1998 and the 10% stock dividend paid in May 1997.

 ..............................................Average.......1993..........Average....1993.....Average.......1997.......Average
 ...................................1988......Exercise.....Employee.......Exercise.Directors'.Exercise......Employee....Exercise
 ..................................Program......Price.......Program........Price.....Plan......Price........Program......Price
------------------------------------------------------------------------------------------------------------------------------------
September 30, 1996................63,758.......$5.78........45,011.........$9.91....20,625.......$10.47......--.........$..--
Granted...............................--..........--........21,690.........14.54.....8,250........14.54......--............--
Exercised........................(27,880).......4.10........(3,902).........9.58....(5,600).......11.54......--............--
Forfeited............................(34).......9.82........(1,620)........11.73........--...........--......--............--
10% stock dividend.................4,236........6.68.........6,289.........11.71.....2,319........11.65......--.............--
------------------------------------------------------------------------------------------------------------------------------------
September 30, 1997................40,080........7.05........67,468.........11.53....25,594........11.65......--............--
Granted...............................--..........--............--............--.....7,560........23.20..22,820.........23.20
Exercised........................(18,730).......4.29........(7,255)........10.52......(100).......14.54......--............--
Forfeited.............................--..........--........(2,873)........13.01........--...........--..(1,179)........23.20
25% stock split....................6,551........8.43........15,539.........11.49.....8,263........14.29...5,622.........23.20
------------------------------------------------------------------------------------------------------------------------------------
September 30, 1998................27,901........9.22........72,879.........11.56....41,317........14.29..27,263.........23.20
Granted...............................--..........--............--..........--.......9,450........18.00..26,870.........17.25
Exercised.........................(3,993).......5.20........(1,583)........10.26......(100).......14.54......--............--
Forfeited.............................--..........--...........(13)........14.54........--...........--..(1,449)........18.27
------------------------------------------------------------------------------------------------------------------------------------
September 30, 1999................23,908.......$9.89........71,283........$11.59....50,667.......$14.98..52,684........$20.30
------------------------------------------------------------------------------------------------------------------------------------

Average contractual
  life remaining in years...........3.87 .....................6.23....................3.91.................8.75

Option price
  per share...............$3.08 - $11.24.................$9.26 - $14.54........$9.26 - $23.20......$17.25 - $23.20

Options available
for granting at
September 30, 1999....................--........................--......................--..............141,066
------------------------------------------------------------------------------------------------------------------------------------

At September 30, 1999, 1998 and 1997,  181,521,  148,560 and 125,727 shares were
immediately   exercisable  at  average  prices  of  $14.15,  $12.67  and  $9.14, respectively.

                                                                (Note continued)

Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 29

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

 ...................................Options Outstanding.....................................Options Exercisable
                      ------------------------------------------------             --------------------------------
 ........................Number.....Weighted-average..................................Number
Range of..............Outstanding......Remaining......Weighted-average.............Exercisable....Weighted-average
Exercise Prices.......at 9/30/99...Contractual Life....Exercise Price..............at 9/30/99......Exercise Price
-------------------------------------------------------------------------------------------------------------------
$3.08 to $7.22...........7,234........2.99 years............$6.79.....................7,234.............$6.79
$9.26 to $14.54........119,724........5.05..................11.55...................119,724.............11.55
$17.25 to $23.20........71,584........7.95..................20.38....................54,563.............20.84
-------------------------------------------------------------------------------------------------------------------
 .......................198,542........6.02.................$14.56...................181,521............$14.15
-------------------------------------------------------------------------------------------------------------------

In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation"("SFASNo. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS No. 123 allows financial institutions to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APBNo. 25"). Entities that elect to continue to measure compensation expense based on APBNo. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APBNo. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows:

 ...........................................................................................September 30,
 ...................................................................................1999........1998........1997
-------------------------------------------------------------------------------------------------------------------
Net income
  As reported.....................................................................$3,379......$2,925......$2,719
  Pro Forma........................................................................3,261.......2,751.......2,643
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share
  As reported......................................................................$1.72.......$1.49.......$1.42
  Pro Forma.........................................................................1.66........1.40........1.38
Diluted earnings per share..............................................................
  As reported.......................................................................1.68........1.44........1.37
  Pro Forma.........................................................................1.62........1.35........1.33
-------------------------------------------------------------------------------------------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 1999 and 1998 under the 1997 Employee Program was $4.03 and $8.31, respectively, and during fiscal 1997 under the 1993 Employee Program was $3.89. The fair value of options granted under the 1993 Directors' Plan during fiscal 1999, 1998 and 1997 was $4.24, $8.11 and $3.69, respectively.


                                                                (Note continued)


Page 30 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1999 and 1998, respectively, for the 1997 Employee Program: risk-free interest rate of 4.58% and 5.72%; dividend yield of 3.15% and 2.30%; volatility factor of the expected market price of the Company's common stock of 24.9% and 23.8%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 1997 for the 1993 Employee Program were used: risk-free interest rate of 6.29%; dividend yield of 2.94%; volatility factor of the expected market price of the Company's common stock of 23.3%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 1999, 1998 and 1997, respectively, for the 1993 Directors' Plan were used: risk-free interest rates of 4.37%, 5.71% and 6.21%; dividend yields of 2.71%, 2.04% and 2.53%; volatility factors of the expected market price of the Company's common stock of 24.8%, 23.4% and 23.3; and a weighted-average expected life of the options of 6.2, 6.2 and 5.4 years.

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

                           (19) Employee Benefit Plans
                           ---------------------------

Post-Retirement Benefits Plan


During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits which the participant is vested in. Expense recognized under the Plan for 1999 and 1998 was approximately $107,000 and $78,000, respectively.

The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

Group Term Replacement Plan

The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer, accordingly, no expense is accrued as a result of the Plan. Income recognized in 1999 and 1998 as a result of increased cash surrender value was approximately $54,000 and $42,000, respectively.




          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 31

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

               (20) Selected Quarterly Financial Data (Unaudited)
               --------------------------------------------------

 .................................................................................Three Month Periods Ended
 ........................................................................Dec. 31....March 31.....June 30...Sept. 30
-------------------------------------------------------------------------------------------------------------------
Fiscal 1999:
  Interest income.......................................................$7,396......$7,451.....$7,844......$8,284
  Interest expense.......................................................4,626.......4,628......4,815.......5,160
-------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses...................2,770.......2,823......3,029.......3,124
  Provision for loan losses................................................105.........100........155.........160
  Other income.............................................................325.........418........372.........408
  Operating expenses.....................................................1,986.......2,071......2,030.......2,066
-------------------------------------------------------------------------------------------------------------------
  Income before income taxes.............................................1,004.......1,070......1,216.......1,306
  Income tax provision.....................................................301.........286........334.........296
-------------------------------------------------------------------------------------------------------------------
  Net income..............................................................$703........$784.......$882......$1,010
-------------------------------------------------------------------------------------------------------------------
  Basic earnings per share................................................$.35........$.40.......$.45........$.52
  Diluted earnings per share..............................................$.35........$.39.......$.44........$.50
-------------------------------------------------------------------------------------------------------------------
Fiscal 1998:
  Interest income.......................................................$6,996......$6,855.....$7,089......$7,107
  Interest expense.......................................................4,311.......4,301......4,373.......4,379
-------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses...................2,685.......2,554......2,716.......2,728
  Provision for loan losses................................................115.........110.........90..........90
  Other income.............................................................219.........307........315.........325
  Operating expenses.....................................................1,762.......1,751......1,857.......1,945
-------------------------------------------------------------------------------------------------------------------
  Income before income taxes.............................................1,027.......1,000......1,084.......1,018
  Income tax provision.....................................................359.........335........349.........161
-------------------------------------------------------------------------------------------------------------------
  Net income..............................................................$668........$665.......$735........$857
-------------------------------------------------------------------------------------------------------------------
  Basic earnings per share................................................$.34........$.34.......$.38........$.43
  Diluted earnings per share..............................................$.33........$.33.......$.36........$.42
-------------------------------------------------------------------------------------------------------------------

           (21) Disclosures About Fair Value of Financial Instruments
           ----------------------------------------------------------

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS No. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition as of September 30, 1999 and 1998. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity Bancorp, Inc. and subsidiaries. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments: cash, interest-earning deposits with other institutions, investment securities available-for-sale, mortgage-backed securities available-for-sale, and all deposits except time deposits.

                                                                (Note continued)

Page 32 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

At September 30, 1999, the net carrying value of investment securities exceeded the estimated fair value by approximately $116. At September 30, 1998, the estimated fair value of investment securities exceeded the net carrying value by $125. The net carrying value of mortgage-backed securities at September 30, 1999, exceeded the estimated fair value by $112. The estimated fair value of mortgage-backed securities at September 30, 1998, exceeded the net carrying value by $242. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 through 5 of the financial statements for the detail on breakdowns by type of investment products.

The estimated fair value of loans exceeded the net carrying value at September 30, 1999 and 1998 by approximately $6.6 million and $1.8 million, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The fair market value of loan commitments at both September 30, 1999 and 1998 was equal to the carrying value of the commitments on those dates.

The carrying amounts and estimated fair values of deposits at September 30, 1999 and September 30, 1998 are as follows:

 ..............................................................September 30, 1999............September 30, 1998
 ...........................................................Carrying......Estimated........Carrying.....Estimated
 ............................................................Amount......Fair Value.........Amount.....Fair Value
-------------------------------------------------------------------------------------------------------------------
Noninterest-bearing:
 .....Demand accounts.........................................$13,144......$13,144............$9,865.......$9,865
Interest-bearing:
 .....NOW and MMDA accounts....................................47,296.......47,296............41,930.......41,930
 .....Passbook accounts........................................48,473.......48,473............47,423.......47,423
 .....Time deposits...........................................160,205......161,320...........162,517......164,893
-------------------------------------------------------------------------------------------------------------------
Total Deposits..............................................$269,118.....$270,233..........$261,735.....$264,111
-------------------------------------------------------------------------------------------------------------------

The carrying amounts of noninterest-bearing demand accounts, interest-bearing NOW and MMDA accounts and passbook accounts approximate their fair values. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual cost currently being offered in the existing portfolio to current market rates being offered locally for deposits of similar remaining maturities.

The carrying amounts and estimated fair values of advances and other borrowings at September 30, 1999 and 1998 are as follows:

 ..............................................................September 30, 1999............September 30, 1998
 ...........................................................Carrying......Estimated........Carrying.....Estimated
 ............................................................Amount......Fair Value.........Amount.....Fair Value
-------------------------------------------------------------------------------------------------------------------
Advances and other borrowings..............................$183,891......$178,456.........$112,320.....$115,738
-------------------------------------------------------------------------------------------------------------------

Fair values for advances and other borrowings are estimated using a discounted cash flow calculation that applies contractual cost of the existing borrowings to current market rates being offered for borrowings of similar remaining maturities.



          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - page 33

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                (22) Fidelity Bancorp, Inc. Financial Information
                -------------------------------------------------
                              (Parent Company Only)


Following are condensed financial statements for the parent company. Condensed Statements of Financial Condition

 ...............................................................................................September 30,
 .............................................................................................1999..........1998
-------------------------------------------------------------------------------------------------------------------
Assets
  Cash......................................................................................$2,421........$1,674
  Investment in subsidiary bank.............................................................28,288........27,325
  Investment in subsidiary trust...............................................................324...........309
  Investment securities available-for-sale...................................................4,167.........7,979
  Mortgage-backed securities available-for-sale................................................767.........1,413
  Other assets.................................................................................867...........958
-------------------------------------------------------------------------------------------------------------------
    Total Assets...........................................................................$36,834.......$39,658
-------------------------------------------------------------------------------------------------------------------
Liabilities
  Subordinated debentures..................................................................$10,567.......$10,567
  Other liabilities............................................................................221............70
-------------------------------------------------------------------------------------------------------------------
    Total Liabilities.......................................................................10,788........10,637
-------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
   1,989,883 and 1,978,543 shares issued).......................................................20............20
  Treasury stock, at cost -- 55,575 shares....................................................(953)...........--
  Additional paid-in capital................................................................14,305........14,168
  Retained earnings.........................................................................16,736........14,106
  Accumulated other comprehensive income, net of tax........................................(4,062)..........727
-------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity..............................................................26,046........29,021
-------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity.............................................$36,834.......$39,658
-------------------------------------------------------------------------------------------------------------------

Condensed Statements of Income

 ........................................................................................September 30,
 ...............................................................................1999..........1998..........1997
-------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiaries..............................$2,713........$2,117........$2,400
Dividends received from subsidiary.............................................1,137.........1,167...........520
Interest income..................................................................475...........577............96
Interest expense..............................................................(1,055).......(1,055).........(403)
Other income.....................................................................--.............74............36
Other expenses...................................................................(76)..........(32)..........(42)
Income tax provision (benefit)..................................................(185)..........(77).........(112)
-------------------------------------------------------------------------------------------------------------------
    Net Income................................................................$3,379........$2,925........$2,719
-------------------------------------------------------------------------------------------------------------------


                                                                (Note continued)

Page 34 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

Condensed Statements of Cash Flows
 .........................................................................................September 30,
 ...............................................................................1999..........1998.........1997
-------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income..................................................................$3,379........$2,925........$2,719
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary..........................(2,713).......(2,117).......(2,400)
      Increase in interest payable................................................--............--...........218
      Gain on sale of investments.................................................--...........(74)..........(36)
      Increase in interest receivable.............................................64..........(109)..........(39)
      Other changes, net.........................................................217............14............--
-------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities.........................947...........639...........462
-------------------------------------------------------------------------------------------------------------------
Investing Activities
  Capital contribution to Bank subsidiary.....................................(3,000).......(1,000).......(8,000)
  Purchase of investment securities and
    mortgage-backed securities available-for-sale...............................(255).......(4,082).........(710)
  Sale of investment securities available-for-sale................................--.........2,105...........145
  Maturities and principal repayments
    of investment securities and mortgage-backed
      securities available-for-sale............................................4,620.........2,616...........250
  Investment in trust subsidiary..................................................--............--..........(317)
  Loan receivable from Bank subsidiary, net of repayments.........................--.........1,167........(1,167)
-------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities.......................1,365...........806........(9,799)
-------------------------------------------------------------------------------------------------------------------
Financing Activities
  Stock options exercised.........................................................39...........181...........292
  Sale of stock through Dividend Reinvestment Plan................................98...........110............82
  Dividends paid................................................................(749).........(641).........(517)
  Stock repurchase..............................................................(953)...........--............--
  Issuance of subordinated debentures.............................................--............--........10,567
  Debt issuance costs.............................................................--...........(36).........(688)
-------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities......................(1,565).........(386)........9,736
-------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash..............................................747.........1,059...........399
-------------------------------------------------------------------------------------------------------------------
Cash at Beginning of Year......................................................1,674...........615...........216
-------------------------------------------------------------------------------------------------------------------
Cash at End of Year...........................................................$2,421........$1,674..........$615
-------------------------------------------------------------------------------------------------------------------

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

                           (23) Contingent Liabilities
                           ---------------------------

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.


          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 35

Management's Discussion and Analysis of Financial Condition and Results
of Operations
--------------------------------------------------------------------------------

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes," "anticipates," "contemplates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of integrating newly acquired businesses, the ability to control costs and expenses, and general economic  conditions.  Fidelity  Bancorp,  Inc.,  undertakes  no  obligation  to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

General

The Company reported record net income of $3.379 million or $1.68 per share on a diluted basis for fiscal 1999 compared to $2.925 million or $1.44 per share in fiscal 1998 and $2.719 million or $1.37 per share for 1997.

The Company is also reporting improving returns on average equity (ROE). ROE was 11.98%, 10.64% and 11.42% for fiscal years 1999, 1998 and 1997, respectively.
Return on average assets (ROA) was .74%, .74% and .80% for fiscal 1999, 1998 and 1997, respectively.

The Company has increased its emphasis on expense control. The ratio of operating expenses to average assets for fiscal 1999 was 1.80% compared to 1.85% in fiscal 1998 and 1.91% in fiscal 1997.

Loan growth was significant in fiscal 1999 as loan originations increased substantially. Mortgage loans originated totaled $81 million, consumer loans originated totaled $33 million and commercial business and lease loans originated totaled $14 million. The combination of generally low interest rates throughout much of fiscal 1999 and the Company's ability to take advantage of increased opportunities to lend led to these substantial originations. While originations were up, however, the Company continues to lend primarily in its market area.

The Bank also opened its ninth full service branch in October 1998. The branch is located at 2034 Penn Avenue in Pittsburgh's Strip District. This area of Pittsburgh is primarily commercial in nature, with many small to medium sized businesses located there. Such businesses are the type the Bank typically markets its products and services to and believes this branch will provide such opportunities. The branch was initially leased; however, the building was purchased in June 1999.

The operating results of the Bank depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 1999, the tax-equivalent interest-rate spread decreased slightly to 2.73%, as compared to 2.74% in fiscal 1998. The tax-equivalent spread in fiscal 1997 was 2.99%. The ratio of average interest-earning assets to average interest-bearing liabilities decreased slightly to 103.2% in fiscal 1999, from 104.2% in fiscal 1998. The ratio was 104.1% in fiscal 1997. The slight decrease in the spread for fiscal 1999 reflects several factors, including a decrease in the yield earned on interest-earning assets, substantially offset by a decrease in the cost of interest-bearing liabilities. The Bank's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

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


Page 36 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

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

The Company uses financial modeling to measure the impact of changes in interest rates on net interest margin. Assumptions are made regarding loan and mortgage-backed securities prepayments and amortization rates of passbook, money market and NOW account withdrawal rates. In addition, certain financial instruments may provide customers with a degree of "optionality," whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulation results.

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation - Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 15% for a one-year period.

Portfolio equity simulation - Portfolio equity is the net present value of the Company's existing assets and liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 50% of total stockholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total stockholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest-earning asset and interest-bearing liability levels at September 30, 1999 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 1999 levels.

Interest Rate Simulation Sensitivity Analysis

Movements in interest rates from September 30, 1999 rates:

 ..........................................................Increase...............Decrease
-----------------------------------------------------------------------------------------------
 ......................................................+100 bp    +200 bp....-100 bp....-200 bp
-----------------------------------------------------------------------------------------------
Net interest income increase (decrease)...............(4.0)%......(8.4)%.......2.4%......1.2%
Portfolio equity increase (decrease).................(22.0)%.....(42.9)%......17.2%.....13.7%

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company has seen a change in its one year gap from a positive 1.0% at September 30, 1998 to a negative 8.7% at September 30, 1999. The Bank considers this result at September 30, 1999 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest-bearing liabilities when

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 37

--------------------------------------------------------------------------------

market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available-for-sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 1999 based on certain assumptions as to prepayments and amortization of loans, investments and deposit withdrawals. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

 ...............................................................................September 30, 1999
                                                                            ------------------------
 .............................................................................Over Three.......After
 ...............................................................................Months.......One Year
 ...................................................................Three.......Through.......Through.....After
 ..................................................................Months.......Twelve.........Five.......Five
(dollars in thousands)............................................Or Less......Months.........Years......Years
--------------------------------------------------------------------------------------------------------------------
Interest-earning assets..........................................$69,237.......$55,790.....$157,656.....$190,131

Deposits, escrow
  liabilities and borrowed funds..................................72,681........94,529......219,980.......67,117
--------------------------------------------------------------------------------------------------------------------
Interest sensitivity.............................................$(3,444).....$(38,739)....$(62,324)....$123,014
--------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity..................................$(3,444).....$(42,183)...$(104,507).....$18,507
--------------------------------------------------------------------------------------------------------------------
Cumulative ratio as a percent of total assets........................(.7%)........(8.7%)......(21.7%)........3.8%
--------------------------------------------------------------------------------------------------------------------


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

Certain shortcomings are inherent in the method of analysis presented in the previous table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis over the life of the assets. Further, in the event of a change in interest rate, prepayment levels and decay rates on core deposits may deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements, and sales of investments. During fiscal 1999, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth and to maintain its liquidity. At September 30, 1999 the total of approved loan commitments amounted to $3.1 million and the Bank had $14.7 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2000 is $106.4 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Bank.

Page 38 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

Capital

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total assets of 6.80% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 12.28% at September 30, 1999. As a result, regulatory capital requirements should have no material impact on operations.

Financial Condition

The Bank's assets were $482.5 million at September 30, 1999, an increase of $76.5 million or 18.8% over assets at September 30, 1998. The growth primarily reflects an increase in loans receivable and investment securities available-for-sale, partially offset by a decrease in investment securities and mortgage-backed securities held-to-maturity. The growth was primarily funded by an increase in advances from the Federal Home Loan Bank of Pittsburgh, and to a lesser degree, savings deposits.

Loan Portfolio

Net loans receivable increased $57.1 million or 26.1% to $276.0 million at September 30, 1999 from $218.9 million at September 30, 1998. Loans originated totaled $142.6 million in fiscal 1998, including amounts disbursed under lines of credit, versus $105.6 million in fiscal 1998.

Mortgage loans originated amounted to $81.5 million and $58.8 million in fiscal 1999 and 1998, respectively. The Bank did not purchase any mortgage loans in fiscal 1999 or 1998. The increase in the level of mortgage loan originations in fiscal 1999 reflects several factors. First, mortgage interest rates were very low during much of the first half of fiscal 1999, causing both a significant amount of refinancing activity and an increase in home purchases. Even after mortgage rates began to rise in the second half of fiscal 1999, rates were still low by historical standards and originations continued at a strong pace. Only at the end of the fiscal year did rates rise sufficiently to cause a significant decrease in refinancing and home purchase activity. Also, the Bank continued to emphasize mortgage lending and maintained loan pricing strategies that enabled the Bank to remain competitive in the market. In addition, the Bank increased the amount of business done with independent mortgage loan brokers. All loans originated through brokers are in the Bank's primary market area. The origination of adjustable rate mortgages (ARM's) decreased to $11.9 million in fiscal 1999 from $17.7 million in fiscal 1998. This decrease reflected the increased popularity of fixed rate loans with customers as mortgage rates were low. Principal repayments on outstanding mortgage loans also increased to $34.3 million in fiscal 1999 as compared to $25.7 million fiscal 1998, reflecting the refinancing activity mentioned earlier. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $193.2 million at September 30, 1999 from $148.9 million at September 30, 1998.

Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit, totaled $61.1 million in fiscal 1999 versus $46.8 million in fiscal 1998. During fiscal 1999, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The Bank was successful in this strategy and saw the balance of installment loans increase to $57.9 million at September 30, 1999, as compared to $49.1 million at September 30, 1998. Commercial business loans and leases also experienced an increase, totaling $27.4 million at September 30, 1999 versus $23.2 million at September 30, 1998.


          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 39

--------------------------------------------------------------------------------

Non-Performing Assets

The following table sets forth information regarding non-accrual loans and real estate owned at the dates indicated. The Bank did not have any accruing loans which were 90 days or more overdue or any loans which were classified as troubled debt restructurings at the dates presented.


 ....................................................................................September 30,

 ......................................................................1999..............1998.............1997
--------------------------------------------------------------------------------------------------------------------
Non-accrual residential real estate loans (one-to-four family).....$..250,000..........$246,000.......$...94,000
Non-accrual construction, multi-family residential
  and commercial real estate loans..................................1,362,000...........199,000..........751,000
Non-accrual installment and
  commercial business loans...........................................773,000...........107,000..........271,000
--------------------------------------------------------------------------------------------------------------------
Total non-performing loans.........................................$2,385,000..........$552,000.......$1,116,000
--------------------------------------------------------------------------------------------------------------------
Total non-performing loans as a percent
  of net loans receivable..................................................86%...............25%..............61%
--------------------------------------------------------------------------------------------------------------------
Total real estate owned, net of related reserves...................$..107,000..........$.21,000.......$.......--
--------------------------------------------------------------------------------------------------------------------
Total non-performing loans and real estate
  owned as a percent of total assets.......................................52%...............14%..............29%
--------------------------------------------------------------------------------------------------------------------


At September 30, 1999, non-accrual loans consisted of four 1-4 family residential real estate loans totaling $250,000, four commercial real estate loans totaling $1.4 million, 15 installment loans totaling $220,000, and six commercial business loans totaling $552,000. The largest non-accrual loan is a commercial real estate loan for $958,000 on a retail complex. Subsequent to September 30, 1999, the property was sold by the borrower to an independent third party and the loan was paid off in full, including all delinquent interest and late fees.

Management has evaluated these loans and is satisfied that the allowance for losses on loans at September 30, 1999 is appropriate. The allowance for losses on loans has increased from $1,931,000 at September 30, 1997 to $2,243,000 at September 30, 1998 and to $2,477,000 at September 30, 1999. The balance at September 30, 1999, at .90% of net loans receivable and 103.8% of non-performing loans, is considered appropriate by management.

The  Bank   currently  has  one  property  in  real  estate  owned  which  is  a single-family residence with a fair value less estimated costs to sell of $107,000.

Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity decreased $6.5 million or 32.7% to $13.4 million at September 30, 1999 from $19.9 million at September 30, 1998. No purchases or sales of mortgage-backed securities held-to-maturity were made in fiscal 1999. The decrease in the balance represents principal payments received in fiscal 1999.

Mortgage-Backed Securities Available-for-Sale

Mortgage-backed securities available-for-sale decreased $107,000 to $82.9 million at September 30, 1999 from $83.0 million at September 30, 1998. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. During fiscal 1999, the Bank purchased $38.5 million of these securities and sold $8.6 million. Sales of these securities in fiscal 1999 resulted in a net pretax loss of $127,000.

Page 40 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

Investment Securities Held-to-Maturity

Investment securities decreased $3.0 million or 45.3% to $3.6 million at September 30, 1999, compared to $6.6 million at September 30, 1998. These investments are comprised of U.S. Government and Agency securities and tax-exempt municipal securities. The decrease in fiscal 1999 reflects the purchase of $2.0 million of these securities, with $5.0 million of the securities called or matured in fiscal 1999. There were no sales of investment securities held-to-maturity in fiscal 1999.

Investment Securities Available-for-Sale

Investment securities available-for-sale increased $20.1 million or 35.0% to $77.7 million at September 30, 1999 as compared to September 30, 1998. These securities provide an additional source of liquidity for the Bank and the Company and consist of U.S. Government and Agency securities, taxable and tax-free municipal obligations, asset-backed securities, corporate obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, and other equity securities. Purchases in fiscal 1999 totaled $40.4 million and sales totaled $3.4 million, resulting in a net pretax gain of $191,000.

Office Premises and Equipment

Office premises and equipment increased $1.3 million or 36.4% to $4.7 million at September 30, 1999. During fiscal 1999, the Bank purchased the building housing its Strip District branch office, which had previously been leased. In addition, significant renovations were done to the Brighton road office. Finally, the Bank's wide area network was upgraded, including personal computers, communication devices and network software.

Savings Deposits

Savings deposits increased $7.4 million during fiscal 1999 to $269.1 million at September 30, 1999. Deposit increases occurred in demand deposits, NOW accounts, money markets and passbook accounts, while balances in time deposit accounts decreased.

The increase in passbook and money market accounts reflects the low interest rate environment that existed in much of fiscal 1999. Bank rates on such accounts stayed relatively constant and some depositors sought the safety and certainty of these products. Demand deposits and NOW accounts are relatively rate insensitive and the increased balances in these categories reflects the increased emphasis management has placed on attracting and retaining such accounts. The decrease in time deposits reflects the competitive nature of the Bank's primary market area for time deposits from other banks and thrifts, as well as the competition the Bank faces for theses deposits from alternative sources such as the stock market and mutual funds.

Borrowings

Federal Home Loan Bank advances and reverse repurchase agreements outstanding increased $71.6 million or 70.1% to $173.6 million at September 30, 1999, from $102.1 million at September 30, 1998. The Bank continues to utilize FHLB advances and reverse repurchase agreements as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals. In fiscal 1999, the Bank planned for and experienced significant growth to enhance earnings. This growth was primarily funded by FHLB advances.

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

Stockholders' Equity

Stockholders' equity decreased $3.0 million or 10.2% to $26.0 million at September 30, 1999 compared to September 30, 1998. This result reflects net income of $3.4 million, stock options exercised of $39,000, and stock issued under the Dividend Reinvestment Plan of $98,000. Offsetting these increases were common stock cash dividends paid of $749,000, an increase in unrealized holding losses, net of gains, on securities available-for-sale of $4.8 million, and the purchase of treasury stock at cost for $953,000.

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 41

--------------------------------------------------------------------------------

Results of Operations

Comparison of Fiscal Years Ended September 30, 1999, 1998, and 1997

Net income was $3.4 million for the year ended September 30, 1999 compared to $2.9 million for fiscal 1998 and $2.7 million for fiscal 1997.

Interest Rate Spread

The Company's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, decreased to 2.73% on a tax-equivalent basis in fiscal 1999 from 2.74% in fiscal 1998. The spread was 2.99% in fiscal 1997. The following table shows the average tax-equivalent yields earned on the Company's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.


 ...............................................Fiscal Years Ended September 30,
 ..............................................1999...........1998..........1997
--------------------------------------------------------------------------------
Average yield on:
  Mortgage loans. ..............................7.62%.....7.96%...........8.01%
  Mortgage-backed securities....................6.24......6.45............6.37
  Installment loans.............................8.14......8.45............8.38
  Commercial business loans.....................9.02......9.84............9.90
  Interest-earning deposits with other
    institutions, investment securities,
    and FHLB stock(1)...........................6.81......6.95............6.76
--------------------------------------------------------------------------------
Total interest-earning assets...................7.27......7.48............7.39
--------------------------------------------------------------------------------
Average rates paid on:
  Savings and time deposits.....................3.93......4.24............4.05
  Borrowed funds................................5.62......5.94............5.42
--------------------------------------------------------------------------------
Total interest-bearing liabilities..............4.54......4.74............4.40
--------------------------------------------------------------------------------
Average interest rate spread....................2.73%.....2.74%...........2.99%
--------------------------------------------------------------------------------
Net yield on interest-earning assets............2.87%.....2.93%...........3.16%
--------------------------------------------------------------------------------

1 Interest income on tax free investments has been adjusted for federal income tax purposes using a rate of 34%.

Interest Income on Loans

Interest income on loans increased by $2.8 million or 16.9% to $19.4 million in fiscal 1999 as compared to fiscal 1998. The increase primarily reflects an increase in the average size of the loan portfolio, partially offset by a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio increased from an average balance of $201.0 million in fiscal 1998 to $246.3 million in fiscal 1999. The increase in the loan portfolio reflects management's continued efforts to expand lending and the decision to retain newly originated mortgage loans in the portfolio, rather than selling them in the secondary market. Interest income on loans increased by $3.0 million or 21.7% to $16.6 million in fiscal 1998 as compared to fiscal 1997. The increase primarily reflects an increase in the average size of the loan portfolio. The average yield earned on the loan portfolio was comparable between years.


Page 42 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities decreased by $859,000 or 11.3% to $6.7 million in fiscal 1999 from $7.6 million in fiscal 1998. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, decreased from $117.8 million in fiscal 1998 to $108.1 million in fiscal 1999. The results also reflected a decrease in the yield earned on these securities in fiscal 1999. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount.
Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

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

Interest Income on Investments

Interest income on investments (including those available-for-sale), which includes interest-earning deposits with other institutions and FHLB stock, increased to $4.8 million in fiscal 1999. It was $3.9 million in fiscal 1998. The fiscal 1999 results reflect an increase in the average balance of such investments to $82.4 million in fiscal 1999 as compared to $63.0 million in fiscal 1998, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 1999 as compared to fiscal 1998.

Interest income on investments increased to $3.9 million in fiscal 1998 from $3.4 million in fiscal 1997. The fiscal 1998 results reflect both an increase in the average balance of such investments to $63.0 million in fiscal 1998 as compared to $54.1 million in fiscal 1997, as well as an increase in the average tax-equivalent yield earned in fiscal 1998 as compared to fiscal 1997.

Interest Expense on Savings and Time Deposits

Interest on deposits decreased $395,000 or 3.6% to $10.5 million in fiscal 1999 from $10.9 million in fiscal 1998. The decrease reflects a decrease in the average rate paid on deposits in fiscal 1999, as compared to fiscal 1998, partially offset by an increase in the average balance of deposits in fiscal 1999. The decrease in rates results primarily from the low interest rate environment that existed in fiscal 1999.

Interest on deposits increased $1.4 million or 14.4% to $10.9 million in fiscal 1998 from $9.6 million in fiscal 1997. The increase reflects both an increase in the average balance of deposits in fiscal 1998, as compared to fiscal 1997, as well as an increase in the average rate paid on deposits.

Interest Expense on Borrowed Funds

Interest expense on borrowed funds increased $2.3 million or 35.2% to $8.7 million in fiscal 1999 compared to fiscal 1998. The increase reflects a higher level of borrowing in fiscal 1999, partially offset by a decrease in the cost of these funds. The Bank continued to use FHLB advances and repurchase agreements as cost effective sources of funding in fiscal 1999, particularly to fund the Bank's planned growth that occurred in fiscal 1999. Interest expense on borrowed funds increased $2.1 million or 48.8% to $6.4 million in fiscal 1998 compared to fiscal 1997. The increase reflects a higher level of borrowing in fiscal 1998, as well as an increase in the cost of these funds. In addition, the Company issued Preferred Securities for the first time in fiscal 1997. The cost of these remained constant in fiscal 1998 and 1999.

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 43

--------------------------------------------------------------------------------

Provision for Loan Losses

The provision for loan losses was $520,000, $405,000 and $500,000 for the fiscal years ended September 30, 1999, 1998 and 1997, respectively. The provisions reflect management's evaluation of the loan portfolio, current economic conditions, and other factors as described below. Based on this evaluation, the allowance has grown from $1.9 million at September 30, 1997 to $2.5 million at September 30, 1999, an increase of 28.3%, while the net loan portfolio has increased 50.9% during the same period. Loan charge-offs, net of recoveries, were $286,000 in fiscal 1999, compared to $93,000 in fiscal 1998. Net charge-offs were $99,000 in fiscal 1997.

A monthly review is conducted by management to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the level of allowances for loan losses, consideration is given to general economic conditions, the diversification of the loan portfolio, historical loss experience, identified credit problems, delinquency levels and the adequacy of collateral. Although management believes that the current allowance for loan losses is appropriate, future provisions to the allowance may be necessary due to changes in economic conditions. In addition, the various regulatory agencies review the adequacy of the allowance for loan losses as part of their examination process and may require additions to the allowance based on their judgment.

Other Income

Non-interest or other income increased by $357,000 or 30.6% to $1.5 million in fiscal 1999 as compared to fiscal 1998. Other income increased by $284,000 or 32.2% to $1.2 million in fiscal 1998 compared to fiscal 1997.

Included in non-interest income was service fee income on loans and late charges which increased by $31,000 in fiscal 1999 and increased by $41,000 in fiscal 1998 over the respective prior years. The increase in fiscal 1999 is primarily attributable to the collection of title insurance fees related to mortgages originated. The Bank became licensed to collect such fees in fiscal 1999. The increase in fiscal 1998 primarily reflected an increase in late charges on mortgage loans, the imposition of a late charge on credit cards and the collection of a fee related to a program whereby customers could skip their regular loan payments over the Christmas holidays.

The Bank recorded net gains of $64,000, $84,000 and $53,000 on the sale of investment and mortgage-backed securities in fiscal 1999, 1998, and 1997, respectively. All sales in fiscal 1999, 1998 and 1997 were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies.

Gain on sale of loans was $17,000, $11,000 and $28,000 in fiscal years 1999, 1998 and 1997, respectively. The Bank sells a portion of the loans originated under low income housing programs in which it participates in the Pittsburgh area. Also, the Bank sells education loans to the Student Loan Marketing Association ("SLMA"). Such sales to SLMA generally result in some gain or loss being realized and are being done to reduce the Bank's position in these loans, which are generally lower yielding and subject to extensive and costly government regulation. The Bank does not intend to originate additional education loans for its portfolio, except those that will be serviced by SLMA. Sales to SLMA and of low income housing program loans were not significant, at $1.3 million in fiscal 1999 and under $1 million in fiscal 1998 and 1997, however the net gains recorded in those years reflect the timing of the sales.

Deposit service charges and fee income was $566,000, $413,000 and $408,000 in fiscal 1999, 1998 and 1997, respectively. The increase in fiscal 1999 primarily reflects fees generated by the new Strip District branch and the revamping of the Bank's service charge structure for deposit accounts, which resulted in increased fees collected on these accounts. There were no significant variances in this category between fiscal 1998 and 1997.

Other operating income includes miscellaneous sources of income, which consist primarily of automated teller machine fees, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $715,000, $528,000 and $304,000 in fiscal 1999, 1998 and 1997, respectively. The increase in fiscal 1999 reflects several factors, the most significant of which were an increase in the surcharge for non-customers for the use of the Bank's automated teller machines and an increase in earnings on the cash surrender value of life insurance policies on certain executive officers. Finally, the Bank earned fees from a program, introduced in July 1998, to sell non-insured investment products such as mutual funds and annuities to both Bank and nonbank customers. The increase in

Page 44 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

fiscal 1998 is primarily due to the imposition of a surcharge beginning April 1, 1998 on nonbank customers for the use of the Bank's automated teller machines, and earnings on the cash surrender value of life insurance policies on certain executive officers.

Other Expenses

Operating expenses increased $838,000 or 11.5% to $8.2 million in fiscal 1999 and increased $827,000 or 12.7% to $7.3 million in fiscal 1998, from $6.5 million in fiscal 1997.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $514,000 or 12.0% to $4.8 million in fiscal 1999 and $609,000 or 16.5% to $4.3 million in fiscal 1998 over the respective prior years. Factors contributing to the increases in both years were normal salary increases, resulting in higher payroll taxes, increases in the number of employees on the payroll, higher bonuses awarded, and an increase in retirement and health care expenses. The increase in the number of employees for fiscal 1999 primarily reflects staffing additions for the branch office opened in Pittsburgh's Strip District in October 1998, as well as staffing for the Bank's new brokerage services program.

Office occupancy and equipment expense increased $142,000 or 21.2% to $811,000 in fiscal 1999 and $99,000 or 17.3% to $669,000 in fiscal 1998 over the respective prior years. The increase in fiscal 1999 primarily reflects costs associated with renovating and opening the Bank's new Strip District branch in October 1998, which was a leased facility until the Bank purchased the building in June 1999. Additionally, the increase reflects increased equipment costs, a portion of which was incurred addressing the Year 2000 problem. The increase in fiscal 1998 primarily reflects rent expense on the Company's new loan center, as well as some costs associated with establishing that facility, partially offset by reduced equipment maintenance costs.

Depreciation and amortization increased $66,000 or 12.7% to $582,000 in fiscal 1999 and decreased $25,000 or 4.5% to $516,000 in fiscal 1998 over the respective prior years. The results for fiscal 1999 reflect additional depreciation on equipment added or updated during the past year, depreciation on renovations completed on the Bank's data processing and back office location, and amortization and depreciation on the Bank's new Strip District office. The decrease in fiscal 1998 reflects some equipment becoming fully depreciated, partially offset by increases in depreciation and amortization on new and renovated facilities.

Premiums for federal deposit insurance were $156,000, $155,000 and $112,000 for the fiscal years 1999, 1998 and 1997, respectively. The amount of the premiums is based on the average amount of deposits outstanding.

The Bank recorded a net gain on real estate owned of $36,000 in fiscal 1999, compared to net losses of $12,000 and $31,000 in fiscal 1998 and 1997, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 1999, the Bank had one single family property classified as real estate owned.

Intangible amortization was zero in fiscal 1999 and 1998, and $44,000 in fiscal 1997. The results reflect the amortization of the intangibles generated by the three branch acquisitions that occurred in November 1991, on a straight-line basis over five years. The intangibles were fully amortized for book purposes in fiscal 1997.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $1.8 million in fiscal 1998, $1.7 million in fiscal 1998 and $1.5 million in fiscal 1997. Significant variations in fiscal 1999, compared to fiscal 1998, include increases in consulting fees, telephone expenses, legal fees, and expenses related to credit cards issued by the Bank, partially offset by a decrease in stationary and supplies expense. Significant variations in fiscal 1998 included increases in advertising, stationary and supplies, consulting fees and costs related to the introduction of a new credit card program. Partially offsetting these increases was a decrease in legal fees.

Income Taxes

The Company generated taxable income and, as a consequence, recorded tax provisions of $1.2 million, $1.2 million and $1.3 million for fiscal 1999, 1998 and 1997, respectively. These changes reflect the difference in the Company's profitability for the periods as well as differences in the effective tax rate, which was 26.5%, 29.2% and 31.6% for fiscal 1999, 1998 and 1997, respectively. The decreased effective tax rate in fiscal 1999 and 1998 primarily results from the Bank's increased purchases of tax-exempt investments.


           Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries -Page 45

--------------------------------------------------------------------------------

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical tot he maintenance of acceptable performance levels.

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

The following discussion of the implications of the Year 2000 problem for the Company contains numerous forward-looking statements based on inherently uncertain information. The cost of the project and the date on which the Company plans to complete Year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these results will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse impact on the Company.

Year 2000 issues expose the Company to a number of risks, any one of which, if realized, could have a material adverse effect on the Company's business, results of operations or financial condition. These risks include the possibility that, to the extent certain vendors fail to adequately address Year 2000 issues, the Company may suffer disruptions in important services on which the Company depends, such as telecommunications, electrical power and data processing. Year 2000 issues could affect the Company's liquidity if customer withdrawals in anticipation of the Year 2000 are greater than expected or if the Company's lenders are unable to provide the Company with funds when and as needed by the Company. Year 2000 issues also create additional credit risk to the Company insofar as the failure of the Company's customers and counterparties to adequately address Year 2000 issues could increase the likelihood that these customers and counterparties become delinquent or default on the obligations to the Company. In addition to increasing the Company's risk exposure to problem loans, credit losses and liquidity problems, Year 2000 issues expose the Company to increased risk of litigation losses and expenses relating to the foregoing. There are other Year 2000 risks besides those described above that may impact the Company's business, results of operations and financial condition.

In May 1997 the Company established a Year 2000 Compliance Committee (the "Committee") and subsequently developed a Year 2000 Compliance Plan (the "Plan"). The objectives of the Plan and the Committee are to prepare the Company for the new millennium. The Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Company to identify risks, develop an action plan, perform adequate testing and complete affirmation that its processing systems will be Year 2000 ready. Execution of the Plan is currently on target. Prioritization of the most critical software applications and hardware configurations has been addressed, along with contract and service agreements. A significant portion of the Company's data processing software is provided by third party vendors. The Company has maintained ongoing contact with these vendors so that modification of the software for Year 2000 readiness is a top priority. The Company, in coordination with these vendors, has successfully completed testing all critical applications. In addition, all significant hardware that required replacement or

Page 46 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

--------------------------------------------------------------------------------

upgrade has been purchased and installed or the upgrade completed. Testing of this equipment has also been completed. The Company has contacted all other material vendors and suppliers regarding their Year 2000 state of readiness. Each of these third parties has delivered written assurance to the Company that they expect to be Year 2000 compliant prior to the Year 2000. The Company has completed contacting all material customers and non-information technology suppliers (i.e., utility systems, telephone systems and security systems) regarding their Year 2000 state of readiness. The Company is relying on the utility companies' internal testing and representations that they will provide the required services that drive the Company's data and communication systems. Any failure of the utilities to adequately address the Year 2000 issue could result in the Company being unable to service its customers on a timely basis. The Validation phase is now complete. The Implementation Phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going-forward basis, and is also now complete.

Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Company. Direct costs include potential charges by third party software vendors for product enhancements, the replacement of computer hardware and related equipment that was not Year 2000 ready with equipment that is, costs involved in testing software and hardware products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software and hardware products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in managing vendor progress, testing enhanced software and hardware products and implementing any necessary contingency plans. Total direct costs are estimated not to exceed $450,000, and are not expected to be material to the Company's results of operations in any one quarter or fiscal year. As of September 30, 1999, substantially all of the direct costs have been incurred. This estimate includes the cost, and resulting depreciation, of accelerating the replacement of computer equipment that is currently fully depreciated, or would have been by the Year 2000, and that would have been replaced in the ordinary course of business over the next two years. Year 2000 remediation costs are not expected to have a material adverse impact on the long-term results of operations, liquidity or consolidated financial position of the Company. The Company does not separately track the internal costs incurred for the Year 2000 project; such costs are principally the related payroll costs for its information systems group and other employees involved in the project.

The Company has developed remediation contingency plans and business resumption plans specific to the Year 2000. Remediation contingency plans address the actions to be taken if the current approach to remediating a system is falling behind schedule or otherwise appears to be in jeopardy of failing to deliver a Year 2000 ready system when needed. Business resumption contingency plans address the actions that would be taken if critical business functions cannot be carried out in the normal manner upon entering the next century due to system or supplier failure.

Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Company, such as customers, vendors, payment system providers and other financial institutions makes it impossible to assure that failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Company.

Recent Accounting and Legislative Developments

In June 1998, the FASB released SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133 - and Amendment of SFAS No. 133," which delays the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The impact of adopting this statement on the Company's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the future and purpose of any derivative instruments in use by management at that time. The Company has no plans to adopt the provisions of this statement prior to the effective date.

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 47

Corporate Information
--------------------------------------------------------------------------------

                              Corporate Information
                              ---------------------


Annual Meeting The annual meeting of the stockholders will be held at 5:00 p.m., on February 8, 2000 at the Perrysville Office of the Bank at 1009 Perry Highway, Pittsburgh, Pennsylvania. Stockholders are encouraged to attend.


Annual Report on Form 10-K A copy of Fidelity  Bancorp,  Inc.'s Annual Report on
   Form 10-K is available without charge to stockholders upon written request. Requests should be addressed to Investor Relations at the Company's headquarters. Also, periodic reporting documents filed with the Securities and Exchange Commission can be found on the SEC's website: http://www.sec.gov/cgi-bib/srch-edgar?0000769207

Investor  Relations  Analysts,   investors,   stockholders  and  others  seeking
   financial  information  are  asked  to  contact  Richard  G.  Spencer,  Chief
   Financial Officer, at the Company's headquarters. Requests for all other information should be addressed to Investor Relations at the Company's headquarters.

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

------------------------------------------------------------------------------------------------------------------

Investor Relations                    Dividend Reinvestment Plan Information      Financial Information

Fidelity Bancorp, Inc.                Investor Relations                          Richard G. Spencer
1009 Perry Highway                    Fidelity Bancorp, Inc.                      Chief Financial Officer
Pittsburgh, Pennsylvania 15237        1009 Perry Highway                          Fidelity Bancorp, Inc.
(412) 367-3300, X3139                 Pittsburgh, Pennsylvania 15237              1009 Perry Highway
                                      (412) 367-3300, X3139                       Pittsburgh, Pennsylvania 15237
Transfer Agent                                                                    (412) 367-3300, X3121

Registrar and Transfer Company                                                    Annual Report
10 Commerce Drive                                                                 on Form 10-K
Cranford, New Jersey 07016
(800) 866-1340                                                                    Investor Relations
                                                                                  Fidelity Bancorp, Inc.
                                                                                  1009 Perry Highway
                                                                                  Pittsburgh, Pennsylvania 15237
                                                                                  (412) 367-3300, X3139


Page 48 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

                                                       Capital Stock Information
--------------------------------------------------------------------------------

                                Stock Information
                                -----------------


The following table sets forth the fiscal 1999, 1998 and 1997 high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 25% stock split paid in March 1998 and the 10% stock dividend paid in May 1997.

 ....................................Stock Price................Dividends
--------------------------------------------------------------------------------
      Quarter Ended:.............High........Low...........Cash........Stock
--------------------------------------------------------------------------------
 ......September 30, 1999........$17.38.....$14.75..........$.100.........--
 ......June 30, 1999..............18.00......17.12............100.........--
 ......March 31, 1999.............18.12......16.38............090.........--
 ......December 31, 1998..........18.25......16.50............090.........--
--------------------------------------------------------------------------------
 ......September 30, 1998........$23.88.....$17.50..........$.090.........--
 ......June 30, 1998..............28.00......22.00............090 ........25%
 ......March 31, 1998.............25.59......21.70............072.........--
 ......December 31, 1997..........23.41......17.80............072.........--
--------------------------------------------------------------------------------
 ......September 30, 1997........$18.59.....$16.00..........$.072.........--
 ......June 30, 1997..............17.20......14.73............065.........10%
 ......March 31, 1997.............17.36......13.45............065.........--
 ......December 31, 1996..........14.91......13.45............058.........--
--------------------------------------------------------------------------------

As of September 30, 1999, Fidelity Bancorp, Inc. had 1,934,308 shares of stock outstanding and approximately 600 stockholders, including beneficial owners whose stock is held in nominee name.



COMMON STOCK                             TRUST PREFERRED SECURITIES
MARKET MAKERS                            MARKET MAKERS
-------------------------------------    -------------------------------------
NASDAQ National Market:                  NASDAQ National Market:
   Common Stock                             Trust Preferred Securities
   Symbol FSBI                              Symbol FSBIP

MARKET MAKERS                            MARKET MAKERS

Legg Mason Wood Walker Inc. (LEGG)       Ryan, Beck &Co. (RYAN)80 Main Street
2500 CNG Tower                           West Orange, NJ 07039--(800) 395-7926
625 Liberty Avenue
Pittsburgh, PA 15222--(800) 346-5075     The Ohio Company
                                         155 E. Broad Street
Ryan, Beck & Co.  (RYAN)                 Columbus, OH 43215 -- (800) 848-0927
80 Main Street
West Orange, NJ 07039--(800) 395-7926

Herzog, Heine, Geduld, Inc. (HRZG)
525 Washington Boulevard
Pavonia, NJ 07310--(800) 221-3600

Sandler O'Neill & Partners, L.P.
Two World Trade Center, 104th Floor
New York, NY 10048 -- (800) 635-6851


          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 49

                                  Fidelity Bank
                                  -------------

                                BANK HEADQUARTERS

      1009 Perry Highway, Pittsburgh, Pennsylvania 15237 - (412) 367-3300
                FAX (412) 364-6504 - E-Mail: admin@fidelitybk.com


                               BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------
              JOHN R. GALES                    ROBERT F. KASTELIC             OLIVER D. KEEFER
                President                          President                       Owner
         J.R. Gales & Associates                   X-Mark/CDT              Ralph E. Lane Company

           CHARLES E. NETTROUR                 JOANNE ROSS WILDER
                President                           Attorney                WILLIAM L. WINDISCH
         Martin & Nettrour, Inc.         Wilder, Mahood & Crenney, P.C.          President
    Retirement Designs Unlimited, Inc.                                    Chief Executive Officer

                                               JAMES E. SHEPARD
                                               Director Emeritus
                                               Retired President
                                           Power Equipment Company

                                    OFFICERS
------------------------------------------------------------------------------------------------------------

            WILLIAM L. WINDISCH                    LISA L. GRIFFITH, CPA                 DANIEL J. GOZZARD
                 President                            Vice President                  Assistant Vice President
          Chief Executive Officer                   Assistant Treasurer                Commercial Loan Officer
                                                        Controller
          RICHARD G. SPENCER, CPA                                                       CHRISTINE J. HOFFMAN
         Executive Vice President                    LEONARD T. CONLEY                Assistant Vice President
          Chief Financial Officer                      Vice President                         Operations
                Treasurer                           Residential Lending
                                                                                           NEAL H. JACKSON
             MICHAEL A. MOONEY                      LINDA D. METZMAIER                Assistant Vice President
         Executive Vice President                     Vice President                       Branch Manager
           Chief Lending Officer                 Internal Audit/Compliance
                                                                                           LYNNE A. MANSKI
             RICHARD L. BARRON                      ANTHONY J. PARAVATI               Assistant Vice President
           Senior Vice President                      Vice President                          Marketing
              Human Resources                     Commercial Loan Officer
            Assistant Secretary                                                             DONNA M. TILL
                                                    ARLENE P. PETROSKY                Assistant Vice President
               SANDRA L. LEE                          Vice President                       Branch Manager
           Senior Vice President                  Commercial Loan Officer
                Operations                                                               BERNARD T. UHRINEK
                                                   KENNETH J. BARKOVICH               Assistant Vice President
             ANTHONY F. ROCCO                    Assistant Vice President                  Data Processing
           Senior Vice President                      Branch Manager
             Community Banking                                                              LINDA M. YON
                                                    KAREN W. CARTWRIGHT               Assistant Vice President
               SUSAN J. LOWE                     Assistant Vice President                  Branch Manager
            Corporate Secretary          Financial Consultant/Registered Principal


Page 50 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries

                             Fidelity Bancorp, Inc.
                             ----------------------

                             CORPORATE HEADQUARTERS

       1009 Perry Highway, Pittsburgh, Pennsylvania 15237 oo(412) 367-3300
                FAX (412) 364-6504 o E-Mail: admin@fidelitybk.com



                               BOARD OF DIRECTORS
---------------------------------------------------------------------------------------------------
               JOHN R. GALES                   ROBERT F. KASTELIC             OLIVER D. KEEFER
                 President                          President                       Owner
          J.R. Gales & Associates                  X-Mark/CDT               Ralph E. Lane Company

            CHARLES E. NETTROUR                JOANNE ROSS WILDER            WILLIAM L. WINDISCH
                 President                          Attorney                      President
          Martin & Nettrour, Inc.        Wilder, Mahood & Crenney, P.C.    Chief Executive Officer
    Retirement Designs Unlimited, Inc.


                                    OFFICERS
--------------------------------------------------------------------------------
          WILLIAM L. WINDISCH                    SUSAN J. LOWE
               President                      Corporate Secretary
        Chief Executive Officer
                                             LISA L. GRIFFITH, CPA
        RICHARD G. SPENCER, CPA               Assistant Treasurer
       Executive Vice President
        Chief Financial Officer                RICHARD L. BARRON
               Treasurer                      Assistant Secretary

           MICHAEL A. MOONEY
       Executive Vice President




                              Independent Auditors
                                    KPMG LLP
                             One Mellon Bank Center
                         Pittsburgh, Pennsylvania 15219

          Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries - Page 51

                              Bank Branch Locations
                              ---------------------

                                  ALLISON PARK
                               1701 Duncan Avenue
                           Duncan Manor Shopping Plaza
                        Allison Park, Pennsylvania 15101
                                  412-366-1200

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

Page 52 - Annual Report 1999 - Fidelity Bancorp, Inc. and Subsidiaries