Form 10-K, Exhibit 13
period 2000-09-30
FIDELITY BANCORP INC
filed 2000-12-26
CIK 769207

EXHIBIT 13

--------------------------------------------------------------------------------
                                      CORPORATE PROFILE AND FINANCIAL HIGHLIGHTS
                                      ------------------------------------------

Corporate Profile
--------------------------------------------------------------------------------


     Fidelity Bancorp, Inc. (the Company) is a bank holding company organized underthe Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank (the Bank). The Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business through ten offices located in Allegheny and Butler counties.


Financial Highlights
-------------------------------------------------------------------------------------------------------------------

                                                                                           At or For the
                                                                                 Fiscal Years Ended September 30,

(in thousands, except per share data and percentages)                                  2000                1999
-------------------------------------------------------------------------------------------------------------------
Total assets                                                                          $543,209             $482,543
Total savings and time deposits                                                        290,631              269,118
Total loans receivable, net                                                            337,438              275,958
Total stockholders' equity                                                              29,587               26,046
                                                                                -----------------------------------
Net interest income                                                                    $12,545              $11,746
Provision for loan losses                                                                  470                  520
Net income                                                                               4,132                3,379
                                                                                -----------------------------------
Diluted earnings per share1                                                              $1.95                $1.53
Book value per share1                                                                    14.12                12.24
Average interest rate spread                                                              2.64%                2.73%
Return on average assets                                                                    80%                  74%
Return on average stockholders' equity                                                   15.70%               11.98%
                                                                                -----------------------------------
Common shares outstanding1                                                           2,095,104            2,127,739
===================================================================================================================

1 Per share amounts and common shares outstanding were restated to reflect the 10% stock dividend paid on November 28, 2000.

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000        1

------------------------------------------------------------------------------------------------------------------
                                                                                           SELECTED FINANCIAL DATA
                                                                                           -----------------------

FINANCIAL CONDITION DATA
-------------------------------------------------------------------------------------------------------------------
                                                                              September 30,
(in thousands)                                          2000         1999         1998         1997         1996
-------------------------------------------------------------------------------------------------------------------
Total assets                                        $543,209      $482,543     $406,044     $380,964     $317,874
Loans, net                                           337,438       275,958      218,892      182,869      151,263
Mortgage-backed securities1                           84,050        96,250      102,870      127,916       93,738
Investment securities and
  other earning assets2                               95,834        90,521       69,878       58,242       59,302
Savings and time deposits                            290,631       269,118      261,735      244,192      234,276
Advances from FHLB
  and other borrowings                               218,511       183,891      112,320      108,133       57,143
Stockholders' equity
  -substantially restricted                           29,587        26,046       29,021       25,881       21,778
Number of full service offices                            10             9            8            8            8
-------------------------------------------------------------------------------------------------------------------

OPERATIONS DATA
-------------------------------------------------------------------------------------------------------------------


                                                                    Fiscal Years Ended September 30,
                                                        2000         1999         1998         1997         1996
-------------------------------------------------------------------------------------------------------------------
Interest income                                      $36,477       $30,975      $28,047      $23,963      $20,986
Interest expense                                      23,932        19,229       17,364       13,882       11,832
                                                    ---------------------------------------------------------------
Net interest income                                   12,545        11,746       10,683       10,081        9,154
Provision for loan losses                                470           520          405          500          270
                                                    ---------------------------------------------------------------
Net interest income after
  provision for loan losses                           12,075        11,226       10,278        9,581        8,884
Gain (loss) on sale of investments and
  mortgage-backed securities, net                         (3)           64           84           53           27
Gain on sale of loans                                    210            17           11           28           17
Service fees and other income                          1,667         1,442        1,071          801          688
Operating expenses                                     8,333         8,153        7,315        6,488        8,073 3
                                                    ---------------------------------------------------------------
Income before income tax provision                     5,616         4,596        4,129        3,975        1,543
Income tax provision                                   1,484         1,217        1,204        1,256          226
                                                    ---------------------------------------------------------------
  Net income                                          $4,132        $3,379       $2,925       $2,719      $ 1,317 3
                                                    ---------------------------------------------------------------
  Diluted earnings per share4                          $1.95         $1.53        $1.31        $1.25      $   .61 3
  Cash dividends per share4                            $.364         $.345        $.295        $.236      $  .197
===================================================================================================================

1 Consists of mortgage-backed securities classified as investments held-to-maturity and available-for-sale.
2 Consists of interest-bearing deposits, investment securities classified as investments held-to-maturity and available-for-sale, and Federal Home Loan Bank stock.
3 Fiscal 1996 operating results include the effect of a one-time pre-tax payment to recapitalize the Savings Association Insurance Fund of$1.5 million. Exclusive of the special assessment, net income would have been $2,189, operating expenses would have been $6,536, and diluted earnings per share would have been $1.02 per share.
4 Per share amounts were restated to reflect the 25% stock split paid in March 1998 and the 10% stock dividend paid in November 2000,May 1997 and May 1996.

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000        5

--------------------------------------------------------------------------------
Independent Auditors' Report
----------------------------





The Board of Directors and Stockholders

Fidelity Bancorp, Inc. and Subsidiaries:



We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects,the financial position of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations an d their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG


Pittsburgh, Pennsylvania
October 20, 2000

6           Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

-------------------------------------------------------------------------------------------------------------------
                                                                     Consolidated Statements of Financial Condition
                                                                     ----------------------------------------------

                                                                                             September 30,

(in thousands, except per share data)                                                 2000                1999
-------------------------------------------------------------------------------------------------------------------
Assets
  Cash and amounts due from depository institutions                                    $7,119              $4,304
  Interest-earning demand deposits with other institutions                              1,072                 364
  Investment securities held-to-maturity (market value of $9,930 and $3,509)
    (Notes 2, 11, 12, 14 and 21)                                                        9,936               3,625
  Investment securities available-for-sale
    (cost of $77,154 and $81,446) (Notes 3, 12, 14 and 21)                             74,062              77,737
  Mortgage-backed securities held-to maturity
    (market value of $12,305 and $13,288) (Notes 4, 12, 14 and 21)                     12,449              13,400
  Mortgage-backed securities available-for-sale (cost of $73,638 and $85,296)
    (Notes 5, 12, 14 and 21)                                                           71,601              82,850
Loans receivable, net of the allowance of $2,910 and $2,477
    (Notes 6, 8, 9, 12 and 21)                                                        337,438             275,958
  Real estate owned, net                                                                  181                 107
  Federal Home Loan Bank stock, at cost (Notes 9 and 12)                               10,764               8,795
  Accrued interest receivable:
    Loans                                                                               1,605               1,271
    Mortgage-backed securities                                                            502                 552
    Investments and interest-earning deposits                                           1,036               1,063
  Office premises and equipment, net (Note 10)                                          5,576               4,700
  Goodwill and other intangible assets (Note 24)                                        1,710                  --
  Deferred tax assets (Note 16)                                                         3,444               3,155
  Prepaid income taxes (Note 16)                                                           35                  --
  Prepaid expenses and sundry assets                                                    4,679               4,662
                                                                                ----------------------------------
                                                                                     $543,209            $482,543
==================================================================================================================

Liabilities and Stockholders' Equity

  Liabilities:
    Savings and time deposits (Notes 11 and 21)                                      $290,631            $269,118
    Federal Home Loan Bank advances (Notes 12 and 21)                                 202,885             170,600
    Other borrowings                                                                      396                  --
    Guaranteed preferred beneficial interest in Company's debentures (Note 13)         10,250              10,250
    Reverse repurchase agreements (Notes 14 and 21)                                     4,980               3,041
    Advance payments by borrowers for taxes and insurance                               1,427               1,298
    Accrued interest payable                                                            2,050               1,153
    Accrued income taxes (Note 16)                                                         --                 199
    Other accrued expenses and sundry liabilities                                       1,003                 838
                                                                                ----------------------------------
                                                                                      513,622             456,497
                                                                                ----------------------------------

  Stockholders' Equity (Notes 1, 16, 17, 18 and 25):
    Common stock, $0.01 par value per share;
      10,000,000 shares authorized; 2,212,336 and
      2,188,871 shares issued                                                              22                  20
    Treasury stock, at cost - 117,232 and 61,132 shares                                (1,680)               (953)
    Additional paid-in capital                                                         14,524              14,305
    Retained earnings-- substantially restricted                                       20,106              16,736
    Accumulated other comprehensive income (loss), net of tax                          (3,385)             (4,062)
                                                                                ----------------------------------
                                                                                       29,587              26,046
                                                                                ----------------------------------

                                                                                     $543,209            $482,543
==================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000        7

-------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Income
---------------------------------

For the fiscal years ended September 30, 2000, 1999 and 1998
(in thousands, except per share data)                                         2000          1999           1998
-------------------------------------------------------------------------------------------------------------------

Interest income:
  Loans                                                                      $24,241        $19,410       $16,597
  Mortgage-backed securities                                                   6,078          6,738         7,597
  Investment securities                                                        6,114          4,796         3,779
  Deposits with other institutions                                                44             31            74
                                                                          -----------------------------------------
    Total interest income                                                     36,477         30,975        28,047
                                                                          -----------------------------------------
Interest expense:
  Savings and time deposits (Note 11)                                         10,949         10,545        10,940
  Borrowed funds                                                              11,959          7,660         5,400
  Guaranteed preferred beneficial interest
    in Company's debentures (Note 13)                                          1,024          1,024         1,024
                                                                          -----------------------------------------
    Total interest expense                                                    23,932         19,229        17,364
                                                                          -----------------------------------------
Net interest income before provision for loan losses                          12,545         11,746        10,683
Provision for loan losses (Note 8)                                               470            520           405
                                                                          -----------------------------------------
Net interest income after provision for loan losses                           12,075         11,226        10,278
                                                                          -----------------------------------------
Other income:
  Loan service charges and fees                                                  211            161           130
  Gain (loss) on sale of investment and
    mortgage-backed securities, net                                               (3)            64            84
  Gain on sale of loans                                                          210             17            11
  Deposit service charges and fees                                               643            566           413
  Other operating income                                                         813            715           528
                                                                          -----------------------------------------
    Total other income                                                         1,874          1,523         1,166
                                                                          -----------------------------------------
Operating expenses:
  Compensation, payroll taxes and fringe benefits (Notes 18 and 19)            4,943          4,805         4,291
  Office occupancy and equipment expense                                         748            811           669
  Depreciation and amortization                                                  587            582           516
  Federal insurance premiums                                                      85            156           155
  (Gain) loss on real estate owned, net                                           32            (36)           12
  Intangible amortization                                                         21             --            --
  Other operating expenses                                                     1,917          1,835         1,672
                                                                          -----------------------------------------
    Total operating expenses                                                   8,333          8,153         7,315
                                                                          -----------------------------------------
Income before income tax provision                                             5,616          4,596         4,129
Income tax provision (Note 16)                                                 1,484          1,217         1,204
                                                                          -----------------------------------------
    Net income                                                                $4,132         $3,379        $2,925
                                                                          =========================================

  Basic earnings per share (Note 1)                                            $1.97          $1.56         $1.35
  Diluted earnings per share (Note 1)                                          $1.95          $1.53         $1.31
==================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

8          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

===================================================================================================================
                                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                    -----------------------------------------------


For the fiscal years ended September 30, 2000, 1999 and 1998
                                                                                         Accumulated
                                                                                            Other        Total
                                                  Additional                            Comprehensive   Stock-
                                        Common      Paid-In     Treasury     Retained   Income (Loss)  holders'
(in thousands)                          Stock       Capital       Stock      Earnings    Net of Tax     Equity
--------------                          -----       -------       -----      --------    ----------     ------
Balance at September 30, 1997            $15        $13,811        $--         $11,822         $233       $25,881

Comprehensive income:
  Net income                              --             --         --           2,925           --         2,925
  Other comprehensive income,
     net of tax of $227                   --             --         --              --          494           494
----------------------------------------------------------------------------------------------------------------------
Total comprehensive income                --             --         --           2,925          494         3,419

Stock options exercised, including
  tax benefit of $71 (Note 18)             1            251         --              --           --           252
Stock split paid (Note 1)                  4             (4)        --              --           --            --
Cash dividends paid                       --             --         --            (641)          --          (641)
Sale of stock through Dividend
  Reinvestment Plan                       --            110         --              --           --           110
======================================================================================================================
Balance at September 30, 1998             20         14,168         --          14,106          727        29,021

Comprehensive income:
  Net income                              --             --         --           3,379           --         3,379
  Other comprehensive loss,
    net of tax of ($2,410)                --             --         --              --       (4,740)       (4,740)
  Reclassification adjustment,
    net of tax of ($25)                   --             --         --              --          (49)          (49)
----------------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss):        --             --         --           3,379       (4,789)       (1,410)

Stock options exercised                   --             39         --              --           --            39
Cash dividends paid                       --             --         --            (749)          --          (749)
Treasury stock purchased
  (61,132 shares)                         --             --       (953)             --            --         (953)
Sale of stock through Dividend
  Reinvestment Plan                       --             98         --              --            --           98
======================================================================================================================
Balance at September 30, 1999             20         14,305       (953)         16,736        (4,062)      26,046

Comprehensive income:
  Net income                              --             --         --           4,132            --        4,132
  Other comprehensive income,
    net of tax of $346                    --             --         --              --           671          671
  Reclassification adjustment,
    net of tax of $2                      --             --         --              --             6            6
----------------------------------------------------------------------------------------------------------------------
Total comprehensive income:               --             --         --           4,132           677        4,809

Stock dividend paid (Note 1)               2             (2)        --              --            --           --
Stock options exercised                   --            149         --              --            --          149
Cash dividends paid                       --             --         --            (762)           --         (762)
Treasury stock purchased
  (56,100 shares)                         --             --       (727)             --            --         (727)
Sale of stock through Dividend
  Reinvestment Plan                       --             72         --              --            --           72
======================================================================================================================

Balance at September 30, 2000            $22        $14,524    $(1,680)        $20,106       $(3,385)     $29,587
======================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000        9

===========================================================================================================
Consolidated Statements of Cash Flows
-------------------------------------

For the fiscal years ended September 30, 2000, 1999 and 1998
(in thousands)                                                              2000        1999        1998
-----------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                             $  4,132    $  3,379    $  2,925
  Adjustments to reconcile  net income to net cash
    provided by operating activities:
      Provision for loan losses                                               470         520         405
      (Gain) loss on real estate owned                                         32         (36)         12
      Depreciation of premises and equipment                                  587         582         516
      Deferred loan fee amortization                                        (178)        (260)       (175)
      Amortization of investment and mortgage-backed
        securities discounts/premiums, net                                    147         341         397
      Deferred income tax provision                                           492          21          75
      Amortization of intangibles                                              21          --          --
      Net gain on sale of investments                                          (7)       (191)       (209)
      Net loss on sale of mortgage-backed securities                           10         127         125
      Loans held-for-sale originated                                       (1,221)       (973)       (372)
      Sale of loans held-for-sale                                           1,230         978         374
      Net gain on sale of loans                                              (210)        (17)        (11)
      Increase in interest receivable                                        (257)       (313)       (158)
      Increase in interest payable                                            897         422          42
      Increase (decrease) in accrued taxes                                   (234)         28         (47)
      Tax benefit relating to stock benefit plan                               --          --          71
      Other changes-- net                                                    (962)        572      (3,178)
                                                                        ---------------------------------
    Net cash provided by operating activities                               4,949       5,180         792
                                                                        ---------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale                    12,350       3,424      17,345
  Proceeds from sales of mortgage-backed securities available-for-sale      1,353       8,577      43,760
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                             4,202      12,508       5,255
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                       11,062      26,963      19,812
  Purchases of investment securities available-for-sale                    (9,350)    (40,400)    (35,168)
  Purchases of mortgage-backed securities available-for-sale                   --     (38,532)    (52,578)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                                  --       5,000      14,921
  Purchases of investment securities held-to-maturity                      (6,302)     (2,004)    (12,997)
  Proceeds from maturities and principal repayments
     of mortgage-backed securities held-to-maturity                         2,884       6,436      13,987
  Purchases of mortgage-backed securities held-to-maturity                 (1,974)         --          --
  Net increase in loans                                                   (34,909)    (58,701)    (37,327)
  Sale of other loans                                                       3,063       1,266         709
  Additions to office premises and equipment                                 (413)     (1,845)       (512)
  Net purchases of FHLB stock                                              (1,969)     (3,745)       (165)
  Acquisition of Pennwood Bancorp, Inc., net                               (5,411)         --          --
  Sale of loans obtained in Pennwood acquisition                           16,274          --          --
  Sale of branches and deposits                                           (14,639)         --          --
                                                                        ---------------------------------
    Net cash used by investing activities                                $(23,779)   $(81,053)   $(22,958)
                                                                        ---------------------------------
                                                                     (continued)

10         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

====================================================================================================================
                                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                                                  -------------------------------------------------

For the fiscal years ended September 30, 2000, 1999 and 1998
(in thousands)                                                                  2000          1999           1998
-------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase in savings and time deposits                                   $7,001         $7,383       $17,543
  Increase in reverse repurchase agreements and other borrowings               2,335          1,171           687
  Net increase in FHLB advances                                               14,285         70,400         3,500
  Cash dividends paid                                                           (762)          (749)         (641)
  Stock options exercised                                                        149             39           181
  Proceeds from sale of stock                                                     72             98           110
  Acquisition of treasury stock                                                 (727)          (953)           --
  Debt issuance costs                                                             --             --           (36)
                                                                           -----------------------------------------
    Net cash provided by financing activities                                 22,353         77,389        21,344
                                                                           -----------------------------------------
Increase (decrease) in cash and cash equivalents                               3,523          1,516          (822)
Cash and cash equivalents at beginning of year                                 4,668          3,152         3,974
                                                                           -----------------------------------------
    Cash and cash equivalents at end of year                                  $8,191         $4,668        $3,152
====================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
-------------------------------------------------------------------------------------------------------------------
For the fiscal years ended September 30, 2000, 1999 and 1998
(in thousands)                                                                  2000           1999          1998
-------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest on deposits and other borrowings                                   $ 23,035       $18,807       $17,322
  Income taxes                                                                   1,563         1,210         1,225

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCIAL ACTIVIITES
-------------------------------------------------------------------------------------------------------------------
Transfer of loans to real estate owned                                        $    330       $   134       $    21
====================================================================================================================

The Company purchased all of the common stock
  of Pennwood Bancorp, Inc. for $7.3 million
  In conjunction with the acquisition, the assets acquired
    and liabilities assumed were as follows:
    Fair value of assets acquired                                             $ 56,049       $    --       $    --
    Fair value of liabilities assumed                                          (50,501)           --            --
    Cash paid for Pennwood Bancorp, Inc. stock                                  (7,278)           --            --
                                                                           -----------------------------------------
    Excess liabilities assumed over assets acquired                           $ (1,730)      $    --       $    --
====================================================================================================================
The Company sold the two branch offices, and the related
  deposits, of Pennwood Savings Bank located in
  Kittanning, Pennsylvania. In conjunction with the sale:
    Assets sold                                                               $    769       $    --       $    --
    Deposits and liabilities sold                                             $ 17,611       $    --       $    --
====================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       11

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


(1)  Summary of Significant Accounting Policies


Nature of Operations and Use of Estimates

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiaries, Fidelity Bank, PaSB, a Pennsylvania-chartered, FDIC-insured state savings bank and FBCapital Trust, a statutory business trust incorporated in Delaware. The Bank conducts business through ten offices in Allegheny and Butler counties.


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


Loans


Loans receivable are stated at unpaid principal balances net of the allowance for loan losses, net deferred loan fees and discounts. Loans are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Management

                                                                (Note continued)

12         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank identifies and evaluates impaired loans on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible. Any excess of the Bank's recorded investment in impaired loans over the measured value of the loans are provided for in the allowance for loan losses. The Bank considers all one-to-four family residential mortgage loans and all installment loans (as presented in Note 6) to be smaller homogeneous loans, which are evaluated collectively for impairment. The Bank reviews its loans for impairment on a quarterly basis.

The accrual of interest on all loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. When interest accrual is discontinued, all unpaid accrued interest is reversed. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectibility of principal.

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

Provisions for Losses


Provisions for estimated losses on loans and real estate owned are charged to earnings in an amount that results in an allowance appropriate, in management's judgment, to cover probable losses based on management's evaluation of portfolio risk, past and expected loss experience and economic conditions.

Office Premises and Equipment


Office premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets.


Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease.

Intangible Assets


Intangible assets arising from purchase business combinations are amortized to expense over the periods estimated to be benefitted, which is, on a weighted average basis, 15 years.

                                                                (Note continued)

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       13

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)

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


Earnings per Share

Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. All weighted average share and per share amounts reflect the 10% stock dividend paid on November 28, 2000, and the 25% stock split paid on March 31, 1998. The following table sets forth the computation of basic and diluted earnings per share:

                                                                        September 30,
                                                              2000          1999        1998
---------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                                 $4,132       $3,379      $2,925
  Weighted average shares outstanding                     2,095,631    2,165,847   2,159,117
  Earnings per share                                          $1.97        $1.56       $1.35
Diluted earnings per share:
  Net income                                                 $4,132       $3,379      $2,925
  Weighted average shares outstanding                     2,095,631    2,165,847   2,159,117
  Dilutive effect of employee stock options                  27,060       48,672      72,919
  Total diluted weighted average shares outstanding       2,122,691    2,214,519   2,232,036
  Earnings per share                                          $1.95        $1.53       $1.31
---------------------------------------------------------------------------------------------

Options to purchase 100,623 shares of common stock at prices from $13.22 to $21.09, 78,742 shares at prices from $15.68 to $21.09, and 79,543 shares at prices from $13.22 to $21.09 were outstanding during 2000, 1999 and 1998, respectively, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

                                                                (Note continued)

14         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

Comprehensive Income

The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended September 30, 2000, 1999 and 1998, the Company's total comprehensive income
(loss) was $4,809, $(1,410) and $3,419, respectively. Total comprehensive income is comprised of net income of $4,132, $3,379 and $2,925, respectively, and other comprehensive income (loss) of $677, $(4,789) and $494, net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available-for-sale.

  (2) Investment Securities Held-to-Maturity

Investment securities held-to-maturity at September 30, 2000 and 1999 are as follows:

                                                                   Gross         Gross
                                                     Amortized  Unrealized    Unrealized    Market
At September 30, 2000                                  Cost        Gains        Losses       Value
--------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years           $  958      $   7        $  --       $  965
  Due beyond five years, but within ten years           2,000         --         (142)       1,858

Municipal obligations:
  Due beyond ten years                                  5,347         78           --        5,425

Corporate obligations:
  Due beyond one year, but within five years              500         15           --          515
  Due beyond five years, but within ten years           1,131         36           --        1,167
                                                       -------------------------------------------
                                                       $9,936       $136        $(142)      $9,930
==================================================================================================

                                                                   Gross         Gross
                                                     Amortized  Unrealized    Unrealized    Market
At September 30, 1999                                  Cost        Gains        Losses       Value
--------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond ten years                                 $2,000       $    --     $ (119)     $1,881

Municipal obligations:
  Due beyond ten years                                  1,625             3         --       1,628
                                                       -------------------------------------------
                                                       $3,625       $     3     $ (119)     $3,509
==================================================================================================

At September 30, 2000, the Bank had outstanding commitments to purchase $704 of investment securities held-to-maturity. Non-taxable interest income was $295, $91, and $91 in fiscal 2000, 1999 and 1998, respectively. There were no sales of investment securities held-to-maturity in 2000, 1999 or 1998.

---------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000         15

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)


(3)  Investment Securities Available-for-Sale


Investment securities available-for-sale at September 30, 2000 and 1999 are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2000                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                        $  1,998    $    10     $    (4)     $  2,004
  Due beyond five years, but within ten years                         11,872          9        (281)       11,600
  Due beyond ten years                                                 9,719         --        (854)        8,865
Asset-backed securities:
  Due beyond five years, but within ten years                          1,965         31          --         1,996
  Due beyond ten years                                                 3,329        153          --         3,482
Municipal obligations:
  Due beyond five years, but within ten years                          1,387         --         (32)        1,355
  Due beyond ten years                                                36,644        131      (1,956)       34,819
Corporate obligations:
  Due beyond one year, but within five years                           4,453         27         (44)        4,436
Equity securities                                                      1,304         96        (202)        1,198
Mutual funds                                                           2,063         23         (71)        2,015
Trust preferred securities:
  Due beyond ten years                                                 1,250          5        (111)        1,144
Federal Home Loan Mortgage Corp.
  Preferred Stock                                                        920          5         (24)          901
Federal National Mortgage Assoc
  Preferred Stock                                                        250         --          (3)          247
                                                                    ---------------------------------------------
                                                                    $ 77,154    $   490     $(3,582)      $74,062
=================================================================================================================

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1999                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due within one year                                               $ 1,500      $     2      $     --     $ 1,502
  Due beyond one year, but within five years                          4,499           --           (16)      4,483
  Due beyond five years, but within ten years                        12,436           --          (376)     12,060
  Due beyond ten years                                                8,986           --          (718)      8,268
Asset-backed securities:
  Due beyond ten years                                                5,263          108            --       5,371
Municipal obligations:
  Due beyond five years, but within ten years                         1,388           --           (48)      1,340
  Due beyond ten years                                               40,624           88        (2,489)     38,223
Corporate obligations:
  Due within one year                                                   494            6            --         500
  Due beyond one year, but within five years                          1,480           --           (11)      1,469
Equity securities                                                     1,580           --          (169)      1,411
Mutual funds                                                          1,945           14           (64)      1,895
Trust preferred securities:
  Due beyond ten years                                                  750           --           (49)        701
Federal Home Loan Mortgage Corp.
  Preferred Stock                                                       501           13            --         514
                                                                   -----------------------------------------------
                                                                    $81,446      $   231      $(3,940)     $77,737
==================================================================================================================


At September 30, 2000, the Bank had no outstanding commitments to purchase investment securities available-for-sale. Non-taxable interest income was $1,781, $1,770 and $1,138 in fiscal 2000, 1999 and 1998, respectively. Proceeds from sales of investment securities available-for-sale were $12.3 million, $3.4 million and $17.3 million in 2000, 1999 and 1998, respectively. Gross gains of $154, $191, and $218 and gross losses of $147, $0, and $9 were realized on these sales in 2000, 1999 and 1998, respectively.


16       Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000-----------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

(4)  Mortgage-Backed Securities Held-to-Maturity


Mortgage-backed securities held-to-maturity were comprised of the following:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2000                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years          $    10     $    --       $    --     $    10
Federal Home Loan Mortgage Corporation:
  Contractually due within one year                                      32          --            --          32
  Contractually due beyond one year, but within five years               66          --            --          66
  Contractually due beyond five years, but within ten years           4,505           7           (52)      4,460
  Contractually due beyond ten years                                  1,968           3           (42)      1,929
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years            1,029          --           (18)      1,011
  Contractually due beyond five years, but within ten years             743           1            (3)        741
  Contractually due beyond ten years                                  2,395           6           (26)      2,375
  Collateralized Mortgage Obligations:
  Contractually due beyond ten years                                  1,701          --           (20)      1,681
                                                                    ---------------------------------------------
                                                                    $12,449     $    17       $  (161)    $12,305
==================================================================================================================

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1999                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years          $     19    $     --      $    --     $    19
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years               148          --           --         148
  Contractually due beyond five years, but within ten years            5,730          40          (54)      5,716
  Contractually due beyond ten years                                   2,226           4          (52)      2,178
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years             1,505          --          (28)      1,477
  Contractually due beyond five years, but within ten years               73           3           --          76
  Contractually due beyond ten years                                   3,692          12          (38)      3,666
Collateralized Mortgage Obligations:
  Contractually due within one year                                        7           1           --           8
                                                                    ----------------------------------------------
                                                                    $ 13,400    $     60      $  (172)    $13,288
==================================================================================================================

At September 30, 2000, the Bank had no outstanding commitments to purchase mortgage-backed securities held-to-maturity. There were no sales of mortgage-backed securities classified as held-to-maturity during 2000, 1999, or 1998.


---------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000         17

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)


(5)  Mortgage-Backed Securities Available-For-Sale


Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2000                                                Cost        Gains        Losses      Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $20,438      $    --      $  (498)      $19,940
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years                                 5,813           --         (157)        5,656
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years           2,185           --          (65)        2,120
  Contractually due beyond ten years                                11,178           --         (463)       10,715
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years          2,643            8          (73)        2,578
  Contractually due beyond ten years                                31,381           81         (870)       30,592
                                                                   ------------------------------------------------
                                                                   $73,638      $    89      $(2,126)      $71,601
===================================================================================================================

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 1999                                                Cost        Gains        Losses      Value
--------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $ 23,016     $    --      $   (605)     $ 22,411
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years                                  6,601          --          (182)        6,419
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years            3,144          --           (72)        3,072
  Contractually due beyond ten years                                 12,722          --          (550)       12,172
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years           3,116           1           (48)        3,069
  Contractually due beyond ten years                                 36,697          79        (1,069)       35,707
                                                                   -------------------------------------------------
                                                                   $ 85,296     $    80      $ (2,526)     $ 82,850
====================================================================================================================

At September 30, 2000, the Bank had no outstanding commitments to purchase mortgage-backed securities available-for-sale. Proceeds from sales of mortgage-backed securities available-for-sale during 2000, 1999 and 1998 were$1.4 million, $8.6 million and $43.8 million, respectively. Gross gains of $0, $0, and $160, and gross losses of $10, $127, and $285 were realized on these sales in 2000, 1999 and 1998, respectively.

18       Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000-----------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

(6)  Loans Receivable


Loans receivable, net are summarized as follows:

                                                            September 30,
                                                        2000             1999
--------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
    1-4 family dwellings                             $207,853         $156,112
    Multi-family dwellings                              5,282            4,007
  Commercial                                           22,706           26,513
  Construction                                         10,900           22,689
                                                     ---------------------------
                                                      246,741          209,321
                                                     ---------------------------
Less:
  Loans in process                                     (6,558)         (14,696)
  Unearned discounts and fees                          (2,033)          (1,453)
                                                     ---------------------------
                                                      238,150          193,172
                                                     ---------------------------
Installment loans:
  Home equity                                          64,215           51,316
  Consumer loans                                        2,314            1,802
  Credit cards                                             26            2,859
  Other                                                 2,059            1,892
                                                     ---------------------------
                                                       68,614           57,869
                                                     ---------------------------
Commercial business loans and leases:
  Commercial business loans                            27,461           22,072
Commercial leases                                       6,123            5,322
                                                     ---------------------------
                                                       33,584           27,394
                                                     ---------------------------
Less: Allowance for loan losses                        (2,910)          (2,477)
                                                     ---------------------------
    Loans receivable, net                            $337,438         $275,958
================================================================================

Commitments to originate loans at September 30, 2000 were approximately as follows:


                                                        Rate            Amount
--------------------------------------------------------------------------------
First mortgage loans:
  Fixed-rate                                        7.25% to 9.50%      $  865

Other loans:
  Fixed-rate                                        7.62% to 13.00%        585
  Adjustable-rate                                   8.12% to 14.25%        771
                                                  ------------------------------
                                                                        $2,221
================================================================================

The Bank conducts its business through ten offices located in the greater Pittsburgh metropolitan area. At September 30, 2000, the majority of the Bank's net loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

---------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000         19

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)


(7)  Loan Servicing Portfolio


The amount of loans serviced for others, which are not reflected in the accompanying consolidated financial statements, was $441, $4,532, and $6,119 at September 30, 2000, 1999 and 1998, respectively.


(8)  Allowance for Losses on Loans .


Changes in the allowance for loan losses are as follows:


                                                                       Total
--------------------------------------------------------------------------------
Balance at September 30, 1997                                         $1,931
Provision for loan losses                                                405
Charge-offs                                                             (110)
Recoveries                                                                17
--------------------------------------------------------------------------------
Balance at September 30, 1998                                          2,243
Provision for loan losses                                                520
Charge-offs                                                             (326)
Recoveries                                                                40
--------------------------------------------------------------------------------
Balance at September 30, 1999                                          2,477
Allowance for loan losses of Pennwood Bancorp, Inc                       358
Provision for loan losses                                                470
Charge-offs                                                             (425)
Recoveries                                                                30
--------------------------------------------------------------------------------
Balance at September 30, 2000                                         $2,910
================================================================================

Non-accrual loans were approximately $2.0 million, $2.4 million and $.6 million at September 30, 2000, 1999 and 1998, respectively. The foregone interest on those loans for the periods ended September 30, 2000, 1999 and 1998, was $67, $165 and $25, respectively. The amount of interest income on such loans actually included in income in the periods ending September 30, 2000, 1999 and 1998 was $28, $63 and $30, respectively. There are no commitments to lend additional funds to debtors in non-accrual status.


The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $560 and $304 atSeptember 30, 2000 and 1999, respectively. Included in the 2000 amount is $560 of impaired loans for which the related allowance for credit losses was $175 and no impaired loans that as a result of write-downs do not have an allowance for credit losses. Included in the 1999 amount is $304 of impaired loans for which the related allowance for credit losses was $50 and no impaired loans that as a result of write-downs did not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 2000, 1999 and 1998 was approximately $235, $326, and $205, respectively. For the fiscal years ended September 30, 2000, 1999 and 1998, the Company recognized interest income on those impaired loans of $0, $6, and $17, respectively, using the cash basis of income recognition.


Management believes that the allowance for losses on loans is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments using information available to them at the time of examination.


20        Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000----------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

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


(10) Office Premises and Equipment

Office premises and equipment at September 30, 2000 and 1999 are summarized as follows:

                                                            2000          1999
--------------------------------------------------------------------------------
Land                                                     $   540       $   509
Office buildings                                           4,801         3,780
Furniture, fixtures and equipment                          3,297         2,904
Leasehold improvements                                       500           500
                                                         -----------------------
                                                           9,138         7,693
                                                         -----------------------
Less accumulated depreciation and amortization            (3,562)       (2,993)
                                                         -----------------------
  Office premises and equipment, net                     $ 5,576       $ 4,700
================================================================================


The Bank has operating leases with respect to three branch offices and the Bank's Loan Center, which expire on various dates through fiscal 2008. Lease expense amounted to $169, $226, and $157 in fiscal years 2000, 1999 and 1998, respectively. Minimum annual lease commitments are approximately as follows:

      Years Ended September 30              Amount
      --------------------------------------------
                2001                         172
                2002                         157
                2003                         154
                2004                         154
                2005                         114
             Thereafter                      213

----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000        21

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)

(11) Savings and Time Deposits .

Savings and time deposit balances at September 30, 2000 and 1999 are summarized as follows:
                                                                September 30,
                               Stated Rates                     2000      1999
--------------------------------------------------------------------------------
Balance by type:

Savings Deposits:
     Demand deposits    noninterest-bearing                  $ 19,115   $13,144
     NOW accounts       1.50% in 2000 and 1.50% in 1999        32,585    29,757
     Passbooks          2.50% in 2000 and 2.50% in 1999        52,289    48,473
     Money market
       deposit accounts 2.97% in 2000 and 3.00% in 1999        14,755    17,539
                                                             -------------------
                                                              118,744   108,913
--------------------------------------------------------------------------------
Time Deposits:
     Fixed-rate                 1.00% to 2.99%                    231         1
                                3.00% to 4.99%                 25,558    79,657
                                5.00% to 6.99%                140,227    72,218
                                7.00% to 8.99%                  3,563     5,266
                                9.00% to 10.99%                    15        16
     Negotiated-rate            4.01% to 7.10%                  2,293     3,047
                                                             -------------------
                                                              171,887   160,205
                                                             -------------------
                                                             $290,631   269,118
================================================================================

The weighted-average interest rate for all deposits was 4.21% and 3.81% at September 30, 2000 and 1999, respectively. Time deposits with balances of $100 or more totalled $2.2 million at September 30, 2000.

At September 30, 2000, investment securities with a carrying value of $2.0 million were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 2000 and 1999 are summarized as follows:

                                                                     September 30,
                                                                2000                1999
--------------------------------------------------------------------------------------------
Within one year                                              $ 85,176            $106,501
Beyond one year but within two years                           66,596              26,006
Beyond two years but within three years                         7,762              13,501
Beyond three years but within four years                        3,969               3,991
Beyond four years but within five years                         4,910               5,525
Beyond five years                                               3,474               4,681
                                                         ----------------------------------
                                                             $171,887            $160,205
===========================================================================================

Interest expense by deposit category is as follows:          Years Ended September 30,
                                                            2000        1999         1998
-------------------------------------------------------------------------------------------
NOW accounts                                             $   465    $    427      $   380
Passbooks                                                  1,270       1,233        1,193
Money market deposit accounts                                449         423          419
Time deposits                                              8,765       8,462        8,948
                                                         ----------------------------------
                                                         $10,949     $10,545      $10,940
===========================================================================================

22          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)


(12) Federal Home Loan Bank Advances


Federal Home Loan Bank advances are as follows:
                                                             September 30,
                                       Interest Rate        2000        1999
--------------------------------------------------------------------------------
Due Date
RepoPlus Advances                          6.66%          $48,770     $47,600
Fixed Rate Advances:
   October 30, 2000                        4.68%            3,000       3,000
   August 28, 2001                         5.61%              930          --
   October 29, 2001                        4.80%            5,000       5,000
   January 14, 2002                        6.95%           20,000          --
   July 14, 2003                           7.12%           10,000          --
   August 30, 2004                         6.88%           10,000          --
Convertible Select Advances:
   June 21, 2001                           5.25%               --      10,000
   February 14, 2002                       5.48%               --      10,000
   March 19, 2002                          6.08%               --      10,000
   June 6, 2002                            6.13%               --       5,000
   June 20, 2002                           6.20%               --       5,000
   July 1, 2002                            6.60%           15,000          --
   July 11, 2002                           5.60%               --      10,000
   October 3, 2002                         5.42%               --      10,000
   November 18, 2002                       5.32%               --      10,000
   January 6, 2003                         5.58%               --      10,000
   May 12, 2003                            6.72%           10,000          --
   June 16, 2003                           6.46%           15,000          --
   September 15, 2003                      4.78%               --       5,000
   April 25, 2005                          5.55%               --       5,000
   February 20, 2008                       5.48%           10,000      10,000
   June 2, 2008                            5.17%               --       5,000
   October 7, 2008                         4.69%           14,185          --
   December 18, 2008                       5.15%           10,000      10,000
   October 22, 2009                        5.52%            1,000          --
   March 17, 2010                          6.05%           20,000          --
   August 30, 2010                         5.93%           10,000          --
================================================================================
Total FHLB Advances                                      $202,885    $170,600
================================================================================

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 2000 is $32.5 million.


FHLB "RepoPlus" Advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" Advances during fiscal 2000 and 1999, ranging individually from $50 to $36,130, and from $50 to $34,900, respectively. The daily average balance

                                                                (Note continued)

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       23

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)

during 2000 and 1999 was $60.9 and $24.7 million, respectively, and the daily average interest rate was 6.17% and 5.14%, respectively, with an average interest rate at fiscal year-end 2000 of 6.66% and fiscal year-end 1999 of 5.48%. The maximum amount outstanding at any month-end during 2000 and 1999 was $82.4 and $48.9 million, respectively.


FHLB "Convertible Select" Advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee. The Bank utilized "Convertible Select" Advances during fiscal 2000 and 1999, with individual advances ranging from $1 to $20 million each year. The daily average balance during 2000 and 1999 was $123.0 million and $105.6 million, respectively. The daily average interest rate during 2000 and 1999 was 5.70% and 5.53%, respectively. The average interest rate at fiscal year end 2000 and 1999 was 5.72% and 5.51%, respectively. The maximum amount outstanding at any month end during 2000 and 1999 was $134 million and $115 million, respectively.

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

On July 17, 1997, on behalf of the Trust, the Company requested relief from the Office of Chief Counsel of the Division of Corporation Finance of the Securities and Exchange Commission, exempting the Trust from the reporting requirements of the Securities Exchange Act of 1934. The Trust is a wholly-owned subsidiary of the Company, has no independent operations and issued securities that contain a full and unconditional guarantee of its parent, the Company. On January 29, 1998,the Company received notif ication from the Division exempting the Trust from the reporting requirements.

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

24          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

At September 30, 2000, these agreements had a weighted-average interest rate of 5.85% and mature within one month. Short-term borrowings under repurchase agreements averaged $3.8 million and $2.8 million during 2000 and 1999, respectively. The maximum amount outstanding at any month-end was $5.0 million and $3.8 million during 2000 and 1999, respectively. At September 30, 2000, short-term borrowings under agreements to repurchase securities sold are summarized as follows:
                                                           Collateral
                                                  ------------------------------
                                                        U.S. Government &
                                  Weighted         Federal Agency Obligations
                  Repurchase       Average        ------------------------------
                  Liability     Interest Rate     Book Value     Market Value
--------------------------------------------------------------------------------
Within 30 days      $4,980          5.85%           $7,340          $7,042
================================================================================


(15) Financial Instruments with Off-Balance Sheet Risk


At September 30, 2000 and 1999, respectively, the Bank had outstanding commitments to originate loans of $2.2 million and $3.1 million.

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 2000 and 1999 was $9.5 million and $18.1 million, respectively, for consumer lines of credit and $12.5 million and $10.8 million, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 9.25% to 18.00%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 2000 and 1999 was $125 and $134, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

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

The Bank does not have any off-balance sheet risk at September 30, 2000, except for the commitments referenced above.

(16) Income Taxes

The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:

                                      Fiscal Years Ended September 30,
                                     2000            1999         1998
-------------------------------------------------------------------------
Current
  Federal                          $1,623         $  928        $  984
  State                               353            310           295
                                   --------------------------------------
Total current                       1,976          1,238         1,279
                                   --------------------------------------
  Deferred federal                   (492)           (21)          (75)
                                   --------------------------------------
Total                              $1,484         $1,217        $1,204
=========================================================================

                                                          (Note continued)

----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000        25

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)

Total income tax provision for the years ended September 30, 2000, 1999 and 1998 was allocated as follows:

                                                                              2000          1999          1998
-----------------------------------------------------------------------------------------------------------------
Income                                                                      $1,484         $1,217        $1,204
Stockholders' equity:
  Accumulated other comprehensive income (loss)                                348         (2,435)          227
  Compensation expense for tax purposes in excess of amounts
    recognized for financial statement purposes                                 --             --           (71)
-----------------------------------------------------------------------------------------------------------------

The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                                Fiscal Years Ended September 30,
                                                                                2000          1999          1998
--------------------------------------------------------------------------------------------------------------------
Expected federal tax rate                                                       34.0%          34.0%         34.0%
Tax free interest                                                              (10.5)         (11.4)         (8.6)
State income tax, net of federal tax benefit                                     4.1            4.5           4.7
Other items, net                                                                (1.2)          (0.6)         (0.9)
                                                                           -----------------------------------------
Actual tax rate incurred                                                        26.4%          26.5%        .29.2%
====================================================================================================================

The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2000 and 1999 are presented below:

                                                                                              1999          1998
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Deferred loan fees                                                                         $   --        $   53
  Fixed assets                                                                                  300           (23)
  Loan loss reserves                                                                            944           784
  Intangible assets                                                                             182           185
  Investment securities                                                                       1,744         2,092
  Other (net)                                                                                   274            64
                                                                                             -----------------------
                                                                                             $3,444        $3,155
====================================================================================================================

The Bank has determined that it is not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.


Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,404 of the balances in retained income at September 30, 2000, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.


26         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)


(17) Stockholders'Equity


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets ("Tier I Capital"). The remainder (i.e., the "Tier II risk-based capital") may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 2000, the Company had Tier I capital as a percentage of risk-weighted assets of 12.70% and total risk-based capital as a percentage of risk-weighted assets of 13.59%.4

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier I capital as a percentage of average total assets (the "Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 2000, the Company had a Leverage Ratio of 8.00%.4

A reconciliation of Stockholders' Equity to Regulatory Capital is as follows:


Total Stockholders' equity at September 30, 20001            $29,587
  Plus: Unrealized securities losses (net)                     3,198
  Qualifying preferred securities2                            10,250
  Less: Goodwill and intangible assets                        (1,710)
                                                            --------
Tier I Capital at September 30, 2000                          41,325
  Plus: Qualifying loan loss allowance3                        2,910
                                                            --------
Total capital at September 30, 2000                          $44,235
====================================================================

1 Represents consolidated equity capital of the Company as reported to the FRB on form FR Y-9C for the quarter ended September 30, 2000.

2 Amount included in Tier I capital is limited to 25% of total Tier I capital; the remaining balance is allowable as Tier II capital.

3    Limited to 1.25% of risk adjusted assets.

4 The leverage ratio is Tier I capital as a percentage of adjusted total assets of $516,489 at September 30, 2000. Tier I and Tier II risk-based capital is calculated as a percentage of risk-weighted assets of $325,428 as of September 30, 2000. (Note continued)

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       27

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------


(dollar amounts in thousands, except per share data)





The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 2000 and 1999.

                                                     September 30, 2000                   September 30, 1999
                                                           Tier I      Tier II                  Tier I     Tier II
                                               Tier I       Risk-       Risk-       Tier I       Risk-      Risk-
                                                Core        Based       Based        Core        Based      Based
                                               Capital     Capital     Capital      Capital     Capital    Capital
                                               --------------------------------------------------------------------
Equity Capital1                                $33,980     $33,980     $33,980      $28,288     $28,288   $28,288
Unrealized securities (gains) losses             3,127       3,127       3,127        3,833       3,833     3,833
Less goodwill and intangible assets             (1,710)     (1,710)     (1,710)          --          --        --
Plus general valuation allowances2                  --          --       2,910           --          --     2,477
                                               --------------------------------------------------------------------
     Total regulatory capital                   35,397      35,397      38,307       32,121      32,121    34,598
Minimum required capital                        21,092      12,951      25,902       17,833      11,271    22,542
                                               --------------------------------------------------------------------
     Excess regulatory capital                  14,305      22,446      12,405       14,288      20,850    12,056
                                               --------------------------------------------------------------------
Minimum required capital to be
     well capitalized under Prompt
     Corrective Action Provisions              $26,366     $19,427     $32,378      $22,291     $16,906   $28,177
===================================================================================================================
Regulatory capital as a percentage3               6.71%      10.93%      11.83%        7.20%      11.40%    12.28%
Minimum required capital percentage               4.00%       4.00%       8.00%        4.00%       4.00%     8.00%
                                               --------------------------------------------------------------------
     Excess regulatory capital percentage         2.71%       6.93%       3.83%        3.20%       7.40%     4.28%
                                               --------------------------------------------------------------------
Minimum required capital percentage
     to be well capitalized under
     Prompt Corrective Action Provisions          5.00%       6.00%      10.00%        5.00%       6.00%    10.00%
===================================================================================================================

1 Represents equity capital of the Bank as reported to the FDIC and the Pennsylvania Department of Banking on Form 032 for the quarter ended September 30, 2000.

2    Limited to 1.25% of risk adjusted assets.

3 Tier I capital is calculated as a percentage of adjusted total average assets of $527,311 and $445,816 at September 30, 2000 and 1999,
     respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $323,777 and $281,773 at September 30, 2000 and 1999, respectively.

(18) Employee Stock Compensation Program


In fiscal 1988, the Bank adopted an Employee Stock Compensation Program (the Program) under which shares of common stock can be issued. The Program provides for the grant of both incentive stock options and compensatory stock options. Further, the Program provides that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2000, there were no remaining shares available for granting as determined by the Program Administrators.

                                                                (Note continued)


28         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)

The Company has also adopted the 1993 Employee Stock Compensation Program ("1993 Employee Program"), the 1997 Employee Stock Compensation Program ("1997 Employee Program"), the 1993 Directors' Stock Option Plan ("Directors' Plan") and the 1998 Stock Compensation Program ("1998 Stock Plan"). Under the 1993 Employee Program, the 1997 Employee Program, and the 1998 Stock Plan, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. Under the 1993 Directors' Plan, each person who serves as a non-employee director of the Company shall be granted each year an option to purchase 1,890 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. Options granted under the 1993 Employee Program, 1997 Employee Program, 1998 Stock Plan, and Directors' Plan will expire no later than 10, 10, 10, and 7 years, respectively, from the date on which the option was or is granted. For the periods presented, options granted for all Plans were granted at the fair market value at the date of grant. Option information presented reflects the 10% stock dividend paid in November 2000 and the 25% stock split paid in March 1998.

                                     Average    1993    Average     1993      Average     1997    Average    1998    Average
                            1988    Exercise  Employee  Exercise  Directors'  Exercise  Employee  Exercise   Stock  Exercise
                           Program   Price    Program   Price       Plan        Price   Program    Price     Plan    Price
-----------------------------------------------------------------------------------------------------------------------------
September 30, 1997         40,080    $6.41    67,468    $10.48      25,594      $10.59        --       $--       --   $    --
Granted                        --       --        --        --       7,560       21.09    22,820      21.09      --        --
Exercised                 (18,730)    3.90    (7,255)     9.56        (100)      13.22        --        --       --        --
Forfeited                      --       --    (2,873)    11.83          --          --    (1,179)      21.09     --        --
25% stock split             6,551     7.66    15,539     10.45       8,263       12.99     5,622       21.09     --        --
                         ----------------------------------------------------------------------------------------------------
September 30, 1998         27,901     8.38    72,879     10.51      41,317       12.99    27,263      21.09      --        --
Granted                        --       --        --        --       9,450       16.36    26,870      15.68      --        --
Exercised                  (3,993)    4.73    (1,583)     9.33        (100)      13.22        --        --       --        --
Forfeited                      --       --       (13)    13.22          --          --    (1,449)      16.61     --        --
                         ----------------------------------------------------------------------------------------------------
September 30, 1999         23,908    9.007     1,283     10.54      50,667       13.62     52,684      18.45     --        --
Granted                        --       --        --        --          --          --     26,690      12.05  9,450     12.05
Exercised                  (6,568)    7.55    (7,400)     9.09      (1,890)      10.22         --        --      --        --
Forfeited                      --       --    (5,112)    13.21          --          --    (13,338)     16.99     --        --
10% stock dividend          1,721     9.56     5,841     10.48       4,877       13.75      6,587      16.15    945     12.05
                         ----------------------------------------------------------------------------------------------------
September 30, 2000         19,061    $9.54    64,612    $10.49      53,654      $13.75     72,623     $16.16 10,395    $12.05
                         ----------------------------------------------------------------------------------------------------
Average contractual
  life remaining in years    3.05               5.20                  3.01                   8.29              9.26

Option price
  per share                $2.80 - $10.22      $8.42 - $13.22         $8.42 - $21.09         $12.05 - $21.09 $12.05

Options available
  for granting at
  September 30, 2000             --                  --                     --            140,485             6,754
=============================================================================================================================

At September 30, 2000, 1999 and 1998,  209,142,  199,673 and 163,416 shares were immediately exercisable at average prices of $13.12, $12.86 and $11.52, respectively.

                                                                (Note continued)

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       29

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)

                                   Options Outstanding                            Options Exercisable
                      ------------------------------------------------    -----------------------------------
                        Number     Weighted-average                           Number
Range of              Outstanding      Remaining      Weighted-average      Exercisable      Weighted-average
Exercise Prices       at 9/30/00   Contractual Life   Exercise Price       at 9/30/00         Exercise Price
-------------------------------------------------------------------------------------------------------------

$2.80 to $6.56           3,250        2.07 years           $ 6.26              3,250            $ 6.26
$8.42 to $13.22        149,576        5.26                  10.86            143,229             10.81
$15.68 to $21.09        67,519        6.82                  18.53             62,663             18.75
-------------------------------------------------------------------------------------------------------------
                       220,345        5.69                 $13.14            209,142            $13.12
=============================================================================================================

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

                                                    September 30,
                                            2000        1999        1998
--------------------------------------------------------------------------------
Net income
  As reported                              $4,132      $3,379      $2,925
  Pro Forma                                 4,053       3,261       2,751
                                           -------------------------------------
Basic earnings per share
  As reported                               $1.97       $1.56       $1.35
  Pro Forma                                  1.93        1.51        1.27
Diluted earnings per share
  As reported                                1.95        1.53        1.31
  Pro Forma                                  1.91        1.47        1.23
--------------------------------------------------------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 2000, 1999, and 1998 under the 1997 Employee
Program was $2.73, $3.66 and $7.55, respectively. The fair value of options granted under the 1998 Stock Plan during fiscal 2000 was $2.73. The fair value of options granted under the 1993 Directors' Plan during fiscal 1999 and 1998 was $3.85 and $7.37, respectively.

                                                                (Note continued)


30         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------


The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively, for the 1997 Employee
Program: risk-free interest rate of 6.38%, 4.58% and 5.72%; dividend yield of 4.11%, 3.15% and 2.30%; volatility factor of the expected market price of the Company's common stock of 24.1%, 24.9% and 23.8%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 2000 for the 1998 Stock Plan were used: risk-free interest rate of 6.38%; dividend yield of 4.11%; volatility factor of the expected market price of the Company's common stock of 24.1%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 1999 and 1998, respectively, for the 1993 Directors' Plan were used: risk-free interest rates of 4.37% and 5.71%; dividend yields of 2.71% and 2.04%; volatility factors of the e xpected market price of the Company's common stock of 24.8% and 23.4%; and a weighted-average expected life of the options of 6.2 and 6.2 years.


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


(19) Employee Benefit Plans


Post-Retirement Benefits Plan

During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits which the participant is vested in. Expense recognized under the Plan for 2000, 1999 and 1998 was approximately $113,000, $107,000 and $78,000, respectively.


The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

Group Term Replacement Plan


The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer, accordingly, no expense is accrued as a result of the Plan. Income recognized in 2000, 1999 and 1998 as a result of increased cash surrender value was approximately $58,000, $54,000 and $42,000, respectively.

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       31

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)


(20) Selected Quarterly Financial Data (Unaudited)

                                                                  Three Month Periods Ended
                                                         Dec. 31    March 31   June 30    Sept. 30
----------------------------------------------------------------------------------------------------
Fiscal 2000:
  Interest income                                        $8,454      $8,736     $9,050     $10,237
  Interest expense                                        5,233       5,668      5,975       7,056
                                                         -------------------------------------------
  Net interest income before provision for loan losses    3,221       3,068      3,075       3,181
  Provision for loan losses                                 120         120        120         110
  Other income                                              432         483        436         523
  Operating expenses                                      2,049       2,029      2,018       2,237
                                                         -------------------------------------------
  Income before income taxes                              1,484       1,402      1,373       1,357
  Income tax provision                                      419         389        395         281
                                                         -------------------------------------------
  Net income                                             $1,065      $1,013     $  978      $1,076
====================================================================================================
  Basic earnings per share                               $  .50      $  .49     $  .47      $  .51
  Diluted earnings per share                             $  .50      $  .48     $  .46      $  .51
====================================================================================================

Fiscal 1999:
  Interest income                                        $7,396      $7,451     $7,844      $8,284
  Interest expense                                        4,626       4,628      4,815       5,160
                                                         -------------------------------------------
  Net interest income before provision for loan losses    2,770       2,823      3,029       3,124
  Provision for loan losses                                 105         100        155         160
  Other income                                              325         418        372         408
  Operating expenses                                      1,986       2,071      2,030       2,066
                                                         -------------------------------------------
  Income before income taxes                              1,004       1,070      1,216       1,306
  Income tax provision                                      301         286        334         296
                                                         -------------------------------------------
  Net income                                             $  703      $  784     $  882      $1,010
====================================================================================================

  Basic earnings per share                               $  .32      $  .36     $  .41      $  .47
  Diluted earnings per share                             $  .32      $  .35     $  .40      $  .46
====================================================================================================

(21) Disclosures About Fair Value of Financial Instruments


Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFASNo. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition as of September 30, 2000 and 1999. SFASNo. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity Bancorp, Inc. and subsidiaries. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments:cash, interest-earning deposits with other institutions, investment securities available-for-sale, mortgage-backed securities available-for-sale, and all deposits except time deposits.

                                                                (Note continued)

32         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)


At September 30, 2000 and 1999, the net carrying value of investment securities held-to-maturity exceeded the estimated fair value by approximately $6 and $116, respectively. The net carrying value of mortgage-backed securities held-to-5maturity at Sept ember 30, 2000 and 1999, exceeded the estimated fair value by $144 and $112, respectively. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 through 5 of the financial statements for the detail on breakdowns by type of investment products.

The net carrying value of loans exceeded the estimated fair value at September 30, 2000 by approximately$5.5 million. The estimated fair value of loans exceeded the net carrying value at September 30, 1999 by approximately $6.6 million. Loans with comp arable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The estimated fair market value of loan commitments at both September 30, 2000 and 1999 was equal to the carrying value of the commitments on those dates.

The carrying amounts and estimated fair values of deposits at September 30, 2000 and September 30, 1999 are as follows:

                                                             September 30, 2000            September 30, 1999
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
------------------------------------------------------------------------------------------------------------------
Noninterest-bearing:
     Demand accounts                                        $ 19,115     $ 19,115          $ 13,144     $ 13,144
Interest-bearing:
     NOW and MMDA accounts                                    47,340       47,340            47,296       47,296
     Passbook accounts                                        52,289       52,289            48,473       48,473
     Time deposits                                           171,887      171,733           160,205      161,320
                                                            ------------------------------------------------------
Total Deposits                                              $290,631     $290,477          $269,118     $270,233
==================================================================================================================

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

The carrying amounts and estimated fair values of advances and other borrowings at September 30, 2000 and 1999are as follows:

                                                              September 30, 2000            September 30, 1999
                                                           Carrying      Estimated        Carrying     Estimated
                                                            Amount      Fair Value         Amount     Fair Value
------------------------------------------------------------------------------------------------------------------
Advances and other borrowings                              $218,511      $218,013         $183,891     $178,456
==================================================================================================================

Fair values for advances and other borrowings are estimated using a discounted cash flow calculation that applies contractual cost of the existing borrowings to current market rates being offered for borrowings of similar remaining maturities.

------------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000      33

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(dollar amounts in thousands, except per share data)


(22) Fidelity Bancorp, Inc. Financial Information


(Parent Company Only)


Following are condensed financial statements for the parent company. Condensed Statements of Financial Condition

                                                                                               September 30,
                                                                                             2000          1999
-----------------------------------------------------------------------------------------------------------------
Assets
  Cash                                                                                     $   239       $32,421
  Investment in subsidiary bank                                                             33,980        28,288
  Investment in subsidiary trust                                                               324           324
  Investment securities available-for-sale                                                   4,373         4,167
  Mortgage-backed securities available-for-sale                                                639           767
  Other assets                                                                                 817           867
                                                                                           ----------------------
    Total Assets                                                                           $40,372       $36,834
=================================================================================================================
Liabilities
  Subordinated debentures                                                                  $10,567       $10,567
  Other liabilities                                                                            218           221
                                                                                           ----------------------
    Total Liabilities                                                                       10,785        10,788
-----------------------------------------------------------------------------------------------------------------
Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
    2,212,336 and 2,188,871 shares issued)1                                                     22            20
  Treasury stock, at cost-- 117,232 and 61,132 shares1                                      (1,680)         (953)
  Additional paid-in capital                                                                14,524        14,305
  Retained earnings                                                                         20,106        16,736
  Accumulated other comprehensive income, net of tax                                        (3,385)       (4,062)
                                                                                           ----------------------
    Total Stockholders' Equity                                                              29,587        26,046
                                                                                           ----------------------
    Total Liabilities and Stockholders' Equity                                             $40,372       $36,834
=================================================================================================================

1 Common stock outstanding was restated to reflect the 10% stock dividend paid on November 28, 2000.


Condensed Statements of Income

                                                                                         September 30,
                                                                               2000          1999          1998
-----------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiaries                             $(2,276)       $2,713        $2,117
Dividends received from subsidiary                                             6,917         1,137         1,167
Interest income                                                                  308           475           577
Interest expense                                                              (1,055)       (1,055)       (1,055)
Other income                                                                     117            --            74
Other expenses                                                                   (78)          (76)          (32)
Income tax provision (benefit)                                                  (199)         (185)          (77)
                                                                             ------------------------------------
    Net Income                                                                $4,132        $3,379        $2,925
=================================================================================================================

                                                                (Note continued)

34          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                          ------------------------------------------------------

(dollar amounts in thousands, except per share data)


Condensed Statements of Cash Flows

                                                                                         September 30,
                                                                               2000          1999         1998
------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                  $4,132        $3,379        $2,925
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary                           2,276        (2,713)       (2,117)
      Gain on sale of investments                                               (117)           --           (74)
      Increase in interest receivable                                             57            64          (109)
      Other changes, net                                                          12           217            14
                                                                              -------------------------------------
        Net cash provided by operating activities                              6,360           947           639
-------------------------------------------------------------------------------------------------------------------
Investing Activities
  Purchase of Pennwood Bancorp, Inc.                                          (7,278)       (3,000)       (1,000)
  Purchase of investment securities and
    mortgage-backed securities available-for-sale                               (770)         (255)       (4,082)
  Sale of investment securities available-for-sale                               651            --         2,105
  Maturities and principal repayments
    of investment securities and mortgage-backed
    securities available-for-sale                                                123         4,620         2,616
  Loan receivable from Bank subsidiary, net of repayments                         --            --         1,167
                                                                              -------------------------------------
        Net cash provided (used) by investing activities                      (7,274)        1,365           806
-------------------------------------------------------------------------------------------------------------------
Financing Activities
  Stock options exercised                                                        149            39           181
  Sale of stock through Dividend Reinvestment Plan                                72            98           110
  Dividends paid                                                                (762)         (749)         (641)
  Stock repurchase                                                              (727)         (953)           --
  Debt issuance costs                                                             --            --           (36)
                                                                              -------------------------------------
        Net cash (used) by financing activities                               (1,268)       (1,565)         (386)
                                                                              -------------------------------------
        Increase (decrease) in cash                                           (2,182)          747         1,059
Cash at Beginning of Year                                                      2,421         1,674           615
                                                                              -------------------------------------
Cash at End of Year                                                           $  239        $2,421        $1,674
===================================================================================================================

During fiscal 1998, $9.0 million of investment securities available-for-sale were transferred to the Company from the Bank representing distributions of prior years' undistributed earnings. Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank. The Company acquired the Bank in a reorganization, approved by the stockholders of the Bank on January 26, 1993, and completed on August 19, 1993. On May 13, 1997, FB Capital Trust, a statutory business trust, was created under Delaware law. The Trust is a wholly-owned subsidiary of the Company. In conjunction with the acquisition of Pennwood Bancorp, Inc. by the Company, the net assets acquired were contributed to the Bank subsidiary.


(23) Contingent Liabilities

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.


------------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000      35

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
------------------------------------------------------

(24) Acquisition


On February 18, 2000, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. will acquire all the outstanding common stock of Pennwood Bancorp, Inc. ("Pennwood"), parent company of Pennwood Savings Bank, for $13.10 per share in cash or approximately $7.3 million. Subsequently, on May 9, 2000, Fidelity Bank signed an agreement to sell the real property, furniture, fixtures and equipment and to transfer the related deposits of the two branch offices of Pennwood Savings Bank located in Kittanning, Pennsylvania to The Farmers National Bank of Kittanning ("Farmers"). The acquisition of Pennwood and the sale of the Kittanning branches to Farmers was completed on July 14, 2000.

The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Pennwood have been included in the Company's consolidated financial statements from July 14, 2000. Goodwill arising from the transaction was $1.7 million. The estimated useful life for the straight-line amortization of the goodwill is expected to be 15 years.

The following unaudited pro forma financial information presents the combined results of operations of the Company and Pennwood as if the acquisition had occurred as of the beginning of fiscal 2000 and fiscal 1999, after giving effect for certain adjustments, including amortization of goodwill and certain acquisition and conversion costs and the related income tax effects. The unaudited pro forma information for the years ended September 30, 2000 and 1999 is intended for informational purposes only and is not necessarily indicative of the future results of operations of the Company, or results of operations that would have actually occurred had the acquisition been in effect for the periods presented.

                                                          2000           1999
--------------------------------------------------------------------------------
Interest income                                         $39,449        $34,922
Interest expense                                         25,704         21,185
                                                         -----------------------
Net interest income                                      13,745         13,737
Provision for loan losses                                   691            580
                                                         -----------------------
Net interest income after provision for loan losses      13,054         13,157
Other income                                              2,103          1,709
Operating expenses                                        9,797          9,870
                                                         -----------------------
Income before income tax provision                        5,360          4,996
Income tax provision                                      1,514          1,399
                                                         -----------------------
Net income                                              $ 3,846        $ 3,597
================================================================================
Diluted net income per share                            $  1.81        $  1.62
================================================================================


(25) Subsequent Event

On October 17, 2000, the Board of Directors of the Company declared a 10% stock dividend, payable onNovember 28, 2000, on all outstanding shares to stockholders of record on November 15, 2000. Per share amounts and common shares outstanding have been restated to reflect this event.


36         Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000---------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

General

The Company reported record net income of $4.132 million or $1.95 per share on a diluted basis for fiscal 2000 compared to $3.379 million or $1.53 per share in fiscal 1999 and $2.925 million or $1.31 per share for 1998.

The Company also reported improved returns on average equity (ROE). ROE was 15.70%, 11.98% and 10.64% for fiscal years 2000, 1999 and 1998, respectively.
Return on average assets (ROA) was .80%, .74% and .74% for fiscal 2000, 1999 and 1998, respectively.

The Company has continued its emphasis on expense control. The ratio of operating expenses to average assets for fiscal 2000 was 1.61% compared to 1.80% in fiscal 1999 and 1.85% in fiscal 1998.

On February 18, 2000, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. would acquire all the outstanding common stock of Pennwood Bancorp, Inc. ("Pennwood") for $13.10 per share in cash or approximately $7.3 million. Subsequently, on May 9, 2000, Fidelity Bank signed an agreement to sell the real property, furniture, fixtures and equipment and to transfer the related deposits of the two branch offices of Pennwood located in Kittanning, Pennsylvania to The Farmers National Bank of Kittanning ("Farmers"). The acquisition of Pennwood and the sale of the Kittanning branches to Farmers was completed on July 14, 2000. The acquisition was accounted for under the purchase method of accounting and increased the assets of the Company by approximately $43.5 million.

Loan growth, while still significant, slowed in fiscal 2000 as interest rates rose. Mortgage loans originated totaled $38.5 million, consumer loans originated totaled $24.8 million and commercial business and lease loans originated totaled $14.3 million. While originations slowed, however, the Company continued to lend primarily in its market area and did not seek to go outside its market area to originate additional loans. In addition, the Company sold its credit card portfolio in fiscal 2000, choosing to discontinue being an issuer of credit cards due to the relatively small balances that had been achieved over the life of the program.

The operating results of the Company depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 2000, the tax-equivalent interest-rate spread decreased to 2.64%, as compared to 2.73% in fiscal 1999. The tax-equivalent spread in fiscal 1998 was 2.74%. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 101.6% in fiscal 2000, from 103.2% in fiscal 1999. The ratio was 104.2% in fiscal 1998. The decrease in the spread for fiscal 2000 reflects several factors, including an increase in the cost of interest-bearing liabilities, partially offset by an increase in the yield earned on interest-earning assets. The Company's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

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

------------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000      37

================================================================================
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS - CONTINUED
---------------------------------------------------

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

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation -- Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 15% for a one-year period.


Portfolio equity simulation -- Portfolio equity is the net present value of the Company's existing assets and liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 50% of total stockholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total stockholders' equity.


The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest-earning asset and interest-bearing liability levels at September 30, 2000 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 2000 levels.


Interest Rate Simulation Sensitivity Analysis


Movements in interest rates from September 30, 2000 rates:


                                                 Increase           Decrease
--------------------------------------------------------------------------------
                                             +100 bp  +200 bp   -100 bp -200 bp
                                            ------------------------------------
Net interest income increase (decrease)      (7.0)%     (15.1)%   1.9 %   (1.2)%
Portfolio equity increase (decrease)        (28.6)%     (55.6)%  19.9 %    9.5 %
Net present value ratio                       6.0 %       3.9 %   9.3 %    8.4 %


Management and the Board recognize that the above measurements of interest rate risk fall outside the approved parameters and have initiated actions to correct this over the coming months. Such actions may include, but not be limited to, asset restructuring, extension of advances, and the purchase or origination of primarily adjustable-rate investments and loans, to the extent possible.


The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company has seen a change in its one year gap from a negative 8.1% at September 30, 1999 to a negative 13.4% at September 30, 2000. The Company considers this result at September 30, 2000 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest-bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available-for-sale category that could be sold in response to interest rate movements. The table below shows the


38          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                             MANAGEMENT'S  DISCUSSION  AND  ANALYSIS - CONTINUED
                             ---------------------------------------------------

Company's gap position at September 30, 2000 based on certain assumptions as to prepayments and amortization of loans, investments and deposit withdrawals. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                                                               September 30, 2000
                                                                               ------------------
                                                                             Over Three       After
                                                                               Months       One Year
                                                                   Three       Through       Through     After
                                                                  Months       Twelve         Five       Five
(dollars in thousands)                                            Or Less      Months         Years      Years
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets                                          $80,378       $59,652     $160,319     $227,044

Deposits, escrow
  liabilities and borrowed funds                                  93,396       119,659      233,376       44,916
                                                                -------------------------------------------------
Interest sensitivity                                            $(13,018)     $(60,007)    $(73,057)    $182,128
=================================================================================================================
Cumulative interest sensitivity                                 $(13,018)     $(73,025)   $(146,082)     $36,046
=================================================================================================================
Cumulative ratio as a percent of total assets                      (2.4%)       (13.4%)      (26.9%)        6.6%
=================================================================================================================

In addition to managing the Company's gap as discussed above, Fidelity has an Asset Liability Management Committee composed of senior officers which meets periodically to review the Bank's exposure to interest rate risk resulting from other factors. Among the areas reviewed are progress on previously determined strategies, national and local economic conditions, the projected interest rate outlook, loan and deposit demand, pricing, liquidity position, capital position, and regulatory developments. Management's evaluation of these factors indicates the current strategies of emphasizing the origination and purchase of adjustable rate or shorter-term loan products, while retaining in the portfolio the fixed rate loans originated, purchasing investments with primarily adjustable rates and competitively pricing deposits produces an acceptable level of interest rate risk in the current environment.

Liquidity and Capital Resources

Fidelity's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements, and sales of investments. During fiscal 2000, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth, to maintain its liquidity and to fund acquisitions. At September 30, 2000 the total of approved loan commitments amounted to $2.2 million and the Company had $6.6 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2001 is $85.2 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Bank.

Capital

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total assets of 6.71% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 11.83% at September 30, 2000. As a result, regulatory capital requirements should have no material impact on operations.

Financial Condition

The Company's assets were $543.2 million at September 30, 2000, an increase of $60.7 million or 12.6% over assets at September 30, 1999. The growth primarily reflects an increase in loans receivable and investment securities held-to-maturity, partially offset by a decrease in investment securities and mortgage-backed securities available-for-sale. The growth was primarily funded by an increase in advances from the Federal Home Loan Bank of Pittsburgh and savings deposits. The growth also reflects the acquisition of Pennwood Bancorp, Inc. in fiscal 2000, which increased assets by approximately $43.5 million.

------------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000      39

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS - CONTINUED
---------------------------------------------------

Loan Portfolio

Net loans receivable increased $61.5 million or 22.2% to $337.4 million at September 30, 2000 from $276.0 million at September 30, 1999. Loans originated totaled $87.9 million in fiscal 2000, including amounts disbursed under lines of credit, versus $142.6 million in fiscal 1999. The increase also reflects $31.4 in net loans acquired with the purchase of Pennwood Bancorp, Inc.


Mortgage loans originated amounted to $38.5 million and $81.5 million in fiscal 2000 and 1999, respectively. The Bank did not purchase any mortgage loans in fiscal 1999, but obtained $39.7 million in mortgage loans with the acquisition of Pennwood in fiscal 2000. The Company subsequently sold $16.3 million of the fixed-rate loans acquired for asset/liability management purposes. The decrease in the level of mortgage loan originations in fiscal 2000 primarily reflects the higher interest rate environment that existed for most of the year. The rise in rates was sufficient to cause a significant decrease in refinancing and home purchase activity. The origination of adjustable rate mortgages (ARM's) decreased to $4.8 million in fiscal 2000 from $11.9 million in fiscal 1999. This decrease reflected both the continued popularity of fixed rate loans with customers as well as the general overall decline in originations. Principal repayments on outstanding mortgage loans also decreased to $26.9 million in fiscal 2000 as compared to $34.3 million fiscal 1999, reflecting the increasing interest rate environment. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $246.7 million at September 30, 2000 from $209.3 million at September 30, 1999.


Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit, totaled $49.4 million in fiscal 2000 versus $61.1 million in fiscal 1999. During fiscal 2000, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The rise in interest rates affected this portion of the Company's business as well, however, as both business customers and consumers were more reluctant to borrow at higher rates. The Company was successful in growing this portion of the portfolio, however, and saw the balance of installment loans increase to $68.6 million at September 30, 2000, as compared to $57.9 million at September 30, 1999. The increase in installment loans also reflects the acquisition of $8.0 million in installment loans in the Pennwood transaction, and was partially offset by the sale of $2.9 million in credit card loans as the bank chose to discontinue this line of business. Commercial business loans and leases also experienced an increase, totaling $33.6 million at September 30, 2000 versus $27.4 million at September 30, 1999.


Non-Performing Assets


The following table sets forth information regarding non-accrual loans and real estate owned at the dates indicated. The Bank did not have any accruing loans which were 90 days or more overdue or any loans which were classified as troubled debt restructurings at the dates presented.

                                                                          September 30,
                                                                   2000        1999         1998
----------------------------------------------------------------------------------------------------
Non-accrual residential real estate loans (one-to-four family) $  520,000  $  250,000   $  246,000
Non-accrual construction,  multi-family residential
  and commercial real estate loans                                624,000   1,362,000      199,000
Non-accrual installment and
  commercial business loans                                       817,000     773,000      107,000
                                                               -------------------------------------
Total non-performing loans                                     $1,961,000  $2,385,000   $  552,000
====================================================================================================
Total non-performing loans as a percent
  of net loans receivable                                             .58%        .86%         .25%
====================================================================================================
Total real estate owned, net of related reserves               $  181,000  $  107,000   $   21,000
====================================================================================================
     Total non-performing loans and real estate
       owned as a percent of total assets                             .39%        .52%         .14%
====================================================================================================

40          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                             MANAGEMENT'S  DISCUSSION  AND  ANALYSIS - CONTINUED
                             ---------------------------------------------------

At September 30, 2000, non-accrual loans consisted of ten 1-4 family residential real estate loans totaling $520,000, seven commercial real estate loans totaling $624,000, sixty installment loans totaling $762,000, and seven commercial business loans totaling $55,000. The largest individual non-accrual loan is a single-family residential real estate loan for $181,000. Additionally, there are four loans totaling $398,000, secured by multi-family real estate, that were made to a single borrower and his related entities. The borrower has declared bankruptcy and foreclosure action has begun.


Management has evaluated these loans and is satisfied that the allowance for losses on loans at September 30, 2000 is appropriate. The allowance for possible losses on loans has increased from $2,243,000 at September 30, 1998 to $2,477,000 at September 30, 1999 and to $2,910,000 at September 30, 2000. The
balance at September 30, 2000, at .86% of net loans receivable and 148.3% of non-performing loans, is considered reasonable by management.


Mortgage-Backed Securities Held-to-Maturity


Mortgage-backed securities held-to-maturity decreased $951,000 or 7.1% to $12.5 million at September 30, 2000 from $13.4 million at September 30, 1999. Purchases of mortgage-backed securities held-to-maturity were $2.0 million in fiscal 2000. There were no sales of mortgage-backed securities held-to-maturity in fiscal 2000. The decrease in the balance represents principal payments received in fiscal 2000.


Mortgage-Backed Securities Available-for-Sale


Mortgage-backed securities available-for-sale decreased $11.2 million to $71.6 million at September 30, 2000 from $82.9 million at September 30, 1999. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. During fiscal 2000, the Bank purchased none of these securities and sold $1.4 million. Sales of these securities in fiscal 2000 resulted in a net pretax loss of $10,000.


Investment Securities Held-to-Maturity


Investment securities increased $6.3 million or 174.1% to $9.9 million at September 30, 2000, compared to $3.6 million at September 30, 1999. These investments are comprised of U.S. Government and Agency securities, tax-exempt municipal securities, corporate obligations and asset-backed securities. The increase in fiscal 2000 reflects the purchase of $6.3 million of these securities. There were no sales of investment securities held-to-maturity in fiscal 2000.


Investment Securities Available-for-Sale


Investment securities available-for-sale decreased $3.7 million or 4.7% to $74.1 million at September 30, 2000 as compared to September 30, 1999. These securities provide an additional source of liquidity for the Bank and the Company and consist of U.S. Government and Agency securities, tax-free municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, corporate obligations and other equity securities. Purchases in fiscal 2000 totaled $9.3 million and sales totaled $12.3 million, resulting in a net pretax gain of $7,000.


Office Premises and Equipment


Office premises and equipment increased $876,000 or 18.6% to $5.6 million at September 30, 2000. During fiscal 2000, the Company purchased Pennwood Bancorp, Inc. which included the building, equipment and fixtures for the Bellevue branch.

------------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000      41

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS - CONTINUED
---------------------------------------------------


Savings Deposits


Savings deposits increased $21.5 million during fiscal 2000 to $290.6 million at September 30, 2000. Deposit increases occurred in demand deposits, NOW accounts, passbook accounts and time deposits, while balances in money market accounts decreased. The increase includes $14.5 million in deposits obtained in the Pennwood Bancorp, Inc. acquisition.


The increase in passbook accounts reflects the continued popularity of this type of account with some customers. Bank rates on such accounts stayed relatively constant and some depositors sought the safety and certainty of these products. Demand deposits and NOW accounts are relatively rate insensitive and the increased balances in these categories reflects the increased emphasis management has placed on attracting and retaining such accounts. The increase in time deposits reflects the Bank's attempt to retain or increase market share by offering competitive rates on these products. The nature of the Bank's primary market area for time deposits from other banks and thrifts remains extremely competitive. In addition, the bank faces competition for these deposits from alternative sources such as the stock market and mutual funds.


Borrowings


Federal Home Loan Bank advances, reverse repurchase agreements and other borrowings outstanding increased$34.6 million or 19.9% to $208.3 million at September 30, 2000, from $173.6 million at September 30, 1999. The Company continues to utilize FHLB adv ances, reverse repurchase agreements and other borrowings as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals. In fiscal 2000, the Company purchased Pennwood Bancorp, Inc. as well as experiencing normal growth. The purchase and the growth were primarily funded by FHLB advances.


Stockholders' Equity


Stockholders' equity increased $3.5 million or 13.6% to $29.6 million at September 30, 2000 compared to September 30, 1999. This result reflects net income of $4.1 million, stock options exercised of $149,000, stock issued under the Dividend Reinvestment Plan of $72,000 and a decrease in accumulated other comprehensive loss, net of tax, on securities available-for-sale of $677,000. Offsetting these increases were common stock cash dividends paid of $762,000 and the purchase of treasury stock at cost for $727,000. Because of interest rate volatility, accumulated other comprehensive loss and stockholders' equity could materially fluctuate for each interim period and year-end period.


Results of Operations


Comparison of Fiscal Years Ended September 30, 2000, 1999, and 1998


Net income was $4.1 million for the year ended September 30, 2000 compared to $3.4 million for fiscal 1999 and $2.9 million for fiscal 1998.


Interest Rate Spread


The Bank's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, decreased to 2.64% on a tax-equivalent basis in fiscal 2000 from 2.73% in fiscal 1999. The spread was 2.74% in fiscal 1998. The following table shows the average tax-equivalent yields earned on the Bank's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.

42          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                             MANAGEMENT'S  DISCUSSION  AND  ANALYSIS - CONTINUED
                             ---------------------------------------------------

                                                          Fiscal Years Ended September 30,
                                                         2000          1999            1998
---------------------------------------------------------------------------------------------
Average yield on:
  Mortgage loans                                         7.56%         7.62%           7.96%
  Mortgage-backed securities                             6.74          6.24            6.45
  Installment loans                                      8.29          8.14            8.45
  Commercial business loans                              9.29          9.02            9.84
  Interest-earning deposits with other
    institutions, investment securities,
    and FHLB stock1                                      7.25          6.81            6.95
                                                       --------------------------------------
Total interest-earning assets                            7.55          7.27            7.48
                                                       --------------------------------------
Average rates paid on:
  Savings and time deposits                              3.96          3.93            4.24
  Borrowed funds                                         6.17          5.62            5.94
                                                       --------------------------------------
Total interest-bearing liabilities                       4.91          4.54            4.74
                                                       --------------------------------------
Average interest rate spread                             2.64%         2.73%           2.74%
                                                       ======================================
Net yield on interest-earning assets                     2.71%         2.87%           2.93%
=============================================================================================

1 Interest income on tax free investments has been adjusted for federal income tax purposes using a rate of 34%.

Interest Income on Loans

Interest income on loans increased by $4.8 million or 24.9% to $24.2 million in fiscal 2000 as compared to fiscal 1999. The increase primarily reflects an increase in the average size of the loan portfolio. The average yield earned on the loan portfolio was comparable between years. The average size of the loan portfolio increased from an average balance of $246.3 million in fiscal 1999 to $307.7 million in fiscal 2000. The increase in the loan portfolio reflects both the purchase of Pennwood, and its loan portfolio, as well as management's continued efforts to expand lending and the decision to retain newly originated mortgage loans in the portfolio, rather than selling them in the secondary market. Interest income on loans increased by $2.8 million or 16.9% to $19.4 million in fiscal 1999 as compared to fiscal 1998. The increase primarily reflects an increase in the average size of the loan portfolio, partially offset by a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio increased from an average balance of $201.0 million in fiscal 1998 to $246.3 million in fiscal 1999.

Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities decreased by $660,000 or 9.8% to $6.1 million in fiscal 2000 from$6.7 million in fiscal 1999. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, decreased from $108.1 million in fiscal 1999 to $90.2 million in fiscal 2000. The decrease was partially offset by an increase in the yield earned on these securities in fiscal 2000. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

------------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000      43

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS - CONTINUED
---------------------------------------------------

Interest income on mortgage-backed securities decreased by $859,000 or 11.3% to $6.7 million in fiscal 1999 from $7.6 million in fiscal 1998. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, decreased from $117.8 million in fiscal 1998 to $108.1 million in fiscal 1999. The decrease also reflected a decrease in the yield earned on these securities in fiscal 1999.

Interest Income on Investments

Interest income on investments (including those available-for-sale), which includes interest-earning deposits with other institutions and FHLB stock, increased to $6.2 million in fiscal 2000. It was $4.8 million in fiscal 1999. The fiscal 2000 results reflect an increase in the average balance of such investments to $97.1 million in fiscal 2000 as compared to $82.4 million in fiscal 1999, as well as an increase in the average tax-equivalent yield earned in fiscal 2000 as compared to fiscal 1999.

Interest income on investments increased to $4.8 million in fiscal 1999. It was $3.9 million in fiscal 1998. The fiscal 1999 results reflect an increase in the average balance of such investments to $82.4 million in fiscal 1999 as compared to $63.0 million in fiscal 1998, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 1999 as compared to fiscal 1998.

Interest Expense on Savings and Time Deposits

Interest on deposits increased $404,000 or 3.8% to $10.9 million in fiscal 2000 from $10.5 million in fiscal 1999. The increase reflects an increase in the average rate paid on deposits in fiscal 2000, as compared to fiscal 1999, as well as an increase in the average balance of deposits in fiscal 2000. The fiscal 2000 balances include the approximately $14.5 in deposits assumed in the Pennwood acquisition.

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

Interest Expense on Borrowed Funds

Interest expense on borrowed funds increased $4.3 million or 56.1% to $13.0 million in fiscal 2000 compared to fiscal 1999. The increase reflects a higher level of borrowing in fiscal 2000, as well as an increase in the cost of these funds. The Company continued to use FHLB advances and repurchase agreements as cost effective sources of funding in fiscal 2000. In particular, the Company's purchase of Pennwood was primarily funded by FHLB advances. Interest expense on borrowed funds increased $2.3 million or 35.2% to $8.7 million in fiscal 1999 compared to fiscal 1998. The increase reflects a higher level of borrowing in fiscal 1999, partially offset by a decrease in the cost of these funds.

Provision for Loan Losses

The provision for loan losses was $470,000, $520,000 and $405,000 for the fiscal years ended September 30, 2000, 1999 and 1998, respectively. The provisions reflect management's evaluation of the loan portfolio, current economic conditions, and other factors as described below. Based on this evaluation, the allowance has grown from $2.2 million at September 30, 1998 to $2.9 million at September 30, 2000, an increase of 29.7%, while the net loan portfolio has increased 54.2% during the same period. Loan charge-offs, net of recoveries, were $395,000 in fiscal 2000, compared to $286,000 in fiscal 1999. Net charge-offs were $93,000 in fiscal 1998.

A monthly review is conducted by management to determine that the allowance for loan losses is adequate to absorb estimated loan losses. In determining the level of allowances for loan losses, consideration is given to general economic conditions, the diversification of the loan portfolio, historical loss experience, identified credit problems, delinquency levels and the adequacy of collateral. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserves may be necessary due to changes in economic conditions. In addition, the various regulatory agencies review the adequacy of the allowance for loan losses as part of their examination process and may require additions to the allowance based on their judgment.

44          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                             MANAGEMENT'S  DISCUSSION  AND  ANALYSIS - CONTINUED
                             ---------------------------------------------------

Other Income

Fidelity's non-interest or total other income increased by $351,000 or 23.0% to $1.9 million in fiscal 2000 as compared to fiscal 1999. Other income increased by $357,000 or 30.6% to $1.5 million in fiscal 1999 compared to fiscal 1998.

Included in non-interest income is service fee income on loans and late charges which increased by $50,000 in fiscal 2000 and increased by $31,000 in fiscal 1999 over the respective prior years. The increase in fiscal 2000 primarily reflects an increase in late charges on loans, partially offset by a decrease in service fee income. The increase in fiscal 1999 is primarily attributable to the collection of title insurance fees related to mortgages originated. The Company became licensed to collect such fees in fiscal 1999.

Deposit service charges and fee income was $643,000, $566,000 and $413,000 in fiscal 2000, 1999 and 1998, respectively. The increase in fiscal 2000 reflects both an increase in accounts that are subject to service charges and continued emphasis by management on the generation of fee income from these accounts. The increase in fiscal 1999 primarily reflects fees generated by the new Strip District branch and the revamping of the Company's service charge structure for deposit accounts, which resulted in increased fees collected on these accounts.

The Company recorded a net loss of $3,000 and net gains of $64,000 and $84,000 on the sale of investment and mortgage-backed securities in fiscal 2000, 1999, and 1998, respectively. All sales were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies.

Gain on sale of loans was $210,000, $17,000 and $11,000 in fiscal years 2000, 1999 and 1998, respectively. In fiscal 2000, the Company sold its credit card portfolio and recognized a gain on the sale of $202,000. In addition, the Company sells a portion of the loans originated under low income housing programs in which it participates in the Pittsburgh area. Also, the Company sells education loans to the Student Loan Marketing Association ("SLMA"). Such sales to SLMA generally result in some gain or loss being realized and are being done to reduce the Company's position in these loans, which are generally lower yielding and subject to extensive and costly government regulation. The Company does not intend to originate additional education loans for its portfolio, except those that will be serviced by SLMA. Gain on sale of loans related to the low income housing program and to SLMA in fiscal 2000 were $8,000. All gains in fiscal 1999 and 1998 related to these programs.

Other operating income includes miscellaneous sources of income, which consist primarily of automated teller machine fees, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $813,000, $715,000 and $528,000 in fiscal 2000, 1999 and 1998, respectively. The increase in fiscal 2000 primarily reflects an increase in automated teller machine fees, interchange income earned from customers' use of Company issued debit cards, and fees earned on the sale of non-insured investment products such as mutual funds and annuities. The increase in fiscal 1999 reflects several factors, the most significant of which were an increased surcharge for non-customers for the use of the Company's automated teller machines and realized increased earnings on the cash surrender value of life insurance policies on certain executive officers. Finally, the Company earned fees from a program, introduced in July 1998, to sell non-insured investment products such as mutual funds and annuities to both Bank and nonbank customers.

Other Expenses

Operating expenses increased $180,000 or 2.2% to $8.3 million in fiscal 2000 and increased $838,000 or 11.5% to$8.2 million in fiscal 1999, from $7.3 million in fiscal 1998.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $138,000 or 2.9% to $4.9 million in fiscal 2000 and $514,000 or 12.0% to $4.8 million in fiscal 1999 over the respective prior years. Factors contributing to the increase in fiscal 2000 were the addition of the Bellevue branch in July 2000, which added five employees, normal salary increases for employees and increases in the cost of health insurance, partially offset by some personnel vacancies that existed through a portion of the year. Factors contributing to the increase in fiscal 1999 were normal salary increases, resulting higher payroll taxes, increases in the number of employees on the payroll, and an increase in retirement and health care expenses. The increase in the number of employees primarily reflects staffing additions for the branch office opened in Pittsburgh's Strip District in October 1998, as well as staffing for the Company's new brokerage services program.

------------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000      45

================================================================================
                             MANAGEMENT'S  DISCUSSION  AND  ANALYSIS - CONTINUED
                             ---------------------------------------------------

Office occupancy and equipment expense decreased $63,000 or 7.8% to $748,000 in fiscal 2000 and increased $142,000 or 21.2% to $811,000 in fiscal 1999 over the respective prior years. The decrease in fiscal 2000 primarily reflects a reduction in lease expense related to the Bank's Strip District branch which was leased until the Bank purchased the building in June 1999. The increase in fiscal 1999 primarily reflects costs associated with renovating and opening the new Strip District branch in October 1998, and lease expenses until the Bank purchased the building. Additionally, the increase reflects increased equipment costs, a portion of which was incurred addressing the year 2000 problem.

Depreciation and amortization increased $5,000 or .9% to $587,000 in fiscal 2000 and increased $66,000 or 12.7% to $582,000 in fiscal 1999 over the respective prior years. The results in fiscal 2000 reflect depreciation on additions to property being substantially offset by equipment becoming fully depreciated. The results for fiscal 1999 reflect additional depreciation on equipment added or updated during the past year, depreciation on renovations completed on the
Bank's data processing and back office location, and amortization and depreciation on the Bank's new Strip District office.

Premiums for federal deposit insurance were $85,000, $156,000 and $155,000 for the fiscal years 2000, 1999 and 1998, respectively. The decrease in fiscal 2000 reflects the lowering of the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation ("FICO") bonds. The amount of the premiums is based on the average amount of deposits outstanding.

The Company recorded net losses on real estate owned of $32,000 and $12,000 in fiscal 2000 and 1998, respectively, compared to a net gain of $36,000 in fiscal 1999. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 2000, the Bank had four single family properties and one commercial building classified as real estate owned.

Intangible   amortization  was  $21,000  in  fiscal  2000,  which  reflects  the amortization of the intangibles generated by the acquisition of Pennwood in July 2000, on a straight-line basis over fifteen years.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $1.9 million in fiscal 2000, $1.8 million in fiscal 1999 and $1.7 million in fiscal 1998. Significant variations in fiscal 2000, compared to fiscal 1999, include increases in bank service charges, legal and audit fees, and a decrease in stationery and supplies expenses and expenses related to credit cards issued by the Bank. Significant variations in fiscal 1999, compared to fiscal 1998, include increases in consulting fees, telephone expenses, legal fees, and expenses related to credit cards issued by the Bank, partially offset by a decrease in stationery and supplies expense.

Income Taxes

The company generated taxable income and, as a consequence, recorded tax provisions of $1.5 million, $1.2 million and $1.2 million for fiscal 2000, 1999 and 1998, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate, which was 26.4%, 26.5% and 29.2% for fiscal 2000, 1999 and 1998, respectively. The decreased effective tax rate in fiscal 2000 and 1999 primarily results from the Bank's increased purchases of tax-exempt investments.

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

46          Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000--------

================================================================================
                             MANAGEMENT'S  DISCUSSION  AND  ANALYSIS - CONTINUED
                             ---------------------------------------------------

Year 2000


The Company established a Year 2000 Compliance Committee to identify all of its functions potentially affected by the Year 2000 date change, help ensure the reprogramming or replacement of all critical systems occurred, and to formulate contingency plans in the event any of those critical systems failed.


The Company experienced no known disruptions as a result of the Year 2000 date change and intends to keep monitoring its critical systems at various other date changes during the year 2000.


Recent Accounting and Legislative Developments


SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statements continue to allow derivative instruments to be used to hedge various risks and set forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.


The provisions of this statement, as amended, are effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement as no such instruments are used by the Company.


In September 2000, the FASB issued SFASNo. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASBStatement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 5, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.


-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       47

================================================================================

================================================================================
                                                       CAPITAL STOCK INFORMATION
                                                       -------------------------


STOCK INFORMATION
--------------------------------------------------------------------------------

The following table sets forth the fiscal 2000, 1999 and 1998 high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividend paid in November 2000 and the 25% stock split paid in March 1998.

                                         Stock Price           Dividends
--------------------------------------------------------------------------------
Quarter Ended:                          High      Low       Cash      Stock
--------------------------------------------------------------------------------
September 30, 2000                      $12.62    10.68     $.091         -
June 30, 2000                            11.25    10.56      .091         -
March 31, 2000                           12.27    11.14      .091         -
December 31, 1999                        14.37    10.00     $.091         -
--------------------------------------------------------------------------------
September 30, 1999                      $15.80   $13.41     $.091         -
June 30, 1999                            16.36    15.56      .091         -
March 31, 1999                           16.47    14.89      .082         -
December 31, 1998                        16.59    15.00      .082         -
--------------------------------------------------------------------------------
September 30, 1998                      $21.71   $15.91     $.082         -
June 30, 1998                            25.45    20.00      .082        25%
March 31, 1998                           23.26    19.73      .065         -
December 31, 1997                        21.28    16.18      .065         -
--------------------------------------------------------------------------------

As of September 30, 2000, Fidelity Bancorp, Inc. had 2,095,104 shares of stock outstanding and approximately 750 stockholders, including beneficial owners whose stock is held in nominee name.

-----------Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2000       49