Form 10-K405, Exhibit 13
period 2001-09-30
FIDELITY BANCORP INC
filed 2001-12-27
CIK 769207

--------------------------------------------------------------------------------
Corporate Profile and Financial Highlights                                     1
--------------------------------------------------------------------------------


                              > Corporate Profile <


      Fidelity Bancorp, Inc. (the Company) is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a~holding company for its wholly owned subsidiary, Fidelity Bank (the Bank). The Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business through~ten of?ces located in Allegheny and Butler counties.


                            > Financial Highlights <

                                                                  At or For the
                                                        Fiscal Years Ended September 30,

(in thousands, except per share data and percentages)         2001                2000
------------------------------------------------------------------------------------------
Total assets                                                 $555,424             $543,209
Total loans receivable, net                                   318,600              337,438
Total liabilities                                             520,138              513,622
Total savings and time deposits                               313,501              290,631
Total stockholders' equity                                     35,286               29,587
------------------------------------------------------------------------------------------
Net interest income                                          $ 11,956             $ 12,545
Provision for loan losses                                         475                  470
Net income                                                      3,612                4,132
------------------------------------------------------------------------------------------
Diluted earnings per share1                                     $1.71                $1.95
Book value per share1                                           17.87                14.12
Average interest rate spread                                     2.28%                2.64%
Return on average assets                                          .65%                 .80%
Return on average stockholders' equity                          10.84%               15.70%
------------------------------------------------------------------------------------------
Common shares outstanding1                                  1,974,635            2,095,104
------------------------------------------------------------------------------------------
1    Per share  amounts and common shares  outstanding  were restated to reflect the 10% stock dividend paid on November 28, 2000.



                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Selected Financial Data                                                        5
--------------------------------------------------------------------------------
                          > Financial Condition Data <

                                                                              September 30,
(in thousands)                                          2001         2000         1999         1998         1997
-----------------------------------------------------------------------------------------------------------------
Total assets                                        $555,424      $543,209     $482,543     $406,044     $380,964
Loans receivable, net                                318,600       337,438      275,958      218,892      182,869
Mortgage-backed securities1                           93,599        84,050       96,250      102,870      127,916
Investment securities and
  other earning assets2                              118,239        95,834       90,521       69,878       58,242
Savings and time deposits                            313,501       290,631      269,118      261,735      244,192
Advances from FHLB
  and other borrowings                               199,780       218,511      183,891      112,320      108,133
Stockholders' equity
  --substantially restricted                          35,286        29,587       26,046       29,021       25,881
Number of full service offices                            10            10            9            8            8
-----------------------------------------------------------------------------------------------------------------


                               > Operations Data <


                                                                    Fiscal Years Ended September 30,
(in thousands, except per share data)                   2001         2000         1999         1998         1997
-----------------------------------------------------------------------------------------------------------------
Interest income                                      $38,615       $36,477      $30,975      $28,047      $23,963
Interest expense                                      26,659        23,932       19,229       17,364       13,882
-----------------------------------------------------------------------------------------------------------------
Net interest income                                   11,956        12,545       11,746       10,683       10,081
Provision for loan losses                                475           470          520          405          500
-----------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                           11,481        12,075       11,226       10,278        9,581
Gain (loss) on sale of investment and
  mortgage-backed securities, net                        238            (3)          64           84           53
Gain on sale of loans                                    111           210           17           11           28
Service fees and other income                          1,877         1,667        1,442        1,071          801
Operating expenses                                     9,112         8,333        8,153        7,315        6,488
-----------------------------------------------------------------------------------------------------------------
Income before income tax provision                     4,595         5,616        4,596        4,129        3,975
Income tax provision                                     983         1,484        1,217        1,204        1,256
-----------------------------------------------------------------------------------------------------------------
  Net income                                         $ 3,612       $ 4,132      $ 3,379       $2,925      $ 2,719
-----------------------------------------------------------------------------------------------------------------
  Diluted earnings per share3                        $  1.71       $  1.95      $  1.53        $1.31      $  1.25
  Cash dividends per share3                          $  .391       $  .364      $  .345        $.295      $  .236
-----------------------------------------------------------------------------------------------------------------

1 Consists of mortgage-backed securities classified as held-to-maturity and available-for-sale.
2 Consists of interest-bearing deposits, investment securities classified as held-to-maturity and available-for-sale, and Federal Home Loan Bank stock.
3 Per share amounts were restated to reflect the 25% stock split paid in March 1998 and the 10% stock dividend paid in November 2000 and May 1997.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
6                                                   Independent Auditors' Report
--------------------------------------------------------------------------------



The Board of Directors and Stockholders

Fidelity Bancorp, Inc. and Subsidiaries:


We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                                     /s/KPMG LLP

                                                     Pittsburgh, Pennsylvania
                                                     November 21, 2001



                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Consolidated Statements of Financial Condition                                 7
--------------------------------------------------------------------------------

                                                                                             September 30,
(in thousands, except per share data)                                                  2001                 2000
-----------------------------------------------------------------------------------------------------------------
                                   > Assets <
   Cash and amounts due from depository institutions                                 $  7,392            $  7,119
   Interest-earning demand deposits with other institutions                               639               1,072
   Investment securities held-to-maturity
     (market value of $20,653 and $9,930) (Notes 2, 11, 12, 14 and 21)                 19,835               9,936
   Investment securities available-for-sale
     (cost of $86,671 and $77,154) (Notes 3, 12, 14 and 21)                            87,893              74,062
   Mortgage-backed securities held-to-maturity
     (market value of $31,300 and $12,305) (Notes 4, 12, 14 and 21)                    30,675              12,449
   Mortgage-backed securities available-for-sale
     (cost of $61,934 and $73,638) (Notes 5, 12, 14 and 21)                            62,924              71,601
   Loans receivable, net of the allowance of $2,871 and $2,910
     (Notes 6, 8, 9, 12 and 21)                                                       318,600             337,438
   Loans held-for-sale                                                                    344                  --
   Real estate owned, net                                                                 314                 181
   Federal Home Loan Bank stock, at cost (Notes 9 and 12)                               9,872              10,764
   Accrued interest receivable:
    Loans                                                                               1,569               1,605
    Mortgage-backed securities                                                            488                 502
    Investments and interest-earning deposits                                           1,376               1,036
  Office premises and equipment, net (Note 10)                                          5,300               5,576
  Goodwill and other intangible assets (Note 24)                                        1,863               1,710
  Deferred tax assets (Note 16)                                                         1,221               3,444
  Prepaid income taxes (Note 16)                                                          377                  35
  Prepaid expenses and sundry assets                                                    4,742               4,679
-----------------------------------------------------------------------------------------------------------------
                                                                                     $555,424            $543,209
-----------------------------------------------------------------------------------------------------------------

                    > Liabilities and Stockholders' Equity <

  Liabilities:
    Savings and time deposits (Notes 11 and 21)                                      $313,501            $290,631
    Federal Home Loan Bank advances (Notes 12 and 21)                                 184,457             202,885
    Other borrowings                                                                      474                 396
    Guaranteed preferred beneficial interest in Company's debentures (Note 13)         10,250              10,250
    Securities sold under agreement to repurchase (Notes 14 and 21)                     4,599               4,980
    Advance payments by borrowers for taxes and insurance                               1,320               1,427
    Accrued interest payable                                                            1,808               2,050
    Securities purchased, but not settled                                               2,536                  --
    Other accrued expenses and sundry liabilities                                       1,193               1,003
-----------------------------------------------------------------------------------------------------------------
                                                                                      520,138             513,622
-----------------------------------------------------------------------------------------------------------------

  Stockholders' Equity (Notes 1, 16, 17, 18 and 25):
    Common stock, $0.01 par value per share;
      10,000,000 shares authorized; 2,236,623 and
      2,212,336 shares issued                                                              22                  22
    Treasury stock, at cost - 261,988 and 117,232 shares                               (3,872)             (1,680)
    Additional paid-in capital                                                         14,789              14,524
    Retained earnings-- substantially restricted                                       22,887              20,106
    Accumulated other comprehensive income (loss), net of tax                           1,460              (3,385)
-----------------------------------------------------------------------------------------------------------------
                                                                                       35,286              29,587
-----------------------------------------------------------------------------------------------------------------
                                                                                     $555,424            $543,209
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
8                                              Consolidated Statements of Income
--------------------------------------------------------------------------------

For the fiscal years ended September 30, 2001, 2000 and 1999

(in thousands, except per share data)                                         2001          2000           1999
-----------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                                     $26,548        $24,241        $19,410
  Mortgage-backed securities                                                  5,407          6,078          6,738
  Investment securities                                                       6,584          6,114          4,796
  Deposits with other institutions                                               76             44             31
-----------------------------------------------------------------------------------------------------------------
    Total interest income                                                    38,615         36,477         30,975
-----------------------------------------------------------------------------------------------------------------
Interest expense:
  Savings and time deposits (Note 11)                                        12,941         10,949         10,545
  Borrowed funds                                                             12,694         11,959          7,660
  Guaranteed preferred beneficial interest
   in Company's debentures (Note 13)                                          1,024          1,024          1,024
-----------------------------------------------------------------------------------------------------------------
    Total interest expense                                                   26,659         23,932         19,229
-----------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                         11,956         12,545         11,746
Provision for loan losses (Note 8)                                              475            470            520
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                          11,481         12,075         11,226
-----------------------------------------------------------------------------------------------------------------
Other income:
  Loan service charges and fees                                                 287            211            161
  Gain (loss) on sale of investment and
    mortgage-backed securities, net                                             238             (3)            64
  Gain on sale of loans                                                         111            210             17
  Deposit service charges and fees                                              658            643            566
  Other operating income                                                        932            813            715
-----------------------------------------------------------------------------------------------------------------
    Total other income                                                        2,226          1,874          1,523
-----------------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation, payroll taxes and fringe benefits (Notes 18 and 19)           5,385          4,943          4,805
  Office occupancy and equipment expense                                        898            748            811
  Depreciation and amortization                                                 630            587            582
  Federal insurance premiums                                                     58             85            156
  (Gain) loss on real estate owned, net                                          19             32            (36)
  Intangible amortization                                                       125             21             --
  Other operating expenses                                                    1,997          1,917          1,835
-----------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                  9,112          8,333          8,153
-----------------------------------------------------------------------------------------------------------------
Income before income tax provision                                            4,595          5,616          4,596
Income tax provision (Note 16)                                                  983          1,484          1,217
-----------------------------------------------------------------------------------------------------------------
    Net income                                                              $ 3,612        $ 4,132        $ 3,379
-----------------------------------------------------------------------------------------------------------------
  Basic earnings per share (Note 1)                                         $  1.75        $  1.97        $  1.56
  Diluted earnings per share (Note 1)                                       $  1.71        $  1.95        $  1.53
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity                                9
--------------------------------------------------------------------------------

For the fiscal years ended September 30, 2001, 2000 and 1999

                                                                                         Accumulated
                                                                                            Other       Total
                                                  Additional                            Comprehensive   Stock-
                                      Common        Paid-In   Treasury       Retained   Income (Loss)   holders'
(in thousands)                        Stock         Capital     Stock        Earnings    Net of Tax     Equity
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998           $20         $14,168   $    --        $14,106          $727      $29,021
Comprehensive income:
  Net income                             --              --        --          3,379            --        3,379
  Other comprehensive loss,
    net of tax of ($2,410)               --              --        --             --        (4,740)      (4,740)
  Reclassification adjustment,
    net of tax of ($25)                  --              --        --             --           (49)         (49)
-----------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss):       --              --        --          3,379        (4,789)      (1,410)
Stock options exercised                  --              39        --             --            --           39
Cash dividends paid                      --              --        --           (749)           --         (749)
Treasury stock purchased
  (61,132 shares)                        --              --      (953)            --            --         (953)
Sale of stock through Dividend
  Reinvestment Plan                      --              98        --             --            --           98
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1999           $20         $14,305     $(953)       $16,736       $(4,062)     $26,046
Comprehensive income:
  Net income                             --              --        --          4,132            --        4,132
  Other comprehensive income,
    net of tax of $346                   --              --        --             --           671          671
  Reclassification adjustment,
    net of tax of $2                     --              --        --             --             6            6
-----------------------------------------------------------------------------------------------------------------
Total comprehensive income:              --              --        --          4,132           677        4,809
Stock dividend paid (Note 1)              2              (2)       --             --            --           --
Stock options exercised                  --             149        --             --            --          149
Cash dividends paid                      --              --        --           (762)           --         (762)
Treasury stock purchased
  (56,100 shares)                        --              --      (727)            --            --         (727)
Sale of stock through Dividend
  Reinvestment Plan                      --              72        --             --            --           72
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 2000           $22         $14,524   $(1,680)       $20,106       $(3,385)     $29,587
Comprehensive income:
  Net income                             --              --        --          3,612            --        3,612
  Other comprehensive income,
    net of tax of $2,577                 --              --        --             --         5,002        5,002
  Reclassification adjustment,
    net of tax of ($81)                  --              --        --             --          (157)        (157)
-----------------------------------------------------------------------------------------------------------------
Total comprehensive income:              --              --        --          3,612         4,845        8,457
Stock options exercised, including tax   --             207        --             --            --          207
  benefit of $17
Cash dividends paid                      --              --        --           (830)           --         (830)
Treasury stock purchased
  (152,896 shares)                       --              --    (2,286)            --            --       (2,286)
Contribution of stock to Employee Stock
  Ownership Plan (8,140 shares)          --              --        94             (1)           --           93
Sale of stock through Dividend
  Reinvestment Plan                      --              58        --             --            --           58
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 2001           $22         $14,789   $(3,872)       $22,887        $1,460      $35,286
-----------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
10                                         Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

For the fiscal years ended September 30, 2001, 2000 and 1999

(in thousands)                                                                2001          2000           1999
------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                                 $3,612         $4,132         $3,379
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                 475            470            520
      (Gain) loss on real estate owned, net                                      19             32            (36)
      Depreciation of premises and equipment                                    630            587            582
      Deferred loan fee amortization                                           (325)          (178)          (260)
      Amortization of investment and mortgage-backed
        securities (discounts) premiums, net                                     (2)           147            341
      Deferred income tax provision                                             259            492             21
      Amortization of intangibles                                               125             21             --
      Net gain on sale of investments                                          (230)            (7)          (191)
      Net (gain) loss on sale of mortgage-backed securities                      (8)            10            127
      Loans held-for-sale originated                                        (11,154)        (1,221)          (973)
      Sale of loans held-for-sale                                             9,684          1,230            978
      Net gain on sale of loans                                                (111)          (210)           (17)
      Increase in interest receivable                                          (290)          (257)          (313)
      Increase (decrease) in interest payable                                  (242)           897            422
      Increase (decrease) in accrued taxes                                     (342)          (234)            28
      Other changes-- net                                                      (668)          (962)           572
------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                 1,432          4,949          5,180
------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale                       6,733         12,350          3,424
  Proceeds from sales of mortgage-backed securities available-for-sale       11,654          1,353          8,577
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                              10,565          4,202         12,508
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                         14,326         11,062         26,963
  Purchases of investment securities available-for-sale                     (26,505)        (9,350)       (40,400)
  Purchases of mortgage-backed securities available-for-sale                (14,368)            --        (38,532)
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                                 2,000             --          5,000
  Purchases of investment securities held-to-maturity                       (11,879)        (6,302)        (2,004)
  Proceeds from maturities and principal repayments
    of mortgage-backed securities held-to-maturity                            5,920          2,884          6,436
  Purchases of mortgage-backed securities held-to-maturity                  (21,659)        (1,974)            --
  Net (increase) decrease in loans                                           18,962        (34,909)       (58,701)
  Sale of other loans                                                         1,233          3,063          1,266
  Additions to office premises and equipment                                   (754)          (413)        (1,845)
  Net (purchases) sales of FHLB stock                                           892         (1,969)        (3,745)
  Acquisition of Pennwood Bancorp, Inc., net                                     --         (5,411)            --
  Sale of loans obtained in Pennwood acquisition                                 --         16,274             --
  Sale of branches and deposits obtained in Pennwood acquisition                 --        (14,639)            --
------------------------------------------------------------------------------------------------------------------
    Net cash used by investing activities                                   $(2,880)      $(23,779)      $(81,053)
------------------------------------------------------------------------------------------------------------------
                                                                                                       (continued)

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows - continued                             11
--------------------------------------------------------------------------------

For the fiscal years ended September 30, 2001, 2000 and 1999

(in thousands)                                                                2001          2000           1999
------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net increase in savings and time deposits                                $22,870        $ 7,001        $ 7,383
  Increase (decrease) in reverse repurchase agreements
     and other borrowings                                                     (303)         2,335          1,171
  Net increase (decrease) in FHLB advances                                 (18,428)        14,285         70,400
  Cash dividends paid                                                         (830)          (762)          (749)
  Stock options exercised                                                      207            149             39
  Proceeds from sale of stock                                                   58             72             98
  Acquisition of treasury stock                                             (2,286)          (727)          (953)
------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                                1,288         22,353         77,389
------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                              (160)         3,523          1,516
Cash and cash equivalents at beginning of year                               8,191          4,668          3,152
------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                                $8,031         $8,191         $4,668
------------------------------------------------------------------------------------------------------------------


              > Supplemental Disclosure of Cash Flow Information <


For the fiscal years ended September 30, 2001, 2000 and 1999

(in thousands)                                                                2001          2000           1999
------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Interest on deposits and borrowings                                      $26,901        $23,035        $18,807
  Income taxes                                                               1,739          1,563          1,210



    > Supplemental Schedule of Non-Cash Investing and Financing Activities <


Transfer of loans to real estate owned                                        $550           $330           $134
------------------------------------------------------------------------------------------------------------------
Securities purchased, but not settled                                       $2,536           $ --           $ --
------------------------------------------------------------------------------------------------------------------
The Company purchased all of the common stock
  of Pennwood Bancorp, Inc. for $7,271.
  In conjunction with the  acquisition, the assets acquired
  and liabilities assumed were as follows:
    Fair value of assets acquired                                           $   --        $56,049           $ --
    Fair value of liabilities assumed                                           --        (50,501)            --
    Cash paid for Pennwood Bancorp, Inc. stock                                  --         (7,278)            --
------------------------------------------------------------------------------------------------------------------
    Excess liabilities assumed over assets acquired                         $   --        $(1,730)          $ --
------------------------------------------------------------------------------------------------------------------
The Company sold the two branch offices, and the related
  deposits, of Pennwood Savings Bank located in Kittanning,
  Pennsylvania. In conjunction with the sale:
    Assets sold                                                             $   --        $   769           $ --
    Deposits and liabilities sold                                           $   --        $17,611           $ --
------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
12                                    Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

>(1) -Summary of Significant Accounting Policies

Nature of Operations and Use of Estimates

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiaries, Fidelity Bank, PaSB, a Pennsylvania-chartered, FDIC-insured state savings bank and FB~Capital Trust, a statutory business trust incorporated in Delaware. The Bank conducts business through ten offices in Allegheny and Butler counties.

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

Investment and Mortgage-backed Securities

The Company classifies investment securities as either: (1) Securities Held-to-Maturity -- debt securities that the Company has the positive intent and ability to hold to maturity and which are reported at cost, adjusted for amortization of premium and accretion of discount on a level yield basis; (2) Trading Securities -- debt and equity securities bought and held principally for the purpose of selling them in the near term and which are reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available-for-Sale -- debt and equity securities not classified as either Securities Held-to-Maturity or Trading Securities and which are reported at fair value, with unrealized gains and losses, net of taxes, included as a separate component of accumulated other comprehensive income. The cost of securities sold is determined on a specific identification basis. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans

Loans receivable are stated at unpaid principal balances net of the allowance for loan losses, net deferred loan fees and discounts. Interest income on loans is credited to income as earned. Loans are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain~collateral dependent loans. Management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank identifies and evaluates impaired loans on a loan by loan

                                                                (Note continued)

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        13
--------------------------------------------------------------------------------

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

Loan fees and certain direct loan origination costs are deferred, and the net deferred fee or cost is then recognized using the level-yield method over the contractual life of the loan as an adjustment to income.

Loans Held-for-Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

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

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
14                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, per share data)

Intangible Assets

Intangible assets arising from purchase business combinations are amortized to expense over the periods estimated to be benefitted, which is, on a weighted average basis, 15 years. Intangible assets are reviewed annually for possible impairment or when events or changed circumstances may affect the underlying basis of the asset.

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

                                                                  September 30,
                                                          2001        2000         1999
------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income ......................................   $    3,612   $    4,132   $    3,379
  Weighted average shares outstanding .............    2,064,357    2,095,631    2,165,847
  Earnings per share ..............................   $     1.75   $     1.97   $     1.56
Diluted earnings per share:
  Net income ......................................   $    3,612   $    4,132   $    3,379
  Weighted average shares outstanding .............    2,064,357    2,095,631    2,165,847
  Dilutive effect of employee stock options .......       46,701       27,060       48,672
  Total diluted weighted average shares outstanding    2,111,058    2,122,691    2,214,519
  Earnings per share ..............................   $     1.71   $     1.95   $     1.53
------------------------------------------------------------------------------------------

Options to purchase 66,386 shares of common stock at prices from $15.68 to $21.09, 100,623 shares at prices from $13.22 to $21.09, and 78,742 shares at prices from $15.68 to $21.09 were outstanding during 2001, 2000 and 1999, respectively, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        15
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


Comprehensive Income

The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended September 30, 2001, 2000 and 1999, the Company's total comprehensive income
(loss) was $8,457, $4,809, and $(1,410), respectively. Total comprehensive income is comprised of net income of $3,612, $4,132 and $3,379, respectively, and other comprehensive income (loss) of $4,845, $677 and $(4,789), net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available-for-sale.

> (2) Investment Securities Held-to-Maturity

Investment securities held-to-maturity at September 30, 2001 and 2000 are as follows:

                                                                   Gross         Gross
                                                    Amortized    Unrealized    Unrealized       Market
At September 30, 2001                                  Cost        Gains         Losses          Value
--------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years        $   966          $103         $   --        $ 1,069
Municipal obligations:
  Due beyond five years, but within ten years         1,257            60             --          1,317
  Due beyond ten years                               11,405           408            (35)        11,778
Corporate obligations:
  Due beyond one year, but within five years          3,001           130             --          3,131
  Due beyond five years, but within ten years         3,206           156             (4)         3,358
--------------------------------------------------------------------------------------------------------
                                                    $19,835          $857         $  (39)       $20,653
--------------------------------------------------------------------------------------------------------

                                                                   Gross         Gross
                                                    Amortized    Unrealized    Unrealized       Market
At September 30, 2000                                 Cost         Gains         Losses         Value
--------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years        $   958       $     7        $    --        $   965
  Due beyond five years, but within ten years         2,000            --           (142)         1,858
Municipal obligations:
  Due beyond ten years                                5,347            78             --          5,425
Corporate obligations:
  Due beyond one year, but within five years            500            15             --            515
  Due beyond five years, but within ten years         1,131            36             --          1,167
--------------------------------------------------------------------------------------------------------
                                                    $ 9,936       $   136        $  (142)       $ 9,930
--------------------------------------------------------------------------------------------------------

At September 30, 2001, the Bank had outstanding commitments to purchase $4,195 of investment securities held-to-~maturity. Non-taxable interest income was $456, $295, and $91 in fiscal 2001, 2000 and 1999, respectively. There were no sales of investment securities held-to-maturity in 2001, 2000 or 1999.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
16                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

> (3) Investment Securities Available-for-Sale

Investment securities available-for-sale at September 30, 2001 and 2000 are as follows:

                                                                                  Gross        Gross
                                                                   Amortized   Unrealized   Unrealized    Market
At September 30, 2001                                                Cost         Gains       Losses       Value
------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $ 7,100      $  322        $   --      $ 7,422
  Due beyond five years, but within ten years                        3,130          25            --        3,155
  Due beyond ten years                                               7,532         148            --        7,680
Asset-backed securities:
  Due beyond five years, but within ten years                        5,327         129            --        5,456
Municipal obligations:
  Due beyond five years, but within ten years                        2,334         111            --        2,445
  Due beyond ten years                                              37,336         344          (275)      37,405
Corporate obligations:
  Due beyond one year, but within five years                        11,490         465           (16)      11,939
  Due beyond five years, but within ten years                        2,067          79            --        2,146
Equity securities                                                    1,341          80           (90)       1,331
Mutual funds                                                         4,240          --           (77)       4,163
Trust preferred securities:~  Due beyond ten years                   3,104          20           (72)       3,052
Federal Home Loan Mortgage Corp.
  Preferred Stock                                                    1,420          40           (10)       1,450
Federal National Mortgage Assoc.
  Preferred Stock                                                      250          --            (1)         249
------------------------------------------------------------------------------------------------------------------
                                                                   $86,671      $1,763         $(541)     $87,893
------------------------------------------------------------------------------------------------------------------

                                                                                  Gross        Gross
                                                                   Amortized   Unrealized   Unrealized    Market
At September 30, 2000                                                Cost         Gains       Losses       Value
------------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $ 1,998      $   10       $    (4)     $ 2,004
  Due beyond five years, but within ten years                       11,872           9          (281)      11,600
  Due beyond ten years                                               9,719          --          (854)       8,865
Asset-backed securities:
  Due beyond five years, but within ten years                        1,965          31            --        1,996
  Due beyond ten years                                               3,329         153            --        3,482
Municipal obligations:
  Due beyond five years, but within ten years                        1,387          --           (32)       1,355
  Due beyond ten years                                              36,644         131        (1,956)      34,819
Corporate obligations:
  Due beyond one year, but within five years                         4,453          27           (44)       4,436
Equity securities                                                    1,304          96          (202)       1,198
Mutual funds                                                         2,063          23           (71)       2,015
Trust preferred securities:~  Due beyond ten years                   1,250           5          (111)       1,144
Federal Home Loan Mortgage Corp.
  Preferred Stock                                                      920           5           (24)         901
Federal National Mortgage Assoc.
  Preferred Stock                                                      250          --            (3)         247
------------------------------------------------------------------------------------------------------------------
                                                                   $77,154      $  490       $(3,582)     $74,062
------------------------------------------------------------------------------------------------------------------

At September 30, 2001, the Bank had outstanding commitments to purchase $2,000 of investment securities available-for-sale. Non-taxable interest income was $1,709, $1,781 and $1,770 in fiscal 2001, 2000 and 1999, respectively. Proceeds from sales of investment securities available-for-sale were $6,733, $12,350 and $3,424 in 2001, 2000 and 1999, respectively. Gross gains of $292, $154, and $191 and gross losses of $35, $147, and $0 were realized on these sales in 2001, 2000 and 1999, respectively. In addition, fiscal 2001 results include a loss of $27 resulting from the write-down of an investment in an equity security that is considered other than temporary.

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        17
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

>(4) Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity were comprised of the following:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2001                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years         $     6      $    --        $  --      $     6
  Contractually due beyond ten years                                 3,391          48            --        3,439
Federal Home Loan Mortgage Corporation:
  Contractually due within one year                                     13          --            --           13
  Contractually due beyond one year, but within five years             134           7            --          141
  Contractually due beyond five years, but within ten years          5,608         185            --        5,793
  Contractually due beyond ten years                                 5,393         127            --        5,520
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years             593          10            --          603
  Contractually due beyond five years, but within ten years          2,099          83            --        2,182
  Contractually due beyond ten years                                 2,889          77            --        2,966
Collateralized Mortgage Obligations:
  Contractually due beyond ten years                                10,549         104           (16)      10,637
------------------------------------------------------------------------------------------------------------------
                                                                   $30,675      $  641          $(16)     $31,300
------------------------------------------------------------------------------------------------------------------

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2000                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years         $    10      $   --         $  --      $    10
Federal Home Loan Mortgage Corporation:
  Contractually due within one year                                     32          --            --           32
  Contractually due beyond one year, but within five years              66          --            --           66
  Contractually due beyond five years, but within ten years          4,505           7           (52)       4,460
  Contractually due beyond ten years                                 1,968           3           (42)       1,929
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years           1,029          --           (18)       1,011
  Contractually due beyond five years, but within ten years            743           1            (3)         741
  Contractually due beyond ten years                                 2,395           6           (26)       2,375
Collateralized Mortgage Obligations:
  Contractually due beyond ten years                                 1,701          --           (20)       1,681
------------------------------------------------------------------------------------------------------------------
                                                                   $12,449      $   17         $(161)     $12,305
------------------------------------------------------------------------------------------------------------------

At September 30, 2001, the Bank had no outstanding commitments to purchase mortgage-backed securities held-~to-maturity. There were no sales of mortgage-backed securities classified as held-to-maturity during 2001, 2000, or 1999.

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
18                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (5) Mortgage-Backed Securities Available-For-Sale

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2001                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $15,525      $  365       $    --      $15,890
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years                                 5,373         126            (1)       5,498
Federal National Mortgage Association:
  Contractually due beyond ten years                                13,841         178            --       14,019
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years          1,931           9            --        1,940
  Contractually due beyond ten years                                25,264         358           (45)      25,577
------------------------------------------------------------------------------------------------------------------
                                                                   $61,934      $1,036       $   (46)     $62,924
------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2000                                                Cost        Gains        Losses       Value
------------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $20,438      $ --          $(498)      $19,940
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years                                 5,813        --           (157)        5,656
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years           2,185        --            (65)        2,120
  Contractually due beyond ten years                                11,178        --           (463)       10,715
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years          2,643         8            (73)        2,578
  Contractually due beyond ten years                                31,381        81           (870)       30,592
------------------------------------------------------------------------------------------------------------------
                                                                   $73,638       $89        $(2,126)      $71,601
------------------------------------------------------------------------------------------------------------------

At September 30, 2001, the Bank had no outstanding commitments to purchase mortgage-backed securities available-~for-sale. Proceeds from sales of mortgage-backed securities available-for-sale during 2001, 2000 and 1999 were $11,654, $1,353 and $8,577, respectively. Gross gains of $86, $0, and $0, and gross losses of $78, $10, and $127 were realized on these sales in 2001, 2000 and 1999, respectively.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        19
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (6) Loans Receivable

Loans receivable, net are summarized as follows:

                                                               September 30,
                                                            2001         2000
--------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
    1-4 family dwellings                                 $ 189,626    $ 207,853
    Multi-family dwellings                                   6,400        5,282
  Commercial                                                23,775       22,706
  Construction                                               9,283       10,900
--------------------------------------------------------------------------------
                                                           229,084      246,741
--------------------------------------------------------------------------------
Less:
  Loans in process                                          (6,341)      (6,558)
  Unearned discounts and fees                               (1,831)      (2,033)
--------------------------------------------------------------------------------
                                                           220,912      238,150
--------------------------------------------------------------------------------
Installment loans:
  Home equity                                               64,208       64,215
  Consumer loans                                             1,594        2,314
  Credit cards                                                  --           26
  Other                                                      1,923        2,059
--------------------------------------------------------------------------------
                                                            67,725       68,614
--------------------------------------------------------------------------------
Commercial business loans and leases:
  Commercial business loans                                 27,793       27,461
  Commercial leases                                          5,041        6,123
--------------------------------------------------------------------------------
                                                            32,834       33,584
Less: Allowance for loan losses                             (2,871)      (2,910)
--------------------------------------------------------------------------------
    Loans receivable, net                                $ 318,600    $ 337,438
--------------------------------------------------------------------------------

Commitments to originate loans at September 30, 2001 were approximately as follows:

                                                             Rate        Amount
--------------------------------------------------------------------------------
First mortgage loans:
  Fixed-rate                                            6.50% to 7.88%   $1,671

Other loans:
  Fixed-rate                                            7.12% to 9.24%      846
  Adjustable-rate                                       5.00% to 12.5%    2,917
--------------------------------------------------------------------------------
                                                                         $5,434
--------------------------------------------------------------------------------

The Bank conducts its business through ten offices located in the greater Pittsburgh metropolitan area. At September 30, 2001, the majority of the Bank's net loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements. There were no commitments to lend additional funds to debtors on non-accrual status.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
20                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (7) Loan Servicing Portfolio

The amount of loans serviced for others, which are not reflected in the accompanying consolidated financial statements, was $20, $441, and $4,532 at September 30, 2001, 2000 and 1999, respectively.


> (8) Allowance for Losses on Loans

Changes in the allowance for loan losses are as follows:


                                                                          Total
--------------------------------------------------------------------------------
Balance at September 30, 1998                                            $2,243
Provision for loan losses                                                   520
Charge-offs                                                                (326)
Recoveries                                                                   40
--------------------------------------------------------------------------------
Balance at September 30, 1999                                             2,477
Allowance for loan losses of Pennwood Bancorp, Inc.                         358
Provision for loan losses                                                   470
Charge-offs                                                                (425)
Recoveries                                                                   30
--------------------------------------------------------------------------------
Balance at September 30, 2000                                             2,910
Provision for loan losses                                                   475
Charge-offs                                                                (645)
Recoveries                                                                  131
--------------------------------------------------------------------------------
Balance at September 30, 2001                                            $2,871
--------------------------------------------------------------------------------

Non-accrual loans were approximately $2,348, $1,961 and $2,385 at September 30, 2001, 2000 and 1999, respectively. The foregone interest on those loans for the periods ended September 30, 2001, 2000 and 1999, was $128, $67 and $165, respectively. The amount of interest income on such loans actually included in income in the periods ending September 30, 2001, 2000 and 1999 was $98, $28 and $63, respectively. There are no commitments to lend additional funds to debtors in non-accrual status.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $1,997 and $560 at~September 30, 2001 and 2000, respectively. Included in the 2001 amount is $890 of impaired loans for which the related allowance for credit losses was $214 and $1,107 of impaired loans for which there is no allowance for credit losses. Included in the 2000 amount is $560 of impaired loans for which the related allowance for credit losses was $175 and no impaired loans that as a result of write-downs did not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 2001, 2000 and 1999 was approximately $756, $235, and $326, respectively. For the fiscal years ended September 30, 2001, 2000 and 1999, the Company recognized interest income on those impaired loans of $83, $0, and $6, respectively, using the cash basis of income recognition.

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


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        21
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (9) Investments Required by Law

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than 1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB, whichever is greater.


> (10) Office Premises and Equipment

Office premises and equipment at September 30, 2001 and 2000 are summarized as follows:

                                                          2001           2000
--------------------------------------------------------------------------------
Land                                                     $  540        %  540
Office buildings                                          4,709         4,801
Furniture, fixtures and equipment                         3,722         3,297
Leasehold improvements                                      501           500
--------------------------------------------------------------------------------
                                                          9,472         9,138
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization           (4,172)       (3,562)
--------------------------------------------------------------------------------
  Office premises and equipment, net                     $5,300        $5,576
--------------------------------------------------------------------------------

The Bank has operating leases with respect to three branch offices and the Bank's Loan Center, which expire on various dates through fiscal 2008. Lease expense amounted to $172, $169, and $226 in fiscal years 2001, 2000 and 1999, respectively. Minimum annual lease commitments are approximately as follows:

      Years Ended September 30              Amount
      --------------------------------------------
         2002                              $172
         2003                               157
         2004                               154
         2005                               114
         2006                                94
         Thereafter                         119



                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
22                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (11) Savings and Time Deposits

Savings and time deposit balances at September 30, 2001 and 2000 are summarized as follows:

                                                                September 30,
                                Stated Rates                   2001      2000
--------------------------------------------------------------------------------
Balance by type:
Savings Deposits:
     Demand deposits     noninterest-bearing                 $ 21,501  $ 19,115
     NOW accounts        1.50% in 2001 and 1.50% in 2000       33,064    32,585
     Passbooks           2.50% in 2001 and 2.50% in 2000       52,571    52,289
     Money market
       deposit accounts  2.83% in 2001 and 2.97% in 2000       16,022    14,755
--------------------------------------------------------------------------------
                                                              123,158   118,744
--------------------------------------------------------------------------------
Time Deposits:
     Fixed-rate                  1.00% to 2.99%                   524       231
                                 3.00% to 4.99%                62,359    25,558
                                 5.00% to 6.99%               118,846   140,227
                                 7.00% to 8.99%                 3,044     3,563
                                 9.00% to 10.99%                   15        15
     Negotiated-rate             2.44% to 7.10%                 5,555     2,293
--------------------------------------------------------------------------------
                                                              190,343   171,887
--------------------------------------------------------------------------------
                                                             $313,501  $290,631
--------------------------------------------------------------------------------

The weighted-average interest rate for all deposits was 4.01% and 4.21% at September 30, 2001 and 2000, respectively. Time deposits with balances of $100 or more totalled $5,555 at September 30, 2001.

At September 30, 2001, investment securities with a carrying value of $8,035 were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 2001 and 2000 are summarized as follows:

                                                                          September 30,
                                                                         2001        2000
--------------------------------------------------------------------------------------------
Within one year                                                        $134,165     $85,176
Beyond one year but within two years                                     22,707      66,596
Beyond two years but within three years                                  15,334       7,762
Beyond three years but within four years                                  8,980       3,969
Beyond four years but within five years                                   4,340       4,910
Beyond five years                                                         4,817       3,474
--------------------------------------------------------------------------------------------
                                                                       $190,343    $171,887
--------------------------------------------------------------------------------------------

Interest expense by deposit category is as follows:             Years Ended September 30,
                                                              2001        2000         1999
--------------------------------------------------------------------------------------------
NOW accounts                                               $   483     $   465      $   427
Passbooks                                                    1,326       1,270        1,233
Money market deposit accounts                                  416         449          423
Time deposits                                               10,716       8,765        8,462
--------------------------------------------------------------------------------------------
                                                           $12,941     $10,949      $10,545
--------------------------------------------------------------------------------------------


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        23
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (12) Federal Home Loan Bank Advances

Federal Home Loan Bank advances are as follows:

                                                              September 30,
                                       Interest Rate         2001        2000
--------------------------------------------------------------------------------
Due Date
RepoPlus Advances                          3.89%           $ 5,000     $48,770
Fixed Rate Advances:
   October 30, 2000                        4.68%                --       3,000
   August 28, 2001                         5.61%                --         930
   October 29, 2001                        4.80%             5,000       5,000
   January 14, 2002                        6.95%            20,000      20,000
   December 16, 2002                       6.03%            10,000          --
   July 14, 2003                           7.12%            10,000      10,000
   October 24, 2003                        6.58%            10,000          --
   August 30, 2004                         6.88%            10,000      10,000
Convertible Select Advances:
   July 1, 2002                            6.60%            15,000      15,000
   November 12, 2002                       6.31%             5,000          --
   May 12, 2003                            6.72%            10,000      10,000
   June 16, 2003                           6.46%            15,000      15,000
   February 20, 2008                       5.48%            10,000      10,000
   October 7, 2008                         4.69%            14,457      14,185
   December 18, 2008                       5.15%            10,000      10,000
   October 22, 2009                        5.52%                --       1,000
   March 17, 2010                          6.05%            20,000      20,000
   August 30, 2010                         5.93%            10,000      10,000
   January 19, 2011                        4.57%             5,000          --
--------------------------------------------------------------------------------
Total FHLB Advances                                       $184,457    $202,885
--------------------------------------------------------------------------------

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 2001 is $108,278.

FHLB "RepoPlus" Advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" Advances during fiscal 2001 and 2000, ranging individually from $50 to $35,730, and from $50 to $36,130, respectively. The daily average balance during 2001 and 2000 was $17,631 and $60,863, respectively, and the daily average interest rate was 6.10% and 6.17%, respectively, with an average interest rate at fiscal year-end 2001 of 3.89% and fiscal year-end 2000 of 6.66%. The maximum amount outstanding at any month-end during 2001 and 2000 was $42,120 and $82,350, respectively.

FHLB "Convertible Select" Advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee. The Bank utilized "Convertible Select" Advances during fiscal 2001 and 2000, with individual advances ranging from $1,000 to $20,000 each year.

                                                                (Note continued)

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
24                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

The daily average balance during 2001 and 2000 was $112,978 and $123,207, respectively. The daily average interest rate during 2001 and 2000 was 5.88% and 5.70%, respectively. The average interest rate at fiscal year end 2001 and 2000 was 6.09% and 5.72%, respectively. The maximum amount outstanding at any month end during 2001 and 2000 was $114,457 and $134,049, respectively.

> (13) Guaranteed Preferred Beneficial Interest in Company's Debentures

On May 13, 1997, the Trust, a statutory business trust created under Delaware law that is a subsidiary of the Company, issued $10,250, 9.75% Trust Preferred Securities ("Preferred Securities") with a stated value and liquidation preference of $10 per share. The Trust's obligations under the Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of the Preferred Securities of the Trust, as well as proceeds from the issuance of common securities to the Company, were utilized by the Trust to invest in $10,567 of 9.75% Junior Subordinated Debentures (the "Debentures") of the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem the Debentures prior to the maturity date of July 15, 2027, on or after July 15, 2002, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, specifically, a Tax Event, Investment Company Event or Capital Treatment Event as more fully defined in the FB~Capital Trust Prospectus dated May 8, 1997, the Company may redeem in whole, but not in part, the Debentures prior to July 15, 2002. Proceeds~from any redemption of the Debentures would cause a mandatory redemption of the Preferred Securities and the common securities having an aggregate liquidation amount equal to the principal amount of the Debentures redeemed.

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


> (14) Securities Sold Under Agreement to Repurchase

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

At September 30, 2001, these agreements had a weighted-average interest rate of 2.83% and mature within one month. Short-term borrowings under repurchase agreements averaged $5,400 and $3,805 during 2001 and 2000, respectively.~The maximum amount outstanding at any month-end was $6,708 and $4,980 during 2001 and 2000, respectively. At September 30, 2001, short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                          Collateral
                                                   -----------------------------
                                                         U.S. Government &
                                Weighted            Federal Agency Obligations
                  Repurchase     Average           -----------------------------
                   Liability  Interest Rate        Book Value     Market Value
--------------------------------------------------------------------------------
Within 30 days      $4,599        2.83%              $5,598          $5,631
--------------------------------------------------------------------------------


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        25
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

> (15) Financial Instruments with Off-Balance Sheet Risk

At September 30, 2001 and 2000, respectively, the Bank had outstanding commitments to originate loans of $5,434 and $2,221.

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 2001 and 2000 was $11,048 and $9,503, respectively, for consumer lines of credit and $12,306 and $12,485, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 6.25% to 18.0%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 2001 and 2000 was $87 and $125, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

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

The Bank does not have any off-balance sheet risk at September 30, 2001, except for the commitments referenced above.


> (16) Income Taxes

The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:

                                                Fiscal Years Ended September 30,
                                                    2001        2000      1999
--------------------------------------------------------------------------------
Current
  Federal                                         $1,186     $1,623       $928
  State                                               56        353        310
--------------------------------------------------------------------------------
Total current                                      1,242      1,976      1,238
--------------------------------------------------------------------------------
  Deferred federal                                  (259)      (492)       (21)
--------------------------------------------------------------------------------
Total                                             $  983     $1,484     $1,217
--------------------------------------------------------------------------------

Total income tax provision for the years ended September 30, 2001, 2000 and 1999 was allocated as follows:

                                                    2001       2000       1999
--------------------------------------------------------------------------------
Income                                            $  983     $1,484     $1,217
Stockholders' equity:
  Accumulated other comprehensive income (loss)    2,482        348     (2,435)
  Compensation expense for tax purposes
    in excess of amounts recognized for
    financial statement purposes                     (17)        --         --
--------------------------------------------------------------------------------

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
26                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                Fiscal Years Ended September 30,
                                                  2001       2000       1999
--------------------------------------------------------------------------------
Expected federal tax rate                         34.0%      34.0%      34.0%
Tax free interest                                (12.5)     (10.5)     (11.4)
State income tax, net of federal tax benefit        .8        4.1        4.5
Other items, net                                   (.9)      (1.2)      (0.6)
--------------------------------------------------------------------------------
Actual tax rate incurred                          21.4%      26.4%      26.5%
--------------------------------------------------------------------------------

The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2001 and 2000 are presented below:

                                                             2001          2000
--------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Fixed assets                                               $480          $300
  Loan loss reserves                                          943           944
  Intangible assets                                           152           182
  Investment securities                                      (738)        1,744
  Other (net)                                                 384           274
--------------------------------------------------------------------------------
                                                           $1,221        $3,444
--------------------------------------------------------------------------------

The Bank has determined that it is not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.

Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,404 of the balances in retained income at September 30, 2001, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.


> (17) Stockholders'~Equity

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

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        27
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets ("Tier I Capital"). The remainder (i.e., the "Tier II risk-based capital") may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 2001, the Company had Tier I capital as a percentage of risk-weighted assets of 12.73% and total risk-based capital as a percentage of risk-weighted assets of 13.60%.4

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier I capital as a percentage of average total assets (the "Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 2001, the Company had a Leverage Ratio of 7.65%.4

A reconciliation of Stockholders' Equity to Regulatory Capital is as follows:

Total Stockholders' equity at September 30, 20011            $35,286
  Plus: Unrealized securities (gains) losses (net)            (1,498)
  Qualifying preferred securities2                            10,250
  Less: Goodwill and intangible assets                        (1,863)
--------------------------------------------------------------------
Tier I Capital at September 30, 2001                          42,175
  Plus: Qualifying loan loss allowance3                        2,871
--------------------------------------------------------------------
Total capital at September 30, 2001                          $45,046
--------------------------------------------------------------------

1 Represents consolidated equity capital of the Company as reported to the FRB on form FR Y-9C for the quarter ended September 30, 2001.
2 Amount included in Tier I capital is limited to 25% of total Tier I capital; the remaining balance is allowable as Tier II capital.
3    Limited to 1.25% of risk adjusted assets.
4 The leverage ratio is Tier I capital as a percentage of adjusted total average assets of $551,430 at September 30, 2001. Tier I and Tier II risk-based capital is calculated as a percentage of risk-weighted assets of $331,288 as of September 30, 2001.

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
28                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------
(dollar amounts in thousands, except per share data)


The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 2001 and 2000.

                                                     September 30, 2001                 September 30, 2000
                                                           Tier I     Tier II                  Tier I    Tier II
                                               Tier I       Risk-      Risk-       Tier I       Risk-     Risk-
                                                Core        Based      Based        Core        Based     Based
                                               Capital     Capital    Capital      Capital     Capital   Capital
-----------------------------------------------------------------------------------------------------------------
Equity Capital 1                               $40,905     $40,905    $40,905      $33,980     $33,980   $33,980
Unrealized securities (gains) losses            (1,492)     (1,492)    (1,492)       3,127       3,127     3,127
Less goodwill and intangible assets             (1,863)     (1,863)    (1,863)      (1,710)     (1,710)   (1,710)
Plus general valuation allowances2                  --          --      2,871           --          --     2,910
-----------------------------------------------------------------------------------------------------------------
     Total regulatory capital                   37,550      37,550     40,421       35,397      35,397    38,307
Minimum required capital                        22,115      13,110     32,775       21,092      12,951    25,902
-----------------------------------------------------------------------------------------------------------------
     Excess regulatory capital                  15,435      24,440      7,646       14,305      22,446    12,405
-----------------------------------------------------------------------------------------------------------------
Minimum required capital to be
     well capitalized under Prompt
     Corrective Action Provisions              $27,643     $19,665    $32,775      $26,366     $19,427   $32,378
-----------------------------------------------------------------------------------------------------------------
Regulatory capital as a percentage3               6.79%      11.46%     12.33%        6.71%      10.93%    11.83%
Minimum required capital percentage               4.00%       4.00%      8.00%        4.00%       4.00%     8.00%
-----------------------------------------------------------------------------------------------------------------
     Excess regulatory capital percentage         2.79%       7.46%      4.33%        2.71%       6.93%     3.83%
-----------------------------------------------------------------------------------------------------------------
Minimum required capital percentage
     to be well capitalized under
     Prompt Corrective Action Provisions          5.00%       6.00%     10.00%        5.00%       6.00%    10.00%
-----------------------------------------------------------------------------------------------------------------

1 Represents equity capital of the Bank as reported to the FDIC and the Pennsylvania Department of Banking on Form 032 for the quarter ended September 30, 2001.
2    Limited to 1.25% of risk adjusted assets.
3 Tier I leverage capital is calculated as a percentage of adjusted total average assets of $552,863 and $527,311 at September 30, 2001 and 2000, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $327,748 and $323,777 at September 30, 2001 and 2000, respectively.


> (18) Employee Stock Compensation Program

In fiscal 1988, the Bank adopted an Employee Stock Compensation Program (the Program) under which shares of common stock can be issued. The Program provides for the grant of both incentive stock options and compensatory stock options. Further, the Program provides that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2001, there were no remaining shares available for granting as determined by the Program Administrators.

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        29
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


The Company has also adopted the 1993 Employee Stock Compensation Program ("1993 Employee Program"), the 1997 Employee Stock Compensation Program ("1997 Employee Program"), the 1993 Directors' Stock Option Plan ("Directors' Plan"), the 1998 Stock Compensation Program ("1998 Stock Plan") and the 2000 Stock Compensation Plan ("2000 Stock Plan"). Under the 1993 Employee Program, the 1997 Employee Program, the 1998 Stock Plan, and the 2000 Stock Plan, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. Under the 1993 Directors' Plan, each person who serves as a non-employee director of the Company shall be granted each year an option to purchase 1,890 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. Options granted under the 1993 Employee Program, 1997 Employee Program, 1998 Stock Plan, 2000 Stock Plan, and Directors' Plan will expire no later than 10, 10, 10, 10, and 7 years, respectively, from the date on which the option was or is granted. For the periods presented, options granted for all Plans were granted at the fair market value at the date of grant. Option information presented reflects the 10% stock dividend paid in November 2000.


                                Average   1993    Average   1993      Average   1997     Average   1998   Average  2000   Average
                          1988  Exercise Employee Exercise Directors' Exercise Employee Exercise   Stock  Exercise Stock  Exercise
                        Program  Price   Program   Price    Plan       Price   Program    Price    Plan    Price   Plan    Price
------------------------------------------------------------------------------------------------------------------------------------
September 30, 1998       27,901  $8.38    72,879   $10.51   41,317     $12.99   27,263    $21.09     --   $   --      --    $   --
Granted                      --     --        --       --    9,450      16.36   26,870     15.68     --       --      --        --
Exercised                (3,993)  4.73    (1,583)    9.33     (100)     13.22       --        --     --       --      --        --
Forfeited                    --     --       (13)   13.22       --         --   (1,449)    16.61     --       --      --        --
------------------------------------------------------------------------------------------------------------------------------------
September 30, 1999       23,908   9.00    71,283    10.54   50,667      13.62   52,684     18.45     --       --      --        --
Granted                      --     --        --       --       --         --   26,690     12.05  9,450    12.05      --        --
Exercised                (6,568)  7.55    (7,400)    9.09   (1,890)     10.22       --        --     --       --      --        --
Forfeited                    --     --    (5,112)   13.21       --         --  (13,338)    16.99     --       --      --        --
10% stock dividend        1,721   9.56     5,841    10.48    4,877      13.75    6,587     16.15    945    12.05      --        --
------------------------------------------------------------------------------------------------------------------------------------
September 30, 2000       19,061   9.54    64,612    10.49   53,654      13.75   72,623     16.16 10,395    12.05      --        --
Granted                      --     --        --       --       --         --   28,310     10.88  6,750    10.88   4,750     10.88
Exercised                (4,690)  8.07    (2,467)    9.31  (10,395)      9.50   (2,787)    11.13     --       --      --        --
Forfeited                    --     --        --       --       --         --   (2,813)     6.32     --       --      --        --
------------------------------------------------------------------------------------------------------------------------------------
September 30, 2001       14,371 $10.04    62,145   $10.53   43,259     $14.77   95,333    $14.83  17,145  $11.59   4,750    $10.88
------------------------------------------------------------------------------------------------------------------------------------
Average contractual
  life remaining
  in years                 2.19             4.22              2.58                7.79              8.65            9.26
Option price
  per share          $5.22 - $10.22   $8.42 - $13.22    $8.42 - $21.09     $10.88 - $21.09   $10.88 - $12.05      $10.88
Options available
  for granting at
  September 30, 2001       --              --                --                114,988             --             16,250
------------------------------------------------------------------------------------------------------------------------------------

At September 30, 2001, 2000 and 1999,  218,023,  209,142 and 199,673 shares were immediately exercisable at average prices of $13.25, $13.12 and $12.86, respectively.

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
30                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

                                   Options Outstanding                          Options Exercisable
                      ------------------------------------------------     ------------------------------
                        Number      Weighted-average                          Number
Range of              Outstanding      Remaining      Weighted-average     Exercisable  Weighted-average
Exercise Prices       at 9/30/01    Contractual Life  Exercise Price       at 9/30/01    Exercise Price
---------------------------------------------------------------------------------------------------------
$5.22 to $6.56             655         .99 years            $6.20               655           $6.20
$8.42 to $13.22        169,962        5.62                  10.97           150,982           10.94
$15.68 to $21.09        66,386        5.79                  18.57            66,386           18.57
---------------------------------------------------------------------------------------------------------
                       237,003        5.66                 $13.09           218,023          $13.25
---------------------------------------------------------------------------------------------------------

In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation"~("SFAS~No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS No. 123 allows financial institutions to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB~No. 25"). Entities that elect to continue to measure compensation expense based on APB~No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB~No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows:

                                                        September 30,
                                                 2001        2000        1999
--------------------------------------------------------------------------------
Net income
  As reported                                  $3,612      $4,132      $3,379
  Pro Forma                                     3,553       4,053       3,261
--------------------------------------------------------------------------------
Basic earnings per share
  As reported                                   $1.75       $1.97       $1.56
  Pro Forma                                      1.72        1.93        1.51
Diluted earnings per share
  As reported                                    1.71        1.95        1.53
  Pro Forma                                      1.68        1.91        1.47
--------------------------------------------------------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 2001, 2000, and 1999 under the 1997 Employee
Program was $1.66, $2.73 and $3.66, respectively. The fair value of options granted under the 1998 Stock Plan during fiscal 2001 and 2000 was $1.67 and $2.73, respectively. The fair value of options granted under the 2000 Stock Plan during fiscal 2001 was $1.67. The fair value of options granted under the 1993 Directors' Plan during fiscal 1999 was $3.85.

                                                                (Note continued)


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        31
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively, for the 1997 Employee
Program: risk-free interest rate of 5.03%, 6.38% and 4.58%; dividend yield of 5.01%, 4.11% and 3.15%; volatility factor of the expected market price of the Company's common stock of 21.6%, 24.1% and 24.9%; and a weighted-average expected life of the options of 7 years. The following weighted-average assumptions for 2001 and 2000, respectively, for the 1998 Stock Plan were used: risk-free interest rate of 5.03% and 6.38%; dividend yield of 5.01% and 4.11%; volatility factor of the expected market price of the Company's common stock of 21.6% and 24.1%; and a weighted-average expected life of the options of 7.4 and 7 years. The following weighted-average assumptions for 2000 for the 2000 Stock Plan were used: risk-free interest rate of 5.03%; dividend yield of 5.01%; volatility factor of the expected market price of the Company's common stock of 21.6%; and a weighted-average expected life of the options of 7.4 years. The following weighted-average assumptions for 1999 for the 1993 Directors' Plan were used: risk-free interest rate of 4.37%; dividend yield of 2.71%; volatility factor of the expected market price of the Company's common stock of 24.8%; and a weighted-average expected life of the options of 6.2 years.

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


> (19) Employee Benefit Plans

Post-Retirement Benefits Plan

During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits which the participant is vested in. Expense recognized under the Plan for 2001, 2000 and 1999 was approximately $124, $113 and $107, respectively.

The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

Group Term Replacement Plan

The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer. Income recognized in 2001, 2000 and 1999 as a result of increased cash surrender value was approximately $63, $58 and $54, respectively.

Employee Stock Ownership Plan

The Bank maintains a non-contributory, tax qualified Employee Stock Ownership Plan ("ESOP") for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. Each year, the Bank makes a discretionary contribution to the ESOP in cash, Company common stock or a combination of cash and Company stock. Amounts charged to compensation expense were $183, $180 and $169 in fiscal 2002, 2001 and 2000, respectively.

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
32                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (20) Selected Quarterly Financial Data (Unaudited)

                                                                Three Month Periods Ended
                                                         Dec. 31   March 31  June 30  Sept. 30
----------------------------------------------------------------------------------------------
Fiscal 2001:
  Interest income                                        $ 9,716   $ 9,719   $ 9,577   $ 9,603
  Interest expense                                         6,770     6,618     6,642     6,629
----------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses     2,946     3,101     2,935     2,974
  Provision for loan losses                                   90       110       125       150
  Other income                                               448       470       633       675
  Operating expenses                                       2,167     2,299     2,352     2,294
----------------------------------------------------------------------------------------------
  Income before income taxes                               1,137     1,162     1,091     1,205
  Income tax provision                                       250       256       240       237
----------------------------------------------------------------------------------------------
  Net income                                             $   887   $   906   $   851   $   968
----------------------------------------------------------------------------------------------
  Basic earnings per share                               $   .42   $   .44   $   .41   $   .48
  Diluted earnings per share                             $   .42   $   .42   $   .40   $   .47
----------------------------------------------------------------------------------------------
Fiscal 2000:
  Interest income                                        $ 8,454   $ 8,736   $ 9,050   $10,237
  Interest expense                                         5,233     5,668     5,975     7,056
----------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses     3,221     3,068     3,075     3,181
  Provision for loan losses                                  120       120       120       110
  Other income                                               432       483       436       523
  Operating expenses                                       2,049     2,029     2,018     2,237
----------------------------------------------------------------------------------------------
  Income before income taxes                               1,484     1,402     1,373     1,357
  Income tax provision                                       419       389       395       281
----------------------------------------------------------------------------------------------
  Net income                                             $ 1,065   $ 1,013   $   978   $ 1,076
----------------------------------------------------------------------------------------------
  Basic earnings per share                               $   .50   $   .49   $   .47   $   .51
  Diluted earnings per share                             $   .50   $   .48   $   .46   $   .51
----------------------------------------------------------------------------------------------


> (21) Disclosures About Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS~No. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition as of September 30, 2001 and 2000. SFAS~No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity Bancorp, Inc. and subsidiaries. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments:~cash, interest-earning deposits with other institutions, investment securities available-for-sale, mortgage-backed securities available-for-sale, and all deposits except time deposits.

                                                                (Note continued)

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        33
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


At September 30, 2001, the estimated fair value of investment securities held-to-maturity exceeded the net carrying value by approximately $818. At September 30, 2000, the net carrying value of investment securities held-to-maturity exceeded the estimated fair value by approximately $6. At
September 30, 2001, the estimated fair value of mortgage-backed securities~held-to-maturity exceeded the net carrying value by approximately $625. The net carrying value of mortgage-backed securities held-to-maturity at September 30, 2000, exceeded the estimated fair value by $144. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 through 5 of the financial statements for the detail on breakdowns by type of investment products.

The estimated fair value of loans exceeded the net carrying value at September 30, 2001 and 2000 by approximately~$10,907 and $5,477, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The estimated fair market value of loan commitments at both September 30, 2001 and 2000 was equal to the carrying value of the commitments on those dates.

The carrying amounts and estimated fair values of deposits at September 30, 2001 and September 30, 2000 are as follows:

                                   September 30, 2001       September 30, 2000
                                 Carrying    Estimated     Carrying   Estimated
                                  Amount     Fair Value     Amount    Fair Value
--------------------------------------------------------------------------------
Noninterest-bearing:
     Demand accounts              $21,501      $21,501      $19,115     $19,115
Interest-bearing:
     NOW and MMDA accounts         49,086       49,086       47,340      47,340
     Passbook accounts             52,571       52,571       52,289      52,289
     Time deposits                190,343      193,811      171,887     171,733
--------------------------------------------------------------------------------
Total Deposits                   $313,501     $316,969     $290,631    $290,477
--------------------------------------------------------------------------------

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

The carrying amounts and estimated fair values of advances and other borrowings at September 30, 2001 and 2000~are as follows:

                                  September 30, 2001        September 30, 2000
                                Carrying    Estimated      Carrying   Estimated
                                 Amount     Fair Value      Amount    Fair Value
--------------------------------------------------------------------------------
Advances and other borrowings   $199,780    $212,448       $218,511     $218,013
--------------------------------------------------------------------------------

Fair values for advances and other borrowings are estimated using a discounted cash flow calculation that applies contractual cost of the existing borrowings to current market rates being offered for borrowings of similar remaining maturities.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
34                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


> (22) Fidelity Bancorp, Inc. Financial Information

(Parent Company Only)

Following are condensed financial statements for the parent company. Condensed Statements of Financial Condition

                                                                     September 30,
                                                                    2001        2000
-------------------------------------------------------------------------------------
Assets
  Cash                                                          $    173    $    239
  Investment in subsidiary bank                                   40,905      33,980
  Investment in subsidiary trust                                     324         324
  Investment securities available-for-sale                         4,209       4,373
  Mortgage-backed securities available-for-sale                      593         639
  Other assets                                                       810         817
-------------------------------------------------------------------------------------
    Total Assets                                                $ 47,014    $ 40,372
-------------------------------------------------------------------------------------
Liabilities
  Subordinated debentures                                       $ 10,567    $ 10,567
  Other liabilities                                                1,161         218
-------------------------------------------------------------------------------------
    Total Liabilities                                             11,728      10,785
-------------------------------------------------------------------------------------
Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
   2,236,623 and 2,212,336 shares issued)1                            22          22
  Treasury stock, at cost-- 261,988 and 117,232 shares1           (3,872)     (1,680)
  Additional paid-in capital                                      14,789      14,524
  Retained earnings                                               22,887      20,106
  Accumulated other comprehensive income, net of tax               1,460      (3,385)
-------------------------------------------------------------------------------------
    Total Stockholders' Equity                                    35,286      29,587
-------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                  $ 47,014    $ 40,372
-------------------------------------------------------------------------------------

1 Common stock outstanding was restated to reflect the 10% stock dividend paid on November 28, 2000.

Condensed Statements of Income

                                                            September 30,
                                                      2001       2000      1999
--------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiaries   $ 2,277    $(2,276)  $ 2,713
Dividends received from subsidiary                   1,871      6,917     1,137
Interest income                                        348        308       475
Interest expense                                    (1,055)    (1,055)   (1,055)
Other income                                            --        117        --
Other expenses                                        (119)       (78)      (76)
Income tax benefit                                     290        199       185
--------------------------------------------------------------------------------
    Net Income                                     $ 3,612    $ 4,132   $ 3,379
--------------------------------------------------------------------------------

                                                                (Note continued)

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements - continued                        35
--------------------------------------------------------------------------------

(dollar amounts in thousands, except per share data)


Condensed Statements of Cash Flows

                                                                    September 30,
                                                              2001       2000       1999
-----------------------------------------------------------------------------------------
Operating Activities
  Net income                                               $ 3,612    $ 4,132    $ 3,379
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary        (2,277)     2,276     (2,713)
      (Gain) loss on sale of investments                        37       (117)        --
      Increase in interest receivable                            1         57         64
      Other changes, net                                       986         12        217
-----------------------------------------------------------------------------------------
        Net cash provided by operating activities            2,359      6,360        947
-----------------------------------------------------------------------------------------
Investing Activities
  Purchase of Pennwood Bancorp, Inc.                            --     (7,278)    (3,000)
  Purchase of investment securities and
    mortgage-backed securities available-for-sale             (362)      (770)      (255)
  Sale of investment securities available-for-sale             230        651         --
  Maturities and principal repayments
    of investment securities and mortgage-backed
    securities available-for-sale                              558        123      4,620
-----------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities       426     (7,274)     1,365
-----------------------------------------------------------------------------------------
Financing Activities
  Stock options exercised                                      207        149         39
  Sale of stock through Dividend Reinvestment Plan              58         72         98
  Dividends paid                                              (830)      (762)      (749)
  Stock repurchase                                          (2,286)      (727)      (953)
-----------------------------------------------------------------------------------------
        Net cash (used) by financing activities             (2,851)    (1,268)    (1,565)
-----------------------------------------------------------------------------------------
        Increase (decrease) in cash                            (66)    (2,182)       747
Cash at Beginning of Year                                      239      2,421      1,674
-----------------------------------------------------------------------------------------
Cash at End of Year                                        $   173    $   239    $ 2,421
-----------------------------------------------------------------------------------------

During fiscal 1998, $9,010 of investment securities available-for-sale were transferred to the Company from the Bank representing distributions of prior years' undistributed earnings. Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank. The Company acquired the Bank in a reorganization, approved by the stockholders of the Bank on January 26, 1993, and completed on August 19, 1993. On May 13, 1997, FB Capital Trust, a statutory business trust, was created under Delaware law. The Trust is a wholly-owned subsidiary of the Company. In conjunction with the acquisition of Pennwood Bancorp, Inc. by the Company, the net assets acquired were contributed to the Bank subsidiary.


> (23) Contingent Liabilities

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
36                        Notes to Consolidated Financial Statements - continued
--------------------------------------------------------------------------------

> (24) Acquisitions

On February 18, 2000, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. would acquire all the outstanding common stock of Pennwood Bancorp, Inc. ("Pennwood"), parent company of Pennwood Savings Bank, for $13.10 per share in cash or approximately $7,271. Subsequently, on May 9, 2000, Fidelity Bank signed an agreement to sell the real property, furniture, fixtures and equipment and to transfer the related deposits of the two branch offices of Pennwood Savings Bank located in Kittanning, Pennsylvania to The Farmers National Bank of Kittanning ("Farmers"). The acquisition of Pennwood and the sale of the Kittanning branches to Farmers was completed on July 14, 2000.

The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Pennwood have been included in the Company's consolidated financial statements from July 14, 2000. Goodwill arising from the transaction was $1,987. The estimated useful life for the straight-line amortization of the goodwill is expected to be 15 years.

The following unaudited pro forma financial information presents the combined results of operations of the Company and Pennwood as if the acquisition had occurred as of the beginning of fiscal 2000 and fiscal 1999, after giving effect for certain adjustments, including amortization of goodwill and certain acquisition and conversion costs and the related income tax effects. The unaudited pro forma information for the years ended September 30, 2000 and 1999 is intended for informational purposes only and is not necessarily indicative of the future results of operations of the Company, or results of operations that would have actually occurred had the acquisition been in effect for the period presented.


                                                             2000         1999
--------------------------------------------------------------------------------
Interest income                                            $39,449      $34,922
Interest expense                                            25,704       21,185
--------------------------------------------------------------------------------
Net interest income                                         13,745       13,737
Provision for loan losses                                      691          580
--------------------------------------------------------------------------------
Net interest income after provision for loan losses         13,054       13,157
Other income                                                 2,103        1,709
Operating expenses                                           9,797        9,870
--------------------------------------------------------------------------------
Income before income tax provision                           5,360        4,996
Income tax provision                                         1,514        1,399
--------------------------------------------------------------------------------
Net income                                                  $3,846       $3,597
--------------------------------------------------------------------------------
Diluted net income per share                                 $1.81        $1.62
--------------------------------------------------------------------------------

> (25) Subsequent Event

On October 10, 2001, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. will acquire all the outstanding common stock of Carnegie Financial Corporation ("Carnegie") for $14.75 per share in cash or Fidelity common stock. This represents an acquisition value of approximately $3,300. No less than 50.1% and no more than 55% of the outstanding common stock of Carnegie may be exchanged for Fidelity common stock. Stockholders of Carnegie who elect to receive Fidelity stock as consideration will receive the number of shares of Fidelity common stock equal to the result obtained by dividing $14.75 by the average closing price of Fidelity's common stock for the fifteen consecutive full trading days (excluding from the average any days within the 15 day period that the stock does not trade) immediately preceding one week before the closing of the merger. The acquisition is subject to several contingencies, including approval by the stockholders of Carnegie and receipt of regulatory approval, and is expected to be effective in the second quarter of the Company's fiscal year 2002.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                         37
--------------------------------------------------------------------------------

General

The Company reported net income of $3.612 million or $1.71 per share on a diluted basis for fiscal 2001 compared to $4.132 million or $1.95 per share diluted in fiscal 2000 and $3.379 million or $1.53 per share diluted for 1999.

Return on average equity was 10.84%, 15.70% and 11.98% for fiscal years 2001, 2000 and 1999, respectively. Return on average assets was .65%, .80%, and .74% for fiscal 2001, 2000 and 1999, respectively. The ratio of operating expenses to average assets for fiscal 2001 was 1.65% compared to 1.61% in fiscal 2000 and 1.80% in fiscal 1999.

Total assets of the Company totaled $555.4 million at September 30, 2001, compared to $543.2 million at September 30, 2000. Increases were noted in investment securities and mortgage-backed securities, partially offset by a decrease in the loan portfolio. The growth was funded by an increase in deposits.

The loan portfolio decreased approximately 5.6% in fiscal 2001 due to several factors. During the year, interest rates decreased dramatically, resulting in significant prepayments of outstanding loans. In addition, the uncertain economy caused some borrowers to delay new borrowing. Finally, the Company initiated a program to sell a portion of newly originated first mortgage loans. Mortgage loans originated during fiscal 2001 totaled $34.2 million, of which $9.9 million were originated for sale, consumer loans originated totaled $22.8 million and commercial business and lease loans originated totaled $9.9 million. While originations slowed, however, the Company continued to lend primarily in its market area and did not seek to go outside its market area to originate additional loans.

The operating results of the Company depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 2001, the tax-equivalent interest-rate spread decreased to 2.28%, as compared to 2.64% in fiscal 2000. The tax-equivalent spread in fiscal 1999 was 2.73%. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 102.8% in fiscal 2001, from 101.6% in fiscal 2000. The ratio was 103.2% in fiscal 1999. The decrease in the spread for fiscal 2001 reflects several factors, including an increase in the cost of interest-bearing liabilities, as well as a decrease in the yield earned on interest-earning assets. The Company's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

On October 10, 2001, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. will acquire all the outstanding common stock of Carnegie Financial Corporation ("Carnegie") for $14.75 per share in cash or Fidelity common stock. This represents an acquisition value of approximately $3.3 million. No less than 50.1% and no more than 55% of the outstanding common stock of Carnegie may be exchanged for Fidelity common stock. The acquisition is subject to several contingencies, including approval by the stockholders of Carnegie and receipt of regulatory approval, and is expected to be effective in the second quarter of the Company's fiscal year 2002.


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

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
38                              Management's Discussion and Analysis - continued
--------------------------------------------------------------------------------

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

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest-earning asset and interest-bearing liability levels at September 30, 2001 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 2001 levels.


Interest Rate Simulation Sensitivity Analysis

Movements in interest rates from September 30, 2001 rates:

                                                 Increase          Decrease
--------------------------------------------------------------------------------
                                             +100 bp +200 bp    -100 bp -200 bp
--------------------------------------------------------------------------------
Net interest income increase (decrease)      (1.8)%  (4.3)%     (4.6)%    (9.9)%
Portfolio equity increase (decrease)        (15.8)% (40.7)%    (12.6)%   (25.6)%

Management is aware that the projected change in portfolio equity in the -200 basis point simulation exceeds the established limit; however, management believes that it is highly unlikely that such a result would actually occur given the current extremely low interest environment. As a result, no significant change in asset/liability strategy is anticipated. In addition, management is aware that the simulation model indicates that the measurements of change in net interest income and change in portfolio equity decrease in all the interest rate scenarios portrayed, and that such simultaneous decreases are unusual. The primary cause of this simulation result is, in an already low interest rate environment, the risk of significantly higher prepayments of loans and mortgage-backed securities in the declining rate scenarios, while liabilities do not reprice at the same pace. In the rising rate scenarios, prepayment rates on loans and mortgage-backed securities slow significantly to the point where liabilities reprice at the faster pace. Management is monitoring prepayment rates of loans and mortgage-backed securities closely and will take actions, if deemed appropriate, to minimize to the extent possible the prepayment risk inherent in the loan and mortgage-backed securities portfolios.

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

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Management's Discussion and Analysis - continued                              39
--------------------------------------------------------------------------------

During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company has seen a change in its one year gap from a negative 13.4% at September 30, 2000 to a negative 6.7% at September 30, 2001. The Company considers this result at September 30, 2001 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest-bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available-for-sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 2001 based on certain assumptions as to prepayments and amortization of loans, investments and deposit withdrawals. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                                                  September 30, 2001
                                                                -----------------------

                                                                Over Three       After
                                                                  Months       One Year
                                                      Three       Through       Through     After
                                                     Months       Twelve         Five       Five
(dollars in thousands)                               Or Less      Months         Years      Years
---------------------------------------------------------------------------------------------------
Interest-earning assets                             $81,446       $76,198     $211,245     $161,871

Deposits, escrow
  liabilities and borrowed funds                     51,665       141,905      193,598      105,933
---------------------------------------------------------------------------------------------------
Interest sensitivity                                $29,781      $(65,707)     $17,647      $55,938
---------------------------------------------------------------------------------------------------
Cumulative interest sensitivity                     $29,781      $(35,926)    $(18,279)     $37,659
---------------------------------------------------------------------------------------------------
Cumulative ratio as a percent of total assets         5.4%         (6.7)%       (3.3)%        6.8%
---------------------------------------------------------------------------------------------------

In addition to managing the Company's gap as discussed above, Fidelity has an Asset Liability Management Committee composed of senior officers which meets periodically to review the Company's exposure to interest rate risk resulting from other factors. Among the areas reviewed are progress on previously determined strategies, national and local economic conditions, the projected interest rate outlook, loan and deposit demand, pricing, liquidity position, capital position, and regulatory developments. Management's evaluation of these factors indicates the current strategies of emphasizing the origination and purchase of adjustable rate or shorter-term loan products, while retaining in the portfolio the fixed rate loans originated, purchasing investments with either fixed or adjustable rates and competitively pricing deposits produces an acceptable level of interest rate risk in the current environment.


Liquidity and Capital Resources

Fidelity's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements, and sales of investments. During fiscal 2001, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth, and to maintain its liquidity. At September 30, 2001 the total of approved loan commitments amounted to $5.4 million and the Company had $6.3 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2002 is $134.2 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Company.

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
40                              Management's Discussion and Analysis - continued
--------------------------------------------------------------------------------


Capital

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total assets~of 6.79% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 12.33% at September 30, 2001. As a result, regulatory capital requirements should have no material impact on operations.


Financial Condition

The Company's assets were $555.4 million at September 30, 2001, an increase of $12.2 million or 2.2% over assets at September 30, 2000. The growth primarily reflects an increase in investment securities held-to-maturity, investment securities available-for-sale and mortgage-backed securities held-to-maturity, partially offset by a decrease in the loan portfolio and mortgage-backed securities available-for-sale. The growth was primarily funded by an increase in savings deposits.


Loan Portfolio

Net loans receivable decreased $18.8 million or 5.6% to $318.6 million at September 30, 2001 from $337.4 million at September 30, 2000. Loans originated totaled $82.9 million in fiscal 2001, including amounts disbursed under lines of credit, versus $87.9 million in fiscal 2000. The fiscal 2000 total also reflects $31.4 in net loans acquired with the purchase of Pennwood Bancorp, Inc.

Mortgage loans originated amounted to $34.2 million, including $9.9 million originated for sale, and $38.5 million in fiscal 2001 and 2000, respectively. The Bank did not purchase any mortgage loans in fiscal 2001, but obtained $39.7 million in mortgage loans with the acquisition of Pennwood in fiscal 2000. The Bank subsequently sold $16.3 million of the fixed-rate loans acquired for asset/liability management purposes. The decrease in the level of mortgage loan originations in fiscal 2001 primarily reflects the uncertain economic conditions that existed for much of the year. The origination of adjustable rate mortgages (ARM's) increased to $6.9 million in fiscal 2001 from $4.8 million in fiscal 2000. This small increase reflected a slightly increased emphasis on adjustable loans by customers; however, most still preferred fixed rate loans. Primarily for asset/liability management purposes, the Company initiated a program in fiscal 2001 in which a portion of the fixed rate, single family mortgage loans originated were sold. Gains of $105,000 were realized on these sales in fiscal 2001. Principal repayments on outstanding mortgage loans increased to $41.4 million in fiscal 2001 as compared to $26.9 million fiscal 2000, reflecting the decreasing interest rate environment. The combination of the above factors resulted in an overall decrease in mortgage loans receivable to $229.1 million at September 30, 2001 from $246.7 million at September 30, 2000.

Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit, totaled $48.8 million in fiscal 2001 versus $49.4 million in fiscal 2000. During fiscal 2001, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The decrease in interest rates affected this portion of the Bank's business as well, however, as both business customers and consumers sought to refinance or prepay loans. In addition, the deteriorating economic environment contributed to some customers becoming more reluctant to borrow. The net result of the above factors caused the balance of installment loans to decrease slightly to $67.7 million at September 30, 2001, as compared to $68.6 million at September 30, 2000. Commercial business loans and leases also experienced a decrease, totaling $32.8 million at September 30, 2001 versus $33.6 million at September 30, 2000.


Non-Performing Assets

The following table sets forth information regarding non-accrual loans and real estate owned at the dates indicated. The Bank did not have any accruing loans which were 90 days or more overdue or any loans which were classified as troubled debt restructurings at the dates presented.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Management's Discussion and Analysis - continued                              41
--------------------------------------------------------------------------------

                                                                                    September 30,
                                                                      2001              2000             1999
------------------------------------------------------------------------------------------------------------------
Non-accrual residential real estate loans (one-to-four family)     $  110,000        $  520,000       $  250,000
Non-accrual construction, multi-family residential
  and commercial real estate loans                                    814,000           624,000        1,362,000
Non-accrual installment loans                                         242,000           762,000          220,000
Non-accrual commercial business loans                               1,182,000            55,000          553,000
------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                         $2,348,000        $1,961,000       $2,385,000
------------------------------------------------------------------------------------------------------------------
Total non-performing loans as a percent
  of net loans receivable                                                 .74%              .58%             .86%
------------------------------------------------------------------------------------------------------------------
Total real estate owned, net                                         $314,000          $181,000         $107,000
------------------------------------------------------------------------------------------------------------------
Total non-performing loans and real estate
  owned as a percent of total assets                                      .48%              .39%             .52%
------------------------------------------------------------------------------------------------------------------

At  September  30,  2001,   non-accrual  loans  consisted  of  four  1-4  family
residential real estate loans totaling $110,000, six commercial real estate loans totaling $814,000, twenty-nine installment loans totaling $242,000, and ten commercial business loans totaling $1,182,000. The largest individual non-accrual loan is a commercial real estate loan for $436,000. The borrower has declared bankruptcy and foreclosure action has begun. Additionally, there are three loans totaling $443,000, partially secured by land and business assets, that were made to a single borrower and his related entities. While it is too early to determine the resolution of these situations, based on information currently available, management does not expect to incur losses. However, given the volatile nature of the credits, other factors may occur or come to management's attention that could require additional reserves and/or a loss to the Bank.

Management has evaluated these loans and is satisfied that the allowance for losses on loans at September 30, 2001 is adequate. The allowance for losses on loans was $2,477,000 at September 30, 1999, $2,910,000 at September 30, 2000 and
$2,871,000 at September 30, 2001. The balance at September 30, 2001, at .90% of net loans receivable and 122.3% of non-performing loans, is considered reasonable by management.

Real estate owned at September 30, 2001 consists of eight single-family houses, all of which are located in the Bank's market area. Management believes that the carrying value of the properties at September 30, 2001 approximates the fair value less costs to sell. However, while management uses the best information available to make such determinations, future adjustments in the carrying value of the properties may become necessary.


Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity increased $18.2 million or 146.4% to $30.7 million at September 30, 2001 from $12.4 million at September 30, 2000. Purchases of mortgage-backed securities held-to-maturity were $24.2 million in fiscal 2001. There were no sales of mortgage-backed securities held-to-maturity in fiscal 2001.


Mortgage-Backed Securities Available-for-Sale

Mortgage-backed securities available-for-sale decreased $8.7 million to $62.9 million at September 30, 2001 from $71.6 million at September 30, 2000. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. During fiscal 2001, the Bank purchased $14.4 million of these securities and sold $11.7 million. Sales of these securities in fiscal 2001 resulted in a net pretax gain of $8,000.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
42                              Management's Discussion and Analysis - continued
--------------------------------------------------------------------------------

Investment Securities Held-to-Maturity

Investment securities increased $9.9 million or 99.6% to $19.8 million at September 30, 2001, compared to $9.9 million at September 30, 2000. These investments are comprised of U.S. Government and Agency securities, tax-exempt municipal securities, and corporate obligations. The increase in fiscal 2001 reflects the purchase of $11.9 million of these securities. There were no sales of investment securities held-to-maturity in fiscal 2001.


Investment Securities Available-for-Sale

Investment securities available-for-sale increased $13.8 million or 18.7% to $87.9 million at September 30, 2001 as compared to September 30, 2000. These securities provide an additional source of liquidity for the Bank and the Company and consist of U.S. Government and Agency securities, tax-free municipal obligations, asset-backed securities, mutual funds, Federal Home Loan Mortgage Corporation stock, corporate obligations and other equity securities. Purchases in fiscal 2001 totaled $26.5 million and sales totaled $6.7 million, resulting in a net pretax gain of $257,000. In addition, fiscal 2001 results include a loss of $27,000 resulting from the write-down of an investment in an equity security that is considered other than temporary.


Office Premises and Equipment

Office premises and equipment decreased $276,000 or 4.9% to $5.3 million at September 30, 2001, due primarily to depreciation and an adjustment to the carrying value of the building acquired in the Pennwood transaction.


Savings Deposits

Savings deposits increased $22.9 million during fiscal 2001 to $313.5 million at September 30, 2001. Deposit increases occurred in demand deposits, NOW accounts, passbook accounts, money market accounts and time deposits, with no deposit categories experiencing decreases.

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


Borrowings

Federal Home Loan Bank advances, reverse repurchase agreements and other borrowings outstanding decreased $18.7 million or 9.0% to $189.5 million at September 30, 2001, from $208.3 million at September 30, 2000. The Bank continues to utilize FHLB advances, reverse repurchase agreements and other borrowings as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals; however, in fiscal 2001, the Company's growth was primarily funded by savings deposits.


Stockholders' Equity

Stockholders' equity increased $5.7 million or 19.3% to $35.3 million at September 30, 2001 compared to September 30, 2000. This result reflects net income of $3.6 million, stock options exercised of $207,000, stock issued under the Dividend Reinvestment Plan of $58,000, a contribution of treasury stock to the Employee Stock Ownership Plan of $93,000 and an increase in unrealized holding gains, net of unrealized holding losses, on securities available-for-sale of $4.8 million. Offsetting these increases were common stock cash dividends paid of $830,000 and the purchase of treasury stock at cost for $2.3 million.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Management's Discussion and Analysis - continued                              43
--------------------------------------------------------------------------------

Results of Operations

Comparison of Fiscal Years Ended September 30, 2001, 2000, and 1999

Net income was $3.6 million for the year ended September 30, 2001 compared to $4.1 million for fiscal 2000 and $3.4 million for fiscal 1999.


Interest Rate Spread

The Bank's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, decreased to 2.28% on a tax-equivalent basis in fiscal 2001 from 2.64% in fiscal 2000. The spread was 2.73% in fiscal 1999. The following table shows the average tax-equivalent yields earned on the Bank's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.


                                              Fiscal Years Ended September 30,
                                                 2001       2000       1999
--------------------------------------------------------------------------------
Average yield on:
  Mortgage loans                                 7.64%      7.56%      7.62%
  Mortgage-backed securities                     6.40       6.74       6.24
  Installment loans                              8.18       8.29       8.14
  Commercial business loans                      8.90       9.29       9.02
  Interest-earning deposits with other
    institutions, investment securities,
    and FHLB stock1                              6.87       7.25       6.81
--------------------------------------------------------------------------------
Total interest-earning assets                    7.44       7.55       7.27
--------------------------------------------------------------------------------
Average rates paid on:
  Savings and time deposits                      4.25       3.96       3.93
  Borrowed funds                                 6.45       6.17       5.62
--------------------------------------------------------------------------------
Total interest-bearing liabilities               5.16       4.91       4.54
--------------------------------------------------------------------------------
Average interest rate spread                     2.28%      2.64%      2.73%
--------------------------------------------------------------------------------
Net yield on interest-earning assets             2.42%      2.71%      2.87%
--------------------------------------------------------------------------------

1 Interest income on tax free investments has been adjusted for federal income tax purposes using a rate of 34%.


Interest Income on Loans

Interest income on loans increased by $2.3 million or 9.5% to $26.5 million in fiscal 2001 as compared to fiscal 2000. The increase primarily reflects an increase in the average size of the loan portfolio. The average yield earned on the loan portfolio was comparable between years. The average size of the loan portfolio increased from an average balance of $307.7 million in fiscal 2000 to $336.8 million in fiscal 2001. The increase in the average balance of the loan portfolio reflects management's continued efforts throughout fiscal 2001 to expand lending. Results were offset, to some degree, by the initiation of a program to sell a portion of first mortgage loans originated in the secondary market. Interest income on loans increased by $4.8 million or 24.9% to $24.2 million in fiscal 2000 as compared to fiscal 1999. The increase primarily reflects an increase in the average size of the loan portfolio. The average yield earned on the loan portfolio was comparable between years. The average size of the loan portfolio increased from an average balance of $246.3 million in fiscal 1999 to $307.7 million in fiscal 2000. Fiscal 2000 results includes the purchase of Pennwood and its loan portfolio.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
44                              Management's Discussion and Analysis - continued
--------------------------------------------------------------------------------

Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities decreased by $671,000 or 11.0% to $5.4 million in fiscal 2001 from $6.1 million in fiscal 2000. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, decreased from $90.2 million in fiscal 2000 to $84.4 million in fiscal 2001. In addition, the yield earned on these securities also decreased in fiscal 2001. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling  interest  rates,  repayments  of the loans  underlying  the  securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

Interest income on mortgage-backed securities decreased by $660,000 or 9.8% to $6.1 million in fiscal 2000 from $6.7 million in fiscal 1999. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, decreased from $108.1 million in fiscal 1999 to $90.2 million in fiscal 2000. The decrease was partially offset by an increase in the yield earned on these securities in fiscal 2000.

Interest Income on Investments

Interest income on investments (including those available-for-sale), which includes interest-earning deposits with other institutions and FHLB stock, increased to $6.7 million in fiscal 2001. It was $6.2 million in fiscal 2000. The fiscal 2001 results reflect an increase in the average balance of such investments to $110.3 million in fiscal 2001 as compared to $97.1 million in fiscal 2000, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2001 as compared to fiscal 2000.

Interest income on investments increased to $6.2 million in fiscal 2000. It was $4.8 million in fiscal 1999. The fiscal 2000 results reflect an increase in the average balance of such investments to $97.1 million in fiscal 2000 as compared to $82.4 million in fiscal 1999, as well as an increase in the average tax-equivalent yield earned in fiscal 2000 as compared to fiscal 1999.


Interest Expense on Savings Deposits

Interest expense on deposits increased $2.0 million or 18.2% to $12.9 million in fiscal 2001 from $10.9 million in fiscal 2000. The increase reflects both an increase in the average rate paid on deposits in fiscal 2001, as compared to fiscal 2000, as well as an increase in the average balance of deposits in fiscal 2001.

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


Interest Expense on Borrowed Funds

Interest expense on borrowed funds increased $735,000 or 6.1% to $12.7 million in fiscal 2001 compared to fiscal 2000. The increase reflects a higher level of average borrowing in fiscal 2001, as well as an increase in the cost of these funds. The Bank continued to use FHLB advances and repurchase agreements as cost effective sources of funding in fiscal 2001. Interest expense on borrowed funds increased $4.3 million or 56.1% to $12.0 million in fiscal 2000 compared to fiscal 1999. The increase reflects a higher level of borrowing in fiscal 2000, as well as an increase in the cost of these funds. In addition, the Company's purchase of Pennwood in fiscal 2000 was primarily funded by FHLB advances.


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Management's Discussion and Analysis - continued                              45
--------------------------------------------------------------------------------

Provision for Loan Losses

The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimates of the losses inherent in the portfolio, based on a monthly review by management of the following factors:

    o  historical experience;
    o  volume;
    o  type of lending conducted by the Bank;
    o  industry standards;
    o  the  level  and  status  of past due and  non-performing  loans;
    o  the general  economic  conditions  in the  Bank's  lending  area;  and
    o  other factors affecting the collectibility of the loans in its portfolio.

The provision for loan losses was $475,000, $470,000 and $520,000 for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. The allowance for loan losses has grown from $2.5 million at September 30, 1999 to $2.9 million at September 30, 2001. Loan charge-offs, net of recoveries, were $514,000 in fiscal 2001 compared to $395,000 in fiscal 2000 and $286,000 in fiscal 1999.

The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.


Other Income

Fidelity's non-interest or total other income increased by $352,000 or 18.8% to $2.2 million in fiscal 2001 as compared to fiscal 2000. Other income increased by $351,000 or 23.0% to $1.9 million in fiscal 2000 compared to fiscal 1999.

Included in non-interest income is service fee income on loans and late charges which increased by $76,000 in fiscal 2001 and increased by $50,000 in fiscal 2000 over the respective prior years. The increase in fiscal 2001 primarily reflects an increase in late charges on loans and title insurance fees, as well as new fees imposed on line of credit transactions. The increase in fiscal 2000 is primarily attributable to an increase in late charges on loans, partially offset by a decrease in service fee income.

Deposit service charges and fee income was $658,000, $643,000 and $566,000 in fiscal 2001, 2000 and 1999, respectively. The increase in fiscal 2001 primarily reflects increased fees related to checking accounts. The increase in fiscal 2000 reflects both an increase in accounts that are subject to service charges and continued emphasis by management on the generation of fee income from these accounts.

The Company recorded net gains of $238,000 and $64,000 in fiscal 2001 and 1999, respectively, and a net loss of $3,000 in fiscal 2000 on the sale of investment and mortgage-backed securities. All sales were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies. In addition, included in fiscal 2001 results is a loss of $27,000 resulting from the write-down of an investment on an equity security that is considered other than temporary.

Gain on sale of loans was $111,000, $210,000 and $17,000 in fiscal years 2001, 2000 and 1999, respectively. In fiscal 2001, the Company began a program to sell, servicing released, a portion of the fixed-rate, first mortgage residential loans originated. This program is intended to allow the Company to offer competitive market rates on loans, while not retaining in portfolio some loans that may not fit the current asset/liability strategy. In addition, such loans can generally be sold at a profit when a commitment to sell is locked in when the application is taken. Additionally, the Company sells a portion of the loans originated under low income housing programs in which it participates in the Pittsburgh area. Also, the Company sells education loans to the Student Loan Marketing Association ("SLMA"). Such sales to SLMA generally result in some gain or loss being realized and are being done to reduce the Bank's position in these loans, which are generally

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
46                              Management's Discussion and Analysis - continued
--------------------------------------------------------------------------------

lower yielding and subject to extensive and costly government regulation. The Company does not intend to originate additional education loans for its portfolio, except those that will be serviced by SLMA. Gain on sale of loans related to the low income housing program and to SLMA in fiscal 2001, 2000 and 1999 were $6,000, $8,000, and $17,000, respectively. In fiscal 2000, the Bank also sold its credit card portfolio and recognized a gain on the sale of $202,000.

Other operating income includes miscellaneous sources of income, which consist primarily of automated teller machine fees, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $932,000, $813,000 and $715,000 in fiscal 2001, 2000 and 1999, respectively. The increase in fiscal 2001 primarily reflects an increase in automated teller machine fees and fees earned on the sale of non-insured investment products such as mutual funds and annuities, partially offset by a decrease in accident and health insurance fees. The increase in fiscal 2000 primarily reflects an increase in automated teller machine fees, interchange income earned from customers' use of Bank issued debit cards, and fees earned on the sale of non-insured investment products such as mutual funds and annuities.


Other Expenses

Operating expenses increased $779,000 or 9.3% to $9.1 million in fiscal 2001 and increased $180,000 or 2.2% to $8.3 million in fiscal 2000, from $8.2 million in fiscal 1999.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $442,000 or 8.9% to $5.4 million in fiscal 2001 and $138,000 or 2.9% to $4.9 million in fiscal 2000 over the respective prior years. Factors contributing to the increase in fiscal 2001 were the inclusion of the Bellevue branch for the entire fiscal year, normal salary increases, and increased retirement costs and payroll taxes. Factors contributing to the increase in fiscal 2000 were the addition of the Bellevue branch in July 2000, normal salary increases for employees and increases in the cost of health insurance, partially offset by some personnel vacancies that existed through a portion of the year.

Office occupancy and equipment expense increased $150,000 or 20.0% to $898,000 in fiscal 2001 and decreased $63,000 or 7.8% to $748,000 in fiscal 2000 over the respective prior years. The increase in fiscal 2001 reflects increased property tax expenses, as well as expenses associated with operating an additional branch for the entire fiscal year. The decrease in fiscal 2000 primarily reflects a reduction in lease expense related to the Bank's Strip District branch which was leased until the Bank purchased the building in June 1999.

Depreciation and amortization increased $43,000 or 7.3% to $630,000 in fiscal 2001 and increased $5,000 or .9% to $587,000 in fiscal 2000 over the respective prior years. Fiscal 2001 results primarily reflects the addition of the Bellevue branch. The results in fiscal 2000 reflect depreciation on additions to property being substantially offset by equipment becoming fully depreciated.

Premiums for federal deposit insurance were $58,000, $85,000 and $156,000 for the fiscal years 2001, 2000 and 1999, respectively. The decreases in fiscal 2000 and 2001 reflect the lowering of the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation ("FICO") bonds. The amount of the premiums is based on the average amount of deposits outstanding.

The Bank recorded net losses on real estate owned of $19,000 and $32,000 in fiscal 2001 and 2000, respectively, compared to a net gain of $36,000 in fiscal 1999. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 2001, the Bank had eight single family properties classified as real estate owned.

Intangible amortization was $125,000 and $21,000 in fiscal 2001 and 2000, respectively and zero in fiscal 1999. The results reflect the amortization of the intangibles generated by the acquisition of Pennwood in July 2000, on a straight-line basis over fifteen years.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $2.0 million in fiscal 2001, $1.9 million in fiscal 2000 and $1.8 million in fiscal 1999. Significant variations in fiscal 2001, compared to fiscal 2000, include increases in bank service charges, legal and audit fees and stationery and supplies expense, partially


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Management's Discussion and Analysis - continued                              47
--------------------------------------------------------------------------------

offset by decreases in advertising and consulting fees. Significant variations in fiscal 2000, compared to fiscal 1999, include increases in bank service charges, legal and audit fees, and a decrease in stationery and supplies expenses and expenses related to credit cards issued by the Bank.


Income Taxes

The Company generated taxable income and, as a consequence, recorded tax provisions of $983,000, $1.5 million and $1.2 million for fiscal 2001, 2000 and 1999, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate, which was 21.4%, 26.4% and 26.5% for fiscal 2001, 2000 and 1999, respectively. The decreased effective tax rate in fiscal 2001 primarily results from a reduction in the level of income subject to state income tax.


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


Recent Accounting and Legislative Developments

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement was effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitizations and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. Adoption of this statement had no impact on the Company's consolidated financial statements.

In July 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies certain criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer need to be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Upon adoption, the Company expects to no longer amortize goodwill, but will test goodwill for impairment prospectively.

                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^

--------------------------------------------------------------------------------
Capital Stock Information                                                     49
--------------------------------------------------------------------------------

                             > Stock Information <

The following table sets forth the fiscal 2001, 2000 and 1999 high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividend paid in November 2000.

                                                  Stock Price        Dividends
--------------------------------------------------------------------------------
Quarter Ended:                                    High     Low     Cash    Stock
--------------------------------------------------------------------------------
September 30, 2001                              $17.00  $15.00     $.10      --
June 30, 2001                                    16.00   13.62      .10      --
March 31, 2001                                   15.12   11.12      .10      --
December 31, 2000                                12.27   10.50      .091     10%
--------------------------------------------------------------------------------
September 30, 2000                              $12.62  $10.68     $.091     --
June 30, 2000                                    11.25   10.56      .091     --
March 31, 2000                                   12.27   11.14      .091     --
December 31, 1999                                14.37   10.00      .091     --
--------------------------------------------------------------------------------
September 30, 1999                              $15.80  $13.41     $.091     --
June 30, 1999                                    16.36   15.56      .091     --
March 31, 1999                                   16.47   14.89      .082     --
December 31, 1998                                16.59   15.00      .082     --
--------------------------------------------------------------------------------

As of September 30, 2001, Fidelity Bancorp, Inc. had 1,974,635 shares of stock outstanding and approximately 750 stockholders, including beneficial owners whose stock is held in nominee name.

Common Stock                                         Trust Preferred Securities
Market Makers                                        Market Makers
------------------------------------------           --------------------------------

NASDAQ National Market:                              NASDAQ National Market:
  Common Stock                                         Trust Preferred Securities
  Symbol FSBI                                          Symbol FSBIP

Market Makers                                        Market Makers

Legg Mason Wood Walker, Inc. (LEGG)                  Herzog, Heine, Geduld, Inc. (HRZG)
2500 CNG Tower                                       525 Washington Boulevard
625 Liberty Avenue                                   Jersey City, New Jersey 07310 - (800) 756-1811
Pittsburgh, Pennsylvania 15222 - (800) 346-5075

Parker/Hunter, Inc. (PKHT)                           Janney Montgomery Scott, Inc. (JANY)
600 Grant Street, 31st Floor                         1801 Market Street
Pittsburgh, Pennsylvania 15219 - (800) 441-1514      Philadelphia, Pennsylvania 19103 - (800) 526-6397

Ryan, Beck & Co. (RYAN)                              Knight Securities, L.P. (NITE)
80 Main Street                                       525 Washington Boulevard
West Orange, New Jersey 07039 - (800) 395-7926       Jersey City, New Jersey 07310 - (800) 544-7508

Spear, Leeds & Kellogg (SLKC)                        Ryan, Beck & Co. (RYAN)
120 Broadway                                         80 Main Street
New York, New York 10271 - (800) 221-8510            West Orange, New Jersey 07039 - (800) 395-7926

Trident Securities, Inc. (TRDT)                      Spear, Leeds & Kellogg SLKC)
3455 Peachtree Road NE                               120 Broadway
Atlanta, Georgia 30326 - (800) 340-6321              New York, New York 10271 - (800) 221-8510


                    ----------------------------------------
        ^ Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2001 ^