Form 10-K, Exhibit 13
period 2002-09-30
FIDELITY BANCORP INC
filed 2002-12-27
CIK 769207

---------------------------------------------------------------------------------------------------

                                                                          Selected Financial Data 5

                            ------------------------
                            FINANCIAL CONDITION DATA

                                                                  September 30,
(in thousands)                                2002        2001        2000        1999        1998
--------------------------------------------------------------------------------------------------
Total assets                              $615,805    $555,424    $543,209    $482,543    $406,044
Loans receivable, net                      316,320     318,600     337,438     275,958     218,892
Mortgage-backed securities1                114,059      93,599      84,050      96,250     102,870
Investment securities and
  other earning assets2                    154,563     118,239      95,834      90,521      69,878
Total liabilities                          573,225     520,138     513,622     456,497     377,023
Savings and time deposits                  351,406     313,501     290,631     269,118     261,735
Advances from FHLB
  and other borrowings                     216,933     199,780     218,511     183,891     112,320
Stockholders' equity
  --substantially restricted                42,580      35,286      29,587      26,046      29,021
Number of full service offices                  11          10          10           9           8
--------------------------------------------------------------------------------------------------


                                 ---------------
                                 OPERATIONS DATA

                                                          Fiscal Years Ended September 30,
(in thousands, except per share data)          2002         2001         2000         1999        1998
------------------------------------------------------------------------------------------------------
Interest income                            $ 36,610     $ 38,615     $ 36,477     $ 30,975    $ 28,047
Interest expense                             23,083       26,659       23,932       19,229      17,364
------------------------------------------------------------------------------------------------------
Net interest income                          13,527       11,956       12,545       11,746      10,683
Provision for loan losses                       400          475          470          520         405
------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                  13,127       11,481       12,075       11,226      10,278
Gain (loss) on sale of investment and
  mortgage-backed securities, net               234          265           (3)          64          84
Writedown of investment securities             (246)         (27)        --           --
Gain on sale of loans                           292          111          210           17          11
Service fees and other income                 2,365        1,877        1,667        1,442       1,071
Operating expenses                           10,070        9,112        8,333        8,153       7,315
------------------------------------------------------------------------------------------------------
Income before income tax provision            5,702        4,595        5,616        4,596       4,129
Income tax provision                          1,276          983        1,484        1,217       1,204
------------------------------------------------------------------------------------------------------
  Net income                               $  4,426     $  3,612     $  4,132     $  3,379    $  2,925
------------------------------------------------------------------------------------------------------
  Diluted earnings per share3              $   1.90     $   1.56     $   1.77     $   1.39    $   1.19
  Cash dividends per share3                    .447         .355         .331         .315        .268
  Book value per share3                       18.34        16.25        12.84        11.13       12.12
  Average interest rate spread                 2.48%        2.28%        2.64%        2.73%       2.74%
  Return on average assets                      .76%         .65%         .80%         .74%        .74%
  Return on average stockholders' equity      11.60%       10.84%       15.70%       11.98%      10.64%
------------------------------------------------------------------------------------------------------
Common shares outstanding(3)              2,321,276    2,172,098    2,304,614    2,340,513   2,394,037
======================================================================================================

1 Consists of mortgage-backed securities classified as held-to-maturity and available-for-sale.
2 Consists of interest-bearing deposits, investment securities classified as held-to-maturity and available-for-sale, and Federal Home Loan Bank stock.
3 Per share and common shares outstanding amounts were restated to reflect the 10% stock dividend paid in November 2000 and May 2002.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
6       Independent Auditors' Report




The Board of Directors and Stockholders
Fidelity Bancorp, Inc. and Subsidiaries:


We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.



                                              /s/KPMG LLP

                                              Pittsburgh, Pennsylvania
                                              November 8, 2002



--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                             Consolidated Statements of Financial Condition    7

                                                                                      September 30,
(in thousands, except share and per share data)                                     2002         2001
-----------------------------------------------------------------------------------------------------

                                     Assets
Cash and amounts due from depository institutions                              $   9,318    $   7,392
Interest-earning demand deposits with other institutions                          14,516          639
Investment securities held-to-maturity
   (market value of $41,060 and $20,653) (Notes 2, 11, 12, 14 and 21)             39,198       19,835
Investment securities available-for-sale
   (cost of $87,305 and $86,671) (Notes 3, 12, 14 and 21)                         90,729       87,893
Mortgage-backed securities held-to-maturity
   (market value of $43,019 and $31,300) (Notes 4, 12, 14 and 21)                 42,403       30,675
Mortgage-backed securities available-for-sale
   (cost of $70,271 and $61,934) (Notes 5, 12, 14 and 21)                         71,656       62,924
Loans receivable, net of the allowance of $3,056 and 2,871
   (Notes 6, 8, 9, 12 and 21)                                                    316,320      318,600
Loans held-for-sale                                                                1,869          344
Real estate owned, net                                                               658          314
Federal Home Loan Bank stock, at cost (Notes 9 and 12)                            10,120        9,872
Accrued interest receivable:
   Loans                                                                           1,384        1,569
   Mortgage-backed securities                                                        581          488
   Investments and interest-earning deposits                                       1,746        1,376
Office premises and equipment, net (Note 10)                                       5,696        5,300
Goodwill and other intangible assets (Note 24)                                     2,711        1,863
Deferred tax assets (Note 16)                                                        531        1,221
Prepaid income taxes (Note 16)                                                       320          377
Prepaid expenses and sundry assets                                                 6,049        4,742
-----------------------------------------------------------------------------------------------------
                                                                                $615,805     $555,424
=====================================================================================================

                      Liabilities and Stockholders' Equity
Liabilities:
   Savings and time deposits (Notes 11 and 21)                                 $ 351,406    $ 313,501
   Federal Home Loan Bank advances and other borrowings (Notes 12 and 21)        190,834      184,931
   Guaranteed preferred beneficial interest in Company's debentures
      (Note 13)                                                                   20,250       10,250
   Securities sold under agreement to
      repurchase (Notes 14 and 21)                                                 5,849        4,599
   Advance payments by borrowers for taxes and insurance                           1,238        1,320
   Accrued interest payable                                                        1,923        1,808
   Securities purchased, but not settled                                              --        2,536
   Other accrued expenses and sundry liabilities                                   1,725        1,193
-----------------------------------------------------------------------------------------------------
                                                                                 573,225      520,138
-----------------------------------------------------------------------------------------------------
Stockholders' Equity (Notes 1, 16, 17, 18 and 25):
   Common stock, $0.01 par value per share;
      10,000,000 shares authorized; 2,504,563 and
      2,460,285 shares issued                                                         25           22
   Treasury stock, at cost - 183,287 and 288,187 shares                           (2,358)      (3,872)
   Additional paid-in capital                                                     15,458       14,789
   Retained earnings - substantially restricted                                   26,282       22,887
   Accumulated other comprehensive income, net of tax                              3,173        1,460
-----------------------------------------------------------------------------------------------------
                                                                                  42,580       35,286
-----------------------------------------------------------------------------------------------------
                                                                                $615,805     $555,424
=====================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
8       Consolidated Statements of Income


For the fiscal years ended September 30, 2002, 2001 and 2000

(in thousands, except per share data)                                     2002        2001        2000
------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                               $ 24,177    $ 26,548    $ 24,241
  Mortgage-backed securities                                             5,709       5,407       6,078
  Investment securities                                                  6,676       6,584       6,114
  Deposits with other institutions                                          48          76          44
------------------------------------------------------------------------------------------------------
    Total interest income                                               36,610      38,615      36,477
------------------------------------------------------------------------------------------------------
Interest expense:
  Savings and time deposits (Note 11)                                   10,592      12,941      10,949
  Borrowed funds                                                        11,460      12,694      11,959
  Guaranteed preferred beneficial interest
     in Company's debentures (Note 13)                                   1,031       1,024       1,024
------------------------------------------------------------------------------------------------------
    Total interest expense                                              23,083      26,659      23,932
------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                    13,527      11,956      12,545
Provision for loan losses (Note 8)                                         400         475         470
------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                     13,127      11,481      12,075
------------------------------------------------------------------------------------------------------
Other income:
  Loan service charges and fees                                            387         287         211
  Gain (loss) on sale of investment and
     mortgage-backed securities, net                                       234         265          (3)
  Writedown of investment securities                                      (246)        (27)       --
  Gain on sale of loans                                                    292         111         210
  Deposit service charges and fees                                         953         658         643
  Other operating income                                                 1,025         932         813
------------------------------------------------------------------------------------------------------
    Total other income                                                   2,645       2,226       1,874
------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation, payroll taxes and fringe benefits (Notes 18 and 19)      6,099       5,385       4,943
  Office occupancy and equipment expense                                   922         898         748
  Depreciation and amortization                                            606         630         587
  Federal insurance premiums                                                60          58          85
  (Gain) loss on real estate owned, net                                     50          19          32
  Intangible amortization                                                  163         125          21
  Other operating expenses                                               2,170       1,997       1,917
------------------------------------------------------------------------------------------------------
    Total operating expenses                                            10,070       9,112       8,333
------------------------------------------------------------------------------------------------------
Income before income tax provision                                       5,702       4,595       5,616
Income tax provision (Note 16)                                           1,276         983       1,484
------------------------------------------------------------------------------------------------------
    Net income                                                        $  4,426    $  3,612    $  4,132
------------------------------------------------------------------------------------------------------
  Basic earnings per share (Note 1)                                   $   1.96    $   1.59    $   1.79
  Diluted earnings per share (Note 1)                                 $   1.90    $   1.56    $   1.77
======================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                          Consolidated Statemenst of Stockholdjers' Equity     9

                                                                                    Accumulated
                                                                                      Other       Total
                                                Additional                         Comprehensive  Stock-
                                       Common    Paid-In     Treasury   Retained   Income (Loss)  holders'
(in thousands)                          Stock    Capital      Stock     Earnings    Net of Tax    Equity
--------------------------------------------------------------------------------------------------------
Balance at September 30, 1999        $     20   $ 14,305    $   (953)   $ 16,736    $ (4,062)   $ 26,046
Comprehensive income:
  Net income                               --         --          --       4,132          --       4,132
  Other comprehensive income,
    net of tax of $346                     --         --          --          --         671         671
  Reclassification adjustment,
    net of tax of $2                       --         --          --          --           6           6
--------------------------------------------------------------------------------------------------------
Total comprehensive income:                --         --          --       4,132         677       4,809
Stock dividend paid (Note 1)                2         (2)         --          --          --          --
Stock options exercised                    --        149          --          --          --         149
Cash dividends paid                        --         --          --        (762)         --        (762)
Treasury stock purchased
   (61,710 shares)                         --         --        (727)         --          --        (727)
Sale of stock through Dividend
   Reinvestment Plan                       --         72          --          --          --          72
--------------------------------------------------------------------------------------------------------
Balance at September 30, 2000        $     22   $ 14,524    $ (1,680)   $ 20,106    $ (3,385)   $ 29,587
Comprehensive income:
  Net income                               --         --          --       3,612          --       3,612
  Other comprehensive income,
    net of tax of $2,577                   --         --          --          --       5,002       5,002
  Reclassification adjustment,
    net of tax of ($81)                    --         --          --          --        (157)       (157)
--------------------------------------------------------------------------------------------------------
Total comprehensive income:                --         --          --       3,612       4,845       8,457
Stock options exercised,
  including tax benefit of $17             --        207          --          --          --         207
Cash dividends paid                        --         --          --        (830)         --        (830)
Treasury stock purchased
  (168,186 shares)                         --         --      (2,286)         --          --      (2,286)
Contribution of stock to
  Employee Stock
  Ownership Plan (8,954 shares)            --         --          94          (1)         --          93
Sale of stock through Dividend
  Reinvestment Plan                        --         58          --          --          --          58
--------------------------------------------------------------------------------------------------------
Balance at September 30, 2001        $     22   $ 14,789    $ (3,872)   $ 22,887    $  1,460    $ 35,286
Comprehensive income:
  Net income                               --         --          --       4,426          --       4,426
  Other comprehensive income,
    net of tax of $879                     --         --          --          --       1,705       1,705
  Reclassification adjustment,
    net of tax of $4                       --         --          --          --           8           8
--------------------------------------------------------------------------------------------------------
Total comprehensive income:                --         --          --       4,426       1,713       6,139
Stock dividend paid (Note 1)                2         (2)         --          --          --          --
Acquisition of Carnegie
  Financial Corp.                          --        105       1,561          --          --       1,666
Stock options exercised,
  including tax benefit of $67              1        474          --          --          --         475
Cash dividends paid                        --         --          --      (1,031)         --      (1,031)
Treasury stock purchased
  (15,000 shares)                          --         --        (233)         --          --        (233)
Contribution of stock to
  Employee Stock
  Ownership Plan (12,000 shares)           --          9         186          --          --         195
Sale of stock through Dividend
  Reinvestment Plan                        --         83          --          --          --          83
--------------------------------------------------------------------------------------------------------
Balance at September 30, 2002        $     25   $ 15,458    $ (2,358)   $ 26,282    $  3,173    $ 42,580
========================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
10      Consolidated Statements of Cash Flows


For the fiscal years ended September 30, 2002, 2001 and 2000

(in thousands)                                                               2002        2001        2000
---------------------------------------------------------------------------------------------------------
Operating Activities:
  Net income                                                             $  4,426    $  3,612    $  4,132
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                               400         475         470
      (Gain) loss on real estate owned, net                                    50          19          32
      Depreciation of premises and equipment                                  606         630         587
      Deferred loan fee amortization                                         (316)       (325)       (178)
      Amortization of investment and mortgage-backed
        securities (discounts) premiums, net                                  420          (2)        147
      Contribution of stock to ESOP                                           195          93          --
      Deferred income tax provision                                           222         259         492
      Amortization of intangibles                                             163         125          21
      Net (gain) loss on sale of investments                                 (168)       (257)         (7)
      Net (gain) loss on sale of mortgage-backed securities                   (66)         (8)         10
      Writedown of investment securities                                      246          27          --
      Loans held-for-sale originated                                      (18,873)    (11,154)     (1,221)
      Sale of loans held-for-sale                                          17,627       9,684       1,230
      Net gain on sale of loans                                              (292)       (111)       (210)
      Increase in cash surrender value of life insurance policies            (646)       (166)       (140)
      Increase in interest receivable                                        (137)       (290)       (257)
      Increase (decrease) in interest payable                                  10        (242)        897
      Increase (decrease) in accrued taxes                                     57        (342)       (234)
      Other changes-- net                                                    (692)       (595)       (822)
---------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                               3,232       1,432       4,949
---------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of investments available-for-sale                    15,010       6,733      12,350
  Proceeds from sales of mortgage-backed securities available-for-sale      4,233      11,654       1,353
  Proceeds from maturities and principal repayments
    of investment securities available-for-sale                            10,239      10,565       4,202
  Proceeds from maturities and principal repayments
    of mortgage-backed securities available-for-sale                       22,603      14,326      11,062
  Purchases of investment securities available-for-sale                   (23,588)    (26,505)     (9,350)
  Purchases of mortgage-backed securities available-for-sale              (34,490)    (14,368)         --
  Proceeds from maturities and principal repayments
    of investment securities held-to-maturity                               1,800       2,000          --
  Purchases of investment securities held-to-maturity                     (19,538)    (11,879)     (6,302)
  Proceeds from maturities and principal repayments
    of mortgage-backed securities held-to-maturity                         19,310       5,920       2,884
  Purchases of mortgage-backed securities held-to-maturity                (36,220)    (21,659)     (1,974)
  Rescission of purchase of mortgage-backed securities
    held-to-maturity                                                        2,516          --          --
  Net (increase) decrease in loans                                         23,100      18,962     (34,909)
  Sale of other loans                                                         775       1,233       3,063
  Additions to office premises and equipment                                 (830)       (754)       (413)
  Net (purchases) sales of FHLB stock                                           3         892      (1,969)
  Acquisition of Carnegie Financial Corp., net                                143          --          --
  Acquisition of Pennwood Bancorp, Inc., net                                   --          --      (5,411)
  Sale of loans obtained in Pennwood acquisition                               --          --      16,274
  Sale of branches and deposits obtained in Pennwood acquisition               --          --     (14,639)
---------------------------------------------------------------------------------------------------------
    Net cash used by investing activities                                $(14,934)   $ (2,880)   $(23,779)
---------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                        Consolidated Statements of Cash Flows - continued     11


For the fiscal years ended September 30, 2002, 2001 and 2000

(in thousands)                                                            2002        2001      2000
----------------------------------------------------------------------------------------------------
Financing Activities:
Net increase in savings and time deposits                             $ 16,903    $ 22,870  $  7,001
Proceeds from guaranteed preferred beneficial interest
    in subordinated debt                                                10,000          --        --
Debt issuance costs                                                       (303)         --        --
Increase (decrease) in reverse repurchase agreements                     1,250        (381)    1,939
Net increase (decrease) in FHLB advances and other borrowings              361     (18,350)   14,681
Cash dividends paid                                                     (1,031)       (830)     (762)
Stock options exercised                                                    475         207       149
Proceeds from sale of stock                                                 83          58        72
Acquisition of treasury stock                                             (233)     (2,286)     (727)
----------------------------------------------------------------------------------------------------
    Net cash proivded by financing activities                           27,505       1,288    22,353
----------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                        15,803        (160)    3,523
Cash and cash equivalents at beginning of year                           8,031       8,191     4,668
----------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                          $ 23,834    $  8,031  $  8,191
====================================================================================================

                Supplemental Disclosure of Cash Flow Information

For the fiscal years ended September 30, 2002, 2001 and 2000
(in thousands)                                                            2002        2001      2000
----------------------------------------------------------------------------------------------------
Cash paid during the year for:
Interest on deposits and borrowings                                    $22,968     $26,901   $23,035
Income taxes                                                               990       1,739     1,563

      Supplemental Schedule of Non-Cash Investing and Financing Activities

For the fiscal years ended September 30, 2002, 2001 and 2000
(in thousands)                                                            2002        2001       2000
-----------------------------------------------------------------------------------------------------
Transfer of loans to real estate owned                                $    838    $    550   $    330
=====================================================================================================
Securities purchased, but not settled                                 $     --    $  2,536   $     --
=====================================================================================================
The Company purchased all of the common stock of Carnegie Financial
Corporation for $3.2 million. In conjunction with the acquisition, the assets acquired and liabilities assumed were as follows:
    Fair value of assets acquired                                     $ 29,486    $     --   $     --
    Fair value of liabilities assumed                                  (27,265)         --         --
    Common stock issued in exchange for
       Carnegie Financial Corporation stock                             (1,666)         --         --
    Cash paid for Carnegie Financial Corporation stock                  (1,567)         --         --
-----------------------------------------------------------------------------------------------------
    Cash paid and liabilities assumed in excess of assets acquired    $ (1,012)   $     --   $     --
=====================================================================================================
The Company purchased all of the common stock of Pennwood
  Bancorp, Inc. for $7,278. In conjunction with the acquisition, the assets acquired and liabilities assumed were as follows:
    Fair value of assets acquired                                     $     --    $     --   $ 56,049
    Fair value of liabilities assumed                                       --          --    (50,501)
    Cash paid for Pennwood Bancorp, Inc. stock                              --          --     (7,278)
-----------------------------------------------------------------------------------------------------
    Excess liabilities assumed over assets acquired                   $     --    $     --   $ (1,730)
=====================================================================================================
The Company sold the two branch offices, and the related
  deposits, of Pennwood Savings Bank located in Kittanning,
  Pennsylvania. In conjunction with the sale:
    Assets sold                                                       $     --    $     --   $    769
    Deposits and liabilities sold                                     $     --    $     --   $ 17,611
=====================================================================================================

See Accompanying Notes to Consolidated Financial Statements.
                                                                     (continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
12      Notes to Consolidated Statements


(1) Summary of Significant Accounting Policies

Nature of Operations and Use of Estimates ~ Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiaries, Fidelity Bank, PaSB, a Pennsylvania-chartered, FDIC-insured state savings bank, FB Capital Trust, a statutory business trust incorporated in Delaware, and FB Statutory Trust II, a statutory business trust incorporated in Connecticut. The Bank conducts business through eleven offices in Allegheny and Butler counties.

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

Consolidation ~ The consolidated financial statements include the accounts of Fidelity Bancorp, Inc. (the Company) and its wholly-owned subsidiaries Fidelity Bank, PaSB (the Bank) and FB Capital Trust and FB Statutory Trust II (collectively referred to as the Trusts). Intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents ~ Cash and cash  equivalents  include cash and amounts
due  from  depository   institutions   and  the  demand   deposits   portion  of
interest-earning deposits with other institutions.

Investment and Mortgage-backed Securities ~ The Company classifies investment securities as either: (1) Securities Held-to-Maturity - debt securities that the Company has the positive intent and ability to hold to maturity and which are reported at cost, adjusted for amortization of premium and accretion of discount on a level yield basis; (2) Trading Securities - debt and equity securities bought and held principally for the purpose of selling them in the near term and which are reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available-for-Sale - debt and equity securities not classified as either Securities Held-to-Maturity or Trading Securities and which are reported at fair value, with unrealized gains and losses, net of taxes, included as a separate component of accumulated other comprehensive income. The cost of securities sold is determined on a specific identification basis. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans ~ Loans receivable are stated at unpaid principal balances net of the allowance for loan losses, net deferred loan fees and discounts. Interest income on loans is credited to income as earned. Loans are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank identifies and evaluates impaired loans on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible. Any excess of the Bank's recorded investment in impaired loans over the measured value of the loans is provided for in the allowance for loan losses. The Bank considers all one-to-four family residential mortgage loans and all installment loans (as presented in Note 6) to be smaller homogeneous loans, which are evaluated collectively for impairment. The Bank reviews its loans for impairment on a quarterly basis.

The accrual of interest on all loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. When interest accrual

                                                                (Note continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements - continued      13


is discontinued, all unpaid accrued interest is reversed. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectibility of principal. Interest accrual resumes when the loan is no longer 90 or more days past due and the borrower, in management's opinion, is able to meet payments as they become due.

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

Loan fees and certain direct loan origination costs are deferred, and the net deferred fee or cost is then recognized using the level-yield method over the contractual life of the loan as an adjustment to income. Net deferred loan fees and costs are not amortized into income when a loan is on nonaccrual.

Loans Held-for-Sale ~ Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Real Estate Owned ~ Real estate owned consists of properties acquired through foreclosure and are recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or fair value less estimated cost to sell. Costs relating to development and improvement of the property are capitalized, whereas costs of holding such real estate are expensed as incurred. Additional write-downs are charged to income, and the carrying value of the property reduced, when the carrying value exceeds fair value less estimated cost to sell.

Provisions for Losses ~ Provisions for estimated losses on loans and real estate owned are charged to earnings in an amount that results in an allowance that represents management's best estimate of losses inherent in the loan portfolio at the balance sheet date that are probable based on management's evaluation of portfolio risk, past and expected loss experience and economic conditions.

Office Premises and Equipment ~ Office premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease. Office buildings are depreciated over their estimated useful life of 39 years; furniture, fixtures and equipment are depreciated over their estimated useful lives which vary between three and ten years; and land improvements are depreciated over their estimated useful life of seven years.

Intangible Assets ~ Intangible assets arising from purchase business combinations are amortized to expense over the periods estimated to be benefitted, which is, on a weighted average basis, 10 years. Intangible assets are reviewed annually for possible impairment or when events or changed circumstances may affect the underlying basis of the asset.

Interest on Savings and Other Deposits ~ Interest on savings deposits and certain deposits by borrowers_for taxes and insurance is accrued monthly. Such interest is paid or credited in accordance with the terms of the respective accounts.

                                                                (Note continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
14     Notes to Consolidated Financial Statements - continued

(dollar amounts in thousands, except share and per shar data)

Income Taxes ~ The Company accounts for income taxes by use of the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enacted date.

Earnings per Share ~ Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. All weighted average share and per share amounts reflect the 10% stock dividend paid on May 28, 2002 and November 28, 2000. The following table sets forth the computation of basic and diluted earnings per share:

                                                                     September 30,
                                                            2002         2001         2000
------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                          $    4,426   $    3,612   $    4,132
  Weighted average shares outstanding                  2,256,069    2,270,793    2,305,194
  Earnings per share                                  $     1.96   $     1.59   $     1.79
Diluted earnings per share:
  Net income                                          $    4,426   $    3,612   $    4,132
  Weighted average shares outstanding                  2,256,069    2,270,793    2,305,194
  Dilutive effect of employee stock options               72,286       51,371       29,766
  Total diluted weighted average shares outstanding    2,328,355    2,322,164    2,334,960
  Earnings per share                                  $     1.90   $     1.56   $     1.77
------------------------------------------------------------------------------------------

Options to purchase 37,401 shares of common stock at $19.17, options to purchase 73,025 shares at prices from $14.25 to $19.17, and options to purchase 110,685 shares at prices from $12.02 to $19.17 were outstanding during 2002, 2001 and 2000, respectively, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

Comprehensive Income - The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended September 30, 2002, 2001 and 2000, the Company's total comprehensive income was $6,139, $8,457, and $4,809, respectively.

                                                                (Note continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements - continued      15

(dollar amounts in thousands, except per share data)

Total comprehensive income is comprised of net income of $4,426, $3,612 and $4,132, respectively, and other comprehensive income of $1,713, $4,845 and $677, net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available-for-sale.



(2) Investment Securities Held-to-Maturity

Investment securities held-to-maturity at September 30, 2002 and 2001 are as follows:

                                                              Gross        Gross
                                                 Amortized  Unrealized   Unrealized      Market
At September 30, 2002                              Cost       Gains        Losses        Value
-----------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years    $  8,180   $    167        $   --      $  8,347
  Due beyond five years, but within ten years      4,632        115            --         4,747
  Due beyond ten years                               989         23            --         1,012
Municipal obligations:
  Due beyond five years, but within ten years      1,257        110            --         1,367
  Due beyond ten years                            16,132        769              (5)     16,896
Corporate obligations:
  Due within one year                              1,000          3            --         1,003
  Due beyond one year, but within five years       5,255        483            --         5,738
  Due beyond five years, but within ten years      1,753        197            --         1,950
-----------------------------------------------------------------------------------------------
                                                $ 39,198   $  1,867        $     (5)   $ 41,060
-----------------------------------------------------------------------------------------------

                                                              Gross        Gross
                                                 Amortized  Unrealized   Unrealized      Market
At September 30, 2001                              Cost       Gains        Losses        Value
-----------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years    $    966   $    103        $     --    $  1,069
Municipal obligations:
  Due beyond five years, but within ten years      1,257         60              --       1,317
  Due beyond ten years                            11,405        408             (35)     11,778
Corporate obligations:
  Due beyond one year, but within five years       3,001        130              --       3,131
  Due beyond five years, but within ten years      3,206        156              (4)      3,358
-----------------------------------------------------------------------------------------------
                                                $ 19,835   $    857        $    (39)   $ 20,653
-----------------------------------------------------------------------------------------------

At September 30, 2002, the Bank had no outstanding commitments to purchase investment securities held-to- maturity. Non-taxable interest income was $881, $456, and $295 in fiscal 2002, 2001 and 2000, respectively. There were no sales of investment securities held-to-maturity in 2002, 2001 or 2000.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
16      Notes to Consolidated Financial Statements - continued



(dollar amounts in thousands, except per share data)


(3) Investment Securities Available-for-Sale

Investment securities available-for-sale at September 30, 2002 and 2001 are as follows:

                                                                                  Gross        Gross
                                                                   Amortized   Unrealized   Unrealized    Market
At September 30, 2002                                                Cost         Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $17,094      $  745         $  --      $17,839
  Due beyond five years, but within ten years                        3,998         115            --        4,113
  Due beyond ten years                                                 938         160            --        1,098
Municipal obligations:
  Due beyond one year, but within five years                         1,384          93            --        1,477
  Due beyond five years, but within ten years                          949          92            --        1,041
  Due beyond ten years                                              33,706       1,236           (13)      34,929
Corporate obligations:
  Due within one year                                                1,491          12           (18)       1,485
  Due beyond one year, but within five years                        14,773         870           (44)      15,599
  Due beyond five years, but within ten years                        1,057         106            --        1,163
Equity securities                                                    1,262          57           (77)       1,242
Mutual funds                                                         4,533           7            (9)       4,531
Trust preferred securities:~  Due beyond ten years                   4,601          57            (1)       4,657
Federal Home Loan Mortgage Corp.
  Preferred Stock                                                    1,519          70           (34)       1,555
-----------------------------------------------------------------------------------------------------------------
                                                                   $87,305      $3,620         $(196)     $90,729
-----------------------------------------------------------------------------------------------------------------

                                                                                  Gross        Gross
                                                                   Amortized   Unrealized   Unrealized    Market
At September 30, 2001                                                Cost         Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------------
U.S. government and agency obligations:
  Due beyond one year, but within five years                       $ 7,100      $  322         $  --      $ 7,422
  Due beyond five years, but within ten years                        3,130          25            --        3,155
  Due beyond ten years                                               7,532         148            --        7,680
Asset-backed securities:
  Due beyond five years, but within ten years                        5,327         129            --        5,456
Municipal obligations:
  Due beyond five years, but within ten years                        2,334         111            --        2,445
  Due beyond ten years                                              37,336         344          (275)      37,405
Corporate obligations:
  Due beyond one year, but within five years                        11,490         465           (16)      11,939
  Due beyond five years, but within ten years                        2,067          79            --        2,146
Equity securities                                                    1,341          80           (90)       1,331
Mutual funds                                                         4,240          --           (77)       4,163
Trust preferred securities:~  Due beyond ten years                   3,104          20           (72)       3,052
Federal Home Loan Mortgage Corp.
  Preferred Stock                                                    1,420          40           (10)       1,450
Federal National Mortgage Assoc.
  Preferred Stock                                                      250          --            (1)         249
-----------------------------------------------------------------------------------------------------------------
                                                                   $86,671      $1,763         $(541)     $87,893
-----------------------------------------------------------------------------------------------------------------

At September 30, 2002, the Bank had no outstanding commitments to purchase investment securities available-for-sale. Non-taxable interest income was $1,702, $1,709 and $1,781 in fiscal 2002, 2001 and 2000, respectively. Proceeds from sales of investment securities available-for-sale were $15,010, $6,733 and $12,350 in 2002, 2001 and 2000, respectively. Gross gains of $328, $292, and $154 and gross losses of $164, $35, and $147 were realized on these sales in 2002, 2001 and 2000, respectively. In addition, fiscal 2002 results include a loss of $246 resulting from the write-down of investments in equity securities that are considered other than temporary.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements - continued      17


(dollar amounts in thousands, except per share data)


(4) Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity were comprised of the following:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized     Market
At September 30, 2002                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years         $     5        $ --         $  --     $      5
  Contractually due beyond ten years                                 2,045          39            --        2,084
Federal Home Loan Mortgage Corporation:
  Contractually due beyond one year, but within five years             562          15            --          577
  Contractually due beyond five years, but within ten years          3,467         159            --        3,626
  Contractually due beyond ten years                                 8,489         105            --        8,594
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years             215           2            --          217
  Contractually due beyond five years, but within ten years          1,378          72            --        1,450
  Contractually due beyond ten years                                11,565         201            --       11,766
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years          1,547          --           (18)       1,529
  Contractually due beyond ten years                                13,130          86           (45)      13,171
-----------------------------------------------------------------------------------------------------------------
                                                                   $42,403        $679          $(63)     $43,019
-----------------------------------------------------------------------------------------------------------------

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized     Market
At September 30, 2001                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond one year, but within five years         $     6        $ --         $  --      $     6
  Contractually due beyond ten years                                 3,391          48            --        3,439
Federal Home Loan Mortgage Corporation:
  Contractually due within one year                                     13          --            --           13
  Contractually due beyond one year, but within five years             134           7            --          141
  Contractually due beyond five years, but within ten years          5,608         185            --        5,793
  Contractually due beyond ten years                                 5,393         127            --        5,520
Federal National Mortgage Association:
  Contractually due beyond one year, but within five years             593          10            --          603
  Contractually due beyond five years, but within ten years          2,099          83            --        2,182
  Contractually due beyond ten years                                 2,889          77            --        2,966
Collateralized Mortgage Obligations:
  Contractually due beyond ten years                                10,549         104           (16)      10,637
-----------------------------------------------------------------------------------------------------------------
                                                                   $30,675        $641          $(16)     $31,300
-----------------------------------------------------------------------------------------------------------------

At September 30, 2002, the Bank had no outstanding commitments to purchase mortgage-backed securities held-~to-maturity. There were no sales of mortgage-backed securities classified as held-to-maturity during 2002, 2001, or 2000.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
18      Notes to Consolidated Financial Statements - continued


(dollar amounts in thousands, except per share data)


(5) Mortgage-Backed Securities Available-For-Sale

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2002                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $10,450      $  368          $  --     $10,818
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years                                11,326         219            --       11,545
Federal National Mortgage Association:
  Contractually due beyond ten years                                18,757         426            (2)      19,181
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years          1,241          24            --        1,265
  Contractually due beyond ten years                                28,497         378           (28)      28,847
-----------------------------------------------------------------------------------------------------------------
                                                                   $70,271      $1,415          $(30)     $71,656
-----------------------------------------------------------------------------------------------------------------

Mortgage-backed securities available-for-sale are as follows:

                                                                                 Gross         Gross
                                                                   Amortized  Unrealized    Unrealized    Market
At September 30, 2001                                                Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------------------
Government National Mortgage Association:
  Contractually due beyond ten years                               $15,525      $  365          $  --     $15,890
Federal Home Loan Mortgage Corporation:
  Contractually due beyond ten years                                 5,373         126            (1)       5,498
Federal National Mortgage Association:
  Contractually due beyond ten years                                13,841         178            --       14,019
Collateralized Mortgage Obligations:
  Contractually due beyond five years, but within ten years          1,931           9            --        1,940
  Contractually due beyond ten years                                25,264         358           (45)      25,577
-----------------------------------------------------------------------------------------------------------------
                                                                   $61,934      $1,036          $(46)     $62,924
-----------------------------------------------------------------------------------------------------------------

At September 30, 2002, the Bank had no outstanding commitments to purchase mortgage-backed securities available-for-sale. Proceeds from sales of mortgage-backed securities available-for-sale during 2002, 2001 and 2000 were $4,233, $11,654 and $1,353, respectively. Gross gains of $72, $86, and $0, and gross losses of $2, $78, and $10 were realized on these sales in 2002, 2001 and 2000, respectively.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements - continued      19


(dollar amounts in thousands, except per share data)

(6) Loans Receivable

Loans receivable, net are summarized as follows:


                                                        September 30,
                                                   2002               2001
--------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
    1-4 family dwellings                      $ 169,849          $ 189,626
    Multi-family dwellings                        7,217              6,400
  Commercial                                     29,036             23,775
  Construction                                   19,577              9,283
--------------------------------------------------------------------------------
                                                225,679            229,084
--------------------------------------------------------------------------------
Less:
  Loans in process                               (9,065)            (6,341)
  Unearned discounts and fees                    (1,368)            (1,831)
--------------------------------------------------------------------------------
                                                215,246            220,912
--------------------------------------------------------------------------------
Installment loans:
  Home equity                                    58,549             64,208
  Consumer loans                                  1,286              1,594
  Other                                           2,037              1,923
--------------------------------------------------------------------------------
                                                 61,872             67,725
--------------------------------------------------------------------------------
Commercial business loans and leases:
  Commercial business loans                      38,287             27,793
  Commercial leases                               3,971              5,041
--------------------------------------------------------------------------------
                                                 42,258             32,834
--------------------------------------------------------------------------------
Less: Allowance for loan losses                  (3,056)            (2,871)
--------------------------------------------------------------------------------
    Loans receivable, net                     $ 316,320          $ 318,600
--------------------------------------------------------------------------------

Commitments to originate loans at September 30, 2002 were approximately as follows:

                                                 Rate             Amount

First mortgage loans:
  Fixed-rate                                  5.50% to 7.50%       $6,145
  Adjustable-rate                             4.75% to 4.875%         368

Other loans:
  Fixed-rate                                  6.375% to 13.50%        774
  Adjustable-rate                             5.00%  to 5.75%         195
--------------------------------------------------------------------------------
                                                                   $7,482
================================================================================

The Bank conducts its business through eleven offices located in the greater Pittsburgh metropolitan area. At September 30, 2002, the majority of the Bank's net loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given~its underwriting and collateral requirements. There were no commitments to lend additional funds to debtors~on non-accrual status.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
20      Notes to Consolidated Financial Statements - continued


(dollar amounts in thousands, except per share data)

(7) Loan Servicing Portfolio

The amount of loans serviced for others, which are not reflected in the accompanying consolidated financial statements, was $16, $20, and $441 at September 30, 2002, 2001 and 2000, respectively.


(8) Allowance for Losses on Loans

Changes in the allowance for loan losses are as follows:

                                                                 Total
--------------------------------------------------------------------------------
Balance at September 30, 1999                                   $2,477
Allowance for loan losses of Pennwood Bancorp, Inc.                358
Provision for loan losses                                          470
Charge-offs                                                       (425)
Recoveries                                                          30
--------------------------------------------------------------------------------
Balance at September 30, 2000                                    2,910
Provision for loan losses                                          475
Charge-offs                                                       (645)
Recoveries                                                         131
--------------------------------------------------------------------------------
Balance at September 30, 2001                                    2,871
Allowance for loan losses of Carnegie Financial Corp.              204
Provision for loan losses                                          400
Charge-offs                                                       (520)
Recoveries                                                         101
--------------------------------------------------------------------------------
Balance at September 30, 2002                                   $3,056
================================================================================

Non-accrual loans were approximately $2,657, $2,348 and $1,961 at September 30, 2002, 2001 and 2000, respectively. The foregone interest on those loans for the periods ended September 30, 2002, 2001 and 2000, was $205, $128 and $67, respectively. The amount of interest income on such loans actually included in income in the periods ending September 30, 2002, 2001 and 2000 was $33, $98 and $28, respectively. There are no commitments to lend additional funds to debtors in non-accrual status.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $1,869 and $1,997 at September 30, 2002 and 2001, respectively. Included in the 2002 amount is $485 of impaired loans for which the related allowance for credit losses was $333 and $1,384 of impaired loans for which there is no allowance for credit losses. Included in the 2001 amount is $890 of impaired loans for which the related allowance for credit losses was $214 and $1,107 of impaired loans for which there is no allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 2002, 2001 and 2000 was approximately $1,770, $756, and $235, respectively. For the fiscal years ended September 30, 2002, 2001 and 2000, the Company recognized interest income on those impaired loans of $19, $83, and $0, respectively, using the cash basis of income recognition.

Management believes that the allowance for losses on loans is reasonable. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments using information available to them at the time of examination.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements - continued      21


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


(10) Office Premises and Equipment

Office premises and equipment at September 30, 2002 and 2001 are summarized as follows:

                                                            2002          2001
--------------------------------------------------------------------------------
Land                                                      $  554        $  540
Office buildings                                           4,831         4,709
Furniture, fixtures and equipment                          4,300         3,722
Leasehold improvements                                       501           501
--------------------------------------------------------------------------------
                                                          10,186         9,472
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization            (4,490)       (4,172)
--------------------------------------------------------------------------------
  Office premises and equipment, net                      $5,696        $5,300
================================================================================

The Bank has operating leases with respect to three branch offices and the Bank's Loan Center, which expire on various dates through fiscal 2008. Lease expense amounted to $176, $172, and $169 in fiscal years 2002, 2001 and 2000, respectively. Minimum annual lease commitments are approximately as follows:

      Years Ended September 30            Amount
      ------------------------------------------

         2003                               $172
         2004                                172
         2005                                117
         2006                                 94
         2007                                 94
         Thereafter                           25


--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
22      Notes to Consolidated Financial Statements - continued


(dollar amounts in thousands, except per share data)

(11) Savings and Time Deposits

Savings and time deposit balances at September 30, 2002 and 2001 are summarized as follows:

                                                                  September 30,
                                  Stated Rates                    2002      2001
--------------------------------------------------------------------------------
Balance by type:
Savings Deposits:
Demand deposits           noninterest-bearing                  $26,548   $21,501
     NOW accounts          .75% in 2002 and 1.50% in 2001       39,013    33,064
     Passbooks            2.00% in 2002 and 2.50% in 2001       68,825    52,571
     Money market
       deposit accounts   1.78% in 2002 and 2.83% in 2001       17,189    16,022
--------------------------------------------------------------------------------
                                                               151,575   123,158
--------------------------------------------------------------------------------
Time Deposits:
     Fixed-rate                    1.00% to 2.99%               67,256       524
                                   3.00% to 4.99%               77,068    62,359
                                   5.00% to 6.99%               48,715   118,846
                                   7.00% to 8.99%                  702     3,044
                                   9.00% to 10.99%                  --        15
     Negotiated-rate               1.77% to 6.60%                6,090     5,555
--------------------------------------------------------------------------------
                                                               199,831   190,343
--------------------------------------------------------------------------------
                                                              $351,406  $313,501
================================================================================

The weighted-average interest rate for all deposits was 2.84% and 4.01% at September 30, 2002 and 2001, respectively. Time deposits with balances of $100 or more totalled $6,090 at September 30, 2002.

At September 30, 2002, investment securities with a carrying value of $7,079 were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 2002 and 2001 are summarized as follows:

                                                               September 30,
                                                             2002           2001
--------------------------------------------------------------------------------
Within one year                                          $100,511       $134,165
Beyond one year but within two years                       24,210         22,707
Beyond two years but within three years                    35,261         15,334
Beyond three years but within four years                   12,746          8,980
Beyond four years but within five years                    10,222          4,340
Beyond five years                                          16,881          4,817
--------------------------------------------------------------------------------
                                                         $199,831       $190,343
================================================================================

Interest expense by deposit category is as follows:
                                                       Years Ended September 30,
                                                         2002     2001     2000
--------------------------------------------------------------------------------
NOW accounts                                          $   439  $   483  $   465
Passbooks                                               1,325    1,326    1,270
Money market deposit accounts                             316      416      449
Time deposits                                           8,512   10,716    8,765
--------------------------------------------------------------------------------
                                                      $10,592  $12,941  $10,949
================================================================================

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements - continued     23


(dollar amounts in thousands, except per share data)

(12) Federal Home Loan Bank Advances and Other Borrowings

Federal Home Loan Bank advances are as follows:

                                                               September 30,
                                         Interest Rate        2002        2001
--------------------------------------------------------------------------------
Due Date
RepoPlus Advances                               --        $     --    $  5,000
Fixed Rate Advances:
   October 29, 2001                           4.80%             --       5,000
   January 14, 2002                           6.95%             --      20,000
   December 16, 2002                          6.03%         10,000      10,000
   May 27, 2003                               2.72%          1,031          --
   July 14, 2003                              7.12%         10,000      10,000
   October 24, 2003                           6.58%         10,000      10,000
   August 30, 2004                            6.88%         10,000      10,000
   October 12, 2004                           3.80%          5,000          --
   January 14, 2005                           3.88%         10,000          --
   July 1, 2005                               3.91%          7,500          --
   January 17, 2006                           4.43%         10,000          --
   July 3, 2006                               4.31%          7,500          --
Convertible Select Advances:
   July 1, 2002                               6.60%             --      15,000
   November 12, 2002                          6.31%          5,000       5,000
   May 12, 2003                               6.72%         10,000      10,000
   June 16, 2003                              6.46%         15,000      15,000
   December 22, 2005                          4.05%          1,030          --
   February 20, 2008                          5.48%         10,000      10,000
   October 7, 2008                            4.69%         14,728      14,457
   December 18, 2008                          5.15%         10,000      10,000
   January 22, 2009                           5.26%          1,971          --
   March 17, 2010                             6.05%         20,000      20,000
   May 19, 2010                               5.39%          1,082          --
   August 30, 2010                            5.93%         10,000      10,000
   January 19, 2011                           4.57%          5,000       5,000
   November 2, 2011                           4.40%          5,000          --
Treasury, Tax and Loan Notes                  1.51%            992         474
--------------------------------------------------------------------------------
Total FHLB Advances and Other Borrowings                  $190,834    $184,931
================================================================================

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 2002 is $109,651.

FHLB "RepoPlus" Advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" Advances during fiscal 2002 and 2001, ranging individually from $100 to $19,540, and from $50 to $35,730, respectively. The daily average balance during 2002 and 2001 was $3,969 and $17,631, respectively, and the daily average interest rate

                                                                (Note continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
24      Notes to Consolidated Financial Statements - continued

(dollar amounts in thousands, except per share data)

was 2.28% and 6.10%, respectively, with an average interest rate at fiscal year-end 2001 of 3.89%. The maximum amount outstanding at any month-end during 2002 and 2001 was $18,640 and $42,120, respectively.

FHLB "Convertible Select" Advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee. The Bank utilized "Convertible Select" Advances during fiscal 2002 and 2001, with individual advances ranging from $1,000 to $5,000 each year. The daily average balance during 2002 and 2001 was $118,167 and $112,978, respectively. The daily average interest rate during 2002 and 2001 was 5.78% and 5.88%, respectively. The average interest rate at fiscal year end 2002 and 2001 was 5.68% and 6.09%, respectively. The maximum amount outstanding at any month end during 2002 and 2001 was $123,747 and $114,457, respectively.


(13) Guaranteed Preferred Beneficial Interest in Company's Debentures

Guaranteed Preferred Beneficial Interest in Company's Debentures ("Preferred Securities") are summarized as follows at September 30:

                                                                 2002     2001
-----------------------------------------------------------------------------------
9.75% Fixed Rate Preferred Securities due July 15, 2027            $10,250  $10,250
5.22% Floating Rate Preferred Securities due September 26, 2032     10,000       --
-----------------------------------------------------------------------------------
                                                                   $20,250  $10,250
===================================================================================

The foregoing Preferred Securities are obligations of wholly owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Preferred Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debt Securities are due concurrently with the Preferred Securities. The Preferred Securities qualify as Tier I capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

The 9.75% Fixed Rate Preferred Securities are callable in whole or in part, on or anytime after July 15, 2002. These Preferred Securities were called at par in whole on November 4, 2002, and unamortized issuance costs of $599 were written off.

The 5.22% Floating Rate Preferred Securities are callable in whole or in part at par on September 26, 2007 and quarterly thereafter, except in certain circumstances. These securities bear interest at a rate of 5.22% up to December 26, 2002, and adjust quarterly thereafter at a rate equal to the 3-Month LIBOR rate plus 3.40%. Prior to September 26, 2007, the rate may not exceed 11.90%.

(14) Securities Sold Under Agreement to Repurchase

The Bank enters into sales of securities under agreements to repurchase. Such repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under agreement to repurchase are collateralized by various securities that are either held in safekeeping by the Federal Home Loan Bank of Pittsburgh or delivered to the dealer who arranged the transaction. The market value of such securities exceeds the value of the securities sold under agreements to repurchase.

                                                                (Note continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements - continued     25

(dollar amounts in thousands, except per share data)

At September 30, 2002, these agreements had a weighted-average interest rate of 1.09% and mature within one month. Short-term borrowings under repurchase agreements averaged $5,782 and $5,400 during 2002 and 2001, respectively. The maximum amount outstanding at any month-end was $7,014 and $6,708 during 2002 and 2001, respectively. The average interest rate during 2002 was 1.43%. At September 30, 2002, short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                              Collateral
                                                      --------------------------
                                                          U.S. Government &
                                       Weighted       Federal Agency Obligations
                        Repurchase      Average       --------------------------
                        Liability    Interest Rate    Book Value   Market Value
--------------------------------------------------------------------------------
Within 30 days            $5,849         1.09%          $9,195         $9,432
================================================================================

(15) Financial Instruments with Off-Balance Sheet Risk

At September 30, 2002 and 2001, respectively, the Bank had outstanding commitments to originate loans of $7,482 and $5,434.

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 2002 and 2001 was $13,492 and $11,048, respectively, for consumer lines of credit and $9,117 and $12,306, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 4.25% to 18.00%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 2002 and 2001 was $122 and $87, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

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

The Bank does not have any off-balance sheet risk at September 30, 2002, except for the commitments referenced above.


(16) Income Taxes

The provision for (benefit from) income taxes in the Consolidated Statements of Income consists of the following:

                                                Fiscal Years Ended September 30,
                                                 2002        2001          2000
--------------------------------------------------------------------------------
Current
  Federal                                     $ 1,138     $ 1,186       $ 1,623
  State                                           360          56           353
--------------------------------------------------------------------------------
Total current                                   1,498       1,242         1,976
--------------------------------------------------------------------------------
  Deferred federal                               (222)       (259)         (492)
--------------------------------------------------------------------------------
Total                                         $ 1,276     $   983       $ 1,484
================================================================================

                                                                (Note continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
26      Notes to Consolidated Financial Statements - continued


(dollar amounts in thousands, except per share data)

Total income tax provision for the years ended September 30, 2002, 2001 and 2000 was allocated as follows:

                                                                  2002            2001         2000
---------------------------------------------------------------------------------------------------
Income                                                         $ 1,276         $   983     $  1,484
Stockholders' equity:
  Accumulated other comprehensive income (loss)                    896           2,482          348
  Compensation expense for tax purposes in excess of amounts
    recognized for financial statement purposes                    (67)            (17)          --
---------------------------------------------------------------------------------------------------

The difference between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                   Fiscal Years Ended September 30,
                                                                  2002            2001         2000
-----------------------------------------------------------------------------------------------------
Expected federal tax rate                                         34.0%           34.0%          34.0%
Tax free interest                                                (13.6)          (12.5)         (10.5)
State income tax, net of federal tax benefit                       4.2              .8            4.1
Other items, net                                                  (2.2)            (.9)          (1.2)
-----------------------------------------------------------------------------------------------------
Actual tax rate incurred                                          22.4%           21.4%          26.4%
=====================================================================================================

The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2002 and 2001 are presented below:

                                                                                  2002         2001
----------------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Fixed assets                                                               $   507         $   480
  Loan loss reserves                                                           1,017             943
  Intangible assets                                                              122             152
  Investment securities                                                       (1,634)           (738)
  Other (net)                                                                    519             384
----------------------------------------------------------------------------------------------------
                                                                             $   531         $ 1,221
====================================================================================================

The Bank has determined that it is not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.

Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,404 of the balances in retained income at September 30, 2002, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements - continued     27

(dollar amounts in thousands, except per share data)

(17) Stockholders' Equity

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets ("Tier I Capital"). The remainder (i.e., the "Tier II risk-based capital") may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 2002, the Company had Tier I capital as a percentage of risk-weighted assets of 13.26% and total risk-based capital as a percentage of risk-weighted assets of 14.13%.(4)

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier I capital as a percentage of average total assets (the "Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 2002, the Company had a Leverage Ratio of 8.01%.(4)

A reconciliation of Stockholders' Equity to Regulatory Capital is as follows:

Total Stockholders' equity at September 30, 20021                       $42,580
  Plus: Unrealized securities (gains) losses (net)                       (3,173)
       Qualifying preferred securities2                                  10,000
  Less: Goodwill and intangible assets                                   (2,711)
--------------------------------------------------------------------------------
Tier I Capital at September 30, 2002                                     46,696
  Plus: Qualifying loan loss allowance3                                   3,056
       Qualifying unrealized gains on equity securities5                      6
--------------------------------------------------------------------------------
Total capital at September 30, 2002                                     $49,758
================================================================================

1 Represents consolidated equity capital of the Company as reported to the FRB on form FR Y-9C for the quarter ended September 30, 2002.
2 Amount included in Tier I capital is limited to 25% of total Tier I capital; the remaining balance is allowable as Tier II capital.
3    Limited to 1.25% of risk adjusted assets.
4    The  leverage  ratio is Tier I capital as a  percentage  of adjusted  total average assets of $582,691 at September 30, 2002. Tier I and Tier II risk-based capital is calculated as a percentage of risk-weighted assets of $352,209 as of September 30, 2002.
5 Limited to 45% of net unrealized pre-tax holding gains on available-for-sale equity securities.
                                                                (Note continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
28      Notes to Consolidated Financial Statements - continued


(dollar amounts in thousands, except per share data)


The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 2002 and 2001.

                                                     September 30, 2002                   September 30, 2001
                                                           Tier I       Tier II                   Tier I      Tier II
                                             Tier I        Risk-        Risk-       Tier I        Risk-       Risk-
                                              Core         Based        Based        Core         Based       Based
                                             Capital      Capital      Capital      Capital      Capital      Capital
----------------------------------------------------------------------------------------------------------------------
Equity Capital1                             $ 48,873     $ 48,873     $ 48,873     $ 40,905     $ 40,905     $ 40,905
Unrealized securities (gains) losses          (3,132)      (3,132)      (3,132)      (1,492)      (1,492)      (1,492)
Less goodwill and intangible assets           (2,711)      (2,711)      (2,711)      (1,863)      (1,863)      (1,863)
Plus general valuation allowances2                --           --        3,056           --           --        2,871
----------------------------------------------------------------------------------------------------------------------
     Total regulatory capital                 43,030       43,030       46,086       37,550       37,550       40,421
Minimum required capital                      24,159       13,937       27,873       22,115       13,110       32,775
----------------------------------------------------------------------------------------------------------------------
     Excess regulatory capital                18,871       29,093       18,213       15,435       24,440        7,646
----------------------------------------------------------------------------------------------------------------------
Minimum required capital to be
     well capitalized under Prompt
     Corrective Action Provisions           $ 30,199     $ 20,905     $ 34,842     $ 27,643     $ 19,665     $ 32,775
======================================================================================================================
Regulatory capital as a percentage3             7.12%       12.35%       13.23%        6.79%       11.46%       12.33%
Minimum required capital percentage             4.00%        4.00%        8.00%        4.00%        4.00%        8.00%
----------------------------------------------------------------------------------------------------------------------
     Excess regulatory capital percentage       3.12%        8.35%        5.23%        2.79%        7.46%        4.33%
----------------------------------------------------------------------------------------------------------------------
Minimum required capital percentage
     to be well capitalized under
     Prompt Corrective Action Provisions        5.00%        6.00%       10.00%        5.00%        6.00%       10.00%
======================================================================================================================

1 Represents equity capital of the Bank as reported to the FDIC and the Pennsylvania Department of Banking on Form 032 for the quarter ended September 30, 2002.
2    Limited to 1.25% of risk adjusted assets.
3 Tier I leverage capital is calculated as a percentage of adjusted total average assets of $603,981 and $552,863 at September 30, 2002 and 2001, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $348,416 and $327,748 at September 30, 2002 and 2001, respectively.


(18) Stock Option Plans

1988 Employee Stock Compensation Program and 1993 Employee Stock Compensation Program

The programs provide for the grant of both incentive stock options and compensatory stock options. They further provide that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2002, there were no remaining shares available for grant under these programs.

1993 Directors' Stock Option Plan

The plan provided for the grant of non-qualified options to each non-employee director of the Company at an amount equal to the fair market value at the date of grant. All options terminate seven years from date of grant and options become exercisable immediately. At September 30, 2002, there were no remaining shares available for grant under the plan.

                                                                (Note continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements - continued     29

1997 Employee Stock Compensation Program

The program provides for the grant of both incentive stock options and compensatory stock options to all eligible persons, including executive officers and other full-time employees. It further provides that the option price to purchase common stock is equal to or less than the fair market value at the date of grant and that all options terminate no later than ten years from date of grant. Options for certain executive officers become exercisable immediately, and for all other employees, become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2002, there were 94,867 options available for grant under the program.

1998 Stock Compensation Program, 2000 Stock Compensation Plan and 2001 Stock Compensation Plan

The plans provide for the grant of non-qualified options to each non-employee director of the Company at an amount equal to the fair market value at the date of grant. All options terminate ten years from date of grant and options become exercisable immediately. At September 30, 2002, there were no remaining shares available for grant under the 1998 Stock Compensation Program and 2000 Stock Compensation Plan and 11,935 options available for grant under the 2001 Stock Compensation Plan.

The following is a summary of the activity in the aforementioned stock option plans, adjusted to reflect the 10% stock dividends paid in November 28, 2000 and May 28, 2002, for each of the years in the three-year period ended September 30,

                                              2002                 2001                   2000
                                     -----------------------------------------------------------------
                                                Weighted              Weighted                Weighted
                                                 Average               Average                 Average
                                                Exercise              Exercise                Exercise
                                     Options      Price     Options     Price        Options   Price
------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     237,003     $11.90     220,345       $11.95    198,542     $12.04
Granted                               55,960      14.73      39,810         9.89     36,140      10.95
Exercised                            (36,707)     10.28     (20,339)        8.52    (15,858)      7.81
Forfeited                             (2,381)     13.59      (2,813)        5.75    (18,450)     14.49
10% stock dividend                    26,138      12.73          --           --     19,971      11.95
------------------------------------------------------------------------------------------------------
Outstanding at end of year           280,013     $12.74     237,003       $11.90    220,345     $11.95
------------------------------------------------------------------------------------------------------
Options exercisable at year end      258,476                239,825                 230,056
------------------------------------------------------------------------------------------------------

The following is a summary of the information concerning currently outstanding and exercisable options as of September 30, 2002:

                              Option Outstanding            Options Exercisable
                      ----------------------------------------------------------
                                    Wtd Avg    Wtd Avg       Number      Wtg Avg
Range of              Options       Remaining  Exercise    Exercisable  Exercise
Exercise Prices       Outstanding     Life      Price       at 9/30/02     Price
$5.96 - $7.65            19,285       2.21      $ 7.61        19,285       $7.61
$9.02 - $12.02          136,437       5.32       10.50        129,896      10.53
$14.25 - $19.17         124,291       6.78       15.99        109,295      16.16
--------------------------------------------------------------------------------
                        280,013       5.75      $12.74        258,476     $12.69
--------------------------------------------------------------------------------

                                                                (Note continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
30      Notes to Consolidated Financial Statements - continued

(dollar amounts in thousands, except per share data)

The Company applies APB 25 and related interpretations in accounting for stock options. Accordingly, no compensation expense has been recognized for its stock option plans. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans, net income and diluted earnings per share would have been reduced by approximately $115, or $.05 per share in 2002, $59, or $.03 per share in 2001 and $79, or $.03 in 2000. The estimated fair value of the options granted during 2002, 2001 and 2000 was $2.98, $1.51 to $1.52, and $2.48, respectively, on the date of grant using a Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of options granted during 2002: a dividend yield of 4.34%, volatility of 24.0%, risk free interest rate of 4.60% and a weighted-average expected life of seven years. The following assumptions were used in calculating the fair value of options granted during 2001: a dividend yield of 5.01%, volatility of 21.6%, risk free interest rate of 5.03% and a weighted-average expected life ranging from 7 to 7.4 years. The following assumptions were used in calculating the fair value of options granted during 2000: a dividend yield of 4.11%, volatility of 24.1%, risk free interest rate of 6.38% and a weighted-average expected life ranging from 7 to 7.4 years.


(19) Employee Benefit Plans

Post-Retirement Benefits Plan

During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits which the participant is vested in. Expense recognized under the Plan for 2002, 2001 and 2000 was approximately $151, $124 and $113, respectively.

The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

Group Term Replacement Plan

The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer. Income recognized in 2002, 2001 and 2000 as a result of increased cash surrender value was approximately $75, $63 and $58, respectively.

Employee Stock Ownership Plan

The Bank maintains a non-contributory, tax qualified Employee Stock Ownership Plan ("ESOP") for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. Each year, the Bank makes a discretionary contribution to the ESOP in cash, Company common stock or a combination of cash and Company stock. Amounts charged to compensation expense were $247, $183 and $180 in fiscal 2002, 2001 and 2000, respectively.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements - continued     31

(dollar amounts in thousands, except per share data)

(20) Selected Quarterly Financial Data (Unaudited)

                                                             Three Month Periods Ended
                                                        Dec. 31  March 31  June 30  Sept. 30
--------------------------------------------------------------------------------------------
Fiscal 2002:
  Interest income                                        $9,255   $8,978   $9,153   $9,224
  Interest expense                                        6,266    5,628    5,609    5,580
--------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses    2,989    3,350    3,544    3,644
  Provision for loan losses                                 100      100      100      100
  Other income                                              732      624      629      661
  Operating expenses                                      2,466    2,504    2,518    2,583
--------------------------------------------------------------------------------------------
  Income before income taxes                              1,155    1,370    1,555    1,622
  Income tax provision                                      198      268      342      468
--------------------------------------------------------------------------------------------
  Net income                                             $  957   $1,102   $1,213   $1,154
============================================================================================
  Basic earnings per share                               $  .44   $  .49   $  .53   $  .50
  Diluted earnings per share                             $  .43   $  .47   $  .51   $  .49
============================================================================================
Fiscal 2001:
  Interest income                                        $9,716   $9,719   $9,577   $9,603
  Interest expense                                        6,770    6,618    6,642    6,629
--------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses    2,946    3,101    2,935    2,974
  Provision for loan losses                                  90      110      125      150
  Other income                                              448      470      633      675
  Operating expenses                                      2,167    2,299    2,352    2,294
--------------------------------------------------------------------------------------------
  Income before income taxes                              1,137    1,162    1,091    1,205
  Income tax provision                                      250      256      240      237
--------------------------------------------------------------------------------------------
  Net income                                             $  887   $  906   $  851   $  968
============================================================================================
  Basic earnings per share                               $  .38   $  .40   $  .37   $  .44
  Diluted earnings per share                             $  .38   $  .38   $  .37   $  .43
============================================================================================

(21)    Disclosures About Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS No. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition as of September 30, 2002 and 2001. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fidelity Bancorp, Inc. and subsidiaries. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments: cash, interest-earning deposits with other institutions, investment securities available-for-sale, mortgage-backed securities available-for-sale, and all deposits except time deposits.

                                                                (Note continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
32      Notes to Consolidated Financial Statements - continued


(dollar amounts in thousands, except per share data)

At September 30, 2002, the estimated fair value of investment securities held-to-maturity exceeded the net carrying value by approximately $1,862. At September 30, 2001, the estimated fair value of investment securities held-to-maturity exceeded the net carrying value by approximately $818. At September 30, 2002, the estimated fair value of mortgage-backed securities held-to-maturity exceeded the net carrying value by approximately $616. The estimated fair value of mortgage-backed securities held-to-maturity at September 30, 2001, exceeded the net carrying value by $625. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 through 5 of the financial statements for the detail on breakdowns by type of investment products.

The estimated fair value of loans exceeded the net carrying value at September 30, 2002 and 2001 by approximately $7,731 and $10,907, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The estimated fair market value of loan commitments at both September 30, 2002 and 2001 was equal to the carrying value of the commitments on those dates.

The carrying amounts and estimated fair values of deposits at September 30, 2002 and September 30, 2001 are as follows:

                                  September 30, 2002        September 30, 2001
                               Carrying     Estimated      Carrying   Estimated
                                Amount      Fair Value      Amount    Fair Value
--------------------------------------------------------------------------------
Noninterest-bearing:
    Demand accounts            $ 26,548      $ 26,548      $ 21,501     $ 21,501
Interest-bearing:
    NOW and MMDA accounts        56,202        56,202        49,086       49,086
    Passbook accounts            68,825        68,825        52,571       52,571
    Time deposits               199,831       204,505       190,343      193,811
--------------------------------------------------------------------------------
Total Deposits                 $351,406      $356,080      $313,501     $316,969
================================================================================

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

The carrying amounts and estimated fair values of advances and other borrowings at September 30, 2002 and 2001 are as follows:

                                     September 30, 2002     September 30, 2001
                                     Carrying  Estimated    Carrying  Estimated
                                     Amount   Fair Value    Amount   Fair Value
--------------------------------------------------------------------------------
Advances and other borrowings       $216,933   $232,317    $199,780   $212,448
================================================================================

Fair values for advances and other borrowings are estimated using a discounted cash flow calculation that applies contractual cost of the existing borrowings to current market rates being offered for borrowings of similar remaining maturities.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements - continued     33


(dollar amounts in thousands, except per share data)

(22) Fidelity Bancorp, Inc. Financial Information
     (Parent Company Only)

Following are condensed financial statements for the parent company.

Condensed Statements of Financial Condition

                                                                     September 30,
                                                                    2002        2001
------------------------------------------------------------------------------------
Assets
  Cash                                                          $    267    $    173
  Investment in subsidiary bank                                   48,873      40,905
  Investment in subsidiary trusts                                    634         324
  Investment securities available-for-sale                         3,407       4,209
  Mortgage-backed securities available-for-sale                      248         593
  Loan receivable from subsidiary bank                            10,000        --
  Other assets                                                     1,700         810
------------------------------------------------------------------------------------
    Total Assets                                                $ 65,129    $ 47,014
====================================================================================
Liabilities
  Subordinated debentures                                       $ 20,877    $ 10,567
  Other liabilities                                                1,672       1,161
------------------------------------------------------------------------------------
    Total Liabilities                                             22,549      11,728
------------------------------------------------------------------------------------
Stockholders' Equity
  Common stock ($.01 par value, 10,000,000 shares authorized;
   2,504,563 and 2,460,285 shares issued)1                            25          22
  Treasury stock, at cost - 183,287 and 288,187 shares1           (2,358)     (3,872)
  Additional paid-in capital                                      15,458      14,789
  Retained earnings                                               26,282      22,887
  Accumulated other comprehensive income, net of tax               3,173       1,460
------------------------------------------------------------------------------------
    Total Stockholders' Equity                                    42,580      35,286
------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                  $ 65,129    $ 47,014
====================================================================================

1 Common stock outstanding was restated to reflect the 10% stock dividend paid on May 28, 2002

Condensed Statements of Income

                                                               September 30,
                                                        2002        2001        2000
------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiaries    $  3,081    $  2,277    $ (2,276)
Dividends received from subsidiary                     2,001       1,871       6,917
Interest income                                          263         348         308
Interest expense                                      (1,062)     (1,055)     (1,055)
Other income                                              --          --         117
Other expenses                                          (225)       (119)        (78)
Income tax benefit                                       368         290         199
------------------------------------------------------------------------------------
    Net Income                                      $  4,426    $  3,612    $  4,132
====================================================================================

                                                                (Note continued)

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
34      Notes to Consolidated Financial Statements - continued


(dollar amounts in thousands, except per share data)

Condensed Statements of Cash Flows

                                                                           September 30,
                                                                   2002        2001             2000
-----------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                   $  4,426    $  3,612         $  4,132
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings in subsidiary             (3,081)     (2,277)           2,276
      Contribution of stock to ESOP                                 195          93               --
      (Gain) loss on sale of investments                           (105)         37             (117)
      Writedown of investment securities                            246          27               --
      (Increase) decrease in interest receivable                     (1)          1               57
      Other changes, net                                         (1,689)        986               12
-----------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities             (9)      2,359            6,360
-----------------------------------------------------------------------------------------------------
Investing Activities
  Purchase of Pennwood Bancorp, Inc.                                 --          --           (7,278)
  Purchase of Carnegie Financial Corp., net                         143          --               --
  Purchase of investment securities and
    mortgage-backed securities available-for-sale                (1,073)       (362)            (770)
  Sale of investment securities available-for-sale                  451         230              651
  Maturities and principal repayments
    of investment securities and mortgage-backed
    securities available-for-sale                                 1,591         558              123
  Loan receivable from subsidiary bank                          (10,000)         --               --
  Investment in subsidiary trust                                   (310)         --               --
-----------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities         (9,198)        426           (7,274)
-----------------------------------------------------------------------------------------------------
Financing Activities
  Issuance of subordinated debentures                            10,310          --               --
  Debt issuance costs                                              (303)         --               --
  Stock options exercised                                           475         207              149
  Sale of stock through Dividend Reinvestment Plan                   83          58               72
  Dividends paid                                                 (1,031)       (830)            (762)
  Stock repurchase                                                 (233)     (2,286)            (727)
-----------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities          9,301      (2,851)          (1,268)
-----------------------------------------------------------------------------------------------------
        Increase (decrease) in cash                                  94         (66)          (2,182)
Cash at Beginning of Year                                           173         239            2,421
-----------------------------------------------------------------------------------------------------
Cash at End of Year                                            $    267    $    173         $    239
=====================================================================================================

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank. The Company acquired the Bank in a reorganization, approved by the stockholders of the Bank on January 26, 1993, and completed on August 19, 1993. On May 13, 1997, FB Capital Trust, a statutory business trust, was created under Delaware law. On September 22, 2002, FB Statutory Trust II, a statutory business trust, was created under Connecticut law. The Trusts are wholly-owned subsidiaries of the Company. In conjunction with the acquisition of Pennwood Bancorp, Inc. and
Carnegie Financial Corp. by the Company, the net assets acquired were contributed to the Bank subsidiary.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements - continued     33


(dollar amounts in thousands, except per share data)

(23) Contingent Liabilities

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

(24) Acquisitions

On February 18, 2000, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. would acquire all the outstanding common stock of Pennwood Bancorp, Inc. ("Pennwood"), parent company of Pennwood Savings Bank, for $11.91 per share in cash or approximately $7,278. Subsequently, on May 9, 2000, Fidelity Bank signed an agreement to sell the real property, furniture, fixtures and equipment and to transfer the related deposits of the two branch offices of Pennwood Savings Bank located in Kittanning, Pennsylvania to The Farmers National Bank of Kittanning ("Farmers"). The acquisition of Pennwood and the sale of the Kittanning branches to Farmers was completed on July 14, 2000.

The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Pennwood have been included in the Company's consolidated financial statements from July 14, 2000. Goodwill arising from the transaction was $1,987.

On October 10, 2001, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. would acquire all the outstanding common stock of Carnegie Financial Corporation ("Carnegie") for $14.75 per share in cash or Fidelity common stock. This represents an acquisition value of approximately $3.3 million. The acquisition received all regulatory approval in January 2002, and on January 15, 2002, the stockholders of Carnegie approved the Agreement and Plan of Merger. The acquisition of Carnegie was completed on February 22, 2002.

The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Carnegie have been included in the Company's consolidated financial statements from February 22, 2002. The Company acquired loans with a fair market value of approximately $21.7 million and deposits with a fair market value of approximately $21.0 million in the transaction. Goodwill and other core deposit intangibles arising from the transaction were approximately $1.6 million.

(25) Subsequent Event

On July 12, 2002, the Company and First Pennsylvania Savings Association ("First Pennsylvania") jointly announced the signing of an Agreement and Plan of Merger Conversion, whereby First Pennsylvania will merge with and into the Bank. On September 30, 2002, the agreement was amended to require an offering of stock of the Company to certain members of First Pennsylvania. Pursuant to the amended agreement, First Pennsylvania will convert to a Pennsylvania-chartered stock savings institution and simultaneously merge with and into the Bank. Upon completion of the merger conversion, the Bank will acquire all of the assets and assume all of the liabilities of First Pennsylvania. Additionally, all deposit accounts of First Pennsylvania shall become deposit accounts of the Bank without changing the respective terms, minimum required balances, or withdrawal value. This amended agreement is subject to regulatory approval as well as approval by First Pennsylvania's depositors. At September 30, 2002, First Pennsylvania had total assets and equity of $26.4 million and $1.4 million, respectively. The merger is expected to be consummated during the first quarter of fiscal 2003. Through September 30, 2002, approximately $65,000 of merger/conversion costs have been incurred to date. These costs have been deferred and will either be netted against proceeds received in the stock offering or will be an adjustment of the purchase price if the merger/conversion is successful. If the merger/conversion is not consummated, these costs will be expensed.

In September 2002, the Company issued $10.0 million in trust preferred securities. These securities pay interest at a rate of three-month LIBOR plus 340 basis points with the initial rate being 5.22%. The rate resets quarterly and the securities are callable in five years at par and mature in thirty years. The Company used the proceeds from these securities to redeem the existing $10.25 million, 9.75% outstanding trust preferred securities on November 4, 2002, as part of its overall asset/liability management strategy.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
36 Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company reported net income of $4.426 million or $1.90 per share on a diluted basis for fiscal 2002 compared to $3.612 million or $1.56 per share diluted in fiscal 2001 and $4.132 million or $1.77 per share diluted for 2000.

Return on average equity was 11.60%, 10.84%, and 15.70% for fiscal years 2002, 2001 and 2000, respectively. Return on average assets was .76%, .65%, and .80%, for fiscal 2002, 2001, and 2000, respectively. The ratio of operating expenses to average assets for fiscal 2002 was 1.72% compared to 1.65% in fiscal 2001 and 1.61% in fiscal 2000.

The acquisition of Carnegie Financial Corporation ("Carnegie") was completed on February 22, 2002. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of Carnegie have been included in the Company's consolidated financial statements from February 22, 2002. The Company acquired loans with a fair market value of approximately $21.7 million and deposits with a fair market value of approximately $21.0 million in the transaction. Goodwill and other core deposit intangibles arising from the transaction were approximately $1.6 million.

Total assets of the Company totaled $615.8 million at September 30, 2002, compared to $555.4 million at September 30, 2001. The acquisition of Carnegie increased the assets of the Company by approximately $29.5 million. Increases were noted in cash, investment securities and mortgage-backed securities, partially offset by a decrease in the loan portfolio. The growth was primarily funded by an increase in deposits and to a lessor extent FHLB advances and other borrowings.

The loan portfolio decreased approximately .7% in fiscal 2002 due to several factors. During the year, interest rates decreased dramatically, resulting in significant prepayments of outstanding loans. In addition, the uncertain economy caused some borrowers to delay new borrowing. Finally, the Company initiated a program in fiscal 2001 to sell a portion of newly originated first mortgage loans. Mortgage loans originated during fiscal 2002 totaled $59.4 million, of which $18.9 million were originated for sale, consumer loans originated totaled $22.4 million and commercial business and lease loans originated totaled $34.1 million. The Company continued to lend primarily in its market area.

The operating results of the Company depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 2002, the tax-equivalent interest-rate spread increased to 2.48%, as compared to 2.28% in fiscal 2001. The tax-equivalent spread in fiscal 2000 was 2.64%. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 103.2% in fiscal 2002, from 102.8% in fiscal 2001. The ratio was 101.6% in fiscal 2000. The increase in the spread for fiscal 2002 reflects several factors, including a decrease in the cost of interest-bearing liabilities, partially offset by a decrease in the yield earned on interest-earning assets. The Company's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

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

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
Operations - continued                                                        37

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

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation - Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 20% for a one-year period.

Portfolio equity simulation - Portfolio equity is the net present value of the Company's existing assets and liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 50% of total stockholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total stockholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest-earning asset and interest-bearing liability levels at September 30, 2002 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 2002 levels.


Interest Rate Simulation Sensitivity Analysis

Movements in interest rates from September 30, 2002 rates:

                                                Increase           Decrease
--------------------------------------------------------------------------------
                                             +100 bp +200 bp    -100 bp  -200 bp
--------------------------------------------------------------------------------
Net interest income increase/(decrease)       3.7%    3.3 %     (9.9)%   (16.0)%
Portfolio equity increase/(decrease)          5.6%   (3.6)%    (14.7)%   (29.1)%

Management is aware that the projected change in portfolio equity in the -200 basis point simulation exceeds the established limits; however, management believes that it is highly unlikely that such a result would actually occur given the extremely low interest rate environment that currently exists. The primary cause of the simulation result is the expectation of significantly higher prepayments of loans and mortgage-backed securities, while liabilities do not reprice at the same pace or have reached effective floors.

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

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
38 Management's Discussion and Analysis of Financial Condition and Results of Operations - continued

During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company has seen a change in its one year gap from a negative 6.7% at September 30, 2001 to a positive 10.3% at September 30, 2002. The Company considers this result at September 30, 2002 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest-bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available-for-sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 2002. Assumptions used in developing the table include cash flow and repricing projections for assets and liabilities. In developing the cash flow projections, prepayment estimates for loans and investments were also used. At September 30, 2002, these estimates anticipate a high rate of prepayment due to the low interest rate environment that exists. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                                                  September 30, 2002
                                                                ----------------------
                                                                Over Three       After
                                                                  Months       One Year
                                                      Three       Through       Through     After
                                                     Months       Twelve         Five       Five
(dollars in thousands)                              Or Less       Months         Years      Years
----------------------------------------------------------------------------------------------------
Interest-earning assets                            $124,285      $113,525     $237,991     $110,540

Deposits, escrow
  liabilities and borrowed funds                     70,492       103,940      219,968      148,629
----------------------------------------------------------------------------------------------------
Interest sensitivity                                $53,793        $9,585      $18,023     $(38,089)
====================================================================================================
Cumulative interest sensitivity                     $53,793       $63,378      $81,401      $43,312
====================================================================================================
Cumulative ratio as a percent of total assets           8.7%         10.3%        13.2%         7.0%
====================================================================================================


In addition to managing the Company's gap as discussed above, the Bank has an Asset Liability Management Committee composed of senior officers which meets periodically to review the Company's exposure to interest rate risk resulting from other factors. Among the areas reviewed are progress on previously determined strategies, national and local economic conditions, the projected interest rate outlook, loan and deposit demand, pricing, liquidity position, capital position, and regulatory developments. Management's evaluation of these factors indicates the current strategies of emphasizing the origination and purchase of adjustable rate or shorter-term loan products, while retaining in the portfolio, a portion of the fixed rate loans originated, purchasing investments with either fixed or adjustable rates, and competitively pricing deposits produces an acceptable level of interest rate risk in the current environment.


Liquidity and Capital Resources

Fidelity's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements, and sales of investments. During fiscal 2002, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth, and to maintain its liquidity. At September 30, 2002 the total of approved loan commitments amounted to $7.5 million and the Company had $9.1 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2003 is $100.5 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Company.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
Operations - continued                                                        39

Capital

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total assets of 7.12% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 13.23% at September 30, 2002. As a result, regulatory capital requirements should have no material impact on operations.


Financial Condition

The Company's assets were $615.8 million at September 30, 2002, an increase of $60.4 million or 10.9% over assets at September 30, 2001. The acquisition of Carnegie increased the assets of the Company by approximately $29.5 million. The growth primarily reflects an increase in cash, investment securities held-to-maturity, mortgage-backed securities held-to-maturity and mortgage-backed securities available-for-sale. The growth was primarily funded by an increase in savings deposits.


Loan Portfolio

Net loans receivable decreased $2.3 million or .7% to $316.3 million at September 30, 2002 from $318.6 million at September 30, 2001. Loans originated totaled $115.9 million in fiscal 2002, including amounts disbursed under lines of credit, versus $82.9 million in fiscal 2001. The fiscal 2002 total also reflects $21.7 in net loans acquired with the purchase of Carnegie Financial Corp.

Mortgage loans originated in fiscal 2002 amounted to $59.4 million, including $19.0 million originated for sale. Mortgage loans originated for sale in fiscal 2001 amounted to $34.2 million, including $9.9 million originated for sale. The Bank did not purchase any mortgage loans in fiscal 2002, but obtained $21.7 million in mortgage loans with the acquisition of Carnegie in fiscal 2002. The increase in the level of mortgage loan originations in fiscal 2002 primarily reflects the historically low interest rate environment that existed during the year. The origination of adjustable rate mortgages (ARM's) increased to $22.5 million in fiscal 2002 from $6.9 million in fiscal 2001. The increase reflects both the low rate environment and a slightly increased emphasis on adjustable loans by customers; however, most still preferred fixed rate loans. Primarily for asset/liability management purposes, the Company initiated a program in fiscal 2001 in which a portion of the fixed rate, single family mortgage loans originated were sold. Gains of $292,000 were realized on these sales in fiscal 2002. Principal repayments on outstanding mortgage loans increased to $63.4 million in fiscal 2002 as compared to $41.4 million fiscal 2001, reflecting the historically low interest rate environment. The combination of the above factors resulted in an overall decrease in mortgage loans receivable to $225.7 million at September 30, 2002 from $229.1 million at September 30, 2001.

Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit, totaled $56.5 million in fiscal 2002 versus $48.8 million in fiscal 2001. During fiscal 2002, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The decrease in interest rates affected this portion of the Bank's business as well, however, as both business customers and consumers sought to refinance or prepay loans. The net result of the above factors caused the balance of installment loans to decrease to $61.9 million at September 30, 2002, as compared to $67.7 million at September 30, 2001. Commercial business loans and leases, however, increased, totaling $42.3 million at September 30, 2002 versus $32.8 million at September 30, 2001.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
40 Management's Discussion and Analysis of Financial Condition and Results of Operations - continued


Non-Performing Assets

The following table sets forth information regarding non-accrual loans and real estate owned at the dates indicated. The Bank did not have any accruing loans which were 90 days or more overdue or any loans which were classified as troubled debt restructurings at the dates presented.

                                                                               September 30,
                                                                      2002          2001          2000
--------------------------------------------------------------------------------------------------------
Non-accrual residential real estate loans (one-to-four family)   $  515,000    $  110,000    $  520,000
Non-accrual construction, multi-family residential
  and commercial real estate loans                                  408,000       814,000       624,000
Non-accrual installment and
  commercial business and lease loans                             1,734,000     1,424,000       817,000
--------------------------------------------------------------------------------------------------------
Total non-performing loans                                       $2,657,000    $2,348,000    $1,961,000
========================================================================================================
Total non-performing loans as a percent
  of net loans receivable                                               .84%          .74%          .58%
========================================================================================================
Total real estate owned, net of related services                 $  658,000    $  314,000    $  181,000
========================================================================================================
Total non-performing loans and real estate
  owned as a percent of total assets                                    .54%          .48%          .39%
========================================================================================================

At September 30, 2002, non-accrual loans consisted of nine 1-4 family residential real estate loans totaling $515,000, three commercial real estate loans totaling $408,000, twenty-three installment loans, and seventeen commercial business loans totaling $1.734 million. The largest individual non-accrual loan is a commercial business loan for $300,000. Additionally, there are three loans totaling $443,000, secured by land and business assets, that were made to a single borrower and his related entities. It is too early to determine the resolution of this situation, although the borrower has put real estate owned on the market for sale and has indicated his intention to pay the debts in full.

Management has evaluated these loans and is satisfied that the allowance for possible losses on loans at September 30, 2002 is reasonable. The allowance for possible losses on loans was $3,056,000 at September 30, 2002, $2,871,000 at September 30, 2001, and $2,910,000 at September 30, 2000. The balance at September 30, 2002, at .97% of net loans receivable and 115.0% of non-performing loans, is considered reasonable by management.

Real estate owned at September 30, 2002 consists of five single-family houses, and two commercial real estate properties, all of which are located in the Bank's market area. Management believes that the carrying value of the properties at September 30, 2002 approximates the fair value less costs to sell. However, while management uses the best information available to make such determinations, future adjustments to the allowance for loan losses may become necessary.


Mortgage-Backed Securities Held-to-Maturity

Mortgage-backed securities held-to-maturity increased $11.7 million or 38.2% to $42.4 million at September 30, 2002 from $30.7 million at September 30, 2001. Purchases of mortgage-backed securities held-to-maturity were $33.7 million in fiscal 2002. There were no sales of mortgage-backed securities held-to-maturity in fiscal 2002. However, during the quarter ended December 31, 2001, $2.5 million of mortgage-backed securities classified by the Company as
held-to-maturity    were    repurchased   by   the   selling   dealer   due   to
misrepresentations by the selling dealer as to the risk characteristics and structure of the securities. The Company did not anticipate this event and believes this was an isolated, nonrecurring, and unusual circumstance. The securities were repurchased by the dealer at the Company's original cost, thus no gain or loss was recorded.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
Operations - continued                                                        41


Mortgage-Backed Securities Available-for-Sale

Mortgage-backed securities available-for-sale increased $8.7 million to $71.7 million at September 30, 2002 from $62.9 million at September 30, 2001. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity  needs.  During  fiscal  2002,  the  Bank  purchased  $34.5  of  these securities and sold $4.2 million. Sales of these securities in fiscal 2002 resulted in a net pretax gain of $66,000.


Investment Securities Held-to-Maturity

Investment securities held-to-maturity increased $19.4 million or 97.6% to $39.2 million at September 30, 2002, compared to $19.8 million at September 30, 2001. These investments are comprised of U.S. Government and Agency securities, tax-exempt municipal securities, corporate obligations and asset-backed securities. The increase in fiscal 2002 reflects the purchase of $19.5 million of these securities. There were no sales of investment securities held-to-maturity in fiscal 2002.


Investment Securities Available-for-Sale

Investment securities available-for-sale increased $2.8 million or 3.2% to $90.7 million at September 30, 2002 as compared to $87.9 million at September 30, 2001. These securities provide an additional source of liquidity for the Bank and the Company and consist of U.S. Government and Agency securities, tax-free municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, corporate obligations and other equity securities. Purchases in fiscal 2002 totaled $23.6 million and sales totaled $15.0 million, resulting in a net pretax gain of $168,000. In addition, fiscal 2002 results include a loss of $246,000 resulting from the write-down of investments in equity securities that are considered other than temporary.

Office Premises and Equipment
Office premises and equipment increased $396,000 or 7.5% to $5.7 million at September 30, 2002, due primarily to the addition of a new mainframe computer and the building acquired in the Carnegie transaction, partially offset by depreciation.

Savings Deposits
Savings deposits increased $37.9 million during fiscal 2002 to $351.4 million at September 30, 2002. Deposit increases occurred in demand deposits, NOW accounts, passbook accounts, money market accounts and time deposits, with no deposit categories experiencing decreases.

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

Borrowings

Federal Home Loan Bank advances, reverse repurchase agreements and other borrowings outstanding increased $7.2 million or 3.8% to $196.7 million at September 30, 2002, from $189.5 million at September 30, 2001. The Bank continues to utilize FHLB advances, reverse repurchase agreements and other borrowings as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals; however, in fiscal 2002, the Company's growth was primarily funded by savings and time deposits.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
42 Management's Discussion and Analysis of Financial Condition and Results of Operations - continued


In September 2002, the Company issued $10.0 million in trust preferred securities. These securities pay interest at a rate of three-month LIBOR plus 340 basis points with the initial rate being 5.22%. The rate resets quarterly and the securities are callable in five years at par and mature in thirty years. The Company used the proceeds from these securities to redeem the existing $10.25 million, 9.75% outstanding trust preferred securities on November 4, 2002, as part of its overall asset/liability management strategy.

Stockholders' Equity

Stockholders' equity increased $7.3 million or 20.7% to $42.6 million at September 30, 2002 compared to September 30, 2001. This result reflects net income of $4.4 million, stock options exercised of $475,000, stock issued under the Dividend Reinvestment Plan of $83,000, stock issued in conjunction with the acquisition of Carnegie of $1.7 million, a contribution of treasury stock to the Employee Stock Ownership Plan of $195,000 and an increase in unrealized holding gains, net of unrealized holding losses, on securities available-for-sale of_$1.7 million. Offsetting these increases were common stock cash dividends paid of $1.0 million and the purchase of treasury stock at cost for $233,000.

Results of Operations

Comparison of Fiscal Years Ended September 30, 2002, 2001, and 2000

Net income was $4.4 million for the year ended September 30, 2002 compared to $3.6 million for fiscal 2001 and $4.1 million for fiscal 2000.

Interest Rate Spread

The Bank's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, increased to 2.48% on a tax-equivalent basis in fiscal 2002 from 2.28% in fiscal 2001. The spread was 2.64% in fiscal 2000. The following table shows the average tax-equivalent yields earned on the Bank's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.

                                               Fiscal Years Ended September 30,
                                                 2002       2001       2000
--------------------------------------------------------------------------------
Average yield on:
  Mortgage loans                                 7.46%      7.64%      7.56%
  Mortgage-backed securities                     5.50       6.40       6.74
  Installment loans                              7.65       8.18       8.29
  Commercial business loans                      7.52       8.90       9.29
  Interest-earning deposits with other
    institutions, investment securities,
    and FHLB stock1                              5.80       6.87       7.25
--------------------------------------------------------------------------------
Total interest-earning assets                    6.73       7.44       7.55
--------------------------------------------------------------------------------
Average rates paid on:
  Savings deposits                               3.19       4.25       3.96
  Borrowed funds                                 5.91       6.45       6.17
--------------------------------------------------------------------------------
Total interest-bearing liabilities               4.25       5.16       4.91
--------------------------------------------------------------------------------
Average interest rate spread                     2.48%      2.28%      2.64%
================================================================================
Net yield on interest-earning assets             2.61%      2.42%      2.71%
================================================================================

1 Interest income on tax free investments has been adjusted for federal income tax purposes using a rate of 34%.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
Operations - continued                                                        43


Interest Income on Loans

Interest income on loans decreased by $2.4 million or 8.9% to $24.2 million in fiscal 2002 as compared to fiscal 2001. The decrease primarily reflects a decrease in the average size of the loan portfolio, as well as a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio decreased from an average balance of $336.8 million in fiscal 2001 to $322.3 million in fiscal 2002. The decrease in the average balance of the loan portfolio reflects accelerated prepayments due to the historically low rate environment and to some degree, by the initiation of a program to sell a portion of first mortgage loans originated in the secondary market. Fiscal 2002 results include the purchase of Carnegie and its loan portfolio. Interest income on loans increased by $2.3 million or 9.5% to $26.5 million in fiscal 2001 as compared to fiscal 2000. The increase primarily reflects an increase in the average size of the loan portfolio. The average yield earned on the loan portfolio was comparable between years. The average size of the loan portfolio increased from an average balance of $307.7 million in fiscal 2000 to $336.8 million in fiscal 2001. Fiscal 2000 results include the purchase of Pennwood and its loan portfolio.


Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities increased by $302,000 or 5.6% to $5.7 million in fiscal 2002 from $5.4 million in fiscal 2001. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, increased from $84.4 million in fiscal 2001 to $103.7 million in fiscal 2002. The yield earned on these securities, however, decreased in fiscal 2002. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling  interest  rates,  repayments  of the loans  underlying  the  securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

Interest income on mortgage-backed securities decreased by $671,000 or 11.0% to $5.4 million in fiscal 2001 from $6.1 million in fiscal 2000. The average balance of mortgage-backed securities held, including mortgage-backed securities available-for-sale, decreased from $90.2 million in fiscal 2000 to $84.4 million in fiscal 2001. The yield earned on these securities also decreased in fiscal 2001.

Interest Income on Investments

Interest income on investments (including those available-for-sale), which includes interest-earning deposits with other institutions and FHLB stock, was $6.7 million in fiscal 2002, unchanged from fiscal 2001. The fiscal 2002 results reflect an increase in the average balance of such investments to $134.9 million in fiscal 2002 as compared to $110.3 million in fiscal 2001, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2002 as compared to fiscal 2001.

Interest income on investments increased to $6.7 million in fiscal 2001. It was $6.2 million in fiscal 2000. The fiscal 2001 results reflect an increase in the average balance of such investments to $110.3 million in fiscal 2001 as compared to $97.1 million in fiscal 2000, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2001 as compared to fiscal 2000.

Interest Expense on Savings Deposits

Interest on deposits decreased $2.3 million or 18.2% to $10.6 million in fiscal 2002 from $12.9 million in fiscal 2001. The decrease reflects a decrease in the average rate paid on deposits in fiscal 2002, as compared to fiscal 2001, partially offset by an increase in the average balance of deposits in fiscal 2002. The fiscal 2002 balances include the approximately $21.0 million in deposits assumed in the Carnegie acquisition.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
44 Management's Discussion and Analysis of Financial Condition and Results of Operations - continued


Interest on deposits increased $2.0 million or 18.2% to $12.9 million in fiscal 2001 from $10.9 million in fiscal 2000. The increase reflects both an increase in the average rate paid on deposits in fiscal 2001, as compared to fiscal 2000, as well as an increase in the average balance of deposits in fiscal 2001. The fiscal 2000 balances include the approximately $14.5 in deposits assumed in the Pennwood acquisition.


Interest Expense on Borrowed Funds

Interest expense on borrowed funds decreased $1.2 million or 9.7% to $11.5 million in fiscal 2002 compared to fiscal 2001. The decrease reflects both a lower level of average borrowing in fiscal 2002, as well as a decrease in the cost of these funds. The Bank continued to use FHLB advances and repurchase agreements as cost effective sources of funding in fiscal 2002. Interest expense on borrowed funds increased $735,000 or 6.1% to $12.7 million in fiscal 2001 compared to fiscal 2000. The increase reflects a higher level of borrowing in fiscal 2001, as well as an increase in the cost of these funds. In addition, the Company's purchase of Pennwood in fiscal 2000 was primarily funded by FHLB advances.


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

The provision for loan losses was $400,000, $475,000, and $470,000 for the fiscal years ended September 30, 2002, 2001, and 2000, respectively. The provisions reflect management's evaluation of the loan portfolio, current economic conditions, and other factors as described above. Based on this evaluation, the allowance has grown from $2.9 million at September 30, 2001 to $3.1 million at September 30, 2002. Loan charge-offs, net of recoveries, were $419,000 in fiscal 2002 compared to $514,000 in fiscal 2001 and $395,000 in fiscal 2000.

The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that additional provisions for losses will not be required to cover losses which may be realized in the future.


Other Income

Fidelity's non-interest or total other income increased by $419,000 or 18.8% to $2.6 million in fiscal 2002 as compared to fiscal 2001. Other income increased by $352,000 or 18.8% to $2.2 million in fiscal 2001 compared to fiscal 2000.

Included in non-interest income is service fee income on loans and late charges which increased by $100,000 in fiscal 2002 and increased by $76,000 in fiscal 2001 over the respective prior years. The increase in fiscal 2002 is primarily attributable to an increase in late charges on loans and title insurance fees. The increase in fiscal 2001 primarily reflects an increase in late charges on loans and title insurance fees, as well as new fees imposed on line of credit transactions.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
Operations - continued                                                        45


Deposit service charges and fee income was $953,000, $658,000, and $643,000 in fiscal 2002, 2001, and 2000, respectively. The increase in fiscal 2002 reflects increased fees related to checking accounts, including return check charges. The increase in fiscal 2001 primarily reflects increased fees related to checking accounts.

The Company recorded net losses of $12,000 and $3,000 in fiscal 2002 and 2000, respectively, and a net gain of $238,000 in fiscal 2001 on the sale of investment and mortgage-backed securities. All sales were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies. In addition, included in fiscal 2002 results is a loss of $246,000 and included in fiscal 2001 results is a loss of $27,000 resulting from the write-down of investments in equity securities that is considered other than temporary.

Gain on sale of loans was $292,000, $111,000, and $210,000 in fiscal years 2002, 2001, and 2000, respectively. In fiscal 2001, the Company began a program to sell, servicing released, a portion of the fixed-rate, first mortgage residential loans originated. This program is intended to allow the Company to offer competitive market rates on loans, while not retaining in portfolio some loans that may not fit the current asset/liability strategy. In addition, such loans can generally be sold at a profit when a commitment to sell is locked in when the application is taken. In addition, the Company sells a portion of the loans originated under low income housing programs in which it participates in the Pittsburgh area. Also, the Company sells education loans to the Student Loan Marketing Association ("SLMA"). Such sales to SLMA generally result in some gain or loss being realized and are being done to reduce the Bank's position in these loans, which are generally lower yielding and subject to extensive and costly government regulation. The Company does not intend to originate additional education loans for its portfolio, except those that will be serviced by SLMA. Gain on sale of loans related to the low income housing program and to SLMA in fiscal 2002, 2001, and 2000 were $4,000, $6,000, and $8,000, respectively. In fiscal 2000, the Bank also sold its credit card portfolio and recognized a gain on the sale of $202,000.

Other operating income includes miscellaneous sources of income, which consist primarily of automated teller machine fees, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $1.0 million, $932,000, and $813,000 in fiscal 2002, 2001, and 2000, respectively. The increase in fiscal 2002 primarily reflects an increase in automated teller machine fees; four automated teller machines were acquired in the Carnegie transaction in February 2002. The increase in fiscal 2001 primarily reflects an increase in automated teller machine fees and fees earned on the sale of non-insured investment products such as mutual funds and annuities, partially offset by a decrease in accident and health insurance fees.


Other Expenses

Operating expenses increased $958,000 or 10.5% to $10.1 million in fiscal 2002 and increased $779,000 or 9.3% to $9.1 million in fiscal 2001, from $8.3 million in fiscal 2000.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $714,000 or 13.3% to $6.1 million in fiscal 2002 and $442,000 or 8.9% to $5.4 million in fiscal 2001 over the respective prior years. Factors contributing to the increase in fiscal 2002 were the addition of the Carnegie branch in February 2002, normal salary increases for employees, increases in the cost of health insurance, and increased retirement costs and payroll taxes. Factors contributing to the increase in fiscal 2001 were the inclusion of the Bellevue branch for the entire fiscal year, normal salary increases, and increased retirement costs and payroll taxes.

Office occupancy and equipment expense increased $24,000 or 2.7% to $922,000 in fiscal 2002 and increased $150,000 or 20.0% to $898,000 in fiscal 2001 over the respective prior years. The increase in fiscal 2001 reflects increased property tax expenses, as well as expenses associated with operating an additional branch for the entire fiscal year. The increase in fiscal 2002 primarily reflects an increase in expenses associated with operating an additional branch.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
46 Management's Discussion and Analysis of Financial Condition and Results of Operations - continued


Depreciation and amortization decreased $24,000 or 3.8% to $606,000 in fiscal 2002 and increased $43,000 or 7.3% to $630,000 in fiscal 2001 over the respective prior years. The results in fiscal 2002 reflect depreciation on additions to property being substantially offset by equipment becoming fully depreciated. Fiscal 2001 results primarily reflects the addition of the Bellevue branch.

Premiums for federal deposit insurance were $60,000, $58,000, and $85,000 for the fiscal years 2002, 2001, and 2000, respectively. The decreases in fiscal 2000 and 2001 reflect the lowering of the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation ("FICO") bonds. The amount of the premiums is based on the average amount of deposits outstanding.

The Bank recorded net losses on real estate owned of $50,000, $19,000 and $32,000 in fiscal years 2002, 2001 and 2000, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 2002, the Bank had five single family and two commercial real estate properties classified as real estate owned.

Intangible amortization was $163,000, $125,000 and $21,000 in fiscal years 2002, 2001 and 2000, respectively. The results reflect the amortization of the intangibles generated by the acquisition of Pennwood in July 2000 and Carnegie in February 2002, on an accelerated basis, over ten years.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $2.2 million in fiscal 2002, $2.0 million in fiscal 2001, and $1.9 million in fiscal 2000. Significant variations in fiscal 2001, compared to fiscal 2000, include increases in bank service charges, legal and audit fees and stationery and supplies expense, partially offset by decreases in advertising and consulting fees. Significant variations in fiscal 2002, compared to fiscal 2001, include increases in bank service charges, checking account charge-offs, legal and audit fees, and consulting fees.

Income Taxes

The Company generated taxable income and, as a consequence, recorded tax provisions of $1.3 million, $983,000, and $1.5 million for fiscal 2002, 2001, and 2000, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate, which was 22.4%, 21.4%, and 26.4% for fiscal 2002, 2001, and 2000, respectively.


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

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
Operations - continued                                                        47


Critical Accounting Policies

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company's single most critical accounting policy relates to the Company's allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company's borrowers to make required loan payments. If the financial condition of the Company's borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company's estimates would be updated, and additional provisions for loan losses may be required. Further discussion of the estimates used in determining the allowance for loan losses is contained in the discussion on "Provision for Loan Losses" on page 44 herein.



Recent Accounting and Legislative Developments

In July 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Upon adoption, the Company expects to no longer amortize goodwill, but will test goodwill for impairment prospectively.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," however, it retains many of the fundamental provisions of that Statement. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 is not expected to have a material effect on the financial condition or results of operations of the Company.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB_Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of this statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. Management has not determined the impact of applying these provisions. Certain provisions of the statement relating to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of the statement are effective for financial statements issued on or after May 15, 2002. These provisions had no impact on the Company's financial statements.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which provides interpretative guidance on the application of the purchase method to acquisitions of financial institutions. The provisions of SFAS No. 147 are effective October 1, 2002. Management believes the adoption of SFAS No. 147 will have no impact on the Company's financial statements.

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
48      Capital Stock Information



                               -----------------
                               Stock Information

The following table sets forth the fiscal 2002, 2001 and 2000 high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividend paid in November 2000 and May 2002.

                                              Stock Price         Dividends
--------------------------------------------------------------------------------
Quarter Ended:                               High      Low      Cash     Stock
--------------------------------------------------------------------------------
         September 30, 2002                $18.70   $17.90     $.12        --
         June 30, 2002                      19.24    17.52      .109       10%
         March 31, 2002                     18.09    14.73      .109       --
         December 31, 2001                  15.91    13.55      .109       --
--------------------------------------------------------------------------------
         September 30, 2001                $15.45   $13.64     $.091       --
         June 30, 2001                      14.55    12.38      .091       --
         March 31, 2001                     13.75    10.11      .091       --
         December 31, 2000                  11.16     9.55      .082       10%
--------------------------------------------------------------------------------
         September 30, 2000                $11.47   $ 9.71     $.083       --
         June 30, 2000                      10.23     9.60      .083       --
         March 31, 2000                     11.16    10.13      .083       --
         December 31, 1999                  13.06     9.09      .083       --
--------------------------------------------------------------------------------

As of September 30, 2002, Fidelity Bancorp, Inc. had 2,321,276 shares of stock outstanding and approximately 800 stockholders, including beneficial owners whose stock is held in nominee name.

                 Common Stock Market Makers
                 ------------------------------------------------

                 NASDAQ National Market:
                    Common Stock
                    Symbol FSBI

                 Market Makers
                 Legg Mason Wood Walker, Inc. (LEGG)
                 2500 CNG Tower
                 625 Liberty Avenue
                 Pittsburgh, Pennsylvania 15222 -- (800) 346-5075

                 Parker/Hunter, Inc. (PKHT)
                 600 Grant Street, 31st Floor
                 Pittsburgh,  Pennsylvania 15219 -- (800) 441-1514

                 Ryan, Beck & Co. (RYAN)
                 80 Main Street
                 West Orange, New Jersey 07039 -- (800) 395-7926

                 Spear,  Leeds & Kellogg  (SLKC)
                 120 Broadway
                 New York,  New York 10271 -- (800) 221-8510

                 Moors & Cabot,  Inc. (MCBT)
                 111 Devonshire Street
                 Boston,  MA 02109 -- (800) 426-0501


--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2002

--------------------------------------------------------------------------------
50      Fidelity Bancorp, Inc.

                           --------------------------
                             CORPORATE HEADQUARTERS
      1009 Perry Highway, Pittsburgh, Pennsylvania 15237 - (412) 367-3300
             FAX (412) 364-6504 - E-Mail: IR@fidelitybancorp-pa.com


                           --------------------------
                               BOARD OF DIRECTORS

   J. ROBERT GALES             CHARLES E. NETTROUR            JOANNE ROSS WILDER
      President                     President                      Attorney
J.R. Gales & Associates      Martin & Nettrour, Inc.          Wilder & Mahood, P.C.
                          Retirement Designs Unlimited, Inc.

   ROBERT F. KASTELIC                                          WILLIAM L. WINDISCH
   Retired President         RICHARD G. SPENCER, CPA               Chairman
      X-Mark/CDT                    President                Chief Executive Officer
                             Chief Operating Officer

   OLIVER D. KEEFER
       Owner
  Ralph E. Lane, P.C.

                           --------------------------
                                    OFFICERS

                WILLIAM L. WINDISCH          LISA L. GRIFFITH, CPA
                     Chairman                   Vice President
              Chief Executive Officer        Chief Financial Officer
                                                  Treasurer
              RICHARD G. SPENCER, CPA
                     President                  ANNIE G. McGRATH
              Chief Operating Officer          Corporate Secretary

                 MICHAEL A. MOONEY              RICHARD L. BARRON
              Executive Vice President         Assistant Secretary



--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries/Annual Report 2002