Form 10-K, Exhibit 13
period 2003-09-30
FIDELITY BANCORP INC
filed 2003-12-29
CIK 769207

[LOGO] FIDELITY
                                  BANCORP, INC.

                                  FIDELITY BANK






                                  ANNUAL REPORT
                                      2003

                MISSION, MISSION STATEMENT AND CORPORATE PROFILE
                ------------------------------------------------

MISSION

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

CORPORATE PROFILE

Fidelity Bancorp, Inc. (the Company) is a bank holding company organized under the Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank (the Bank). The Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business through thirteen offices located in Allegheny and Butler counties.

Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                           LETTER TO OUR STOCKHOLDERS
                           --------------------------



To Our Stockholders

Fiscal 2003 was a year of both challenges and achievements for the Company. Fidelity, as with other financial institutions, has had to operate in an environment that included a weak economy and interest rates that fell to forty year lows. This affected us in several ways. First and foremost, the low interest rates sparked an unprecedented wave of loan refinancing activity and loan modifications, thereby decreasing interest income from loans. We also made the decision to sell a portion of the fixed-rate first mortgage loans originated during this period, since we did not want to have these low yielding assets on the books when rates eventually rise. While this strategy yielded gains on sales in this fiscal year, it also contributed to an overall decline in the loan portfolio balance. Finally, deposit rates could not decrease as much as loan and investment rates, as some deposit rates have hit an effective floor. This combination of factors negatively impacted net interest income during the year and will have to be carefully managed going forward.

                           [Bar Graph of Share Prices]

                                9/30    Share Price
                                ----    -----------
                                2003      $23.71
                                2002       16.41
                                2001       12.46
                                2000       10.24
                                1999       11.08

We had several positive developments during the year. Most importantly, we were gratified by the strong performance of our stock, which was up 44% from the prior fiscal year end. Actions which we believe favorably impacted the stock price during the year included a 10% stock dividend paid in May 2003, while maintaining the cash dividend, effectively giving stockholders a 10% increase in the cash dividend. We also completed our third and fourth stock repurchase programs, under which the Company repurchased approximately 238,000 shares, and announced a fifth program under which an additional 5% could be repurchased. We believe these actions provide ongoing support for the stock price.

We continued to expand our market presence by completing the acquisition of First Pennsylvania Savings Association on December 31, 2002, which became our 12th office in Troy Hill, and we opened our 13th branch in Cranberry Township in April 2003. We are particularly excited by the opportunity to enter the fast growing Cranberry market and we believe this branch will provide synergies with our Zelienople branch.

                                                                       Continued


--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003              Page 1

                      LETTER TO OUR STOCKHOLDERS Continued
                      --------------------------


We also called the 9.75% Trust Preferred securities that were outstanding and replaced them with floating rate Trust Preferred securities at a significantly lower rate. While this transaction resulted in a one-time charge to income of $599,000, the future benefits of the lower rates should be realized for many years to come.

                            [Bar Graph of Dividends]

                                2003    $.458
                                2002     .416
                                2001     .323
                                2000     .301
                                1999     .286

Operationally, we unveiled our completely redesigned website and began to provide on-line check images. The response to these initiatives has been very positive. We also introduced free on-line bill payment services for our internet customers and this service has also been well received.

                        [Bar Graph of Assets in Millions]

                                2003    $617.5
                                2002     615.8
                                2001     555.4
                                2000     543.2
                                1999     482.5

Looking ahead, we intend to continue our strategy of being a full-service financial organization. We offer a full range of loan and deposit products for both the individual and business customer and can provide alternative investment and insurance products through the Investment Center at Fidelity Bank.
We also intend to continue to carefully manage our growth and to evaluate both potential and existing markets for further opportunities.

As always, we would like to thank our Directors for the unwavering support they have provided over the past year and our employees for the dedication and loyalty they have demonstrated. Their professionalism and enthusiasm provides us with the confidence we need to be able to meet the challenges and opportunities still ahead.

And finally, we thank you, our stockholders, for the continued confidence and support you have shown in our efforts as we strive to make Fidelity the best community bank in the area.

/s/ Richard G. Spencer

Richard G. Spencer
President and Chief Executive Officer


--------------------------------------------------------------------------------
Page 2              Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                            SELECTED FINANCIAL DATA
                            -----------------------

FINANCIAL CONDITION DATA
                                                              SEPTEMBER 30,
(In Thousands)                                2003      2002       2001       2000        1999
-----------------------------------------------------------------------------------------------
Total assets                               $617,468   $615,805   $555,424   $543,209   $482,543
Loans receivable, net                       264,412    316,320    318,600    337,438    275,958
Mortgage-backed securities and
  collateralized mortgage obligations(1)    129,572    114,059     93,599     84,050     96,250
Investment securities and
  other earning assets(2)                   193,596    154,563    118,239     95,834     90,521
Total liabilities                           577,273    573,225    520,138    513,622    456,497
Savings and time deposits                   366,126    351,406    313,501    290,631    269,118
Advances from FHLB
  and other borrowings                      206,752    216,933    199,780    218,511    183,891
Stockholders' equity                         40,195     42,580     35,286     29,587     26,046
Number of full service offices                   13         11         10         10          9
-----------------------------------------------------------------------------------------------

OPERATIONS DATA
                                                                FISCAL YEARS ENDED SEPTEMBER 30,
(In Thousands, Except per Share Data)           2003            2002           2001           2000             1999
----------------------------------------------------------------------------------------------------------------------
Interest income                            $    32,460     $    36,610     $    38,615     $    36,477     $    30,975
Interest expense                                20,195          23,083          26,659          23,932          19,229
----------------------------------------------------------------------------------------------------------------------
Net interest income                             12,265          13,527          11,956          12,545          11,746
Provision for loan losses                          555             400             475             470             520
----------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                     11,710          13,127          11,481          12,075          11,226
Realized gain (loss) on sale of
   securities, net                                 748             234             265              (3)             64
Writedown of investment securities                (110)           (246)            (27)             --              --
Gain on sale of loans                              512             292             111             210              17
Service fees and other income                    2,865           2,365           1,877           1,667           1,442
Operating expenses                              10,711          10,070           9,112           8,333           8,153
----------------------------------------------------------------------------------------------------------------------
Income before income tax provision               5,014           5,702           4,595           5,616           4,596
Income tax provision                               961           1,276             983           1,484           1,217
----------------------------------------------------------------------------------------------------------------------
  Net income                               $     4,053     $     4,426     $     3,612     $     4,132     $     3,379
----------------------------------------------------------------------------------------------------------------------
  Diluted earnings per share(3)            $      1.50     $      1.73     $      1.42     $      1.61     $      1.26
  Cash dividends per share(3)                     .458            .416            .323            .301            .286
  Book value per share(3)                        16.58           16.67           14.77           11.67           10.12
  Average interest rate spread                    2.15%           2.48%           2.28%           2.64%           2.73%
  Return on average assets                         .66%            .76%            .65%            .80%            .74%
  Return on average stockholders' equity          9.45%          11.60%          10.84%          15.70%          11.98%
=======================================================================================================================
Common shares outstanding(3)                 2,423,799       2,553,404       2,389,308       2,535,075       2,574,564
=======================================================================================================================

(1) Consists of mortgage-backed securities and collateralized mortgage obligations classified as held to maturity and available for sale.
(2) Consists of interest-bearing deposits, investment securities classified as held to maturity and available for sale, and Federal Home Loan Bank stock.
(3) Per share and common shares outstanding amounts were restated to reflect the 10% stock dividends paid in November 2000, May 2002, and May 2003.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003              Page 3

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------





TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
FIDELITY BANCORP, INC.
PITTSBURGH, PENNSYLVANIA

We have audited the accompanying consolidated statement of financial condition of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2003, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for the years ended September 30, 2002 and 2001 were audited by other auditors whose report, dated November 8, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiaries as of September 30, 2003, and the results of their operations and their cash flows for the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of October 1, 2002, which changed its method of accounting for goodwill and other intangible assets.


/s/ Beard Miller Company LLP

Pittsburgh, Pennsylvania
October 31, 2003


--------------------------------------------------------------------------------
Page 4              Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                            September 30,
                                                                          2003         2002
----------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands,
                                                                        Except per Share Data)
ASSETS
Cash and due from banks                                                 $  7,662    $  9,318
Interest-bearing demand deposits with other institutions                     330      14,516
----------------------------------------------------------------------------------------------
    Cash and Cash Equivalents                                              7,992      23,834

Securities available for sale, cost 2003 $189,382; 2002 $157,576         192,429     162,385
Securities held to maturity, fair value 2003 $121,652; 2002 $84,079      119,962      81,601
Loans held for sale                                                          286       1,869
Loans receivable, net of allowance 2003 $3,091; 2002 $3,056              264,412     316,320
Foreclosed real estate, net                                                  675         658
Restricted investments in bank stock, at cost                             10,447      10,120
Office premises and equipment, net                                         5,834       5,696
Accrued interest receivable                                                3,408       3,711
Other assets                                                              12,023       9,611
----------------------------------------------------------------------------------------------
    Total Assets                                                        $617,468    $615,805
==============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits:
  Non-interest bearing                                                  $ 27,406    $ 26,548
  Interest bearing                                                       338,720     324,858
----------------------------------------------------------------------------------------------
    Total Deposits                                                       366,126     351,406

Short-term borrowings                                                     38,101         992
Guaranteed preferred beneficial interest in Company's debentures          10,000      20,250
Securities sold under agreement to repurchase                              5,943       5,849
Advance payments by borrowers for taxes and insurance                      1,179       1,238
Other liabilities                                                          3,216       3,648
Long-term debt                                                           152,708     189,842
----------------------------------------------------------------------------------------------
    Total Liabilities                                                    577,273     573,225
==============================================================================================

Stockholders' Equity
Common stock, $.01 par value per share; 10,000,000 shares authorized;
  issued 2003 2,805,291 shares; 2002 2,504,563 shares                         28          25
Paid-in capital                                                           28,960      22,564
Retained earnings                                                         16,388      19,176
Accumulated other comprehensive income, net of tax                         2,011       3,173
Treasury stock, at cost 2003 381,492 shares; 2002 183,287 shares          (7,192)     (2,358)
----------------------------------------------------------------------------------------------
    Total Stockholders' Equity                                            40,195      42,580
----------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                          $617,468    $615,805
==============================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003              Page 5

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                               Years Ended September 30,
                                                             2003        2002        2001
----------------------------------------------------------------------------------------------
                                                         (In Thousands, Except per Share Data)
Interest Income
  Loans                                                     $20,605     $24,177    $ 26,548
  Mortgage-backed securities                                  4,780       5,709       5,407
  Investment securities:
    Taxable                                                   4,533       4,093       4,419
    Tax exempt                                                2,457       2,583       2,165
  Other                                                          85          48          76
----------------------------------------------------------------------------------------------
    Total Interest Income                                    32,460      36,610      38,615
----------------------------------------------------------------------------------------------

Interest Expense
  Deposits                                                    9,078      10,592      12,941
  Short-term borrowings                                         181         202       1,356
  Long-term debt                                              9,746      11,258      11,338
  Guaranteed preferred beneficial interest in
    Company's debentures                                      1,190       1,031       1,024
----------------------------------------------------------------------------------------------
    Total Interest Expense                                   20,195      23,083      26,659
----------------------------------------------------------------------------------------------
    Net Interest Income before Provision for Loan Losses     12,265      13,527      11,956
----------------------------------------------------------------------------------------------
Provision for Loan Losses                                       555         400         475
----------------------------------------------------------------------------------------------
    Net Interest Income after Provision for Loan Losses      11,710      13,127      11,481
----------------------------------------------------------------------------------------------
Other Income
  Loan service charges and fees                                 583         387         287
  Realized gain on sales of investment securities, net          748         234         265
  Writedown of securities                                      (110)       (246)        (27)
  Gain on sales of loans                                        512         292         111
  Deposit service charges and fees                            1,244         953         658
  Other                                                       1,038       1,025         932
----------------------------------------------------------------------------------------------
    Total Other Income                                        4,015       2,645       2,226
----------------------------------------------------------------------------------------------
Other Expenses
  Compensation and benefits                                   6,627       6,099       5,385
  Office occupancy and equipment expense                        978         922         898
  Depreciation and amortization                                 737         606         630
  Net loss on foreclosed real estate                             84          50          19
  Amortization of intangible assets                              50         163         125
  Other                                                       2,235       2,230       2,055
----------------------------------------------------------------------------------------------
    Total Other Expenses                                     10,711      10,070       9,112
----------------------------------------------------------------------------------------------
    Income before Provision for Income Taxes                  5,014       5,702       4,595

Provision for Income Taxes                                      961       1,276         983
----------------------------------------------------------------------------------------------
    Net Income                                             $  4,053    $  4,426    $  3,612
==============================================================================================

Earnings per Share
  Basic                                                    $   1.57    $   1.78    $   1.45
==============================================================================================
  Diluted                                                  $   1.50    $   1.73    $   1.42
==============================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Page 6              Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------


                                                                 Years Ended September 30, 2003, 2002, 2001
--------------------------------------------------------------------------------------------------------------------------------
                                              Number                                     Accumulated Other
                                            of Shares    Common   Paid-In     Retained     Comprehensive     Treasury
                                             Issued      Stock   Capital     Earnings     Income (Loss)        Stock     Total
--------------------------------------------------------------------------------------------------------------------------------
                                                       (Dollars in Thousands, Except Shares and per Share Data)
Balance - September 30, 2000                2,212,210     $22     $17,137     $17,493         $(3,385)        $(1,680)  $29,587
--------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income:
    Net income                                     --      --          --       3,612              --              --     3,612
    Net unrealized gains on
      available for sale securities                --      --          --          --           4,845              --     4,845
--------------------------------------------------------------------------------------------------------------------------------
    Total Comprehensive Income                                                                                            8,457
--------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised,
    including tax benefit of $17               20,338      --         207          --              --              --       207
  Cash dividends declared
    ($.323 per share)                              --      --         --         (830)             --              --      (830)
  Treasury stock purchased
    (168,186 shares)                               --      --         --           --              --          (2,286)   (2,286)
  Contribution of stock to
    Employee Stock Ownership Plan
    (8,954 shares)                                 --      --         --           (1)             --              94        93
  Sale of stock through Dividend
    Reinvestment Plan                           4,075      --         58           --              --              --        58
--------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 2001                2,236,623      22     17,402       20,274           1,460          (3,872)   35,286
--------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income:
    Net income                                     --      --         --        4,426              --              --     4,426
    Net unrealized gains on
      available for sale securities                --      --         --           --           1,713              --     1,713
--------------------------------------------------------------------------------------------------------------------------------
    Total Comprehensive Income                                                                                            6,139
--------------------------------------------------------------------------------------------------------------------------------
  10% stock dividend distributed              226,598       2      4,491       (4,493)             --              --        --
  Acquisition of Carnegie Financial Corp.          --      --        105           --              --           1,561     1,666
  Stock options exercised,
    including tax benefit of $67               36,707       1        474           --              --              --       475
  Cash dividends declared
     ($.416 per share)                             --      --         --       (1,031)             --              --    (1,031)
  Treasury stock purchased (15,000 shares)         --      --         --           --              --            (233)     (233)
  Contribution of stock to Employee
    Stock Ownership Plan (12,000 shares)           --      --          9           --              --             186       195
  Sale of stock through Dividend
    Reinvestment Plan                           4,635      --         83           --              --              --        83
--------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 2002                2,504,563      25     22,564       19,176           3,173          (2,358)   42,580
--------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income:
    Net income                                     --      --         --        4,053              --              --     4,053
    Net unrealized losses on
      available for sale securities                --      --         --           --          (1,162)             --    (1,162)
--------------------------------------------------------------------------------------------------------------------------------
    Total Comprehensive Income                                                                                            2,891
--------------------------------------------------------------------------------------------------------------------------------
  10% stock dividend distributed              252,907       3      5,647       (5,650)             --              --        --
  Stock options exercised, including
    tax benefit of $94                         42,912      --        554           --              --             (21)      533
  Cash dividends declared
    ($.458 per share)                              --      --         --       (1,191)             --              --    (1,191)
  Treasury stock purchased (274,906 shares)        --      --         --           --              --          (6,021)   (6,021)
  Issuance of stock in connection with
    acquisition of First Pennsylvania
    Savings                                        --      --         96           --              --           1,208     1,304
  Sale of stock through
    Dividend Reinvestment Plan                  4,909      --         99           --              --              --        99
--------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 2003                2,805,291     $28    $28,960      $16,388          $2,011         $(7,192)  $40,195
================================================================================================================================

See notes to consolidated financial statements.


--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003              Page 7

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                    Years Ended September 30,
                                                                  2003        2002         2001
--------------------------------------------------------------------------------------------------
                                                                          (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $   4,053    $   4,426    $   3,612
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for loan losses                                       555          400          475
    Loss on foreclosed real estate, net                              84           50           19
    Provision for depreciation and amortization                     737          606          630
    Deferred loan fee amortization                                 (723)        (316)        (325)
    Amortization of investment and mortgage-backed securities
      (discounts)  premiums,  net                                 1,664          420           (2)
    Contribution of stock to ESOP                                    --          195           93
    Deferred  income tax provision                                   25         (222)        (259)
    Amortization of intangibles                                      50          163          125
    Net realized gains on sales of investments                     (748)        (234)        (265)
    Writedown of investment   securities                            110          246           27
    Loans  held  for  sale originated                           (25,552)     (18,873)     (11,154)
    Sale of loans held for sale                                  27,630       17,627        9,684
    Net gains on sales of loans                                    (512)        (292)        (111)
    Increase in cash surrender value of life insurance policies    (204)        (201)        (166)
    (Increase) decrease in interest receivable                      450         (137)        (290)
    Increase (decrease) in interest payable                        (678)          10         (242)
    Increase (decrease) in accrued taxes                            320           57         (342)
    Write-off of unamortized debt issuance costs                    599           --           --
    Other changes, net                                           (1,285)        (181)         (60)
--------------------------------------------------------------------------------------------------
    Net Cash Provided by Operating Activities                     6,575        3,744        1,449
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale           11,742       19,243       18,387
  Proceeds from maturities and principal repayments
    of securities available for sale                             82,038       32,842       24,891
  Purchases of securities available for sale                   (114,853)     (58,078)     (40,873)
  Proceeds from maturities and principal repayments
    of securities held to maturity                               63,794       21,110        7,920
  Purchases of securities held to maturity                     (102,683)     (55,758)     (33,538)
  Rescission of purchase of securities held to maturity              --        2,516           --
  Purchases of bank-owned life insurance policies                  (796)        (445)          --
  Net decrease in loans                                          58,558       23,100       18,962
  Sale of other loans                                                51          775        1,233
  Additions to office premises and equipment                       (613)        (830)        (754)
  Net (purchases) redemptions of FHLB stock                         279            3          892
  Net cash received in acquisition of Carnegie
      Financial Corp.                                                --          143           --
  Net cash received in acquisition of First
     Pennsylvania Savings                                         7,154           --           --
--------------------------------------------------------------------------------------------------
    Net Cash Used in Investing Activities                     $   4,671    $ (15,379)   $  (2,880)
--------------------------------------------------------------------------------------------------

                                                                     (Continued)
See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Page 8              Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

               -------------------------------------------------

                                                                                         Years Ended September 30,
                                                                                       2003        2002        2001
--------------------------------------------------------------------------------------------------------------------
                                                                                           (In Thousands)
Cash Flows from Financing Activities
  Net increase in deposits                                                         $  2,461    $ 16,903    $ 22,870
  Proceeds from guaranteed preferred beneficial interest in subordinated debt            --      10,000          --
  Debt issuance costs                                                                    --        (303)         --
  Increase (decrease) in reverse repurchase agreements                                   94       1,250        (381)
  Net increase (decrease) in short-term borrowings                                   37,034      (4,639)    (43,420)
  Proceeds from long-term debt                                                           --      45,000      30,000
  Repayments of long-term debt                                                      (51,057)    (40,000)     (4,930)
  Guaranteed preferred beneficial interest in Company's debentures retired          (10,250)         --          --
  Cash dividends paid and cash paid in lieu of fractional shares                     (1,191)     (1,031)       (830)
  Stock options exercised                                                               439         408         190
  Proceeds from sale of stock through Dividend Reinvestment Plan                         99          83          58
  Proceeds from sale of stock in connection with acquisition of
    First Pennsylvania Savings Association                                            1,304          --          --
  Acquisition of treasury stock                                                      (6,021)       (233)     (2,286)
----------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by Financing Activities                                       (27,088)     27,438       1,271
----------------------------------------------------------------------------------------------------------------------
    Net Increase (Decrease) in Cash and Cash Equivalents                            (15,842)     15,803        (160)

Cash and Cash Equivalents - Beginning                                                23,834       8,031       8,191
----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents - Ending                                                 $  7,992    $ 23,834    $  8,031
======================================================================================================================
Supplementary Cash Flow Information
  Interest paid on deposits and borrowings                                         $ 20,211    $ 22,968    $ 26,901
======================================================================================================================
  Income taxes paid                                                                $    845    $    990    $  1,739
======================================================================================================================
Supplemental Schedule of Noncash Investing
and Financing Activities
  Transfer of loans to foreclosed real estate                                      $    321    $    838    $    550
======================================================================================================================
  Securities purchased, but not settled                                            $     --    $     --    $  2,536
======================================================================================================================
  The Company acquired First Pennsylvania  Savings Association for $161,000.  In
    conjunction  with the  acquisition,  the  assets  acquired  and  liabilities assumed were as follows:
      Fair value of assets acquired                                                $ 26,767    $     --    $     --
      Fair value of liabilities assumed                                             (26,928)         --          --
----------------------------------------------------------------------------------------------------------------------
  Liabilities Assumed in Excess of Assets Acquired                                 $   (161)   $     --    $     --

  The Company purchased all of the common stock of Carnegie
    Financial Corporation for $3.2 million.  In conjunction with the acquisition, the assets acquired and liabilities assumed were as follows:
        Fair value of assets  acquired                                             $     --    $ 29,486    $     --
        Fair value of liabilities assumed                                                --     (27,265)         --
        Common stock issued in exchange for Carnegie Financial
          Corporation stock                                                              --      (1,666)         --
      Cash paid for Carnegie Financial Corporation stock                                 --      (1,567)         --
----------------------------------------------------------------------------------------------------------------------
    Cash Paid and Liabilities Assumed in Excess of Assets Acquired                 $     --    $ (1,012)   $     --

======================================================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003              Page 9

             ------------------------------------------

Note 1 - Significant Accounting Policies

Nature of Operations

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiaries, Fidelity Bank, PaSB, a
Pennsylvania-chartered, FDIC-insured state savings bank, FB Capital Trust, a statutory business trust incorporated in Delaware, and FB Statutory Trust II, a statutory business trust incorporated in Connecticut. The Bank conducts full banking services through thirteen offices in Allegheny and Butler counties.

Basis of Presentation

The consolidated financial statements include the accounts of Fidelity Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries Fidelity Bank, PaSB (the
Bank) and FB Capital Trust and FB Statutory Trust II (collectively referred to as the Trusts). Intercompany balances and transactions have been eliminated in consolidation.

Estimates

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and require disclosure of contingent assets and liabilities. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions and the demand deposits portion of interest-earning deposits with other institutions.

Securities

The Company classifies securities as either: (1) Securities Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity and which are reported at cost, adjusted for amortization of premium and accretion of discount on a level yield basis; (2) Trading Securities - debt and equity securities bought and held principally for the purpose of selling them in the near term and which are reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available for Sale - debt and equity securities not classified as either securities held to maturity or trading securities and which are reported at fair value, with unrealized gains and losses, net of taxes, included as a separate component of accumulated other comprehensive income. The cost of securities sold is determined on a specific identification basis. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 10             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------


Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Interest accrual resumes when the loan is no longer 90 or more days past due and the borrower, in management's opinion, is able to meet payments as they become due.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 11

             ------------------------------------------

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Foreclosed Real Estate

Foreclosed real estate is comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.

Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. All sales are made without recourse.

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

Goodwill and Intangible Assets

Effective October 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 revised the accounting for purchased intangible assets and, in general, requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. Prior to October 1, 2002, substantially all of the Company's goodwill was amortized using the straight-line method over 15 years. Other intangible assets are amortized using an accelerated method over estimated weighted average useful lives of ten years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 12             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

As a result of the adoption of SFAS No. 142, the Company ceased amortization of goodwill associated with previous acquisitions effective October 1, 2002. As prescribed by SFAS No. 142, the following is a reconciliation of reported net income and earnings per share and net income and earnings per share adjusted to exclude the impact of amortization of goodwill for the years ended September 30, 2003, 2002 and 2001:

                                                       2003        2002     2001
--------------------------------------------------------------------------------
                                              (In Thousands, Except per Share Data)

Net income, as reported                           $   4,053   $   4,426   $3,612
Add back:  Goodwill amortization, net of tax              -          85       73
--------------------------------------------------------------------------------
Adjusted net income                               $   4,053   $   4,511   $3,685
================================================================================
Earnings per share:
As reported basic                                 $    1.57   $    1.78     1.45
As adjusted basic                                      1.57        1.82     1.48
As reported diluted                                    1.50        1.73     1.42
As adjusted diluted                                    1.50        1.76     1.45

In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

                                                           September 30, 2003
--------------------------------------------------------------------------------
                                                            Gross
                                                          Carrying  Accumulated
                                                           Amount   Amortization
                                                          (Dollars in Thousands)
--------------------------------------------------------------------------------
Amortizable intangible assets,
  acquisition of deposit accounts                           $325      $69
================================================================================
Aggregate amortization expense:
  For the year ending September 30, 2003                    $ 50
Estimated amortization expense:
  For the year ending September 30, 2004                      52
  For the year ending September 30, 2005                      46
  For the year ending September 30, 2006                      40
  For the year ending September 30, 2007                      34
  For the year ending September 30, 2008                      28

The changes in the carrying amount of goodwill for the year ended September 30, 2003 are as follows (in thousands):

Balance as of October 1, 2002                      $2,557
  Goodwill acquired during the year                    96
--------------------------------------------------------------------------------

Balance as of September 30, 2003                   $2,653
================================================================================

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 13

             ------------------------------------------

Other Assets

Financing costs related to the Company's issuance of mandatory redeemable capital debentures are being amortized over the life of the debentures and are included in other assets.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment.

Treasury Stock

The acquisition of treasury stock is recorded under the cost method. At the date of subsequent reissue, the treasury stock is reduced by the cost of such stock on the average cost basis.

Stock Option Plans

The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for its stock option plans. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans, net income and diluted earnings per share would have been reduced by approximately $121,000, or $0.04 per share in 2003, $98,000, or $.04 per share in 2002 and $50,000, or $.02 per share in 2001.

                                                        Years Ended September 30,
                                                     2003         2002         2001
------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Net income, as reported                         $   4,053    $   4,426    $   3,612
Deduct total stock-based compensation expense
  determined under fair value based method
  for all awards, net of related tax effects         (121)         (98)         (50)
------------------------------------------------------------------------------------

Pro forma net income                            $   3,932    $   4,328    $   3,562
====================================================================================
Basic earnings per share:
  As reported                                   $    1.57    $    1.78    $    1.45
  Pro forma                                          1.53         1.74         1.43
Diluted earnings per share:
  As reported                                        1.50         1.73         1.42
  Pro forma                                          1.46         1.68         1.40

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 14             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

Earnings per Share

Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. All weighted average share and per share amounts reflect the 10% stock dividends distributed on May 28, 2003 and May 28, 2002. The following table sets forth the computation of basic and diluted earnings per share:

                                                              Years Ended September 30,
                                                            2003         2002         2001
------------------------------------------------------------------------------------------
                                                 (Dollars in Thousands, Except per Share Data)
Basic earnings per share:
  Net income                                          $    4,053   $    4,426   $    3,612
  Weighted average shares outstanding                  2,587,944    2,481,676    2,497,872
  Earnings per share                                  $     1.57   $     1.78   $     1.45

Diluted earnings per share:
  Net income                                          $    4,053   $    4,426   $    3,612
  Weighted average shares outstanding                  2,587,944    2,481,676    2,497,872
  Dilutive effect of employee stock options              107,502       79,515       56,508
------------------------------------------------------------------------------------------
  Total diluted weighted average shares outstanding    2,695,446    2,561,191    2,554,380
  Earnings per share                                  $     1.50   $     1.73   $     1.42

Options to purchase 41,141 shares of common stock at $17.43 and options to purchase 80,325 shares at prices from $12.95 to $17.43 were outstanding during 2002 and 2001, respectively, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. There were no options outstanding during 2003 that would have had an anti-dilutive effect.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income are components of comprehensive income.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 15

             ------------------------------------------

The only other comprehensive income item that the Company presently has is unrealized gains (losses) on securities available for sale.

                                                                     September 30,
                                                               2003       2002       2001
-------------------------------------------------------------------------------------------
                                                                     (In Thousands)
Unrealized holding gains (losses) arising during the year   $(1,122)   $ 2,584    $ 7,579
Less reclassification adjustment for (gains)
  losses included in net income                                (638)        12       (238)
-------------------------------------------------------------------------------------------
    Net Unrealized Gains (Losses)                            (1,760)     2,596      7,341

Tax (expense) benefit                                           598       (883)    (2,496)
-------------------------------------------------------------------------------------------
    Net of Tax Amount                                       $(1,162)   $ 1,713    $ 4,845
===========================================================================================

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded on the balance sheet when they become payable by the borrower to the Company.

New Accounting Standards

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," however, it retains many of the fundamental provisions of that Statement. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 as of October 1, 2002 and it did not have any effect on the financial condition or results of operations of the Company.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of this Statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. Certain provisions of the statement relating to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of the Statement are effective for financial statements issued on or after May 15, 2002. The Company adopted Statement No. 145 as of October 1, 2002. In issuing SFAS No. 145, the FASB concluded that the rescission of SFAS No. 4 would improve financial reporting by eliminating a requirement to classify a normal and important part of many entities' ongoing activities to manage interest rate risk as an extraordinary item (see "Interest Expense" section of the Management's Discussion and Analysis of Financial Condition and Results of Operation.)

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 16             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions -- an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which provides interpretative guidance on the application of the purchase method to acquisitions of financial institutions. The provisions of SFAS No. 147 are effective October 1, 2002. Adoption of SFAS No. 147 had no impact on the Company's financial statements.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." This Interpretation elaborates on the existing disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued ("disclosure requirements"). This Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee ("recognition and measurement provisions"). The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim and annual periods ending after December 15, 2002. The adoption of FIN 45 did not have any effect on the financial position, results of operations or liquidity of the Company.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after January 31, 2003. The consolidation requirements apply immediately to VIEs created after January 31, 2003 and are effective for the first fiscal year or interim period beginning after December 15, 2003 for VIEs acquired before February 1, 2003. The adoption of this Interpretation is not expected to have a significant impact on the Company's financial condition or results of operations.

In April 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified, and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective effective dates. Adoption of this standard is not expected to have any impact on the Company's financial condition or results of operations.

In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have any impact on the Company's financial condition or results of operations.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 17

             ------------------------------------------

Segment Reporting

The Bank acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branches, the Company offers a full array of commercial and retail financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.

Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances maintained for 2003 and 2002 was approximately $1.9 million and $1.2 million, respectively.

Investments Required by Law

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than 1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB plus 0.7% of its unused borrowing capacity, whichever is greater.

Reclassifications

Certain reclassifications have been made to the components of stockholders' equity as of September 30, 2002 and 2001. The reclassifications reflect the recording of stock dividends at fair market value instead of par value as previously recorded. The net cumulative effect of the reclassification was to increase additional paid-in capital and to decrease retained earnings by $2.6 million at September 30, 2000 and by $4.5 million at September 30, 2002.

Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform with the 2003 presentation format. These reclassifications had no effect on net income.

--------------------------------------------------------------------------------
Page 18             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

Note 2 - Securities
The amortized cost and fair value of securities are as follows:

                                                                   September 30, 2003
------------------------------------------------------------------------------------------------
                                                                   Gross                 Gross
                                                      Amortized Unrealized Unrealized    Fair
                                                         Cost      Gains      Losses     Value
------------------------------------------------------------------------------------------------
                                                                   (In Thousands)
Securities Available for Sale:
  U.S. government and agency obligations              $ 46,479   $    862   $    275   $ 47,066
  Municipal obligations                                 30,451      1,015         53     31,413
  Corporate obligations                                 18,259        993         10     19,242
  Equity securities                                      1,228        288         34      1,482
  Mutual funds                                           9,646         28         59      9,615
  Trust preferred securities                            11,212        114         --     11,326
  Federal Home Loan Mortgage Corp., preferred stock      1,409         73         --      1,482
  Mortgage-backed securities and
    collateralized mortgage obligations                 70,698        583        478     70,803
------------------------------------------------------------------------------------------------
                                                      $189,382   $  3,956   $    909   $192,429
================================================================================================

Securities Held to Maturity:
  U.S. government and agency obligations              $ 33,040   $    301   $    197   $ 33,144
  Municipal obligations                                 21,153        838         34     21,957
  Corporate obligations                                  7,000        665          1      7,664
  Mortgaged-backed securities and
    collateralized mortgage obligations                 58,769        382        264     58,887
------------------------------------------------------------------------------------------------

                                                      $119,962   $  2,186   $    496   $121,652
================================================================================================

                                                                   September 30, 2002
------------------------------------------------------------------------------------------------
                                                                   Gross                 Gross
                                                      Amortized Unrealized Unrealized    Fair
                                                         Cost      Gains     Losses      Value
------------------------------------------------------------------------------------------------
                                                                   (In Thousands)
Securities Available for Sale:
  U.S. government and agency obligations              $ 22,030   $  1,020   $     --   $ 23,050
  Municipal obligations                                 36,039      1,421         13     37,447
  Corporate obligations                                 17,321        988         62     18,247
  Equity securities                                      1,262         57         77      1,242
  Mutual funds                                           4,533          7          9      4,531
  Trust preferred securities                             4,601         57          1      4,657
  Federal Home Loan Mortgage Corp., preferred stock      1,519         70         34      1,555
  Mortgage-backed securities and
    collateralized mortgage obligations                 70,271      1,415         30     71,656
------------------------------------------------------------------------------------------------
                                                      $157,576   $  5,035   $    226   $162,385
================================================================================================

Securities Held to Maturity:
  U.S. government and agency obligations              $ 13,801   $    305   $   --     $ 14,106
  Municipal obligations                                 17,389        879          5     18,263
  Corporate obligations                                  8,008        683       --        8,691
  Mortgage-backed securities and
    collateralized mortgage obligations                 42,403        679         63     43,019
------------------------------------------------------------------------------------------------
                                                      $ 81,601   $  2,546   $     68   $ 84,079
================================================================================================

                                                               (Note Continuted)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 19

             ------------------------------------------

The amortized cost and fair value of debt securities at September 30, 2003, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Securities Available for Sale      Securities Held to Maturity
-------------------------------------------------------------------------------------------------------
                                              Amortized    Fair                  Amortized   Fair
                                                 Cost      Value                   Cost      Value
-------------------------------------------------------------------------------------------------------
                                                                 (In Thousands)
Due in one year or less                       $  5,958  $  6,091                 $    --  $     --
Due after one year through five years           34,132    35,424                  19,533    20,491
Due after five years through ten years          32,469    32,963                  25,809    25,980
Due after ten years                            104,540   105,372                  74,620    75,181
Equity securities                               12,283    12,579                      --        --
-------------------------------------------------------------------------------------------------------
                                              $189,382  $192,429                $119,962  $121,652
=======================================================================================================

Gross gains of  $749,000,  $400,000  and  $378,000  and gross  losses of $1,000,
$166,000  and  $113,000  were  realized  on  sales  in  2003,   2002  and  2001,
respectively. In addition, losses of $110,000, $246,000 and $27,000 resulting from the writedown of investments in equity securities that are considered other than temporary were realized in 2003, 2002 and 2001, respectively.

--------------------------------------------------------------------------------
Page 20             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

Note 3 - Loans Receivable

Loans receivable, net at September 30 are summarized as follows:

                                             2003                2002
--------------------------------------------------------------------------------
                                                 (In Thousands)
First mortgage loans:
  Conventional:
    1-4 family dwellings                $ 107,122           $ 169,849
    Multi-family dwellings                  5,299               7,217
  Commercial                               46,757              29,036
  Construction                             15,208              19,577
--------------------------------------------------------------------------------
                                          174,386             225,679
Less:
  Loans in process                         (9,499)             (9,065)
  Unearned discounts and fees                (691)             (1,368)
--------------------------------------------------------------------------------
                                          164,196             215,246
--------------------------------------------------------------------------------
Installment loans:
  Home equity                              63,777              58,549
  Consumer loans                              980               1,286
  Other                                     2,575               2,037
--------------------------------------------------------------------------------
                                           67,332              61,872
--------------------------------------------------------------------------------
Commercial business loans and leases:
  Commercial business loans                33,776              38,287
  Commercial leases                         2,199               3,971
--------------------------------------------------------------------------------
                                           35,975              42,258
--------------------------------------------------------------------------------
Less allowance for loan losses             (3,091)             (3,056)
--------------------------------------------------------------------------------
  Loans Receivable, Net                 $ 264,412           $ 316,320
================================================================================

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 21

             ------------------------------------------

Commitments to originate loans at September 30, 2003 were approximately as follows:


                                                        Rate         Amount
--------------------------------------------------------------------------------
                                                     (Dollars in Thousands)
First mortgage loans:
  Fixed rate                                       4.875% to 7.50%   $1,350
  Adjustable rate                                   3.69% to 6.50%    2,688

Other loans:
  Fixed rate                                       4.75% to 8.00%       809
  Adjustable rate                                  4.00% to 7.00%       748
--------------------------------------------------------------------------------
                                                                     $5,595
================================================================================

The Bank conducts its business through thirteen offices located in the greater Pittsburgh metropolitan area. At September 30, 2003, the majority of the Bank's loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended September 30, 2003, 2002 and 2001 are as follows:

                                                          September 30,
                                                   2003       2002       2001
--------------------------------------------------------------------------------
                                                       (In Thousands)
Balance, beginning                              $ 3,056    $ 2,871    $ 2,910
  Allowance for loan losses from acquisitions        40        204       --
  Provision for loan losses                         555        400        475
  Loans charged off                                (624)      (520)      (645)
  Recoveries                                         64        101        131
--------------------------------------------------------------------------------
Balance, ending                                 $ 3,091    $ 3,056    $ 2,871
================================================================================

Non-accrual loans were approximately $2,928,000, $2,657,000 and $2,348,000 at September 30, 2003, 2002 and 2001, respectively. The foregone interest on those loans for the years ended September 30, 2003, 2002 and 2001 was $165,000, $205,000 and $128,000, respectively. The amount of interest income on such loans actually included in income in the years ended September 30, 2003, 2002 and 2001 was $77,000, $33,000 and $98,000, respectively. There are no commitments to lend additional funds to debtors in non-accrual status. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $1,877,000 and $2,718,000 at September 30, 2003 and 2002, respectively.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 22             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,067,000 and $1,869,000 at September 30, 2003 and 2002,
respectively. Included in the 2003 amount is $691,000 of impaired loans for which the related allowance for credit losses was $38,000 and $1,376,000 of impaired loans for which there is no allowance for credit losses. Included in the 2002 amount is $485,000 of impaired loans for which the related allowance for credit losses was $333,000 and $1,384,000 of impaired loans for which there is no allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 2003, 2002 and 2001 was approximately $2,515,000, $1,770,000 and $756,000, respectively. For the fiscal years ended September 30, 2003, 2002 and 2001, the Company recognized interest income on those impaired loans of $63,000, $19,000 and $83,000, respectively, using the cash basis of income recognition.

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

Note 5 - Office Premises and Equipment

Office premises and equipment at September 30 are summarized as follows:

                                                       2003               2002
--------------------------------------------------------------------------------
                                                         (In Thousands)

Land                                               $    554           $    554
Office buildings                                      5,138              4,831
Furniture, fixtures and equipment                     4,531              4,300
Leasehold improvements                                  526                501
--------------------------------------------------------------------------------
                                                     10,749             10,186
Accumulated depreciation and amortization            (4,915)            (4,490)
--------------------------------------------------------------------------------
                                                   $  5,834           $  5,696
================================================================================

The Bank has operating leases with respect to four branch offices, the Bank's Loan Center and two automated teller machine locations, which expire on various dates through fiscal 2013. Lease expense amounted to $224,000, $176,000 and $172,000 in fiscal years 2003, 2002 and 2001, respectively. Minimum annual lease commitments are approximately as follows (in thousands):

                           2004           $  246
                           2005              175
                           2006              149
                           2007              149
                           2008               80
                           Thereafter        243
--------------------------------------------------------------------------------
                                          $1,042
================================================================================

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 23

             ------------------------------------------

Note 6 - Deposits

Deposit balances at September 30 are summarized as follows:

                                   Weighted Average Rates              2003    2002
--------------------------------------------------------------------------------------
                                                                      (In Thousands)
Demand deposits                    Noninterest bearing               $27,406  $26,548
Savings deposits:
  NOW accounts                     0.71% in 2003 and 0.75% in 2002    43,327   39,013
  Passbooks                        1.17% in 2003 and 2.00% in 2002    89,197   68,825
  Money market deposit accounts    0.82% in 2003 and 1.78% in 2002    17,117   17,189
--------------------------------------------------------------------------------------

                                                                     177,047  151,575
--------------------------------------------------------------------------------------

Time deposits:
  Fixed rate                       1.00% to 2.99%                     69,551   67,256
                                   3.00% to 4.99%                     81,947   77,068
                                   5.00% to 6.99%                     34,933   48,715
                                   7.00% to 8.99%                        440      702
  Negotiated rate                  1.24% to 6.60%                      2,208    6,090
--------------------------------------------------------------------------------------

                                                                     189,079  199,831
--------------------------------------------------------------------------------------

                                                                    $366,126 $351,406
======================================================================================

The weighted-average interest rate for all deposits was 2.48% and 2.84% at September 30, 2003 and 2002, respectively. Time deposits with balances of $100,000 or more totaled $30,807,000 and $33,258,000 at September 30, 2003 and
2002, respectively.

At September 30, 2003, investment securities with a carrying value of $3,040,000 were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 2003 are summarized as follows (in thousands):

         Within one year                                                $ 80,717
         Beyond one year but within two years                             43,238
         Beyond two years but within three years                          17,692
         Beyond  three  years but within four years                       21,549
         Beyond four years but within five years                           5,721
         Beyond five years                                                20,162
--------------------------------------------------------------------------------
                                                                        $189,079
================================================================================

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 24             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

Interest expense by deposit category for the years ended September 30, 2003, 2002 and 2001 is as follows:

                                                 September 30,
                                       2003          2002          2001
--------------------------------------------------------------------------------
                                               (In Thousands)
NOW accounts                        $   428       $   439       $   483
Passbooks                             1,280         1,325         1,326
Money market deposit accounts           187           316           416
Time deposits                         7,183         8,512        10,716
--------------------------------------------------------------------------------
                                    $ 9,078       $10,592       $12,941
================================================================================

Note 7 - Borrowings

FHLB "RepoPlus" advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" advances during fiscal 2003 and 2002, ranging individually from $100,000 to $38,750,000, and from $100,000 to $19,540,000, respectively. The daily average balance during 2003 and 2002 was $7,282,000 and $3,969,000, respectively, and the daily average interest rate was 1.25% and 2.28%, respectively, with an average interest rate at fiscal year-end 2003 of 1.23%. The maximum amount outstanding at any month-end during 2003 and 2002 was $38,000,000 and $18,640,000, respectively. At September 30, 2003, RepoPlus advances outstanding were $38,000,000 at an interest rate of 1.23%. There were no RepoPlus advances outstanding at September 30, 2002.

Also included in short-term borrowings are treasury, tax and loan balances of $101,000 and $992,000 at September 30, 2003 and 2002, respectively.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 25

             ------------------------------------------

Long-term debt consisted of the following at September 30, 2003 and 2002:

                                  Interest
                                    Rate            2003           2002
--------------------------------------------------------------------------------
                                              (In Thousands)
Fixed Rate Advances:

December 16, 2002                   6.03%        $     --       $ 10,000
May 27, 2003                        2.72               --          1,031
July 14, 2003                       7.12               --         10,000
October 24, 2003                    6.58           10,000         10,000
August 30, 2004                     6.88           10,000         10,000
October 12, 2004                    3.80            5,000          5,000
January 14, 2005                    3.88           10,000         10,000
June 23, 2005                       2.20              434             --
July 1, 2005                        3.91            7,500          7,500
January 17, 2006                    4.43           10,000         10,000
July 3, 2006                        4.31            7,500          7,500
June 23, 2010                       3.24              340             --

Convertible Select Advances:

November 12, 2002                   6.31               --          5,000
May 12, 2003                        6.72               --         10,000
June 16, 2003                       6.46               --         15,000
April 21, 2005                      2.01              532             --
May 18, 2005                        2.18              539             --
July 5, 2005                        2.28            2,159             --
December 22, 2005                   4.05            1,018          1,030
December 22, 2005                   2.28              533             --
February 20, 2008                   5.48           10,000         10,000
October 7, 2008                     6.44           15,000         14,728
October 23, 2008                    2.95              546             --
December 18, 2008                   5.15           10,000         10,000
January 22, 2009                    5.26            1,975          1,971
January 10, 2010                    3.24              803             --
January 21, 2010                    3.23            1,731             --
February 8, 2010                    3.26            1,158             --
March 1, 2010                       3.24            1,159             --
March 17, 2010                      6.05           20,000         20,000
March 17, 2010                      3.15              930             --
April 21, 2010                      3.12              577             --
May 19, 2010                        5.39            1,072          1,082
June 23, 2010                       3.50              238             --
August 18, 2010                     3.39              580             --
August 30, 2010                     5.93           10,000         10,000
September 22, 2010                  3.42              585             --
September 22, 2010                  3.35              345             --
October 20, 2010                    3.33              454             --
January 19, 2011                    4.57            5,000          5,000
November 2, 2011                    4.40            5,000          5,000
--------------------------------------------------------------------------------
    Total Long-Term Debt                         $152,708       $189,842
================================================================================

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 26             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

Contractual maturities of long-term debt at September 30, 2003 were as follows (in thousands):


                  2004            $ 20,000
                  2005              26,164
                  2006              19,051
                  2007                  --
                  2008              10,000
                  Thereafter        77,493
--------------------------------------------------------------------------------
                                  $152,708
================================================================================

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 2003 was approximately $114,484,000.

FHLB "Convertible Select" advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable rate advance at their option. If the advance is converted to an adjustable rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee.

Note 8 - Guaranteed Preferred Beneficial Interest in Company's Debentures

Guaranteed preferred beneficial interest in Company's debentures ("Preferred Securities") are summarized as follows at September 30, 2003 and 2002:

                                                                         2003          2002
--------------------------------------------------------------------------------------------
                                                                         (In Thousands)
9.75% fixed rate preferred securities due July 15, 2027              $     --       $10,250
4.54% floating rate preferred securities due September 26, 2032        10,000        10,000
--------------------------------------------------------------------------------------------
                                                                      $10,000       $20,250
============================================================================================

The foregoing Preferred Securities are obligations of wholly-owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Preferred Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debt Securities are due concurrently with the Preferred Securities. The Preferred Securities qualify as Tier 1 capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

The 9.75% Fixed Rate Preferred Securities were callable in whole or in part, on or anytime after July 15, 2002. These Preferred Securities were called at par in whole on November 4, 2002, and unamortized issuance costs of $599,000 were written off and included in interest expense.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 27

             ------------------------------------------

The 4.54% Floating Rate Preferred Securities are callable in whole or in part at par on September 26, 2007 and quarterly thereafter, except in certain circumstances. These securities bear interest at a rate of 4.54% up to December 26, 2003, and adjust quarterly thereafter at a rate equal to the three-month LIBOR rate plus 3.40%. Prior to September 26, 2007, the rate may not exceed 11.90%.

Note 9 - Securities Sold Under Agreements to Repurchase

The Bank enters into sales of securities under agreements to repurchase. Such repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under agreements to repurchase are collateralized by various securities that are either held in safekeeping by the Federal Home Loan Bank of Pittsburgh or delivered to the dealer who arranged the transaction. The market value of such securities exceeds the value of the securities sold under agreements to repurchase.

At September 30, short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                          2003          2002
--------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
Balance outstanding at September 30                     $5,943        $5,849
Weighted average interest rate at the end of the year     0.37%         1.09%
Average daily balance during the year                   $5,946        $5,782
Weighted average interest rate during the year            0.64%         1.43%
Maximum month-end balance during the year               $7,994        $7,014

Note 10 - Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the contractual amount of the Company's financial instrument commitments is as follows:

                                                              September 30,
                                                             2003       2002
--------------------------------------------------------------------------------
                                                             (In Thousands)
Commitments to grant loans                                $ 5,595    $ 7,482
Unfunded commitments under lines of credit                 31,832     23,281
Financial and performance standby letters of credit            93        122

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 28             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 2003 and 2002 was $17,549,000 and $13,492,000, respectively, for consumer lines of credit and $14,281,000 and $9,117,000, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 3.50% to 18.00%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 2003 and 2002 was $93,000 and $122,000, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

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

The Bank does not have any off-balance sheet risk at September 30, 2003, except for the commitments referenced above.

Note 11 - Income Taxes

The provis ion for income taxes in the consolidated statements of income for the years ended September 30 consists of the following:

                                                    2003     2002     2001
--------------------------------------------------------------------------------
                                                       (In Thousands)
Current:
  Federal                                           $838   $1,138   $1,186
  State                                               98      360       56
--------------------------------------------------------------------------------
                                                     936    1,498    1,242
Deferred, federal                                     25     (222)    (259)
--------------------------------------------------------------------------------
                                                    $961   $1,276   $  983
================================================================================

The difference between the expected and actual tax provision expressed as percentages of income before tax for the years ended September 30 are as follows:
                                                    2003     2002     2001
--------------------------------------------------------------------------------
Expected federal tax rate                           34.0%    34.0%   34.0%
Tax-free interest                                  (14.6)   (13.6)   (12.5)
State income tax, net of federal tax benefit         1.1      4.2      0.8
Other items, net                                    (1.3)    (2.2)    (0.9)
--------------------------------------------------------------------------------
    Actual Tax Rate                                19.2%     22.4%   21.4%
================================================================================

                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 29

             ------------------------------------------

Net deferred tax assets consisted of the following components:

                                                          September 30,
                                                         2003       2002
--------------------------------------------------------------------------------
                                                        (In Thousands)
Net deferred tax assets:
  Office premises and equipment                       $   363    $   507
  Allowance for loan losses                             1,041      1,017
  Deferred compensation                                   336        313
  Net operating losses                                    189         --
  Intangible assets                                       523        122
  Other                                                   276        206
--------------------------------------------------------------------------------
    Total Deferred Tax Assets                           2,728      2,165

Unrealized gains on securities available for sale      (1,036)    (1,634)
--------------------------------------------------------------------------------
    Net Deferred Tax Assets                           $ 1,692    $   531
================================================================================

No net operating loss carryforwards, obtained from acquisitions, were utilized in fiscal 2003. The federal net operating loss carryforward of $555,000 is available to offset future taxable income through 2022.

The Company has determined that it is not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.

Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,404,000 of the balances in retained earnings at September 30, 2003, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

Note 12 - Stockholders' Equity

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 30             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Institution's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available for sale debt securities and net unrealized gains on available for sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets (Tier 1 Capital). The remainder (i.e., the Tier 2 risk-based capital) may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 2003, the Company had Tier I capital as a percentage of risk-weighted assets of 13.6% and total risk-based capital as a percentage of risk-weighted assets of 14.6%.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier 1 capital as a percentage of average total assets (the Leverage Ratio) of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 2003, the Company had a leverage ratio of 7.4%.

The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 2003 and 2002:

                                                                                       To be Well Capitalized
                                                                                            under Prompt
                                                                For Capital Adequacy      Corrective Action
                                                  Actual              Purposes                Provisions
---------------------------------------------------------------------------------------------------------------
                                             Amount   Ratio        Amount   Ratio           Amount   Ratio
---------------------------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)

As of September 30, 2003:
  Total capital (to risk-weighted assets)   $48,733   13.8%       $>28,333    >8.0%       $>35,416   >10.0%
                                                                   -          -            -         -
  Tier 1 capital (to risk-weighted assets)   45,642   12.9         >14,167    >4.0         >21,250   > 6.0
                                                                   -          -            -         -
  Tier 1 capital (to average assets)         45,642    7.4         >24,754    >4.0         >30,943   > 5.0
                                                                   -          -            -         -

As of September 30, 2002:
  Total capital (to risk-weighted assets)    46,086   13.2%       $>27,873    >8.0%       $>34,842   >10.0%
                                                                   -          -            -         -
  Tier 1 capital (to risk-weighted assets)   43,030   12.4         >13,937    >4.0         >20,905   > 6.0
                                                                   -          -            -         -
  Tier 1 capital (to average assets)         43,030    7.1         >24,159    >4.0         >30,199   > 5.0
                                                                   -          -            -         -

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 31

             ------------------------------------------

Note 13 - Stock Option Plans

1988 Employee Stock Compensation Program and 1993 Employee Stock Compensation Program

The programs provide for the grant of both incentive stock options and compensatory stock options. They further provide that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2003, there were no remaining shares available for grant under these programs.

1993 Directors' Stock Option Plan

The plan provided for the grant of non-qualified options to each non-employee director of the Company at an amount equal to the fair market value at the date of grant. All options terminate seven years from date of grant and options become exercisable immediately. At September 30, 2003, there were no remaining shares available for grant under the plan.

1997 Employee Stock Compensation Program

The program provides for the grant of both incentive stock options and compensatory stock options to all eligible persons, including executive officers and other full-time employees. It further provides that the option price to purchase common stock is equal to or less than the fair market value at the date of grant and that all options terminate no later than ten years from date of grant. Options for certain executive officers become exercisable immediately, and for all other employees, become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2003, there were 70,149 options available for grant under the program.

1998 Stock Compensation Program, 2000 Stock Compensation Plan, 2001 Stock Compensation Plan and 2002 Stock Compensation Plan

The plans provide for the grant of non-qualified options to each non-employee director of the Company at an amount equal to the fair market value at the date of grant. All options terminate ten years from date of grant and options become exercisable immediately. At September 30, 2003, there were no remaining shares available for grant under the 1998 Stock Compensation Program, 2000 Stock Compensation Plan and 2001 Stock Compensation Plan and 11,250 options available for grant under the 2002 Stock Compensation Plan.

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 32             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

The following is a summary of the activity in the aforementioned stock option plans, adjusted to reflect the 10% stock dividends distributed on May 28, 2002 and May 28, 2003, for each of the years in the three-year period ended September 30:

                                            2003              2002             2001
--------------------------------------------------------------------------------------
                                          Weighted          Weighted         Weighted
                                          Average           Average          Average
                                          Exercise          Exercise         Exercise
                                   Options  Price    Options  Price   Options  Price
--------------------------------------------------------------------------------------

Outstanding, beginning of year     308,014 $11.58    286,774  $10.82   266,617  $10.86
  Granted                           77,437  17.27     67,712   13.39    48,170    8.99
  Exercised                        (45,437) 10.13    (43,798)   9.35   (24,614)   7.74
  Forfeited                         (3,777) 16.03     (2,674)  12.35    (3,399)  10.79
--------------------------------------------------------------------------------------

Outstanding, end of year           336,237 $13.03    308,014  $11.58   286,774  $10.82
======================================================================================

Exercisable, at end of year        305,820 $12.70
======================================================================================

The following is a summary of the information concerning currently outstanding and exercisable options as of September 30, 2003:

                                  Options Outstanding              Options Exercisable
-----------------------------------------------------------------------------------------
                                         Weighted    Weighted                   Weighted
                                         Average     Average                    Average
                            Options     Remaining    Exercise       Number      Exercise
Range of Exercise Prices  Outstanding      Life       Price       Exercisable      Price
-----------------------------------------------------------------------------------------

$6.95 to $8.99               71,695       4.12         $ 8.42        71,695       $ 8.42
$9.95 to $12.95              88,393       4.74          11.14        88,393        11.14
$13.39 to $17.43            176,149       7.49          15.86       145,732        15.76
-----------------------------------------------------------------------------------------
                            336,237       6.05         $13.03       305,820       $12.70
=========================================================================================

The fair value of the options granted during 2003, 2002 and 2001 was $3.05, $2.98 and $1.52, respectively, on the date of grant using a Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of options granted during 2003: a dividend yield of 3.89%, volatility of 22.5%, risk free interest rate of 3.17% and a weighted-average expected life of 7 years. The following assumptions were used in calculating the fair value of options granted during 2002: a dividend yield of 4.34%, volatility of 24.0%, risk free interest rate of 4.60% and a weighted-average expected life of seven years. The following assumptions were used in calculating the fair value of options granted during 2001: a dividend yield of 5.01%, volatility of 21.6%, risk free interest rate of 5.03% and a weighted-average expected life ranging from 7 to 7.4 years.


                                                                (Note Continued)

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 33

             ------------------------------------------

Note 14 - Employee Benefit Plans

Post-Retirement Benefits Plan

During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits in which the participant is vested. Expense recognized under the Plan for 2003, 2002 and 2001 was approximately $123,000, $151,000 and $124,000, respectively.

The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

Group Term Replacement Plan

The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer. Income recognized in 2003, 2002 and 2001 as a result of increased cash surrender value was approximately $108,000, $75,000 and $63,000, respectively.

Employee Stock Ownership Plan

The Bank maintains a non-contributory, tax qualified Employee Stock Ownership Plan ("ESOP") for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. Each year, the Bank makes a discretionary contribution to the ESOP in cash, Company common stock or a combination of cash and Company stock. Amounts charged to compensation expense were $221,000, $247,000 and $183,000 in 2003, 2002 and
2001, respectively.

--------------------------------------------------------------------------------
Page 34             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

Note 15 - Selected Quarterly Financial Data (Unaudited)

                                                             Three Month Periods Ended
                                           December 31        March 31         June 30       September 30
-----------------------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)

Fiscal 2003
  Interest income                             $8,851           $8,328           $7,940           $7,341
  Interest expense                             5,967            5,051            4,834            4,343
-----------------------------------------------------------------------------------------------------------

  Net interest income before
    provision for loan losses                  2,884            3,277            3,106            2,998

  Provision for loan losses                      330               75               75               75
  Other income                                 1,051              901              976            1,086
  Operating expenses                           2,612            2,715            2,718            2,665
-----------------------------------------------------------------------------------------------------------

  Income before income taxes                     993            1,388            1,289            1,344
  Income tax provision                           218              314              290              139
-----------------------------------------------------------------------------------------------------------

  Net income                                  $  775           $1,074           $  999           $1,205
===========================================================================================================
  Earnings per share:
    Basic                                     $ 0.30           $ 0.40           $ 0.38           $ 0.49
===========================================================================================================

    Diluted                                   $ 0.29           $ 0.39           $ 0.36           $ 0.46
===========================================================================================================


Fiscal 2002
  Interest income                             $9,255           $8,978           $9,153           $9,224
  Interest expense                             6,266            5,628            5,609            5,580
-----------------------------------------------------------------------------------------------------------

  Net interest income before
    provision for loan losses                  2,989            3,350            3,544            3,644
-----------------------------------------------------------------------------------------------------------

  Provision for loan losses                      100              100              100              100
  Other income                                   732              624              629              661
  Operating expenses                           2,466            2,504            2,518            2,583
-----------------------------------------------------------------------------------------------------------

  Income before income taxes 1,155             1,370            1,555            1,622
  Income tax provision                           198              268              342              468
-----------------------------------------------------------------------------------------------------------

  Net income                                  $  957           $1,102           $1,213           $1,154
===========================================================================================================

  Earnings per share:
    Basic                                     $ 0.40           $ 0.45           $ 0.48           $ 0.45
===========================================================================================================

    Diluted                                   $ 0.39           $ 0.43           $ 0.46           $ 0.44
===========================================================================================================

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 35

             ------------------------------------------

Note 16 - Fair Value of Financial Instruments

FASB Statement No. 107 "Disclosures about Fair Value of Financial Instruments" (FAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practical to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

Management uses its best judgment in estimating the fair value of the Company's financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The Company, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

Cash and Cash Equivalents

The carrying amounts reported approximate those assets' fair value.

Securities

Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Loans Receivable

For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analyses, using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Loans with significant collectibility concerns were fair valued on a loan-by-loan basis utilizing a discounted cash flow method or the fair market value of the underlying collateral.

Restricted Investments in Bank Stock

The carrying amounts reported approximate those assets' fair value.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximate their fair value.

Deposit Liabilities

The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed rate certificates of deposit

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 36             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------

are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings and Securities Sold Under Agreements to Repurchase

The  carrying  amounts  for  short-term  borrowings  and  securities  sold under
agreements  to  repurchase   approximate   the  estimated  fair  value  of  such
liabilities.

Guaranteed Preferred Beneficial Interest in Company's Debentures

Fair values for guaranteed preferred beneficial interest in Company's debentures are estimated using a discounted cash flow calculation similar to that used in valuing fixed rate certificate of deposit liabilities.

Long-Term Debt

The fair values for long-term debt were estimated using the interest rate currently available from the related party that holds the existing debt.

Off-Balance Sheet Instruments

Fair values for the Company's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The carrying amounts and fair values of the Company's financial instruments as of September, 2003 and 2002 are presented in the following table:

                                                     2003              2002
----------------------------------------------------------------------------------------
                                                Carrying Fair     Carrying Fair
                                                Amount   Value    Amount   Value
----------------------------------------------------------------------------------------
                                                         (In Thousands)
Financial assets:
  Cash and cash equivalents                       $  7,992  $  7,992  $ 23,834  $ 23,834
  Securities available for sale                    192,429   192,429   162,385   162,385
  Securities held to maturity                      119,962   121,652    81,601    84,079
  Loans, net (including loans held for sale)       264,698   273,674   318,189   325,920
  Restricted investments in bank stock              10,447    10,447    10,120    10,120
  Accrued interest receivable                        3,408     3,408     3,711     3,711

Financial liabilities:
  Deposits                                         366,126   373,258   351,406   356,080
  Short-term borrowings                             38,101    38,101       992       992
  Securities sold under agreements to repurchase     5,943     5,943     5,849     5,849
  Guaranteed preferred beneficial interest in
    Company's debentures                            10,000    10,028    20,250    20,326
  Accrued interest payable                           1,308     1,308     1,923     1,923
  Long-term debt                                   152,708   165,141   189,842   205,150

Off-balance sheet financial instruments:
  Standby letters of credit                             --        --        --        --
  Commitments to extend credit                          --        --        --        --

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 37

             ------------------------------------------

Note 17 - Fidelity Bancorp,  Inc.  Financial  Information  (Parent Company Only)

Following are condensed financial statements for the parent company:

Condensed Statements of Financial Condition

                                                               September 30,
                                                               2003        2002
--------------------------------------------------------------------------------
                                                                (In Thousands)
Assets
  Cash                                                     $     15    $    267
  Investment in subsidiary bank                              50,306      48,873
  Investment in subsidiary trusts                               310         634
  Securities available for sale                               3,407       3,407
  Mortgage-backed securities available for sale                  --         248
  Loan receivable from subsidiary bank                           --      10,000
  Other assets                                                  350       1,700
--------------------------------------------------------------------------------
        Total Assets                                       $ 54,388    $ 65,129
================================================================================

  Liabilities and Stockholders' Equity
  Liabilities:
    Subordinated debentures                                $ 10,310    $ 20,877
    Other liabilities                                         3,883       1,672
--------------------------------------------------------------------------------
        Total Liabilities                                    14,193      22,549

  Total Stockholders' Equity                                 40,195      42,580
--------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity           $ 54,388    $ 65,129
================================================================================


Condensed Statements of Income
                                                             Years Ended September 30,
                                                             2003        2002        2001
------------------------------------------------------------------------------------------
                                                                   (In Thousands)
Dividends from subsidiaries                              $  1,809    $  2,001    $  1,871
Interest income                                               250         263         348
Interest expense                                           (1,208)     (1,062)     (1,055)
Other income                                                  170          --          --
Other expense                                                 (94)       (225)       (119)
------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Net Income
  of Subsidiaries and Income Taxes                            927         977       1,045
Income tax benefit                                            319         368         290
Net equity in undistributed net income of subsidiaries      2,807       3,081       2,277
------------------------------------------------------------------------------------------
    Net Income                                           $  4,053    $  4,426    $  3,612
==========================================================================================

                                                                (Note Continued)

--------------------------------------------------------------------------------
Page 38             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

             ------------------------------------------


Condensed Statements of Cash Flows

                                                                                 Years Ended September 30,
                                                                           2003             2002            2001
-------------------------------------------------------------------------------------------------------------------
                                                                                    (In Thousands)
Cash Flows from Operating Activities
  Net income                                                           $  4,053         $  4,426        $  3,612
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed earnings of subsidiaries                   (2,807)          (3,081)         (2,277)
      Contribution of stock to ESOP                                          --              195              93
      (Gain) loss on sale of investments                                   (170)            (105)             37
      Writedown of investment securities                                     --              246              27
      Increase (decrease) in interest receivable                             16               (1)              1
      Increase in payable to subsidiary                                   3,473              504             964
      Write-off of unamortized debt issuance costs                          599               --              --
      Other changes, net                                                   (541)          (2,126)
-------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by (Used in) Operating Activities                   4,623               58           2,376
-------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Purchase of Carnegie Financial Corp., net                                  --              143              --
  Purchase of securities available for sale                                (339)          (1,073)           (362)
  Sale of securities available for sale                                     543              451             230
  Maturities and principal repayments of securities available for sale      541            1,591             558
  Loan receivable from subsidiary bank                                   10,000          (10,000)             --
  Investment in subsidiary trust                                            317             (310)             --
-------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by (Used in) Investing Activities                  11,062           (9,198)            426
-------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Issuance of subordinated debentures                                        --            10,310             --
  Redemption of subordinated debentures                                 (10,567)              --              --
  Debt issuance costs                                                        --             (303)             --
  Stock options exercised                                                   439              408             190
  Sale of stock through Dividend Reinvestment Plan                           99               83              58
  Proceeds from sale of stock in connection with the
    acquisition of First Pennsylvania Savings Association                 1,304               --              --
  Dividends paid                                                         (1,191)          (1,031)           (830)
  Acquisition of treasury stock                                          (6,021)          (2,286)
-------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by (Used in) Financing Activities                 (15,937)           9,234          (2,868)
-------------------------------------------------------------------------------------------------------------------
    Net Increase (Decrease) in Cash and Cash Equivalents                   (252)              94             (66)

Cash and Cash Equivalents - Beginning                                       267              173             239
-------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents - Ending                                     $     15         $    267        $    173
===================================================================================================================

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 39

             ------------------------------------------


Note 18 - Contingent Liabilities

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

Note 19 - Acquisitions

On October 10, 2001, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. would acquire all the outstanding common stock of Carnegie Financial Corporation ("Carnegie") for $14.75 per share in cash or Fidelity common stock. This represents an acquisition value of approximately $3.3 million. The acquisition received all regulatory approval in January 2002 and, on January 15, 2002, the stockholders of Carnegie approved the Agreement and Plan of Merger. The acquisition of Carnegie was completed on February 22, 2002.

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

On July 12, 2002, the Company and First Pennsylvania Savings Association ("First Pennsylvania") jointly announced the signing of an Agreement and Plan of Merger Conversion, whereby it was agreed that First Pennsylvania would merge with and into the Bank. On September 30, 2002, the agreement was amended to require an offering of stock of the Company to certain members of First Pennsylvania. Pursuant to the amended agreement, First Pennsylvania converted to a Pennsylvania-chartered stock savings institution and simultaneously merged with and into the Bank on December 31, 2002 and the Bank acquired all of the assets and assumed all of the liabilities of First Pennsylvania for no additional consideration. Liabilities assumed exceeded assets acquired by $161,000.
Additionally, in connection with the merger, the Company sold approximately 98,560 shares at $15.93 per share of its common stock to certain members of First Pennsylvania and the Company's employee stock ownership plan in a subscription offering and to the Company's stockholders and certain members of the community in a stockholder and community offering.

The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of First Pennsylvania have been included in the Company's consolidated financial statements from December 31, 2002. The Company acquired loans with a fair value of approximately $6.8 million, investment and mortgage-backed securities with a fair value of $11.8 million, deposits with a fair value of approximately $12.3 million and Federal Home Loan Bank advances with a fair value of approximately $13.9 million in the transaction. Goodwill and core deposit intangibles arising from the transaction were approximately $161,000.

--------------------------------------------------------------------------------
Page 40             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
           ----------------------------------------------------------

Overview

The Company reported net income of $4.053 million or $1.50 per share on a diluted basis for fiscal 2003 compared to $4.426 million or $1.72 per share on a diluted basis for fiscal 2002 and $3.612 million or $1.42 per share in fiscal 2001.

Return on average equity was 9.45%, 11.60% and 10.84% for fiscal years 2003, 2002 and 2001, respectively. Return on average assets was .66%, .76% and .65% for fiscal 2003, 2002, and 2001, respectively. The ratio of operating expenses to average assets for fiscal 2003 was 1.74% compared to 1.72% in fiscal 2002 and 1.65% in fiscal 2001.

The acquisition of First Pennsylvania Savings Association ("First Pennsylvania") was completed on December 31, 2002. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations of First Pennsylvania have been included in the Company's consolidated financial statements from December 31, 2002. The Company acquired loans with a fair market value of approximately $6.8 million and deposits with a fair market value of approximately $12.3 million in the transaction. Goodwill and other intangibles from the transaction were approximately $161,000.

Total assets of the Company totaled $617.5 million at September 30, 2003, compared to $615.8 million at September 30, 2002. The acquisition of First Pennsylvania increased the assets of the Company by approximately $26.8 million. Increases were noted in investment securities and mortgage-backed securities, partially offset by decreases in cash and loans receivable. The growth was primarily funded by an increase in deposits.

The loan portfolio decreased approximately 16.4% in fiscal 2003 due to several factors. Interest rates remained at historically low levels during the year, thus significant loan prepayment activity continued. In addition, the uncertain economy caused some borrowers to delay new borrowing. Finally, the Company continued to sell a portion of newly originated first mortgage loans in the secondary market; a strategy emphasized in the current low rate environment. Mortgage loans originated during fiscal 2003 totaled $97.1 million, of which $25.6 million were originated for sale, consumer loans originated totaled $33.6 million and commercial business and lease loans originated totaled $39.7 million. The Company continued to lend primarily in its market area and did not seek to go outside its market area to originate additional loans.

The operating results of the Company depend primarily upon its net interest income, which is the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities (interest-rate spread) and also the relative amounts of its interest-earning assets and interest-bearing liabilities. For the fiscal year ended September 30, 2003, the tax-equivalent interest-rate spread decreased to 2.15%, as compared to 2.48% in fiscal 2002. The tax-equivalent spread in fiscal 2001 was 2.28%. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 103.5% in fiscal 2003, from 103.2% in fiscal 2002. The ratio was 102.8% in fiscal 2001. The decrease in the spread for fiscal 2003 reflects several factors, including a decrease in the yield earned on interest-earning assets, partially offset by a decrease in the cost of interest-bearing liabilities. The Company's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 41

                ------------------------------------

Asset and Liability Management

The Company's vulnerability to interest rate risk exists to the extent that its interest-bearing liabilities, consisting of customer deposits and borrowings, mature or reprice more rapidly or on a different basis than its interest-earning assets, which consist primarily of intermediate or long-term loans and investment securities, mortgage-backed securities, and collateralized mortgage obligations.

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

--------------------------------------------------------------------------------
Page 42             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                ------------------------------------

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest-earning asset and interest-bearing liability levels at September 30, 2003 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 2003 levels.

                 Interest Rate Simulation Sensitivity Analysis

Movements in interest rates from September 30, 2003 rates:

                                                Increase          Decrease
--------------------------------------------------------------------------------
                                            +100 bp  +200 bp  -100 bp   -200 bp
--------------------------------------------------------------------------------
Net interest income increase (decrease)     (0.2)%   (1.8)%   (6.2)%   (15.0)%
Portfolio equity increase (decrease)        (4.3)%   (15.0)%  (9.2)%   (23.2)%

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

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company's one-year gap was a positive 3.7% at September 30, 2003 compared to a positive 10.3% at September 30, 2002. The Company considers this result at September 30, 2003 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest-bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available for sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 2003. Assumptions used in developing the table include cash flow and repriing projections for assets and liabilities. In developing the cash flow projections, prepayment estimates for loans and investments were also used. At September 30, 2003, these estimates anticipate a high rate of prepayment due to the low interest rate environment that continues to exist. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 43

                ------------------------------------

                                                                September 30, 2003
----------------------------------------------------------------------------------------------------
                                                               Over Three   After One
                                                    Three         Months       Year
                                                    Months       Through     Through       After
                                                    or Less   Twelve Months Five Years   Five Years
----------------------------------------------------------------------------------------------------
                                                             (Dollars in Thousands)
Interest-earning assets                           $ 103,822    $  69,045     $ 255,157    $ 159,788
Deposits, escrow liabilities and borrowed funds      80,187       70,041       222,455      173,866
----------------------------------------------------------------------------------------------------
Interest sensitivity                              $  23,635    $    (996)    $  32,702    $ (14,078)
====================================================================================================

Cumulative interest sensitivity                   $  23,635    $  22,639     $  55,341    $  41,263

Cumulative ratio as a percent of assets                 3.8%         3.7%          9.0%         6.7%

In addition to managing the Company's gap as discussed above, Fidelity has an Asset Liability Management Committee composed of senior officers which meets periodically to review the Company's exposure to interest rate risk resulting from other factors. Among the areas reviewed are progress on previously determined strategies, national and local economic conditions, the projected interest rate outlook, loan and deposit demand, pricing, liquidity position, capital position and regulatory developments. Management's evaluation of these factors indicates the current strategies of emphasizing the origination and purchase of adjustable rate or shorter-term loan products, while retaining in the portfolio, a portion of the fixed rate loans originated, purchasing investments with either fixed or adjustable rates and competitively pricing deposits produces an acceptable level of interest rate risk in the current environment.

Liquidity and Capital Resources

The Company has no operating business other than that of the Bank. The Company's principal liquidity needs are for the payment of dividends and the payment of interest on its outstanding trust preferred securities. The Company's principal sources of liquidity are earnings on its investment securities portfolio and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends. At September 30, 2003, the Bank could pay approximately $13.3 million in dividends to the Company without prior approval from regulators.

Fidelity's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements and sales of investments. During fiscal 2003, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth, and to maintain its liquidity. At September 30, 2003 the total of approved loan commitments amounted to $5.6 million and the Company had $9.5 million of undisbursed loan funds. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2004 is $80.7 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Company.

--------------------------------------------------------------------------------
Page 44             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                ------------------------------------


Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The following table represents the Company's on-and-off balance sheet aggregate contractual obligations to make future payments as of September 30, 2003.

                                              September 30, 2003
--------------------------------------------------------------------------------
                                             Over One   Over Three
                                              Year To    Years to
                                One Year       Three       Five      Over Five
                                or Less        Years       Years      Years
--------------------------------------------------------------------------------
                                           (Dollars in Thousands)

Time deposits                    $80,717      $60,930     $27,270     $20,162
Trust preferred securities           441          882         882      16,172
Operating leases                     246          324         229         243
--------------------------------------------------------------------------------

Total                            $81,404      $62,136     $28,381     $36,577
================================================================================

In addition, the Company, in the conduct of ordinary business operations routinely enters into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contract. Management is not aware of any additional commitments or contingent liabilities, which may have a material adverse impact on the liquidity or capital resources of the Company.

The Company is also party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

Capital

At September 30, 2003, the Company had capital in excess of all applicable regulatory capital requirements. At September 30, 2003, the ratio of the Company's Tier 1 capital to average assets was 7.4%. The Company's ratio of Tier 1 capital to risk-weighted assets was 13.6% and its ratio of total capital to risk-weighted assets was 14.6%.

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total average assets of 7.4% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 13.8% at September 30, 2003. As a result, regulatory capital requirements are not expected to have a material impact on operations.

Financial Condition

The Company's assets were $617.5 million at September 30, 2003, an increase of $1.7 million or .27% over assets at September 30, 2002. The acquisition of First Pennsylvania increased the assets of the Company by approximately $26.8 million. Increases were noted in securities held to maturity and securities available for sale, partially offset by a decrease in cash and loans receivable. The growth primarily reflects an increase in cash, securities held to maturity, mortgage-backed securities and collateralized mortgage obligations held to maturity and mortgage-backed securities and collateralized mortgage obligations available for sale. The growth was primarily funded by an increase in deposits.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 45

                ------------------------------------


Loan Portfolio

Net loans receivable decreased $51.9 million or 16.4% to $264.4 million at September 30, 2003 from $316.3 million at September 30, 2002. Loans originated totaled $170.3 million in fiscal 2003, including amounts disbursed under lines of credit, versus $115.9 million in fiscal 2002. In addition, $6.8 million in net loans were acquired with the purchase of First Pennsylvania during fiscal 2003 and $21.7 in net loans were acquired with the purchase of Carnegie Financial Corp. in fiscal 2002.

Mortgage loans originated amounted to $97.1 million, including $25.6 million originated for sale, and $59.4 million, including $19.0 million originated for sale in fiscal 2003 and 2002, respectively. The Bank did not purchase any mortgage loans in fiscal 2003 or fiscal 2002, but obtained $4.6 million in mortgage loans with the acquisition of First Pennsylvania in fiscal 2003 and $21.7 million in mortgage loans with the acquisition of Carnegie in fiscal 2002. The increase in the level of mortgage loan originations in fiscal 2003 primarily reflects the historically low interest rate environment that existed during the year. The origination of adjustable rate mortgages (ARM's) increased to $35.1 million in fiscal 2003 from $22.5 million in fiscal 2002. The increase reflects both the low rate environment and a slightly increased emphasis on adjustable loans by customers; however, most still preferred fixed rate loans. Primarily for asset/liability management purposes, the Company initiated a program in fiscal 2001 in which a portion of the fixed rate, single-family mortgage loans originated were sold. Gains of $512,000 were realized on these sales in fiscal 2003. Principal repayments on outstanding mortgage loans increased to $127.3 million in fiscal 2003 as compared to $63.4 million fiscal 2002, reflecting the historically low interest rate environment. The combination of the above factors resulted in an overall decrease in mortgage loans receivable to $174.4 million at September 30, 2003 from $225.7 million at September 30, 2002.

Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit, totaled $73.2 million in fiscal 2003 versus $56.5 million in fiscal 2002. During fiscal 2003, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The decrease in interest rates affected this portion of the Bank's business as well as both business customers and consumers sought to refinance or prepay loans. The net result of the above factors caused the balance of installment loans to increase to $67.3 million at September 30, 2003, as compared to $61.9 million at September 30, 2002. Commercial business loans and leases, however, decreased, totaling $36.0 million at September 30, 2003 versus $42.3 million at September 30, 2002.

--------------------------------------------------------------------------------
Page 46             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                ------------------------------------


Non-Performing Assets

The following table sets forth information regarding non-accrual loans and foreclosed real estate at the dates indicated. The Bank did not have any loans which were classified as troubled debt restructurings at the dates presented.


                                                                                September 30,
                                                                       2003          2002          2001
----------------------------------------------------------------------------------------------------------
Non-accrual residential real estate loans (one-to-four family)   $  795,000    $  515,000    $  110,000
Non-accrual construction, multi-family residential and
  commercial real estate loans                                      367,000       408,000       814,000
Non-accrual installment loans                                       615,000       273,000       242,000
Non-accrual commercial business and lease loans                   1,151,000     1,461,000     1,182,000
----------------------------------------------------------------------------------------------------------
Total non-performing loans                                       $2,928,000    $2,657,000    $2,348,000
==========================================================================================================
Total non-performing loans as a percent
  of net loans receivable                                              1.11%         0.84%         0.74%
==========================================================================================================
Total foreclosed real estate, net of related reserves            $  675,000    $  658,000    $  314,000
==========================================================================================================
Total non-performing loans and foreclosed real estate
  as a percent of total assets                                         0.58%         0.54%         0.48%
==========================================================================================================

At September 30, 2003, non-accrual loans consisted of fifteen 1-4 family residential real estate loans totaling $795,000, three commercial real estate loans totaling $367,000, thirty installment loans totaling $615,000 and twelve commercial business loans totaling $1.151 million. The largest individual non-accrual loan is a commercial business loan for $367,000.

Management has evaluated these loans and is satisfied that the allowance for possible losses on loans at September 30, 2003 is adequate. The allowance for loan losses was $3,091,000 at September 30, 2003, $3,056,000 at September 30, 2002 and $2,871,000 at September 30, 2001. The balance at September 30, 2003, at 1.16% of loans receivable and 105.6% of non-performing loans, is considered reasonable by management.

Foreclosed real estate at September 30, 2003 consists of two single-family houses, and two commercial real estate properties, all of which are located in the Bank's market area. Management believes that the carrying value of the properties at September 30, 2003 approximates the fair value less costs to sell. However, while management uses the best information available to make such determinations, future adjustments may become necessary.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 47

                ------------------------------------

Securities Available for Sale

Securities available for sale increased $30.0 million to $192.4 million at September 30, 2003 from $162.4 million at September 30, 2002. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. These securities consist of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-free municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, corporate obligations, trust preferred securities and other equity securities. During fiscal 2003, the Bank purchased $114.9 million of these securities and sold $11.6 million. Sales of these securities in fiscal 2003 resulted in a net pretax gain of $748,000. In addition, fiscal 2003 and fiscal 2002 results include a loss of $110,000 and $246,000, respectively, resulting from the write-down of investments in equity securities for declines in value that are considered other than temporary.

Securities Held to Maturity

Securities held to maturity increased $38.4 million or 47.0% to $120.0 million at September 30, 2003, compared to $81.6 million at September 30, 2002. These investments are comprised of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-exempt municipal securities and corporate obligations. The increase in fiscal 2003 reflects the purchase of $102.7 million of these securities. There were no sales of investment securities held to maturity in fiscal 2003.

Office Premises and Equipment

Office premises and equipment increased $138,000 or 2.4% to $5.8 million at September 30, 2003, due primarily to the addition of the building acquired in the First Pennsylvania transaction, partially offset by depreciation.

Deposits

Deposits increased $14.7 million during fiscal 2003 to $366.1 million at September 30, 2003. Deposit increases occurred in demand deposits, NOW accounts, and passbook accounts, while time deposits decreased and money market accounts remained relatively unchanged.

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

Short-Term Borrowings

Short-term borrowings include Federal Home Loan Bank "RepoPlus" advances and treasury, tax and loan notes. These borrowings increased $37.1 million to $38.1 million at September 30, 2003, from $992,000 at September 30, 2002. Approximately $52.8 million of long-term FHLB advances matured during fiscal 2003 and a significant portion of these advances were replaced with short-term RepoPlus advances while the remaining were paid with excess cash on hand. The Bank continues to utilize FHLB advances as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals.

--------------------------------------------------------------------------------
Page 48             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                ------------------------------------

Long-Term Debt

Long-term debt represents FHLB advances, including fixed-rate advances and "Convertible Select" advances. Long-term debt decreased $37.1 million or 19.6% to $152.7 million at September 30, 2003, from $189.8 million at September 30, 2002. As noted above, long-term FHLB advances maturing during fiscal 2003 were either paid with excess cash on hand or replaced with short-term FHLB RepoPlus advances consistent with asset/liability management strategies.

Guaranteed Preferred Beneficial Interest in Company's Debentures

Guaranteed preferred beneficial interest in Company's debentures decreased $10.25 million to $10.0 million at September 30, 2003, from $20.25 million at September 30, 2002. On November 4, 2002, $10.25 million of 9.75% trust preferred securities were called. These securities were redeemed with the proceeds from a September 2002 offering of $10.0 million in floating rate trust preferred securities that bore an initial rate of 3-month LIBOR plus 3.40%. The floating rate trust preferred securities' current rate is 4.54%. The 9.75% trust preferred securities were called by the Company and replaced by the floating rate trust preferred securities primarily to take advantage of the current low interest rate environment.

Stockholders' Equity

Stockholders' equity decreased $2.4 million or 5.6% to $40.2 million at September 30, 2003 compared to $42.6 million at September 30, 2002. This result reflects net income of $4.05 million, stock options exercised of $533,000, stock issued under the Dividend Reinvestment Plan of $99,000, and stock issued in conjunction with the acquisition of First PA of $1.3 million. Offsetting these increases was a decrease in unrealized holding gains, net of unrealized holding losses, on securities available for sale of $1.2 million, common stock cash dividends paid of $1.2 million and the purchase of treasury stock at cost for $6.0 million.

Results of Operations

Comparison of Fiscal Years Ended September 30, 2003, 2002, and 2001

Net income was $4.05 million ($1.50 per diluted share) for the year ended September 30, 2003 compared to $4.43 million ($1.73 per diluted share) for fiscal 2002 and $3.61 million ($1.42 per diluted share) for fiscal 2001. The decrease reflects a decrease in net interest income before provision for loan losses of $1.26 million or 9.3%, an increase in the provision for loan losses of $155,000 or 38.8%, and an increase in other operating expenses of $641,000 or 6.4%. Partially offsetting these factors was an increase in other operating income of $1.37 million or 51.8% and a decrease in the provision for income taxes of $315,000 or 24.7%.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 49

                ------------------------------------

Interest Rate Spread

The Bank's interest rate spread, the difference between yields on interest-earning assets and the cost of funds, decreased to 2.15% on a tax-equivalent basis in fiscal 2003 from 2.48% in fiscal 2002. The spread was 2.28% in fiscal 2001. The following table shows the average tax-equivalent yields earned on the Bank's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest-earning assets.

                                                          Fiscal Years Ended September 30,
                                                             2003       2002       2001
------------------------------------------------------------------------------------------
Average yield on:
  Mortgage loans                                             7.24%      7.46%      7.64%
  Mortgage-backed securities and collateralized
    mortgage obligations                                     3.80       5.50       6.40
  Installment loans 6.83                                     7.65       8.18
  Commercial business loans and leases                       6.46       7.52       8.90
  Interest-earning deposits with other institutions,
    investment securities, and FHLB stock(1)                 4.80       5.80       6.87
------------------------------------------------------------------------------------------
Total interest-earning assets                                5.70       6.73       7.44
------------------------------------------------------------------------------------------
Average rates paid on:
  Savings deposits                                           2.51       3.19       4.25
  Borrowed funds                                             5.37       5.91       6.45
------------------------------------------------------------------------------------------
Total interest-bearing liabilities                           3.55       4.25       5.16

Average interest rate spread                                 2.15%      2.48%      2.28%
==========================================================================================
Net yield on interest-earning assets                         2.27%      2.61%      2.42%
==========================================================================================

(1) Interest income on tax-free investments has been adjusted for federal income tax purposes using a rate of 34%.

Interest Income on Loans

Interest income on loans decreased by $3.6 million or 14.8% to $20.6 million in fiscal 2003 as compared to fiscal 2002. The decrease primarily reflects a decrease in the average size of the loan portfolio, as well as a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio decreased from an average balance of $322.3 million in fiscal 2002 to $292.5 million in fiscal 2003. The decrease in the average balance of the loan portfolio reflects accelerated prepayments due to the historically low rate environment, and to increased volumes of first mortgage loans originated and sold in the secondary market. Fiscal 2003 results include the purchase of First Pennsylvania and its loan portfolio and fiscal 2002 results include the purchase of Carnegie and its loan portfolio. Interest income on loans decreased by $2.4 million or 8.9% to $24.2 million in fiscal 2002 as compared to fiscal 2001. The decrease primarily reflects a decrease in the average size of the loan portfolio, as well as a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio decreased from an average balance of $336.8 million in fiscal 2001 to $322.3 million in fiscal 2002.

--------------------------------------------------------------------------------
Page 50             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                ------------------------------------


Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities decreased $929,000 or 16.3% to $4.8 million in fiscal 2003 from $5.7 million in fiscal 2002. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, increased from $103.7 million in fiscal 2002 to $125.9 million in fiscal 2003. The yield on these securities, however, decreased in fiscal 2003. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

Interest income on mortgage-backed securities increased by $302,000 or 5.6% to $5.7 million in fiscal 2002 from $5.4 million in fiscal 2001. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, increased from $84.4 million in fiscal 2001 to $103.7 million in fiscal 2002. The yield earned on these securities, however, decreased in fiscal 2002.

Interest Income on Investments

Interest income on investments (including those available for sale), which includes interest-earning deposits with other institutions and FHLB stock, was $7.1 million in fiscal 2003 compared to $6.7 million in fiscal 2002. The fiscal 2003 results reflect an increase in the average balance of such investments to $170.4 million in fiscal 2003 as compared to $134.9 million in fiscal 2002, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2003 as compared to fiscal 2002.

Interest income on investments was $6.7 million in fiscal 2002, unchanged from fiscal 2001. The fiscal 2002 results reflect an increase in the average balance of such investments to $134.9 million in fiscal 2002 as compared to $110.3 million in fiscal 2001, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2002 as compared to fiscal 2001.

Interest Expense on Deposits

Interest on deposits decreased $1.5 million or 14.3% to $9.1 million in fiscal 2003 from $10.6 million in fiscal 2002. The decrease reflects a decrease in the average rate paid on deposits in fiscal 2003, as compared to fiscal 2002, partially offset by an increase in the average balance of deposits in fiscal 2003. The fiscal 2003 balances include the approximately $12.3 million in deposits assumed in the First Pennsylvania acquisition and fiscal 2002 balances include the approximately $21.0 million in deposits assumed in the Carnegie acquisition.

Interest on deposits decreased $2.3 million or 18.2% to $10.6 million in fiscal 2002 from $12.9 million in fiscal 2001. The decrease reflects a decrease in the average rate paid on deposits in fiscal 2002, as compared to fiscal 2001, partially offset by an increase in the average balance of deposits in fiscal 2002.

Interest Expense on Short-Term Borrowings

Interest expense on short-term borrowings (including FHLB "RepoPlus" advances and treasury, tax and loan notes) decreased $21,000 or 10.4% to $181,000 in fiscal 2003 compared to $202,000 in fiscal 2002. The

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 51

                ------------------------------------

decrease reflects a decrease in the cost of these funds, partially offset by a higher level of average short-term borrowing in fiscal 2003. The Bank continued to use FHLB "RepoPlus" advances as cost effective sources of funding in fiscal 2003. Interest expense on short-term borrowings decreased $1.2 million or 85.1% to $202,000 in fiscal 2002 compared to fiscal 2001. The decrease reflects both a lower level of average short-term borrowing in fiscal 2002, as well as a decrease in the cost of these funds.

Interest Expense on Long-Term Debt

Interest expense on long-term debt (including FHLB fixed rate advances and "Convertible Select" advances) decreased $1.5 million or 13.4% to $9.7 million in fiscal 2003 compared to fiscal 2002. The decrease reflects both a decrease in the average balance of long-term debt, as well as a decrease in the cost of these borrowings. Fiscal 2003 balances include approximately $13.9 million of long-term FHLB advances assumed in the acquisition of First Pennsylvania. Interest expense on long-term debt was $11.3 million in fiscal 2002, relatively unchanged from fiscal 2001. The fiscal 2002 results reflect a higher lever of average long-term debt, partially offset by a decrease in the cost of these borrowings.

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

Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and other data. Large balance and/or more complex loans, such as multi-family and commercial real estate loans may be evaluated on an individual basis and are also evaluated in the aggregate to determine adequate reserves. As individually signficant loans become impaired, specific reserves are assigned to the extent of the impairment.

The provision for loan losses was $555,000, $400,000 and $475,000 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. The provisions reflect management's evaluation of the loan portfolio, current economic conditions, and other factors as described above. Based on this evaluation, the allowance has remained relatively unchanged from $3.06 million at September 30, 2002 to $3.09 million at September 30, 2003. Loan charge-offs, net of recoveries, were $560,000 in fiscal 2003 compared to $419,000 in fiscal 2002 and $514,000 in fiscal 2001.

The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

--------------------------------------------------------------------------------
Page 52             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                ------------------------------------


Other Income

Fidelity's non-interest or total other income increased by $1.4 million or 51.8% to $4.0 million in fiscal 2003 compared to fiscal 2002. Other income increased by $419,000 or 18.8% to $2.6 million in fiscal 2002 as compared to fiscal 2001. The increases in other income over the last several years reflects both the growth in the Bank which has expanded opportunities for fee income and the declining rate environment which has allowed the Bank to increase its income from gains on sales of loans and investment securities.

Included in non-interest income is service fee income on loans and late charges which increased by $196,000 in fiscal 2003 and increased by $100,000 in fiscal 2002 over the respective prior years. The increase in fiscal 2003 as well as the increase in fiscal 2002 are primarily attributable to an increase in late charges on loans and title insurance fees.

Deposit service charges and fee income was $1.2 million, $953,000 and $658,000 in fiscal 2003, 2002 and 2001, respectively. The increase in fiscal 2003 reflects increased fees relating to returned checks, partially offset by a decrease in service charge fees on savings and checking accounts. The increase in fiscal 2002 reflects increased fees related to checking accounts, including return check charges.

The Company recorded net gains of $638,000 and $238,000 in fiscal 2003 and fiscal 2001, respectively, and a net loss of $12,000 in fiscal 2002, on the sale and write-down of securities. All sales were made from the available for sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies. In addition, losses resulting from the write-down of investments in equity securities for declines in value that are considered other than temporary were $110,000, $246,000 and $27,000 in fiscal years 2003, 2002 and 2001, respectively.

Gain on sale of loans was $512,000, $292,000 and $111,000 in fiscal years 2003, 2002 and 2001, respectively. In fiscal 2001, the Company began a program to sell, servicing released, a portion of the fixed-rate, first mortgage residential loans originated. This program is intended to allow the Company to offer competitive market rates on loans, while not retaining in portfolio some loans that may not fit the current asset/liability strategy. In addition, such loans can generally be sold at a profit when a commitment to sell is locked in when the application is taken. In addition, the Company sells a portion of the loans originated under low-income housing programs in which it participates in the Pittsburgh area.

Other operating income includes miscellaneous sources of income, which consist primarily of automated teller machine (ATM) fees, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $1.04 million, $1.03 million, and $932,000 in fiscal 2003, 2002, and 2001, respectively. Fiscal 2003 results were relatively unchanged from fiscal 2002 and attributed to an increase in rental income, partially offset by a decrease in ATM fees and fees collected on accident and health insurance. The increase in fiscal 2002 primarily reflects an increase in ATM fees; four automated teller machines were acquired in the Carnegie transaction in February 2002.

Other Expenses

Other expenses increased $641,000 or 6.4% to $10.7 million in fiscal 2003 and increased $958,000 or 10.5% to $10.1 million in fiscal 2002, from $9.1 million in fiscal 2001.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 53

                ------------------------------------

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $528,000 or 8.7% to $6.6 million in fiscal 2003, and increased $714,000 or 13.3% to $6.1 million in fiscal over the respective prior years. Factors contributing to the increase in fiscal 2003 were the acquisition of First Pennsylvania and the addition of the Cranberry branch, normal salary increases, increases in the cost of health insurance, and increased payroll taxes. Factors contributing to the increase in fiscal 2002 were the addition of the Carnegie branch in February 2002, normal salary increases for employees, increases in the cost of health insurance, and increased retirement costs and payroll taxes.

Office occupancy and equipment expense increased $56,000 or 6.1% to $978,000 in fiscal 2003 and increased $24,000 or 2.7% to $922,000 in fiscal 2002 over the respective prior years. The increase in fiscal 2003 reflects increased rent expense associated with the addition of the Cranberry branch, as well as all other occupancy and equipment expenses associated with operating two additional branches. The increase in fiscal 2002 primarily reflects an increase in expenses associated with operating an additional branch.

Depreciation and amortization increased $131,000 or 21.6% to $737,000 in fiscal 2003 and decreased $24,000 or 3.8% to $606,000 in fiscal 2002 over the respective prior years. The results in fiscal 2002 reflect depreciation on additions to property being substantially offset by equipment becoming fully depreciated. Fiscal 2003 results primarily reflect the addition of the Troy Hill and Cranberry branches.

The Bank recorded net losses on foreclosed real estate of $84,000, $50,000 and $19,000 in fiscal years 2003, 2002 and 2001, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 2003, the Bank had two single-family and two commercial real estate properties classified as foreclosed real estate.

Intangible amortization was $50,000, $163,000 and $125,000 in fiscal years 2003, 2002 and 2001, respectively. The results reflect the amortization of the intangibles generated by the acquisition of Pennwood in July 2000, Carnegie in February 2002, and First Pennsylvania in December 2002, on an accelerated basis over ten years.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $2.2 million in fiscal 2003 and 2002 and $2.1 million in fiscal 2001. Significant variations in fiscal 2003, compared to fiscal 2002, include increases in checking account charge-offs, postage expense, and stationary and supplies, partially offset by decreases in legal and consulting fees. Significant variations in fiscal 2002, compared to fiscal 2001, include increases in bank service charges, checking account charge-offs, legal and audit fees and consulting fees.

Income Taxes

The Company generated taxable income and, as a consequence, recorded tax provisions of $961,000, $1.3 million and $983,000 for fiscal 2003, 2002 and 2001, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate, which was 19.2%, 22.4% and 21.4%, for fiscal 2003, 2002 and 2001, respectively.

The difference between the Company's effective tax rate and the statutory rate is primarily attributable to the Bank's portfolio of municipal obligations the interest on which is exempt from federal tax. Also contributing to the Company's lower effective tax rate is FBIC, Inc., a Delaware passive investment corporation formed by the Bank to hold a portion of its mortgage loan portfolio. Interest income received by FBIC, Inc. is exempt from state tax.

--------------------------------------------------------------------------------
Page 54             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                ------------------------------------


Forward-Looking Statements

The Company may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission (including this Annual Report and Form 10-K and the exhibits hereto and thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System ("the FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; laws concerning taxes, banking, securities and insurance; technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's noninterest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.

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

Critical Accounting Policies, Judgments and Estimates

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. These policies are contained in Note 1 to the consolidated financial statements.

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 55

                ------------------------------------


Our accounting and reporting policies conform with the accounting principles generally accepted in the United States of America and general practices within the financial services industry. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates. If actual results are different than management's judgments and estimates, the Company's financial results could change, and such change could be material.

Allowance for Loan Losses. The Company considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including management's assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

Valuation of Goodwill. The Company assesses the impairment of goodwill at least annually, and whenever events or significant changes in circumstance indicate that the carrying value may not be recoverable. Factors that the Company considers important in determining whether to perform an impairment review include significant underperformance relative to forecasted operating results and significant negative industry or economic trends. If the Company determines that the carrying value of goodwill may not be recoverable, then the Company will assess impairment based on a projection of undiscounted future cash flows and measure the amount of impairment based on fair value.

Accounting for Stock Options. As permitted by SFAS No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements.

Change in Auditors

KPMG LLP ("KPMG") served as the Company's independent auditors for the fiscal year ended September 30, 2002. On May 28, 2003, the Company notified KPMG of its decision to dismiss KPMG as its independent auditors. The decision to change accountants was approved by the audit committee of the Board of Directors. KPMG's reports on the Company's consolidated financial statements for the two fiscal years ended September 30, 2002 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with audits of the two fiscal years ended September 30, 2002 and any subsequent interim period preceding the date of the termination of their engagement, there were no disagreements or reportable events between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused them to make a reference to the subject matter of the disagreements or reportable events in connection with their reports.

--------------------------------------------------------------------------------
Page 56             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                            CAPITAL STOCK INFORMATION
                            -------------------------

Stock Information

The following table sets forth the fiscal 2003 and 2002 high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividends paid in May 2003 and May 2002.

                                              Stock Price      Dividends
--------------------------------------------------------------------------------
Quarter Ended:                               High      Low   Cash   Stock
--------------------------------------------------------------------------------
         September 30, 2003                $24.06   $19.80   $.12      --
         June 30, 2003                      21.53    19.05    .12      10%
         March 31, 2003                     19.29    16.83    .109     --
         December 31, 2002                  18.32    16.18    .109     --
--------------------------------------------------------------------------------
         September 30, 2002                $17.00   $16.27   $.109     --
         June 30, 2002                      17.49    15.93    .109     10%
         March 31, 2002                     16.45    13.39    .099     --
         December 31, 2001                  14.46    12.31    .099     --
--------------------------------------------------------------------------------

As of September 30, 2003, Fidelity Bancorp, Inc. had 2,423,799 shares of stock outstanding and approximately 1,100 stockholders, including beneficial owners whose stock is held in nominee name.


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

              Legg Mason Wood Walker, Inc. (LEGG)
              2500 CNG Tower
              625 Liberty Avenue
              Pittsburgh,  Pennsylvania 15222 -- (800) 346-5075

              Parker/Hunter, Inc. (PKHT)
              600 Grant Street, 31st Floor
              Pittsburgh,  Pennsylvania 15219 -- (800) 441-1514

              Ryan, Beck & Co. (RYAN)
              80 Main Street
              West Orange, New Jersey 07039 -- (800) 395-7926

              Spear,  Leeds & Kellogg  (SLKC)
              120 Broadway
              New York,  New York 10271 -- (800) 221-8510

              Moors & Cabot, Inc. (MCBT)
              111 Devonshire Street
              Boston,  Massachusetts 02109 -- (800) 426-0501

--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 57

                              CORPORATE INFORMATION
                              ---------------------

Annual Meeting
     The annual meeting of the stockholders will be held at 5:00 p.m., on February 10, 2004 at the Perrysville Office of the Bank at 1009 Perry Highway, Pittsburgh, Pennsylvania. Stockholders are encouraged to attend.

Annual Report on Form 10-K
     A copy of Fidelity Bancorp, Inc.'s Annual Report on Form 10-K is available without charge to stockholders upon written request. Requests should be addressed to Investor Relations at the Company's headquarters. Also, periodic reporting documents filed with the Securities and Exchange
     Commission     can    be     found     on    the     Company's     website:
     www.fidelitybancorp-pa.com

Investor Relations
     Analysts, investors, stockholders and others seeking financial information are asked to contact Annie G. McGrath, Corporate Secretary, at the Company's headquarters. Requests for all other information should be addressed to Investor Relations at the Company's headquarters.

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

--------------------------------------------------------------------------------

Investor Relations                Dividend Reinvestment           Financial Information
                                  Plan Information
Fidelity Bancorp, Inc.                                            Lisa L. Griffith, CPA
1009 Perry Highway                Investor Relations              Chief Financial Officer
Pittsburgh, Pennsylvania 15237    Fidelity Bancorp, Inc.          Fidelity Bancorp, Inc.
(412) 367-3300, X3139             1009 Perry Highway              1009 Perry Highway
                                  Pittsburgh, Pennsylvania 15237  Pittsburgh, Pennsylvania 15237
Transfer Agent                    (412) 367-3300, X3139           (412) 367-3300, X3180

Registrar and Transfer Company
10 Commerce Drive                                                 Annual Report on Form 10-K
Cranford, New Jersey 07016
(800) 866-1340                                                    Investor Relations
                                                                  Fidelity Bancorp, Inc.
                                                                  1009 Perry Highway
                                                                  Pittsburgh, Pennsylvania 15237
                                                                  (412) 367-3300, X3139
                                                                  or
                                                                  www.fidelitybancorp-pa.com

--------------------------------------------------------------------------------
Page 58             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                             FIDELITY BANCORP, INC.
                             ----------------------

                             Corporate Headquarters

      1009 Perry Highway, Pittsburgh, Pennsylvania 15237 o (412) 367-3300
             FAX (412) 364-6504 o E-Mail: IR@fidelitybancorp-pa.com

                               Board of Directors
                               ------------------

J. Robert Gales               Charles E. Nettrour                Joanne Ross Wilder
   President                       President                          Attorney
J.R. Gales & Associates       Martin & Nettrour, Inc.            Wilder & Mahood, P.C.
                          Retirement Designs Unlimited, Inc.
Robert F. Kastelic                                               William L. Windisch
Retired President             Richard G. Spencer, CPA                 Chairman
   X-Mark/CDT                      President
                              Chief Executive Officer
Oliver D. Keefer
     Owner
Ralph E. Lane, P.C.



                                    Officers
                                    --------

Richard G. Spencer, CPA      Lisa L. Griffith, CPA       Annie G. McGrath
   President                 Senior Vice President       Corporate Secretary
Chief Executive Officer      Chief Financial Officer
                                   Treasurer             Richard L. Barron
   Michael A. Mooney                                     Assistant Secretary
Executive Vice President




                                Special Counsel
                                ---------------

                           Malizia Spidi & Fisch, PC
                      1100 New York Avenue, Suite 340 West
                              Washington, DC 20005


                              Independent Auditors
                              --------------------

                            Beard Miller Company LLP
                        1001 Village Run Road, 3rd Floor
                                P.O. Box 101086
                         Pittsburgh, Pennsylvania 15237


--------------------------------------------------------------------------------
Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003             Page 59

                                  FIDELITY BANK
                                  -------------

                               Bank Headquarters
      1009 Perry Highway, Pittsburgh, Pennsylvania 15237 o (412) 367-3300
              FAX (412) 364-6504 o E-Mail: IR@fidelitybank-pa.com

                               Board of Directors
                               ------------------
J. Robert Gales               Charles E. Nettrour              William L. Windisch
   President                     President                         Chairman
J.R. Gales & Associates       Martin & Nettrour, Inc.
                         Retirement Designs Unlimited, Inc.      James E. Shepard
Robert F. Kastelic                                               Director Emeritus
Retired President          Richard G. Spencer, CPA               Retired President
   X-Mark/CDT                    President                     Power Equipment Company
                           Chief Executive Officer
Oliver D. Keefer
    Owner                      Joanne Ross Wilder
Ralph E. Lane, P.C.                Attorney
                               Wilder & Mahood, P.C.


                                    Officers
                                    --------

Richard G. Spencer, CPA          Lisa M. McQuade              Christine J. Hoffman
     President                   Vice President             Assistant Vice President
Chief Executive Officer        Commercial Loan Officer           Operations

   Michael A. Mooney             Linda D. Metzmaier            Neal H. Jackson
Executive Vice President         Vice President             Assistant Vice President
Chief Lending Officer          Internal Audit/Compliance       Branch Manager

   Annie G. McGrath              Anthony J. Paravati          Mark A. Kappeler
   Corporate Secretary           Vice President             Assistant Vice President
                               Commercial Loan Officer        Consumer Lending
   Richard L. Barron
   Senior Vice President         Hudson W. Stoner              Bonnie A. Stewart
   Human Resources               Vice President             Assistant Vice President
   Assistant Secretary         Commercial Lending               Branch Manager

   Lisa L. Griffith, CPA          Eric M. Wolfe                 Donna M. Till
   Senior Vice President          Vice President            Assistant Vice President
   Chief Financial Officer     Network Administration          Branch Manager
   Treasurer
                               Kenneth J. Barkovich           Bernard T. Uhrinek
   Sandra L. Lee               Assistant Vice President     Assistant Vice President
   Senior Vice President          Branch Manager                Data Processing
   Operations
                                 Karen W. Cartwright           Marcia Rimer Wood
   Anthony F. Rocco            Assistant Vice President     Assistant Vice President
   Senior Vice President        Financial Consultant/           Branch Manager
   Community Banking           Registered Principal
                                                                Linda M. Yon
   Leonard T. Conley              Chad P. Coblitz           Assistant Vice President
   Vice President              Assistant Vice President        Branch Manager
   Residential Lending            Accounting

   Lynne A. Manski               Lisa D. Dillon
   Vice President              Assistant Vice President
   Marketing                     Branch Manager

--------------------------------------------------------------------------------
Page 60             Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003

                        Branch Bank Locations

                        ALLISON PARK
                        1701 Duncan Avenue o Duncan Manor Shopping Plaza Allison Park, PA 15101
                        412-366-1200

                        BELLEVUE
                        683 Lincoln Avenue o Pittsburgh, PA 15202
                        412-761-1234

                        BLOOMFIELD
                        4719 Liberty Avenue o Pittsburgh, PA 15224
                        412-682-0311

                        BRIGHTON ROAD
                        3300 Brighton Road o Pittsburgh, PA 15212
                        412-734-2675

                        CARNEGIE
                        17 West Main Street o Carnegie, PA 15106
                        412-276-1266

                        CRANBERRY
                        1339 Freedom Road o Cranberry Township, PA 16066 724-742-0100

                        MT. LEBANON
                        312 Beverly Road o Pittsburgh, PA 15216
                        412-571-1333

                        MT. LEBANON
                        728 Washington Road o Pittsburgh, PA 15228
                        412-561-2470

                        NORTHWAY
                        6000 Babcock Boulevard o Pittsburgh, PA 15237
                        412-367-9010

                        PERRYSVILLE
                        1009 Perry Highway o Pittsburgh, PA 15237
                        412-364-3200

                        STRIP DISTRICT
                        2034 Penn Avenue o Pittsburgh, PA 15222
                        412-402-1000

                        TROY HILL
                        1729 Lowrie Street o Pittsburgh, PA 15212
                        412-231-3344

                        ZELIENOPLE
                        251 S. Main Street o Zelienople, PA 16063
                        724-452-6655

--------------------------------------------------------------------------------
                    Fidelity Bancorp, Inc. and Subsidiaries / Annual Report 2003