Form 10-K, Exhibit 13
period 2004-09-30
FIDELITY BANCORP INC
filed 2004-12-29
CIK 769207

[LOGO]     FIDELITY
                                                                   BANCORP, INC.


[ROW OF FOUR PHOTOGRAPHS DEPICTING DIFFERENT COUPLES AND FAMILIES]


                                                       Feel Good About Your Bank




                                                                FIDELITY BANK

                                                                ANNUAL REPORT

                                                                2004

--------------------------------------------------------------------------------
                MISSION, MISSION STATEMENT AND CORPORATE PROFILE
--------------------------------------------------------------------------------

       [ROW OF FOUR PHOTOGRAPHS DEPICTING DIFFERENT COUPLES AND FAMILIES]

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


CORPORATE PROFILE

FIDELITY BANCORP, INC. (the Company) is a bank holding company organized under hte Pennsylvania Business Corporation Law. It was organized to operate principally as a holding company for its wholly owned subsidiary, Fidelity Bank (the Bank). The Bank is a Pennsylvania-chartered, FDIC-insured stock savings bank conducting business through thirteen offices located in Alleghany and Butler counties.

--------------------------------------------------------------------------------
FIDELITY BANCORP, INC. AND SUBSIDIARY  - ANNUAL REPORT 2004
--------------------------------------------------------------------------------

                                                      --------------------------
                                                      LETTER TO OUR STOCKHOLDERS
                                                      --------------------------

TO OUR STOCKHOLDERS

I am pleased to be able to report to you that the Company had another successful year in fiscal 2004. Net income, at $4.32 million, was up $308,000 or 6.6%, over the prior year. Importantly, much of the increase was due to increased spread income, as interest rates began to slowly increase to more normal levels. For the Company, this increase in rates meant that the refinancing boom slowed and we began to see an increase in the loan portfolio balance, up $26 million from the prior year. At the same time, deposit rates increased at a slower pace, thus positively affecting our spread.

Our stock price showed a modest gain of 1.9% during the fiscal year. While this gain was not as significant as gains in prior years, the stock performed comparably to other local community bank stocks. In addition, the Company paid a 10% stock dividend in May 2004, the ninth such stock dividend the Company has paid since going public in 1988. The Company also maintained its cash dividend, giving shareholders a 10% increase in the cash dividend. We also completed our fifth stock repurchase program, under which the Company repurchased approximately 122,000 shares, and announced a sixth program under which an additional 5% could be repurchased. We continue to believe that these actions provide ongoing support for the stock in the marketplace.

                           [Bar Graph of Share Prices]

                                9/30    Share Price
                                ----    -----------
                                2004      $21.95
                                2003       21.56
                                2002       14.92
                                2001       11.33
                                2000        9.31

As I look forward to fiscal 2005 and beyond, there are a number of opportunities and challenges facing us. The regulatory burden will not ease and competition, I am sure, will be greater than ever. However, we have a number of initiatives in process that will position us well for the future. Among these initiatives are: applications that will allow us to open loan and deposit accounts over the internet; the implementation of electronic delivery of checking statements projected for the first half of 2005; the introduction of a debit card tied to lines of credit to make it easier for customers to access their lines; an expansion of our alternative investment business; and the adoption of a new, more focused marketing strategy. All of these initiatives should help us compete more effectively in the coming years.

Our significant undertaking in fiscal 2005 will be documenting compliance with the internal control provisions of the Sarbanes-Oxley Act. This legislation requires all public companies to certify that internal

                                                                       Continued

                      ----------------------------------------------------------
                      FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
                      ----------------------------------------------------------

------------------------------------
LETTER TO OUR STOCKHOLDERS CONTINUED
------------------------------------

controls are adequate. To do so requires extensive documentation and testing both by the Company and by our external auditors. This effort will be costly and the benefits, to a company our size, are uncertain, however we are required to do it. We will do our best to accomplish this task in the most efficient manner possible.

On a more somber note, it is with sadness that I report the passing of Director Emeritus James Shepard. Jim had served on the Board since 1978 and was an integral part of the decision to go public in 1988. His prudent business judgment and sound advice will be missed by all of us.

                            [Bar Graph of Dividends]

                                2004    $.458
                                2003     .416
                                2002     .378
                                2001     .294
                                2000     .274

As always, I would like to thank the Board of Directors for their support and guidance and, of course, our loyal and committed employees, whose hard work and dedication forms the foundation for the success of the Company.

                        [Bar Graph of Assets in Millions]

                                2004    $627.7
                                2003     617.8
                                2002     616.4
                                2001     555.4
                                2000     543.2

I encourage you, our stockholders, to investigate the products and services that your Company offers. I think you will find that we provide a wide range of products at a fair price and can satisfy your every financial need. Experience for yourself the efficient personalized service within our branches or the convenience and ease of our many free online services. We welcome your support in adding to the success of the Bank and look forward to servicing you not only as a stockholder but as a customer as well.

In last year's annual report, I ended the President's letter by saying that we would strive to make Fidelity the best community bank in the area. I want to assure your that we are still committed to that ideal and I am confident that we will succeed. On behalf of the Board of Directors and our employees, I thank you for your continued support.

/s/Richard G. Spencer

Richard G. Spencer
President and Chief Executive Officer


---------------------------------------------------------------
 2 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            -----------------------
                            SELECTED FINANCIAL DATA
                            -----------------------

FINANCIAL CONDITION DATA
                                                              SEPTEMBER 30,
(Dollars in Thousands)                       2004      2003       2002       2001        2000
-----------------------------------------------------------------------------------------------
Total assets                               $627,727   $617,778   $616,432   $555,424   $543,209
Loans receivable, net                       290,389    264,412    316,320    318,600    337,438
Mortgage-backed securities and
  collateralized mortgage obligations(1)    130,738    129,572    114,059     93,599     84,050
Investment securities and
  other earning assets(2)                   176,483    193,586    154,563    118,239     95,834
Total liabilities                           585,650    577,583    573,852    520,138    513,622
Savings and time deposits                   359,772    366,126    351,406    313,501    290,631
Advances from FHLB
  and other borrowings                      221,841    207,062    216,933    199,780    218,511
Stockholders' equity                         42,077     40,195     42,580     35,286     29,587
Number of full service offices                   13         13         11         10         10
-----------------------------------------------------------------------------------------------

OPERATIONS DATA
                                                                 YEARS ENDED SEPTEMBER 30,
(Dollars in Thousands, Except per Share Data)   2004            2003           2002           2001             2000
----------------------------------------------------------------------------------------------------------------------
Interest income                            $    29,325     $    32,460     $    36,610     $    38,615     $    36,477
Interest expense                                16,005          20,213          23,114          26,659          23,932
----------------------------------------------------------------------------------------------------------------------
Net interest income                             13,320          12,247          13,496          11,956          12,545
Provision for loan losses                          275             555             400             475             470
----------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                     13,045          11,692          13,096          11,481          12,075
Realized gain (loss) on sale of
   securities, net                                 639             748             234             265              (3)
Writedown of investment securities                   -            (110)           (246)            (27)             --
Gain on sale of loans                               47             512             292             111             210
Service fees and other income                    3,081           2,865           2,365           1,877           1,667
Operating expenses                              11,475          10,711          10,070           9,112           8,333
----------------------------------------------------------------------------------------------------------------------
Income before income tax provision               5,337           5,014           5,702           4,595           5,616
Income tax provision                             1,016             961           1,276             983           1,484
----------------------------------------------------------------------------------------------------------------------
  Net income                               $     4,321     $     4,053     $     4,426     $     3,612     $     4,132
----------------------------------------------------------------------------------------------------------------------
  Diluted earnings per share(3)            $      1.54     $      1.37     $      1.57     $      1.29     $      1.46
  Cash dividends per share(3)                     .458            .416            .378            .294            .274
  Book value per share(3)                        15.74           15.07           15.15           13.43           10.61
  Average interest rate spread                    2.31%           2.15%           2.48%           2.28%           2.64%
  Return on average assets                         .69%            .66%            .76%            .65%            .80%
  Return on average stockholders' equity         10.62%           9.45%          11.60%          10.84%          15.70%
=======================================================================================================================
Common shares outstanding(3)                 2,673,322       2,666,179       2,808,744       2,628,239       2,788,582
=======================================================================================================================

(1) Consists of mortgage-backed securities and collateralized mortgage obligations classified as held to maturity and available for sale.
(2) Consists of interest-bearing deposits, investment securities classified as held to maturity and available for sale, and Federal Home Loan Bank stock.
(3) Per share and common shares outstanding amounts were restated to reflect the 10% stock dividends paid in November 2000, May 2002, May 2003 and May 2004.

                  --------------------------------------------------------------
                  FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 3
                  --------------------------------------------------------------

             -------------------------------------------------------
             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders
Fidelity Bancorp, Inc.
Pittsburgh, Pennsylvania


We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements for the year ended September 30, 2002 were audited by other auditors whose report, dated November 8, 2002, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiary as of September 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of October 1, 2002, which changed its method of accounting for goodwill and other intangible assets.


                                        /s/ Beard Miller Company LLP



Pittsburgh, Pennsylvania
November 19, 2004


---------------------------------------------------------------
 4 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                  ----------------------------------------------
                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  ----------------------------------------------

                                                                               SEPTEMBER 30,
                                                                             2004          2003
--------------------------------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS,
                                                                           EXCEPT PER SHARE DATA)
ASSETS
   Cash and due from banks                                                 $   8,212    $   7,662
   Interest bearing demand deposits with other institutions                      619          330
-------------------------------------------------------------------------------------------------
       Cash and Cash Equivalents                                               8,831        7,992

   Securities available for sale, cost 2004 $184,301; 2003 $189,382          186,112      192,429
   Securities held to maturity, fair value 2004 $110,413; 2003 $121,652      109,334      119,962
   Loans held for sale                                                           116          286
   Loans receivable, net of allowance 2004 $2,609; 2003 $3,091               290,389      264,412
   Foreclosed real estate, net                                                 1,517          675
   Restricted investments in bank stock, at cost                              11,156       10,447
   Office premises and equipment, net                                          5,210        5,834
   Accrued interest receivable                                                 3,081        3,408
   Other assets                                                               11,981       12,333
-------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                        $ 627,727    $ 617,778
=================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing                                                 $  30,106    $  27,406
      Interest bearing                                                       329,666      338,720
-------------------------------------------------------------------------------------------------
       Total Deposits                                                        359,772      366,126

   Short-term borrowings                                                      64,106       38,101
   Subordinated debt                                                          10,310       10,310
   Securities sold under agreement to repurchase                               5,118        5,943
   Advance payments by borrowers for taxes and insurance                       1,129        1,179
   Other liabilities                                                           2,908        3,216
   Long-term debt                                                            142,307      152,708
-------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES                                                     585,650      577,583
-------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

   Common stock, $.01 par value per share; 10,000,000 shares authorized;          32           28
      issued 2004 3,153,617 shares; 2003 2,805,291 shares
   Paid-in capital                                                            35,798       28,960
   Retained earnings                                                          13,595       16,388
   Accumulated other comprehensive income, net of tax                          1,195        2,011
   Treasury stock, at cost 2004 480,295 shares; 2003 381,492 shares           (8,543)      (7,192)
-------------------------------------------------------------------------------------------------
       TOTAL STOCKHOLDERS' EQUITY                                             42,077       40,195
-------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 627,727    $ 617,778
=================================================================================================

See notes to consolidated financial statements.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 5
                 ---------------------------------------------------------------

---------------------------------
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------

                                                                 YEARS ENDED SEPTEMBER 30,
                                                               2004        2003        2002
-------------------------------------------------------------------------------------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME
   Loans                                                     $ 17,401   $ 20,605    $ 24,177
   Mortgage-backed securities                                   4,440      4,780       5,709
   Investment securities:
      Taxable                                                   5,296      4,533       4,093
      Tax exempt                                                2,185      2,457       2,583
   Other                                                            3         85          48
--------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                   29,325     32,460      36,610
--------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Deposits                                                     7,635      9,078      10,592
   Short-term borrowings                                          789        181         202
   Long-term debt                                               7,081      9,746      11,258
   Subordinated debt                                              500      1,208       1,062
--------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                  16,005     20,213      23,114
--------------------------------------------------------------------------------------------
       NET INTEREST INCOME                                     13,320     12,247      13,496
--------------------------------------------------------------------------------------------
PROVISION FOR LOAN LOSSES                                         275        555         400
--------------------------------------------------------------------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     13,045     11,692      13,096
--------------------------------------------------------------------------------------------
OTHER INCOME
   Loan service charges and fees                                  364        583         387
   Realized gain on sales of securities, net                      639        748         234
   Writedown of securities                                       --         (110)       (246)
   Gain on sales of loans                                          47        512         292
   Deposit service charges and fees                             1,386      1,244         953
   ATM fees                                                       491        496         503
   Other                                                          840        560         553
--------------------------------------------------------------------------------------------
       TOTAL OTHER INCOME                                       3,767      4,033       2,676
--------------------------------------------------------------------------------------------
OTHER EXPENSES
   Compensation and benefits                                    7,116      6,627       6,099
   Office occupancy and equipment expense                       1,023        978         922
   Depreciation and amortization                                  758        737         606
   Net loss on foreclosed real estate                             167         84          50
   Amortization of intangible assets                               52         50         163
   Advertising                                                    350        286         275
   Professional fees                                              344        250         410
   Other                                                        1,665      1,699       1,545
--------------------------------------------------------------------------------------------
       TOTAL OTHER EXPENSES                                    11,475     10,711      10,070
--------------------------------------------------------------------------------------------
       INCOME BEFORE PROVISION FOR INCOME TAXES                 5,337      5,014       5,702

PROVISION FOR INCOME TAXES                                      1,016        961       1,276
--------------------------------------------------------------------------------------------
       NET INCOME                                            $  4,321   $  4,053    $  4,426
============================================================================================
EARNINGS PER SHARE
   Basic                                                     $   1.62   $   1.42    $   1.62
============================================================================================
   Diluted                                                   $   1.54   $   1.37    $   1.57
============================================================================================

See notes to consolidated financial statements.

---------------------------------------------------------------
 6 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                 -----------------------------------------------
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 -----------------------------------------------

                                                       YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002
------------------------------------------------------------------------------------------------------------------------
                                                                                        ACCUMULATED
                                         NUMBER OF                                         OTHER
                                          SHARES       COMMON     PAID-IN   RETAINED   COMPREHENSIVE  TREASURY
                                          ISSUED        STOCK     CAPITAL   EARNINGS      INCOME       STOCK      TOTAL
------------------------------------------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

BALANCE - SEPTEMBER 30, 2001              2,236,623      $22    $17,402     $20,274      $1,460      $(3,872)   $35,286
------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -        -          -       4,426           -            -      4,426
      Net unrealized gains on
         available for sale
         securities                               -        -          -           -       1,713            -      1,713
-----------------------------------------------------------------------------------------------------------------------
         TOTAL COMPREHENSIVE INCOME                                                                               6,139
-----------------------------------------------------------------------------------------------------------------------
   10% stock dividend distributed           215,127        2      4,491      (4,493)          -            -          -
   Acquisition of Carnegie Financial
       Corp.                                      -        -        105           -           -        1,561      1,666
   Stock options exercised, including
      tax benefit of $67                     48,178        1        474           -           -            -        475
   Cash dividends declared ($.378 per
      share)                                      -        -          -      (1,031)          -            -     (1,031)
   Treasury stock purchased (15,000
      shares)                                     -        -          -           -           -         (233)      (233)
   Contribution of stock to Employee
      Stock Ownership Plan (12,000
      shares)                                     -        -          9           -           -          186        195
   Sale of stock through Dividend
      Reinvestment Plan                       4,635        -         83           -           -            -         83
-----------------------------------------------------------------------------------------------------------------------
BALANCE - SEPTEMBER 30, 2002              2,504,563       25     22,564      19,176       3,173       (2,358)    42,580
-----------------------------------------------------------------------------------------------------------------------

   Comprehensive income:
      Net income                                  -        -          -       4,053           -            -      4,053
      Net unrealized losses on
         available for sale
         securities                               -        -          -           -      (1,162)           -     (1,162)
-----------------------------------------------------------------------------------------------------------------------
         TOTAL COMPREHENSIVE INCOME                                                                               2,891
-----------------------------------------------------------------------------------------------------------------------

   10% stock dividend distributed           245,838        3      5,647      (5,650)          -            -          -
   Stock options exercised, including
      tax benefit of $94                     49,981        -        554           -           -          (21)       533
   Cash dividends declared ($.416 per
      share)                                      -        -          -      (1,191)          -            -     (1,191)
   Treasury stock purchased (274,906
      shares)                                     -        -          -           -           -       (6,021)    (6,021)
   Issuance of stock in connection
      with acquisition of First
      Pennsylvania Savings                        -        -         96           -           -        1,208      1,304
   Sale of stock through Dividend
      Reinvestment Plan                       4,909        -         99           -           -            -         99
-----------------------------------------------------------------------------------------------------------------------
BALANCE - SEPTEMBER 30, 2003              2,805,291       28     28,960      16,388       2,011       (7,192)    40,195
-----------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -        -          -       4,321           -            -      4,321
      Net unrealized losses on
         available for sale
         securities                               -        -          -           -        (816)           -       (816)
-----------------------------------------------------------------------------------------------------------------------
         TOTAL COMPREHENSIVE INCOME                                                                               3,505
-----------------------------------------------------------------------------------------------------------------------

   10% stock dividend distributed           280,654        3      5,882      (5,885)          -            -          -
   Stock options exercised, including
      tax benefit of $216                    61,423        1        818           -           -            -        819
   Cash dividends declared ($.458 per
      share)                                      -        -          -      (1,229)          -            -     (1,229)
   Treasury stock purchased (60,351
      shares)                                     -        -          -           -           -       (1,474)    (1,474)
   Contribution of stock to Employee
      Stock Ownership Plan (5,000
      shares)                                     -        -         (6)          -           -          123        117
   Sale of stock through Dividend
      Reinvestment Plan                       6,249        -        144           -           -            -        144
-----------------------------------------------------------------------------------------------------------------------
BALANCE - SEPTEMBER 30, 2004              3,153,617      $32    $35,798     $13,595      $1,195      $(8,543)   $42,077
=======================================================================================================================


See notes to consolidated financial statements.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 7
                 ---------------------------------------------------------------

-------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------

                                                                         YEARS ENDED SEPTEMBER 30,
                                                                       2004        2003          2002
--------------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                       $   4,321    $   4,053    $   4,426
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                        275          555          400
         Loss on foreclosed real estate, net                              167           84           50
         Provision for depreciation and amortization                      758          737          606
         Deferred loan fee amortization                                  (269)        (723)        (316)
         Amortization of investment and mortgage-backed
               securities (discounts) premiums, net                     1,402        1,664          420
         Deferred income tax provision                                    168           25         (222)
         Amortization of intangibles                                       52           50          163
         Net realized gains on sales of investments                      (639)        (748)        (234)
         Writedown of investment securities                                --          110          246
         Loans originated for sale                                     (2,006)     (25,552)     (18,873)
         Sales of loans held for sale                                   2,222       27,630       17,627
         Net gains on sales of loans                                      (47)        (512)        (292)
         Increase in cash surrender value of life insurance
             policies                                                    (209)        (204)        (201
         (Increase) decrease in interest receivable                       327          450         (137)
         Increase (decrease) in interest payable                         (204)        (678)          10
         Increase (decrease) in accrued taxes                            (253)         320           57
         Write-off of unamortized debt issuance costs                      --          599           --
         Other changes, net                                               824       (1,373)        (327)
--------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                      6,889        6,487        3,403
--------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of securities available for sale                26,029       11,742       19,243
   Proceeds from maturities and principal repayments of
      securities available for sale                                    47,972       82,038       32,842
   Purchases of securities available for sale                         (68,349)    (114,853)     (58,078)
   Proceeds from maturities and principal repayments of
      securities held to maturity                                      45,822       63,794       21,110
   Purchases of securities held to maturity                           (35,640)    (102,683)     (55,758)
   Rescission of purchase of securities held to maturity                   --           --        2,516
   Purchases of bank-owned life insurance policies                         --         (796)        (445)
   Net (increase) decrease in loans                                   (27,554)      58,558       23,100
   Sales of other loans                                                    --           51          775
   Proceeds from sales of foreclosed real estate                           83           88          341
   Additions to office premises and equipment                            (154)        (613)        (830)
   Proceeds from sales of office premises and equipment                    31           --           --
   Net (purchases) redemption of FHLB stock                              (709)         279            3
   Net cash received in acquisition of Carnegie Financial Corp.            --           --          143
   Net cash received in acquisition of First Pennsylvania Savings          --        7,154           --
   Investment in unconsolidated subsidiary, FB Statutory Trust II          --           --         (310)
   Proceeds from FB Capital Trust                                          --          317           --
--------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES        $ (12,469)   $   5,076    $ (15,348)
--------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

---------------------------------------------------------------
 8 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                               -------------------------------------------------
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                               -------------------------------------------------

                                                                                       YEARS ENDED SEPTEMBER 30,
                                                                                    2004          2003        2002
--------------------------------------------------------------------------------------------------------------------
                                                                                              (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                             $ (6,354)   $  2,461    $ 16,903
   Proceeds from subordinated debt                                                       --          --      10,310
   Debt issuance costs                                                                   --          --        (303)
   Increase (decrease) in reverse repurchase agreements                                (825)         94       1,250
   Net increase (decrease) in short-term borrowings                                  25,955      37,034      (4,639)
   Proceeds from long-term debt                                                      10,000          --      45,000
   Repayments of long-term debt                                                     (20,401)    (51,057)    (40,000)
   Subordinated debt  retired                                                            --     (10,567)         --
   Cash dividends paid                                                               (1,229)     (1,191)     (1,031)
   Stock options exercised                                                              603         439         408
   Proceeds from sale of stock through Dividend Reinvestment Plan                       144          99          83
   Proceeds from sale of stock in connection with acquisition of
      First Pennsylvania Savings Association                                             --       1,304          --
   Acquisition of treasury stock                                                     (1,474)     (6,021)       (233)
--------------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          6,419     (27,405)     27,748
--------------------------------------------------------------------------------------------------------------------
         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           839     (15,842)     15,803

CASH AND CASH EQUIVALENTS - BEGINNING                                                 7,992      23,834       8,031
--------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - ENDING                                                 $  8,831    $  7,992    $ 23,834
====================================================================================================================
SUPPLEMENTARY CASH FLOW INFORMATION
   Interest paid on deposits and borrowings                                        $ 16,209    $ 20,211    $ 22,968
====================================================================================================================

   Income taxes paid                                                               $    795    $    845    $    990
====================================================================================================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
   ACTIVITIES
   Transfer of loans to foreclosed real estate                                     $  1,225    $    321    $    838
====================================================================================================================

   The Company acquired First Pennsylvania  Savings Association for $161,000.  In conjunction  with the  acquisition,  the assets acquired and  liabilities  assumed were as follows:
         Fair value of assets acquired                                             $     --    $ 26,767    $     --
         Fair value of liabilities assumed                                               --     (26,928)         --
--------------------------------------------------------------------------------------------------------------------

         LIABILITIES ASSUMED IN EXCESS OF ASSETS ACQUIRED                          $     --    $   (161)   $     --
====================================================================================================================

   The Company purchased  all of the common  stock  of  Carnegie
      Financial Corporation for $3.2 million.  In conjunction  with the acquisition,  the assets acquired and liabilities assumed were as follows:
         Fair value of assets acquired                                             $     --      $   --    $ 29,486
         Fair value of liabilities assumed                                               --          --     (27,265)
         Common stock issued in exchange for Carnegie Financial
              Corporation stock                                                          --          --      (1,666)
         Cash paid for Carnegie Financial Corporation stock                              --          --      (1,567)
--------------------------------------------------------------------------------------------------------------------

         CASH PAID AND LIABILITIES ASSUMED IN EXCESS OF ASSETS ACQUIRED            $     --    $     --    $ (1,012)
====================================================================================================================

See notes to consolidated financial statements.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 9
                 ---------------------------------------------------------------

------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Fidelity Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiary, Fidelity Bank, PaSB, a Pennsylvania-chartered, FDIC-insured state savings bank. The Bank conducts full banking services through thirteen offices in Allegheny and Butler counties.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Fidelity Bancorp, Inc. (the "Company") and its wholly-owned subsidiary Fidelity Bank, PaSB (the "Bank"). Intercompany balances and transactions have been eliminated in consolidation.

ESTIMATES

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and require disclosure of contingent assets and liabilities. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of deferred tax assets.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's activities are with customers located in the greater Pittsburgh metropolitan area. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and amounts due from depository institutions and the demand deposits portion of interest earning deposits with other institutions.

SECURITIES

The Company classifies securities as either: (1) Securities Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity and which are reported at cost, adjusted for amortization of premium and accretion of discount on a level yield basis; (2) Trading Securities - debt and equity securities bought and held principally for the purpose of selling them in the near term and which are reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available for Sale - debt and equity securities not classified as either securities held to maturity or trading securities and which are reported at fair value, with unrealized gains and losses, net of taxes, included as a separate component of accumulated other comprehensive income. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

                                                                (Note Continued)

---------------------------------------------------------------
10 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Interest accrual resumes when the loan is no longer 90 or more days past due and the borrower, in management's opinion, is able to meet payments as they become due.

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

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

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

                                                                (Note Continued)


                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 11
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

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

OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Office buildings are depreciated over their estimated useful life of 40 years; furniture, fixtures and equipment are depreciated over their estimated useful lives which vary between three and ten years; and land improvements are depreciated over their estimated useful life of twenty years.

TRANSFER OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

                                                                (Note Continued)


---------------------------------------------------------------
12 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

As a result of the adoption of SFAS No. 142, the Company ceased amortization of goodwill associated with previous acquisitions effective October 1, 2002. As prescribed by SFAS No. 142, the following is a reconciliation of reported net income and earnings per share and net income and earnings per share adjusted to exclude the impact of amortization of goodwill.

                                                 YEARS ENDED SEPTEMBER 30,
                                                  2004        2003        2002
--------------------------------------------------------------------------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net income, as reported                       $    4,321   $   4,053   $   4,426
Add back:  Goodwill amortization, net of tax          --          --          85
--------------------------------------------------------------------------------
Adjusted net income                           $    4,321   $   4,05    $   4,511
================================================================================
Earnings per share:
     As reported basic                        $     1.62   $    1.42   $    1.62
     As adjusted basic                              1.62        1.42        1.66
     As reported diluted                            1.54        1.37        1.57
     As adjusted diluted                            1.54        1.37        1.60

There were no changes in the carrying amount of goodwill for the years ended September 30, 2004 and 2003.

In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

                                                                                  SEPTEMBER 30,
-------------------------------------------------------------------------------------------------------
                                                                               2004          2003
-------------------------------------------------------------------------------------------------------
                                                         GROSS CARRYING
                                                            AMOUNT          ACCUMULATED   AMORTIZATION
-------------------------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)

 Amortizable intangible assets,
      acquisition of deposit accounts                       $325               $121               $69
=======================================================================================================
 Aggregate amortization expense:
      For the year ended September 30, 2004                 $ 52
 Estimated amortization expense:
      For the year ending September 30, 2005                  46
      For the year ending September 30, 2006                  40
      For the year ending September 30, 2007                  34
      For the year ending September 30, 2008                  28
      For the year ending September 30, 2009                  22

OTHER ASSETS

Financing costs related to the Company's issuance of mandatory redeemable capital debentures are being amortized over the life of the debentures and are included in other assets.

ADVERTISING COSTS

The Company follows the policy of charging the costs of advertising to expenses as incurred.

                                                                (Note Continued)


                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 13
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

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

STOCK OPTION PLANS

The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for its stock option plans. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans, net income and diluted earnings per share would have been reduced by approximately $141,000, or $0.05 per share in 2004; $121,000, or $0.04 per share in 2003, and $98,000, or $0.03 per share in 2002.

                                                      YEARS ENDED SEPTEMBER 30,
                                                     2004        2003          2002
-------------------------------------------------------------------------------------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Net income, as reported                           $   4,321    $   4,053    $   4,426
Deduct total stock-based compensation expense
     determined under fair value based method
     for all awards, net of related tax effects        (141)        (121)         (98
-------------------------------------------------------------------------------------
Pro forma net income                              $   4,180    $   3,932    $   4,328
=====================================================================================
Basic earnings per share:
     As reported                                  $    1.62    $    1.42    $    1.62
     Pro forma                                         1.57         1.38         1.58
Diluted earnings per share:
     As reported                                       1.54         1.37         1.57
     Pro forma                                         1.49         1.33         1.54

EARNINGS PER SHARE

Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. All weighted average share and per share amounts reflect the 10% stock dividends distributed on May 26, 2004, May 28, 2003 and May 28, 2002. The following table sets forth the computation of basic and diluted earnings per share:

                                                                (Note Continued)

---------------------------------------------------------------
14 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

                                                YEARS ENDED SEPTEMBER 30,
                                               2004         2003        2002
---------------------------------------------------------------------------------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic earnings per share:
     Net income                              $    4,321   $    4,053   $    4,426
     Weighted average shares outstanding      2,673,768    2,846,738    2,729,844
     Earnings per share                      $     1.62   $     1.42   $     1.62

Diluted earnings per share:
     Net income                              $    4,321   $    4,053   $    4,426
     Weighted average shares outstanding      2,673,768    2,846,738    2,729,844
     Dilutive effect of employee stock
       options                                  136,093      118,252       87,466
---------------------------------------------------------------------------------
     Total diluted weighted average shares    2,809,861    2,964,990    2,817,310
         outstanding
     Earnings per share                      $     1.54   $     1.37   $     1.57

Options to purchase 50,657 shares of common stock at $23.49 per share and options to purchase 45,255 shares at $15.85 per share were outstanding during 2004 and 2002, respectively, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. There were no options outstanding during 2003 that would have had an anti-dilutive effect.

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

The only other comprehensive income item that the Company presently has is unrealized gains (losses) on securities available for sale.

                                                         YEARS ENDED SEPTEMBER 30,
                                                       2004        2003       2002
-----------------------------------------------------------------------------------
                                                                (IN THOUSANDS)
Unrealized holding gains (losses) arising during
     the year                                         $  (597)   $(1,122)   $ 2,584
Less reclassification adjustment for (gains)
     losses included in net income                       (639)      (638)        12
-----------------------------------------------------------------------------------

       NET UNREALIZED GAINS (LOSSES)                   (1,236)    (1,760)     2,596

Tax (expense) benefit                                     420        598       (883)
-----------------------------------------------------------------------------------

       NET OF TAX AMOUNT                              $  (816)   $(1,162)   $ 1,713
===================================================================================

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 15
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded on the balance sheet when they become payable by the borrower to the Company.

NEW ACCOUNTING STANDARDS

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special-purpose entities for periods ending after December 15, 2003.

FIN 46 required Fidelity Bancorp, Inc. to deconsolidate its investment in FB Statutory Trust II (the Trust) on the March 15, 2004, effective date. As a result, the Company's Consolidated Statements of Financial Condition include junior subordinated debt ("Subordinated Debt") and the related interest expense is included as a component of interest expense on Fidelity's Consolidated Statements of Income. Prior to the adoption of FIN 46, the Company's Consolidated Statements of Financial Condition reported the "Guaranteed Preferred Beneficial Interest in Company's Debentures" in its Statement of Condition, which represented the trust preferred securities issued by the Trust.

The deconsolidation of subsidiary trusts of bank holding companies formed in connection with the issuance of trust preferred securities, like the Trust, appears to be an unintended consequence of FIN 46. It is currently unknown if, or when, the FASB will address this issue. In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve has proposed regulations that would allow bank holding companies such as the Company to continue to count trust preferred securities up to 25% of Tier 1 capital. The Company will continue to meet its regulatory capital requirements if the proposal is adopted in its current form.

In October 2003, the American Institute of Certified Public Accountants issued SOP 03-3, "Accounting for Loans or Certain Debt Securities Acquired in a Transfer." SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan's contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material impact on our consolidated financial statements.

                                                                (Note Continued)

---------------------------------------------------------------
16 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

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

RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances maintained for 2004 and 2003 was approximately $2.0 million and $1.9 million, respectively.

INVESTMENTS REQUIRED BY LAW

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than 1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB plus 0.7% of its unused borrowing capacity, whichever is greater.

RECLASSIFICATIONS

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform with the 2004 presentation format. These reclassifications had no effect on net income.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 17
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

NOTE 2 - SECURITIES

The amortized cost and fair value of securities are as follows:

                                                                       SEPTEMBER 30, 2004
-----------------------------------------------------------------------------------------------------------
                                                                    GROSS              GROSS
                                                     AMORTIZED   UNREALIZED         UNREALIZED         FAIR
                                                        COST        GAINS             LOSSES          VALUE
-----------------------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)

SECURITIES AVAILABLE FOR SALE:
     U.S. government and agency
         obligations                                 $ 42,282    $   326                $242        $ 42,366
     Municipal obligations                             16,772        433                   -          17,205
     Corporate obligations                             12,237        415                   5          12,647
     Equity securities                                  3,118        897                  33           3,982
     Mutual funds                                      10,364         39                 120          10,283
     Trust preferred securities                        23,910        196                  62          24,044
     Federal Home Loan Mortgage Corp.
         preferred stock                                1,409         30                  40           1,399
     Mortgage-backed securities and
         collateralized mortgage obligations           74,209        424                 447          74,186
------------------------------------------------------------------------------------------------------------
                                                     $184,301     $2,760                $949        $186,112
============================================================================================================
SECURITIES HELD TO MATURITY:
     U.S. government and agency
         obligations                                 $ 22,973     $  140                $169        $ 22,944
     Municipal obligations                             23,070        998                  44          24,024
     Corporate obligations                              6,739        393                   -           7,132
     Mortgaged-backed securities and
         collateralized mortgage obligations           56,552        203                 442          56,313
------------------------------------------------------------------------------------------------------------
                                                     $109,334     $1,734                $655        $110,413
============================================================================================================

                                                                       SEPTEMBER 30, 2003
-----------------------------------------------------------------------------------------------------------

                                                                    GROSS              GROSS
                                                     AMORTIZED   UNREALIZED         UNREALIZED         FAIR
                                                        COST        GAINS             LOSSES          VALUE
-----------------------------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. government and agency
         obligations                                  $ 46,479    $  862               $275         $ 47,066
     Municipal obligations                              30,451     1,015                 53           31,413
     Corporate obligations                              18,259       993                 10           19,242
     Equity securities                                   1,228       288                 34            1,482
     Mutual funds                                        9,646        28                 59            9,615
     Trust preferred securities                         11,212       114                  -           11,326
     Federal Home Loan Mortgage Corp.
         preferred stock                                 1,409        73                  -            1,482
     Mortgage-backed securities and
         collateralized mortgage obligations            70,698       583                478           70,803
------------------------------------------------------------------------------------------------------------
                                                      $189,382    $3,956               $909         $192,429
============================================================================================================
SECURITIES HELD TO MATURITY:
     U.S. government and agency
         obligations                                  $ 33,040    $  301               $197         $ 33,144
     Municipal obligations                              21,153       838                 34           21,957
     Corporate obligations                               7,000       665                  1            7,664
     Mortgaged-backed securities and
         collateralized mortgage obligations            58,769       382                264           58,887
------------------------------------------------------------------------------------------------------------
                                                      $119,962    $2,186               $496         $121,652
============================================================================================================

                                                                (Note Continued)

---------------------------------------------------------------
18 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

The amortized cost and fair value of debt securities at September 30, 2004, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     SECURITIES AVAILABLE FOR SALE        SECURITIES HELD TO MATURITY
-----------------------------------------------------------------------------------------------------------------------
                                                     AMORTIZED           FAIR            AMORTIZED            FAIR
                                                        COST             VALUE              COST              VALUE
-----------------------------------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)
Due in one year or less                            $    7,642         $    7,734         $    3,002          $    3,070
Due after one year through five years                  32,907             33,240             16,037              16,437
Due after five years through ten years                 26,157             26,379             29,074              29,232
Due after ten years                                   102,704            103,095             61,221              61,674
Equity securities and mutual funds                     14,891             15,664                  -                   -
-----------------------------------------------------------------------------------------------------------------------
                                                     $184,301           $186,112           $109,334            $110,413
=======================================================================================================================

Gross gains of  $906,000,  $749,000,  and $400,000 and gross losses of $267,000,
$1,000,   and  $166,000  were  realized  on  sales  in  2004,   2003  and  2002,
respectively. In addition, losses of $110,000, and $246,000 resulting from the writedown of investments in equity securities that are considered other than temporary were realized in 2003 and 2002, respectively. There were no writedowns in equity securities during fiscal 2004.

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 19
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------


The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2004:

                                      LESS THAN 12 MONTHS              12 MONTHS OR MORE                    TOTAL
-----------------------------------------------------------------------------------------------------------------------------
                                       FAIR         UNREALIZED         FAIR         UNREALIZED         FAIR        UNREALIZED
                                       VALUE          LOSSES           VALUE          LOSSES          VALUE          LOSSES
-----------------------------------------------------------------------------------------------------------------------------
                                                                        (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. government and agency
       obligations                      $7,964             $45          $7,950           $197         $15,914            $242
     Corporate obligations                                               1,004              5           1,004               5
     Equity securities                     212              33               -              -             212              33
     Mutual funds                          500               3           9,649            117          10,149             120
     Trust preferred securities         11,686              62               -              -          11,686              62
     Federal Home Loan Mortgage
         Corp., preferred stock            380              40               -              -             380              40
     Mortgage-backed securities
       and collateralized mortgage
       obligations                      34,176             199           8,587            248          42,763             447

SECURITIES HELD TO MATURITY:
     U.S. government and agency
       obligations                       7,004             15            5,829            154          12,833             169
     Municipal obligations               1,471             29              558             15           2,029              44
     Mortgaged-backed securities
       and collateralized mortgage
       obligations                      32,893            304            5,018            138          37,911             442
-----------------------------------------------------------------------------------------------------------------------------
     TOTAL TEMPORARILY IMPAIRED
        SECURITIES                     $96,286           $730          $38,595           $874        $134,881          $1,604
=============================================================================================================================

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Unrealized losses detailed above relate primarily to U.S. Government agency, mortgage-backed and collateralized mortgage obligations. The Company has 65 securities in an unrealized loss position. In management's opinion, the decline in fair value is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

---------------------------------------------------------------
20 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------


NOTE 3 - LOANS RECEIVABLE

Loans receivable, net are summarized as follows:

                                                            SEPTEMBER 30,
                                                        2004             2003
--------------------------------------------------------------------------------
                                                            (IN THOUSANDS)
First mortgage loans:
     Conventional:
         1-4 family dwellings                         $ 109,991       $ 107,122
         Multi-family dwellings                          12,191           5,299
     Commercial                                          50,334          46,757
     Construction                                        36,431          15,208
--------------------------------------------------------------------------------
                                                        208,947         174,386
Less:
     Loans in process                                   (23,409)         (9,499)
     Unearned discounts and fees                           (612)           (691)
--------------------------------------------------------------------------------
                                                        184,926         164,196
--------------------------------------------------------------------------------
Installment loans:
     Home equity                                         71,547          63,777
     Consumer loans                                       1,749             980
     Other                                                2,694           2,575
--------------------------------------------------------------------------------
                                                         75,990          67,332
--------------------------------------------------------------------------------
Commercial business loans and leases:
     Commercial business loans                           30,872          33,776
     Commercial leases                                    1,210           2,199
--------------------------------------------------------------------------------
                                                         32,082          35,975
--------------------------------------------------------------------------------
Less allowance for loan losses                           (2,609)         (3,091)
--------------------------------------------------------------------------------
       LOANS RECEIVABLE, NET                          $ 290,389       $ 264,412
================================================================================

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 21
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------


Commitments to originate loans at September 30, 2004 were approximately as follows:

                                                     RATE                 AMOUNT
--------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS)
First mortgage loans:
     Fixed rate                                  5.00% to 6.125%         $   329
     Adjustable rate                             5.125% to 5.75%           1,239

Other loans:
     Fixed rate                                  5.19% to 8.00%              479
     Adjustable rate                             4.48% to 7.25%           11,086
--------------------------------------------------------------------------------
                                                                         $13,133
================================================================================

The Bank conducts its business through thirteen offices located in the greater Pittsburgh metropolitan area. At September 30, 2004, the majority of the Bank's loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                                      YEARS ENDED SEPTEMBER 30,
                                                     2004      2003       2002
--------------------------------------------------------------------------------
                                                          (IN THOUSANDS)
Balance, beginning                                 $ 3,091    $ 3,056    $ 2,871
     Allowance for loan losses from acquisitions      --           40        204
     Provision for loan losses                         275        555        400
     Loans charged off                                (819)      (624)      (520)
     Recoveries                                         62         64        101
--------------------------------------------------------------------------------
Balance, ending                                    $ 2,609    $ 3,091    $ 3,056
================================================================================

Non-accrual loans were approximately $3,647,000, $2,928,000, and $2,657,000 at September 30, 2004, 2003 and 2002, respectively. The foregone interest on those loans for the years ended September 30, 2004, 2003 and 2002 was $184,000, $165,000, and $205,000, respectively. The amount of interest income on such loans actually included in income in the years ended September 30, 2004, 2003 and 2002 was $93,000, $77,000, and $33,000, respectively. There are no commitments to lend additional funds to debtors in non-accrual status. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $481,000 and $1,877,000 at September 30, 2004 and 2003, respectively.

                                                                (Note Continued)

---------------------------------------------------------------
22 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,414,000 and $2,067,000 at September 30, 2004 and 2003,
respectively. Included in the 2004 amount is $717,000 of impaired loans for which the related allowance for credit losses was $43,000 and $1,697,000 of impaired loans for which there is no allowance for credit losses. Included in the 2003 amount is $691,000 of impaired loans for which the related allowance for credit losses was $38,000 and $1,376,000 of impaired loans for which there is no allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 2004, 2003 and 2002 was approximately $2,449,000, $2,515,000, and $1,770,000, respectively. For the fiscal years ended September 30, 2004, 2003 and 2002, the Company recognized interest income on those impaired loans of $75,000, $63,000, and $19,000, respectively, using the cash basis of income recognition.

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


NOTE 5 - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are summarized as follows:

                                                             SEPTEMBER 30,
                                                          2004           2003
--------------------------------------------------------------------------------
                                                           (IN THOUSANDS)

Land                                                    $    534       $    554
Office buildings                                           4,852          5,138
Furniture, fixtures and equipment                          2,893          4,531
Leasehold improvements                                       443            526
--------------------------------------------------------------------------------
                                                           8,722         10,749
Accumulated depreciation and amortization                 (3,512)        (4,915)
--------------------------------------------------------------------------------
                                                        $  5,210       $  5,834
================================================================================

The Bank has operating leases with respect to four branch offices, the Bank's Loan Center, two automated teller machine locations, and a non-deposit investment office which expire on various dates through fiscal 2013. Lease expense amounted to $235,000, $224,000, and $176,000 in fiscal years 2004, 2003 and 2002, respectively. Minimum annual lease commitments are approximately as follows (in thousands):

         2005                             $    237
         2006                                  217
         2007                                  214
         2008                                  145
         2009                                  118
         Thereafter                            209
--------------------------------------------------------------------------------
                                          $  1,140
================================================================================

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 23
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

NOTE 6 - DEPOSITS

Deposit balances are summarized as follows:

                                                                                                      SEPTEMBER 30,
                                                             WEIGHTED AVERAGE RATES               2004             2003
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      (IN THOUSANDS)
                   Demand deposits                     Noninterest bearing                       $  30,106        $  27,406
                   Savings deposits:
                        NOW accounts                   0.47% in 2004 and 0.71% in 2003              44,654           43,327
                        Passbooks                      1.17% in 2004 and 2003                       95,684           89,197
                        Money market deposit           0.83% in 2004 and 0.82% in 2003
                            accounts                                                                15,198           17,117
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   185,642          177,047
---------------------------------------------------------------------------------------------------------------------------

                   Time deposits:
                        Fixed rate                     1.00% to 2.99%                               65,642           69,551
                                                       3.00% to 4.99%                               86,764           81,947
                                                       5.00% to 6.99%                               21,296           34,933
                                                       7.00% to 8.99%                                  428              440
                        Negotiated rate                1.24% to 6.60%                                   --            2,208
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   174,130          189,079
---------------------------------------------------------------------------------------------------------------------------

                                                                                                  $359,772         $366,126
===========================================================================================================================



The weighted average interest rate for all deposits was 2.08% and 2.48% at September 30, 2004 and 2003, respectively. Time deposits with balances of $100,000 or more totaled $29,845,000 and $30,807,000 at September 30, 2004 and
2003, respectively.

At September 30, 2004, investment securities with a carrying value of $3,022,000 were pledged as required to secure deposits of public funds.

The maturities of time deposits at September 30, 2004 are summarized as follows (in thousands):

              Within one year                            $ 86,863
              Beyond one year but within two years         26,060
              Beyond two years but within three years      24,619
              Beyond three years but within four years     12,478
              Beyond four years but within five years      14,739
              Beyond five years                             9,371
--------------------------------------------------------------------------------
                                                         $174,130
================================================================================

                                                                (Note Continued)

---------------------------------------------------------------
24 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

Interest expense by deposit category is as follows:

                                                   YEARS ENDED SEPTEMBER 30,
                                                 2004         2003        2002
--------------------------------------------------------------------------------
                                                         (IN THOUSANDS)

NOW accounts                                   $   270      $   428      $   439
Passbooks                                        1,099        1,280        1,325
Money market deposit accounts                      128          187          316
Time deposits                                    6,138        7,183        8,512
--------------------------------------------------------------------------------
                                               $ 7,635      $ 9,078      $10,592
================================================================================

NOTE 7 - BORROWINGS

FHLB "RepoPlus" advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" advances during fiscal 2004 and 2003, ranging individually from $325,000 to $64,700,000 and from $100,000 to $38,750,000, respectively. The daily average balance during 2004 and 2003 was $44,601,000 and $7,282,000, respectively, and the daily average interest rate was 1.32% and 1.25%, respectively. The maximum amount outstanding at any month-end during 2004 and 2003 was $63,910,000 and $38,000,000, respectively. At September 30, 2004,
"RepoPlus" advances outstanding were $63,910,000 at an interest rate of 1.91%. There were $38,000,000 "RepoPlus" advances outstanding at an interest rate of 1.23% at September 30, 2003.

Also included in short-term borrowings are treasury, tax and loan balances of $196,000 and $101,000 at September 30, 2004 and 2003, respectively.

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 25
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

Long-term debt consisted of the following:


                                                  INTEREST      SEPTEMBER 30,
                                                    RATE      2004        2003
--------------------------------------------------------------------------------
                                                              (IN THOUSANDS)

Fixed Rate Advances:
     October 24, 2003                               6.58%  $     --     $ 10,000
     August 30, 2004                                6.88         --       10,000
     October 12, 2004                               3.80      5,000        5,000
     January 14, 2005                               3.88     10,000       10,000
     June 23, 2005                                  2.20        414          434
     July 1, 2005                                   3.91      7,500        7,500
     January 17, 2006                               4.43     10,000       10,000
     July 3, 2006                                   4.31      7,500        7,500
     August 30, 2007                                3.89     10,000           --
     June 23, 2010                                  3.24        295          340
Convertible Select Advances:
     April 21, 2005                                 2.01        511          532
     May 18, 2005                                   2.18        516          539
     July 5, 2005                                   2.28      2,073        2,159
     December 22, 2005                              4.05      1,005        1,018
     December 22, 2005                              2.28        519          533
     February 20, 2008                              5.48     10,000       10,000
     October 7, 2008                                6.44     15,000       15,000
     October 23, 2008                               2.95        538          546
     December 18, 2008                              5.15     10,000       10,000
     January 22, 2009                               5.26      1,979        1,975
     January 10, 2010                               3.24        788          803
     January 21, 2010                               3.23      1,697        1,731
     February 8, 2010                               3.26      1,135        1,158
     March 1, 2010                                  3.24      1,135        1,159
     March 17, 2010                                 6.05     20,000       20,000
     March 17, 2010                                 3.15        911          930
     April 21, 2010                                 3.12        565          577
     May 19, 2010                                   5.39      1,063        1,072
     June 23, 2010                                  3.50        233          238
     August 18, 2010                                3.39        570          580
     August 30, 2010                                5.93     10,000       10,000
     September 22, 2010                             3.42        574          585
     September 22, 2010                             3.35        339          345
     October 20, 2010                               3.33        447          454
     January 19, 2011                               4.57      5,000        5,000
     November 2, 2011                               4.40      5,000        5,000
--------------------------------------------------------------------------------
       TOTAL LONG-TERM DEBT                                $142,307     $152,708
================================================================================

                                                                (Note Continued)


---------------------------------------------------------------
26 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

Contractual maturities of long-term debt at September 30, 2004 were as follows (in thousands):

            2005                            $ 26,014
            2006                              19,024
            2007                              10,000
            2008                              10,000
            2009                              27,517
            Thereafter                        49,752
--------------------------------------------------------------------------------
                                            $142,307
================================================================================

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 2004 was approximately $89,689,000.

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


NOTE 8 - SUBORDINATED DEBT

Subordinated debt was $10,310,000 at September 30, 2004 and 2003. Prior to the adoption of FIN 46 (see Note 1 - Significant Accounting Policies), the Company's Consolidated Statements of Financial Condition reported the "Guaranteed Preferred Beneficial Interest in Company's Debentures" in its Statement of Financial Condition, which represented the trust preferred securities ("Preferred Securities") issued by the Trust.

The Preferred Securities are obligations of the wholly-owned statutory business trust subsidiary (the "Trust"). The Trust was formed with initial capitalizations in common stock of $310,000 and for the exclusive purpose of issuing $10,000,000 of Preferred Securities and using the total proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debt Securities are due concurrently with the Preferred Securities and bear the same rate of interest as the Preferred Securities. The Preferred Securities qualify as Tier 1 capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

The $10,000,000 5.35% Floating Rate Preferred Securities are callable in whole or in part at par on September 26, 2007 and quarterly thereafter, except in certain circumstances. These securities mature on September 26, 2032. These securities bear a current interest rate of 5.35% through December 25, 2004, and adjust quarterly at a rate equal to the three-month LIBOR rate plus 3.40%. Prior to September 26, 2007, the rate may not exceed 11.90%.

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 27
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Bank enters into sales of securities under agreements to repurchase. Such repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The secured borrowings generally mature within one to four days. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under agreements to repurchase are collateralized by various securities that are either held in safekeeping by the FHLB or delivered to the dealer who arranged the transaction. The fair value of such securities exceeds the value of the securities sold under agreements to repurchase.

Short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                               SEPTEMBER 30,
                                                              2004        2003
--------------------------------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
Balance outstanding at September 30                           $5,118     $5,943
Weighted average interest rate at the end of the year           0.45%      0.37%
Average daily balance during the year                         $5,672     $5,946
Weighted average interest rate during the year                  0.45%      0.64%
Maximum month-end balance during the year                     $7,391     $7,994


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statements of Financial Condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the contractual amount of the Bank's financial instrument commitments is as follows:

                                                                SEPTEMBER 30,
                                                               2004         2003
--------------------------------------------------------------------------------
                                                                (IN THOUSANDS)

Commitments to grant loans                                   $13,133     $ 5,595
Unfunded commitments under lines of credit                    36,092      31,830
Financial and performance standby letters of credit              175          93


The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally unsecured. The amount available at September 30, 2004 and 2003 was $19,811,000 and $17,549,000, respectively, for consumer lines of credit and $16,281,000 and $14,281,000, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 2.94% to 8.50%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 2004 and 2003 was $175,000 and $93,000, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

                                                                (Note Continued)

---------------------------------------------------------------
28 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

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

The Bank does not have any off-balance sheet risk at September 30, 2004, except for the commitments referenced above.

NOTE 11 - INCOME TAXES

The provision for income taxes in the consolidated statements of income consists of the following:

                                              YEARS ENDED SEPTEMBER 30,
                                          2004           2003             2002
--------------------------------------------------------------------------------
                                                      (IN THOUSANDS)
Current:
     Federal                            $   697         $   838         $ 1,138
     State                                   11              98             360
--------------------------------------------------------------------------------
                                            708             936           1,498
Deferred, federal                           308              25            (222)
--------------------------------------------------------------------------------
                                        $ 1,016         $   961         $ 1,276
================================================================================

The differences between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                              YEARS ENDED SEPTEMBER 30,
                                                     2004              2003             2002
---------------------------------------------------------------------------------------------
Expected federal tax rate                            34.0%            34.0%             34.0%
Tax-free interest                                   (12.4)           (14.6)            (13.6)
State income tax, net of federal tax benefit           .2              1.1               4.2
Other items, net                                     (2.8)            (1.3)             (2.2)
---------------------------------------------------------------------------------------------
       ACTUAL TAX RATE                               19.0%            19.2%             22.4%
=============================================================================================

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 29
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------


Net deferred tax assets consisted of the following components:

                                                               SEPTEMBER 30,
                                                            2004          2003
--------------------------------------------------------------------------------
                                                               (IN THOUSANDS)

Net deferred tax assets:
     Office premises and equipment                         $   334      $   363
     Allowance for loan losses                                 891        1,041
     Deferred compensation                                     358          336
     Net operating losses                                      140          189
     Intangible assets                                         357          523
     Other                                                     340          276
--------------------------------------------------------------------------------
       TOTAL DEFERRED TAX ASSETS                             2,420        2,728

Unrealized gains on securities available for sale             (616)      (1,036)
--------------------------------------------------------------------------------
       NET DEFERRED TAX ASSETS                             $ 1,804      $ 1,692
================================================================================

Net operating loss carryforwards in the amount of $142,000, obtained from acquisitions, were utilized in fiscal 2004. The federal net operating loss carryforward of $413,000 is available to offset future taxable income through 2022.

The Company has determined that it is not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.

Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,404,000 of the balance in retained earnings at September 30, 2004, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject.


                                                                (Note Continued)


---------------------------------------------------------------
30 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

As of September 30, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Institution's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available for sale debt securities and net unrealized gains on available for sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets (Tier 1 Capital). The remainder (i.e., the Tier 2 risk-based capital) may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 2004, the Company had Tier I capital as a percentage of risk-weighted assets of 13.2% and total risk-based capital as a percentage of risk-weighted assets of 14.0%.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier 1 capital as a percentage of average total assets (the Leverage Ratio) of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 2004, the Company had a leverage ratio of 7.7%.

The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 2004 and 2003:

                                                                                                        TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                                     ACTUAL                    PURPOSES             ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------------
                                               AMOUNT       RATIO        AMOUNT        RATIO        AMOUNT       RATIO
------------------------------------------------------------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 30, 2004:
     Total capital (to risk-weighted
         assets)                               $50,887        12.7%     $=>32,009      =>8.0%     $=>40,011      =>10.0%
     Tier 1 capital (to risk-weighted
         assets)                                48,278        12.1       =>16,004      =>4.0       =>24,007     =>  6.0
     Tier 1 capital (to average assets)         48,278         7.7       =>25,156      =>4.0       =>31,445     =>  5.0

AS OF SEPTEMBER 30, 2003:
     Total capital (to risk-weighted
         assets)                               $48,733        13.8%     $=>28,333      =>8.0%     $=>35,416      =>10.0%
     Tier 1 capital (to risk-weighted
         assets)                                45,642        12.9       =>14,167      =>4.0       =>21,250     =>  6.0
     Tier 1 capital (to average assets)         45,642         7.4       =>24,754      =>4.0       =>30,943     =>  5.0

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

At September 30, 2004, the Bank's retained earnings available for the payment of dividends was $10.9 million. Accordingly, $40.4 million of the Company's equity in the net assets of the Bank was restricted at September 30, 2004. Funds available for loans or advances by the Bank to the Company amounted to $5.1 million. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 31
                 ---------------------------------------------------------------

                                                                (Note Continued)

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

NOTE 13 - STOCK OPTION PLANS

1993 EMPLOYEE STOCK COMPENSATION PROGRAM

The program provided for the grant of both incentive stock options and compensatory stock options. It further provided that the incentive stock option price to purchase common stock is not less than the fair market value at the date of grant and the compensatory stock option price is equal to or less than the fair market value of the shares at date of grant, that all options terminate no later than ten years from date of grant, and that options become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2004, there were no remaining shares available for grant under the program.

1993 DIRECTORS' STOCK OPTION PLAN

The plan provided for the grant of non-qualified options to each non-employee director of the Company at an amount equal to the fair market value at the date of grant. All options terminate seven years from date of grant and options become exercisable immediately. At September 30, 2004, there were no remaining shares available for grant under the plan.

1997 EMPLOYEE STOCK COMPENSATION PROGRAM

The program provides for the grant of both incentive stock options and compensatory stock options to all eligible persons, including executive officers and other full-time employees. It further provides that the option price to purchase common stock is equal to or less than the fair market value at the date of grant and that all options terminate no later than ten years from date of grant. Options for certain executive officers become exercisable immediately, and for all other employees, become exercisable on a cumulative basis at 50% each year, commencing one year from date of grant. At September 30, 2004, there were 29,326 options available for grant under the program.


1998 STOCK COMPENSATION PROGRAM, 2000 STOCK COMPENSATION PLAN, 2001 STOCK COMPENSATION PLAN AND 2002 STOCK COMPENSATION PLAN

The plans provide for the grant of non-qualified options to each non-employee director of the Company at an amount equal to the fair market value at the date of grant. All options terminate ten years from date of grant and options become exercisable immediately. At September 30, 2004, there were no remaining shares available for grant under the programs.

The following is a summary of the activity in the aforementioned stock option plans, adjusted to reflect the 10% stock dividends distributed on May 28, 2002, May 28, 2003 and May 26, 2004, for each of the years in the three-year period ended September 30:

                                            2004                            2003                           2002
---------------------------------------------------------------------------------------------------------------------------
                                                  WEIGHTED                        WEIGHTED                       WEIGHTED
                                                   AVERAGE                        AVERAGE                         AVERAGE
                                                  EXERCISE                        EXERCISE                       EXERCISE
                                      OPTIONS       PRICE            OPTIONS       PRICE            OPTIONS        PRICE
---------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year       369,723          $11.84         338,678         $10.53         315,314           $9.84
     Granted                          50,657           23.49          85,181          15.70          74,483           12.17
     Exercised                       (61,423)           9.82         (49,981)          9.21         (48,178)           8.50
     Forfeited                        (3,596)          19.81          (4,155)         14.57          (2,941)          11.23
---------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year             355,361          $13.78         369,723         $11.84         338,678         $10.53
===========================================================================================================================
Exercisable, at end of year          323,773          $13.16
===========================================================================================================================

                                                                (Note Continued)

---------------------------------------------------------------
32 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

The following is a summary of the information concerning currently outstanding and exercisable options as of September 30, 2004:

                                                             OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
                                                                  WEIGHTED
                                                                   AVERAGE        WEIGHTED                        WEIGHTED
                                                                  REMAINING        AVERAGE                        AVERAGE
                                                   OPTIONS        LIFE (IN        EXERCISE         NUMBER         EXERCISE
          RANGE OF EXERCISE PRICES                OUTSTANDING       YEARS)           PRICE        EXERCISABLE       PRICE
-----------------------------------------------------------------------------------------------------------------------------
$6.32 to $8.17                                        52,200            4.29         $ 7.72           52,200         $ 7.72
$9.05 to $11.77                                       74,478            3.97          10.13           74,478          10.13
$12.17 to $15.85                                     179,984            6.51          14.41          166,174          14.31
$23.49                                                48,699            9.26          23.49           30,921          23.49
-----------------------------------------------------------------------------------------------------------------------------
                                                     355,361            6.03         $13.78          323,773         $13.16
=============================================================================================================================

The fair value of the options granted during 2004, 2003 and 2002 was $5.46, $2.77, and $2.71, respectively, on the date of grant using a Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of options granted during 2004: a dividend yield of 2.85%, volatility of 23.1%, risk-free interest rate of 3.65% and a weighted-average expected life of 7 years. The following assumptions were used in calculating the fair value of options granted during 2003: a dividend yield of 3.89%, volatility of 22.5%, risk-free interest rate of 3.17% and a weighted-average expected life of 7 years. The following assumptions were used in calculating the fair value of options granted during 2002: a dividend yield of 4.34%, volatility of 24.0%, risk-free interest rate of 4.60% and a weighted-average expected life of 7 years.


NOTE 14 - EMPLOYEE BENEFIT PLANS

POST-RETIREMENT BENEFITS PLAN

     During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits in which the participant is expected to be vested. Expense recognized under the Plan for 2004, 2003 and 2002 was approximately $141,000, $123,000, and $151,000, respectively.

     The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

GROUP TERM REPLACEMENT PLAN

     The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer. Income recognized in 2004, 2003 and 2002 as a result of increased cash surrender value was approximately $99,000, $108,000, and $75,000, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank maintains a non-contributory, tax qualified Employee Stock Ownership Plan ("ESOP") for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. Each year, the Bank makes a discretionary contribution to the ESOP in cash, Company common stock or a combination of cash and Company stock. Amounts charged to compensation expense were $255,000, $221,000, and $247,000 in 2004, 2003 and 2002, respectively.

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 33
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------


NOTE 15 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                            THREE MONTH PERIODS ENDED
                                                         DECEMBER 31          MARCH 31              JUNE 30      SEPTEMBER 30
------------------------------------------------------------------------------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL 2004
     Interest income                                          $7,181             $7,458             $7,313             $7,373
     Interest expense                                          4,138              3,975              3,930              3,962
------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                       3,043              3,483              3,383              3,411

     Provision for loan losses                                    50                 75                 75                 75
     Other income                                                866              1,166                900                835
     Operating expenses                                        2,787              2,996              2,876              2,816
------------------------------------------------------------------------------------------------------------------------------

     Income before income taxes                                1,072              1,578              1,332              1,355
     Income tax provision                                        220                264                218                314
------------------------------------------------------------------------------------------------------------------------------

     Net income                                                 $852             $1,314             $1,114             $1,041
==============================================================================================================================
     Earnings per share:
         Basic                                                 $0.32             $0.49               $0.42             $0.39
==============================================================================================================================

         Diluted                                               $0.30             $0.47               $0.40             $0.37
==============================================================================================================================

FISCAL 2003
     Interest income                                          $8,851             $8,328             $7,940             $7,341
     Interest expense                                          5,974              5,055              4,837              4,346
------------------------------------------------------------------------------------------------------------------------------

     Net interest income                                       2,877              3,273              3,103              2,994

     Provision for loan losses                                   330                 75                 75                 75
     Other income                                              1,059                905                979              1,090
     Operating expenses                                        2,613              2,715              2,718              2,665
------------------------------------------------------------------------------------------------------------------------------

     Income before income taxes                                  993              1,388              1,289              1,344
     Income tax provision                                        218                314                290                139
------------------------------------------------------------------------------------------------------------------------------

     Net income                                               $  775             $1,074             $  999             $1,205
==============================================================================================================================

     Earnings per share:
         Basic                                                 $0.27             $0.36               $0.35             $0.44
==============================================================================================================================

         Diluted                                               $0.26             $0.36               $0.33             $0.42
==============================================================================================================================



---------------------------------------------------------------
34 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------

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

Management uses its best judgment in estimating the fair value of the Company's financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

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

DEPOSIT LIABILITIES

The fair values disclosed for demand deposits (e.g., interest bearing and noninterest bearing checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

                                                                (Note Continued)

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 35
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------

SHORT-TERM BORROWINGS AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The  carrying  amounts  for  short-term  borrowings  and  securities  sold under
agreements  to  repurchase   approximate   the  estimated  fair  value  of  such
liabilities.

SUBORDINATED DEBT

Fair values for subordinated debt are estimated using a discounted cash flow calculation similar to that used in valuing fixed rate certificate of deposit liabilities.

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

The carrying amounts and fair values of the Company's financial instruments are presented in the following table:

                                                                                       SEPTEMBER 30,
                                                                            2004                           2003
---------------------------------------------------------------------------------------------------------------------------
                                                                  CARRYING          FAIR          CARRYING         FAIR
                                                                   AMOUNT          VALUE           AMOUNT          VALUE
---------------------------------------------------------------------------------------------------------------------------
                                                                                       (IN THOUSANDS)
Financial assets:
     Cash and cash equivalents                                      $  8,831      $   8,831      $    7,992      $    7,992
     Securities available for sale                                   186,112        186,112         192,429         192,429
     Securities held to maturity                                     109,334        110,413         119,962         121,652
     Loans, net (including loans held for sale)                      290,505        295,348         264,698         273,674
     Restricted investments in bank stock                             11,156         11,156          10,447          10,447
     Accrued interest receivable                                       3,081          3,081           3,408           3,408

Financial liabilities:
     Deposits                                                        359,772        361,305         366,126         373,258
     Short-term borrowings                                            64,106         64,106          38,101          38,101
     Securities sold under agreements to repurchase                    5,118          5,118           5,943           5,943
     Subordinated Debt                                                10,310         10,310          10,310          10,338
     Accrued interest payable                                          1,104          1,104           1,308           1,308
     Long-term debt                                                  142,307        149,355         152,708         165,141

Off-balance sheet financial instruments:
     Standby letters of credit                                             -              -               -               -
     Commitments to extend credit                                          -              -               -               -

                                                                (Note Continued)

---------------------------------------------------------------
36 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------


NOTE 17 - FIDELITY BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Following are condensed financial statements for the parent company:

CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                                                   SEPTEMBER 30,
                                                                               2004             2003
--------------------------------------------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)

ASSETS
Cash                                                                            $   447          $    15
Investment in subsidiary bank                                                    51,766           50,306
Investment in unconsolidated subsidiary trust                                       310              310
Securities available for sale                                                     5,642            3,407
Other assets                                                                         96              350
--------------------------------------------------------------------------------------------------------

         TOTAL ASSETS                                                           $58,261          $54,388
========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Subordinated debentures                                                    $10,310          $10,310
     Other liabilities                                                            5,874            3,883
--------------------------------------------------------------------------------------------------------

         TOTAL LIABILITIES                                                       16,184           14,193

Total Stockholders' Equity                                                       42,077           40,195
--------------------------------------------------------------------------------------------------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $58,261          $54,388
========================================================================================================

CONDENSED STATEMENTS OF INCOME

                                                                        YEARS ENDED SEPTEMBER 30,
                                                                 2004              2003             2002
--------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
Dividends from subsidiary                                      $1,725            $1,809           $2,001
Interest income                                                   257               250              263
Interest expense                                                 (500)           (1,208)          (1,062)
Other income                                                      163               170                -
Other expense                                                     (81)              (94)            (225)
--------------------------------------------------------------------------------------------------------

       INCOME BEFORE EQUITY IN UNDISTRIBUTED NET
       INCOME OF SUBSIDIARY AND INCOME TAXES                    1,564               927              977

       Income tax benefit                                          84               319              368
       Equity in undistributed net income of subsidiary         2,673             2,807            3,081
--------------------------------------------------------------------------------------------------------

       NET INCOME                                              $4,321            $4,053           $4,426
========================================================================================================

                                                                (Note Continued)


                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 37
                 ---------------------------------------------------------------

----------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
----------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS

                                                                                            YEARS ENDED SEPTEMBER 30,
                                                                                  2004                2003                2002
------------------------------------------------------------------------------------------------------------------------------
                                                                                           (IN THOUSANDS)
     CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                             $ 4,321             $ 4,053            $ 4,426
        Adjustments to reconcile net income to net cash provided
           by operating activities:
          Equity in undistributed earnings of subsidiary                        (2,673)             (2,807)            (3,081)
          Gain on sale of investments                                             (101)               (170)              (105)
          Writedown of investment securities                                         -                   -                246
          Increase (decrease) in interest receivable                                19                  16                 (1)
          Increase in payable to subsidiary                                      1,990               3,473                504
          Write-off of unamortized debt issuance costs                               -                 599                  -
          Other changes, net                                                       363                (541)            (1,931)
------------------------------------------------------------------------------------------------------------------------------

              NET CASH PROVIDED BY OPERATING ACTIVITIES                          3,919               4,623                 58
------------------------------------------------------------------------------------------------------------------------------

     CASH FLOWS FROM INVESTING ACTIVITIES
        Net cash received in acquisition of Carnegie Financial Corp.                 -                   -                 143
        Purchase of securities available for sale                               (2,409)               (339)             (1,073)
        Sale of securities available for sale                                      421                 543                 451
        Maturities and principal repayments of securities available
           for sale                                                                457                 541               1,591
        Loan receivable from subsidiary bank                                         -              10,000             (10,000)
        Investment in unconsolidated subsidiary trust, FB Statutory
           Trust II                                                                  -                   -                (310)
        Proceeds from FB Capital Trust                                               -                 317
------------------------------------------------------------------------------------------------------------------------------

              NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES               (1,531)             11,062              (9,198)
------------------------------------------------------------------------------------------------------------------------------

     CASH FLOWS FROM FINANCING ACTIVITIES
        Issuance of subordinated debentures                                          -                   -             10,310
        Redemption of subordinated debentures                                        -             (10,567)                 -
        Debt issuance costs                                                          -                   -               (303)
        Stock options exercised                                                    603                 439                408
        Sale of stock through Dividend Reinvestment Plan                           144                  99                 83
        Proceeds from the sale of stock in connection with the
           acquisition of First Pennsylvania Savings Association                     -               1,304                  -
        Dividends paid                                                          (1,229)             (1,191)            (1,031)
        Acquisition of treasury stock                                           (1,474)             (6,021)              (233)
------------------------------------------------------------------------------------------------------------------------------

              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES               (1,956)            (15,937)             9,234
------------------------------------------------------------------------------------------------------------------------------

              NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 432                (252)                94

     CASH AND CASH EQUIVALENTS - BEGINNING                                          15                 267                173
------------------------------------------------------------------------------------------------------------------------------

     CASH AND CASH EQUIVALENTS - ENDING                                        $   447            $     15            $   267
=============================================================================================================================


---------------------------------------------------------------
38 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                            ----------------------------------------------------
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
                            ----------------------------------------------------


NOTE 18 - CONTINGENT LIABILITIES

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.


NOTE 19 - ACQUISITIONS

On October 10, 2001, the Company announced the signing of a Definitive Agreement and Plan of Merger whereby Fidelity Bancorp, Inc. would acquire all the outstanding common stock of Carnegie Financial Corporation ("Carnegie") for $14.75 per share in cash or Fidelity common stock. This represents an acquisition value of approximately $3.3 million. The acquisition received all regulatory approvals in January 2002 and, on January 15, 2002, the stockholders of Carnegie approved the Agreement and Plan of Merger. The acquisition of Carnegie was completed on February 22, 2002.

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

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 39
                 ---------------------------------------------------------------

--------------------------------------------------------------------------------
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OVERVIEW

The Company reported net income of $4.321 million or $1.54 per share on a diluted basis for fiscal 2004 compared to $4.053 million or $1.37 per share on a diluted basis for fiscal 2003 and compared to $4.426 million or $1.57 per share on a diluted basis for fiscal 2002.

Return on average equity was 10.62%, 9.45%, and 11.60% for fiscal years 2004, 2003 and 2002, respectively. Return on average assets was .69%, .66%, and .76% for fiscal 2004, 2003, and 2002, respectively. The ratio of other expenses to average assets for fiscal 2004 was 1.83% compared to 1.74% in fiscal 2003 and 1.72% in fiscal 2002.

Total assets of the Company totaled $627.7 million at September 30, 2004, compared to $617.8 million at September 30, 2003. Increases were noted in cash and cash equivalents and loans receivable, partially offset by decreases in securities.

The operating results of the Company depend primarily upon its net interest income, which is the difference between the yield earned on its interest earning assets and the rates paid on its interest bearing liabilities (interest-rate spread) and also the relative amounts of its interest earning assets and interest bearing liabilities. For the fiscal year ended September 30, 2004, the tax-equivalent interest-rate spread increased to 2.31%, as compared to 2.15% in fiscal 2003. The tax-equivalent spread in fiscal 2002 was 2.48%. The ratio of average interest earning assets to average interest bearing liabilities decreased to 102.7% in fiscal 2004, from 103.5% in fiscal 2003. The ratio was 103.2% in fiscal 2002. The increase in the spread for fiscal 2004 is attributed to the average yield on total interest earning assets decreasing less than the average rate paid on interest bearingliabilities. The improved spread for fiscal 2004 also reflects the write-off of issuance costs for the Company's 9.75% trust preferred securities which were included as a component of interest expense in fiscal 2003. The Company's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

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

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurances that actual results will not differ from those estimates. If actual results are different than management's judgments and estimates, the Company's financial results could change, and such change could be material.

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

---------------------------------------------------------------
40 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                  ----------------------------------------------
                                  MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
                                  ----------------------------------------------

Valuation of Goodwill. The Company assesses the impairment of goodwill at least annually, and whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable. Factors that the Company considers important in determining whether to perform an impairment review include significant underperformance relative to forecasted operating results and significant negative industry or economic trends. If the Company determines that the carrying value of goodwill may not be recoverable, then the Company will assess impairment based on a projection of undiscounted future cash flows and measure the amount of impairment based on fair value.

Accounting for Stock Options. As permitted by SFAS No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in Note 1 to the consolidated financial statements.

ASSET AND LIABILITY MANAGEMENT

The Company's vulnerability to interest rate risk exists to the extent that its interest bearing liabilities, consisting of customer deposits and borrowings, mature or reprice more rapidly or on a different basis than its interest earning assets, which consist primarily of intermediate or long-term loans and investment securities, mortgage-backed securities and collateralized mortgage obligations.

The principal determinant of the exposure of the Company's earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest earning assets and the repricing or maturity of its interest bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates carried by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized.

The objective of interest rate risk management is to control, to the extent possible, the effects that interest rate fluctuations have on net interest income and on the net present value of the Company's interest earning assets and interest bearing liabilities. Management and the Board are responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. These analyses provide a range of potential impacts on net interest income and portfolio equity caused by interest rate movements.

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

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest earning asset and interest bearing liability levels at September 30, 2004 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 2004 levels.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 41
                 ---------------------------------------------------------------

----------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
----------------------------------------------

INTEREST RATE SIMULATION SENSITIVITY ANALYSIS

     Movements in interest rates from September 30, 2004 rates:

                                                     INCREASE             DECREASE
----------------------------------------------------------------------------------------
                                               +100 BP    +200 BP    -100 BP   -200 BP
----------------------------------------------------------------------------------------
     Net interest income increase (decrease)    2.6 %      3.2 %     (5.7)%    (17.3)%
     Portfolio equity decrease                 (7.5)%    (20.8)%     (4.8)%    (13.8)%

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest earning assets and interest bearingliabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company's one-year gap was a negative .6% at September 30, 2004 compared to a positive 3.7% at September 30, 2003. The Company considers this result at September 30, 2004 to be within its acceptable target range. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest bearingliabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available for sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 2004. Assumptions used in developing the table include cash flow and repricing projections for assets and liabilities. In developing the cash flow projections, prepayment estimates for loans and investments were also used. At September 30, 2004, these estimates anticipate a moderate rate of prepayment due to the relatively low interest rate environment that continues to exist. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                                                     SEPTEMBER 30, 2004
------------------------------------------------------------------------------------------------------------
                                                                   OVER THREE      AFTER ONE
                                                     THREE            MONTHS          YEAR
                                                    MONTHS OR        THROUGH        THROUGH         AFTER
                                                      LESS        TWELVE MONTHS    FIVE YEARS     FIVE YEARS
------------------------------------------------------------------------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
Interest earning assets                               $111,306       $115,915        $324,257      $48,172
Deposits, escrow liabilities and borrowed funds        139,577         91,104         217,930      133,002
------------------------------------------------------------------------------------------------------------

Interest sensitivity                                  $(28,271)       $24,811        $106,327     $(84,830)
============================================================================================================

Cumulative interest sensitivity                       $(28,271)       $(3,460)       $102,867      $18,037

Cumulative ratio as a percent of assets                   (4.5)%          (.6)%          16.4%         2.9%

---------------------------------------------------------------
42 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                  ----------------------------------------------
                                  MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
                                  ----------------------------------------------

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

LIQUIDITY AND CAPITAL RESOURCES

The Company has no operating business other than that of the Bank. The Company's principal liquidity needs are for the payment of dividends and the payment of interest on its outstanding subordinated debt. The Company's principal sources of liquidity are earnings on its investment securities portfolio and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends. At September 30, 2004, the Bank could pay approximately $10.9 million in dividends to the Company without prior approval from regulators.

The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements and sales of investments. During fiscal 2004, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth, and to maintain its liquidity. At September 30, 2004 the total of approved loan commitments amounted to $13.1 million and the Company had $23.4 million of undisbursed loan funds. Unfunded commitments under lines and letters of credit amounted to $36.3 million at September 30, 2004. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2005 is $86.9 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Company.

CONTRACTUAL OBLIGATIONS

The following table represents the Company's balance sheet aggregate contractual obligations to make future payments as of September 30, 2004.

                                                                     SEPTEMBER 30, 2004
----------------------------------------------------------------------------------------------------------
                                                     LESS        ONE YEAR TO       THREE
                                                     THAN           THREE        YEARS TO        OVER FIVE
                                      TOTAL        ONE YEAR         YEARS        FIVE YEARS        YEARS
----------------------------------------------------------------------------------------------------------
                                                              (DOLLARS IN THOUSANDS)
Long-Term Debt Obligations:
   Time deposits                     $174,130       $86,863        $50,679         $27,217         $9,371
   FHLB Advances                      142,307        26,014         29,024          37,517         49,752
   Subordinated debt                   10,310             -              -               -         10,310
Operating leases                        1,140           237            431             263            209
----------------------------------------------------------------------------------------------------------

Total                                $327,887     $ 113,114       $ 80,134        $ 64,997       $ 69,642
==========================================================================================================

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

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 43
                 ---------------------------------------------------------------

----------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
----------------------------------------------

OFF-BALANCE SHEET ARRANGEMENTS

The Company is also party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

CAPITAL

At September 30, 2004, the Company had capital in excess of all applicable regulatory capital requirements. At September 30, 2004, the ratio of the Company's Tier 1 capital to average assets was 7.68%. The Company's ratio of Tier 1 capital to risk-weighted assets was 13.21% and its ratio of total capital to risk-weighted assets was 14.03%.

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total average assets of 7.68% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 12.72% at September 30, 2004. As a result, regulatory capital requirements are not expected to have a material impact on operations.

FINANCIAL CONDITION

The Company's assets were $627.7 million at September 30, 2004, an increase of $9.9 million or 1.6% over assets at September 30, 2003. Increases were noted in cash and net loans receivable, partially offset by a decrease in securities. The growth was primarily funded by short-term borrowings.

LOAN PORTFOLIO

Net loans receivable increased $26.0 million or 9.8% to $290.4 million at September 30, 2004 from $264.4 million at September 30, 2003. Loans originated totaled $137.2 million in fiscal 2004, including amounts disbursed under lines of credit, versus $170.3 million in fiscal 2003. In addition, $6.8 million in net loans were acquired with the purchase of First Pennsylvania during fiscal 2003.

Mortgage loans originated amounted to $82.8 million, including $2.0 million originated for sale, and $97.1 million, including $25.6 million originated for sale, in fiscal 2004 and 2003, respectively. The Bank did not purchase any mortgage loans in fiscal 2004 or fiscal 2003, but obtained $4.6 million in mortgage loans with the acquisition of First Pennsylvania in fiscal 2003. The decrease in the level of mortgage loan originations in fiscal 2004 primarily reflects the historically low interest rate environment that existed during fiscal 2003. The origination of adjustable rate mortgages (ARM's) increased to $58.3 million in fiscal 2004 from $35.1 million in fiscal 2003. The increase reflects both the favorable rate environment and an increased emphasis on adjustable loans by customers; however, most still preferred fixed rate loans. Primarily for asset/liability management purposes, the Company initiated a program in fiscal 2001 in which a portion of the fixed rate, single-family mortgage loans originated were sold. Gains of $47,000 were realized on these sales in fiscal 2004. Principal repayments on outstanding mortgage loans increased to $46.3 million in fiscal 2004 as compared to $127.3 million in fiscal 2003, reflecting the historically low interest rate environment that existed in fiscal 2003. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $208.9 million at September 30, 2004 from $174.4 million at September 30, 2003.

Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit, totaled $54.4 million in fiscal 2004 versus $73.2 million in fiscal 2003. During fiscal 2004, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. The decrease in originations, however, reflects the historically low interest rate environment that existed during fiscal 2003, as both business customers and consumers sought to refinance or prepay loans. The net result of the above factors caused the balance of installment loans to increase to $76.0 million at September 30, 2004, as compared to $67.3 million at September 30, 2003. Commercial business loans and leases, however, decreased, totaling $32.1 million at September 30, 2004 versus $36.0 million at September 30, 2003.

---------------------------------------------------------------
44 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                  ----------------------------------------------
                                  MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
                                  ----------------------------------------------

NON-PERFORMING ASSETS

The following table sets forth information regarding non-accrual loans and foreclosed real estate at the dates indicated. The Bank did not have any loans which were classified as troubled debt restructurings at the dates presented.

                                                                               SEPTEMBER 30,
                                                                          2004     2003       2002
---------------------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
Non-accrual residential real estate loans (one-to-four family)         $   777   $  795     $  515
Non-accrual construction, multi-family residential
     and commercial real estate loans                                      269      367        408
Non-accrual installment loans                                              530      615        273
Non-accrual commercial business and lease loans                          2,071    1,151      1,461
---------------------------------------------------------------------------------------------------
Total non-performing loans                                              $3,647   $2,928     $2,657
===================================================================================================
Total non-performing loans as a percent of net loans receivable           1.26%    1.11%      0.84%
===================================================================================================
Total foreclosed real estate, net of related reserves                   $1,517   $  675     $  658
===================================================================================================
Total non-performing loans and foreclosed real
     estate as a percent of total assets                                  0.82%    0.58%      0.54%
===================================================================================================

At September 30, 2004, non-accrual loans consisted of nine 1-4 family residential real estate loans totaling $777,000, three commercial real estate loans totaling $269,000, thirty-one installment loans totaling $530,000 and twenty commercial business loans totaling $2.07 million. The largest individual non-accrual loan is a commercial business loan for $555,000.

Management has evaluated these loans and is satisfied that the allowance for loan losses at September 30, 2004 is adequate. The allowance for loan losses was $2,609,000 at September 30, 2004, $3,091,000 at September 30, 2003, and
$3,056,000 at September 30, 2002. The balance at September 30, 2004, at .90% of loans receivable and 71.5% of non-performing loans, is considered reasonable by management.

Foreclosed real estate at September 30, 2004 consists of eighteen single-family houses, and three commercial real estate properties, all of which are located in the Bank's market area. Management believes that the carrying value of the properties at September 30, 2004 approximates the fair value less costs to sell. However, while management uses the best information available to make such determinations, future adjustments may become necessary.

SECURITIES AVAILABLE FOR SALE

Securities available for sale decreased $6.3 million to $186.1 million at September 30, 2004 from $192.4 million at September 30, 2003. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. These securities consist of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-free municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, corporate obligations, trust preferred securities and other equity securities. During fiscal 2004, the Bank purchased $68.3 million of these securities and sold $26.0 million. Sales of these securities in fiscal 2004 resulted in a net pretax gain of $639,000. Fiscal 2003 results include a loss of $110,000, resulting from the write-down of investments in equity securities for declines in value that are considered other than temporary. There were no such write-downs during fiscal 2004.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 45
                 ---------------------------------------------------------------

----------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
----------------------------------------------

SECURITIES HELD TO MATURITY

Securities held to maturity decreased $10.6 million or 8.9% to $109.3 million at September 30, 2004, compared to $120.0 million at September 30, 2003. These investments are comprised of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-exempt municipal securities and corporate obligations. During fiscal 2004, the Bank purchased $35.6 million of these securities. There were no sales of investment securities held to maturity in fiscal 2004 or 2003.

DEPOSITS

Deposits decreased $6.4 million during fiscal 2004 to $359.8 million at September 30, 2004. Deposit decreases occurred in time deposits and money market accounts, partially offset by increases in demand deposits, NOW accounts, and passbook accounts

The increase in passbook accounts reflects the continued popularity of this type of account with some customers. Bank rates on such accounts stayed relatively constant and some depositors sought the safety and certainty of these products. In addition, the increase in passbook accounts is highly correlated to the decrease in time deposits as some customers with maturing time deposits have transferred these funds to passbook accounts in anticipation of rising rates. Furthermore, the nature of the Bank's primary market area for time deposits from other banks and thrifts remains extremely competitive. In addition, the Bank faces competition for these deposits from alternative sources such as the stock market and mutual funds. Demand deposits and NOW accounts are relatively rate insensitive and the increased balances in these categories reflects the increased emphasis management has placed on attracting and retaining such accounts.

SHORT-TERM BORROWINGS

Short-term borrowings include Federal Home Loan Bank "RepoPlus" advances and treasury, tax and loan notes. These borrowings increased $26.0 million to $64.1 million at September 30, 2004, from $38.1 million at September 30, 2003. Approximately $20.4 million of long-term FHLB advances matured during fiscal 2004 and a significant portion of these advances were replaced with short-term RepoPlus advances while the remaining were paid with excess cash on hand. The Bank continues to utilize FHLB advances as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals.

LONG-TERM DEBT

Long-term debt represents FHLB advances, including fixed-rate advances and "Convertible Select" advances. Long-term debt decreased $10.4 million or 6.8% to $142.3 million at September 30, 2004, from $152.7 million at September 30, 2003. As noted above, long-term FHLB advances maturing during fiscal 2003 were either paid with excess cash on hand or replaced with short-term FHLB RepoPlus advances consistent with asset/liability management strategies.

SUBORDINATED DEBT

Subordinated debt represents debt issued by the Company to the Trust in conjunction with the issuance of trust preferred securities by the Trust. The debt is unsecured and ranks subordinated and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The debt is due concurrently with the trust preferred securities. Subordinated debt was $10.3 million at September 30, 2004 and at September 30, 2003. Prior to the adoption of FIN 46 (see Note 1 - Significant Accounting Policies), the Company's Consolidated Financial Statements reported the "Guaranteed Preferred Beneficial Interest in Company's Debentures" in its Consolidated Statements of Financial Condition, which represented the trust preferred securities issued by the Trust.

---------------------------------------------------------------
46 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                  ----------------------------------------------
                                  MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
                                  ----------------------------------------------

STOCKHOLDERS' EQUITY

Stockholders' equity increased $1.9 million or 4.7% to $42.1 million at September 30, 2004 compared to September 30, 2003. This result reflects net income of $4.32 million, stock options exercised of $819,000 and stock issued under the Dividend Reinvestment Plan of $144,000. Offsetting these increases was a decrease in unrealized holding gains, net of unrealized holding losses, on securities available for sale of $816,000, common stock cash dividends paid of $1.2 million and the purchase of treasury stock at cost for $1.5 million.

RESULTS OF OPERATIONS

     Comparison of Fiscal Years Ended September 30, 2004, 2003, and 2002

Net income was $4.32 million ($1.54 per diluted share) for the year ended September 30, 2004 compared to $4.05 million ($1.37 per diluted share) for fiscal 2003 and $4.43 million ($1.57 per diluted share) for fiscal 2002. The increase from fiscal 2003 reflects an increase in net interest income before provision for loan losses of $1.07 million or 8.8% and a decrease in the provision for loan losses of $280,000 or 50.5%. Partially offsetting these factors was a decrease in other operating income of $266,000 or 6.6% and an increase in other operating expenses of $764,000 or 7.1%, and an increase in the provision for income taxes of $55,000 or 5.7%.

INTEREST RATE SPREAD

The Bank's interest rate spread, the difference between yields on interest earning assets and the cost of funds, increased to 2.31% on a tax-equivalent basis in fiscal 2004 from 2.15% in fiscal 2003. The spread was 2.48% in fiscal 2002. The following table shows the average tax-equivalent yields earned on the Bank's interest earning assets and the average rates paid on its interest bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest earning assets.

                                                     FISCAL YEARS ENDED SEPTEMBER 30,
                                                        2004     2003      2002
--------------------------------------------------------------------------------
Average yield on:
     Mortgage loans                                     6.37%    7.24%     7.46%
     Mortgage-backed securities and
     collateralized mortgage obligations                3.53     3.80      5.50
Installment loans                                       5.96     6.83      7.65
Commercial business loans and leases                    5.83     6.46      7.52
Interest earning deposits with other institutions,
     investment securities, and FHLB stock1             4.41     4.80      5.80
--------------------------------------------------------------------------------
Total interest earning assets                           5.06     5.70      6.73

Average rates paid on:
     Savings deposits                                   2.09     2.51      3.19
     Borrowed funds                                     3.84     5.08      5.91
--------------------------------------------------------------------------------
Total interest bearing liabilities                      2.75     3.55      4.25
--------------------------------------------------------------------------------
Average interest rate spread                            2.31%    2.15%     2.48%
================================================================================
Net yield on interest earning assets                    2.39%    2.27%     2.61%
================================================================================

1 Interest income on tax-free investments has been adjusted for federal income tax purposes using a rate of 34%.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 47
                 ---------------------------------------------------------------

----------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
----------------------------------------------

INTEREST INCOME ON LOANS

Interest income on loans decreased by $3.2 million or 15.5% to $17.4 million in fiscal 2004 as compared to fiscal 2003. The decrease primarily reflects both a decrease in the average size of the loan portfolio and a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio decreased from an average balance of $292.5 million in fiscal 2003 to $280.7 million in fiscal 2004. The decrease in the average balance of the loan portfolio reflects accelerated prepayments due to the historically low rate environment experienced in fiscal 2003 and into the beginning of fiscal 2004. Fiscal 2003 results include the purchase of First Pennsylvania and its loan portfolio and fiscal 2002 results include the purchase of Carnegie and its loan portfolio. Interest income on loans decreased by $3.6 million or 14.8% to $20.6 million in fiscal 2003 as compared to fiscal 2002. The decrease primarily reflects a decrease in the average size of the loan portfolio, as well as a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio decreased from an average balance of $322.3 million in fiscal 2002 to $292.5 million in fiscal 2003.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES

Interest income on mortgage-backed securities decreased $340,000 or 7.1% to $4.4 million in fiscal 2004 from $4.8 million in fiscal 2003. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, remained relatively unchanged at $125.9 million in fiscal 2003 and fiscal 2004. The yield on these securities, however, decreased in fiscal 2004. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

Interest income on mortgage-backed securities decreased by $929,000 or 16.3% to $4.8 million in fiscal 2003 from $5.7 million in fiscal 2002. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, increased from $103.7 million in fiscal 2002 to $125.9 million in fiscal 2003. The yield earned on these securities, however, decreased in fiscal 2003.

INTEREST INCOME ON INVESTMENTS

Interest income on investments (including those available for sale), which includes interest earning deposits with other institutions and FHLB stock, was $7.5 million in fiscal 2004 compared to $7.1 million in fiscal 2003. The fiscal 2004 results reflect an increase in the average balance of such investments to $192.9 million in fiscal 2004 as compared to $170.4 million in fiscal 2003, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2004 as compared to fiscal 2003.

Interest income on investments was $7.1 million in fiscal 2003, compared to $6.7 million in fiscal 2002. The fiscal 2003 results reflect an increase in the average balance of such investments to $170.4 million in fiscal 2003 as compared to $134.9 million in fiscal 2002, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2003 as compared to fiscal 2002.

INTEREST EXPENSE ON DEPOSITS

Interest on deposits decreased $1.4 million or 15.9% to $7.6 million in fiscal 2004 from $9.1 million in fiscal 2003. The decrease reflects a decrease in the average rate paid on deposits in fiscal 2004, as compared to fiscal 2003, partially offset by an increase in the average balance of deposits in fiscal 2004. The fiscal 2003 balances include the approximately $12.3 million in deposits assumed in the First Pennsylvania acquisition and fiscal 2002 balances include the approximately $21.0 million in deposits assumed in the Carnegie acquisition.

Interest on deposits decreased $1.5 million or 14.3% to $9.1 million in fiscal 2003 from $10.6 million in fiscal 2002. The decrease reflects a decrease in the average rate paid on deposits in fiscal 2003, as compared to fiscal 2002, partially offset by an increase in the average balance of deposits in fiscal 2003.

---------------------------------------------------------------
48 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                  ----------------------------------------------
                                  MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
                                  ----------------------------------------------

INTEREST EXPENSE ON SHORT-TERM BORROWINGS

Interest expense on short-term borrowings (including FHLB "RepoPlus" advances and treasury, tax and loan notes) increased $608,000 or 335.9% to $789,000 in fiscal 2004 compared to $181,000 in fiscal 2003. The increase reflects a higher level of average short-term borrowing in fiscal 2004, partially offset by a decrease in the cost of these funds. The Bank continued to use FHLB "RepoPlus" advances as cost effective sources of funding in fiscal 2004. Interest expense on short-term borrowings decreased $21,000 or 10.4% to $181,000 in fiscal 2003 compared to fiscal 2002. The decrease reflects a decrease in the cost of these funds, partially offset by a higher level of average short-term borrowing in fiscal 2003.

INTEREST EXPENSE ON LONG-TERM DEBT

Interest expense on long-term debt (including FHLB fixed rate advances and "Convertible Select" advances) decreased $2.7 million or 27.3% to $7.1 million in fiscal 2004 compared to fiscal 2003. The decrease reflects both a decrease in the average balance of long-term debt, as well as a decrease in the cost of these borrowings. Fiscal 2003 balances include approximately $13.9 million of long-term FHLB advances assumed in the acquisition of First Pennsylvania. Interest expense on long-term debt was $9.7 million in fiscal 2003, compared to $11.3 million in fiscal 2002. The decrease reflects both a decrease in the average balance of long-term debt and a decrease in the cost of these borrowings.

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

Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and other data. Large balance and/or more complex loans, such as multi-family and commercial real estate loans may be evaluated on an individual basis and are also evaluated in the aggregate to determine adequate reserves. As individually significant loans become impaired, specific reserves are assigned to the extent of the impairment.

The provision for loan losses was $275,000, $555,000, and $400,000 for the fiscal years ended September 30, 2004, 2003 and 2002, respectively. The provisions reflect management's evaluation of the loan portfolio, current economic conditions, and other factors as described below. The allowance decreased from $3.09 million at September 30, 2003 to $2.61 million at September 30, 2004. Loan charge-offs, net of recoveries, were $757,000 in fiscal 2004 compared to $560,000 in fiscal 2003 and $419,000 in fiscal 2002. The balance of non-performing loans has increased at September 30, 2004 compared to September 30, 2003, while the allowance for loan losses decreased over the same period, primarily reflecting stronger collateral values for loans considered impaired at September 30, 2004.

The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 49
                 ---------------------------------------------------------------

----------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
----------------------------------------------

OTHER INCOME

Fidelity's non-interest or total other income decreased by $266,000 or 6.6% to $3.8 million in fiscal 2004 compared to fiscal 2003. Other income increased by $1.4 million or 51.8% to $4.0 million in fiscal 2003 as compared to fiscal 2002.

Included in non-interest income is service fee income on loans and late charges which decreased by $219,000 in fiscal 2004 and increased by $196,000 in fiscal 2003 over the respective prior years. The decrease in fiscal 2004 is primarily attributed to a decrease in late charges on loans and title insurance fees. The average balance of loans outstanding and the volume of loan originations during fiscal 2004 decreased over fiscal 2003 thus opportunities for these fees have decreased. The increase in fiscal 2003 reflects an increase in late charges on loans and title insurance fees.

Deposit service charges and fee income was $1.4 million, $1.2 million, and $953,000 in fiscal 2004, 2003 and 2002, respectively. The increase in fiscal 2004 is primarily attributed to increased returned check fees. The increase in fiscal 2003 reflects increased fees related to returned checks, partially offset by a decrease in service charge fees on savings and checking accounts.

The Company recorded net gains of $639,000 and $638,000 in fiscal 2004 and fiscal 2003, respectively, and a net loss of $12,000 in fiscal 2002, on the sale and write-down of securities. All sales were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies. Included in the above amounts are losses resulting from the write-down of investments in equity securities for declines in value that are considered other than temporary were $110,000 and $246,000 in fiscal years 2003 and 2002, respectively. There were no similar write-downs in fiscal 2004.

Gain on sale of loans was $47,000, $512,000, and $292,000 in fiscal years 2004, 2003 and 2002, respectively. In fiscal 2001, the Company began a program to sell, servicing released, a portion of the fixed-rate, first mortgage residential loans originated. This program is intended to allow the Company to offer competitive market rates on loans, while not retaining in portfolio some loans that may not fit the current asset/liability strategy. In addition, such loans can generally be sold at a profit when a commitment to sell is locked in when the application is taken. In addition, the Company sells a portion of the loans originated under low-income housing programs in which it participates in the Pittsburgh area.

Other operating income includes miscellaneous sources of income, which consist primarily of automated teller machine (ATM) fees, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $1.33 million, $1.06 million, and $1.06 million in fiscal 2004, 2003, and 2002, respectively. The increase in fiscal 2004 primarily reflects increases in: fees earned on the sale of non-insured investment products such as mutual funds and annuities; check printing fees; merchant fees; and gain on sale of fixed assets. Also attributing to the increase was a tax refund received in conjunction with a Pennsylvania sales and use tax petition. Fiscal 2003 results were relatively unchanged from fiscal 2002 and attributed to an increase in rental income, partially offset by a decrease in ATM fees and fees collected on accident and health insurance.

OTHER EXPENSES

Other expenses increased $764,000 or 7.1% to $11.5 million in fiscal 2004 and increased $641,000 or 6.4% to $10.7 million in fiscal 2003, from $10.1 million in fiscal 2002.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $489,000 or 7.4% to $7.1 million in fiscal 2004, and increased $528,000 or 8.7% to $6.6 million in fiscal 2003 over the respective prior years. Factors contributing to the increase in fiscal 2004 were normal salary increases for employees, increases in the cost of health insurance, increased retirement costs and payroll taxes, and other personnel expense, partially offset by a decrease in officer and employee expense. Factors contributing to the increase in fiscal 2003 were the acquisition of First Pennsylvania and addition of the Cranberry branch, normal salary increases, increases in the cost of health insurance, and increased payroll taxes.

---------------------------------------------------------------
50 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                  ----------------------------------------------
                                  MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
                                  ----------------------------------------------

Office occupancy and equipment expense increased $45,000 or 4.6% to $1.0 million in fiscal 2004 and increased $56,000 or 6.1% to $978,000 in fiscal 2003 over the respective prior years. The increase in fiscal 2004 primarily reflects an increase in real estate taxes paid on office buildings, as well as other occupancy and equipment expenses associated with the Cranberry and Troy Hill branches operating for the entire fiscal year. The increase in fiscal 2003 reflects increased rent expense associated with the addition of the Cranberry branch, as well as all other occupancy and equipment expenses associated with operating two additional branches.

Depreciation and amortization increased $21,000 or 2.8% to $758,000 in fiscal 2004 and increased $131,000 or 21.6% to $737,000 in fiscal 2003 over the respective prior years. The results in fiscal 2004 reflect depreciation on additions to property being substantially offset by equipment becoming fully depreciated. Fiscal 2003 results primarily reflect the addition of the Troy Hill and Cranberry branches.

The Bank recorded net losses on foreclosed real estate of $167,000, $84,000, and $50,000 in fiscal years 2004, 2003 and 2002, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 2004, the Bank had eighteen single-family residential properties, seventeen of which were owned by the same borrower as investment properties, and three commercial real estate properties classified as foreclosed real estate.

Intangible amortization was $52,000, $50,000, and $163,000 in fiscal years 2004, 2003 and 2002, respectively. The results reflect the amortization of the intangibles generated by the acquisition of Pennwood in July 2000, Carnegie in February 2002, and First Pennsylvania in December 2002, on an accelerated basis over ten years.

Other operating expenses, which consist primarily of check processing costs, advertising, bank service charges, supervisory examination and assessment fees, legal and other administrative expenses, amounted to $2.4 million in fiscal 2004 and $2.2 million in fiscal 2003 and 2002. Significant variations in fiscal 2004, compared to fiscal 2003, include increases in advertising expense, legal and consulting fees, and losses sustained from branch robberies. Partially offsetting these increases were decreases in checking account charge-offs, stationary and supplies, and postage expense. Significant variations in fiscal 2003, compared to fiscal 2002, include increases in checking account charge-offs, postage expense, and stationary and supplies, partially offset by decreases in legal and consulting fees.

INCOME TAXES

The Company generated taxable income and, as a consequence, recorded tax provisions of $1.0 million, $961,000, and $1.3 million for fiscal 2004, 2003 and 2002, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate, which was 19.0%, 19.2%, and 22.4%, for fiscal 2004, 2003 and 2002, respectively.

The difference between the Company's effective tax rate and the statutory rate is primarily attributable to the Bank's portfolio of municipal obligations, the interest on which is exempt from federal income tax. Also contributing to the Company's lower effective tax rate is FBIC, Inc., a Delaware passive investment corporation formed by the Bank to hold a portion of its mortgage loan portfolio. Interest income received by FBIC, Inc. is exempt from state tax.

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

These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 51
                 ---------------------------------------------------------------

----------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED
----------------------------------------------

and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System ("the FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; laws concerning taxes, banking, securities and insurance; technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's noninterest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

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

CHANGE IN AUDITORS

KPMG LLP ("KPMG") served as the Company's independent auditors for the fiscal year ended September 30, 2002. On May 28, 2003, the Company notified KPMG of its decision to dismiss KPMG as its independent auditors. The decision to change accountants was approved by the audit committee of the Board of Directors. KPMG's reports on the Company's consolidated financial statements for the fiscal year ended September 30, 2002 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the fiscal year ended September 30, 2002 and any subsequent interim period preceding the date of the termination of their engagement, there were no disagreements or reportable events between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused them to make a reference to the subject matter of the disagreements or reportable events in connection with their reports.

---------------------------------------------------------------
52 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                                       -------------------------
                                                       CAPITAL STOCK INFORMATION
                                                       -------------------------

STOCK INFORMATION

The following table sets forth for each quarter of fiscal 2004 and 2003 the high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividends paid in May 2004 and May 2003.

                                              Stock Price      Dividends
--------------------------------------------------------------------------------
         Quarter Ended:                      High      Low   Cash   Stock
--------------------------------------------------------------------------------
         September 30, 2004                $22.55   $19.95   $.120     --
         June 30, 2004                      23.06    20.40    .120     10%
         March 31, 2004                     24.35    22.61    .109     --
         December 31, 2003                  23.86    21.55    .109     --
--------------------------------------------------------------------------------
         September 30, 2003                $21.87   $18.08   $.109     --
         June 30, 2003                      19.57    17.31    .109     10%
         March 31, 2003                     17.54    15.30    .099     --
         December 31, 2002                  16.65    14.71    .099     --
--------------------------------------------------------------------------------

As of September 30, 2004, Fidelity Bancorp, Inc. had 2,673,322 shares of stock outstanding and approximately 1,000 stockholders, including beneficial owners whose stock is held in nominee name.


              Common Stock Market Makers

              NASDAQ National Market:
                Common Stock
                Symbol FSBI


              Market Makers

              Parker/Hunter, Inc. (PKHT)
              600 Grant Street, 31st Floor
              Pittsburgh,  Pennsylvania 15219 -- (800) 441-1514

              Ryan, Beck & Co. (RYAN)
              80 Main Street
              West Orange, New Jersey 07039 -- (800) 395-7926

              Sandler O'Neill & Partners, L.P.
              919 Third Avenue - 6th Floor
              New York,  New York 10022 -- (800) 635-6872

              Moors & Cabot, Inc. (MCBT)
              111 Devonshire Street
              Boston,  Massachusetts 02109 -- (800) 426-0501

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 53
                 ---------------------------------------------------------------

---------------------
CORPORATE INFORMATION
---------------------

ANNUAL MEETING - The annual meeting of the stockholders will be held at 5:00 p.m., on February 8, 2005 at the Perrysville Office of the Bank at 1009 Perry Highway, Pittsburgh, Pennsylvania. Stockholders are encouraged to attend.

ANNUAL REPORT ON FORM 10-K - A copy of Fidelity Bancorp, Inc.'s Annual Report on Form 10-K is available without charge to stockholders upon written request. Requests should be addressed to Investor Relations at the Company's headquarters. Also, periodic reporting documents filed with the Securities and Exchange Commission can be found on the Company's website: www.fidelitybancorp-pa.com

INVESTOR RELATIONS - Analysts, investors, stockholders and others seeking financial information are asked to contact Annie G. McGrath, Corporate Secretary, at the Company's headquarters. Requests for all other information should be addressed to Investor Relations at the Company's headquarters.

STOCK TRANSFER/ADDRESS CHANGES - The Transfer Agent and Registrar of Fidelity Bancorp, Inc. is Registrar and Transfer Company. Questions regarding transfer of stock, address changes or lost certificates should be directed to Investor Relations at the Company's headquarters or to the transfer agent, Registrar and Transfer Company.

DIVIDEND REINVESTMENT PLAN INFORMATION - The Fidelity Bancorp, Inc. Dividend Reinvestment Plan enables shareholders of common stock to reinvest quarterly dividends for the purchase of additional shares. Registered holders who enroll in this plan may also make optional cash purchases of additional shares of stock conveniently and without paying brokerage commissions or service charges. A brochure describing the plan and an application to participate may be obtained from Investor Relations.

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

---------------------------------------------------------------
54 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                                          ----------------------
                                                          FIDELITY BANCORP, INC.
                                                          ----------------------

                             Corporate Headquarters

      1009 Perry Highway, Pittsburgh, Pennsylvania 15237 o (412) 367-3300
             FAX (412) 364-6504 o E-Mail: IR@fidelitybancorp-pa.com

                               Board of Directors
                               ------------------

J. Robert Gales                  Oliver D. Keefer                 Richard G. Spencer, CPA
   President                          Owner                             President
J.R. Gales & Associates          Ralph E. Lane, P.C.              Chief Executive Officer

Robert F. Kastelic               Charles E. Nettrour                Joanne Ross Wilder
Retired President                     President                          Attorney
   X-Mark/CDT                    Martin & Nettrour, Inc.            Wilder & Mahood, P.C.
                             Retirement Designs Unlimited, Inc.
                                                                    William L. Windisch
                                                                        Chairman

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




                                Special Counsel
                                ---------------

                           Malizia Spidi & Fisch, P.C.
                      1100 New York Avenue, Suite 340 West
                              Washington, DC 20005


                  Independent Registered Public Accounting Firm
                  ---------------------------------------------


                            Beard Miller Company LLP
                        1001 Village Run Road, 3rd Floor
                                P.O. Box 101086
                         Pittsburgh, Pennsylvania 15237

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004 - 55
                 ---------------------------------------------------------------

-------------
FIDELITY BANK
-------------

                               Bank Headquarters
      1009 Perry Highway, Pittsburgh, Pennsylvania 15237 o (412) 367-3300
              FAX (412) 364-6504 o E-Mail: IR@fidelitybank-pa.com

                               Board of Directors
                               ------------------
J. Robert Gales                  Oliver D. Keefer                 Richard G. Spencer, CPA
   President                          Owner                             President
J.R. Gales & Associates          Ralph E. Lane, P.C.              Chief Executive Officer

Robert F. Kastelic               Charles E. Nettrour                Joanne Ross Wilder
Retired President                     President                          Attorney
   X-Mark/CDT                    Martin & Nettrour, Inc.            Wilder & Mahood, P.C.
                             Retirement Designs Unlimited, Inc.
                                                                    William L. Windisch
                                                                        Chairman


                                    Officers
                                    --------

Richard G. Spencer, CPA          Raymond P. Fedorko           Lisa D. Dillon
     President                     Vice President           Assistant Vice President
Chief Executive Officer          Financial Officer         Business Development Officer

   Michael A. Mooney             Lynne A. Manski              James D. Patterson
Executive Vice President         Vice President                 Vice President
Chief Lending Officer               Marketing            Chartered Financial Consultant

   Annie G. McGrath              Lisa M. McQuade              Christine J. Hoffman
  Corporate Secretary             Vice President             Assistant Vice President
                               Commercial Loan Officer           Operations
   Richard L. Barron
 Senior Vice President          Linda D. Metzmaier             Neal H. Jackson
    Human Resources               Vice President             Assistant Vice President
  Assistant Secretary          Internal Audit/Compliance   Business Development Officer

   Lisa L. Griffith, CPA         Hudson W. Stoner               Ryan M. Raynak
 Senior Vice President           Vice President              Assistant Vice President
 Chief Financial Officer        Commercial Lending         Business Development Officer
      Treasurer
                                  Eric M. Wolfe                Bonnie A. Stewart
   Sandra L. Lee                  Vice President            Assistant Vice President
 Senior Vice President         Information Systems             Branch Manager
     Operations
                                 Marcia Rimer Wood             Donna M. Till
   Anthony F. Rocco                Vice President           Assistant Vice President
 Senior Vice President       Business Development Officer     Branch Manager
   Community Banking
                                 Kenneth J. Barkovich          Bernard T. Uhrinek
   Karen W. Cartwright         Assistant Vice President     Assistant Vice President
     Vice President                 Branch Manager               Data Processing
  Financial Consultant/
  Registered Principal           Chad P. Coblitz               Linda M. Yon
                               Assistant Vice President     Assistant Vice President
   Leonard T. Conley              Accounting                  Branch Manager
    Vice President
  Residential Lending


---------------------------------------------------------------
56 - FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
---------------------------------------------------------------

                                                           ---------------------
                                                           BRANCH BANK LOCATIONS
                                                           ---------------------

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

                                   PERRYSVILLE
                    1009 Perry Highway o Pittsburgh, PA 15237
                                  412-364-3200

                                 STRIP DISTRICT
                     2034 Penn Avenue o Pittsburgh, PA 15222
                                  412-402-1000

                                    TROY HILL
                    1729 Lowrie Street o Pittsburgh, PA 15212
                                  412-231-3344

                                   ZELIENOPLE
                    251 S. Main Street o Zelienople, PA 16063
                                  724-452-6655

                 ---------------------------------------------------------------
                 FIDELITY BANCORP, INC. AND SUBSIDIARY - ANNUAL REPORT 2004
                 ---------------------------------------------------------------

[LOGO] FIDELITY
       BANK

1009 PERRY HIGHWAY

PITTSBURGH, PENNSYLVANIA  15237