Form 10-K, Exhibit 13
period 2005-09-30
FIDELITY BANCORP INC
filed 2005-12-29
CIK 769207

--------------------------------------------------------------------------------
                                                      LETTER TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------

TO OUR STOCKHOLDERS

The Company remained very profitable in fiscal 2005, however the results must be characterized as disappointing. Net income of $3.88 million was $445,000 under fiscal 2004 results. The main reasons for this decrease were a loss of approximately $430,000 resulting from fraudulent transactions by a business customer, increased provision for loan losses and increased losses on foreclosed real estate. While we cannot predict the future, the loan loss provision and loss on foreclosed real estate were historically high for the Company and we hope that they will return to more normal levels in the coming year. On the positive side, spread income increased by $521,000, as the Company continued to grow.

Loan balances increased significantly in fiscal 2005, up $56 million from the prior year to a total of $346 million. Most of the gain was in residential real estate loans, as approximately $77 million in new residential mortgage loans were originated. The Bank has developed significant expertise in real estate lending, particularly the construction market, and was able to use the expertise to drive loan growth last year. The increase in deposits was not as significant, up $7 million over the prior year. Increasing the deposit base will become a primary focus of management going forward.

SHARE PRICE

[BAR GRAPH SHOWING PRICE PER SHARE AT END OF LAST FIVE FISCAL YEARS]

                       9/30/05    $19.20
                       9/30/04    $19.95
                       9/30/03    $19.59
                       9/30/02    $13.56
                       9/30/01    $10.30]

Our stock price showed a slight decrease of 3.8% during the fiscal year. While this result was not totally acceptable, the stock performed very comparably to other local community bank stocks. Displaying their continued confidence in the Company, the Board declared a 10% stock dividend payable in May 2005, the tenth such stock dividend the Company has paid since going public in 1988. The Company also increased its quarterly cash dividend from $.12 to $.13 per share, effectively giving shareholders a 19.2% increase in the cash dividend. We also completed our sixth stock repurchase program under which an additional 5% could be repurchased. We continue to believe that these actions provide ongoing support for the stock in the marketplace.

We also made operational and strategic strides in the past year that will help us in the future. We have introduced the electronic delivery of checking statements, rolled out a debit card tied to lines of credit to make it easier for customers to access their lines, and are in the second year of a new, more focused marketing strategy, that targets specific-segments of the population based on demographic and potential growth. All of these initiatives should help us compete more effectively in the coming years.

We have also announced plans to construct, from the ground up, our first totally new branch in many years, which will replace the existing Carnegie branch. The decision to expand our presence in the Carnegie area through this

                                                                       continued


          ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LETTER TO OUR STOCKHOLDERS (CONTINUED)
--------------------------------------------------------------------------------

new branch initiative was made after September 2004 floods damaged the existing branch. While the branch was repaired, we determined that newer facilities including drive-through lanes and a drive-up ATM would enable us to gain greater market share in the Carnegie area and allow the Bank to compete more effectively. We currently anticipate opening the new branch in the spring of 2006. Unfortunately, the existing Carnegie branch was destroyed by fire in October 2005 and we are currently serving the Carnegie area out of temporary facilities.

CASH DIVIDENDS PER SHARE

[BAR GRAPH SHOWING DIVIDENDS PER SHARE FOR PAST FIVE FISCAL YEARS]
                       2005        $.478
                       2004        $.416
                       2003        $.378
                       2002        $.344
                       2001        $.267]

Looking forward to 2006, it is likely to continue to be a challenging economic, environment. Interest rates, which rose throughout fiscal 2005, have continued to increase in early fiscal 2006, as the Federal Reserve continues to raise the Fed Funds rate. While these short-term rates were rising, longer-term rates remained relatively unchanged, which caused a flattening of the yield curve. This situation results in pressure on our interest rate spread and net interest income. Since the Federal Reserve is expected to continue to raise rates at least into early 2006, this will put continued pressure on our interest rate spread going forward.

ASSETS

[BAR GRAPH SHOWING TOTAL ASSETS IN MILLIONS AT END OF LAST FIVE FISCAL YEARS]
                       2005       $677.8
                       2004       $627.7
                       2003       $617.8
                       2002       $616.4
                       2001       $555.4]

Operationally, we expect to continue our strategy of being a full-service financial organization, continuously monitoring and adjusting our products and services to meet the changing needs of our customers. To ensure we have the technical capacity to do this, we are evaluating our current core processing system and alternative systems and expect to have a decision made early in 2006. We are also evaluating several new home equity loan products, document imaging and the functionality of our internet banking capabilities.

In closing, I would like to thank the Board of Directors for their support and guidance and, of course, our loyal and committed employees, whose hard word, enthusiasm and dedication forms the foundation for the success of the Company.

Finally, on behalf of the Board of Directors and our employees, I want to thank you, our stockholders, for your continued support as we work to meet the challenges facing us in the coming years with confidence and enthusiasm.

/s/ Richard G. Spencer

Richard G. Spencer
President and Chief Executive Officer


2   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                                                    SELECTED FINANCIAL DATA
---------------------------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION DATA
                                                                                 September 30,
(Dollars in Thousands)                                 2005           2004            2003           2002           2001
---------------------------------------------------------------------------------------------------------------------------
Total assets                                         $677,779       $627,727        $617,778       $616,432       $555,424
Loans receivable, net                                 346,076        290,389         264,412        316,320        318,600
Mortgage-backed securities and collateralized
   mortgage obligations1                              131,132        130,738         129,572        114,059         93,599
Investment securities and other
   earning assets2                                    169,192        176,483         193,596        154,563        118,239
Total liabilities                                     635,730        585,650         577,583        573,852        520,138
Savings and time deposits                             366,812        359,772         366,126        351,406        313,501
Advances from FHLB
   and other borrowings                               264,160        221,841         207,062        216,933        199,780
Stockholders' equity                                   42,049         42,077          40,195         42,580         35,286
Number of full service offices                             13             13              13             11             10
---------------------------------------------------------------------------------------------------------------------------

OPERATIONS DATA
                                                                           Years Ended September 30,
(Dollars in Thousands, Except Per Share Data)          2005           2004            2003           2002           2001
---------------------------------------------------------------------------------------------------------------------------
Interest income                                       $31,664        $29,325         $32,460        $36,610        $38,615
Interest expense                                       17,823         16,005          20,213         23,114         26,659
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                    13,841         13,320          12,247         13,496         11,956
Provision for loan losses                                 600            275             555            400            475
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                           13,241         13,045          11,692         13,096         11,481
Realized gain (loss) on sale of securities, net           609            639             748            234            265
Writedown of investment securities                        (43)            --            (110)          (246)           (27)
Gain on sale of loans                                      36             47             512            292            111
Service fees and other income                           3,186          3,081           2,865          2,365          1,877
Operating expenses                                     12,153         11,475          10,711         10,070          9,112
---------------------------------------------------------------------------------------------------------------------------
Income before income tax provision                      4,876          5,337           5,014          5,702          4,595
Income tax provision                                    1,000          1,016             961          1,276            983
---------------------------------------------------------------------------------------------------------------------------
    Net income                                         $3,876         $4,321          $4,053         $4,426         $3,612
---------------------------------------------------------------------------------------------------------------------------
    Diluted earnings per share 3                        $1.27          $1.40           $1.24          $1.43          $1.17
    Cash dividends per share 3                           .478           .416            .378           .344           .267
    Book value per share 3                              14.27          14.31           13.70          13.77          12.21
    Average interest rate spread                        2.26%          2.31%           2.15%          2.48%          2.28%
    Return on average assets                             .59%           .69%            .66%           .76%           .65%
    Return on average stockholders' equity              9.24%         10.62%           9.45%         11.60%         10.84%
===========================================================================================================================
Common  shares outstanding 3                        2,945,677      2,940,654       2,932,797      3,089,618      2,891,063
===========================================================================================================================

1 Consists of mortgage-backed securities and collateralized mortgage obligations classified as held to maturity and available for sale.
2 Consists of interest-bearing deposits, investment securities classified as held to maturity and available for sale, and Federal Home Loan Bank stock.
3 Per share and common shares outstanding amounts were restated to reflect the 10% stock dividends paid in May 2002, May 2003, May 2004, and May 2005.


          ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders
Fidelity Bancorp, Inc.
Pittsburgh, Pennsylvania


We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiary as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiary as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Beard Miller Company LLP


Pittsburgh, Pennsylvania

November 18, 2005



4   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
                                                                              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------------------------------------------------------------------------------------

                                                                                                   September 30,
                                                                                             2005                 2004
----------------------------------------------------------------------------------------------------------------------------
                                                                                             (Dollars in Thousands,
                                                                                             Except per Share Data)

ASSETS

Cash and due from banks                                                              $         9,234      $         8,212
Interest bearing demand deposits with other institutions                                         636                  619
----------------------------------------------------------------------------------------------------------------------------
    Cash and Cash Equivalents                                                                  9,870                8,831

Securities available for sale, cost 2005 $183,542; 2004 $184,301                             182,157              186,112
Securities held to maturity, fair value 2005 $104,962; 2004 $110,413                         105,316              109,334
Loans held for sale                                                                              248                  116
Loans receivable, net of allowance 2005 $2,596; 2004 $2,609                                  346,076              290,389
Foreclosed real estate, net                                                                      789                1,517
Restricted investments in bank stock, at cost                                                 12,215               11,156
Office premises and equipment, net                                                             5,126                5,210
Accrued interest receivable                                                                    3,113                3,081
Other assets                                                                                  12,869               11,981
----------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                     $       677,779      $       627,727
============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Deposits:
   Non-interest bearing                                                              $        32,415      $        30,106
   Interest bearing                                                                          334,397              329,666
----------------------------------------------------------------------------------------------------------------------------
    Total Deposits                                                                           366,812              359,772

Short-term borrowings                                                                        111,141               64,106
Subordinated debt                                                                             10,310               10,310
Securities sold under agreement to repurchase                                                  6,674                5,118
Advance payments by borrowers for taxes and insurance                                          1,425                1,129
Other liabilities                                                                              3,333                2,908
Long-term debt                                                                               136,035              142,307
----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                        635,730              585,650
============================================================================================================================

STOCKHOLDERS' EQUITY

Common stock, $.01 par value per share; 10,000,000 shares authorized;                             35                   32
   issued 2005 3,533,632 shares; 2004 3,153,617 shares
Paid-in capital                                                                               44,250               35,798
Retained earnings                                                                              8,486               13,595
Accumulated other comprehensive income(loss), net of tax                                        (914)               1,195
Treasury stock, at cost 2005 587,955 shares; 2004 480,295 shares                              (9,808)              (8,543)
----------------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity                                                                42,049               42,077
----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                                       $       677,779      $       627,727
============================================================================================================================

See notes to consolidated financial statements.


          ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   5
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  Years Ended September 30,
                                                                       2005                  2004                 2003
----------------------------------------------------------------------------------------------------------------------------
                                                                            (In Thousands, Except per Share Data)

INTEREST INCOME
   Loans                                                          $        18,859       $        17,401      $        20,605
   Mortgage-backed securities                                               5,387                 4,440                4,780
   Investment securities:
      Taxable                                                               5,524                 5,296                4,533
      Tax exempt                                                            1,886                 2,185                2,457
   Other                                                                        8                     3                   85
----------------------------------------------------------------------------------------------------------------------------
       Total Interest Income                                               31,664                29,325               32,460
----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Deposits                                                                 7,710                 7,635                9,078
   Short-term borrowings                                                    2,638                   789                  181
   Long-term debt                                                           6,816                 7,081                9,746
   Subordinated debt                                                          659                   500                1,208
----------------------------------------------------------------------------------------------------------------------------
       Total Interest Expense                                              17,823                16,005               20,213
----------------------------------------------------------------------------------------------------------------------------
       Net Interest Income                                                 13,841                13,320               12,247
----------------------------------------------------------------------------------------------------------------------------
PROVISION FOR LOAN LOSSES                                                     600                   275                  555
----------------------------------------------------------------------------------------------------------------------------
       Net Interest Income after Provision for Loan Losses                 13,241                13,045               11,692
----------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
   Loan service charges and fees                                              363                   364                  583
   Realized gain on sales of securities, net                                  609                   639                  748
   Writedown of securities                                                    (43)                    -                 (110)
   Gain on sales of loans                                                      36                    47                  512
   Deposit service charges and fees                                         1,401                 1,386                1,244
   ATM fees                                                                   548                   491                  496
   Other                                                                      874                   840                  560
----------------------------------------------------------------------------------------------------------------------------
       Total Other Income                                                   3,788                 3,767                4,033
----------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES
   Compensation and benefits                                                7,440                 7,116                6,627
   Office occupancy and equipment expense                                   1,075                 1,023                  978
   Depreciation and amortization                                              726                   758                  737
   Net loss on sales and writedowns of foreclosed real estate                 138                   112                   64
   Amortization of intangible assets                                           46                    52                   50
   Advertising                                                                340                   350                  286
   Professional fees                                                          244                   344                  250
   Customer fraud loss                                                        430                     -                    -
   Other                                                                    1,714                 1,720                1,719
----------------------------------------------------------------------------------------------------------------------------
       Total Other Expenses                                                12,153                11,475               10,711
----------------------------------------------------------------------------------------------------------------------------
       Income before Provision for Income Taxes                             4,876                 5,337                5,014

PROVISION FOR INCOME TAXES                                                  1,000                 1,016                  961
----------------------------------------------------------------------------------------------------------------------------

       Net Income                                                 $         3,876       $         4,321      $         4,053
============================================================================================================================

EARNINGS PER SHARE
   Basic                                                          $          1.32       $          1.47      $          1.29
============================================================================================================================

   Diluted                                                        $          1.27       $          1.40      $          1.24
============================================================================================================================

See notes to consolidated financial statements.

6   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------------

                                                                 Years Ended September 30, 2005, 2004 and 2003
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Accumulated
                                           Number of                                               Other
                                            Shares        Common      Paid-in       Retained   Comprehensive    Treasury
                                            Issued        Stock       Capital       Earnings     Income(Loss)    Stock      Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                    (In Thousands, Except Shares and per Share Data)
BALANCE - SEPTEMBER 30, 2002              2,504,563          $25      $22,564       $19,176          $3,173    $(2,358)    $42,580
----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -            -            -         4,053               -          -       4,053
      Net unrealized losses
        on available for sale
         securities                               -            -            -             -          (1,162)         -      (1,162)
----------------------------------------------------------------------------------------------------------------------------------
         Total Comprehensive Income                                                                                          2,891
----------------------------------------------------------------------------------------------------------------------------------
   10% stock dividend distributed           245,838            3        5,647        (5,650)              -          -           -
   Stock options exercised,
     including tax benefit of $94            49,981            -          554             -               -        (21)        533
   Cash dividends declared
     ($.378 per share)                            -            -            -        (1,191)              -          -      (1,191)
   Treasury stock purchased
     (274,906 shares)                             -            -            -             -               -     (6,021)     (6,021)
   Issuance of stock in
     connection with acquisition
      of First Pennsylvania Savings               -            -           96             -               -      1,208       1,304
   Sale of stock through Dividend
     Reinvestment Plan                        4,909            -           99             -               -          -          99
----------------------------------------------------------------------------------------------------------------------------------
BALANCE - SEPTEMBER 30, 2003              2,805,291           28       28,960        16,388           2,011     (7,192)     40,195
----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -            -            -         4,321               -          -       4,321
      Net unrealized losses
        on available for sale
         securities                               -            -            -             -            (816)         -        (816)
----------------------------------------------------------------------------------------------------------------------------------
         Total Comprehensive Income                                                                                          3,505
----------------------------------------------------------------------------------------------------------------------------------
   10% stock dividend distributed           280,654            3        5,882        (5,885)              -          -           -
   Stock options exercised,
     including tax benefit of $216           61,423            1          818             -               -          -         819
   Cash dividends declared
     ($.416 per share)                            -            -            -        (1,229)              -          -      (1,229)
   Treasury stock purchased
     (60,351 shares)                              -            -            -             -               -     (1,474)     (1,474)
     Contribution of stock to
       Employee Stock Ownership
       Plan (5,000 shares)                        -            -           (6)            -               -        123         117
   Sale of stock through
     Dividend Reinvestment Plan               6,249            -          144             -               -          -         144
----------------------------------------------------------------------------------------------------------------------------------
BALANCE - SEPTEMBER 30, 2004              3,153,617           32       35,798        13,595           1,195     (8,543)     42,077
----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -            -            -         3,876               -          -       3,876
      Net unrealized losses
        on available for sale
        securities                                -            -            -             -          (2,109)         -      (2,109)
----------------------------------------------------------------------------------------------------------------------------------
         Total Comprehensive Income                                                                                          1,767
----------------------------------------------------------------------------------------------------------------------------------

   10% stock dividend distributed           319,161            3        7,577        (7,580)              -          -           -
   Stock options exercised,
     including tax benefit of $160           53,745            -          722             -               -          -         722
   Cash dividends declared
    ($.478 per share)                             -            -            -        (1,405)              -          -      (1,405)
   Treasury stock purchased
    (54,210 shares)                               -            -            -             -               -     (1,265)     (1,265)
   Sale of stock through
     Dividend Reinvestment Plan               7,109            -          153             -               -          -         153
----------------------------------------------------------------------------------------------------------------------------------

BALANCE - SEPTEMBER 30, 2005              3,533,632          $35      $44,250        $8,486           $(914)   $(9,808)    $42,049
==================================================================================================================================

See notes to consolidated financial statements.

          ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   7
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------

                                                                                        Years Ended September 30,
                                                                             2005                  2004                 2003
----------------------------------------------------------------------------------------------------------------------------
                                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                            $  3,876              $  4,321             $  4,053
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                            600                   275                  555
         Loss on foreclosed real estate, net                                  138                   112                   64
         Provision for depreciation and amortization                          726                   758                  737
         Deferred loan fee amortization                                      (196)                 (269)                (723)
         Amortization of investment and mortgage-backed securities
              (discounts) premiums, net                                       719                 1,402                1,664
         Deferred income tax provision                                         37                   308                   25
         Amortization of intangibles                                           46                    52                   50
         Net realized gains on sales of investments                          (609)                 (639)                (748)
         Writedown of investment securities                                    43                     -                  110
         Loans originated for sale                                         (2,668)               (2,006)             (25,552)
         Sales of loans held for sale                                       2,571                 2,222               27,630
         Net gains on sales of loans                                          (36)                  (47)                (512)
         Increase in cash surrender value of life insurance policies         (198)                 (209)                (204)
         (Increase) decrease in interest receivable                           (15)                  327                  450
         Increase (decrease) in interest payable                               89                  (204)                (678)
         Increase (decrease) in accrued taxes                                 103                  (253)                 320
         Contribution to ESOP                                                (235)                 (103)                (100)
         Write-off of unamortized debt issuance costs                           -                     -                  599
         Other changes, net                                                   927                   847               (1,319)
----------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                          5,918                 6,894                6,421
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of securities available for sale                    24,185                26,029               11,742
   Proceeds from maturities and principal repayments of
      securities available for sale                                        41,733                47,972               82,038
   Purchases of securities available for sale                             (65,098)              (68,349)            (114,853)
   Proceeds from maturities and principal repayments of
      securities held to maturity                                          20,473                45,822               63,794
   Purchases of securities held to maturity                               (16,671)              (35,640)            (102,683)
   Purchases of bank-owned life insurance policies                              -                     -                 (796)
   Net (increase) decrease in loans                                       (56,314)              (27,554)              58,558
   Sales of other loans                                                         -                     -                   51
   Proceeds from sales of foreclosed real estate                              813                    78                  154
   Additions to office premises and equipment                                (641)                 (154)                (613)
   Proceeds from sales of office premises and equipment                         -                    31                    -
   Net (purchases) redemption of FHLB stock                                (1,059)                 (709)                 279
   Net cash received in acquisition of
     First Pennsylvania Savings Association                                     -                     -                7,154
   Proceeds from FB Capital Trust                                               -                     -                  317
----------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by (Used in) Investing Activities             $(52,579)             $(12,474)            $  5,142
----------------------------------------------------------------------------------------------------------------------------
See notes to consolidated financial statements.


8   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
                                                                            CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
----------------------------------------------------------------------------------------------------------------------------

                                                                                         Years Ended September 30,
                                                                            2005                  2004                 2003
----------------------------------------------------------------------------------------------------------------------------
                                                                                       (In Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                   $  7,040            $   (6,354)            $  2,461
   Increase (decrease) in reverse repurchase agreements                     1,556                  (825)                  94
   Net increase in short-term borrowings                                   47,331                25,955               37,034
   Proceeds from long-term debt                                            20,000                10,000                    -
   Repayments of long-term debt                                           (26,272)              (20,401)             (51,057)
   Subordinated debt  retired                                                   -                     -              (10,567)
   Cash dividends paid                                                     (1,405)               (1,229)              (1,191)
   Stock options exercised                                                    562                   603                  439
   Proceeds from sale of stock through Dividend Reinvestment Plan             153                   144                   99
   Proceeds from sale of stock in connection with acquisition of
      First Pennsylvania Savings Association                                    -                     -                1,304
   Acquisition of treasury stock                                           (1,265)               (1,474)              (6,021)
----------------------------------------------------------------------------------------------------------------------------

         Net Cash Provided by (Used in) Financing Activities               47,700                 6,419              (27,405)
----------------------------------------------------------------------------------------------------------------------------

         Net Increase (Decrease) in Cash and Cash Equivalents               1,039                   839              (15,842)

CASH AND CASH EQUIVALENTS - BEGINNING                                       8,831                 7,992               23,834
----------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - ENDING                                       $  9,870              $  8,831             $  7,992
============================================================================================================================

SUPPLEMENTARY CASH FLOW INFORMATION
   Interest paid on deposits and borrowings                              $ 17,734              $ 16,209             $ 20,211
============================================================================================================================

   Income taxes paid                                                     $    350              $    795             $    845
============================================================================================================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
   Transfer of loans to foreclosed real estate                           $    223              $  1,032             $    235
============================================================================================================================

   The Company acquired First Pennsylvania Savings Association for $161,000.  In conjunction  with the  acquisition,
      the assets  acquired and  liabilities assumed were as follows:
         Fair value of assets acquired                                   $      -              $      -             $ 26,767
         Fair value of liabilities assumed                                      -                     -              (26,928)
----------------------------------------------------------------------------------------------------------------------------
   Liabilities Assumed in Excess of Assets Acquired                      $      -              $      -             $   (161)
============================================================================================================================

See notes to consolidated financial statements.

          ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

                                                                (Note Continued)

--------------------------------------------------------------------------------
10  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

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

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   11
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

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

There were no changes in the carrying amount of goodwill for the years ended September 30, 2005 and 2004. Goodwill amounted to $2.65 million at September 30, 2005 and September 30, 2004.

                                                                (Note Continued)

12  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

                                                                                        September 30,
                                                                                --------------------------
                                                                                   2005               2004
----------------------------------------------------------------------------------------------------------
                                                          Gross Carrying
                                                              Amount            Accumulated Amortization
----------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in Thousands)
Amortizable intangible assets,
     acquisition of deposit accounts                         $   325            $   167            $   121
==========================================================================================================

Aggregate amortization expense:
     For the year ended September 30, 2005                   $    46
Estimated amortization expense:
     For the year ending September 30, 2006                       40
     For the year ending September 30, 2007                       34
     For the year ending September 30, 2008                       28
     For the year ending September 30, 2009                       22
     For the year ending September 30, 2010                       17

Other Assets

Financing costs related to the Company's issuance of subordinated debt are being amortized over the life of the debentures and are included in other assets.

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

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Stock Option Plans

The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for its stock option plans. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans, net income and diluted earnings per share would have been reduced by approximately $125,000, or $0.04 per share in 2005; $141,000, or $0.05 per share in 2004; and $121,000, or $0.04 per share in 2003.

                                                                      Years Ended September 30,
                                                             2005               2004                2003
----------------------------------------------------------------------------------------------------------
                                                          (Dollars in Thousands, Except per Share Data)
Net income, as reported                                     $3,876             $4,321              $4,053
Deduct total stock-based compensation expense
     determined under fair value based method
     for all awards, net of related tax effects               (125)              (141)               (121)
----------------------------------------------------------------------------------------------------------

Pro forma net income                                        $3,751             $4,180              $3,932
==========================================================================================================

Basic earnings per share:
     As reported                                            $ 1.32             $ 1.47              $ 1.29
     Pro forma                                                1.28               1.42                1.25
Diluted earnings per share:
     As reported                                              1.27               1.40                1.24
     Pro forma                                                1.23               1.35                1.20

Earnings per Share

Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. All weighted average share and per share amounts reflect the 10% stock dividends distributed on May 27, 2005, May 26, 2004 and May 28, 2003. The following table sets forth the computation of basic and diluted earnings per share:

                                                                   Years Ended September 30,
                                                           2005               2004                2003
----------------------------------------------------------------------------------------------------------
                                                           (Dollars in Thousands, Except per Share Data)

Basic earnings per share:
     Net income                                        $     3,876      $       4,321       $       4,053
     Weighted average shares outstanding                 2,929,304          2,941,085           3,131,412
     Earnings per share                                      $1.32              $1.47               $1.29

Diluted earnings per share:
     Net income                                        $     3,876      $       4,321        $      4,053
     Weighted average shares outstanding                 2,929,304          2,941,085           3,131,412
     Dilutive effect of employee stock options             127,039            149,702             130,077
----------------------------------------------------------------------------------------------------------
     Total diluted weighted average shares outstanding   3,056,343          3,090,847           3,261,489
     Earnings per share                                      $1.27              $1.40               $1.24

                                                                (Note Continued)

14  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Options to purchase 2,200 shares of common stock at $21.05 per share, 32,301 shares at $22.91 per share, 52,301 shares at $21.35 per share, and 13,200 shares at $20.93 per share were outstanding during 2005, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. Similarly 55,723 shares of common stock at $21.35 per share were outstanding during 2004 but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. There were no options outstanding during 2003 that would have had an anti-dilutive effect.

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

The only other comprehensive income item that the Company presently has is unrealized gains (losses) on securities available for sale.

                                                                                    Years Ended September 30,
                                                                           2005               2004             2003
--------------------------------------------------------------------------------------------------------------------
                                                                                      (In Thousands)

Unrealized holding losses arising during the year                       $  (2,630)          $  (597)         $(1,122)
Less reclassification adjustment for gains included in net income            (566)             (639)            (638)
--------------------------------------------------------------------------------------------------------------------
       Net Unrealized Losses                                               (3,196)           (1,236)          (1,760)

Tax benefit                                                                 1,087               420              598
--------------------------------------------------------------------------------------------------------------------

       Net of Tax Amount                                                $  (2,109)          $  (816)         $(1,162)
====================================================================================================================

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded on the balance sheet when they become payable by the borrower to the Company.

New Accounting Standards

In January 2003, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investors" ("EITF 03-1"), and in March 2004, the EITF issued an update. EITF 03-1 addresses the meaning of other-than-temporary impairment and its application to certain debt and equity securities. EITF 03-1 aids in the determination of impairment of an investment and gives guidance as to the measurement of impairment loss and the recognition and disclosures of other-than-temporary investments. EITF 03-1 also provides a model to determine other-than-temporary impairment using evidence-based judgment about the recovery of the fair value up to the cost of the investment by considering the severity and duration of the impairment in relation to the forecasted recovery of the fair value. In July 2005, FASB adopted the recommendation of its staff to nullify key parts of EITF 03-1. The staff's recommendations were to nullify the guidance on the determination of whether an investment is impaired as set forth in paragraphs 10-18 of Issue 03-1 and not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the staff recommends entities recognize other-than-temporary impairments by applying existing accounting literature such as paragraph 16 of SFAS 115. The implementation of this guidance had no material impact on the Company's consolidated financial statements.

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   15
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


In December 2004, the FASB issued Statement No. 123R, "Share-Based Payment." Statement No. 123R revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), "Share-Based Payment", providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123R on October 1, 2005.

On April 14, 2005, the Securities and Exchange Commission ("SEC") adopted a new rule that amends the compliance dates for Statement No. 123R. Under the new rule, the Company is required to adopt SFAS No. 123R in the first annual period beginning after June 15, 2005. The Company adopted SFAS 123R as of October 1, 2005. The estimated compensation expense is not expected to be material to the Company's consolidated financial statements.

Segment Reporting

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branches, the Company offers a full array of commercial and retail financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.

Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances maintained for 2005 and 2004 was approximately $1.3 million and $2.0 million, respectively.

Investments Required by Law

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than 1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB plus 0.7% of its unused borrowing capacity, whichever is greater.

Reclassifications

Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform with the 2005 presentation format. These reclassifications had no effect on net income.


16  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The amortized cost and fair value of securities are as follows:

                                                                        September 30, 2005
----------------------------------------------------------------------------------------------------------------------------
                                                                              Gross              Gross
                                                         Amortized          Unrealized         Unrealized             Fair
                                                           Cost               Gains              Losses               Value
----------------------------------------------------------------------------------------------------------------------------
                                                                         (In Thousands)

SECURITIES AVAILABLE FOR SALE:
     U.S. government and agency obligations            $    27,001           $      -          $     587         $    26,414
     Municipal obligations                                  20,721                322                130              20,913
     Corporate obligations                                  10,120                123                101              10,142
     Equity securities                                       4,304                379                201               4,482
     Mutual funds                                           12,247                 58                282              12,023
     Trust preferred securities                             25,434                243                110              25,567
     Federal Home Loan Mortgage Corp.
         preferred stock                                     1,409                 40                  -               1,449
     Mortgage-backed securities and
         collateralized mortgage obligations                82,306                156              1,295              81,167
----------------------------------------------------------------------------------------------------------------------------

                                                       $   183,542           $  1,321          $   2,706         $   182,157
============================================================================================================================

SECURITIES HELD TO MATURITY:
     U.S. government and agency obligations            $    25,972           $     23          $     454        $     25,541
     Municipal obligations                                  22,662                970                 21              23,611
     Corporate obligations                                   6,717                117                 30               6,804
     Mortgaged-backed securities and
         collateralized mortgage obligations                49,965                 74              1,033              49,006
----------------------------------------------------------------------------------------------------------------------------

                                                       $   105,316           $  1,184          $   1,538          $  104,962
============================================================================================================================

                                                                                September 30, 2004
----------------------------------------------------------------------------------------------------------------------------
                                                                              Gross              Gross
                                                        Amortized           Unrealized        Unrealized             Fair
                                                           Cost               Gains             Losses              Value
----------------------------------------------------------------------------------------------------------------------------
                                                                                 (In Thousands)
SECURITIES AVAILABLE FOR SALE:
     U.S. government and agency obligations              $  42,282             $  326            $   242           $  42,366
     Municipal obligations                                  16,772                433                  -              17,205
     Corporate obligations                                  12,237                415                  5              12,647
     Equity securities                                       3,118                897                 33               3,982
     Mutual funds                                           10,364                 39                120              10,283
     Trust preferred securities                             23,910                196                 62              24,044
     Federal Home Loan Mortgage Corp.
         preferred stock                                     1,409                 30                 40               1,399
     Mortgage-backed securities and
         collateralized mortgage obligations                74,209                424                447              74,186
----------------------------------------------------------------------------------------------------------------------------

                                                          $184,301             $2,760            $   949            $186,112
============================================================================================================================

SECURITIES HELD TO MATURITY:
     U.S. government and agency obligations              $  22,973            $   140            $   169           $  22,944
     Municipal obligations                                  23,070                998                 44              24,024
     Corporate obligations                                   6,739                393                  -               7,132
     Mortgaged-backed securities and
         collateralized mortgage obligations                56,552                203                442              56,313
----------------------------------------------------------------------------------------------------------------------------

                                                          $109,334             $1,734            $   655            $110,413
============================================================================================================================

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   17
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

The amortized cost and fair value of debt securities at September 30, 2005, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Securities Available for Sale           Securities Held to Maturity
----------------------------------------------------------------------------------------------------------------------------
                                                         Amortized             Fair            Amortized              Fair
                                                           Cost               Value              Cost                 Value
----------------------------------------------------------------------------------------------------------------------------
                                                                                (In Thousands)
Due in one year or less                                 $    3,001         $    3,017         $      499          $      501
Due after one year through five years                       26,885             26,420             24,280              24,129
Due after five years through ten years                      41,023             40,694             22,630              22,239
Due after ten years                                         94,673             94,072             57,907              58,093
Equity securities and mutual funds                          17,960             17,954                  -                   -
----------------------------------------------------------------------------------------------------------------------------
                                                         $ 183,542          $ 182,157          $ 105,316           $ 104,962
============================================================================================================================

Gross gains of  $866,000,  $906,000  and  $749,000 and gross losses of $257,000,
$267,000 and $1,000 were realized on sales in 2005, 2004 and 2003, respectively. In addition, losses of $43,000 and $110,000 resulting from the writedown of investments in equity securities that are considered other than temporary were realized in 2005 and 2003, respectively. There were no writedowns of equity securities during fiscal 2004.

                                                                (Note Continued)

18  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2005:

                                     Less than 12 Months              12 Months or More                    Total
--------------------------------------------------------------------------------------------------------------------------
                                   Fair         Unrealized         Fair         Unrealized         Fair        Unrealized
                                   Value          Losses           Value          Losses          Value          Losses
--------------------------------------------------------------------------------------------------------------------------
                                                                   (In Thousands)
Securities Available for Sale:
U.S. government and agency
    obligations                  $ 20,641        $    372        $  5,773        $   215        $ 26,414        $    587
Municipal obligations              10,312             130               -              -          10,312             130
Corporate obligations               3,458             101               -              -           3,458             101
Equity securities                   2,303             201               -              -           2,303             201
Mutual funds                        1,011              17          10,859            265          11,870             282
Trust preferred securities         10,419             110               -              -          10,419             110
Mortgage-backed securities
    and collateralized
    mortgage obligations           58,553             894          15,893            401          74,446           1,295

Securities Held to Maturity:
U.S. government and
    agency obligations             16,787             196           7,732            258          24,519             454
Municipal obligations               3,452              11             563             10           4,015              21
Corporate obligations               1,951              30               -              -           1,951              30
Mortgage-backed securities
    and collateralized
    mortgage obligations           20,418             373          24,059            660          44,477           1,033
--------------------------------------------------------------------------------------------------------------------------

Total Temporarily Impaired
    Securities                   $149,305        $  2,435        $ 64,879       $  1,809        $214,184        $  4,244
==========================================================================================================================

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

Unrealized losses detailed above relate primarily to U.S. Government agency, mortgage-backed securities and collateralized mortgage obligations. The Company has 132 securities in an unrealized loss position. In management's opinion, the decline in fair value is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   19
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


NOTE 3 - LOANS RECEIVABLE

Loans receivable, net are summarized as follows:

                                                                                      September 30,
                                                                                   2005             2004
----------------------------------------------------------------------------------------------------------
                                                                                     (In Thousands)
First mortgage loans:
     Conventional:
         1-4 family dwellings                                                  $163,584         $109,991
         Multi-family dwellings                                                  10,584           12,191
     Commercial                                                                  49,985           50,334
     Construction                                                                36,124           36,431
----------------------------------------------------------------------------------------------------------

                                                                                260,277          208,947
Less:
     Loans in process                                                           (23,070)         (23,409)
     Unearned discounts and fees                                                   (343)            (612)
----------------------------------------------------------------------------------------------------------

                                                                                236,864          184,926
----------------------------------------------------------------------------------------------------------

Installment loans:
     Home equity                                                                 76,045           71,547
     Consumer loans                                                                 993            1,749
     Other                                                                        2,742            2,694
----------------------------------------------------------------------------------------------------------

                                                                                 79,780           75,990
----------------------------------------------------------------------------------------------------------

Commercial business loans and leases:
     Commercial business loans                                                   31,577           30,872
     Commercial leases                                                              451            1,210
----------------------------------------------------------------------------------------------------------

                                                                                 32,028           32,082
----------------------------------------------------------------------------------------------------------

Less allowance for loan losses                                                   (2,596)          (2,609)
----------------------------------------------------------------------------------------------------------

       Loans Receivable, Net                                                   $346,076         $290,389
==========================================================================================================

                                                                (Note Continued)

20  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


Commitments to originate loans at September 30, 2005 were approximately as follows:

                                                                          Rate                 Amount
--------------------------------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)
First mortgage loans:
     Fixed rate                                                     4.875% to 5.875%            $    907

Other loans:
     Fixed rate                                                     5.365% to 5.44%                   56
     Adjustable rate                                                 7.25% to 9.50%                  406
--------------------------------------------------------------------------------------------------------
                                                                                                $  1,369
========================================================================================================

The Bank conducts its business through thirteen offices located in the greater Pittsburgh metropolitan area. At September 30, 2005, the majority of the Bank's loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                                                        Years Ended September 30,
                                                                 2005              2004             2003
--------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)
Balance, beginning                                             $2,609            $3,091           $3,056
     Allowance for loan losses from acquisitions                   --                --               40
     Provision for loan losses                                    600               275              555
     Loans charged off                                           (670)             (819)            (624)
     Recoveries                                                    57                62               64
--------------------------------------------------------------------------------------------------------
Balance, ending                                                $2,596            $2,609           $3,091
========================================================================================================

Non-accrual loans were approximately $2,319,000, $3,647,000 and $2,928,000 at September 30, 2005, 2004 and 2003, respectively. The foregone interest on those loans for the years ended September 30, 2005, 2004 and 2003 was $176,000, $184,000 and $165,000, respectively. The amount of interest income on such loans actually included in income in the years ended September 30, 2005, 2004 and 2003 was $18,000, $93,000 and $77,000, respectively. There are no commitments to lend additional funds to debtors in non-accrual status. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $53,000 and $481,000 at September 30, 2005 and 2004, respectively.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $1,669,000 and $2,414,000 at September 30, 2005 and 2004,
respectively. Included in the 2005 amount is $859,000 of impaired loans for which the related allowance for credit losses was $197,000 and $810,000 of impaired loans for which there is no allowance for credit losses. Included in the 2004 amount is $717,000 of impaired loans for which the related allowance for credit losses was $43,000 and $1,697,000 of impaired loans for which there is no allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended September 30, 2005, 2004 and 2003 was approximately $2,182,000, $2,449,000 and $2,515,000, respectively. For the fiscal years ended September 30, 2005, 2004 and 2003, the Company recognized interest income on those impaired loans of $45,000, $75,000 and $63,000, respectively, using the cash basis of income recognition.

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   21
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


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


NOTE 5 - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are summarized as follows:

                                                                                       September 30,
                                                                                   2005             2004
--------------------------------------------------------------------------------------------------------
                                                                                   (In Thousands)

Land                                                                           $    847          $   534
Office buildings                                                                  5,199            4,852
Furniture, fixtures and equipment                                                 2,963            2,893
Leasehold improvements                                                              322              443
--------------------------------------------------------------------------------------------------------
                                                                                  9,331            8,722
Accumulated depreciation and amortization                                        (4,205)          (3,512)
--------------------------------------------------------------------------------------------------------
                                                                               $  5,126          $ 5,210
========================================================================================================

The Bank has operating leases with respect to four branch offices, the Bank's Loan Center, two automated teller machine locations, and a non-deposit investment office which expire on various dates through fiscal 2013. Lease expense amounted to $237,000, $235,000 and $224,000 in fiscal years 2005, 2004 and 2003, respectively. Minimum annual lease commitments are approximately as follows (in thousands):

                            2006                                            $217
                            2007                                             214
                            2008                                             145
                            2009                                             118
                            2010                                              76
                            Thereafter                                       133
--------------------------------------------------------------------------------
                                                                            $903
================================================================================


22  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


NOTE 6 - DEPOSITS

Deposit balances are summarized as follows:

                                                                                          September 30,
                                               Weighted Average Rates                 2005             2004
-------------------------------------------------------------------------------------------------------------
                                                                                        (In Thousands)

Demand deposits                          Noninterest bearing                       $  32,415        $  30,106
Savings deposits:
     NOW accounts                        .47% in 2005 and 2004                        43,039           44,654
     Passbooks                           1.15% in 2005 and 1.17% in 2004              78,997           95,684
     Money market deposit accounts       2.95% in 2005 and 0.83% in 2004              44,742           15,198
-------------------------------------------------------------------------------------------------------------
                                                                                     199,193          185,642
-------------------------------------------------------------------------------------------------------------

Time deposits:
     Fixed rate                          1.00% to 2.99%                               40,604           65,642
                                         3.00% to 4.99%                              115,870           86,764
                                         5.00% to 6.99%                               11,130           21,296
                                         7.00% to 8.99%                                   15              428
-------------------------------------------------------------------------------------------------------------
                                                                                     167,619          174,130
-------------------------------------------------------------------------------------------------------------

                                                                                    $366,812         $359,772
=============================================================================================================


The weighted average interest rate for all deposits was 2.35% and 2.08% at September 30, 2005 and 2004, respectively. Time deposits with balances of $100,000 or more totaled $28,605,000 and $29,845,000 at September 30, 2005 and
2004, respectively.

At September 30, 2005, no investment securities were required to be pledged to secure deposits of public funds.

The maturities of time deposits at September 30, 2005 are summarized as follows (in thousands):

              Within one year                                     $  66,018
              Beyond one year but within two years                   45,847
              Beyond two years but within three years                15,439
              Beyond three years but within four years               27,356
              Beyond four years but within five years                 9,182
              Beyond five years                                       3,777
--------------------------------------------------------------------------------

                                                                   $167,619
================================================================================

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   23
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


Interest expense by deposit category is as follows:

                                                                       Years Ended September 30,
                                                                2005              2004             2003
--------------------------------------------------------------------------------------------------------
                                                                          (In Thousands)

NOW accounts                                                  $   209           $   270          $   428
Passbooks                                                       1,037             1,099            1,280
Money market deposit accounts                                     622               128              187
Time deposits                                                   5,842             6,138            7,183
--------------------------------------------------------------------------------------------------------
                                                               $7,710            $7,635           $9,078
========================================================================================================

NOTE 7 - BORROWINGS

FHLB "RepoPlus" advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" advances during fiscal 2005 and 2004, ranging individually from $50,000 to $104,500,000 and from $325,000 to $64,700,000, respectively. The daily average balance during 2005 and 2004 was $79,860,000 and $44,601,000, respectively, and the daily average interest rate was 2.88% and 1.32%, respectively. The maximum amount outstanding at any month-end during 2005 and 2004 was $110,800,000 and $63,910,000, respectively. At September 30, 2005,
"RepoPlus" advances outstanding were $110,800,000 at an interest rate of 3.84%. There were $63,910,000 "RepoPlus" advances outstanding at an interest rate of 1.91% at September 30, 2004.

Also included in short-term borrowings are treasury, tax and loan balances of $341,000 and $196,000 at September 30, 2005 and 2004, respectively.

                                                                (Note Continued)

24  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


Long-term debt consisted of the following:

                                                                Interest              September 30,
                                                                  Rate              2005            2004
---------------------------------------------------------------------------------------------------------
Fixed Rate Advances:
     October 12, 2004                                             3.80%        $       -      $    5,000
     January 14, 2005                                             3.88                 -          10,000
     June 23, 2005                                                2.20                 -             414
     July 1, 2005                                                 3.91                 -           7,500
     January 17, 2006                                             4.43            10,000          10,000
     July 3, 2006                                                 4.31             7,500           7,500
     August 30, 2007                                              3.89            10,000          10,000
     October 12, 2007                                             3.90            10,000               -
     January 14, 2008                                             3.79            10,000               -
     June 23, 2010                                                3.24               248             295

Convertible Select Advances:
     April 21, 2005                                               2.01                 -             511
     May 18, 2005                                                 2.18                 -             516
     July 5, 2005                                                 2.28                 -           2,073
     December 22, 2005                                            4.05             1,000           1,005
     December 22, 2005                                            2.28               504             519
     February 20, 2008                                            5.48            10,000          10,000
     October 7, 2008                                              6.44            15,000          15,000
     October 23, 2008                                             2.95               529             538
     December 18, 2008                                            5.15            10,000          10,000
     January 22, 2009                                             5.26             1,984           1,979
     January 10, 2010                                             3.24               773             788
     January 21, 2010                                             3.23             1,662           1,697
     February 8, 2010                                             3.26             1,103           1,135
     March 1, 2010                                                3.24             1,110           1,135
     March 17, 2010                                               6.05            20,000          20,000
     March 17, 2010                                               3.15               891             911
     April 21, 2010                                               3.12               554             565
     May 19, 2010                                                 5.39             1,052           1,063
     June 23, 2010                                                3.50               228             233
     August 18, 2010                                              3.39               560             570
     August 30, 2010                                              5.93            10,000          10,000
     September 22, 2010                                           3.42               564             574
     September 22, 2010                                           3.35               333             339
     October 20, 2010                                             3.33               440             447
     January 19, 2011                                             4.57             5,000           5,000
     November 2, 2011                                             4.40             5,000           5,000
---------------------------------------------------------------------------------------------------------
       Total Long-Term Debt                                                     $136,035        $142,307
========================================================================================================

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   25
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------




Contractual maturities of long-term debt at September 30, 2005 were as follows (in thousands):

                            2006                                        $ 19,004
                            2007                                          10,000
                            2008                                          30,000
                            2009                                          27,512
                            2010                                          39,079
                            Thereafter                                    10,440
--------------------------------------------------------------------------------
                                                                        $136,035
================================================================================

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 2005 was approximately $84,370,000.

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


NOTE 8 - SUBORDINATED DEBT

Subordinated debt was $10,310,000 at September 30, 2005 and 2004. The Subordinated Debt represents obligations of the wholly-owned statutory business trust subsidiary (the "Trust"), which is not consolidated for financial statement purposes. The Trust was formed with initial capitalization in common stock of $310,000 and for the exclusive purpose of issuing $10,000,000 of Preferred Securities and using the total proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debt Securities are due concurrently with the Preferred Securities and bear the same rate of interest as the Preferred Securities. The Preferred Securities qualify as Tier 1 capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

The $10,000,000 7.36% Floating Rate Preferred Securities are callable in whole or in part at par on September 26, 2007 and quarterly thereafter, except in certain circumstances. These securities mature on September 26, 2032. These securities bear a current interest rate of 7.36% through December 25, 2005, and adjust quarterly at a rate equal to the three-month LIBOR plus 3.40%. Prior to September 26, 2007, the rate may not exceed 11.90%.



26  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


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

Short-term borrowings under agreements to repurchase securities sold are summarized as follows:

                                                                                     September 30,
                                                                                 2005             2004
--------------------------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
Balance outstanding at September 30                                              $6,674           $5,118
Weighted average interest rate at the end of the year                             3.49%            0.45%
Average daily balance during the year                                            $6,715           $5,672
Weighted average interest rate during the year                                    2.33%            0.45%
Maximum month-end balance during the year                                        $8,811           $7,391


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the contractual amount of the Bank's financial instrument commitments is as follows:

                                                                                    September 30,
                                                                                 2005             2004
--------------------------------------------------------------------------------------------------------
                                                                                     (In Thousands)

Commitments to grant loans                                                       $1,369          $13,133
Unfunded commitments under lines of credit                                       39,414           36,092
Financial and performance standby letters of credit                                 295              175

The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally secured. The amount available at September 30, 2005 and 2004 was $18,586,000 and $19,811,000, respectively, for consumer lines of credit and $20,828,000 and $16,281,000, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 3.99% to 10.50%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 2005 and 2004 was $295,000 and $175,000, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   27
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of liability as of September 30, 2005 for guarantees under standby letters of credit issued is not material.

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

The Company does not have any off-balance sheet risk at September 30, 2005, except for the commitments referenced above.


NOTE 11 - INCOME TAXES

The provision for income taxes in the consolidated statements of income consists of the following:

                                                                                Years Ended September 30,
                                                                         2005              2004             2003
------------------------------------------------------------------------------------------------------------------
                                                                                     (In Thousands)
Current:
     Federal                                                            $  933            $  697             $838
     State                                                                  30                11               98
------------------------------------------------------------------------------------------------------------------

                                                                           963               708              936
Deferred, federal                                                           37               308               25
------------------------------------------------------------------------------------------------------------------
                                                                        $1,000            $1,016             $961
==================================================================================================================

The differences between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                               Years Ended September 30,
                                                                         2005              2004             2003
-------------------------------------------------------------------------------------------------------------------
Expected federal tax rate                                                34.0  %          34.0  %           34.0  %
Tax-exempt interest                                                     (11.4)           (12.4)            (14.6)
State income tax, net of federal tax benefit                               .1               .2               1.1
Other items, net                                                         (2.2)            (2.8)             (1.3)
-------------------------------------------------------------------------------------------------------------------
       Actual Tax Rate                                                   20.5  %          19.0  %           19.2  %
===================================================================================================================

                                                                (Note Continued)

28  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


Net deferred tax assets consisted of the following components:

                                                                                      September 30,
                                                                                   2005             2004
--------------------------------------------------------------------------------------------------------
                                                                                      (In Thousands)
Net deferred tax assets:
     Office premises and equipment                                               $  418           $  334
     Allowance for loan losses                                                      886              891
     Deferred compensation                                                          381              358
     Net operating losses                                                           116              140
     Intangible assets                                                              244              357
     Unrealized losses on securities available for sale                             471                -
     Other                                                                          338              340
--------------------------------------------------------------------------------------------------------
       Total Deferred Tax Assets                                                  2,854            2,420

  Unrealized gains on securities available for sale                                   -             (616)
--------------------------------------------------------------------------------------------------------
       Net Deferred Tax Assets                                                   $2,854           $1,804
========================================================================================================

Net operating loss carryforwards in the amount of $73,000, obtained from acquisitions, were utilized in fiscal 2005. The federal net operating loss carryforward of $340,000 is available to offset future taxable income through 2022.

The Company has determined that it is not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.

Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,404,000 of the balance in retained earnings at September 30, 2005, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   29
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


As of September 30, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available for sale debt securities and net unrealized gains on available for sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets (Tier 1 capital). The remainder (i.e., the Tier 2 risk-based capital) may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 2005, the Company had Tier I capital as a percentage of risk-weighted assets of 12.6% and total risk-based capital as a percentage of risk-weighted assets of 13.2%.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier 1 capital as a percentage of average total assets (the Leverage Ratio) of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 2005, the Company had a leverage ratio of 7.7%.

The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 2005 and 2004:

                                                                                                        To be Well
                                                                                                    Capitalized under
                                                                         For Capital Adequacy       Prompt Corrective
                                                     Actual                    Purposes             Action Provisions
---------------------------------------------------------------------------------------------------------------------------
                                               Amount       Ratio        Amount        Ratio        Amount       Ratio
---------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
As of September 30, 2005:
     Total capital (to risk-weighted
         assets)                               $45,750        10.7  %   $=>34,122      =>8.0   %  $=>42,653      =>10.0  %
     Tier 1 capital (to risk-weighted
         assets)                                43,154        10.1       =>17,061      =>4.0       =>25,592     =>  6.0
     Tier 1 capital (to average assets)         43,154         6.5       =>26,745      =>4.0       =>33,431     =>  5.0

As of September 30, 2004:
     Total capital (to risk-weighted
         assets)                               $50,887        12.7  %   $=>32,009      =>8.0   %  $=>40,011      =>10.0  %
     Tier 1 capital (to risk-weighted
         assets)                                48,278        12.1       =>16,004      =>4.0       =>24,007     =>  6.0
     Tier 1 capital (to average assets)         48,278         7.7       =>25,156      =>4.0       =>31,445     =>  5.0

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

At September 30, 2005, the Bank's retained earnings available for the payment of dividends was $12.8 million. Accordingly, $33.3 million of the Company's equity in the net assets of the Bank was restricted at September 30, 2005. Funds available for loans or advances by the Bank to the Company amounted to $5.3 million. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

30  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


NOTE 13 - STOCK OPTION PLANS

On September 30, 2005, the Company has eight share-based compensation plans, which are described below.

The Company's 2005 Stock-Based Incentive Plan (the Plan), which is shareholder-approved, permits the grant of both incentive and compensatory stock options to its employees and non-employee directors for up to 165,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market value of the common stock on the date of grant, the options generally vest over a three year period, and have a contractual term of seven years, although the Plan permits contractual terms of up to ten years. Option awards provide for accelerated vesting if there is a change in control, as defined in the Plan. At September 30, 2005, there were 149,600 options available for grant under the Plan.

The Company also maintains the 1993 Employee Stock Compensation Program, the 1993 Directors' Stock Option Plan and the 1997 Employee Stock Compensation Program, all of which were shareholder approved. At September 30, 2005, no remaining options are available for grant under these programs. Option awards under these programs were granted with an exercise price equal to the market value of the common stock on the date of grant, had vesting periods of from zero to two years, and had contractual terms of from seven to ten years. Option awards under these programs provided for accelerated vesting if there is a change in control, as defined in the programs.

The Company also maintains the 1998 Stock Compensation Program, the 2000 Stock Compensation Plan, the 2001 Stock Compensation Plan and the 2002 Stock Compensation Plan, which provided for the grant of stock options to non-employee directors. At September 30, 2005, no remaining options are available for grant under these programs. Option awards under these programs were granted with an exercise price equal to the market value of the common stock on the date of grant, were exercisable immediately, and had contractual terms of ten years.

The following is a summary of the activity in the aforementioned stock option plans, adjusted to reflect the 10% stock dividends distributed on May 28, 2003, May 26, 2004 and May 27, 2005, for each of the years in the three-year period ended September 30:

                                            2005                            2004                           2003
---------------------------------------------------------------------------------------------------------------------------
                                                    Weighted                        Weighted                       Weighted
                                                     Average                        Average                         Average
                                                    Exercise                        Exercise                       Exercise
                                     Options          Price          Options         Price          Options          Price
---------------------------------------------------------------------------------------------------------------------------

Outstanding, beginning of year       390,711          $12.52         406,509         $10.76         372,360          $ 9.57
     Granted                          47,701           22.28          55,723          21.35          93,699           14.27
     Exercised                       (57,351)           9.83         (67,565)          8.93         (54,979)           8.37
     Forfeited                        (1,258)          21.24          (3,956)         18.01          (4,571)          13.25
---------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year             379,803          $14.13         390,711         $12.53         406,509          $10.76
===========================================================================================================================
Exercisable, at end of year          354,753          $13.63
===========================================================================================================================

                                                                (Note Continued)

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   31
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


The following is a summary of the information concerning currently outstanding and exercisable options as of September 30, 2005:

                                                             Options Outstanding                    Options Exercisable
---------------------------------------------------------------------------------------------------------------------------
                                                                   Weighted
                                                                   Average         Weighted                       Weighted
                                                                  Remaining        Average                        Average
                                                    Options       Life (in        Exercise          Number        Exercise
     Range of Exercise Prices                     Outstanding       years)           Price        Exercisable       Price
---------------------------------------------------------------------------------------------------------------------------
$6.77 to $7.43                                        37,267            4.49         $ 7.33           37,267         $ 7.33
$8.23 to $10.70                                       72,853            2.97           9.27           72,853           9.27
$11.06 to $14.41                                     169,681            5.97          13.18          169,681          13.18
$20.93 to $22.91                                     100,002            7.32          21.79           74,952          22.01
---------------------------------------------------------------------------------------------------------------------------
                                                     379,803            5.61         $14.13          354,753         $13.63
===========================================================================================================================

The fair value of the options granted during 2005, 2004 and 2003 was $4.03 to $4.33, $4.96, and $2.52, respectively, on the date of grant using a Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of options granted during 2005: a dividend yield of 2.66% to 2.84%, volatility of 19.5% to 21.3%, risk-free interest rate of 3.61% to 4.29% and a weighted-average expected life of 5 to 7 years. The following assumptions were used in calculating the fair value of options granted during 2004: a dividend yield of 2.85%, volatility of 23.1%, risk-free interest rate of 3.65% and a weighted-average expected life of 7 years. The following assumptions were used in calculating the fair value of options granted during 2003: a dividend yield of 3.89%, volatility of 22.5%, risk-free interest rate of 3.17% and a weighted-average expected life of 7 years.


NOTE 14 - EMPLOYEE BENEFIT PLANS

Post-Retirement Benefits Plan

During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits in which the participant is expected to be vested. Expense recognized under the Plan for 2005, 2004 and 2003 was approximately $143,000, $141,000 and $123,000, respectively.

The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

Group Term Replacement Plan

The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer. Income recognized in 2005, 2004 and 2003 as a result of increased cash surrender value was approximately $89,000, $99,000 and $108,000, respectively.

Employee Stock Ownership Plan

The Bank maintains a non-contributory, tax qualified Employee Stock Ownership Plan ("ESOP") for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. Each year, the Bank makes a discretionary contribution to the ESOP in cash, Company common stock or a combination of cash and Company stock. Amounts charged to compensation expense were $289,000, $255,000 and $221,000 in 2005, 2004 and
2003, respectively.


32  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


NOTE 15 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                Three Month Periods Ended
                                                        December 31           March 31            June 30       September 30
----------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in Thousands, Except per Share Data)
FISCAL 2005
     Interest income                                         $7,608             $7,753             $8,003             $8,300
     Interest expense                                         4,152              4,255              4,529              4,888
----------------------------------------------------------------------------------------------------------------------------

     Net interest income                                      3,456              3,498              3,474              3,412

     Provision for loan losses                                  175                 25                225                175
     Other income                                               841              1,071                940                936
     Other expenses                                           2,876              3,366              2,948              2,962
----------------------------------------------------------------------------------------------------------------------------

     Income before income taxes                               1,246              1,178              1,241              1,211
     Income tax provision                                       241                214                300                245
----------------------------------------------------------------------------------------------------------------------------

     Net income                                              $1,005               $964               $941               $966
============================================================================================================================

     Earnings per share:
         Basic                                                $0.34              $0.33              $0.32              $0.33
============================================================================================================================

         Diluted                                              $0.33              $0.32              $0.31              $0.31
============================================================================================================================

FISCAL 2004
     Interest income                                         $7,181             $7,458             $7,313             $7,373
     Interest expense                                         4,138              3,975              3,930              3,962
----------------------------------------------------------------------------------------------------------------------------

     Net interest income                                      3,043              3,483              3,383              3,411

     Provision for loan losses                                   50                 75                 75                 75
     Other income                                               866              1,166                900                835
     Other expenses                                           2,787              2,996              2,876              2,816
----------------------------------------------------------------------------------------------------------------------------

     Income before income taxes                               1,072              1,578              1,332              1,355
     Income tax provision                                       220                264                218                314
----------------------------------------------------------------------------------------------------------------------------

     Net income                                                $852             $1,314             $1,114             $1,041
============================================================================================================================

     Earnings per share:
         Basic                                                $0.29              $0.45              $0.38              $0.35
============================================================================================================================

         Diluted                                              $0.27              $0.43              $0.36              $0.34
============================================================================================================================


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   33
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

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

                                                                (Note Continued)

34  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


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

Long-Term Debt

The fair values for long-term debt were estimated using the interest rate currently available from the third party that holds the existing debt.

Off-Balance Sheet Instruments

Fair values for the Company's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The carrying amounts and fair values of the Company's financial instruments are presented in the following table:

                                                                                       September 30,
                                                                            2005                           2004
---------------------------------------------------------------------------------------------------------------------------
                                                                  Carrying          Fair          Carrying         Fair
                                                                   Amount          Value           Amount          Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                       (In Thousands)
Financial assets:
     Cash and cash equivalents                                     $   9,870      $   9,870       $   8,831       $   8,831
     Securities available for sale                                   182,157        182,157         186,112         186,112
     Securities held to maturity                                     105,316        104,962         109,334         110,413
     Loans, net (including loans held for sale)                      346,324        342,689         290,505         295,348
     Restricted investments in bank stock                             12,215         12,215          11,156          11,156
     Accrued interest receivable                                       3,113          3,113           3,081           3,081

Financial liabilities:
     Deposits                                                        366,812        365,231         359,772         361,305
     Short-term borrowings                                           111,141        111,141          64,106          64,106
     Securities sold under agreements to repurchase                    6,674          6,674           5,118           5,118
     Subordinated Debt                                                10,310         10,310          10,310          10,310
     Accrued interest payable                                          1,193          1,193           1,104           1,104
     Long-term debt                                                  136,035        137,846         142,307         149,355

Off-balance sheet financial instruments:
     Standby letters of credit                                             -              -               -               -
     Commitments to extend credit                                          -              -               -               -


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   35
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


NOTE 17 - FIDELITY BANCORP, INC. FINANCIAL INFORMATION
          (PARENT COMPANY ONLY)

Following are condensed financial statements for the parent company:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                   September 30,
                                                                               2005             2004
--------------------------------------------------------------------------------------------------------
                                                                                   (In Thousands)

ASSETS

Cash                                                                         $    1,596        $     447
Investment in subsidiary bank                                                    45,035           51,766
Investment in unconsolidated subsidiary trust                                       310              310
Securities available for sale                                                     4,900            5,642
Other assets                                                                        521               96
--------------------------------------------------------------------------------------------------------

         Total Assets                                                           $52,362          $58,261
========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Subordinated debentures                                                    $10,310          $10,310
     Intercompany payable to subsidiary                                               -            5,867
     Other liabilities                                                                3                7
--------------------------------------------------------------------------------------------------------

         Total Liabilities                                                       10,313           16,184

Total Stockholders' Equity                                                       42,049           42,077
--------------------------------------------------------------------------------------------------------

         Total Liabilities and Stockholders' Equity                             $52,362          $58,261
========================================================================================================


CONDENSED STATEMENTS OF INCOME


                                                                    Years Ended September 30,
                                                             2005              2004             2003
--------------------------------------------------------------------------------------------------------
                                                                          (In Thousands)

Dividends from subsidiary                                      $8,911            $1,725           $1,809
Interest income                                                   241               257              250
Interest expense                                                 (659)             (500)          (1,208)
Other income                                                      572               163              170
Other expense                                                    (108)              (81)             (94)
--------------------------------------------------------------------------------------------------------

    Income Before Equity in Undistributed Net
      Income of Subsidiary and Income Taxes                     8,957             1,564              927

    Income tax benefit                                             17                84              319
    Equity in (excess of) undistributed net income of
         subsidiary                                            (5,098)            2,673            2,807
--------------------------------------------------------------------------------------------------------

    Net Income                                                 $3,876            $4,321           $4,053
========================================================================================================

                                                                (Note Continued)

36  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS


                                                                                             Years Ended September 30,
                                                                                  2005                2004               2003
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           (In Thousands)
     CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                              $3,876              $4,321           $  4,053
        Adjustments to reconcile net income to net cash provided
           by operating activities:
          Equity in (excess of) undistributed earnings of subsidiary             5,098              (2,673)            (2,807)
          Gain on sale of investments                                                -                (101)              (170)
          Increase (decrease) in interest receivable                               (14)                 19                 16
          Increase (decrease) in payable to subsidiary                          (5,867)              1,990              3,473
          Write-off of unamortized debt issuance costs                               -                   -                599
          Other changes, net                                                       221                 363               (541)
-----------------------------------------------------------------------------------------------------------------------------

              Net Cash Provided by Operating Activities                          3,314               3,919              4,623
-----------------------------------------------------------------------------------------------------------------------------

     CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of securities available for sale                               (1,801)             (2,409)               (339)
        Sale of securities available for sale                                      527                 421                 543
        Maturities and principal repayments of securities available
           for sale                                                              1,064                 457                 541
        Repayment of loan receivable from subsidiary bank                            -                   -              10,000
        Proceeds from FB Capital Trust                                               -                   -                 317
-----------------------------------------------------------------------------------------------------------------------------

              Net Cash Provided by (Used in) Investing Activities                 (210)             (1,531)             11,062
-----------------------------------------------------------------------------------------------------------------------------

     CASH FLOWS FROM FINANCING ACTIVITIES
        Redemption of subordinated debentures                                        -                   -            (10,567)
        Stock options exercised                                                    562                 603                439
        Sale of stock through Dividend Reinvestment Plan                           153                 144                 99
        Proceeds from the sale of stock in connection with the
           acquisition of First Pennsylvania Savings Association                     -                   -              1,304
        Dividends paid                                                          (1,405)             (1,229)            (1,191)
        Acquisition of treasury stock                                           (1,265)             (1,474)            (6,021)
-----------------------------------------------------------------------------------------------------------------------------

              Net Cash Used in Financing Activities                             (1,955)             (1,956)           (15,937)
-----------------------------------------------------------------------------------------------------------------------------

              Net Increase (Decrease) in Cash and Cash Equivalents               1,149                 432               (252)

     CASH AND CASH EQUIVALENTS - BEGINNING                                         447                  15                267
-----------------------------------------------------------------------------------------------------------------------------

     CASH AND CASH EQUIVALENTS - ENDING                                         $1,596                $447          $      15
=============================================================================================================================


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   37
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


NOTE 18 - CONTINGENT LIABILITIES

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.


NOTE 19 - ACQUISITION

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

NOTE 20 - SUBSEQUENT EVENT

On October 15, 2005, the Bank's Carnegie branch office, located on West Main Street in Carnegie, was destroyed by fire. The Company's insurance policy covers replacement cost and carries a deductible of $1,000. Prior to the fire, the Bank had acquired property in Carnegie and intends to build a new branch, with drive up lanes and free parking. Zoning and building approvals are pending, however, the branch is anticipated to be open by spring of 2006. On December 2, 2005, a temporary banking facility was opened on the builiding site of the future Carnegie Branch.


38  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Overview

The Company reported net income of $3.876 million or $1.27 per share on a diluted basis for fiscal 2005 compared to $4.321 million or $1.40 per share on a diluted basis for fiscal 2004 and compared to $4.053 million or $1.24 per share on a diluted basis for fiscal 2003.

Return on average equity was 9.24%, 10.62% and 9.45% for fiscal years 2005, 2004 and 2003, respectively. Return on average assets was .59%, .69% and .66% for fiscal 2005, 2004, and 2003, respectively. The ratio of other expenses to average assets for fiscal 2005 was 1.85% compared to 1.83% in fiscal 2004 and 1.74% in fiscal 2003.

Total assets of the Company totaled $677.8 million at September 30, 2005, compared to $627.7 million at September 30, 2004. Increases were noted in loans receivable and cash and cash equivalents, partially offset by decreases in securities.

The operating results of the Company depend primarily upon its net interest income, which is the difference between the yield earned on its interest earning assets and the rates paid on its interest bearing liabilities (interest-rate spread) and also the relative amounts of its interest earning assets and interest bearing liabilities. For the fiscal year ended September 30, 2005, the tax-equivalent interest-rate spread decreased to 2.26%, as compared to 2.31% in fiscal 2004. The tax-equivalent spread in fiscal 2003 was 2.15%. The ratio of average interest earning assets to average interest bearing liabilities increased to 102.8% in fiscal 2005, from 102.7% in fiscal 2004. The ratio was 103.5% in fiscal 2003. The decrease in the spread for fiscal 2005 is attributed to the average yield on total interest earning assets increasing less than the average rate paid on interest bearing liabilities. The Company's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

Critical Accounting Policies, Judgments and Estimates

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. These policies are contained in Note 1 to the consolidated financial statements.

Our accounting and reporting policies conform with the accounting principles generally accepted in the United States of America and general practices within the financial services industry. Recent accounting pronouncements are contained in Note 1 to the consolidated financial statements. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

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


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   39
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


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

Accounting for Stock Options. As permitted by SFAS No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in Note 1 to the consolidated financial statements. SFAS No. 123R revised SFAS No. 123 and will require compensation expense to be recognized in the financial statements. The Company adopted SFAS 123R as of October 1, 2005. The estimated compensation expense is not expected to be material to the Company's consolidated financial statements.

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

40  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest earning asset and interest bearing liability levels at September 30, 2005 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 2005 levels.

Interest Rate Simulation Sensitivity Analysis

Movements in interest rates from September 30, 2005 rates:

                                         Increase               Decrease
--------------------------------------------------------------------------------
                                    +100 bp    +200 bp      -100 bp    -200 bp
--------------------------------------------------------------------------------
Net interest income increase
     (decrease)                      (0.7)%      (5.7)%        3.9%     (1.3)%
Portfolio equity decrease           (13.4)%     (32.2)%        0.7%     (4.2)%


The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company's one-year gap was a negative 8.5% at September 30, 2005 compared to a negative .6% at September 30, 2004. The Company considers this result at September 30, 2005 to be within its acceptable target range. The increase in the negative gap postion is attributed to an increase in liabilities with shorter terms. During fiscal 2005, customers sought shorter-term deposit products in anticipation of rising interest rates. In addition, the Company utilized short-term FHLB advances to supplement shortfalls in deposit growth. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available for sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 2005. Assumptions used in developing the table include cash flow and repricing projections for assets and liabilities. In developing the cash flow projections, prepayment estimates for loans and investments were also used. At September 30, 2005, these estimates anticipate a moderate rate of prepayment due to the relatively low interest rate environment that continues to exist. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   41
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


                                                                  September 30, 2005
--------------------------------------------------------------------------------------------------------
                                                              Over Three      After One
                                                 Three          Months           Year
                                               Months or        Through        Through            After
                                                 Less        Twelve Months    Five Years        Five Years
--------------------------------------------------------------------------------------------------------
                                                                (Dollars in Thousands)
Interest earning assets                        $  126,238     $   98,265      $  335,521      $   90,984
Deposits, escrow liabilities and
     borrowed funds                               207,334         74,856         265,818          82,964
--------------------------------------------------------------------------------------------------------

Interest sensitivity                           $  (81,096)    $   23,409      $   69,703      $    8,020
========================================================================================================

Cumulative interest sensitivity                $  (81,096)    $  (57,687)     $   12,016       $  20,036

Cumulative ratio as a percent of assets             (12.0)%         (8.5)%           1.6%            3.0%


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

Liquidity and Capital Resources

The Company has no operating business other than that of the Bank. The Company's principal liquidity needs are for the payment of dividends and the payment of interest on its outstanding subordinated debt. The Company's principal sources of liquidity are earnings on its investment securities portfolio and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends. At September 30, 2005, the Bank could pay approximately $12.8 million in dividends to the Company without prior approval from regulators.

The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements and sales of investments. During fiscal 2005, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth, and to maintain its liquidity. At September 30, 2005 the total of approved loan commitments amounted to $1.4 million and the Company had $23.1 million of undisbursed loan funds. Unfunded commitments under lines and letters of credit amounted to $39.7 million at September 30, 2005. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2005 is $66.0 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Company.


42  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


Contractual Obligations

The following table represents the Company's balance sheet aggregate contractual obligations to make future payments as of September 30, 2005

                                                            September 30, 2005
---------------------------------------------------------------------------------------------------------
                                                   Less Than         One            Three
                                                     One           Year to        Years to      Over Five
                                        Total        Year        Three Years     Five Years       Years
---------------------------------------------------------------------------------------------------------
                                                           (Dollars in Thousands)
Long-Term Debt Obligations:
   Time deposits                      $ 167,619   $  66,018      $  61,286       $  36,538     $    3,777
   FHLB Advances                        136,035      19,004         40,000          66,591         10,440
   Subordinated debt                     10,310           -              -               -         10,310
Operating leases                            903         217            359             194            133
---------------------------------------------------------------------------------------------------------
Total                                 $ 314,867   $  85,239      $ 101,645       $ 103,323      $  24,660
=========================================================================================================

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

Off-Balance Sheet Arrangements

The Company is also party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company is not party to any off-balance sheet arrangements that are reasonably likely to have a material current or future effect on the Company's financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or resources.

Capital

At September 30, 2005, the Company had capital in excess of all applicable regulatory capital requirements. At September 30, 2005, the ratio of the Company's Tier 1 capital to average assets was 7.67%. The Company's ratio of Tier 1 capital to risk-weighted assets was 12.55% and its ratio of total capital to risk-weighted assets was 13.20%.

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total average assets of 6.45% and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 10.73% at September 30, 2005. As a result, regulatory capital requirements are not expected to have a material impact on operations.

Financial Condition

The Company's assets were $677.8 million at September 30, 2005, an increase of $50.1 million or 8.0% over assets at September 30, 2004. Increases were noted in cash and net loans receivable, partially offset by a decrease in securities. The growth was primarily funded by short-term borrowings.


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   43
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


Loan Portfolio

Net loans receivable increased $55.7 million or 19.2% to $346.1 million at September 30, 2005 from $290.4 million at September 30, 2004. Loans originated totaled $158.6 million in fiscal 2005, including amounts disbursed under lines of credit, versus $137.2 million in fiscal 2004. Mortgage loans originated amounted to $102.3 million, including $2.7 million originated for sale, and $82.8 million, including $2.0 million originated for sale, in fiscal 2005 and 2004, respectively. The Bank did not purchase any mortgage loans in fiscal 2005 or fiscal 2004. The increase in the level of mortgage loan originations in fiscal 2005 primarily reflects the continuing low interest rate environment that existed during fiscal 2005. The origination of adjustable rate mortgages (ARM's) increased to $62.2 million in fiscal 2005 from $58.3 million in fiscal 2004. The increase reflects both the favorable rate environment and an increased emphasis on adjustable loans by customers. Primarily for asset/liability management purposes, the Company initiated a program in fiscal 2001 in which a portion of the fixed rate, single-family mortgage loans originated were sold. Gains of $36,000 were realized on these sales in fiscal 2005. Principal repayments on outstanding mortgage loans increased to $51.2 million in fiscal 2005 as compared to $46.3 million in fiscal 2004, reflecting the historically low interest rate environment that continued to exist in fiscal 2005. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $260.3 million at September 30, 2005 from $208.9 million at September 30, 2004.

Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit, totaled $56.4 million in fiscal 2005 versus $54.4 million in fiscal 2004. During fiscal 2005, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. Installment loan originations and consumer lines of credit disbursements were $25.7 million in fiscal 2005 compared to $30.7 million in fiscal 2004. Commercial business loan originations and business line of credit disbursements were $30.7 million in fiscal 2005 compared to $23.7 million in fiscal 2004. Principal repayments on other loans were $52.7 million in fiscal 2005 compared to $49.7 million in 2004. The net result of the above factors caused the balance of installment loans to increase to $79.8 million at September 30, 2005, as compared to $76.0 million at September 30, 2004. Commercial business loans and leases, however, were $32.0 million at September 30, 2005 versus $32.1 million at September 30, 2004.

Non-Performing Assets

The following table sets forth information regarding non-accrual loans and foreclosed real estate at the dates indicated. The Bank did not have any loans which were classified as troubled debt restructurings at the dates presented.


                                                                                     September 30,
                                                                       2005               2004                2003
------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
Non-accrual residential real estate loans
     (one-to-four family)                                            $  533            $   777             $   795
Non-accrual construction, multi-family
     residential and commercial real estate loans                       179                269                 367
Non-accrual installment loans                                           188                530                 615
Non-accrual commercial business and lease loans                       1,419              2,071               1,151
------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                           $2,319             $3,647              $2,928
==================================================================================================================
Total non-performing loans as a percent of net
     loans receivable                                                  0.67%              1.26%               1.11%
==================================================================================================================
Total foreclosed real estate, net of related
     reserves                                                        $  789             $1,517             $   675
==================================================================================================================
Total non-performing loans and foreclosed real
     estate as a percent of total assets                               0.46%              0.82%               0.58%
==================================================================================================================

44  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


At September 30, 2005, non-accrual loans consisted of ten 1-4 family residential real estate loans totaling $533,000, two commercial real estate loans totaling $179,000, twelve installment loans totaling $188,000 and eight commercial business loans totaling $1.42 million. The largest individual non-accrual loan is a commercial business loan for $499,000.

Management has evaluated these loans and is satisfied that the allowance for loan losses at September 30, 2005 is adequate. The allowance for loan losses was $2,596,000 at September 30, 2005, $2,609,000 at September 30, 2004 and
$3,091,000 at September 30, 2003. The balance at September 30, 2005, at .75% of loans receivable and 111.9% of non-performing loans, is considered reasonable by management.

Foreclosed real estate at September 30, 2005 consists of seventeen single-family houses, and one commercial real estate property, all of which are located in the Bank's market area. Management believes that the carrying value of the properties at September 30, 2005 approximates the fair value less costs to sell. However, while management uses the best information available to make such determinations, future adjustments may become necessary.

Securities Available for Sale

Securities available for sale decreased $4.0 million to $182.2 million at September 30, 2005 from $186.1 million at September 30, 2004. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. These securities consist of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-exempt municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, corporate obligations, trust preferred securities and other equity securities. During fiscal 2005, the Bank purchased $65.1 million of these securities and sold $24.2 million. Sales of these securities in fiscal 2005 resulted in a net pretax gain of $609,000. Fiscal 2005 results include a loss of $43,000, resulting from the write-down of investments in equity securities for declines in value that are considered other than temporary. There were no such write-downs during fiscal 2004.

Securities Held to Maturity

Securities held to maturity decreased $4.0 million or 3.7% to $105.3 million at September 30, 2005, compared to $109.3 million at September 30, 2004. These investments are comprised of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-exempt municipal securities and corporate obligations. During fiscal 2005, the Bank purchased $16.7 million of these securities. There were no sales of investment securities held to maturity in fiscal 2005 or 2004.

Deposits

Deposits increased $7.0 million during fiscal 2005 to $366.8 million at September 30, 2005 compared to $359.8 million at September 30, 2004. The increase in deposits in primarily attributed to an increase in money market accounts, partially offset by decreases in passbook accounts and time deposits.

In April 2005 the Bank introduced a new Super Money Market product whose rate is based on current short-term market rates. Although a significant amount of new money to the Bank has been deposited in these accounts, the increase is also correlated to the decrease in passbook accounts, as customers sought a higher return. The increase is also attributed to the decrease in time deposits as some customers with maturing time deposits have transferred these funds to money market accounts in anticipation of rising rates. Furthermore, the nature of the Bank's primary market area for time deposits from other banks and thrifts remains extremely competitive. In addition, the Bank faces competition for these deposits from alternative sources such as the stock market and mutual funds.


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   45
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


Short-Term Borrowings

Short-term borrowings include Federal Home Loan Bank "RepoPlus" advances and to a much lesser extent, treasury, tax and loan notes. These borrowings increased $47.0 million to $111.1 million at September 30, 2005, from $64.1 million at September 30, 2004. Approximately $26.3 million of long-term FHLB advances matured during fiscal 2005 and a significant portion of these advances were replaced with short-term RepoPlus advances while the remaining were paid with excess cash on hand. The Bank continues to utilize FHLB advances as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals.

Long-Term Debt

Long-term debt represents FHLB advances, including fixed-rate advances and "Convertible Select" advances. Long-term debt decreased $6.3 million or 4.4% to $136.0 million at September 30, 2005, from $142.3 million at September 30, 2004. As noted above, long-term FHLB advances maturing during fiscal 2005 were either paid with excess cash on hand or replaced with short-term FHLB RepoPlus advances consistent with asset/liability management strategies.

Subordinated Debt

Subordinated debt represents debt issued by the Company to the Trust in conjunction with the issuance of trust preferred securities by the Trust. The debt is unsecured and ranks subordinated and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The debt is due concurrently with the trust preferred securities. Subordinated debt was $10.3 million at September 30, 2005 and at September 30, 2004.

Stockholders' Equity

Stockholders'  equity  remained  relatively  unchanged  at  approximately  $42.0 million at September 30, 2005 compared to September 30, 2004. This result reflects net income of $3.88 million, stock options exercised of $722,000
(including tax benefit of $160,000) and stock issued under the Dividend Reinvestment Plan of $153,000. Offsetting these increases was a decrease in unrealized holding gains, net of unrealized holding losses, on securities available for sale of $2.1 million, common stock cash dividends paid of $1.4 million and the purchase of treasury stock at cost for $1.3 million.

Results of Operations

Comparison of Fiscal Years Ended September 30, 2005, 2004, and 2003
Net income was $3.88 million ($1.27 per diluted share) for the year ended September 30, 2005 compared to $4.32 million ($1.40 per diluted share) for fiscal 2004 and $4.05 million ($1.24 per diluted share) for fiscal 2003. The decrease from fiscal 2004 reflects an increase in the provision for loan losses of $325,000 and an increase in other operating expenses of $678,000, or 5.91%. Partially offsetting these factors was an increase in net interest income before provision for loan losses of $521,000 or 3.91% and a decrease in the provision for income taxes of $16,000, or 1.57%.


46  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

Interest Rate Spread

The Bank's interest rate spread, the difference between yields on interest earning assets and the cost of funds, decreased to 2.26% on a tax-equivalent basis in fiscal 2005 from 2.31% in fiscal 2004. The tax-equivalent spread was 2.15% in fiscal 2003. The following table shows the average tax-equivalent yields earned on the Bank's interest earning assets and the average rates paid on its interest bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest earning assets.

                                                                               Fiscal Years Ended September 30,
                                                                          2005               2004                2003
---------------------------------------------------------------------------------------------------------------------

Average yield on:
     Mortgage loans                                                       6.00%              6.37%               7.24%
     Mortgage-backed securities and
       collateralized mortgage obligations                                3.94               3.53                3.80
     Installment loans                                                    5.90               5.96                6.83
     Commercial business loans and leases                                 6.29               5.83                6.46
     Interest earning deposits with other institutions,
       investment securities, and FHLB stock(1)                           4.66               4.41                4.80
---------------------------------------------------------------------------------------------------------------------

Total interest earning assets                                             5.17               5.06                5.70
---------------------------------------------------------------------------------------------------------------------

Average rates paid on:
     Savings deposits                                                     2.12               2.09                2.51
     Borrowed funds                                                       4.08               3.84                5.08
---------------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities                                        2.91               2.75                3.55
---------------------------------------------------------------------------------------------------------------------

Average interest rate spread                                              2.26%              2.31%               2.15%
=====================================================================================================================

Net yield on interest earning assets                                      2.34%              2.39%               2.27%
=====================================================================================================================

(1) Interest income on tax-exempt investments has been adjusted for federal income tax purposes using a rate of 34%.

Interest Income on Loans

Interest income on loans increased by $1.5 million or 8.4% to $18.9 million in fiscal 2005 as compared to fiscal 2004. The increase primarily reflects an increase in the average size of the loan portfolio, partially offset by a decrease in the average yield earned on the loan portfolio. The average size of the loan portfolio increased from an average balance of $280.7 million in fiscal 2004 to $314.2 million in fiscal 2005. The increase in the average balance of the loan portfolio is primarily attributed to a record high level of residential mortgage loan originations in fiscal 2005.

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


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   47
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities increased by $947,000 or 21.3% to $5.4 million in fiscal 2005 from $4.4 million in fiscal 2004. The increase reflects both an increase in the average balance of mortgage-backed securities held, as well as an increase in the yield earned on these securities in fiscal 2005. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, increased from $125.9 million in fiscal 2004 to $136.8 million in fiscal 2005. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

Interest income on mortgage-backed securities decreased $340,000 or 7.1% to $4.4 million in fiscal 2004 from $4.8 million in fiscal 2003. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, remained relatively unchanged at $125.9 million in fiscal 2003 and fiscal 2004. The yield on these securities, however, decreased in fiscal 2004.

Interest Income on Investments

Interest income on investments (including those available for sale), which includes interest earning deposits with other institutions and FHLB stock, was $7.4 million in fiscal 2005, compared to $7.5 million in fiscal 2005. The fiscal 2005 results reflect a decrease in the average balance of such investments to $177.6 million in fiscal 2005 as compared to $192.9 million in fiscal 2004, partially offset by an increase in the average tax-equivalent yield earned in fiscal 2005 as compared to fiscal 2004.

Interest income on investments was $7.5 million in fiscal 2004 compared to $7.1 million in fiscal 2003. The fiscal 2004 results reflect an increase in the average balance of such investments to $192.9 million in fiscal 2004 as compared to $170.4 million in fiscal 2003, partially offset by a decrease in the average tax-equivalent yield earned in fiscal 2004 as compared to fiscal 2003.

Interest Expense on Deposits

Interest on deposits increased $75,000 or 1.0% to $7.7 million in fiscal 2005 from $7.6 million in fiscal 2004. The increase reflects an increase in the average rate paid on deposits in fiscal 2005, as compared to fiscal 2004, partially offset by a decrease in the average balance of deposits in fiscal 2005.

Interest on deposits decreased $1.4 million or 15.9% to $7.6 million in fiscal 2004 from $9.1 million in fiscal 2003. The decrease reflects a decrease in the average rate paid on deposits in fiscal 2004, as compared to fiscal 2003, partially offset by an increase in the average balance of deposits in fiscal 2004. The fiscal 2003 balances include the approximately $12.3 million in deposits assumed in the First Pennsylvania acquisition.

Interest Expense on Short-Term Borrowings

Interest expense on short-term borrowings (including FHLB "RepoPlus" advances and treasury, tax and loan notes) increased $1.8 million or 234.3% to $2.6 million in fiscal 2005 compared to fiscal 2004. The increase reflects both a higher level of average short-term borrowing in fiscal 2005 and an increase in the cost of these funds. The Bank continued to use FHLB "RepoPlus" advances as cost effective sources of funding in fiscal 2005.

Interest expense on short-term borrowings increased $608,000 or 335.9% to $789,000 in fiscal 2004 compared to $181,000 in fiscal 2003. The increase reflects a higher level of average short-term borrowing in fiscal 2004, partially offset by a decrease in the cost of these funds.


48  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

Interest Expense on Long-Term Debt

Interest expense on long-term debt (including FHLB fixed rate advances and "Convertible Select" advances) decreased $265,000 or 3.7% to $6.8 million in fiscal 2005, compared to $7.1 million in fiscal 2004. The decrease reflects a decrease in the average balance of long-term debt as well as a slight decrease in the cost of these borrowings.

Interest expense on long-term debt decreased $2.7 million or 27.3% to $7.1 million in fiscal 2004 compared to fiscal 2003. The decrease reflects both a decrease in the average balance of long-term debt, as well as a decrease in the cost of these borrowings. Fiscal 2003 balances include approximately $13.9 million of long-term FHLB advances assumed in the acquisition of First Pennsylvania.

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

The provision for loan losses was $600,000, $275,000 and $555,000 for the fiscal years ended September 30, 2005, 2004 and 2003, respectively. The provisions reflect management's evaluation of the loan portfolio, current economic conditions, and other factors as described below. The allowance decreased from $2.61 million at September 30, 2004 to $2.60 million at September 30, 2005. Loan charge-offs, net of recoveries, were $612,000 in fiscal 2005 compared to
$757,000 in fiscal 2004 and $560,000 in fiscal 2003. The balance of non-performing loans has decreased at September 30, 2005 compared to September 30, 2004, while the allowance for loan losses has remained relatively unchanged over the same time period.

The allowance for loan losses is maintained at a level that represents management's best estimate of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

Other Income

Fidelity's non-interest or total other income increased by $21,000 or .6% to $3.79 million in fiscal 2005 compared to $3.78 million in fiscal 2004. Other income decreased by $266,000 or 6.6% to $3.78 million in fiscal 2004 as compared to $4.03 million in fiscal 2003.

Included in non-interest income is service fee income on loans and late charges of $363,000, relatively unchanged in fiscal 2005 from fiscal 2004. The fees decreased by $219,000 in fiscal 2004 over the prior year. Fiscal 2005 results include an increase in late charges on loans and other loan fees, partially offset by a decrease in title insurance fees.


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   49
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

The Company recorded net gains on sales of securities of $566,000, $639,000 and $638,000 in fiscal 2005, 2004 and 2003, respectively. All sales were made from the available-for-sale category and reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies. Included in the above amounts are losses resulting from the write-down of investments in equity securities for declines in value that are considered other-than-temporary of $43,000 and $110,000 in fiscal years 2005 and 2003, respectively. There were no similar write-downs in fiscal 2004.

Gain on sale of loans was $36,000, $47,000 and $512,000 in fiscal years 2005, 2004 and 2003, respectively. In fiscal 2001, the Company began a program to sell, servicing released, a portion of the fixed-rate, first mortgage residential loans originated. This program is intended to allow the Company to offer competitive market rates on loans, while not retaining in portfolio some loans that may not fit the current asset/liability strategy. In addition, such loans can generally be sold at a profit when a commitment to sell is locked in when the application is taken. In addition, the Company sells a portion of the loans originated under low-income housing programs in which it participates in the Pittsburgh area.

Deposit service charges and fee income was $1.40 million, $1.39 million, and $1.24 million in fiscal 2005, 2004 and 2003, respectively. Fiscal 2005 results include a slight increase in service charge fees on savings and checking accounts and fees related to returned checks. The increase in fiscal 2004 is primarily attributed to increased returned check fees.

Automated teller machine (ATM) fees were $548,000, $491,000, and $496,000 in fiscal years 2005, 2004, and 2003, respectively. The increase in fiscal 2005 is primarily attributed to an increase in the interchange fees earned on debit card transactions.

Other operating income includes miscellaneous sources of income, which consist primarily of earnings on bank-owned life insurance, fees earned on the sale of non-insured investment products, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $874,000, $840,000 and $560,000 in fiscal 2005, 2004, and 2003, respectively. Fiscal 2005 results were attributed to increases in fees earned on the sale of non-insured investment products such as mutual funds and annuities, partially offset by a decrease in the profit on sale of fixed assets. Also, fiscal 2004 results included a sales tax refund that was not available in fiscal 2005. The increase in fiscal 2004 primarily reflects increases in: fees earned on the sale of non-insured investment products; check printing fees; merchant fees; and gain on sale of fixed assets. Also attributing to the increase was a tax refund received in conjunction with a Pennsylvania sales and use tax petition.

Other Expenses

Other expenses increased $678,000 or 5.9% to $12.2 million in fiscal 2005 and increased $764,000 or 7.1% to $11.5 million in fiscal 2004, from $10.7 million in fiscal 2003.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $324,000 or 4.6% to $7.4 million in fiscal 2005, and increased $489,000 or 7.4% to $7.1 million in fiscal 2004 over the respective prior years. Factors contributing to the increase in fiscal 2005 were normal salary increases, increases in the cost of health insurance, increased retirement costs, increased payroll taxes, and increased training expenses. Factors contributing to the increase in fiscal 2004 were normal salary increases for employees, increases in the cost of health insurance, increased retirement costs and payroll taxes, and other personnel expense, partially offset by a decrease in officer and employee expense.

Office occupancy and equipment expense increased $52,000 or 5.1% to $1.08 million in fiscal 2005 and increased $45,000 or 4.6% to $1.02 million in fiscal 2004 over the respective prior years. The increase in fiscal 2005 reflects an increase in office repairs and maintenance expense and furniture, fixtures and equipment expense. The increase in fiscal 2004 primarily reflects an increase in real estate taxes paid on office buildings, as well as other occupancy and equipment expenses associated with the Cranberry and Troy Hill branches operating for the entire fiscal year.

50  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


Depreciation and amortization decreased $32,000 or 4.2% to $726,000 in fiscal 2005 and increased $21,000 or 2.8% to $758,000 in fiscal 2004 over the respective prior years. The decrease in depreciation in fiscal 2005 reflects equipment becoming fully depreciated, partially offset by depreciation on additions in fiscal 2005. The results in fiscal 2004 reflect depreciation on additions to property being substantially offset by equipment becoming fully depreciated.

The Bank recorded net losses on the sales of and writedowns of foreclosed real estate of $138,000, $112,000 and $64,000 in fiscal years 2005, 2004 and 2003, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 2005, the Bank had seventeen single-family residential properties, fifteen of which were owned by the same borrower as investment properties, and one commercial real estate property classified as foreclosed real estate.

Intangible amortization was $46,000, $52,000 and $50,000 in fiscal years 2005, 2004 and 2003, respectively. The results reflect the amortization of the intangibles generated by the acquisition of Pennwood Bancorp, Inc. in July 2000, Carnegie Financial Corporation in February 2002, and First Pennsylvania Savings Association in December 2002, on an accelerated basis over ten years.

Advertising expense was $340,000, $350,000, and $286,000 in fiscal years 2005, 2004, and 2003, respectively. The Company strives to market its products and services in a cost effective manner and incorporates a market segmentation strategy in its business plan to effectively manage its advertising dollars.

Professional fees were $244,000, $344,000, and $250,000 in fiscal years 2005, 2004, and 2003, respectively. Professional fees include legal fees, audit fees, and supervisory examination and assessment fees. The decrease in fiscal 2005 is primarily attributed to a decrease in legal fees. The increase in fiscal 2004 includes an increase in legal fees partially offset by a decrease in audit fees.

Included in fiscal 2005 results is a pre-tax charge of $430,000 related to a customer check kiting fraud loss discovered in March 2005 attributable to one business customer. While a portion or all of the loss may ultimately be recovered, the customer was unable to provide restitution or adequate collateral at this time and the timing and amount of any recovery is therefore uncertain.

Other operating expenses, which consist primarily of check processing costs, bank service charges, and other administrative expenses, amounted to $1.71 million in fiscal 2005, $1.72 million in fiscal 2004, and $1.72 million in fiscal 2003. Significant variations in fiscal 2005, compared to fiscal 2004, include increases in check printing charges, consulting fees, construction loan inspection fees, stationery and supplies expense, and losses sustained from ATM disputes, partially offset by decreases in bank service charges, checking account charge-offs, ATM network fees, and losses sustained from branch robberies. Significant variations in fiscal 2004, compared to fiscal 2003, include increases in consulting fees and losses sustained from branch robberies. Partially offsetting these increases in fiscal 2004 were decreases in checking account charge-offs, stationery and supplies, and postage expense.

Income Taxes

The Company generated taxable income and, as a consequence, recorded tax provisions of $1.00 million, $1.02 million and $961,000 for fiscal 2005, 2004 and 2003, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate, which was 20.5%, 19.0% and 19.2%, for fiscal 2005, 2004 and 2003, respectively.

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


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   51
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

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

52  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                       CAPITAL STOCK INFORMATION
--------------------------------------------------------------------------------

STOCK INFORMATION

The following table sets forth for each quarter of fiscal 2005 and 2004 the high and low prices as reported on the NASDAQ National Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividends paid in May 2005 and May 2004.

                                                Stock Price       Dividends
--------------------------------------------------------------------------------
Quarter Ended:                                  High    Low     Cash    Stock
--------------------------------------------------------------------------------
September 30, 2005                              $21.45  $18.05  $.13    --
June 30, 2005                                    23.00   19.40   .13    10%
March 31, 2005                                   22.60   20.73   .109   --
December 31, 2004                                23.17   19.77   .109   --
--------------------------------------------------------------------------------
September 30, 2004                              $20.50  $18.14  $.109   --
June 30, 2004                                    20.96   18.55   .109   10%
March 31, 2004                                   22.14   20.55   .099   --
December 31, 2003                                21.69   19.59   .099   --
--------------------------------------------------------------------------------

As of September 30, 2005, Fidelity Bancorp, Inc. had 2,945,677 shares of stock outstanding and approximately 1,000 stockholders, including beneficial owners whose stock is held in nominee name.


                COMMON STOCK MARKET MAKERS

                NASDAQ National Market:
                    Common Stock
                    Symbol FSBI


                Market Makers

                Parker/Hunter, Inc.
                600 Grant Street, 31st Floor
                Pittsburgh, Pennsylvania 15219 - (800) 441-1514

                Ryan, Beck & Co. (RYAN)
                18 Columbia Turnpike
                Florham, New Jersey 07932 - (800) 342-2325

                Sandler O'Neill & Partners, LP (SDLR)
                9 West 57th Street
                New York, New York 10019 - (212) 583-8438

                Moors & Cabot, Inc. (MCBT)
                111 Devonshire Street
                Boston, Massachusetts 02109 - (800) 426-0501

         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   53
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CORPORATE INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING - The annual meeting of the stockholders will be held at 5:00 p.m., on February 14, 2006 at the Perrysville Office of the Bank at 1009 Perry Highway, Pittsburgh, Pennsylvania. Stockholders are encouraged to attend.

ANNUAL REPORT ON FORM 10-K - A copy of Fidelity Bancorp, Inc.'s Annual Report on Form 10-K is available without charge to stockholders upon written request. Requests should be addressed to Investor Relations at the Company's headquarters. Also, periodic reporting documents filed with the Securities and Exchange Commission can be found on the Company's website: www.fidelitybancorp.pa.com.

INVESTOR  RELATIONS  -  Analysis  investors,  stockholders  and  others  seeking financial information are asked to contact Annie G. McGrath, Corporate Secretary, at the Company's headquarters. Requests for all other information should be addressed to Investor Relations at the Company's headquarters.

STOCK TRANSFER/ADDRESS CHANGES - The Transfer Agent and Registrar of Fidelity Bancorp, Inc. is Registrar and Transfer Company. Questions regarding transfer of stock, address changes or lost certificates should be directed to Investor Relations at the Company's headquarters or the transfer agent, Registrar and Transfer Company.

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

--------------------------------------------------------------------------------

INVESTOR RELATIONS                  DIVIDEND REINVESTMENT              FINANCIAL INFORMATION
Fidelity Bancorp, Inc.              PLAN INFORMATION                   Lisa L. Griffith, CPA
1009 Perry Highway                  Investor Relations                 Chief Financial Officer
Pittsburgh, Pennsylvania 15237      Fidelity Bancorp, Inc.             Fidelity Bancorp, Inc.
(412) 367-3300, x3139               1009 Perry Highway                 1009 Perry Highway
                                    Pittsburgh, Pennsylvania 15237     Pittsburgh, Pennsylvania 15237
TRANSFER AGENT                      (412) 367-3300, x3139              (412) 367-3300, x3180
Registrar and Transfer Company
10 Commerce Drive                                                      ANNUAL REPORT ON FORM 10-K
Cranford, New Jersey 07016                                             Investor Relations
(800) 866-1340                                                         Fidelity Bancorp, Inc.
                                                                       1009 Perry Highway
                                                                       Pittsburgh, Pennsylvania 15237
                                                                       (412) 367-3300, x 3139
                                                                       or
                                                                       www.fidelitybancorp-pa.com


54  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                          FIDELITY BANCORP, INC.
--------------------------------------------------------------------------------

                                                   Corporate Headquarters
                               1009 Perry Highway, Pittsburgh, Pennsylvania 15237 o (412) 367-3300
                                     FAX (412) 364-6504 o E-Mail: IR@fidelitybancorp-pa.com

                                                       BOARD OF DIRECTORS
                                                       ------------------

J. ROBERT GALES                 DONALD J. HUBER                 OLIVER D. KEEFER       RICHARD G. SPENCER, CPA
   President                       President                         Owner                    President
J.R. Gales & Associates        Allegheny Plywood                Ralph E. Lane, P.C.    Chief Executive Officer
                                   Partner
  CHRISTOPHER S. GREEN          APCO Management                CHARLES E. NETTROUR        JOANNE ROSS WILDER
    Managing Partner                                                President                 Attorney
  Green & Bridges, LLP         ROBERT F. KASTELIC             Martin & Nettrour, Inc.    Wilder & Mahood, P.C.
Registered Representative      Retired President                Retirement Designs
Select Financial Group, LLC       X-Mark/CDT                      Unlimited, Inc.         WILLIAM L. WINDISCH
                                                                                              Chairman


                                                          OFFICERS
                                                      ------------------
   RICHARD G. SPENCER, CPA                           LISA L. GRIFFITH, CPA                  ANNIE G. McGRATH
       President                                     Senior Vice President                 Corporate Secretary
   Chief Executive Officer                          Chief Financial Officer
                                                          Treasurer                         RICHARD L. BARRON
   MICHAEL A. MOONEY                                                                       Assistant Secretary
   Executive Vice President

                                                        SPECIAL COUNSEL
                                                       ------------------
                                                    MALIZIA SPIDI & FISCH, PC
                                              1100 New York Avenue, Suite 340 West
                                                      Washington, DC 20005

                                                     INDEPENDENT REGISTERED
                                                     PUBLIC ACCOUNTING FIRM
                                                     ----------------------
                                                    BEARD MILLER COMPANY LLP
                                                1001 Village Run Road, 3rd Floor
                                                         P.O. Box 101086
                                                 Pittsburgh, Pennsylvania 15237


         ANNUAL REPORT 2005   |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   55
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FIDELITY BANK
--------------------------------------------------------------------------------


                                BANK HEADQUARTERS

       1009 Perry Highway, Pittsburgh, Pennsylvania 15237 * (412) 367-3300

               FAX (412) 364-6504 * E-Mail:IR@fidelitybank-pa.com



                                                       BOARD OF DIRECTORS

                                                       ------------------

   J. ROBERT GALES              DONALD J. HUBER                 OLIVER D. KEEFER       RICHARD G. SPENCER, CPA
      President                    President                         Owner                    President
J.R. Gales & Associates        Allegheny Plywood                Ralph E. Lane, P.C.    Chief Executive Officer
                                   Partner
  CHRISTOPHER S. GREEN          APCO Management                 CHARLES E. NETTROUR        JOANNE ROSS WILDER
    Managing Partner                                                President                 Attorney
  Green & Bridges, LLP         ROBERT F. KASTELIC             Martin & Nettrour, Inc.    Wilder & Mahood, P.C.
Registered Representative      Retired President                Retirement Designs
Select Financial Group, LLC       X-Mark/CDT                      Unlimited, Inc.         WILLIAM L. WINDISCH
                                                                                              Chairman


                                                             OFFICERS

                                                       ------------------

   RICHARD G. SPENCER, CPA                            RAYMOND P. FEDORKO                     KENNETH J. BARKOVICH
          President                                     Vice President                     Assistant Vice President
   Chief Executive Officer                             Financial Advisor                        Branch Manager

   MICHAEL A. MOONEY                                   MARK A. KAPPELER                         LISA D. DILLON
   Executive Vice President                             Vice President                     Assistant Vice President
    Chief Lending Officer                              Consumer Lending                  Business Development Officer

    ANNIE G. MCGRATH                                   LYNNE A. MANSKI                        CHRISTINE J. HOFFMAN
    Corporate Secretary                                 Vice President                      Assistant Vice President
                                                          Marketing                              Operations

    RICHARD L. BARRON                                  LISA M. McQUADE                           NEAL H. JACKSON
  Senior Vice President                                Vice President                        Assistant Vice President
     Human Resources                                Commercial Loan Officer                 Business Development Officer
   Assistant Secretary

   LISA L. GRIFFITH, CPA                               LINDA D. METZMAIER                        LYNN A. LIPKO
   Senior Vice President                                 Vice President                     Assistant Vice President
  Chief Financial Officer                           Internal Audit/Compliance                  Commercial Lending
       Treasurer

    SANDRA L. LEE                                      JAMES D. PATERSON                          RICHARD W. NAGEL
  Senior Vice President                                  Vice President                       Assistant Vice President
     Operations                                  Chartered Financial Consultant            Business Development Officer

    ANTHONY F. ROCCO                                     HUDSON W. STONER                            DONNA M. TILL
   Senior Vice President                                  Vice President                       Assistant Vice President
    Community Banking                                   Commercial Lending                           Branch Manager

   KAREN W. CARTWRIGHT                                   MARCIA RIMER WOOD                        BERNARD T. UHRINEK
     Vice President                                       Vice President                       Assistant Vice President
   Financial Consultant/                           Business Development Officer                     Data Processing
   Registered Principal
                                                         ERNEST A. BARKER                           LINDA M. YON
   LEONARD T. CONLEY                                  Assistant Vice President                 Assistant Vice President
    Vice President                                  Business Development Officer                   Branch Manager
  Residential Lending





56  |   FIDELITY BANCORP, INC. AND SUBSIDIARY   |   ANNUAL REPORT 2005
--------------------------------------------------------------------------------