Form 10-K, Exhibit 13
period 2006-09-30
FIDELITY BANCORP INC
filed 2006-12-22
CIK 769207

--------------------------------------------------------------------------------
                           LETTER TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------


                              TO OUR STOCKHOLDERS

     Any discussion about fiscal 2006 results must be done within the context of the interest rate environment. During this period, the Federal Reserve raised the Fed Funds rate six times, bringing the total to 17 increases since the current tightening cycle began in June 2004. The current Fed Funds rate of 5.25% is 65 basis points higher than the 10-year treasury yield, resulting in an inverted yield curve. Since the majority of our income comes from our net interest margin, this type of a yield curve presents significant challenges to us. We are not alone, however, as our peers and competitors in the industry are also experiencing spread compression.

     We accomplished much that we are pleased with in fiscal 2006, however. Net income of $4.2 million was on target with internal projections, given the interest rate environment discussed above. We also continued to grow, ending the year at $731 million or about $53 million over the prior year. Most importantly to us, the growth was almost entirely in loans, as the loan portfolio increased $93 million, while our investment portfolio decreased by about $40 million. Equally important is that much of the growth was funded internally, as deposits grew by approximately $47 million.

--------------------------------------------------------------------------------
                                     ASSETS
--------------------------------------------------------------------------------

[BAR GRAPH SHOWING TOTAL ASSETS IN MILLIONS AT END OF LAST FIVE FISCAL YEARS]

                       2006       $730.7
                       2005       $677.8
                       2004       $627.7
                       2003       $617.8
                       2002       $616.4
--------------------------------------------------------------------------------

     As noted above, loan growth was significant during the year, with loan originations totaling approximately $154 million. We continue to have a very significant presence in the local mortgage origination market, with construction financing being an area of particular expertise. During fiscal 2006, we originated approximately $80 million in residential real estate loans, the majority of which we retained for our portfolio, selling some into the secondary market. We also had a good year on the commercial lending side, originating approximately $29 million in commercial real estate loans and another $8 million in commercial business loans. In the consumer area, we originated approximately $37 million in loans, the majority of which were home equity loans.

     The growth in deposits was due primarily to a very competitive money market account that we introduced in early 2005. The rate on this money market account has been priced to be near the top of local offerings, while still being below the cost of wholesale overnight funding sources. While it has been important to generate these deposits, this account has also been successful in attracting new customers to the Bank, giving us the opportunity to establish banking relationships by cross selling additional products and services.

     Of course, one of the most important things to our stockholders is the price of our stock. The performance was essentially flat during fiscal 2006, ending the year at $19.00 per share, down slightly from $19.20 per share at last fiscal year-end. While we are not in any way satisfied with this, we do note that our stock's performance was very similar to many small bank and thrift stocks over the last year, as all were affected by the interest rate environment discussed above. The Board continues to have confidence in the stock, however, and showed it by increasing the quarterly cash dividend by $.01 or 7.7% to $.14 per share in May 2006. The Board also extended the stock repurchase program originally announced in October 2005 for another year, under which up to 5% of the outstanding common stock can be repurchased.

     While not all of the accomplishments and initiatives taken during the past year can be easily quantified, I will attempt to describe a few of the things we hope will benefit the Bank in years to come. First, we opened a

                                                                       continued

--------------------------------------------------------------------------------
           Annual Report 2006 - Fidelity Bancorp, Inc. and Subsidiary          1

--------------------------------------------------------------------------------
                     LETTER TO OUR STOCKHOLDERS (CONTINUED)
--------------------------------------------------------------------------------

new state-of-the-art branch office in Carnegie, our first "from the ground up" facility in over 20 years. While this branch replaced one that was destroyed by a fire, it is in a new location and represents a completely new design for our branches. The results to date at the Carnegie branch have been very positive and we hope that the design can serve as a prototype for any future branch expansion that may occur.

--------------------------------------------------------------------------------
                                    DEPOSITS
--------------------------------------------------------------------------------

[BAR GRAPH SHOWING TOTAL DEPOSITS IN MILLIONS AT END OF LAST FIVE FISCAL YEARS]

                       2006       $414.2
                       2005       $366.8
                       2004       $359.8
                       2003       $366.1
                       2002       $351.4

--------------------------------------------------------------------------------

     In the lending area, we introduced our Small Business Lending Unit or "SBLU." This unit provides products geared toward small businesses in our area, including deposit, line of credit and money management products, with a streamlined and simplified application and approval process. We also continued to expand our consumer offerings, including an innovative new product that we call the "Lifeline Loan". This loan is a floating rate home equity line of credit that can be partitioned, at the borrowers direction, into up to three fixed rate loans, without the borrower having to reapply. As the fixed rate loans are paid down, the line of credit automatically increases by the same amount. We believe this loan not only has tremendous potential to attract new customers, but will also enable the Bank to retain and strengthen the relationships of our existing customers.

     Operationally, we continue to improve our capabilities. We completed an 18 month evaluation of available core processing systems and after careful consideration, decided it to be in the best interest of the Bank to remain with our current system, but in an outsourced environment rather than the system as we currently do in-house. This "conversion" will take place in February 2007 and will provide additional functionality while increasing security. We also selected new internet banking, bill payment and telephone banking providers and will have switched to these new platforms in the first quarter of fiscal 2007.

     We are also continuing to emphasize a more focused marketing strategy throughout the Bank -- one that targets specific segments of both the Bank's customer base and the Bank's general market area based on demographic characteristics and their potential for growth. In addition, the strategy is being supplemented with a more consistent advertising presence, including television, direct mail and radio advertisements. Fidelity is one of the few remaining community banks in this area and we want to get the message out that there is still a local Bank offering quality products and services, with personalized customer service.

     Looking ahead to 2007, it promises to be another challenging year. Interest rates and regulatory issues will continue to affect us. We recognize that it would be beneficial to increase other non-interest income sources and will intensify our efforts in that area. We also know that we must grow and will continue to look at appropriate opportunities to do so.

     Finally, as always, I would like to thank our Board of Directors for their continued support and, most importantly, our employees, who never cease to amaze me with their dedication, loyalty and innovation. As a team, we will continue to meet the challenges ahead with confidence and enthusiasm.



                                           /s/ Richard G. Spencer

                                           Richard G. Spencer
                                           President and Chief Executive Officer

--------------------------------------------------------------------------------
2          Annual Report 2006 - Fidelity Bancorp, Inc. and Subsidiary


-------------------------------------------------------------------------------------------------------------------------------
                                                  SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION DATA
                                                                                 September 30,
(Dollars in Thousands)                                 2006            2005           2004            2003           2002
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                         $730,732        $677,779       $627,727        $617,778       $616,432
Loans receivable, net                                 439,027         346,076        290,389         264,412        316,320
Mortgage-backed securities and collateralized
   mortgage obligations 1                             100,838         131,132        130,738         129,572        114,059
Investment securities and other
   earning assets 2                                   159,810         169,192        176,483         193,596        154,563
Total liabilities                                     686,537         635,730        585,650         577,583        573,852
Savings and time deposits                             414,182         366,812        359,772         366,126        351,406
Advances from FHLB
   and other borrowings                               266,865         264,160        221,841         207,062        216,933
Stockholders' equity                                   44,195          42,049         42,077          40,195         42,580
Number of full service offices                             13              13             13              13             11
-------------------------------------------------------------------------------------------------------------------------------

OPERATIONS DATA
                                                                            Years Ended September 30,
(Dollars in Thousands, Except Per Share Data)          2006            2005           2004            2003           2002
-------------------------------------------------------------------------------------------------------------------------------
Interest income                                       $37,373         $31,664        $29,325         $32,460        $36,610
Interest expense                                       23,814          17,823         16,005          20,213         23,114
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                    13,559          13,841         13,320          12,247         13,496
Provision for loan losses                                 600             600            275             555            400
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                           12,959          13,241         13,045          11,692         13,096
Realized gain (loss) on sale of securities, net           552             609            639             748            234
Writedown of investment securities                         --             (43)            --            (110)          (246)
Gain on sale of loans                                      49              36             47             512            292
Service fees and other income                           3,232           3,186          3,081           2,865          2,365
Operating expenses                                     12,086          12,153         11,475          10,711         10,070
-------------------------------------------------------------------------------------------------------------------------------
Income before income tax provision
    and extraordinary gain                              4,706           4,876          5,337           5,014          5,702
Income tax provision                                      840           1,000          1,016             961          1,276
Income from continuing operations                       3,866           3,876          4,321           4,053          4,426
Income from extraordinary gain, net of taxes              318              --             --              --             --
-------------------------------------------------------------------------------------------------------------------------------
    Net income                                         $4,184          $3,876         $4,321          $4,053         $4,426
-------------------------------------------------------------------------------------------------------------------------------
    Diluted earnings per share 3                        $1.38           $1.27          $1.40           $1.24          $1.43
    Cash dividends per share 3                            .54            .478           .416            .378           .344
    Book value per share 3                              14.82           14.27          14.31           13.70          13.77
    Average interest rate spread                        2.03%           2.26%          2.31%           2.15%          2.48%
    Return on average assets                             .59%            .59%           .69%            .66%           .76%
    Return on average stockholders' equity              9.89%           9.24%         10.62%           9.45%         11.60%
===============================================================================================================================
Common  shares outstanding 3                        2,960,496       2,945,677      2,940,654       2,932,797      3,089,618
===============================================================================================================================

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

--------------------------------------------------------------------------------
           Annual Report 2006 - Fidelity Bancorp, Inc. and Subsidiary          3

             Report of Independent Registered Public Accounting Firm




To the Board of Directors and Stockholders
Fidelity Bancorp, Inc.
Pittsburgh, Pennsylvania


We have audited the accompanying consolidated statements of financial condition of Fidelity Bancorp, Inc. and subsidiary as of September 30, 2006 and 2005 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Bancorp, Inc. and subsidiary at September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.



                                                     /s/Beard Miller Company LLP
Beard Miller Company LLP

Pittsburgh, Pennsylvania
December 8, 2006

--------------------------------------------------------------------------------
4       Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                   September 30,
                                                                                             2006                 2005
----------------------------------------------------------------------------------------------------------------------------
                                                                                               (Dollars in Thousands,
                                                                                                Except per Share Data)

ASSETS
   Cash and due from banks                                                                  $     8,480           $    9,234
   Interest bearing demand deposits with other institutions                                         187                  636
----------------------------------------------------------------------------------------------------------------------------

       Cash and Cash Equivalents                                                                  8,667                9,870

   Securities available for sale, amortized cost 2006 $167,699; 2005 $183,542                   165,449              182,157
   Securities held to maturity, fair value 2006 $84,851; 2005 $104,962                           85,879              105,316
   Loans held for sale                                                                               40                  248
   Loans receivable, net of allowance 2006 $2,917; 2005 $2,596                                  439,027              346,076
   Foreclosed real estate, net                                                                      215                  789
   Restricted investments in bank stock, at cost                                                  9,132               12,215
   Office premises and equipment, net                                                             6,073                5,126
   Accrued interest receivable                                                                    3,359                3,113
   Other assets                                                                                  12,891               12,869
----------------------------------------------------------------------------------------------------------------------------
       Total Assets                                                                          $  730,732           $  677,779
============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

   Deposits:
      Non-interest bearing                                                                  $    32,927          $    32,415
      Interest bearing                                                                          381,255              334,397
----------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                                                           414,182              366,812

   Short-term borrowings                                                                         78,625              111,141
   Subordinated debt                                                                             10,310               10,310
   Securities sold under agreement to repurchase                                                 83,638                6,674
   Advance payments by borrowers for taxes and insurance                                          1,508                1,425
   Long-term debt                                                                                94,292              136,035
   Other liabilities                                                                              3,982                3,333
----------------------------------------------------------------------------------------------------------------------------
       Total Liabilities                                                                        686,537              635,730
============================================================================================================================

Stockholders' Equity
   Preferred stock, $.01 par value per share; 5,000,000 shares authorized; none issued                -                    -
   Common stock, $.01 par value per share; 10,000,000 shares authorized;
      issued 2006 3,569,525 shares; 2005 3,533,632 shares                                            35                   35
   Paid-in capital                                                                               44,774               44,250
   Retained earnings                                                                             11,076                8,486
   Accumulated other comprehensive loss, net of tax                                              (1,485)                (914)
   Treasury stock, at cost 2006 609,029 shares; 2005 587,955 shares                             (10,205)              (9,808)
----------------------------------------------------------------------------------------------------------------------------

       Total Stockholders' Equity                                                                44,195               42,049
----------------------------------------------------------------------------------------------------------------------------

       Total Liabilities and Stockholders' Equity                                             $ 730,732            $ 677,779
============================================================================================================================

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary             5

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                  Years Ended September 30,
                                                                           2006                  2005                 2004
----------------------------------------------------------------------------------------------------------------------------
                                                                            (In Thousands, Except per Share Data)
Interest Income
   Loans                                                                  $24,439               $18,859              $17,401
   Mortgage-backed securities                                               5,054                 5,387                4,440
   Investment securities:
      Taxable                                                               5,795                 5,524                5,296
      Tax exempt                                                            2,050                 1,886                2,185
   Other                                                                       35                     8                    3
----------------------------------------------------------------------------------------------------------------------------
       Total Interest Income                                               37,373                31,664               29,325
----------------------------------------------------------------------------------------------------------------------------
Interest Expense
   Deposits                                                                10,894                 7,710                7,635
   Short-term borrowings                                                    4,707                 2,507                  732
   Subordinated debt                                                          863                   659                  500
   Securities sold under agreement to repurchase                            1,352                   131                   57
   Long-term debt                                                           5,998                 6,816                7,081
----------------------------------------------------------------------------------------------------------------------------
       Total Interest Expense                                              23,814                17,823               16,005
----------------------------------------------------------------------------------------------------------------------------
       Net Interest Income                                                 13,559                13,841               13,320
----------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                                     600                   600                  275
----------------------------------------------------------------------------------------------------------------------------
       Net Interest Income after Provision for Loan Losses                 12,959                13,241               13,045
----------------------------------------------------------------------------------------------------------------------------
Other Income
   Loan service charges and fees                                              294                   363                  364
   Realized gain on sales of securities, net                                  552                   609                  639
   Writedown of securities                                                      -                   (43)                   -
   Gain on sales of loans                                                      49                    36                   47
   Deposit service charges and fees                                         1,373                 1,401                1,386
   ATM fees                                                                   586                   548                  491
   Non-insured investment products                                            414                   376                  309
   Other                                                                      565                   498                  531
----------------------------------------------------------------------------------------------------------------------------
       Total Other Income                                                   3,833                 3,788                3,767
----------------------------------------------------------------------------------------------------------------------------
Other Expenses
   Compensation and benefits                                                7,848                 7,440                7,116
   Office occupancy and equipment expense                                   1,147                 1,075                1,023
   Depreciation and amortization                                              661                   726                  758
   Loss (gain) on sales of foreclosed real estate                              58                  (103)                 (78)
   Foreclosed real estate expense                                             154                   241                  190
   Amortization of intangible assets                                           40                    46                   52
   Advertising                                                                360                   340                  350
   Professional fees                                                          267                   244                  344
   Customer fraud loss                                                          -                   430                    -
   Other                                                                    1,551                 1,714                1,720
----------------------------------------------------------------------------------------------------------------------------
       Total Other Expenses                                                12,086                12,153               11,475
----------------------------------------------------------------------------------------------------------------------------
       Income before Provision for Income Taxes and Extraordinary Gain      4,706                 4,876                5,337
Provision for Income Taxes                                                    840                 1,000                1,016
----------------------------------------------------------------------------------------------------------------------------
       Income from Continuing Operations                                    3,866                 3,876                4,321
       Income from Extraordinary Gain, Net of Taxes                           318                     -                    -
----------------------------------------------------------------------------------------------------------------------------
             Net Income                                                  $  4,184              $  3,876             $  4,321
============================================================================================================================
Earnings per Share
Basic
   Income from Continuing Operations                                        $1.30                 $1.32                $1.47
   Income from Extraordinary Gain, Net of Taxes                               .11                     -                    -
----------------------------------------------------------------------------------------------------------------------------
   Net Income                                                               $1.41                 $1.32                $1.47
============================================================================================================================
Diluted
   Income from Continuing Operations                                        $1.28                 $1.27                $1.40
   Income from Extraordinary Gain, Net of Taxes                               .10                     -                    -
----------------------------------------------------------------------------------------------------------------------------
   Net Income                                                               $1.38                 $1.27                $1.40
============================================================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
6       Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        Years Ended September 30, 2006, 2005 and 2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Accumulated
                                         Number of                                            Other
                                          Shares     Common     Paid-in      Retained      Comprehensive     Treasury
                                          Issued     Stock      Capital      Earnings      Income(Loss)       Stock         Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                 (In Thousands, Except Shares and per Share Data)

Balance - September 30, 2003              2,805,291    $28      $28,960       $16,388          $2,011         $(7,192)      $40,195
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -      -            -         4,321               -               -         4,321
      Net unrealized losses on
         available for sale
         securities                               -      -            -             -            (816)              -          (816)
------------------------------------------------------------------------------------------------------------------------------------
         Total Comprehensive Income                                                                                           3,505
------------------------------------------------------------------------------------------------------------------------------------
   10% stock dividend distributed           280,654      3        5,882        (5,885)              -               -             -
   Stock options exercised, including
      tax benefit of $216                    61,423      1          818             -               -               -           819
   Cash dividends declared
      ($.416 per share)                           -      -            -        (1,229)              -               -        (1,229)
   Treasury stock purchased
      (60,351 shares)                             -      -            -             -               -          (1,474)       (1,474)
   Contribution of stock to Employee
      Stock Ownership Plan
      (5,000 shares)                              -      -           (6)            -               -             123           117
   Sale of stock through Dividend
      Reinvestment Plan                       6,249      -          144             -               -               -           144
------------------------------------------------------------------------------------------------------------------------------------

Balance - September 30, 2004              3,153,617     32       35,798        13,595           1,195          (8,543)       42,077
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -      -            -         3,876               -               -         3,876
      Net unrealized losses on
         available for sale
         securities                               -      -            -             -          (2,109)              -        (2,109)
------------------------------------------------------------------------------------------------------------------------------------
         Total Comprehensive Income                                                                                           1,767
------------------------------------------------------------------------------------------------------------------------------------
   10% stock dividend distributed           319,161      3        7,577        (7,580)              -               -             -
   Stock options exercised, including
      tax benefit of $160                    53,745      -          722             -               -               -           722
   Cash dividends declared
      ($.478 per share)                           -      -            -        (1,405)              -               -        (1,405)
   Treasury stock purchased
      (54,210 shares)                             -      -            -             -               -          (1,265)       (1,265)
   Sale of stock through Dividend
      Reinvestment Plan                       7,109      -          153             -               -               -           153
------------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 2005              3,533,632     35       44,250         8,486            (914)         (9,808)       42,049
------------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
      Net income                                  -      -            -         4,184               -               -         4,184
      Net unrealized losses on
         available for sale securities            -      -            -             -            (571)              -          (571)
------------------------------------------------------------------------------------------------------------------------------------
         Total Comprehensive Income                                                                                           3,613
------------------------------------------------------------------------------------------------------------------------------------
   Stock-based compensation expense               -      -           66             -               -               -            66
   Stock options exercised, including
      tax benefit of $43                     27,936      -          307             -               -               -           307
   Cash dividends declared
      ($.540 per share)                           -      -            -        (1,594)              -               -        (1,594)
   Treasury stock purchased
      (21,074 shares)                             -      -            -             -               -            (397)         (397)
   Sale of stock through Dividend
      Reinvestment Plan                       7,957      -          151             -               -               -           151
------------------------------------------------------------------------------------------------------------------------------------
Balance - September 30, 2006              3,569,525    $35      $44,774       $11,076         $(1,485)       $(10,205)      $44,195
====================================================================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary             7

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Years Ended September 30,
                                                                             2006                  2005                 2004
------------------------------------------------------------------------------------------------------------------------------
                                                                                            (In Thousands)
Cash Flows from Operating Activities
   Net income                                                            $  4,184              $  3,876             $  4,321
   Adjustments to reconcile net income to net cash provided by operating activities:
         Income from extraordinary gain, net of taxes                        (318)                    -                    -
         Provision for loan losses                                            600                   600                  275
         Loss (gain) on foreclosed real estate                                 58                  (103)                 (78)
         Provision for depreciation and amortization                          661                   726                  758
         Deferred loan fee amortization                                      (112)                 (196)                (269)
         Amortization of investment and mortgage-backed
           securities (discounts) premiums, net                               500                   719                1,402
         Deferred income tax provision                                        (91)                   37                  308
         Amortization of intangibles                                           40                    46                   52
         Net realized gains on sales of investments                          (552)                 (609)                (639)
         Writedown of investment securities                                     -                    43                    -
         Loans originated for sale                                         (4,300)               (2,668)              (2,006)
         Sales of loans held for sale                                       4,557                 2,571                2,222
         Net gains on sales of loans                                          (49)                  (36)                 (47)
         Increase in cash surrender value of life insurance policies         (196)                 (198)                (209)
         Tax benefit realized on stock-based compensation                       -                   160                  216
         (Increase) decrease in interest receivable                          (258)                  (15)                 327
         Increase (decrease) in interest payable                             (197)                   89                 (204)
         Increase (decrease) in accrued taxes                                 281                   103                 (253)
         Contribution to ESOP                                                (240)                 (235)                (103)
         Changes in other assets, net                                         133                   437                  700
         Changes in other liabilities, net                                  1,022                   571                  121
------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                          5,723                 5,918                6,894
------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Proceeds from sales of securities available for sale                    16,797                24,185               26,029
   Proceeds from maturities and principal repayments of
      securities available for sale                                        19,125                41,733               47,972
   Purchases of securities available for sale                             (19,659)              (65,098)             (68,349)
   Proceeds from maturities and principal repayments of
      securities held to maturity                                          19,262                20,473               45,822
   Purchases of securities held to maturity                                     -               (16,671)             (35,640)
   Net increase in loans                                                  (93,474)              (56,314)             (27,554)
   Proceeds from sales of foreclosed real estate                              432                   813                   78
   Additions to office premises and equipment                              (1,742)                 (641)                (154)
   Proceeds from insurance claim - Carnegie Branch                            601                     -                    -
   Proceeds from sales of office premises and equipment                        24                     -                   31
   Net (purchases) redemption of FHLB stock                                 3,083                (1,059)                (709)
------------------------------------------------------------------------------------------------------------------------------
         Net Cash Used in Investing Activities                          $ (55,551)            $ (52,579)           $ (12,474)
------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
8       Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary



                                                                                  Years Ended September 30,
                                                                            2006                  2005                 2004
------------------------------------------------------------------------------------------------------------------------------
                                                                                            (In Thousands)
Cash Flows from Financing Activities
   Net increase (decrease) in deposits                                 $   47,370             $   7,040            $  (6,354)
   Increase (decrease) in reverse repurchase agreements                    76,964                 1,556                 (825)
   Net increase (decrease) in short-term borrowings                       (32,516)               47,035               26,005
   Increase (decrease) in advances by borrowers for taxes and insurance        83                   296                  (50)
   Proceeds from long-term debt                                            15,000                20,000               10,000
   Repayments of long-term debt                                           (56,743)              (26,272)             (20,401)
   Cash dividends paid                                                     (1,594)               (1,405)              (1,229)
   Stock options exercised                                                    264                   562                  603
   Excess tax benefit realized on stock-based compensation                     43                     -                    -
   Proceeds from sale of stock through Dividend Reinvestment Plan             151                   153                  144
   Acquisition of treasury stock                                             (397)               (1,265)              (1,474)
----------------------------------------------------------------------------------------------------------------------------

         Net Cash Provided by Financing Activities                         48,625                47,700                6,419
----------------------------------------------------------------------------------------------------------------------------
         Net Increase (Decrease) in Cash and Cash Equivalents              (1,203)                1,039                  839
Cash and Cash Equivalents - Beginning                                       9,870                 8,831                7,992
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents - Ending                                     $    8,667             $   9,870            $   8,831
============================================================================================================================

Supplementary Cash Flow Information
   Interest paid on deposits and borrowings                            $   24,011             $  17,734            $  16,209
============================================================================================================================
   Income taxes paid                                                   $      753             $     350            $     795
============================================================================================================================
Supplemental Schedule of Noncash Investing and Financing
   Activities
   Transfer of loans to foreclosed real estate                         $       35             $     223            $   1,032
============================================================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary             9

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Significant Accounting Policies

Nature of Operations

Fidelity Bancorp, Inc. (the "Company") is a bank holding company organized under the Pennsylvania Business Corporation Law. It operates principally as a holding company for its wholly-owned subsidiary, Fidelity Bank, PaSB (the "Bank"), a Pennsylvania-chartered, FDIC-insured state savings bank. The Bank conducts full banking services through thirteen offices in Allegheny and Butler counties.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary the Bank. Intercompany balances and transactions have been eliminated in consolidation.

Estimates

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and require disclosure of contingent assets and liabilities. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the evaluation of other than temporary impairment of securities.

Significant Group Concentrations of Credit Risk

Most of the Company's activities are with customers located in the greater Pittsburgh metropolitan area. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other financial institutions.

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

                                                                (Note Continued)
--------------------------------------------------------------------------------
10      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

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

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            11

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

There were no changes in the carrying amount of goodwill for the years ended September 30, 2006 and 2005. Goodwill amounted to $2.65 million at September 30, 2006 and September 30, 2005.

                                                                (Note Continued)
--------------------------------------------------------------------------------
12      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

                                                                                              September 30,

                                                                                         2006               2005
------------------------------------------------------------------------------------------------------------------
                                                                 Gross Carrying
                                                                     Amount             Accumulated Amortization
------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
       Amortizable intangible assets,
            acquisition of deposit accounts                         $   325             $  207            $   167
==================================================================================================================

       Aggregate amortization expense:
            For the year ended September 30, 2006                   $    40
       Estimated amortization expense:
            For the year ending September 30, 2007                       34
            For the year ending September 30, 2008                       28
            For the year ending September 30, 2009                       22
            For the year ending September 30, 2010                       17
            For the year ending September 30, 2011                       11

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

Stock Option Plans

Prior to October 1, 2005, the Company accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No stock-based employee compensation was reflected in net income for periods ended prior to October 1, 2005 as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date. However, the Company adopted SFAS No. 123R "Share-based Payment" as of October 1, 2005, by using the modified prospective approach, which requires recognizing expense for options granted prior to the adoption date equal to the fair value of the unvested amounts over their remaining vesting period. The portion of these options' fair value attributable to vested awards prior to the adoption of SFAS 123R is never recognized. For unvested stock-based awards granted before October 1, 2005, the Company will expense the fair value of the awards at the grant date over the remaining vesting period. As of September 30, 2006, there was $130,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. That cost

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            13
is expected to be recognized over a weighted-average period of 1.6 years. The compensation cost recognized in net income was $66,000 in fiscal 2006. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $22,000 for fiscal 2006. Prior to the adoption of SFAS 123R, tax benefits arising from share-based compensation arrangements were classified as operating cash flows in the Consolidated Statement of Cash Flows. However, SFAS 123R amends FASB Statement 95 "Statement of Cash Flows", and requires excess tax benefits arising from increases in the value of equity instruments issued under share-based payment arrangements to be treated as cash inflows from financing activities.

The adoption of SFAS No. 123R had the following impact on reported amounts compared with amounts that would have been reported using the intrinsic value method under previous accounting:

                                                                                 2006
---------------------------------------------------------------------------------------------------------
                                                                Using            SFAS
                                                                Previous         123R             As
                                                               Accounting     Adjustments      Reported
---------------------------------------------------------------------------------------------------------
                                                            (Dollars in thousands, except per share data)
Income before taxes and extraordinary gain                      $4,772         $ (66)           $4,706
Income taxes                                                       862           (22)              840
---------------------------------------------------------------------------------------------------------
Income from continuing operations                                3,910           (44)            3,866
Income from extraordinary gain, net of taxes                       318             -               318
=========================================================================================================
Net income                                                      $4,228         $ (44)           $4,184
=========================================================================================================
Basic earnings per share                                        $ 1.42         $(.01)           $ 1.41
=========================================================================================================
Diluted earnings per share                                      $ 1.39         $(.01)           $ 1.38
=========================================================================================================

                                                                                    2005
---------------------------------------------------------------------------------------------------------
                                                                                            Pro Forma
                                                                   As        Pro Forma       if under
                                                                Reported    Adjustments     SFAS 123R
---------------------------------------------------------------------------------------------------------
                                                            (Dollars in thousands, except per share data)
Income before taxes                                             $4,876        $ (190)         $ 4,686
Income taxes                                                     1,000           (65)             935
---------------------------------------------------------------------------------------------------------
Net income                                                      $3,876        $ (125)         $ 3,751
=========================================================================================================
Basic earnings per share                                        $ 1.32        $ (.04)         $  1.28
=========================================================================================================
Diluted earnings per share                                      $ 1.27        $ (.04)         $  1.23
=========================================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
14      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

                                                                                 2004
--------------------------------------------------------------------------------------------------------
                                                                                            Pro Forma
                                                                  As          Pro Forma     if under
                                                               Reported      Adjustments    SFAS 123R
--------------------------------------------------------------------------------------------------------
                                                            (Dollars in thousands, except per share data)
Income before taxes                                             $5,337        $  (214)         $5,123
Income taxes                                                     1,016            (73)            943
--------------------------------------------------------------------------------------------------------
Net income                                                      $4,321        $  (141)         $4,180
========================================================================================================
Basic earnings per share                                        $ 1.47        $  (.05)         $ 1.42
========================================================================================================
Diluted earnings per share                                      $ 1.40        $  (.05)         $ 1.35
========================================================================================================

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

                                                                 Years Ended September 30,
                                                            2006               2005                2004
---------------------------------------------------------------------------------------------------------
                                                          (Dollars in Thousands, Except per Share Data)
Basic earnings per share:
     Net income                                           $  4,184          $   3,876        $      4,321
     Weighted average shares outstanding                 2,957,702          2,929,358           2,941,085
     Earnings per share                                      $1.41              $1.32               $1.47

Diluted earnings per share:
     Net income                                           $  4,184          $   3,876       $       4,321
     Weighted average shares outstanding                 2,957,702          2,929,358           2,941,085
     Dilutive effect of stock options                       75,423            127,039             149,702
---------------------------------------------------------------------------------------------------------
     Total diluted weighted average shares               3,033,125          3,056,397           3,090,847
         outstanding
     Earnings per share                                      $1.38              $1.27               $1.40

Options to purchase 2,000 shares of common stock at $19.55 per share, 2,200 shares at $21.05 per share, 30,651 shares at $22.91 per share, 49,966 shares at $21.35 per share and 13,200 shares at $20.93 per share were outstanding during 2006, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. Similarly options to purchase 2,200 shares of common stock at $21.05 per share, 32,301 shares at $22.91 per share, 52,301 shares at $21.35 per share, and 13,200 shares at $20.93 per share were outstanding during 2005 but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. Also, options to purchase 55,723 shares of common stock at $21.35 per share were outstanding during 2004 but were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            15

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

The only other comprehensive income item that the Company presently has is unrealized gains (losses) on securities available for sale.

                                                                    Years Ended September 30,
                                                                2006              2005             2004
---------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)
Unrealized holding losses arising during the year             $  (265)        $  (2,630)         $  (597)
Less reclassification adjustment for gains included
     in net income                                               (600)             (566)            (639)
---------------------------------------------------------------------------------------------------------
       Net Unrealized Losses                                     (865)           (3,196)          (1,236)

Tax benefit                                                       294             1,087              420
---------------------------------------------------------------------------------------------------------
       Net of Tax Amount                                      $  (571)        $  (2,109)         $  (816)
=========================================================================================================

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded on the balance sheet when they become payable by the borrower to the Company.

New Accounting Standards

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends FASB Statement No. 133 and FASB
Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of SFAS No. 155 will have any impact on the Company's financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets -- An Amendment of FASB Statement No. 140" ("SFAS 156"). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not have any separately recognized servicing assets or liabilities outstanding as of September 30, 2006, therefore the adoption of SFAS 156 will not have an effect on its financial statements.

                                                                (Note Continued)
--------------------------------------------------------------------------------
16      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an
interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our financial statements.

In  September  2006,  the  FASB  issued  FASB  Statement  No.  157,  Fair  Value
Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations, and cash flows.

On September 13, 2006, the Securities and Exchange Commission "SEC" issued Staff Accounting Bulleting No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. SAB 108 is effective for publicly-held companies for fiscal years ending after November 15, 2006. We are currently evaluating the potential impact, if any, of the adoption of SAB 108 on our consolidated financial position, results of operations, and cash flows.

On September 29, 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS 158"), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date -- the date at which the benefit obligation and plan assets are measured -- is required to be the company's fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company is currently analyzing the effects of SFAS 158 but does not expect its implementation will have a significant impact on the Company's financial condition or results of operations.

In September 2006, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements" ("EITF 06-4"). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            17
of insurance to be incurred during the employee's retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principals Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The disclosures required in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company does not believe that the implementation of this guidance will have a material impact on the Company's consolidated financial statements.

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

Restrictions on Cash and Due from Bank Accounts

The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit composition. Based on its deposit classifications in fiscal 2006, the Bank's reserve balance with the Federal Reserve Bank was reduced to zero. The average amount of reserve balances maintained for 2005 was approximately $1.3 million.

Investments Required by Law

The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), at cost, in an amount not less than1% of its outstanding home loans or 5% of its outstanding notes payable, if any, to the FHLB plus 0.7% of its unused borrowing capacity, whichever is greater.

Reclassifications

Certain amounts in the 2005 and 2004 financial statements have been reclassified to conform with the 2006 presentation format. These reclassifications had no effect on net income.

--------------------------------------------------------------------------------
18      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Note 2 - Securities

The amortized cost and fair value of securities are as follows:

                                                                              September 30, 2006
----------------------------------------------------------------------------------------------------------------------------
                                                                               Gross              Gross
                                                         Amortized          Unrealized         Unrealized             Fair
                                                            Cost               Gains             Losses              Value
----------------------------------------------------------------------------------------------------------------------------
                                                                                (In Thousands)
Securities Available for Sale:
     U.S. government and agency
         obligations                                   $    23,625         $        -        $       520         $    23,105
     Municipal obligations                                  20,760                105                 95              20,770
     Corporate obligations                                  11,107                 68                141              11,034
     Equity securities                                       4,037                 83                204               3,916
     Mutual funds                                           12,778                 63                328              12,513
     Trust preferred securities                             27,969                238                131              28,076
     Federal Home Loan Mortgage Corp. preferred stock        1,409                 42                  -               1,451
     Mortgage-backed securities and
         collateralized mortgage obligations                66,014                 61              1,491              64,584
----------------------------------------------------------------------------------------------------------------------------
                                                       $   167,699         $      660        $     2,910         $   165,449
============================================================================================================================

Securities Held to Maturity:
     U.S. government and agency
         obligations                                   $    21,984         $        4        $       494         $    21,494
     Municipal obligations                                  22,648                696                 28              23,316
     Corporate obligations                                   4,993                 24                 49               4,968
     Mortgaged-backed securities and
         collateralized mortgage obligations                36,254                 17              1,198              35,073
----------------------------------------------------------------------------------------------------------------------------
                                                       $    85,879         $      741        $     1,769         $    84,851
============================================================================================================================


                                                                                  September 30, 2005
----------------------------------------------------------------------------------------------------------------------------
                                                                               Gross              Gross
                                                         Amortized          Unrealized         Unrealized             Fair
                                                            Cost               Gains             Losses              Value
----------------------------------------------------------------------------------------------------------------------------
                                                                                (In Thousands)
Securities Available for Sale:
     U.S. government and agency
         obligations                                   $    27,001         $        -        $       587         $    26,414
     Municipal obligations                                  20,721                322                130              20,913
     Corporate obligations                                  10,120                123                101              10,142
     Equity securities                                       4,304                379                201               4,482
     Mutual funds                                           12,247                 58                282              12,023
     Trust preferred securities                             25,434                243                110              25,567
     Federal Home Loan Mortgage Corp.
         preferred stock                                     1,409                 40                  -               1,449
     Mortgage-backed securities and
         collateralized mortgage obligations                82,306                156              1,295              81,167
----------------------------------------------------------------------------------------------------------------------------
                                                       $   183,542         $    1,321        $     2,706         $   182,157
============================================================================================================================

Securities Held to Maturity:
     U.S. government and agency
         obligations                                   $    25,972         $       23        $       454         $    25,541
     Municipal obligations                                  22,662                970                 21              23,611
     Corporate obligations                                   6,717                117                 30               6,804
     Mortgaged-backed securities and
         collateralized mortgage obligations                49,965                 74              1,033              49,006
----------------------------------------------------------------------------------------------------------------------------
                                                       $   105,316         $    1,184        $     1,538         $   104,962
============================================================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            19

The amortized cost and fair value of debt securities at September 30, 2006, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Securities Available for Sale        Securities Held to Maturity
----------------------------------------------------------------------------------------------------------------
                                             Amortized             Fair              Amortized            Fair
                                                Cost               Value               Cost              Value
----------------------------------------------------------------------------------------------------------------
                                                                    (In Thousands)
Due in one year or less                     $        -         $        -        $     3,509         $     3,480
Due after one year through five years           25,705             25,228             16,554              16,276
Due after five years through ten years          33,229             32,796             19,551              19,013
Due after ten years                             90,541             89,545             46,265              46,082
Equity securities and mutual funds              18,224             17,880                  -                   -
----------------------------------------------------------------------------------------------------------------
                                            $  167,699         $  165,449        $    85,879         $    84,851
================================================================================================================

Gross gains of  $842,000,  $866,000,  and $906,000 and gross losses of $290,000,
$257,000, and $267,000 were realized on sales of securities in fiscal 2006, 2005 and 2004, respectively. During fiscal 2006 the Company recognized gains of $5,000 and losses of $53,000 on the sales of securities, which were classified as held-to-maturity. The held-to-maturity sales qualified as maturities for purposes of FAS 115. There were no sales of held-to-maturity securities during fiscal 2005 and 2004. In addition, losses of $43,000 resulting from the writedown of investments in equity securities that are considered other than temporary were realized in fiscal 2005. There were no writedowns of securities during fiscal 2006 and 2004.

                                                                (Note Continued)
--------------------------------------------------------------------------------
20      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

The following tables show the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:


                                                                      September 30, 2006
------------------------------------------------------------------------------------------------------------------------------
                                           Less than 12 Months              12 Months or More               Total
------------------------------------------------------------------------------------------------------------------------------
                                         Fair         Unrealized          Fair        Unrealized         Fair       Unrealized
                                         Value          Losses            Value         Losses           Value        Losses
------------------------------------------------------------------------------------------------------------------------------
                                                                           (In Thousands)
Securities Available for Sale:
     U.S. government and agency
         obligations                   $     -            $  -        $ 23,105         $  520        $ 23,105          $  520
     Municipal obligations               4,169              38           8,664             57          12,833              95
     Corporate obligations               1,960              30           3,435            111           5,395             141
     Equity securities                   1,439              31             692            173           2,131             204
     Mutual funds                            -               -          12,356            328          12,356             328
     Trust preferred securities          3,397              73          10,428             58          13,825             131
     Mortgage-backed securities
         and collateralized
         mortgage obligations            2,920              11          57,004          1,480          59,924           1,491

Securities Held to Maturity:
     U.S. government and
         agency obligations                  -               -          20,492            494          20,492             494
     Municipal obligations                 569               3           3,324             25           3,893              28
     Corporate obligations               1,007               1           1,937             48           2,944              49
     Mortgage-backed securities
         and collateralized
         mortgage obligations                -               -          33,705          1,198          33,705           1,198
------------------------------------------------------------------------------------------------------------------------------
Total Temporarily Impaired
  Securities                           $15,461            $187        $175,142         $4,492        $190,603          $4,679
==============================================================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            21

                                                                           September 30, 2005
-----------------------------------------------------------------------------------------------------------------------------
                                            Less than 12 Months            12 Months or More                 Total
-----------------------------------------------------------------------------------------------------------------------------
                                          Fair         Unrealized       Fair         Unrealized         Fair       Unrealized
                                          Value          Losses         Value          Losses           Value        Losses
-----------------------------------------------------------------------------------------------------------------------------
                                                                             (In Thousands)
Securities Available for Sale:
     U.S. government and agency
         obligations                  $ 20,641          $  372         $ 5,773         $  215        $ 26,414          $  587
     Municipal obligations              10,312             130               -              -          10,312             130
     Corporate obligations               3,458             101               -              -           3,458             101
     Equity securities                   2,303             201               -              -           2,303             201
     Mutual funds                        1,011              17          10,859            265          11,870             282
     Trust preferred securities         10,419             110               -              -          10,419             110
     Mortgage-backed securities
         and collateralized
         mortgage obligations           58,553             894          15,893            401          74,446           1,295

Securities Held to Maturity:
     U.S. government and
         agency obligations             16,787             196           7,732            258          24,519             454
     Municipal obligations               3,452              11             563             10           4,015              21
     Corporate obligations               1,951              30               -              -           1,951              30
     Mortgage-backed securities
         and collateralized
         mortgage obligations           20,418             373          24,059            660          44,477           1,033
-----------------------------------------------------------------------------------------------------------------------------
Total Temporarily Impaired
  Securities                          $149,305          $2,435         $64,879         $1,809        $214,184          $4,244
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

Unrealized losses detailed above relate primarily to U.S. Government agency, mortgage-backed securities and collateralized mortgage obligations. The Company had 127 and 132 securities in an unrealized loss position as of September 30, 2006 and 2005, respectively. In management's opinion, the decline in fair value is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or anticipated market price recovery. None of the individual unrealized losses are significant.

--------------------------------------------------------------------------------
22      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Note 3 - Loans Receivable

Loans receivable, net are summarized as follows:

                                                                                     September 30,
                                                                                 2006             2005
--------------------------------------------------------------------------------------------------------
                                                                                    (In Thousands)
First mortgage loans:
     Conventional:
         1-4 family dwellings                                                  $190,040         $156,889
         Multi-family dwellings                                                     259              275
     Commercial                                                                  72,171           67,889
     Construction                                                                61,399           35,224
--------------------------------------------------------------------------------------------------------
                                                                                323,869          260,277
Less:
     Loans in process                                                           (13,369)         (23,070)
     Unearned discounts and fees                                                    (28)            (343)
--------------------------------------------------------------------------------------------------------
                                                                                310,472          236,864
--------------------------------------------------------------------------------------------------------
Installment loans:
     Home equity                                                                 90,263           76,045
     Consumer loans                                                                 440              993
     Other                                                                        2,603            2,742
--------------------------------------------------------------------------------------------------------
                                                                                 93,306           79,780
--------------------------------------------------------------------------------------------------------
Commercial business loans and leases:
     Commercial business loans                                                   37,930           31,577
     Commercial leases                                                              236              451
--------------------------------------------------------------------------------------------------------
                                                                                 38,166           32,028
--------------------------------------------------------------------------------------------------------
Less allowance for loan losses                                                   (2,917)          (2,596)
--------------------------------------------------------------------------------------------------------
       Loans Receivable, Net                                                   $439,027         $346,076
========================================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            23

Commitments to originate loans at September 30, 2006 were approximately as follows:

                                                                          Rate                    Amount
--------------------------------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)
First mortgage loans:
     Fixed rate                                                     6.125% to 6.500%              $  561
     Adjustable rate                                                          6.750%                 274
Other loans:
     Fixed rate                                                    5.990% to 13.375%                 323
     Adjustable rate                                               8.000% to 11.000%               6,285
--------------------------------------------------------------------------------------------------------
                                                                                                  $7,443
========================================================================================================

The Bank conducts its business through thirteen offices located in the greater Pittsburgh metropolitan area. At September 30, 2006, the majority of the Bank's loan portfolio was secured by properties located in this region. The Bank does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

Note 4 - Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                                    Years Ended September 30,
                                                               2006              2005             2004
--------------------------------------------------------------------------------------------------------
                                                                          (In Thousands)
Balance, beginning                                             $2,596            $2,609           $3,091
     Provision for loan losses                                    600               600              275
     Loans charged off                                           (326)             (670)            (819)
     Recoveries                                                    47                57               62
--------------------------------------------------------------------------------------------------------
Balance, ending                                                $2,917            $2,596           $2,609
========================================================================================================

Non-accrual loans were approximately $2,685,000, $2,319,000, and $3,647,000 at September 30, 2006, 2005 and 2004, respectively. The foregone interest on those loans for the years ended September 30, 2006, 2005 and 2004 was $168,000, $176,000, and $184,000, respectively. The amount of interest income on such loans actually included in income in the years ended September 30, 2006, 2005 and 2004 was $55,000, $18,000, and $93,000, respectively. There are no commitments to lend additional funds to debtors in non-accrual status. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $255,000 and $53,000 at September 30, 2006 and 2005, respectively.

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $2,043,000 and $1,669,000 at September 30, 2006 and 2005,
respectively. Included in the 2006 amount is $322,000 of impaired loans for which the related allowance for credit losses was $322,000 and $1,721,000 of impaired loans for which there is no allowance for credit losses. Included in the 2005 amount is $859,000 of impaired loans for which the related allowance for credit losses was $197,000 and $810,000 of impaired loans for which there is no allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended

                                                                (Note Continued)
--------------------------------------------------------------------------------
24      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

September 30, 2006, 2005 and 2004 was approximately $1,702,000,  $2,182,000, and
$2,449,000, respectively. For the fiscal years ended September 30, 2006, 2005 and 2004, the Company recognized interest income on those impaired loans of $34,000, $45,000, and $75,000, respectively, using the cash basis of income recognition.

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

Note 5 - Office Premises and Equipment

Office premises and equipment are summarized as follows:

                                                         September 30,
                                                     2006             2005
----------------------------------------------------------------------------
                                                        (In Thousands)
Land                                                $   833          $   847
Office buildings                                      6,333            5,199
Furniture, fixtures and equipment                     2,835            2,963
Leasehold improvements                                  331              322
----------------------------------------------------------------------------
                                                     10,332            9,331
Accumulated depreciation and amortization            (4,259)          (4,205)
----------------------------------------------------------------------------
                                                    $ 6,073          $ 5,126
============================================================================

The Bank has operating leases with respect to four branch offices, the Bank's Loan Center, one automated teller machine location, and a non-deposit investment office which expire on various dates through fiscal 2013. Lease expense amounted to $275,000, $237,000, and $235,000 in fiscal years 2006, 2005 and 2004, respectively. Minimum annual lease commitments are approximately as follows (in thousands):

                            2007                          $225
                            2008                           146
                            2009                           118
                            2010                            76
                            2011                            55
                            Thereafter                      78
--------------------------------------------------------------------------------
                                                          $698
================================================================================


--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            25

Note 6 - Deposits

Deposit balances are summarized as follows:

                                                                                            September 30,
                                           Weighted Average Rates                      2006             2005
-------------------------------------------------------------------------------------------------------------
                                                                                       (In Thousands)
Demand deposits                       Noninterest bearing                          $  32,927        $  32,415
Savings deposits:
     NOW accounts                     .64% in 2006 and .47% in 2005                   38,892           43,039
     Passbooks                        1.12% in 2006 and 1.15% in 2005                 60,979           78,997
     Money market deposit accounts    4.29% in 2006 and 2.95% in 2005                112,569           44,742
-------------------------------------------------------------------------------------------------------------
                                                                                     245,367          199,193
-------------------------------------------------------------------------------------------------------------
Time deposits:
     Fixed rate                       Less than 1.00%                                     12                -
                                      1.00% to 2.99%                                  12,514           40,604
                                      3.00% to 4.99%                                 125,060          115,870
                                      5.00% to 6.99%                                  31,213           11,130
                                      7.00% to 8.99%                                      16               15
-------------------------------------------------------------------------------------------------------------
                                                                                     168,815          167,619
-------------------------------------------------------------------------------------------------------------
                                                                                    $414,182         $366,812
=============================================================================================================

The weighted average interest rate for all deposits was 3.31% and 2.35% at September 30, 2006 and 2005, respectively. Time deposits with balances of $100,000 or more totaled $34,090,000 and $28,605,000 at September 30, 2006 and
2005, respectively.

At September 30, 2006, no investment securities were required to be pledged to secure deposits of public funds.

The maturities of time deposits at September 30, 2006 are summarized as follows (in thousands):

                            2007                     $  99,821
                            2008                        27,242
                            2009                        27,796
                            2010                         8,062
                            2011                         4,115
                            Thereafter                   1,779
--------------------------------------------------------------------------------
                                                      $168,815
================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
26      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Interest expense by deposit category is as follows:

                                              Years Ended September 30,
                                       2006              2005             2004
--------------------------------------------------------------------------------
                                                  (In Thousands)
NOW accounts                        $   220            $  209           $  270
Passbooks                               788             1,037            1,099
Money market deposit accounts         3,343               622              128
Time deposits                         6,543             5,842            6,138
--------------------------------------------------------------------------------

                                    $10,894            $7,710           $7,635
================================================================================

Note 7 - Borrowings

FHLB "RepoPlus" advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" advances are secured under the blanket collateral pledge agreement. The Bank utilized "RepoPlus" advances during fiscal 2006 and 2005, ranging individually from $690,000 to $134,650,000 and from $50,000 to $104,500,000, respectively. The daily average balance during 2006 and 2005 was $73,111,000 and $79,860,000, respectively, and the daily average interest rate was 4.60% and 2.88%, respectively. The maximum amount outstanding at any month-end during 2006 and 2005 was $131,520,000 and $110,800,000, respectively. At September 30, 2006, there were no "RepoPlus" advances outstanding. There were $110,800,000 "RepoPlus" advances outstanding at an interest rate of 3.84% at September 30, 2005.

In fiscal 2006 the Bank opened a revolving line of credit with the Federal Home Loan Bank of Pittsburgh, which carries a commitment of $125,000,000 maturing on July 16, 2010. The rate is adjusted daily by the Federal Home Loan Bank, and any borrowings on this line may be repaid at any time without penalty. The daily average balance during 2006 was $14,546,000 and the daily average interest rate was 5.35%. The maximum amount outstanding at any month-end during 2006 was $73,611,000. At September 30, 2006 the amount outstanding on the line was $70,768,000 at an interest rate of 5.30%.

In fiscal 2006 the Bank purchased federal funds as a short-term funding source. Federal funds purchased represent unsecured borrowings from other banks and generally mature daily. The daily average balance during 2006 was $3,329,000 and the daily average interest rate was 5.11%. The maximum amount outstanding at any month-end during 2006 was $7,500,000. At September 30, 2006 the amount outstanding was $7,500,000 at an interest rate of 5.41%

Also included in short-term borrowings are treasury, tax and loan balances of $357,000 and $341,000 at September 30, 2006 and 2005, respectively.

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            27

Long-term debt consisted of the following:

                                        Interest             September 30,
                                          Rate             2006            2005
--------------------------------------------------------------------------------
                                                    (In Thousands)
Fixed Rate Advances:
     January 17, 2006                     4.43%          $     -        $ 10,000
     July 3, 2006                         4.31                 -           7,500
     August 30, 2007                      3.89            10,000          10,000
     October 12, 2007                     3.90            10,000          10,000
     January 14, 2008                     3.79            10,000          10,000
     June 23, 2010                        3.24               198             248

Convertible Select Advances:
     December 22, 2005                    4.05                 -           1,000
     December 22, 2005                    2.28                 -             504
     April 7, 2006                        6.44                 -          15,000
     July 22, 2006                        5.26                 -           1,984
     July 22, 2006                        4.57                 -           5,000
     July 23, 2006                        2.95                 -             529
     February 20, 2008                    5.48            10,000          10,000
     December 18, 2008                    5.15            10,000          10,000
     January 10, 2010                     3.24               756             773
     January 21, 2010                     3.23             1,626           1,662
     February 8, 2010                     3.26             1,086           1,103
     March 1, 2010                        3.24             1,086           1,110
     March 17, 2010                       6.05            20,000          20,000
     March 17, 2010                       3.15               871             891
     April 21, 2010                       3.12               542             554
     May 19, 2010                         5.39             1,042           1,052
     June 23, 2010                        3.50               223             228
     August 18, 2010                      3.39               549             560
     August 30, 2010                      5.93            10,000          10,000
     September 22, 2010                   3.42               552             564
     September 22, 2010                   3.35               327             333
     October 20, 2010                     3.33               434             440
     November 2, 2011                     4.40             5,000           5,000
--------------------------------------------------------------------------------
       Total Long-Term Debt                              $94,292        $136,035
================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
28      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Contractual maturities of long-term debt at September 30, 2006 were as follows (in thousands):

                            2007                            $10,000
                            2008                             30,000
                            2009                             10,000
                            2010                             38,859
                            2011                                433
                            Thereafter                        5,000
--------------------------------------------------------------------------------
                                                            $94,292
================================================================================

Under a blanket collateral pledge agreement, the Bank has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans, with market values equal to at least 110% of the unpaid amount of outstanding advances. The remaining maximum borrowing capacity with the FHLB of Pittsburgh at September 30, 2006 was approximately $163,639,000.

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

Note 8 - Subordinated Debt

Subordinated debt was $10,310,000 at September 30, 2006 and 2005. The Subordinated Debt represents obligations of the wholly-owned statutory business trust subsidiary (the "Trust"), which is not consolidated for financial statement purposes. The Trust was formed with initial capitalization in common stock of $310,000 and for the exclusive purpose of issuing $10,000,000 of Preferred Securities and using the total proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debt Securities are due concurrently with the Preferred Securities and bear the same rate of interest as the Preferred Securities. The Preferred Securities qualify as Tier 1 capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

The $10,000,000 8.77% Floating Rate Preferred Securities are callable in whole or in part at par on September 26, 2007 and quarterly thereafter, except in certain circumstances. These securities mature on September 26, 2032. These securities bear a current interest rate of 8.77% through December 25, 2006, and adjust quarterly at a rate equal to the three-month LIBOR plus 3.40%. Prior to September 26, 2007, the rate may not exceed 11.90%.


--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            29

Note 9 - Securities Sold Under Agreements to Repurchase

The Bank enters into sales of securities under agreements to repurchase. Such repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities sold under agreements to repurchase are collateralized by various securities that are either held in safekeeping by the FHLB or delivered to the broker/dealer who arranged the transaction. The fair value of such securities exceeds the value of the securities sold under agreements to repurchase.

Securities Sold Under Agreements to Repurchase included retail borrowings during fiscal 2006 and 2005. The daily average balance during 2006 and 2005 was $7,146,000 and $6,715,000, respectively, and the daily average interest rate was 4.44% and 2.33%, respectively. The maximum amount outstanding at any month-end during 2006 and 2005 was $9,282,000 and $8,811,000, respectively. At September 30, 2006 retail borrowings outstanding were $8,638,000 at a weighted average interest rate of 4.99%. There were $6,674,000 retail borrowings outstanding at a weighted average interest rate of 3.49% at September 30, 2005. Securities underlying sales of securities under retail repurchase agreements consisted of investment securities that had an amortized cost of $11,990,000 and a market value of $11,742,000 at September 30, 2006.

During the fiscal year ended September 30, 2006, the Bank began using structured reverse repurchase agreements to replace various FHLB borrowings. The Bank has six separate reverse repurchase agreements with PNC Bank, N.A. ("PNC") and Citigroup Global Markets, Inc. ("CGMI"). Each agreement is structured as the sale of a specified amount of identified securities to the counterparty which the Bank has agreed to repurchase five to seven years after the initial sale. The underlying securities consist of various U.S. Government and agency obligations and mortgage-backed securities which continue to be carried as assets of the Bank and the Bank is entitled to receive interest and principal payments on the underlying securities. The Bank is required to post additional collateral if the market value of the securities subject to repurchase falls below 105% of principal amount. While the repurchase agreements are in effect, the Bank is required to pay interest quarterly at the rate specified in the agreement. Each of the agreements provide an initial fixed or floating interest rate that converts to a floating or fixed rate at the end of six months to one year. At September 30, 2006, the Bank had $30.0 million in reverse repurchase agreements that bore interest at a rate equal to three-month LIBOR minus 100 basis points and are scheduled to convert to fixed rates from 4.73% to 4.97% in fiscal 2007. At September 30, 2006, the Bank had $30.0 million in reverse repurchase agreements with initial fixed rates between 3.98% to 4.65% scheduled to convert in early 2007 to floating rates equal to 9.5% minus three month LIBOR with a cap of 5.8% and floor of 0.0%. At September 30, 2006, the Bank had an additional $15.0 million in reverse repurchase agreements that had already reset to a fixed rate of 4.64%. The counterparty has the option of terminating the reverse repurchase agreement at the reset date and quarterly thereafter. The counterparty may also terminate the repurchase agreement upon certain events of default including the Bank's failure to maintain well capitalized status. Upon termination, the Bank would be required to repurchase the securities. The Bank borrowed $35,000,000, with PNC, with a weighted average maturity of 4.45 years and borrowed $40,000,000, with CGMI, with a weighted average maturity of 5.39 years. There were no structured borrowings outstanding at September 30, 2005. Securities underlying sales of securities under structured repurchase agreements consisted of investment securities that had an amortized cost of $87,843,000 and a market value of $85,754,000 at September 30, 2006.


--------------------------------------------------------------------------------
30      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

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

A summary of the contractual amount of the Bank's financial instrument commitments is as follows:

                                                               September 30,
                                                             2006         2005
--------------------------------------------------------------------------------
                                                               (In Thousands)

Commitments to grant loans                                 $ 7,443      $ 1,369
Unfunded commitments under lines of credit                  43,416       39,414
Financial and performance standby letters of credit            218          295


The Bank's customers have available lines of credit as follows: consumer, both secured and unsecured, and commercial, generally secured. The amount available at September 30, 2006 and 2005 was $21,508,000 and $18,586,000, respectively, for consumer lines of credit and $21,908,000 and $20,828,000, respectively, for commercial lines of credit. The interest rate for the consumer lines of credit range from 6.00% to 12.25%, the majority of which is at variable rates. The interest rates for the commercial lines of credit are generally variable and based on prevailing market conditions at the time of funding. The Bank's customers also have available letters of credit. The amount available under these letters of credit at September 30, 2006 and 2005 was $218,000 and $295,000, respectively. The interest rates are generally variable and based on prevailing market conditions at the time of funding.

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of liability as of September 30, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

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

The Company does not have any off-balance sheet risk at September 30, 2006, except for the commitments referenced above.


--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            31

Note 11 - Income Taxes

The provision for income taxes in the consolidated statements of income consists of the following:

                                                                                       Years Ended September 30,
                                                                                2006              2005             2004
---------------------------------------------------------------------------------------------------------------------------
                                                                                             (In Thousands)
                   Current:
                        Federal                                                   $  767            $  933           $  697
                        State                                                          -                30               11
---------------------------------------------------------------------------------------------------------------------------
                                                                                     767               963              708
                   Deferred, federal                                                  73                37              308
---------------------------------------------------------------------------------------------------------------------------
                                                                                  $  840            $1,000           $1,016
===========================================================================================================================

The differences between the expected and actual tax provision expressed as percentages of income before tax are as follows:

                                                                                         Years Ended September 30,
                                                                                  2006              2005             2004
----------------------------------------------------------------------------------------------------------------------------
          Expected federal tax rate                                                34.0 %           34.0 %            34.0 %
          Tax-exempt interest                                                     (12.4)           (11.4)            (12.4)
          State income tax, net of federal tax benefit                                -               .1                .2
          Other items, net                                                         (3.8)            (2.2)             (2.8)
----------------------------------------------------------------------------------------------------------------------------
                 Actual Tax Rate                                                   17.8 %           20.5 %            19.0 %
============================================================================================================================


Deferred income taxes consisted of the following components:

                                                                                                          September 30,
                                                                                                      2006             2005
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      (In Thousands)
                   Deferred tax assets:
                        Office premises and equipment                                               $  495           $  418
                        Allowance for loan losses                                                      995              886
                        Deferred compensation                                                          414              381
                        Net operating losses                                                            91              116
                        Intangible assets                                                              168              244
                        Unrealized losses on securities available for sale                             765              471
                        Other                                                                          310              338
---------------------------------------------------------------------------------------------------------------------------
                          Gross Deferred Tax Assets                                                 $3,238           $2,854
---------------------------------------------------------------------------------------------------------------------------
                   Deferred tax liabilities:
                       Insurance proceeds                                                           $ (163)          $    -
---------------------------------------------------------------------------------------------------------------------------
                          Gross Deferred Tax Liabilities                                            $ (163)          $    -
---------------------------------------------------------------------------------------------------------------------------
                          Net Deferred Tax Asset                                                    $3,075           $2,854
===========================================================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
32      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Net operating loss carryforwards in the amount of $73,000, obtained from acquisitions, were utilized in fiscal 2006 and 2005, respectively. Net operating loss carryforwards in the amount of $142,000, obtained from acquisitions, were utilized in fiscal 2004. The federal net operating loss carryforward of $267,000 is available to offset future taxable income through 2022.

The Company has determined that it is not required to establish a valuation allowance for deferred income taxes since it is more likely than not that the deferred income taxes will be realized through carryback to taxable income in prior years, future reversals of existing temporary differences and, to a lesser extent, future taxable income.

Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,404,000 of the balance in retained earnings at September 30, 2006, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Federal Reserve Board (FRB) measures capital adequacy for bank holding companies on the basis of a risk-based capital framework and a leverage ratio. The minimum ratio of total risk-based capital to risk-weighted assets is 8%. At least half of the total capital must be common stockholders' equity (not inclusive of net unrealized gains and losses on available for sale debt securities and net unrealized gains on available for sale equity securities) and perpetual preferred stock, less goodwill and other nonqualifying intangible assets (Tier 1 capital). The remainder (i.e., the Tier 2 risk-based capital) may consist of hybrid capital instruments, perpetual debt, term subordinated debt, other preferred stock and a limited amount of the allowance for loan losses. At September 30, 2006, the Company had Tier I capital as a percentage of risk-weighted assets of 12.1% and total risk-based capital as a percentage of risk-weighted assets of 12.7%.

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            33

In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies. These guidelines currently provide for a minimum ratio of Tier 1 capital as a percentage of average total assets (the Leverage Ratio) of 3% for bank holding companies that meet certain criteria, including that they maintain the highest regulatory rating. The minimum leverage ratio for all other bank holding companies is 4%. At September 30, 2006, the Company had a leverage ratio of 7.5%.

The following table sets forth certain information concerning the Bank's regulatory capital at September 30, 2006 and 2005:

                                                                                                        To be Well
                                                                                                    Capitalized under
                                                                         For Capital Adequacy       Prompt Corrective
                                                       Actual                    Purposes             Action Provisions
--------------------------------------------------------------------------------------------------------------------------
                                                 Amount       Ratio        Amount        Ratio        Amount       Ratio
--------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
As of September 30, 2006:
     Total capital (to risk-weighted
         assets)                               $48,056        10.2 %     $=>37,556     =>8.0 %    $=>46,945      =>10.0 %
     Tier 1 capital (to risk-weighted
         assets)                                45,139         9.6        =>18,778     =>4.0       =>28,167     =>  6.0
     Tier 1 capital (to average assets)         45,139         6.3        =>28,841     =>4.0       =>36,051     =>  5.0

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

At September 30, 2006, the Bank's retained earnings available for the payment of dividends was $1.1 million. Accordingly, $45.5 million of the Company's equity in the net assets of the Bank was restricted at September 30, 2006. Funds available for loans or advances by the Bank to the Company amounted to $4.8 million. Any such borrowing must be on terms that would be available to unaffiliated parties and must be fully collateralized in accordance with FRB regulations. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


--------------------------------------------------------------------------------
34      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Note 13 - Stock Option Plans

On September 30, 2006, the Company has seven share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was $66,000 in fiscal 2006. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $22,000 for fiscal 2006.

The Company's 2005 Stock-Based Incentive Plan (the Plan), which is shareholder-approved, permits the grant of share options and shares to its employees and non-employee directors for up to 165,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market value of the common stock on the date of grant, the options generally vest over a three-year period, and have a contractual term of seven years, although the Plan permits contractual terms of up to ten years. Option awards provide for accelerated vesting if there is a change in control, as defined in the Plan. At September 30, 2006, there were 108,100 options which remain unawarded. No share awards have been made under the Plan.

The Company also maintains the 1993 Employee Stock Compensation Program and the 1997 Employee Stock Compensation Program, both of which were shareholder approved. At September 30, 2006, no remaining options are available for grant under these programs. Option awards under these programs were granted with an exercise price equal to the market value of the common stock on the date of grant, had vesting periods of from zero to two years, and had contractual terms of from seven to ten years. Option awards under these programs provided for accelerated vesting if there is a change in control, as defined in the programs.

The Company also maintains the 1998 Stock Compensation Program, the 2000 Stock Compensation Plan, the 2001 Stock Compensation Plan and the 2002 Stock Compensation Plan, which provided for the grant of stock options to non-employee directors. At September 30, 2006, no remaining options are available for grant under these programs. Option awards under these programs were granted with an exercise price equal to the market value of the common stock on the date of grant, were exercisable immediately, and had contractual terms of ten years.

The fair value of each option award is estimated at the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company's stock. The Company uses historical data to estimate option exercise and employee and director terminations within the model, as well as the expected term of options granted, which represents the period of time that options granted are expected to be outstanding. Separate groups of employees and directors that have similar historical exercise behavior are considered separately for valuation purposes. Ranges given below result from certain groups pf employees and directors exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

                                    2006              2005            2004
--------------------------------------------------------------------------------
Expected volatility              22% - 23%            19%              23%
Weighted-average volatility         22%               19%              23%
Expected dividends              3.6% - 3.8%       2.4% - 2.8%      2.8% - 3.0%
Expected term (in years)            5.5            5.0 - 6.0        5.0 - 7.0
Risk-free rate                  4.2% - 4.5%       3.6% - 4.3%         3.6%


                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            35

                                                                      Weighted
                                                        Weighted      Average
                                                        Average      Remaining     Aggregate
                                                        Exercise    Contractual    Intrinsic
                                           Shares        Price         Term         Value
---------------------------------------------------------------------------------------------
Outstanding as of September 30, 2005      379,803        $14.13
Granted                                    41,500         18.90
Exercised                                 (27,936)         9.45
Forfeited                                  (4,025)        21.91
---------------------------------------------------------------------------------------------
Outstanding at September 30, 2006         389,342        $14.89          5.0       $1,868,476
=============================================================================================
Exercisable at September 30, 2006         337,575        $14.21          4.8       $1,863,341
=============================================================================================

The weighted-average grant-date fair value of options granted during the fiscal years 2006, 2005, and 2004 was $3.35, $3.98, and $4.07, respectively. The total intrinsic value of options exercised during the fiscal years ended September 30, 2006, 2005, and 2004, was $275,000, $621,000, and $774,000, respectively.

A summary of the status of non-vested shares as of September 30, 2006, and changes during the year ended September 30, 2006 is presented below:

                                                                     Weighted
                                                                     Average
                                                                    Grant-Date
Non-vested Shares                                     Shares        Fair Value
--------------------------------------------------------------------------------
Non-vested at September 30, 2005                      25,050           $3.79
  Granted                                             41,500            3.35
  Vested                                             (13,876)           3.85
  Forfeited                                             (907)           3.93
--------------------------------------------------------------------------------
Non-vested at September 30, 2006                      51,767           $3.37

As of September 30, 2006, there was $130,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 1.6 years. The total fair value of shares vested during the years ended September 2006, 2005, and 2004, was $53,000, $202,000, and $186,000, respectively.

Cash received from options exercised under all share-based payment arrangements for the fiscal years ended September 30, 2006, 2005, and 2004 was $264,000, $562,000 and $603,000, respectively. The actual tax benefit realized for the tax deductions from option exercise of the share-based payment arrangements totaled $43,000, $160,000, and $216,000 for the fiscal years ended September 30, 2006, 2005 and 2004, respectively.

The Company has a policy of issuing shares from authorized but unissued shares to satisfy share option exercises.


--------------------------------------------------------------------------------
36      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Note 14 - Employee Benefit Plans

Post-Retirement Benefits Plan

During 1998, the Bank established a non-qualified Salary Continuation Plan covering certain officers of the Bank. The Plan is unfunded and provides benefits to participants based upon amounts stipulated in the Plan agreements for a period of 15 years from normal retirement, as defined in the respective Plan agreements. Participants vest in benefits based upon years of service from Plan initiation to normal retirement age. Expense is being accrued based on the present value of future benefits in which the participant is expected to be vested. Expense recognized under the Plan for 2006, 2005, and 2004 was approximately $173,000, $143,000, and $141,000, respectively. The accrued liability under the Plan for 2006, 2005, and 2004 was approximately $1,218,000, $1,121,000, and $1,054,000, respectively.

The Bank has entered into life insurance policies designed to offset the Bank's contractual obligation to pay preretirement death benefits and to recover the cost of providing benefits. Participants in the Plan are the insured under the policy, and the Bank is the owner and beneficiary.

Group Term Replacement Plan

The Bank has purchased life insurance policies on the lives of certain officers of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the officer. The Bank owns the policy cash surrender value, including accumulated policy earnings, and the policy death benefits over and above the cash surrender value are endorsed to the employee and beneficiary. Death benefit payments are the obligation of the insurance company. The Bank has no benefit obligation to the officer. Income recognized in 2006, 2005 and 2004 as a result of increased cash surrender value was approximately $60,000, $89,000, and $99,000, respectively.

Employee Stock Ownership Plan

The Bank maintains a non-contributory, tax qualified Employee Stock Ownership Plan ("ESOP") for the benefit of officers and employees who have met certain eligibility requirements related to age and length of service. Each year, the Bank makes a discretionary contribution to the ESOP in cash, Company common stock or a combination of cash and Company stock. Amounts charged to compensation expense were $251,000, $289,000, and $255,000 in 2006, 2005 and
2004, respectively.


--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            37

Note 15 - Selected Quarterly Financial Data (Unaudited)

                                                                           Three Month Periods Ended
                                                     December 31          March 31            June 30        September 30
-------------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in Thousands, Except per Share Data)
Fiscal 2006
     Interest income                                    $8,664             $9,139             $9,567             $10,003
     Interest expense                                    5,354              5,736              6,171               6,553
-------------------------------------------------------------------------------------------------------------------------
     Net interest income                                 3,310              3,403              3,396               3,450

     Provision for loan losses                             125                  -                125                 350
     Other income                                          942                903                931               1,057
     Other expenses                                      2,906              3,140              2,999               3,041
-------------------------------------------------------------------------------------------------------------------------
     Income before income taxes and
        extraordinary gain                               1,221              1,166              1,203               1,116
     Income tax provision                                  257                181                234                 168
-------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations                     964                985                969                 948
-------------------------------------------------------------------------------------------------------------------------
     Income from extraordinary gain,
        net of taxes                                         -                  -                  -                 318
-------------------------------------------------------------------------------------------------------------------------
     Net income                                           $964               $985               $969              $1,266
=========================================================================================================================

     Earnings per share:
     Basic
          Income from continuing operations              $0.32              $0.33              $0.33               $0.32
          Income from extraordinary gain,
             net of taxes                                    -                  -                  -                 .11
-------------------------------------------------------------------------------------------------------------------------
          Net income                                     $0.32              $0.33              $0.33               $0.43
=========================================================================================================================
     Diluted
          Income from continuing operations              $0.32              $0.32              $0.32               $0.32
          Income from extraordinary gain,
             net of taxes                                    -                  -                  -                 .10
-------------------------------------------------------------------------------------------------------------------------
          Net income                                     $0.32              $0.32              $0.32               $0.42
=========================================================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
38      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Fiscal 2005
     Interest income                                    $7,608             $7,753             $8,003              $8,300
     Interest expense                                    4,152              4,255              4,529               4,888
-------------------------------------------------------------------------------------------------------------------------
     Net interest income                                 3,456              3,498              3,474               3,412

     Provision for loan losses                             175                 25                225                 175
     Other income                                          841              1,071                940                 936
     Other expenses                                      2,876              3,366              2,948               2,962
-------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                          1,246              1,178              1,241               1,211
     Income tax provision                                  241                214                300                 245
-------------------------------------------------------------------------------------------------------------------------
     Net income                                         $1,005               $964               $941                $966
=========================================================================================================================
     Earnings per share:
         Basic                                           $0.34               $0.33             $0.32                $0.33
=========================================================================================================================
         Diluted                                         $0.33               $0.32             $0.31                $0.31
=========================================================================================================================


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

Cash and Due From Banks

The carrying amounts reported approximate those assets' fair value.

Interest Bearing Demand Deposits with Other Institutions

The carrying amounts reported approximate those assets' fair value.

                                                                (Note Continued)
--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            39

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

Short-Term Borrowings

The carrying amounts for short-term borrowings approximate the estimated fair value of such liabilities.

Securities Sold Under Agreements to Repurchase

The fair values for securities sold under agreement to repurchase were estimated using the interest rate currently available from the party that holds the existing debt.

Subordinated Debt

Fair values for subordinated debt are estimated using a discounted cash flow calculation similar to that used in valuing fixed rate certificate of deposit liabilities.

Long-Term Debt

The fair values for long-term debt were estimated using the interest rate currently available from the party that holds the existing debt.

Off-Balance Sheet Instruments

Fair values for the Company's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                                                (Note Continued)
--------------------------------------------------------------------------------
40      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

The carrying amounts and fair values of the Company's financial instruments are presented in the following table:

                                                                                         September 30,
                                                                              2006                           2005
---------------------------------------------------------------------------------------------------------------------------
                                                                     Carrying          Fair          Carrying         Fair
                                                                      Amount          Value           Amount          Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                       (In Thousands)
Financial assets:
     Cash and due from banks                                        $  8,480       $  8,480        $  9,234        $  9,234
      Interest bearing demand deposits with other
        institutions                                                     187            187             636             636
     Securities available for sale                                   165,449        165,449         182,157         182,157
     Securities held to maturity                                      85,879         84,851         105,316         104,962
     Loans, net (including loans held for sale)                      439,067        426,394         346,324         342,689
     Restricted investments in bank stock                              9,132          9,132          12,215          12,215
     Accrued interest receivable                                       3,359          3,359           3,113           3,113

Financial liabilities:
     Deposits                                                        414,182        412,399         366,812         365,231
     Short-term borrowings                                            78,625         78,625         111,141         111,141
     Securities sold under agreements to repurchase                   83,638         83,220           6,674           6,674
     Subordinated Debt                                                10,310         10,310          10,310          10,310
     Accrued interest payable                                            996            996           1,193           1,193
     Long-term debt                                                   94,292         94,634         136,035         137,846

Off-balance sheet financial instruments:
     Standby letters of credit                                             -              -               -               -
     Commitments to extend credit                                          -              -               -               -


--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            41

Note 17 - Fidelity Bancorp, Inc. Financial Information
          (Parent Company Only)

Following are condensed financial statements for the parent company:

Condensed Statements of Financial Condition

                                                                                     September 30,
                                                                                 2006             2005
------------------------------------------------------------------------------------------------------
                                                                                   (In Thousands)

Assets
  Cash                                                                       $  2,592       $    1,596
  Investment in subsidiary bank                                                46,623           45,035
  Investment in unconsolidated subsidiary trust                                   310              310
  Securities available for sale                                                 4,289            4,900
  Other assets                                                                    710              521
------------------------------------------------------------------------------------------------------
     Total Assets                                                             $54,524          $52,362
======================================================================================================
Liabilities and Stockholders' Equity
  Liabilities:
     Subordinated debentures                                                  $10,310          $10,310
     Other liabilities                                                             19                3
------------------------------------------------------------------------------------------------------
     Total Liabilities                                                         10,329           10,313

Total Stockholders' Equity                                                     44,195           42,049
------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                               $54,524          $52,362
======================================================================================================

Condensed Statements of Income

                                                                    Years Ended September 30,
                                                             2006              2005             2004
--------------------------------------------------------------------------------------------------------
                                                                          (In Thousands)
Dividends from subsidiary                                      $2,239            $8,911           $1,725
Interest income                                                   248               241              257
Interest expense                                                 (863)             (659)            (500)
Other income                                                      788               572              163
Other expense                                                    (195)             (108)             (81)
--------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed Net Income
      of Subsidiary and Income Taxes                            2,217             8,957            1,564
   Income tax benefit                                              35                17               84
   Equity in(excess of) undistributed net income of subsidiary  1,932            (5,098)           2,673
--------------------------------------------------------------------------------------------------------
   Net Income                                                  $4,184            $3,876           $4,321
========================================================================================================

                                                                (Note Continued)
--------------------------------------------------------------------------------
42      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Condensed Statements of Cash Flows

                                                                                           Years Ended September 30,
                                                                                 2006                2005              2004
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           (In Thousands)
     Cash Flows from Operating Activities
        Net income                                                              $4,184              $3,876             $4,321
        Adjustments to reconcile net income to net cash provided
           by operating activities:
          (Equity in) excess of undistributed earnings of
           subsidiary                                                           (1,932)              5,098             (2,673)
          Gain on sale of investments                                             (668)                  -               (101)
          Tax benefit realized on stock-based compensation                           -                 160                216
          Increase (decrease) in interest receivable                                (5)                (14)                19
          Increase (decrease) in payable to subsidiary                               8              (5,867)             1,990
          Other changes, net                                                         7                  61                147
-----------------------------------------------------------------------------------------------------------------------------
              Net Cash Provided by Operating Activities                          1,594               3,314              3,919
-----------------------------------------------------------------------------------------------------------------------------
     Cash Flows from Investing Activities
        Purchase of securities available for sale                               (1,183)             (1,801)            (2,409)
        Sale of securities available for sale                                    2,118                 527                421
        Maturities and principal repayments of securities available
           for sale                                                                  -               1,064                457
-----------------------------------------------------------------------------------------------------------------------------
              Net Cash Provided by (Used in) Investing Activities                  935                (210)            (1,531)
-----------------------------------------------------------------------------------------------------------------------------
     Cash Flows from Financing Activities
        Stock options exercised                                                    264                 562                603
        Excess tax benefit realized on stock-based compensation                     43                   -                  -
        Sale of stock through Dividend Reinvestment Plan                           151                 153                144
        Dividends paid                                                          (1,594)             (1,405)            (1,229)
        Acquisition of treasury stock                                             (397)             (1,265)            (1,474)
-----------------------------------------------------------------------------------------------------------------------------
              Net Cash Used in Financing Activities                             (1,533)             (1,955)            (1,956)
-----------------------------------------------------------------------------------------------------------------------------
              Net Increase in Cash and Cash Equivalents                            996               1,149                432
-----------------------------------------------------------------------------------------------------------------------------
     Cash and Cash Equivalents - Beginning                                       1,596                 447                 15
-----------------------------------------------------------------------------------------------------------------------------
     Cash and Cash Equivalents - Ending                                         $2,592              $1,596               $447
=============================================================================================================================

Note 18 - Contingent Liabilities

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

Note 19 - Extraordinary Gain

During the fourth quarter of fiscal 2006, the Bank recorded an extraordinary gain of $481,000, before taxes of $163,000, related to insurance proceeds received from the destructive fire that devastated the Bank's Carnegie Branch location in October 2005. While the insurance proceeds were reinvested in the construction of the new Carnegie Branch location, the proceeds, net of the book value of the associated assets at the time of the fire, were recorded as a gain in accordance with accounting literature. Insurance proceeds received to date total $601,000, however, the insurance claim has not been settled and additional proceeds may be recovered in future periods.


--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            43

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Overview

The Company reported net income of $4.18 million or $1.38 per share on a diluted basis (including an extraordinary gain of $318,000, net of tax or $.10 per diluted share) for fiscal 2006 compared to $3.88 million or $1.27 per share on a diluted basis for fiscal 2005 compared to $4.32 million or $1.40 per share on a diluted basis for fiscal 2004.

Return on average equity was 9.89%, 9.24%, and 10.62% for fiscal years 2006, 2005 and 2004, respectively. Return on average assets was .59%, .59%, and .69% for fiscal 2006, 2005, and 2004, respectively. The ratio of other expenses to average assets for fiscal 2006 was 1.70% compared to 1.85% in fiscal 2005 and 1.83% in fiscal 2004.

Total assets of the Company totaled $730.7 million at September 30, 2006, compared to $677.8 million at September 30, 2005. Increases were noted in loans receivable, partially offset by decreases in securities and cash and cash equivalents.

The operating results of the Company depend primarily upon its net interest income, which is the difference between the yield earned on its interest earning assets and the rates paid on its interest bearing liabilities (interest-rate spread) and also the relative amounts of its interest earning assets and interest bearing liabilities. For the fiscal year ended September 30, 2006, the tax-equivalent interest-rate spread decreased to 2.03%, as compared to 2.26% in fiscal 2005. The tax-equivalent spread in fiscal 2004 was 2.31%. The ratio of average interest earning assets to average interest bearing liabilities decreased slightly to 102.7% in fiscal 2006, from 102.8% in fiscal 2005. The ratio was 102.7% in fiscal 2004. The decrease in the spread for fiscal 2006 is attributed to the average yield on total interest earning assets increasing less than the average rate paid on interest bearing liabilities. The Company's operating results are also affected to varying degrees by, among other things, service charges and fees, gains and losses on sales of securities and loans, provision for loan losses, other operating income, operating expenses and income taxes.

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

Allowance for Loan Losses. The Company considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including management's assumptions as to future delinquencies, recoveries


--------------------------------------------------------------------------------
44      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary
and losses. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

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

Accounting for Stock Options. Prior to October 1, 2005, the Company accounted for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No stock-based employee compensation was reflected in net income, for periods ended prior to October 1, 2005 as all options granted had an exercise price equal to the market value of the underlying common stock on the grant date. However, the Company adopted SFAS No. 123R as of October 1, 2005 and stock based compensation expense is reported in net income. Stock based compensation expense is reported in net income utilizing the fair-value-based method set forth in SFAS No. 123R. The fair value of each option award is estimated at the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in Note 13. Expected volatilities are based on the historical volatility of the Company's stock. The Company uses historical data to estimate option exercise and employee and director terminations within the model, as well as the expected term of options granted, which represents the period of time that options granted are expected to be outstanding. Separate groups of employees and directors that have similar historical exercise behavior are considered separately for valuation purposes. Ranges result from certain groups of employees and directors exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. All of these assumptions may be susceptible to change and would impact earnings in future periods.

Securities. Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual securities below their amortized cost that are other than temporary result in writedowns of the individual securities to their estimated fair value. Such writedowns are included in earnings as realized losses. For a discussion on the determination of an other than temporary decline, please refer to Note 1 of the consolidated financial statements. The Company recognized other than temporary writedowns of $43,000 in fiscal 2005. There were no writedowns in fiscal 2006 and 2004.

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

The principal determinant of the exposure of the Company's earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest earning assets and the repricing or maturity of its interest bearing liabilities. If the repricing and maturities of such assets and liabilities were perfectly matched, and if the interest rates carried by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized.

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            45

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

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income and the change in portfolio equity. This analysis was done assuming that interest earning asset and interest bearing liability levels at September 30, 2006 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing immediately from the September 30, 2006 levels.

Interest Rate Simulation Sensitivity Analysis

Movements in interest rates from September 30, 2006 rates:

                                               Increase                   Decrease
---------------------------------------------------------------------------------------
                                         +100 bp       +200 bp     -100 bp      -200 bp
---------------------------------------------------------------------------------------
Net interest income increase(decrease)    (12.5%)       (25.6%)       4.9%         4.2%
Portfolio equity increase (decrease)      (23.2%)       (50.2%)      12.3%        18.0%

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would

--------------------------------------------------------------------------------
46      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary
tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The Company's one-year gap was a negative 23.4% at September 30, 2006 compared to a negative 8.5% at September 30, 2005. The Company considers this result at September 30, 2006 to be within its acceptable target range. The increase in the negative gap position is attributed to an increase in liabilities with shorter terms. During fiscal 2006, customers sought shorter-term deposit products, particularly money market deposit accounts, in anticipation of rising interest rates. In addition, the Company utilized short-term borrowings, as well as long-term fundings with adjustable-rate features, to supplement shortfalls in deposit growth. As part of its efforts to minimize the impact of changes in interest rates, the Company continues to emphasize the origination of loans with adjustable-rate features or which have shorter average lives, the purchase of adjustable-rate securities, the extension of interest bearing liabilities when market conditions permit, and the maintenance of a large portion of the investment and mortgage-backed securities portfolios in the available for sale category that could be sold in response to interest rate movements. The table below shows the Bank's gap position at September 30, 2006. Assumptions used in developing the table include cash flow and repricing projections for assets and liabilities. In developing the cash flow projections, prepayment estimates for loans and investments were also used. At September 30, 2006, these estimates anticipate a moderate rate of prepayment due to the relatively low interest rate environment that continues to exist. The assumptions used may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                                                   September 30, 2006
-----------------------------------------------------------------------------------------------------------
                                                              Over Three
                                                Three           Months          After One
                                              Months or         Through        Year Through     After Five
                                                Less         Twelve Months      Five Years         Years
-----------------------------------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
Interest earning assets                       $  131,103      $   98,899        $  335,115       $  139,746
Deposits, escrow liabilities and
     borrowed funds                              283,962         116,640           218,124           62,320
-----------------------------------------------------------------------------------------------------------
Interest sensitivity                          $ (152,859)     $  (17,741)       $  116,991       $   77,426
===========================================================================================================

Cumulative interest sensitivity               $ (152,859)     $ (170,600)       $  (53,609)      $   23,817

Cumulative ratio as a percent of assets           (20.9%)         (23.4%)            (7.3%)            3.3%


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

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            47

Liquidity and Capital Resources

The Company has no operating business other than that of the Bank. The Company's principal liquidity needs are for the payment of dividends and the payment of interest on its outstanding subordinated debt. The Company's principal sources of liquidity are earnings on its investment securities portfolio and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends. At September 30, 2006, the Bank could pay approximately $1.1 million in dividends to the Company without prior approval from regulators.

The Bank's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, borrowings from the FHLB of Pittsburgh and other sources, including repurchase agreements and sales of investments. During fiscal 2006, the Bank used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and savings withdrawals, fund existing and continuing loan commitments and asset growth, and to maintain its liquidity. At September 30, 2006 the total of approved loan commitments amounted to $7.4 million and the Company had $13.4 million of undisbursed loan funds. Unfunded commitments under lines and letters of credit amounted to $43.6 million at September 30, 2006. The amount of savings certificates which are scheduled to mature in the twelve-month period ended September 30, 2007 is $99.8 million. Management believes that, by evaluation of competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are redeposited in the Company.

Contractual Obligations

The following table represents the Company's balance sheet aggregate contractual obligations to make future payments as of September 30, 2006

                                                               September 30, 2006
-----------------------------------------------------------------------------------------------------------
                                                                      One           Three
                                                       Less         Year to        Years to
                                                       Than          Three           Five         Over Five
                                      Total          One Year        Years           Years           Years
-----------------------------------------------------------------------------------------------------------
                                                      (Dollars in Thousands)
Long-Term Debt Obligations:
     Time deposits                 $168,815         $ 99,821         $55,038      $  12,177        $  1,779
     FHLB Advances                   94,292           10,000          40,000         39,292           5,000
     Structured reverse
       repurchase agreements         75,000                -               -         60,000          15,000
     Subordinated debt               10,310                -               -              -          10,310
Operating leases                        698              225             264            131              78
-----------------------------------------------------------------------------------------------------------
Total                              $349,115         $110,046         $95,302       $111,600         $32,167
===========================================================================================================

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

--------------------------------------------------------------------------------
48      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

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

Capital

At September 30, 2006, the Company had capital in excess of all applicable regulatory capital requirements. At September 30, 2006, the ratio of the Company's Tier 1 capital to average assets was 7.46%. The Company's ratio of Tier 1 capital to risk-weighted assets was 12.06% and its ratio of total capital to risk-weighted assets was 12.73%.

The Bank currently exceeds all regulatory capital requirements, having a leverage ratio of Tier 1 capital to total average assets of 6.26%, a ratio of Tier 1 capital to risk-weighted assets of 9.62%, and a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of 10.24% at September 30, 2006. As a result, regulatory capital requirements are not expected to have a material impact on operations.

Financial Condition

The Company's assets were $730.7 million at September 30, 2006, an increase of $53.0 million or 7.8% over assets at September 30, 2005. Increases were noted in net loans receivable, partially offset by decreases in securities and cash. The growth was primarily funded by deposits.

Loan Portfolio

Net loans receivable increased $93.0 million or 26.9% to $439.0 million at September 30, 2006 from $346.1 million at September 30, 2005. Loans originated totaled $183.7 million in fiscal 2006, including amounts disbursed under lines of credit, versus $158.6 million in fiscal 2005. Mortgage loans originated amounted to $108.5 million, including $4.4 million originated for sale, and $102.3 million, including $2.7 million originated for sale, in fiscal 2006 and 2005, respectively. The Bank did not purchase any mortgage loans in fiscal 2006 or fiscal 2005. The increase in the level of mortgage loan originations in fiscal 2006 primarily reflects the continuing low interest rate environment that existed during fiscal 2006. The origination of adjustable rate mortgages (ARM's) decreased to $53.8 million in fiscal 2006 from $62.2 million in fiscal 2005. The decrease reflected the increased popularity of fixed rate loans with customers as mortgage rates were low. Primarily for asset/liability management purposes, the Company initiated a program in fiscal 2001 in which a portion of the fixed rate, single-family mortgage loans originated were sold. Gains of $49,000 were realized on these sales in fiscal 2006. Principal repayments on outstanding mortgage loans decreased to $40.9 million in fiscal 2006 as compared to $51.2 million in fiscal 2005, reflecting less customer refinancing. The combination of the above factors resulted in an overall increase in mortgage loans receivable to $323.9 million at September 30, 2006 from $260.3 million at September 30, 2005.

Other loan originations, including installment loans, commercial business loans and disbursements under lines of credit totaled $75.2 million in fiscal 2006 versus $56.4 million in fiscal 2005. During fiscal 2006, the Bank continued to emphasize other loans, particularly home equity loans, equity lines of credit, and commercial business loans, since they generally have shorter terms than mortgage loans and would perform better in a rising rate environment. Installment loan originations and consumer lines of credit disbursements were $37.4 million in fiscal 2006 compared to $25.7 million in fiscal 2005. Commercial business loan originations and business line of credit disbursements were $37.8 million in fiscal 2006 compared to $30.7 million in fiscal 2005. Principal

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            49
repayments on other loans were $55.3 million in fiscal 2006 compared to $52.7 million in 2005. The net result of the above factors caused the balance of installment loans to increase to $93.3 million at September 30, 2006, as compared to $79.8 million at September 30, 2005. Commercial business loans and leases were $38.2 million at September 30, 2006 versus $32.0 million at September 30, 2005.

Non-Performing Assets

The following table sets forth information regarding non-accrual loans and foreclosed real estate at the dates indicated. The table does not include $255,000, $53,000 and $481,000 in loans at September 30, 2006, 2005 and 2004, respectively, that were more than 90 days past maturity but were otherwise performing in accordance with their terms. The Bank did not have any loans which were classified as troubled debt restructurings at the dates presented.

                                                                           September 30,
                                                             2006               2005                2004
--------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
Non-accrual residential real estate loans
     (one-to-four family)                                  $  403             $  533              $  777
Non-accrual construction, multi-family
     residential and commercial real estate loans             344                179                 269
Non-accrual installment loans                                 238                188                 530
Non-accrual commercial business and lease loans             1,700              1,419               2,071
--------------------------------------------------------------------------------------------------------
Total non-performing loans                                 $2,685             $2,319              $3,647
========================================================================================================
Total non-performing loans as a percent of net
     loans receivable                                        0.61%               0.67%              1.26%
========================================================================================================
Total foreclosed real estate, net of related
     reserves                                              $  215             $  789              $1,517
========================================================================================================
Total non-performing loans and foreclosed real
     estate as a percent of total assets                     0.40%              0.46%               0.82%
========================================================================================================

At September 30, 2006, non-accrual loans consisted of seven 1-4 family residential real estate loans totaling $403,000, one commercial real estate loan totaling $344,000, eighteen installment loans totaling $238,000 and seven commercial business loans totaling $1.70 million. The largest individual non-accrual loan is a commercial business loan for $768,000.

Management has evaluated these loans and is satisfied that the allowance for loan losses at September 30, 2006 is adequate. The allowance for loan losses was $2.917 million at September 30, 2006, $2.596 million at September 30, 2005, and $2.609 million at September 30, 2004. The balance at September 30, 2006, at .66% of net loans receivable and 108.6% of non-performing loans, is considered reasonable by management.

Foreclosed real estate at September 30, 2006 consists of seven single-family houses, and two commercial real estate properties, all of which are located in the Bank's market area. Management believes that the carrying value of the properties at September 30, 2006 approximates the fair value less costs to sell. However, while management uses the best information available to make such determinations, future adjustments may become necessary.

--------------------------------------------------------------------------------
50      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Securities Available for Sale

Securities available for sale decreased $16.7 million to $165.4 million at September 30, 2006 from $182.2 million at September 30, 2005. These securities may be held for indefinite periods of time and are generally used as part of the Bank's asset/liability management strategy. These securities may be sold in response to changes in interest rates, prepayment rates or to meet liquidity needs. These securities consist of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-exempt municipal obligations, mutual funds, Federal Home Loan Mortgage Corporation stock, corporate obligations, trust preferred securities and other equity securities. During fiscal 2006, the Bank purchased $19.7 million of these securities and sold $16.8 million. Sales of these securities in fiscal 2006 resulted in a net pretax gain of $600,000. Fiscal 2005 results include a loss of $43,000, resulting from the write-down of investments in equity securities for declines in value that are considered other than temporary. There were no such write-downs during fiscal 2006.

Securities Held to Maturity

Securities held to maturity decreased $19.4 million or 18.5% to $85.9 million at September 30, 2006, compared to $105.3 million at September 30, 2005. These investments are comprised of mortgage-backed securities, collateralized mortgage obligations, U.S. Government and Agency securities, tax-exempt municipal securities and corporate obligations. During fiscal 2006, the Bank did not purchase any of these securities but sold $3.6 million. Sales of these securities in fiscal 2006 resulted in a net pretax loss of $48,000. The held-to-maturity sales qualified as maturities for purposes of FAS 115. There were no sales of held-to-maturity investment securities during fiscal 2005.

Deposits

Deposits increased $47.4 million during fiscal 2006 to $414.2 million at September 30, 2006 compared to $366.8 million at September 30, 2005. The increase in deposits in primarily attributed to an increase in money market accounts and time deposits, partially offset by decreases in passbook accounts and checking accounts.

In April 2005 the Bank introduced a new Super Money Market product whose rate is based on current short-term market rates. Although a significant amount of new money to the Bank has been deposited in these accounts, the increase is also correlated to the decrease in passbook accounts, as customers sought a higher return. Furthermore, competition for time deposits from other banks and thrifts in the Bank's market area is intense. In addition, the Bank faces competition for these deposits from alternative sources such as the stock market and mutual funds.

Short-Term Borrowings

Short-term borrowings include Federal Home Loan Bank "RepoPlus" advances, a Federal Home Loan Bank revolving line of credit, federal funds purchased, and to a much lesser extent, treasury, tax and loan notes. These borrowings decreased $32.5 million to $78.6 million at September 30, 2006, from $111.1 million at September 30, 2005. The decrease was a result of the Bank converting some of these fundings to structured repurchase agreements with adjustable-rate features, as well as the increase in the Bank's deposits. The Bank continues to utilize short-term borrowings as both a short-term funding source and as an effective means to structure borrowings to complement asset/liability management goals.

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            51

Subordinated Debt

Subordinated debt represents debt issued by the Company to the Trust in conjunction with the issuance of trust preferred securities by the Trust. The debt is unsecured and ranks subordinated and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The debt is due concurrently with the trust preferred securities. Subordinated debt was $10.3 million at both September 30, 2006 and September 30, 2005.

Long-Term Debt

Long-term debt represents FHLB advances, including fixed-rate advances and "Convertible Select" advances. Long-term debt decreased $41.7 million or 30.7% to $94.3 million at September 30, 2006, from $136.0 million at September 30, 2005. As noted above, structured repurchase agreements were utilized to replace short-term borrowings and long-term debt consistent with asset/liability management strategies.

Securities Sold Under Agreements To Repurchase

Securities sold under agreements to repurchase represents retail and structured borrowings. Securities sold under agreement to repurchase increased $77.0 million or 1153.2% to $83.6 million at September 30, 2006, from $6.7 million at September 30, 2005. As noted above, structured repurchase agreements were utilized to replace short-term borrowings and long-term debt consistent with asset/liability management strategies.

Stockholders' Equity

Stockholders' equity increased $2.1 million or 5.1% to $44.2 million at September 30, 2006 compared to September 30, 2005. This result reflects net income of $4.18 million, stock options exercised of $264,000, and a related tax benefit of $43,000, stock issued under the Dividend Reinvestment Plan of $151,000, and stock based compensation of $66,000. Offsetting these increases was an increase in unrealized holding losses, net of unrealized holding gains, on securities available for sale of $571,000, common stock cash dividends paid of $1.6 million and the purchase of treasury stock at cost for $397,000.

Results of Operations

Comparison of Fiscal Years Ended September 30, 2006, 2005, and 2004

Net income was $4.18 million ($1.38 per diluted share) for the year ended September 30, 2006 compared to $3.88 million ($1.27 per diluted share) for fiscal 2005 and $4.32 million ($1.40 per diluted share) for fiscal 2004. Fiscal 2006 results include a $318,000 extraordinary gain which was recorded in the fourth quarter. The gain was related to insurance proceeds received from the destructive fire that devastated the Bank's Carnegie Branch location in October 2005. While the insurance proceeds were reinvested in the construction of the new Carnegie Branch location, the proceeds, net of the book value of the associated assets at the time of the fire, were recorded as a gain in accordance with accounting literature. There were no extraordinary items recorded in fiscal 2005 and fiscal 2004. Income from continuing operations for the fiscal year ended September 30, 2006 was $3.87 million ($1.28 per diluted share) compared to $3.88 million ($1.27 per diluted share) for the fiscal year ended September 30, 2005 and $4.32 million ($1.40 per diluted share) for the fiscal year ended
September 30, 2004. Factors contributing to the decrease in net income from continuing operations from fiscal 2005 include a decrease in net interest income of $282,000 or 2.04% which offset an increase in other income of $45,000, or 1.19%, a decrease in the provision for income taxes of $160,000, or 16.00%, and a decrease in other expenses of $67,000, or .55%.

--------------------------------------------------------------------------------
52      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Interest Rate Spread

The Bank's interest rate spread, the difference between yields on interest earning assets and the cost of funds, decreased to 2.03% on a tax-equivalent basis in fiscal 2006 from 2.26% in fiscal 2005. The tax-equivalent spread was 2.31% in fiscal 2004. The following table shows the average tax-equivalent yields earned on the Bank's interest earning assets and the average rates paid on its interest bearing liabilities for the periods indicated, the resulting interest rate spreads, and the net yields on interest earning assets.

                                                                      Fiscal Years Ended September 30,
                                                                 2006               2005                2004
--------------------------------------------------------------------------------------------------------------
Average yield on:
     Mortgage loans                                              5.88 %             6.00 %              6.37 %
     Mortgage-backed securities and
         collateralized mortgage obligations                     4.33               3.94                3.53
     Installment loans                                           6.25               5.90                5.96
     Commercial business loans and leases                        8.54               6.29                5.83
     Interest earning deposits with other institutions,
         investment securities, and FHLB stock(1)                5.21               4.66                4.41
--------------------------------------------------------------------------------------------------------------
Total interest earning assets                                    5.62               5.17                5.06
--------------------------------------------------------------------------------------------------------------
Average rates paid on:
     Deposits                                                    2.76               2.12                2.09
     Borrowed funds                                              4.81               4.08                3.84
--------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                               3.59               2.91                2.75
--------------------------------------------------------------------------------------------------------------
Average interest rate spread                                     2.03 %             2.26 %              2.31 %
=============================================================================================================-
Net yield on interest earning assets                             2.12 %             2.34 %              2.39 %
==============================================================================================================

(1) Interest income on tax-exempt investments has been adjusted for federal income tax purposes using a rate of 34%.

Interest Income on Loans

Interest income on loans increased by $5.6 million or 29.6% to $24.4 million in fiscal 2006 as compared to fiscal 2005. The increase primarily reflects both an increase in the average size of the loan portfolio and an increase in the average yield earned on the loan portfolio. The average size of the loan portfolio increased from an average balance of $314.2 million in fiscal 2005 to $396.5 million in fiscal 2006. The increase in the average balance of the loan portfolio is primarily attributed to a record high level of residential mortgage loan originations in fiscal 2006.

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

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            53

Interest Income on Mortgage-Backed Securities

Interest income on mortgage-backed securities decreased by $333,000 or 6.2% to $5.1 million in fiscal 2006 from $5.4 million in fiscal 2005. The decrease reflects a decrease in the average balance of mortgage-backed securities held, partially offset by an increase in the yield earned on these securities in fiscal 2006. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, decreased from $136.8 million in fiscal 2005 to $116.8 million in fiscal 2006. The yield earned on mortgage-backed securities is affected, to some degree, by the repayment rate of loans underlying the securities. Premiums or discounts on the securities, if any, are amortized to interest income over the life of the securities using the level yield method. During periods of falling interest rates, repayments of the loans underlying the securities generally increase, which shortens the average life of the securities and accelerates the amortization of the premium or discount. Falling rates, however, also tend to increase the market value of the securities. A rising rate environment generally causes a reduced level of loan repayments and a corresponding decrease in premium/discount amortization rates. Rising rates generally decrease the market value of the securities.

Interest income on mortgage-backed securities increased $947,000 or 21.3% to $5.4 million in fiscal 2005 from $4.4 million in fiscal 2004. The increase reflects both an increase in the average balance of mortgage-backed securities held, as well as an increase in the yield earned on these securities in fiscal 2005. The average balance of mortgage-backed securities held, including mortgage-backed securities available for sale, increased from $125.9 million in fiscal 2004 to $136.8 million in fiscal 2005.

Interest Income on Investments

Interest income on investments (including those available for sale), which includes interest earning deposits with other institutions and FHLB stock, was $7.9 million in fiscal 2006, compared to $7.4 million in fiscal 2005. The fiscal 2006 results reflect a decrease in the average balance of such investments to $167.9 million in fiscal 2006 as compared to $177.6 million in fiscal 2005, partially offset by an increase in the average tax-equivalent yield earned in fiscal 2006 as compared to fiscal 2005.

Interest income on investments was $7.4 million in fiscal 2005 compared to $7.5 million in fiscal 2004. The fiscal 2005 results reflect a decrease in the average balance of such investments to $177.6 million in fiscal 2005 as compared to $192.9 million in fiscal 2004, partially offset by an increase in the average tax-equivalent yield earned in fiscal 2005 as compared to fiscal 2004.

Interest Expense on Deposits

Interest on deposits increased $3.2 million or 41.3% to $10.9 million in fiscal 2006 from $7.7 million in fiscal 2005. The increase reflects both an increase in the average balance of deposits, as well as an increase in the average rate paid on deposits in fiscal 2006, as compared to fiscal 2005.

Interest on deposits increased $75,000 or 1.0% to $7.7 million in fiscal 2005 from $7.6 million in fiscal 2004. The increase reflects an increase in the average rate paid on deposits in fiscal 2005, as compared to fiscal 2004, partially offset by a decrease in the average balance of deposits in fiscal 2005.

--------------------------------------------------------------------------------
54      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Interest Expense on Short-Term Borrowings

Interest expense on short-term borrowings (including FHLB "RepoPlus" advances, FHLB revolving line of credit, federal funds purchased, and treasury, tax and loan notes) increased $2.2 million or 87.8% to $4.7 million in fiscal 2006 compared to fiscal 2005. The increase reflects both a higher level of average short-term borrowing in fiscal 2006 and an increase in the cost of these funds. The Bank continues to use short-term borrowings as cost effective sources of funding in fiscal 2006.

Interest expense on short-term borrowings increased $1.8 million or 242.5% to $2.5 million in fiscal 2005 compared to $732,000 in fiscal 2004. The increase reflects both a higher level of average short-term borrowing in fiscal 2005 and an increase in the cost of these funds.

Interest Expense on Securities Sold Under Agreement to Repurchase

Interest expense on securities sold under agreement to repurchase (including retail and structured borrowings) increased $1.2 million or 932.1% to $1.4 million in fiscal 2006 compared to fiscal 2005. The increase reflects both a higher level of average securities sold under agreement to repurchase in fiscal 2006 and an increase in the cost of these funds.

Interest expense on securities sold under agreement to repurchase increased $74,000 or 129.8% to $131,000 in fiscal 2005 compared to $57,000 in fiscal 2004.
The increase reflects both a higher level of average securities sold under agreement to repurchase in fiscal 2005 and an increase in the cost of these funds.

Interest Expense on Long-Term Debt

Interest expense on long-term debt (including FHLB fixed rate advances, and "Convertible Select" advances ) decreased $818,000 or 12.0% to $6.0 million in fiscal 2006, compared to $6.8 million in fiscal 2005. The decrease reflects a decrease in the average balance of long-term debt, partially offset by an increase in the cost of these borrowings.

Interest expense on long-term debt decreased $265,000 or 3.7% to $6.8 million in fiscal 2005 compared to fiscal 2004. The decrease reflects a decrease in the average balance of long-term debt, as well as a slight decrease in the cost of these borrowings.

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

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            55

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

The provision for loan losses was $600,000 for the fiscal years ended September 30, 2006 and 2005. The provision for loan losses was $275,000 for the fiscal year ended September 30, 2004. The provisions reflect management's evaluation of the loan portfolio, current economic conditions, and other factors as described below. The allowance increased from $2.60 million at September 30, 2005 to $2.92 million at September 30, 2006. Loan charge-offs, net of recoveries, were $279,000 in fiscal 2006 compared to $613,000 in fiscal 2005 and $757,000 in fiscal 2004. The balance of non-performing loans has increased at September 30, 2006 compared to September 30, 2005.

The allowance for loan losses is maintained at a level that represents management's best estimate of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

Other Income

Fidelity's non-interest or total other income increased by $45,000 or 1.2% to $3.83 million in fiscal 2006 compared to $3.79 million in fiscal 2005. Other income increased by $21,000 or .6% to $3.79 million in fiscal 2005 as compared to $3.78 million in fiscal 2004.

Included in non-interest income is service fee income on loans and late charges of $294,000, which decreased by $69,000 in fiscal 2006. These fees were relatively unchanged in fiscal 2005 over the prior year. Fiscal 2006 results include decreases in late charges on loans and title insurance fees.

The Company recorded net gains on sales of securities of $552,000, $566,000 and $639,000 in fiscal 2006, 2005 and 2004, respectively. The Company recorded net gains on available-for-sale securities of $600,000 and net losses on held-to maturity securities of $48,000 during fiscal 2006. Sales during fiscal years 2005 and 2004 were made from the available-for sale category only. The sales reflected normal efforts to reposition portions of the portfolio at various times during the years to reflect changing economic conditions, changing market conditions and to carry out asset/liability management strategies. Included in the above amounts are losses resulting from the write-down of investments in equity securities for declines in value that are considered other-than-temporary of $43,000 in fiscal year 2005. There were no similar write-downs in fiscal years 2006 or 2004.

Gain on sale of loans was $49,000, $36,000, and $47,000 in fiscal years 2006, 2005 and 2004, respectively. In fiscal 2001, the Company began a program to sell, servicing released, a portion of the fixed-rate, first mortgage residential loans originated. This program is intended to allow the Company to offer competitive market rates on loans, while not retaining in portfolio some loans that may not fit the current asset/liability strategy. In addition, such loans can generally be sold at a profit when a commitment to sell is locked in when the application is taken. In addition, the Company sells a portion of the loans originated under low-income housing programs in which it participates in the Pittsburgh area.

Deposit service charges and fee income was $1.37 million, $1.40 million, and $1.39 million, in fiscal 2006, 2005

--------------------------------------------------------------------------------
56      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary
and 2004, respectively. Fiscal 2006 results include a decrease in service charge fees on savings and checking accounts, partially offset by an increase in fees related to returned checks. The increase in fiscal 2005 is primarily attributed to a slight increase in service charge fees on savings and checking accounts and fees related to returned checks.

Automated teller machine (ATM) fees were $586,000, $548,000, and $491,000 in fiscal years 2006, 2005, and 2004, respectively. The increase in fiscal 2006 and 2005 is primarily attributed to an increase in the interchange fees earned on debit card transactions.

Non-insured investment product income was $414,000, $376,000, and $309,000 in fiscal years 2006, 2005, and 2004, respectively. The increase in fiscal 2006 and 2005 is primarily attributed to an increase in the commissions earned on the sales of these products.

Other operating income includes miscellaneous sources of income, which consist primarily of earnings on bank-owned life insurance, fees from the sale of cashiers checks and money orders, and safe deposit box rental income. Such income amounted to $565,000, $498,000, and $531,000 in fiscal 2006, 2005, and
2004, respectively. Fiscal 2006 results were attributed to increases in the profit on sale of fixed assets. Also, fiscal 2006 results included recoveries relating to a customer check kiting fraud loss discovered in March 2005 attributable to one business customer. The decrease in fiscal 2005 primarily reflects decreases in the profit on sale of fixed assets.

Other Expenses

Other expenses decreased $67,000 or .6% to $12.1 million in fiscal 2006 and increased $678,000 or 5.9% to $12.2 million in fiscal 2005, from $11.5 million in fiscal 2004. The lower level of other expenses in fiscal 2006 compared to fiscal 2005 is primarily attributable to the fiscal 2005 loss of $430,000 due to customer fraud.

Compensation, payroll taxes and fringe benefits, the largest component of operating expenses, increased $408,000 or 5.5% to $7.8 million in fiscal 2006, and increased $324,000 or 4.6% to $7.4 million in fiscal 2005 over the respective prior years. Factors contributing to the increase in fiscal 2006 were normal salary increases, increases in the cost of health insurance, increased director fees, increased payroll taxes, and increased training expenses, partially offset by decreases in personnel expense and officer's expense. Factors contributing to the increase in fiscal 2005 were normal salary increases for employees, increases in the cost of health insurance, increased retirement costs, increased payroll taxes, and increased training expenses.

Office occupancy and equipment expense increased $72,000 or 6.7% to $1.15 million in fiscal 2006 and increased $52,000 or 5.1% to $1.08 million in fiscal 2005 over the respective prior years. The increase in fiscal 2006 reflects increases in furniture, fixtures and equipment expense, utility expense, rent expense and real estate taxes paid on office buildings, partially offset by a decrease in office repairs and maintenance expense. The increase in 2006 is also due to the opening of the new Carnegie branch. The increase in fiscal 2005 primarily reflects an increase in office repairs and maintenance expense and furniture, fixtures and equipment expense.

Depreciation and amortization decreased $65,000 or 9.0% to $661,000 in fiscal 2006 and decreased $32,000 or 4.2% to $726,000 in fiscal 2005 over the respective prior years. The decrease in depreciation in fiscal 2006 reflects equipment becoming fully depreciated, partially offset by depreciation on additions in fiscal 2006. The result in fiscal 2005 reflects equipment becoming fully depreciated, partially offset by depreciation on additions in fiscal 2005.

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            57

The Bank recorded net losses on the sales of and writedowns of foreclosed real estate of $58,000 in fiscal year 2006 and recorded net gains of $103,000 and $78,000 in fiscal years 2005 and 2004, respectively. The results reflect the costs associated with the holding and disposition of properties during the periods. At September 30, 2006, the Bank had seven single-family residential properties, six of which were owned by the same borrower as investment properties, and two commercial real estate property classified as foreclosed real estate.

Intangible amortization was $40,000, $46,000, and $52,000 in fiscal years 2006, 2005 and 2004, respectively. The results reflect the amortization of the intangibles generated by the acquisitions of Pennwood Bancorp, Inc. in July 2000, Carnegie Financial Corporation in February 2002, and First Pennsylvania Savings Association in December 2002, on an accelerated basis over ten years.

Advertising expense was $360,000, $340,000, and $350,000 in fiscal years 2006, 2005, and 2004, respectively. The Company strives to market its products and services in a cost effective manner and incorporates a market segmentation strategy in its business plan to effectively manage its advertising dollars.

Professional fees were $267,000, $244,000, and $344,000 in fiscal years 2006, 2005, and 2004, respectively. Professional fees include legal fees, audit fees, and supervisory examination and assessment fees. The increase in fiscal 2006 is primarily attributed to an increase in legal fees, partially offset by a decrease in audit fees. The decrease in fiscal 2005 includes a decrease in legal fees.

Included in fiscal 2005 results is a pre-tax charge of $430,000 related to a customer check kiting fraud loss attributable to one business customer. While a portion or all of the loss may ultimately be recovered, the customer was unable to provide restitution or adequate collateral at that time; however, as of September 30, 2006 approximately $27,000 has been recovered and included in other income.

Other operating expenses, which consist primarily of check processing costs, bank service charges, and other administrative expenses, amounted to $1.55 million in fiscal 2006, $1.71 million in fiscal 2005, and $1.72 million in fiscal 2004. Significant variations in fiscal 2006, compared to fiscal 2005, include decreases in consulting fees, and losses sustained from ATM disputes, partially offset by increases in checking account charge-offs and losses sustained from branch robberies. Significant variations in fiscal 2005, compared to fiscal 2004, include increases in check printing charges, consulting fees, construction loan inspection fees, stationery and supplies expense, and losses sustained from ATM disputes, partially offset by decreases in bank service charges, checking account charge-offs, ATM network fees, and losses sustained from branch robberies.

The FDIC has adopted a new risk-based deposit insurance assessment system that will require all FDIC-insured institutions to pay quarterly premiums beginning in 2007. Annual premiums will range from 5 and 7 basis points for well-capitalized banks with the highest examination ratings to up to 43 basis points for undercapitalized institutions. The Bank will be able to offset the premium with an estimated assessment credit of $420,000 for premiums paid prior to 1996.

--------------------------------------------------------------------------------
58      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

Income Taxes

The Company generated taxable income and, as a consequence, recorded tax provisions of $840,000, $1.00 million, and $1.02 million for fiscal 2006, 2005 and 2004, respectively. These changes reflect the difference in the Bank's profitability for the periods as well as differences in the effective tax rate, which was 17.8%, 20.5%, and 19.0% for fiscal 2006, 2005 and 2004, respectively.

The difference between the Company's effective tax rate and the statutory rate is primarily attributable to the Bank's tax-exempt income. Tax-exempt income includes income earned on certain municipal investments that qualify for state and/or federal income tax exemption; income earned by the Bank's Delaware subsidiary which is not subject to state income tax, and earnings on Bank-owned life insurance policies which are exempt from federal taxation. State and federal tax-exempt income for fiscal 2006 was $8.0 million and $1.8 million, respectively, compared to $8.4 million and $1.7 million, respectively, for fiscal 2005, and $8.4 million and $2.0 million, respectively, for fiscal 2004.

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

--------------------------------------------------------------------------------
        Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary            59

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

--------------------------------------------------------------------------------
60      Annual Report 2006 o Fidelity Bancorp, Inc. and Subsidiary

--------------------------------------------------------------------------------
                            CAPITAL STOCK INFORMATION
--------------------------------------------------------------------------------

STOCK INFORMATION

The following table sets forth for each quarter of fiscal 2006 and 2005 the high and low prices as reported on the NASDAQ Global Market System and the dividends declared per common share. Amounts shown have been adjusted to reflect the 10% stock dividend paid in May 2005.


                                          Stock Price               Dividends
--------------------------------------------------------------------------------
   Quarter Ended:                        High      Low            Cash     Stock
--------------------------------------------------------------------------------
   September 30, 2006                   $19.95    $17.13          $.14      --
   June 30, 2006                         20.02     17.74           .14      --
   March 31, 2006                        20.17     18.37           .13      --
   December 31, 2005                     20.90     18.04           .13      --
--------------------------------------------------------------------------------
   September 30, 2005                   $21.45    $18.05          $.13      --
   June 30, 2005                         23.00     19.40           .13      10%
   March 31, 2005                        22.60     20.73           .109     --
   December 31, 2004                     23.17     19.77           .109     --
--------------------------------------------------------------------------------

As of September 30, 2006, Fidelity Bancorp, Inc. had 2,960,496 shares of stock outstanding and approximately 1,000 stockholders, including beneficial owners whose stock is held in nominee name.



                COMMON STOCK MARKET MAKERS

                NASDAQ Global Market:
                    Common Stock
                    Symbol FSBI


                Market Makers

                Parker/Hunter, Inc.
                600 Grant Street, 31st Floor
                Pittsburgh, Pennsylvania 15219 -- (800)441-1514

                Ryan, Beck & Co.
                18 Columbia Turnpike
                Florham, New Jersey 07932 -- (800) 342-2325

                Sandler O'Neill & Partners, LP
                919 Third Avenue, 6th Floor
                New York, New York 10022 -- (800)635-6872

--------------------------------------------------------------------------------
           Annual Report 2006 - Fidelity Bancorp, Inc. and Subsidiary         61

--------------------------------------------------------------------------------
                             CORPORATE INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING -- The annual meeting of the stockholders will be held at 5:00 p.m., on February 13, 2007 at the Perrysville Office of the Bank at 1009 Perry Highway, Pittsburgh, Pennsylvania. Stockholders are encouraged to attend.

ANNUAL REPORT ON FORM 10-K -- A copy of Fidelity Bancorp, Inc.'s Annual Report on Form 10-K is available without charge to stockholders upon written request. Requests should be addressed to Investor Relations at the Company's headquarters. Also, periodic reporting documents filed with the Securities and Exchange Commission can be found on the Company's website: www.fidelitybancorp.pa.com.

INVESTOR RELATIONS -- Analysts, investors, stockholders and others seeking financial information are asked to contact Annie G. McGrath, Corporate Secretary, at the Company's headquarters. Requests for all other information should be addressed to Investor Relations at the Company's headquarters.

STOCK TRANSFER/ADDRESS CHANGES -- The Transfer Agent and Registrar of Fidelity Bancorp, Inc. is Registrar and Transfer Company. Questions regarding transfer of stock, address changes or lost certificates should be directed to Investor Relations at the Company's headquarters or the transfer agent, Registrar and Transfer Company.

DIVIDEND REINVESTMENT PLAN INFORMATION -- The Fidelity Bancorp, Inc. Dividend Reinvestment Plan enables shareholders of common stock to reinvest quarterly dividends for the purchase of additional shares. Registered holders who enroll in this plan may also make optional cash purchases of additional shares of stock conveniently and without paying brokerage commissions or service charges. A brochure describing the plan and an application to participate may be obtained from Investor Relations.

--------------------------------------------------------------------------------

INVESTOR RELATIONS                  DIVIDEND REINVESTMENT              FINANCIAL INFORMATION
Annie G. McGrath                    PLAN INFORMATION                   Lisa L. Griffith, CPA
Fidelity Bancorp, Inc.              Investor Relations                 Chief Financial Officer
1009 Perry Highway                  Fidelity Bancorp, Inc.             Fidelity Bancorp, Inc.
Pittsburgh, Pennsylvania 15237      1009 Perry Highway                 1009 Perry Highway
(412) 367-3300, x3139               Pittsburgh, Pennsylvania 15237     Pittsburgh, Pennsylvania 15237
                                    (412) 367-3300, x3139              (412) 367-3300, x3180
TRANSFER AGENT
Registrar and Transfer Company                                         ANNUAL REPORT ON FORM 10-K
10 Commerce Drive                                                      Investor Relations
Cranford, New Jersey 07016                                             Fidelity Bancorp, Inc.
(800) 866-1340                                                         1009 Perry Highway
                                                                       Pittsburgh, Pennsylvania 15237
                                                                       (412) 367-3300, x 3139
                                                                       or
                                                                       www.fidelitybancorp-pa.com


--------------------------------------------------------------------------------
62         Annual Report 2006 - Fidelity Bancorp, Inc. and Subsidiary

--------------------------------------------------------------------------------
                             FIDELITY BANCORP, INC.
--------------------------------------------------------------------------------

                                          Corporate Headquarters
                      1009 Perry Highway, Pittsburgh, Pennsylvania 15237 - (412) 367-3300
                            FAX (412) 364-6504 - E-Mail: IR@fidelitybancorp-pa.com

                                              BOARD OF DIRECTORS
                                              ------------------

J. ROBERT GALES                 DONALD J. HUBER             OLIVER D. KEEFER           RICHARD G. SPENCER, CPA
   President                       President                     Owner                        President
J.R. Gales & Associates        Allegheny Plywood            Ralph E. Lane, P.C.        Chief Executive Officer
                                   Partner
  CHRISTOPHER S. GREEN          APCO Management            CHARLES E. NETTROUR            JOANNE ROSS WILDER
    Managing Partner                                        Retired President                 Attorney
  Green & Bridges, LLP         ROBERT F. KASTELIC         Martin & Nettrour, Inc.        Wilder & Mahood, P.C.
Registered Representative      Retired President            Retirement Designs
Select Financial Group, LLC       X-Mark/CDT                  Unlimited, Inc.             WILLIAM L. WINDISCH
                                                                                              Chairman


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

                                                  SPECIAL COUNSEL
                                                 ------------------
                                              MALIZIA SPIDI & FISCH, PC
                                        901 New York Avenue, Suite 210 East
                                                Washington, DC 20001

                                               INDEPENDENT REGISTERED
                                               PUBLIC ACCOUNTING FIRM
                                               ----------------------
                                              BEARD MILLER COMPANY LLP
                                          1001 Village Run Road, 3rd Floor
                                                   P.O. Box 101086
                                           Pittsburgh, Pennsylvania 15237


--------------------------------------------------------------------------------
           Annual Report 2006 - Fidelity Bancorp, Inc. and Subsidiary         63

--------------------------------------------------------------------------------
                                 FIDELITY BANK
--------------------------------------------------------------------------------


                                BANK HEADQUARTERS

       1009 Perry Highway, Pittsburgh, Pennsylvania 15237 - (412) 367-3300

               FAX (412) 364-6504 - E-Mail:IR@fidelitybank-pa.com



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

                                                  OFFICERS
                                             ------------------

   RICHARD G. SPENCER, CPA                   RAYMOND P. FEDORKO                       GEORGE R. HARRIS
         President                             Vice President                      Assistant Vice President
   Chief Executive Officer                    Financial Advisor                   Business Development Officer

     MICHAEL A. MOONEY                        MARK A. KAPPELER                       CHRISTINE J. HOFFMAN
   Executive Vice President                    Vice President                      Assistant Vice President
    Chief Lending Officer                     Consumer Lending                           Operations

     ANNIE G. MCGRATH                         LYNNE A. MANSKI                           NEAL H. JACKSON
    Corporate Secretary                        Vice President                       Assistant Vice President
                                                 Marketing                         Business Development Officer
   RICHARD L. BARRON
   Senior Vice President                      LISA M. McQUADE                         LISA M. KOOKER
     Human Resources                           Vice President                      Assistant Vice President
    Assistant Secretary                    Commercial Loan Officer                   Commercial Lending

    LISA L. GRIFFITH, CPA                     LINDA D. METZMAIER                      RICHARD W. NAGEL
    Senior Vice President                       Vice President                    Assistant Vice President
   Chief Financial Officer                 Internal Audit/Compliance            Business Development Officer
        Treasurer
                                              JAMES D. PATERSON                         DONNA M. TILL
     SANDRA L. LEE                              Vice President                    Assistant Vice President
   Senior Vice President                Chartered Financial Consultant                  Branch Manager
       Operations
                                                HUDSON W. STONER                     BERNARD T. UHRINEK
     ANTHONY F. ROCCO                            Vice President                   Assistant Vice President
    Senior Vice President                      Commercial Lending                      Data Processing
     Community Banking
                                                ERNEST D. BARKER                      MARCIA RIMER WOOD
    KAREN W. CARTWRIGHT                      Assistant Vice President             Assistant Vice President
      Vice President                       Business Development Officer         Business Development Officer
    Financial Consultant/
    Registered Principal                       CHAD P. COBLITZ, CPA                     LINDA M. YON
                                             Assistant Vice President             Assistant Vice President
    LEONARD T. CONLEY                               Accounting                  Business Development Officer
     Vice President
   Residential Lending                           LISA D. DILLION
                                             Assistant Vice President
                                           Business Development Officer


--------------------------------------------------------------------------------
64         Annual Report 2006 - Fidelity Bancorp, Inc. and Subsidiary